Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259251

NON-BINDING ENGLISH TRANSLATION

This document has neither been reviewed nor approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, the “BaFin”). In connection with Acorn HoldCo, Inc.’s (the “Bidder”) voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) pursuant to the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – WpÜG), the Bidder filed a German language exchange offer document with BaFin, which publication was approved by BaFin on November 11, 2021 (the “Offer Document”). The Offer Document and a non-binding English translation thereof, which was neither reviewed nor approved by BaFin, were published by the Bidder on November 12, 2021 and are available, alongside other information relating to the Offer, on the following website: www.acorn-offer.com. This document and the non-binding English translation of the Offer Document are identical in all substantive respects, except that the prospectus annex of the Offer Document included as Annex 3 herein does not include (i) ADTRAN, Inc.’s balance sheet as of December 31, 2018 or (ii) the report required by paragraph 20.2 of Annex I of Commission Regulation (EC) No 809/2004 with respect to the section entitled “Pro Forma Condensed Combined Financial Information.” These modifications do not affect the Offer Document under which the offer is being made. Where this document makes reference to its publication pursuant to the German Takeover Act or that its publication has been approved by BaFin, such reference shall be deemed to relate to the Offer Document only.

Mandatory publication pursuant to

Sections 34, 14 paras. 2 and 3 of the German Securities Acquisition and Takeover Act

(Wertpapiererwerbs- und Übernahmegesetz – WpÜG)

Shareholders of ADVA Optical Networking SE, in particular those who have their place of residence, incorporation, or habitual abode in the United States of America or elsewhere outside the Federal Republic of Germany, the Member States of the European Union and the European Economic Area, should pay particular attention to the information contained in Section 1 (General information on the takeover offer), and Section 6.1 (Possible future acquisition of Target Shares) of the Offer Document.

OFFER DOCUMENT

VOLUNTARY PUBLIC TAKEOVER OFFER

(EXCHANGE OFFER)

by

Acorn HoldCo, Inc.

Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, United States

to the shareholders of

ADVA Optical Networking SE

Maerzenquelle 1-3, 98617 Meiningen-Dreissigacker, Germany

for the acquisition of all non-par value bearer shares held by them in

ADVA Optical Networking SE

for

0.8244 common stocks of Acorn HoldCo, Inc.

in exchange for

one (1) share of ADVA Optical Networking SE

Acceptance Period: 12 November 2021 to 12 January 2022

24:00 hrs (Frankfurt am Main local time) / 18:00 hrs (New York local time)

ADVA Optical Networking SE Shares: ISIN DE0005103006

Tendered ADVA Optical Networking SE Shares: ISIN DE000A3MQBT1

Acorn HoldCo, Inc.: ISIN US00486H1059

1	GENERAL INFORMATION ON THE TAKEOVER OFFER	8
1.1	Legal basis	8
1.2	Special notice to Target Shareholders whose place of residence, incorporation, or habitual abode is in the United States or elsewhere outside of Germany, the Member States of the European Union and the European Economic Area	9
1.3	Publication of the decision to launch the Offer	9
1.4	Review of the Offer Document by BaFin	9
1.5	Publication and dissemination of the Offer Document	10
1.6	Acceptance of the Offer outside Germany	11
2	INFORMATION REGARDING THE STATEMENTS CONTAINED IN THE OFFER DOCUMENT	11
2.1	General	11
2.2	Status and sources of the information contained in the Offer Document	12
2.3	Forward-looking statements and intentions	12
2.4	No updates	13
3	SUMMARY OF THE OFFER	13
4	OFFER	18
5	ACCEPTANCE PERIOD	19
5.1	Duration of the Acceptance Period	19
5.2	Extension of the Acceptance Period	19
5.3	Additional Acceptance Period	19
6	DESCRIPTION OF THE BIDDER AND ITS SHAREHOLDER STRUCTURE	20
6.1	General Information on the Bidder	20
6.2	General information about ADTRAN	20
6.3	Legal basis of the Bidder and the structure of the Business Combination	22
6.4	The Bidder Shares	26
6.5	Shareholder structure of the Bidder	27
6.6	Further information on the Bidder and ADTRAN in Annex 3	28
6.7	Persons acting jointly with the Bidder	28
6.8	Target Shares currently held by the Bidder or by persons acting jointly with the Bidder and their subsidiaries; attribution of voting rights	28
6.9	Information about securities acquisitions	28
6.10	Irrevocable Undertaking	28
6.11	Possible future acquisitions of Target Shares	29
7	DESCRIPTION OF TARGET	29
7.1	Legal basis, capital and shareholder structure	29
7.2	Authorized Capital 2019/I	30
7.3	Conditional Capital 2011/I and the Stock Option Program	30
7.4	Business activities of the Target Group	31
7.5	Boards	32
7.6	Persons acting jointly with Target	32
7.7	Information on the statements of the Management Board and the Supervisory Board	32
8	BACKGROUND OF THE OFFER	32
8.1	Negotiations between the Bidder, ADTRAN and the Target	32
8.2	Economic and strategic background of the Transaction	32
8.3	Business Combination Agreement between ADTRAN, the Target and the Bidder	33
9	INTENTIONS OF THE BIDDER AND ADTRAN	34
9.1	Intentions of the Bidder and ADTRAN with regard to the Target	34
9.2	Intentions of the Bidder and ADTRAN with respect to the Bidder	38
9.3	Intentions of the Bidder and ADTRAN with respect to ADTRAN	39

2

3

19	NO MANDATORY OFFER	82
20	TAXES	82
21	PUBLICATIONS AND NOTIFICATIONS	83
22	GOVERNING LAW AND JURISDICTION	84
23	DECLARATION OF ASSUMPTION OF RESPONSIBILITY	84

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TABLE OF ANNEXES

Annex 1 Persons acting jointly with the Bidder	87
Annex 2 Direct and indirect subsidiaries of the Target	89
Annex 3 Section 2 no. 2 of the WpÜG-Offer Regulation in conjunction with Article 1 para. 4 lit. f) Prospectus Regulation and in conjunction with the respective specifications in the Delegated Regulation	90
Annex 4 ADTRAN Trading Data	91

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LIST OF DEFINITIONS

A
Acceptance Period	52
Accepting Target Shareholders	47
Additional Acceptance Period	52
ADTRAN	45
ADTRAN Anchor Shareholders	54
ADTRAN Average Daily Trades	76
ADTRAN Average Daily Value Traded	76
ADTRAN Shares	53
ADTRAN Special Stockholders’ Meeting	56
ADTRAN Stockholders’ Approval Business Combination	56
AktG	45
AWG	83
AWV	83

B
BaFin	42
Banking Day	44
Bidder	41
Bidder Share/ADTRAN Share Ratio	75
Bidder Shareholders	30
Bidder Shares	41
Bloomberg	54
BMWi	84
Bundeskartellamt	83
Business Combination	53
Business Combination Agreement	66

C
Central Registration Agent	30
Central Settlement Agent	13
CFIUS	84
Clearstream	50
CMA	74
Combined Group	105
Competing Offer	52
Conditional Capital 2011/I	63
Custodian Bank	44

D
Declaration of Acceptance	92
Delegated Regulation	41
DOJ	83
DPLTA	70
DTC	59
Due Diligence Review	45
DVO	74

E
Early Commencement Rule	87
EBITDA	89
EDGAR	43
EGORA	61
EUR	44
Exchange Act	41
Exchange Ratio	51

Explanatory Financial Information	98
F
FATA	85
FIRB	85
Fractional Shares	51
Frankfurt Stock Exchange	41
Free Float Ratio	76
FTC	83

G
German Takeover Law	41
Germany	41
Governmental Authority	85
GWB	83

H
HSR Act	83

I
IASB	106
IDW	98
IFRS	42
Independent Expert	90
Irrevocable Undertaking	61
ISU	85

L
Law	85
Liquidity Reference Period	75

M
Management Board	63
MAR	48
Material Adverse Change	83
Material Compliance Violation	89
Maximum Number of Tendered Target Shares	96
Maximum Total Offer Consideration	97
Merger	56
Merger Sub	56
Minimum Acceptance Rate	88

N
Nasdaq	41
NS&I Act	85
Number of Bidder Shares	75
Number of Merger Bidder Shares	75
Number of Offer Shares	75

O
Offer	41
Offer Conditions	87
Offer Consideration	51
Offer Document	41
Offer Share/Bidder Share Ratio	75
Offer Shares	41
OLG Frankfurt-Ruling	74
Order	85

P
Pro-Forma Financial Information	98
Prospectus Regulation	41

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R
Registration Statement	41
Regulatory Conditions	91
Replacement Share Options	108

S
SEC	41
Securities Act	41
Spanish FDI Authority	85
Supervisory Board	63

T
Target	41
Target Group	45
Target Options	63
Target Shareholders	41
Target Shares	41

Tendered Target Shares	92
Three-Month Period	79
Three-Month VWAP	67
Three-Month VWAP ADTRAN	79

U
U.S.	41
U.S. GAAP	42
United States	41
USD	44

V
Value Trust	78

W
WpHG	48, 61
WpÜG	41
WpÜG-Offer Regulation	41

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1	GENERAL INFORMATION ON THE TAKEOVER OFFER

1.1	Legal basis

The offer (the “Offer) contained in this offer document (the “Offer Document”) by Acorn HoldCo, Inc., a corporation formed under the laws of Delaware, with its registered office in Wilmington, Delaware, United States of America (the “United States” or the “U.S. “), registered with the division of corporations of the state of Delaware, United States, under number 6141966, (the “Bidder”) is a voluntary public takeover offer (freiwilliges öffentliches Übernahmeangebot) in the form of an exchange offer to all shareholders of ADVA Optical Networking SE (the “Target Shareholders”), a European stock corporation (Societas Europaea) established under European and German law, with its registered office in Meiningen-Dreissigacker, Federal Republic of Germany (“Germany”), registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena under HRB 508155 (“Target”) for the acquisition of all non-par value bearer shares (ISIN DE0005103006) not directly held by the Bidder, including all ancillary rights, in particular the right to dividends, existing at the time of the settlement of the Offer (the “Target Shares”).

The Offer relates to all Target Shares not directly held by the Bidder and is a voluntary public offer to acquire securities in accordance with the German Securities Acquisition and Takeover Act (Wertpapiererwerbs und Übernahmegesetz – “WpÜG”) and the German Regulation on the Content of the Offer Document, the Consideration to be granted in Takeover Offers and Mandatory Takeover Offers and the Exemption from the Obligation to Publish and Launch an Offer (WpÜG-Angebotsverordnung – “WpÜG-Offer Regulation”, and together with the WpÜG, the “German Takeover Law”). The Offer is exclusively carried out in accordance with German Takeover Law and applicable provisions of the securities laws of the United States, including the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

Pursuant to applicable U.S. securities laws, including Section 5 of the Securities Act, and Rule 145 thereunder, the Bidder is required to file a registration statement on Form S-4 (the “Registration Statement”) with respect to the common stock of the Bidder offered as consideration in the Offer (the “Offer Shares”). The Offer may only be settled after the U.S. Securities and Exchange Commission (the “SEC”) declares the Registration Statement effective. Once the Bidder has satisfactorily addressed all SEC comments in one or more amendments to the Registration Statement, the Bidder may request effectiveness and the SEC will declare the Registration Statement effective. The Offer Shares will be fully fungible with the other common stock of the Bidder (the Offer Shares and the other common stock, the “Bidder Shares”), including with respect to dividend entitlements as well as voting rights. It is guaranteed that prior to the settlement of the Offer all Bidder Shares are admitted to trading on the Nasdaq Global Select Stock Market (the “Nasdaq”) and the regulated market segment of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) (the “Frankfurt Stock Exchange”) with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard).

Annex 3 contains information according to Section 2 no. 2 of the WpÜG-Offer Regulation in conjunction with Article 1 para. 4 lit. f) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing directive 2003/71/EC (the “Prospectus Regulation”) and in conjunction with the respective provisions of the Commission Delegated Regulation (EU) 2021/528 of 16 December 2020 supplementing the Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the minimum information to be provided to the public in the case of an exemption from the obligation to draw up a prospectus in connection with a takeover by way of an exchange offer, merger or division (the “Delegated Regulation”). Annex 3 forms an integral part of the Offer Document and should be read together with the main part of the Offer Document. In addition, it supplements the information provided in Section 6 of the Offer Document.

With the Offer, the Bidder does not submit a public offer pursuant to any laws other than the laws of Germany and the laws of the United States. Consequently, unless required by mandatory law, no other

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announcements have been made, and no other registrations, approvals, admissions or authorizations have been applied for or granted, in respect of the Offer Document and/or the Offer outside Germany or the United States (with respect to the publication and dissemination of the Offer Document please refer to Section 1.5 of the Offer Document). As a result, the Target Shareholders cannot rely on the application of foreign laws for investor protection.

1.2

Special notice to Target Shareholders whose place of residence, incorporation, or habitual abode is in the United States or elsewhere outside of Germany, the Member States of the European Union and the European Economic Area

The Offer is being made in the United States in reliance on, and in compliance with, applicable provisions of Section 14(e) and Regulation 14E of the Exchange Act. The Offer relates to shares in a European stock corporation (Societas Europaea) incorporated in Germany and governed by the laws of the European Union and Germany and is subject to the legal provisions of Germany regarding the implementation and disclosure requirements for such an offer, which differ substantially from the corresponding legal provisions of the United States. For example, certain financial information in the Offer Document has been determined in accordance with the International Financial Reporting Standards, as adopted by the European Union (the “IFRS”), and may therefore not be comparable to financial information relating to U.S. companies and other companies whose financial information is determined in accordance with the Generally Accepted Accounting Principles of the United States (the “U.S. GAAP”). Furthermore, the payment and settlement procedure with respect to the Offer will comply with the relevant German law rules, which differ from payment and settlement procedures customary in the United States, particularly with regard to the payment date of the consideration.

The receipt of the Offer Consideration (as defined in Section 4 of the Offer Document) may constitute a taxable transaction under applicable tax laws, including those of the country of residence, incorporation, or habitual abode of the relevant Target Shareholder. Target Shareholders are advised to consult an independent professional advisor without undue delay regarding the tax consequences of the acceptance of the Offer. Neither the Bidder nor any persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG nor any of its or their directors, officers or employees assume any responsibility for any tax consequences or liabilities of any person resulting from the acceptance of the Offer. The Offer Document does not contain any information in respect of overseas taxation.

1.3	Publication of the decision to launch the Offer

On August 30, 2021, the Bidder published its decision to launch the Offer in accordance with Section 10 para. 1 sentence 1 and para. 3 WpÜG. The publication and a non-binding English translation are available on the internet at https:// www.acorn-offer.com.

1.4	Review of the Offer Document by BaFin

The German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) (“BaFin”) has reviewed the German version of the Offer Document in accordance with the German Takeover Law and permitted its publication on 11 November 2021. The non-binding English translation of the Offer Document has not been subject to review by the BaFin.

This Offer is exclusively carried out in accordance with German law and certain applicable provisions of the securities laws of the United States (see Section 1.2 of the Offer Document). No registrations, admissions or approvals of the Offer Document and/or of the Offer have been made or granted under any laws other than the German laws and certain applicable securities laws of the United States and no other registrations, admission or approvals are contemplated. Aside from the Offer Document, no other documents form part of this Offer.

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1.5	Publication and dissemination of the Offer Document

Pursuant to Sec. 14 para 3 WpÜG, this Offer Document, the publication of which has been approved by BaFin on 11 November 2021, will be published on 12 November 2021 by way of (i) announcement in the German language on the internet at https://www.acorn-offer.com and (ii) keeping available copies of the Offer Document free of charge at BNP Paribas Securities Services S.C.A, Frankfurt Branch, Branch, Europa-Allee 12, 60327 Frankfurt am Main, Germany (the “Central Settlement Agent”, see Section 13.1 of the Offer Document) (requests stating the full postal address by fax to +49 69 1520 5277 or e-mail to frankfurt.gct.operations@bnpparibas.com).The announcement about keeping available copies of the Offer Document free of charge in Germany and the internet address, at which the publication of the Offer Document occurs, will be published on 12 November 2021 in the Federal Gazette (Bundesanzeiger). In addition, a non-binding English translation of the Offer Document, which has not been reviewed by BaFin, will be made available on the internet at https://www.acorn-offer.com.

Immediately after approval of the publication of the Offer Document by BaFin, the non-binding English translation of the Offer Document will be filed by the Bidder with the SEC and will be available electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The non-binding English translation of the Offer Document can be located on EDGAR at https://www.sec.gov/edgar/searchedgar/companysearch.html. On this website, search for “Acorn HoldCo, Inc.” under “company name.” The non-binding English translation of the Offer Document is also available on the internet at https://www.acorn-offer.com. In addition, the Settlement Agent keeping available copies of the non-binding English translation free of charge.

In addition, the U.S. Target Shareholders can request, free of charge, the delivery of the non-binding English translation of the Offer Document to the United States either through the aforementioned internet address or by contacting the Central Settlement Agent using the aforementioned contact details. The Bidder will also announce by way of an English language press release at which internet address the Offer Document is published. The aforementioned publications serve the purpose of complying with the mandatory provisions of the WpÜG and the Securities Act and the Exchange Act. In addition, in the United States, the Bidder has filed a Registration Statement with the SEC that includes a prospectus of the Bidder to be used in connection with the Offer made to U.S. Target Shareholders. After the Registration Statement is declared effective by the SEC, the prospectus will be available electronically through the SEC’s EDGAR system at https://www.sec.gov/edgar/searchedgar/companysearch.html.

Publications of the Offer Document other than those described above are not intended.

The Offer Document has been prepared without taking into account any particular person’s objectives, financial situation or needs. Therefore, Target Shareholders should, before acting based on the information contained in the Offer Document, consider such information with regard to their personal objectives, financial situation and needs as well as individual tax situation.

The Offer and the Offer Document shall not constitute the publication of an offer or an advertisement of an offer pursuant to laws and regulations of jurisdictions other than those of Germany, the Member States of the European Union, the European Economic Area, and the United States. In particular, the Offer Document, or any summary or excerpt thereof, shall not be directly or indirectly distributed, disseminated or circulated outside Germany, the Member States of the European Union and the European Economic Area, or the United States, if and to the extent such distribution, dissemination or circulation is not in compliance with applicable foreign regulations, or depends on the issuance of authorizations, compliance with official procedures or any other legal requirements, and such conditions are not satisfied. The Bidder has not permitted the dispatch, publication, distribution or dissemination of the Offer Document or other documents related to the Offer by third parties outside Germany, the Member States of the European Union and the European Economic Area and the United States. Therefore, custodian investment service providers may not publish, dispatch, distribute, or disseminate the Offer Document or other documents related to the Offer outside Germany, the Member States of the European Union and the European Economic Area and the United States unless in compliance with all applicable domestic and foreign statutory provisions. Neither the

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Bidder nor persons acting jointly with it within the meaning of Section 2 para. 5 WpÜG, nor their subsidiaries, are in any way responsible, nor do they assume liability, for the compliance of the dispatch, publication, distribution or dissemination of the Offer Document or other documents related to the Offer outside Germany, the Member States of the European Union and the European Economic Area, as well as the United States with the legal provisions applicable in these countries.

The Bidder makes the Offer Document available, upon request, to the respective custodian securities services companies that hold custody of the Target Shares (each, a “Custodian Bank”) for distribution to the Target Shareholders with domicile, registered office or habitual abode in Germany, the European Union, the European Economic Area and the United States only. The Custodian Banks may not otherwise publish, send, distribute or disseminate the Offer Document, unless this takes place in accordance with all applicable domestic and foreign legal provisions.

1.6	Acceptance of the Offer outside Germany

The acceptance of the Offer outside Germany and the United States may be subject to legal restrictions.

The Offer may be accepted by all domestic and foreign Target Shareholders (including those with domicile, registered office or habitual abode in Germany, the European Union, the European Economic Area and the United States) in accordance with the Offer Document and the relevant applicable legal provisions. Target Shareholders who come into possession of the Offer Document outside Germany, the Member States of the European Union and the European Economic Area or the United States and who wish to accept the Offer outside Germany, the Member States of the European Union and the European Economic Area or the United States and/or who are subject to statutory provisions other than those of Germany, the Member States of the European Union and the European Economic Area or the United States, are advised to inform themselves of, and if necessary seek counsel concerning, the relevant applicable statutory provisions and to comply with them. The Bidder and persons acting jointly with it within the meaning of Section 2 para. 5 WpÜG, assume no responsibility for acceptance of the Offer outside Germany, the Member States of the European Union and the European Economic Area and the United States being permissible under the relevant applicable statutory provisions.

Unless required by mandatory law, no action has been or will be taken in any jurisdiction other than Germany or the United States that would permit a public offering of the Offer Shares, or permit possession or distribution of the Offer Document or any advertising material relating to the Offer Shares, except as described in Section 1.5 of the Offer Document.

2	INFORMATION REGARDING THE STATEMENTS CONTAINED IN THE OFFER DOCUMENT

2.1	General

Except as otherwise stated, references to time in the Offer Document are references to local time in Frankfurt am Main, Germany. To the extent that expressions such as “currently”, “at the present time”, “at the moment”, “now”, “at present” or “today” are used in the Offer Document, they refer to the date of the publication of the Offer Document, i.e. 12 November 2021.

References in the Offer Document to a “Banking Day” refer to any day on which banks in Frankfurt am Main, Germany are open for general business.

The specification “EUR” relates to the Euro currency. The specification “USD” relates to the United States Dollar currency.

The Bidder has not authorized third parties to make statements about the Offer or the Offer Document. If third parties nevertheless make such statements, these shall be attributable neither to the Bidder nor to the persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG.

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2.2	Status and sources of the information contained in the Offer Document

Unless expressly noted otherwise, all information and statements on intentions and all other information in the Offer Document are based on the knowledge or the intention of the Bidder at the time of the publication of the Offer Document.

The information relating to the Target and its affiliates within the meaning of Sections 15 et seqq. of the German Stock Corporation Act (Aktiengesetz – “AktG”) (collectively the “Target Group”) contained in the Offer Document is based on certain publicly accessible sources of information (e.g. published annual financial statements, interim financial statements for the nine-month period ended 30 September 2021, press releases and analyst presentations) as available at the date of the publication of the Offer Document. In particular, the annual report of the Target for the financial year 2020 and the interim financial statements for the nine-month period ended 30 September 2021, which may be downloaded from the internet at https://www.adva.com/de-de/about-us/investors/financial-results, were used for preparation of the Offer Document. The Bidder did not verify the accuracy and completeness of this publicly accessible information.

Prior to its decision to launch the Offer, ADTRAN, Inc. (“ADTRAN”), the Bidder’s sole shareholder (see Section 6.5 of the Offer Document), and its advisors carried out a due diligence exercise relating to the Target Group (the “Due Diligence Review”). In the context of the Due Diligence Review, ADTRAN was granted access to certain documentation regarding the legal, financial and technical situation of the Target Group in a virtual data room beginning on 17 June 2021. In addition, certain employees and representatives of the Bidder and ADTRAN, as well as their advisors had several management meetings and expert sessions with representatives of the Target and also its advisors during August 2021. The Due Diligence Review was completed on 26 August 2021. In addition to the Due Diligence Review, the Target and its advisors also carried out a separate due diligence exercise relating to the Bidder and its affiliates within the meaning of Sections 15 et seqq. AktG.

Beyond the aforementioned due diligence and discussion with the management and advisors of the Target, the Bidder did not review all information independently. The Bidder cannot rule out that the information about the Target and the Target Group described in the Offer Document has changed since its publication.

2.3	Forward-looking statements and intentions

The Offer Document contains certain forward-looking statements. These statements are related to future events and contain expressions such as “expect”, “believe”, “anticipate”, “intend”, “seek”, “assume”, “would”, “consider” or similar expressions.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and involve known and unknown risks and uncertainties, many of which are beyond the Bidder’s control and beyond the control of the persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG and all of which are based on the Bidder’s and the persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG current opinions, intentions and expectations about future events. These forward-looking statements include all matters that are not historical facts. Forward-looking statements may, and often do, differ materially from actual results. No assurance can be given that such future expectations will be achieved.

These risks, uncertainties and assumptions include, but are not limited to, the acceptance of the Offer by Target Shareholders, obtaining of the requisite regulatory approvals required to complete the Offer, the timing of such approvals, the satisfaction of the other conditions to the settlement of the Offer, the timing of settlement of the Offer, and the impact of the announcement or settlement of the proposed transactions on the relationships of the Bidder and the Target, including with employees, suppliers and customers. In addition, there can be no assurance that the Offer will lead to the acquisition of the Target Shares. The forward-looking statements contained in the Offer Document may prove to be inaccurate, and future events and developments may differ materially from the forward-looking statements contained in the Offer Document. The Bidder and the persons acting jointly with the Bidder within the meaning of Section 2

12

para. 5 WpÜG expressly disclaim any obligation or undertaking to update these forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law (as described in Section 2.4 of the Offer Document).

It is possible that the Bidder may change its intentions and evaluations expressed in the Offer Document after the publication of the Offer Document.

2.4	No updates

The Bidder will only update the Offer Document (also with regard to any changed intentions of the Bidder) to the extent permissible and required under the WpÜG.

The Bidder will comply with its obligations under US securities laws to inform Target Shareholders of any material change in the information published, sent or given to security holders. The Bidder will also, as applicable, publish additional accompanying information regarding the Offer, which will be made available on the internet at https://www.acorn-offer.com, and will file such information in English on the SEC’s website under the link to the EDGAR system described in Section 1.3 of the Offer Document, as may be required by law. All of the information referred to in this paragraph will be published in German and a non-binding English translation.

3	SUMMARY OF THE OFFER

Note: The following summary contains an overview of certain information contained in the Offer Document. It is supplemented by the information and statements reflected elsewhere in the Offer Document and is to be read in connection with them. With regard to defined terms, the definitions contained in the Offer Document (in some cases set out further below) apply. This summary does not contain all information that could be relevant to the Target Shareholders. All Target Shareholders should therefore carefully read the entire Offer Document.

Bidder:	Acorn HoldCo, Inc. Corporation Trust Center 1209 Orange Street Wilmington, Delaware United States

Target:	ADVA Optical Networking SE Maerzenquelle 1-3, 98617 Meiningen-Dreissigacker Germany

Subject of the Offer:	Acquisition of all Target Shares not directly held by the Bidder, including all ancillary rights, in particular the right to dividends, existing at the time of the settlement of the Offer.

Offer Consideration:	0.8244 Offer Shares in exchange for one (1) Tendered Target Share (as defined under Section 13.2(b) of the Offer Document).

Issuance of Offer Shares:

Prior to the settlement of the Offer, the Bidder will be authorized to issue up to 200,000,000 Bidder Shares with a par value of USD 0,01 each. The issuance of the Offer Shares does not depend on further resolutions of the stockholders’ meeting of the Bidder or its board of directors. Based on resolution by the board of directors of the Bidder and the stockholders’ meeting of the Bidder, i.e. ADTRAN as its sole stockholder (regarding

13

these resolutions, see Section 6.4 of the Offer Document), adopted as part of the conclusion of the Business Combination Agreement (as defined in Section 8.3 of the Offer Document), the senior management team of the Bidder is authorized to distribute the respectively required number of Bidder Shares (up to 200,000,000 Bidder Shares) to the Target Shareholders that have accepted the Offer (“Accepting Target Shareholders”) upon settlement of the Offer (therefore Offer Shares) and, accordingly, to arrange for the booking of the Offer Shares into securities accounts of the Accepting Target Shareholders.

Acceptance Period:	12 November 2021 through 12 January 2022, 24:00 hrs (Frankfurt am Main local time) / 18:00 hrs (New York local time).

Additional Acceptance Period:	The Additional Acceptance Period (as defined in Section 5.3 of the Offer Document) will presumably begin on 18 January 2022 and end on 31 January 2022, 24:00 hrs (Frankfurt am Main local time) / 18:00 hrs (New York local time).

Offer Conditions:

The settlement of the Offer and the agreements which have been entered into as a result of the acceptance of the Offer are subject to the conditions subsequent set forth in Section 12.1 of the Offer Document which can be summarized as follows:

•  At the time of the expiration of the Acceptance Period the sum of the number of

–   Tendered Target Shares (as defined in Section 13.2(b) of the Offer Document) (including those Target Shares for which the acceptance of the Offer has been declared during the Acceptance Period (as defined in Section 5.2 of the Offer Document but only becomes effective after the end of the Acceptance Period by transferring the Target Shares to ISIN DE000A3MQBT1) for which the withdrawal right has not been validly exercised in accordance with this Offer Document;

–   Target Shares held directly by the Bidder or its subsidiaries or any other person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG;

–   Target Shares that are attributed to the Bidder or any of its subsidiaries in accordance with Section 30 WpÜG;

–   Target Shares for which the Bidder, any of its subsidiaries or any other person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG has entered into an agreement outside of this Offer, giving them the right to demand the transfer of title in such Target Shares;

(Target Shares that fall within the scope of several of the bullets above are counted only once) equals or is greater than 35,773,158 Target Shares (this corresponds to 70% of all Target Shares entitled to voting rights, issued as of 31 October 2021 ).

•  At the time of the expiry of the acceptance period

(a) the Registration Statement with respect to the Bidder Shares has been declared effective by the SEC; and

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(b) the Registration Statement is (i) not, or is no longer, subject to a stop order of the SEC pursuant to Section 8(d) of the Securities Act, or (ii) as notified to the Bidder by the SEC, not, or no longer, subject to proceedings initiated by the SEC with the aim of such a stop order.

•  After publication of the Offer Document and prior to the expiration of the Acceptance Period the ADTRAN Stockholders’ Approval Business Combination (as defined in Section 6.3.2(a) of the Offer Document) has been adopted at the ADTRAN Special Stockholders’ Meeting (as defined in Section 6.3.2(a) of the Offer Document) or at any adjournment or postponement thereof.

•  After publication of the Offer Document and until 12 January 2023 (including), the following regulatory approvals (each representing an independent condition) must have been granted:

–   The Business Combination (as defined in Section 6.1 of the Offer Document) has been approved by the competent merger control authorities in the United States by expiration or termination of the statutory waiting periods;

–   The Business Combination has been approved by the competent foreign direct investment authorities in the following jurisdictions or the respective statutory waiting periods in the following jurisdictions have expired, with the result that the Business Combination by this Offer may be completed: (i) Germany, (ii) United Kingdom, (iii) Australia, and (iv) United States.

•  After publication of the Offer Document, prior to the expiration of the Acceptance Period

–   no Target Material Adverse Change (as defined in Section 12.1.6 of the Offer Document) has occurred;

–   no Material Compliance Violation (as defined in Section 12.1.7 of the Offer Document) has occurred;

–   the Target shall not have issued any new shares and/or decreased its share capital as notified by the Target, in a corresponding notification of the total number of voting rights pursuant to Section 41 (1) of the German Securities Trading Act (“WpHG”), in each case in an amount of shares representing more than 1% of the Target’s share capital as (the issuance of shares upon exercised of vested equity awards are exempted);

–   shall not have published any announcement pursuant to Art. 17 of the Regulation (EU) No 596/2014 (“MAR”) or any other announcement on the Target’s website disclosing that it has lost half or more of its share capital;

–   the Target must not have published any announcement pursuant to Art. 17 MAR or any other announcement on the Target website that the Target has initiated insolvency proceedings in relation to one or more of the Target Group companies, or has applied for the initiation of such proceedings by the management board or that grounds for the opening of such insolvency proceedings exist.

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• At the time of the expiration of the Acceptance Period, there is no prohibition or illegality of the Offer.

If and to the extent that the Offer Conditions (as defined in Section 12.1 of the Offer Document) have not been validly fulfilled or previously effectively waived by the Bidder, the Offer will lapse and the agreements which have been entered into as a result of acceptance the Offer will cease to exist and will not be consummated (conditions subsequent).

ISIN:	Target Shares: ISIN DE0005103006 Tendered Target Shares: ISIN DE000A3MQBT1 Bidder Shares: ISIN US00486H1059

Acceptance of the Offer:	Acceptance of the Offer is to be declared in text form or electronically by the respective Target Shareholder during the Acceptance Period or the Additional Acceptance Period to the Custodian Bank. The acceptance will not become valid until timely rebooking of the Tendered Target Shares (as defined in Section 13.2(b) of the Offer Document).

Until the settlement of the Offer, the Tendered Target Shares for which the Declaration of Acceptance (as defined in Section 13.2(a) of the Offer Document) has taken effect shall remain in the securities deposit account of the Accepting Target Shareholder.

Costs of acceptance:

Acceptance of the Offer in accordance with the provisions set forth in Section 13 of the Offer Document will in principle be free of costs and expenses of the Custodian Banks for the Accepting Target Shareholders (as defined below) who hold their Target Shares in a securities deposit account of a Custodian Bank in Germany (except for the costs for transmitting the Declaration of Acceptance to the relevant Custodian Bank).

However, any additional costs and expenses charged by Custodian Banks or foreign investment service providers and any expenses incurred outside Germany shall be borne by the respective Target Shareholder. Any foreign exchange, sales tax or stamp duty arising from the acceptance of the Offer shall be borne by the respective Target Shareholder.

Withdrawal Right	Accepting Target Shareholders may, due to an additional withdrawal right not provided for by law, withdraw from the agreements on the transfer of the Offer Shares entered into as a result of the acceptance of the Offer at any time during the Acceptance Period. Upon expiration of the Acceptance Period, the withdrawal rights expire and the Tendered Target Shares (as defined in Section 13.2(b) of the Offer Document) can no longer be withdrawn.

Stock exchange trading:

The Tendered Target Shares (as defined in Section 13.2(b) of the Offer Document) can be traded, in accordance with the provisions set forth in Section 13.9 of the Offer Document, under ISIN DE000A3MQBT1 on the regulated market (Regulierter Markt) with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange. Trading will presumably start on the third Banking Day after the commencement of the Acceptance Period. There is no guarantee that such trading will in fact take place after the commencement of the Acceptance Period. Trading will be discontinued at the end of (i) the last day of the Acceptance Period if all

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Offer Conditions have been met or have been effectively waived in advance, or (ii) the third Banking Day directly preceding the settlement or rebooking of the Offer.

Publications:	Pursuant to section 14 para. 3 WpÜG, this Offer Document, the publication of which was permitted by BaFin on 11 November 2021, will be published on 12 November 2021 by way of (i) announcement in German on the internet at https://www.acorn-offer.com and (ii) making available copies of the Offer Document free of charge at BNP Paribas Securities Services S.C.A., Frankfurt Branch, Europa-Allee 12, 60327 Frankfurt am Main, Germany (inquiries via fax +49 69 1520 5277 or via email at frankfurt.gct.operations@bnpparibas.com). The announcement on the availability of copies of the Offer Document for issuance free of charge in Germany and the internet address at which the publication of the Offer Document will take place will be published in the Federal Gazette (Bundesanzeiger) on 12 November 2021. In addition, the Bidder will make available a non-binding English translation of the Offer Document, which has not been reviewed by BaFin, at the aforementioned internet address (https://www.acorn-offer.com).

Settlement:

The Central Settlement Agent will arrange that all Offer Shares created through the issuance of Offer Shares will be transferred through Clearstream Banking AG (“Clearstream”) and the respective Custodian Banks to the securities custody account of the Accepting Target Shareholders.

Prior to the time of delivery of the Offer Shares to the Accepting Target Shareholders under the Offer, the Bidder ensures and causes all Offer Shares to be admitted to trading of all Bidder Shares on Nasdaq and the Frankfurt Stock Exchange. If all Offer Conditions have been satisfied by the end of the Additional Acceptance Period (as defined in Section 5.3 of the Offer Document), the Offer will have been settled without undue delay thereafter. Trading will commence immediately after delivery of the Offer Shares to the Accepting Target Shareholders. If the Regulatory Conditions (as defined in Section 12.3 of the Offer Document) have not been satisfied by the end of the Additional Acceptance Period (or have been effectively waived), the settlement of the Offer will be delayed accordingly until satisfaction of this condition.

The Offer Shares will be transferred to the securities custody accounts of the Custodian Banks maintained at Clearstream no later than eight (8) business days following the later of:

•  the announcement of the tender results after the end of the Additional Acceptance Period pursuant to Section 23 para. 1 sentence 1 no. 3 WpÜG; or

•  the date on which the Bidder publishes both in the Federal Gazette (Bundesanzeiger) and on the internet at https://www.acorn-offer.com that all Offer Conditions have been fulfilled, unless such Offer Conditions have previously been waived.

In the course of the settlement, the Settlement Agent will transfer the Offer Shares through Clearstream to the Custodian Banks, and the Custodian Banks will credit the Offer Shares (subject to the fractional shares rules in

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Section 13.6 of the Offer Document) in exchange for Tendered Target Shares to the securities custody account of the relevant Accepting Target Shareholder (as defined in Section 13.2(b) of the Offer Document). Simultaneously, Clearstream will transfer the Tendered Target Shares to the securities custody account of the Bidder, held by the Central Settlement Agent to the securities account of the Central Settlement Agent at Clearstream.

With the transfer of the Offer Shares to the respective securities custody accounts and bank accounts of the Accepting Target Shareholders, the Bidder transfers ownership in the Offer Shares to the Accepting Target Shareholders and with the transfer of the Tendered Target Shares to the Bidder, the Accepting Target Shareholders transfer ownership in the Tendered Target Shares to the Bidder.

If fractions of Offer Shares (“Fractional Shares”) are created as a result of the acceptance of the Offer by Target Shareholders, these Fractional Shares will be disposed by means of a fractional adjustment. The thereby entitled Accepting Target Shareholders will be paid out in cash. The proceeds credited for the Fractional Shares are determined on the average proceeds per share. The resulting proceeds from these disposals will be credited to the accounts of the relevant Target Shareholders within ten (10) Banking Days after the deposit of the Offer Shares to the securities custody accounts of the Accepting Target Shareholders. Because market prices of Bidder Shares will fluctuate, cash proceeds received by Target Shareholders in respect of their Fractional Shares may be different than an amount calculated based on the market price of one (1) Bidder Share at the time of the settlement of the Offer.

If the Regulatory Conditions (as defined in Section 12.3 of the Offer Document) are satisfied on the latest possible date, i.e. the end of 12 January 2023, the Offer Shares would be expected to be transferred within eight (8) Banking Days, i.e. no later than 24 January 2023, and the proceeds from fractional adjustments would be expected to be credited by the respective Custodian Banks within ten (10) Banking Day, thereafter, i.e. no later than January 26, 2023.

4	OFFER

The Bidder hereby offers to acquire all Target Shares (ISIN DE0005103006) not directly held by the Bidder, each representing a pro-rata amount of EUR 1.00 of the share capital of the Target, including all ancillary rights, in particular the right to dividends, existing at the time of the settlement of the Offer in accordance with the provisions of the Offer Document.

The Bidder offers

0.8244 Offer Shares

in exchange for one (1) Target Share

(0.8244:1, the “Exchange Ratio”) subject to the terms and conditions set forth in the Offer Document (the “Offer Consideration”).

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5	ACCEPTANCE PERIOD

5.1	Duration of the Acceptance Period

The acceptance period for the Offer begins upon publication of the Offer Document on 12 November 2021. It ends on

12 January 2021, 24:00 hrs (Frankfurt am Main local time) / 18:00 hrs (New York local time).

5.2	Extension of the Acceptance Period

In the circumstances set out below, the period for acceptance of the Offer will in each case be automatically extended as follows:

•

The Bidder may amend the Offer up to one working day (Werktag) before expiration of the Acceptance Period in accordance with Section 21 WpÜG. In the event of an amendment to the Offer pursuant to Section 21 WpÜG, the Acceptance Period pursuant to Section 5.1 of the Offer Document will be extended by two weeks, if publication of the amendment takes place within the last two weeks before expiration of the Acceptance Period (Section 21 para. 5 WpÜG), i.e. the Acceptance Period would then end on 26 January 2021, 24:00 hrs (Frankfurt am Main local time) / 18:00 hrs (New York local time). This shall apply even if the amended Offer violates statutory provisions.

•

If, during the Acceptance Period of the Offer, a competing offer of a third party (the “Competing Offer”) is made and if the Acceptance Period of the Offer expires prior to expiration of the acceptance period of the Competing Offer, the Acceptance Period of the Offer shall be extended to correspond to the expiration date of the acceptance period of the Competing Offer (Section 22 para. 2 WpÜG). This shall apply even if the Competing Offer is amended or prohibited or violates statutory provisions.

•

If a general meeting (Hauptversammlung) of the Target is convened in connection with the Offer following publication of the Offer Document, the Acceptance Period will be extended to ten weeks after publication of the Offer Document (Section 16 para. 3 WpÜG). The Acceptance Period would then end on 21 January 2022, 24:00 hrs (Frankfurt am Main local time) / 18:00 hrs (New York local time).

The period for acceptance of the Offer, including all extensions of such period resulting from provisions of the WpÜG (but excluding the Additional Acceptance Period set forth in Section 5.3 of the Offer Document), is uniformly referred to as the “Acceptance Period” in the Offer Document. The Bidder will publish each extension of the Acceptance Period in accordance with the statements in Section 21 of the Offer Document.

With regard to the right of withdrawal in the event of an amendment to the Offer or the launch of a Competing Offer, please refer to the statements contained in Section 17 of the Offer Document.

5.3	Additional Acceptance Period

The Target Shareholders who have not accepted the Offer within the Acceptance Period can still accept the Offer within two weeks after the publication of the results of the Offer by the Bidder according to Section 23 para. 1 sentence 1 no. 2 WpÜG (the “Additional Acceptance Period”), provided, however, that none of the Offer Conditions set forth in Section 12.1 of the Offer Document have finally lapsed as of the end of the Acceptance Period and such conditions have not been previously effectively waived. After the end of the Additional Acceptance Period, the Offer cannot be accepted unless sell-out rights pursuant to Section 39c WpÜG exist, as set forth in Section 16(k) of the Offer Document. Subject to an extension of the Acceptance Period in accordance with Section 5.2 of the Offer Document, the Additional Acceptance Period will presumably begin on 18 January 2022 and end on 31 January 2022, 24:00 hrs (Frankfurt am Main local time) / 18:00 hrs (New York local time).

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The Bidder points out that the Additional Acceptance Period is a period stipulated by law. It will, in particular, only commence if no Offer Condition as described in Section 12.1 of the Offer Document has finally lapsed.

6	DESCRIPTION OF THE BIDDER AND ITS SHAREHOLDER STRUCTURE

6.1	General Information on the Bidder

The Bidder was incorporated as a corporation under the laws of Delaware, United States, on 10 August 2021, and has, to date, not conducted any material activities or entered into any agreements other than those incidental to its formation and the matters in connection with the Business Combination (as defined below).

According to the terms of a Business Combination Agreement (as defined in Section 8.3 of the Offer Document) the Bidder will be the ultimate holding company of the Target and ADTRAN upon completion of the Business Combination (which is further described in Section 6.3.2(a) of the Offer Document). The Merger, which will result in ADTRAN being a subsidiary of the Bidder and the shareholders of ADTRAN being shareholders of the Bidder (“Bidder Shareholders”), is described in Section 6.3.2(a) of the Offer Document) (the Offer and the Merger are collectively referred to as the “Business Combination”; all of this is described in more detail in Section 6.3.2 of the Offer Document).

6.2	General information about ADTRAN

Currently, the Bidder is a wholly-owned subsidiary of ADTRAN. ADTRAN was founded in 1985 and commenced operations in 1986 in Huntsville, Alabama, United States.

6.2.1     ADTRAN: Shares and ADTRAN Shareholder Structure

As of 31 October 2021, ADTRAN has 48,679,989 common stocks (“ADTRAN Shares”) outstanding with a par value of USD 0.01 each. These common shares are entitled to voting and dividend rights. “Outstanding” means that these ADTRAN Shares are held and/or traded by outside shareholders. In addition, ADTRAN itself has 30,972,187 ADTRAN treasury shares, which in this way do not convey voting or dividend rights and are therefore not deemed to be “outstanding”. In the course of the Merger, these treasury shares will be cancelled.

Furthermore, ADTRAN has implemented certain equity award programs for its employees and directors. The subscription rights granted under these programs require the achievement of certain performance goals and/or the expiration of certain waiting periods before they can be exercised. One (1) equity award entitles the holder to subscribe to one (1) ADTRAN Share. The equity awards are granted on the basis of individual agreements with the employees concerned and are issued accordingly on an ongoing basis. As soon as the waiting periods have expired and/or the performance targets have been met, the equity awards can be exercised. The shares subscribed by the holders of equity awards upon exercise increase the number of ADTRAN Shares issued. Until the Merger becomes effective, the number of ADTRAN Shares issued will therefore continue to change (increase) slightly. Equity awards which have been issued at the time of the completion of the Merger (as defined in Section 6.3.2(a) of the Offer Document), but which have not vested, will become equity awards to Bidder Shares in the course of the Merger (see also Section 6.3.2(a) of the Offer Document).

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The following table shows the capital structure of ADTRAN as of 31 October 2021 and 30 June 2022. The record date, 30 June 2022 has been selected for purposes of this discussion as the expected date of completion of the Merger and Business Combination in view of the occurrence of the last expected Regulatory Conditions (as defined in Section 12.3 of the Offer Document) under Section 12.1.5(a) of the Offer Document (mid-2022) (see Section 11.2.1 of the Offer Document):

	31 October 2021	30 June 2022
Shares outstanding	48,679,989	48,679,989	[1]
Equity awards with vesting period expired and which can be exercised.	1,742,407	2,252,307	[2]
Equity awards which have been granted and for which the vesting periods have not yet expired.	2,114,832	2,364,075
Number of shares issued in the event that all exercisable equity awards had been exercised as of the reporting date.	50,422,396	50,932,296

Notes:

1)	Assuming that no further equity awards have been exercised since 31 October 2021. Accordingly, the figure from 31 October 2021 remains the same.
2)

Assuming that no further equity awards have been exercised since 31 October 2021. This figure includes, on the one hand, the exercisable equity awards already existing at 31 October 2021 and, on the other hand, those exercisable equity awards which have been added in full and/or have become exercisable in the period up to 30 June 2022.

ADTRAN’s shares are listed for trading on Nasdaq (ticker symbol: ADTN). They are in free float; no shareholder exercises a controlling influence over ADTRAN alone or together with others.

Beneficial owners of ADTRAN Shares with an aggregate holding of more than five percent of all ADTRAN Shares outstanding at the time of publication of the Offer Document (the “ADTRAN Anchor Shareholders”):

•	BlackRock, Inc.: 7,934,685 ADTRAN shares (representing 16.3%)

•	The Vanguard Group: 5,381,921 ADTRAN shares (representing 11.05%)

•	The Bank of New York Mellon Corp.: 3,318,076 ADTRAN shares (equivalent to 6.78%).

•	Dimensional Fund Advisors L.P.: 2,528,643 ADTRAN shares (equivalent to 5.19%).

The figures are from the U.S. financial data service provider Bloomberg L.P. (“Bloomberg”). In the United States, there is no voting rights notification system comparable with Sections 33 et seqq. WpHG. Instead, reporting obligations to the SEC exist only in exceptional cases (e.g. so-called Schedule 13G notifications, which are generally made once a year). In order to ensure that the figures are up to date, third-party providers such as Bloomberg are therefore used, which, in addition to the notifications required under U.S. capital markets law, also retrieve data from other sources such as information on shareholdings published directly by funds.

6.2.2     Overview of the business activities of ADTRAN

ADTRAN is a global provider of networking and communications platforms and services focused on the broadband access market.

ADTRAN operates in two main segments:

(a)

Network Solutions. This segment includes hardware and software products that support fiber, copper, coax and fixed wireless access infrastructures as well as residential and business connectivity solutions. In the fixed broadband access segment, ADTRAN offers traditional chassis-based network solutions, such as the Total Access 5000 and hiX 5600, while also providing solutions for the transition to open,

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programmable and scalable fiber access solutions with the SDX Series. In its subscriber solutions portion of the Network Solution segments, ADTRAN offers cloud-managed Wi-Fi gateways and switches that provide a mix of wired and wireless connectivity at the customer premise. ADTRAN’s portfolio of broadband access and subscriber connectivity solutions are managed and orchestrated by its Mosaic software suite. The Mosaic software suite includes a mix of modern orchestration tools that simplify the deployment of open, disaggregated access networks along with cloud-based network and subscriber service optimization tools that make it easy for service providers to deploy high-speed fixed access and managed Wi-Fi networks.

(b)

Services & Support. This segment includes a comprehensive portfolio of network design, implementation and cloud management services to assist operators in the deployment of multi-vendor networks while reducing their cost to maintain these networks. These services are backed by a global support organization that offers on-site and off-site support services with varying service level agreements. By pairing ADTRAN’s network solutions with its global services and support organization, customers can turn to ADTRAN as their single turnkey partner to assist in the deployment and maintenance of modern fiber access networks to connect homes and businesses.

In addition to classifying its operations into two main segments, ADTRAN reports its revenue across three categories of products and services:

(a)

Access & Aggregation, which is focused on solutions used by communications service providers to connect their network infrastructure to subscribers. This revenue category includes hardware- and software-based products and services that aggregate and/or originate access technologies. ADTRAN solutions within this category include a wide array of modular or fixed platforms designed to deliver the best technology and economy based on subscriber density and environmental conditions;

(b)

Subscriber Solutions & Experience, which provides solutions for service providers to terminate their access services infrastructure at the customer premises while providing an immersive and interactive experience for the subscriber. These solutions include copper and fiber WAN termination, LAN switching, Wi-Fi access and cloud software services for both residential and business markets.

(c)

Traditional & Other Products, which generally includes a mix of prior-generation technologies’ products and services, as well as other products and services that do not fit within the other revenue categories.

ADTRAN has a diverse global customer base that includes service providers, alternative service providers, such as utilities, municipalities and fiber overbuilders, cable/MSOs, small- to medium-sized businesses, or SMBs, and distributed enterprises. Many network operators require product approval before the purchase or installation of a product. The nature of its business involves a dynamic process of submitting new and succeeding generations of products for approval prior to orders being placed. ADTRAN sells its products through its direct sales organization and its distribution network. ADTRAN’s direct sales organization supports major accounts and has offices in domestic and international locations. Sales to most smaller and independent telephone companies are fulfilled through a combination of direct sales and distributors.

As of 31 December 2020, ADTRAN had a total of 1,405 full-time employees (31 December 2019: 1,790) located in 17 different countries.

6.3	Legal basis of the Bidder and the structure of the Business Combination

The Bidder has its registered office in Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware, United States. Its principal executive offices are located at 901 Explorer Boulevard, Huntsville, 35806-2807 Alabama, United States. The Bidder is registered in the Delaware Division of Corporations under registration number 6141966. Further details on the legal basis of the Bidder are set out in Section 19 "General Information on Acorn HoldCo" of Annex 3.

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6.3.1     The Legal Basis of the Bidder at the Publication of the Offer Document

The Bidder does not have any material assets and the management of the Bidder has not resolved to make any future investments other than in relation to the Business Combination. In particular, other than Merger Sub (as defined in Section 6.3.2 of the Offer Document) the Bidder holds no interests in other legal entities as of the date of the publication of the Offer Document.

The Bidder is currently managed by its board of directors with two directors, Thomas R. Stanton and Michael Foliano, both of whom were designated by ADTRAN. Decisions of the board of directors prior to the completion of the Business Combination may be made by a majority of the directors. Under its existing bylaws, the directors of the Bidder are elected annually.

As a corporation incorporated under the laws of Delaware, United States, the Bidder is subject to the laws of Delaware. The Bidder’s fiscal year is the calendar year.

6.3.2     The Business Combination

After completion of the Business Combination, the Bidder will be the parent company of both the Target and ADTRAN.

(a)	The Merger

The business of ADTRAN will be brought under the Bidder through a merger of Acorn MergeCo, Inc. (“Merger Sub”), a special purpose vehicle incorporated under Delaware law solely serving this purpose and wholly owned by the Bidder, with and onto ADTRAN, with ADTRAN surviving the merger as a direct, wholly-owned subsidiary of the Bidder in accordance with applicable Delaware corporate law (the “Merger”). At the time the Merger becomes effective, each ADTRAN share issued will be converted into the right to receive one Bidder Share. Furthermore, all equity awards on ADTRAN Shares will be converted into equity awards on Bidder Shares and all ADTRAN treasury shares will be cancelled. The Merger will occur immediately prior to the consummation of the Offer as ADTRAN’s obligation to consummate the Merger pursuant to the Business Combination Agreement (as defined below in Section 8.3 of the Offer Document) is subject to the satisfaction (or waiver) of all Offer Conditions (as set out in Section 12.1 of the Offer Document).

Delaware corporate law requires for the Merger that a simple majority of the ADTRAN Shares outstanding and entitled to vote at the ADTRAN special stockholders’ meeting (the “ADTRAN Special Stockholders’ Meeting”) adopts the Business Combination Agreement (as defined below in Section 8.3 of the Offer Document) and approves the Merger (the “ADTRAN Stockholders’ Approval Business Combination”). It is currently expected that the day of the ADTRAN Special Stockholders’ Meeting will be held in the period between 15 December 2021 and 21 December 2021. In any case, it will be held prior to the expiration of the Acceptance Period.

After the ADTRAN Stockholders’ Approval Business Combination has been obtained and the other Offer Conditions (see Section 12 of the Offer Document) have been satisfied or validly waived, under relevant Delaware corporate law the completion of the Merger requires the execution, acknowledgement and filing of a required certificate of merger with the Secretary of State of the State of Delaware, in accordance with the relevant corporate laws of Delaware. This procedure will take place within one (1) day. The Merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the certificate of merger. The parties to the Merger do not intend to make use of the possibility to agree on a later date for the effectiveness of the Merger in the certificate of merger.

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(b)	The Offer

Upon completion of the Merger, the Tendered Target Shares will be transferred to the Bidder by way of settlement of the Offer, and the Accepting Target Shareholders will receive the Offer Shares in accordance with the Exchange Ratio.

(c)	Overview of the Business Combination

The following chart provides an overview of the simplified structure of the Target, ADTRAN and the Bidder (including Merger Sub) prior and subsequent to the consummation of the Business Combination described above.

Simplified structure before the Business Combination

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Simplified structure after the Business Combination

6.3.3     The legal circumstances of the Bidder after the completion of the Business Combination

(a)	Group structure

After completion of the Business Combination the Bidder will change its name to “ADTRAN Holdings, Inc.”. It will serve as a holding company for the operational business of ADTRAN and the Target and will not be operationally active itself. Based on a 100% acceptance rate in the Offer, the shareholder structure of the Bidder will be composed of 54% former ADTRAN shareholders and 46% former Target Shareholders. With regard to the intended use of synergies between ADTRAN and the Target, as well as in general with regard to the intended business activities of the Bidder after completion of the Business Combination, see also Section 9.2.1 of the Offer Document.

(b)	Corporate Governance of the Bidder

The annual stockholders’ meetings of the Bidder Shareholders shall be convened by written or electronic notice no earlier than 60 days but no later than ten (10) days prior to the date of the scheduled stockholders’ meeting. Following listing of the Bidder Shares on the regulated market of the Frankfurt Stock Exchange, the invitation to the stockholders’ meetings of the Bidder will also be published via the German Federal Gazette (Bundesanzeiger). The notice contains information on the place, date and time of the stockholders’ meeting as well as the means of remote communication by which the Bidder Shareholders and proxy holders may be present and by which they may vote. The powers of the stockholders’ meeting include, among others, the approval of the issuance of shares in excess of 20% of the shares issued at the time, in accordance with Nasdaq capital market rules. In addition, the stockholders’ meeting elects the members of the board of directors (see below) and decides on amendments to the certificate of incorporation and the bylaws. For a detailed description of the stockholders’ meeting of the Bidder, see Section 22.2.3 “General Meeting” and Section 23 “Comparison of Shareholders’ Rights before and after the Business Combination” of Annex 3.

The Bidder is governed by a one-tier system. The board of directors, determines the policies and directs the activities of the Bidder in accordance with the provisions of its certificate of incorporation, its bylaws, and

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Delaware corporate law and other applicable laws and regulations. The board of directors may delegate certain of its powers to committees. The members of the board of directors of the Bidder are elected by the Bidder Shareholders and are appointed for a term of one year from the date of the annual stockholders’ meeting or until the election or qualification of a successor. According to the bylaws of the Bidder, the board of directors must consist of one or more members; the exact determination is subject to a majority resolution of the board of directors. The operational management is in the responsibility of officers to be appointed by the board of directors, also referred to as the senior management team. It is common practice that some members of the board of directors are also appointed as officers. This will also be the case with the Bidder.

The intended appointments to the board of directors and the senior management after completion of the Offer are described in Section 9.1.4 of the Offer Document.

6.4	The Bidder Shares

At the time of publication of the Offer Document, the Bidder has issued 1,000 Bidder Shares, which are held by ADTRAN. Together with the signing of the Business Combination Agreement (as defined in Section 8.3 of the Offer Document), the board of directors has resolved to amend the certificate of incorporation, inter alia, to authorize the issuance of up to 200,000,000 Bidder Shares and 50,000,000 preference shares in the Bidder and to submit the amendment of the certificate of incorporation to the stockholders’ meeting of the Bidder for approval. Further, the board of directors of the Bidder has approved the implementation of the Merger and the Offer pursuant to the Business Combination Agreement and the related issuance of Bidder Shares to ADTRAN Shareholders in course of the Merger and to Accepting Target Shareholders in course of the settlement of the Offer. Simultaneously, ADTRAN, as the sole shareholder of the Bidder, has, in connection with the conclusion of the Business Combination Agreement, approved the resolution relating to the amendment of the certificate of incorporation of the Bidder described above. Based on the resolutions of the board of directors of the Bidder and ADTRAN, as its sole shareholder, the senior management of the Bidder is authorized to distribute the respective required number of Bidder Shares to the ADTRAN Shareholders upon completion of the Merger and to the acquiring shareholders upon completion of the Offer and, accordingly, to arrange for the entry of the Offer Shares into the securities accounts of the Target Shareholders upon completion of the Merger or to the Accepting Target Shareholders upon settlement of the Offer, respectively. The preference shares will not be issued in the course of the Business Combination.

In the course of the Merger, each ADTRAN Shareholder will be granted the right to one (1) Bidder Share. Assuming a possible completion of the Business Combination due to the fulfillment of all Offer Conditions as of 30 June 2022 and assuming that all equity awards on ADTRAN Shares have been exercised at that time (see Section 6.2.1 of the Offer Document), 50,932,296 Bidder Shares can be subscribed by former ADTRAN Shareholders. The ADTRAN treasury shares (see Section 6.2.1 of the Offer Document) shall be cancelled. Furthermore, also assuming completion of the Business Combination as of 30 June 2022, 2,364,075 (not yet exercisable) issued equity awards to ADTRAN Shares (see Section 6.2.1 of the Offer Document) will be converted into equity awards to Bidder Shares.

The Bidder Shares (i.e. including the Offer Shares) are to be issued pursuant to the Bidder’s certificate of incorporation. The issuance of new shares is different from a capital increase against contribution in kind (Kapitalerhöhung gegen Sacheinlage) in form of the Tendered Target Shares (as defined in Section 13.2(b) of the Offer Document) under German law. As a result, the Offer Shares can be authorized prior to the transfer of the Tendered Target Shares (as defined in Section 13.2(b)) of the Offer Document. The Offer Shares will be created in book-entry form by the transfer agent and registrar of the Bidder, American Stock Transfer and Trust Company, LLC, 6201 15th Ave Ste 3K, Brooklyn, NY 112919, United States, and will be credited to the nominee of The Depositary Trust Company (“DTC”) pursuant to the issuance instructions by an authorized officer of the Bidder under a resolution of the Bidder’s board of directors. The effective issuance of the Offer Shares does not require registration with a court or a public registrar that could be affected by the commencement of certain shareholder litigation. In contrast with the legal situation in

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Germany, this fact increases the certainty of the effective issuance of the Offer Shares. The Offer Shares will then be credited to the securities account of the Central Settlement Agent (as defined in Section 1.5 of the Offer Document) at Clearstream.

6.4.1     Admission and issuance of the Bidder Shares in the context of the Business Combination

The Bidder will ensure that the Bidder Shares to be issued under the Merger and the Offer will be admitted to trading on Nasdaq and the Frankfurt Stock Exchange, subject to the official announcement of the issue, by applying for admission of its shares to listing and trading on Nasdaq (trading in U.S. dollars) and for admission of its shares to listing and trading on the Regulated Market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard) (trading in euros).

6.4.2     Rights deriving from the Bidder Shares

The Bidder Shareholders will be entitled to receive proportionately any dividends as may be declared by the Bidder’s board of directors. Bidder Shareholders will be entitled to one (1) vote for each Bidder Share on all matters presented to its stockholders’ meeting. No conversion, redemption or sinking fund provisions will apply to the Bidder Shares, and the Bidder Shareholders will not be subject to calls or assessments by Bidder. Bidder Shareholders will not be entitled to preemptive or subscription rights with respect to any sale, exchange, offering or issuance of shares or other securities of the Bidder. Further details on the legal rights of the Bidder Shareholders are set out in Section 22 "Description of Acorn HoldCo Common Stock" of Annex 3.

In order to facilitate the exercise of shareholder rights, in particular voting rights and participation in stockholders’ meetings for Bidder Shareholders who hold their Bidder Shares via Clearstream, the Bidder has entered into an agreement with ADEUS Aktienregister-Services-GmbH, Königinstraße 28, 80802 Munich, to act as central registration agent (the “Central Registration Agent”) upon completion of the Business Combination. The functions of the Central Registration Agent will include the publication of the relevant information in the German Federal Gazette (Bundesanzeiger) which beneficial owners need in order to exercise their rights and processing administrative tasks in connection with the logistics of attending and voting at stockholders’ meetings. The Bidder will maintain the Central Registration Agent, or a comparable service provider during the entire time of its listing on the Frankfurt Stock Exchange.

The Accepting Target Shareholders will acquire the Offer Shares as a pro-rata property interest in the aggregate amount of Target Shares held by shareholders through their Custodian Banks, Clearstream and DTC in the custodial chain. Clearstream holds a direct securities custody account with DTC and a security entitlement will be established between DTC and Clearstream with respect to the Offer Shares, which is commercially similar to a right in rem of Clearstream. From a German law perspective, Accepting Target Shareholders participate in this security entitlement relating to the Offer Shares as co-owners through their Custodian Banks and Clearstream. The beneficial ownership position of Accepting Target Shareholders under U.S. law is based on the custodial chain between DTC, Clearstream and the Custodian Banks. Beneficial owners are entitled to all rights of security holders in the same position, such as the right of disposal, voting rights, and dividend rights.

6.5	Shareholder structure of the Bidder

The sole shareholder of the Bidder is ADTRAN, a publicly traded corporation incorporated under the laws of Delaware, United States.

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6.6	Further information on the Bidder and ADTRAN in Annex 3

Further information, in particular regarding the Bidder, pursuant to Section 2 no. 2 WpÜG—Offer Regulation in connection with Article 1 para. 4 lit. f) Prospectus Regulation and in connection with the respective provisions of the Delegated Regulation can be found in Annex 3.

6.7	Persons acting jointly with the Bidder

The entities and individuals set forth in Annex 1 are persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG at the time of the publication of the Offer Document. Part 1 of Annex 1 refers only to ADTRAN as the sole shareholder of the Bidder and with a diverse shareholder base (see Section 6.5 of the Offer Document). The entities set forth in Part 2 of Annex 1 are direct and indirect subsidiaries of ADTRAN (with the exception of the Bidder). None of the entities listed in Part 2 of Annex 1 actually co-ordinate their conduct with the Bidder, directly or indirectly, with regard to the acquisition of the Target Shares or with regard to the exercise of voting rights resulting from Target Shares on the basis of an agreement or in any other manner within the meaning of Section 2 para. 5 sentence 1 WpÜG. Merger Sub (as defined in Section 6.3.2 of the Offer Document), currently the only subsidiary of the Bidder, is the party to the Business Combination Agreement (as defined in Section 8.3 of the Offer Document).

Apart from that, there are no other persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG.

6.8	Target Shares currently held by the Bidder or by persons acting jointly with the Bidder and their subsidiaries; attribution of voting rights

At the time of the publication of the Offer Document, neither the Bidder nor persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG nor their subsidiaries hold Target Shares or voting rights based on Target Shares, and no voting rights based on Target Shares are attributable to them pursuant to Section 30 WpÜG.

The Bidder has concluded the Irrevocable Undertaking (as defined in Section 6.10 of the Offer Document) regarding 7,000,000 Target Shares and thus holds directly an instrument within the meaning of Section 38 para. 1 sentence 1 no. 2 WpHG regarding 13.7% of the Target’s share capital and voting rights. This instrument is also indirectly held by ADTRAN.

Apart from that there are no persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG or their subsidiaries hold, directly or indirectly, instruments in relation to the Target to be disclosed pursuant to Section 38 or Section 39 WpHG.

6.9	Information about securities acquisitions

During the six-month period prior to 29 August 2021 (the day before the publication of the decision to launch the Offer) until the date of the publication of the Offer Document, neither the Bidder nor persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG nor their subsidiaries have acquired or entered into any agreement for the acquisition of Target Shares.

6.10	Irrevocable Undertaking

On 30 August 2021, the Bidder entered into an irrevocable undertaking with EGORA Holding GmbH and EGORA Investments GmbH (together “EGORA”), which hold together 7,456,749 Target Shares and pursuant to which EGORA irrevocably undertake to validly accept the Offer for 7,000,000 Target Shares (representing 13.7% of the share capital and the voting rights of the Target), within 5 business days after the commencement of the Acceptance Period (the “Irrevocable Undertaking”). EGORA Holding GmbH

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is permitted to pledge up to a certain number of Target Shares equaling an amount of EUR 8,500,000 based on the relevant stock price of Target Shares at the relevant time as collateral for loans taken out by it after the publication of the Offer Document. In case of a pledge prior to acceptance of the Offer, the pledge continues on the Tendered Target Shares; in case of a pledge after acceptance of the Offer, settlement will take place as set out in Section 13.6 of the Offer Document and the pledge continues on the Offer Shares exchanged for the pledged Tendered Target Shares.

Apart from the Irrevocable Undertaking, neither the Bidder nor persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG nor its or their subsidiaries have entered into any agreements with third parties according to which such parties have agreed to accept the Offer for Target Shares held or acquired by them or to sell Target Shares to the Bidder. However, the Bidder reserves the right to enter into further comparable agreements and/or undertakings with other Target Shareholders after the publication of the Offer Document.

6.11	Possible future acquisitions of Target Shares

The Bidder reserves the right, within the limits of applicable law, to directly or indirectly acquire Target Shares outside of the Offer, whether on or outside the stock exchange.

To the extent such acquisitions or acquisition agreements occur, however, information about them, including the number of, and the price for, the acquired Target Shares would be published according to the applicable statutory provisions, in particular Section 23 para. 2 WpÜG in conjunction with Section 14 para. 3 sentence 1 WpÜG, in the Federal Gazette (Bundesanzeiger) and on the internet at https://www.acorn-offer.com. Corresponding information would also be published by way of a non-binding English translation on the internet at https://www.acorn-offer.com.

7	DESCRIPTION OF TARGET

7.1	Legal basis, capital and shareholder structure

The Target is a European stock corporation (Societas Europaea) established under European and German law, with registered office in Meiningen, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena under HRB 508155. The headquarter of the Target is located in Martinsried, Germany. The financial year of the Target is the calendar year.

As of 31 October 2021, the share capital of the Target amounts to EUR 51,104,512.00 (31 December 2020: EUR 50,496,692) and is divided into 51,104,512 no-par value bearer shares, each representing a proportionate amount of EUR 1.00 of the share capital of the Target. All shares carry the same rights and obligations. The common shares entitle the holder to vote at the annual general meeting and to receive dividends in case of a distribution. The Target does not have treasury shares.

The Target Shares are admitted to trading on the regulated market (Regulierter Markt) with simultaneous admission to the sub-segment of the regulated market with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange under ISIN DE0005103006.

According to the voting rights notifications concerning the Target, only EGORA holds more than 5% of the voting rights in the Target, namely a total of 7,456,749 Target Shares (corresponding to approximately 14.6% of the total share capital, as of 30 September 2021).The voting rights notifications, which show the persons and institutions holding 3% or more of the voting rights in the Target, are published on the homepage of the Target under https://www.adva.com/en/about-us/investors/corporate-governance/changes-in-voting-rights.

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7.2	Authorized Capital 2019/I

By resolution of the general shareholders’ meeting of the Target on 22 May 2019, the Management Board of the Target (the “Management Board”) has been authorized, with the approval of the supervisory board of the Target (the “Supervisory Board”), to increase the share capital until 21 May 2024 by issuing on one or multiple times a total of up to 24,965,477 new ordinary bearer shares against cash or non-cash contributions by a total of up to EUR 24,965,477. Shareholders are generally entitled to subscription rights, although the executive board is authorized, with the approval of the Supervisory Board, to exclude such rights in certain cases described in more detail in Article 4 (4) of the articles of association of the Target. As reported by the Target to the Bidder, the authorized capital had not been exercised by the time of publication of the Offer Document.

7.3	Conditional Capital 2011/I and the Stock Option Program

Pursuant to Sec. 4 para. 5k of the articles of association of the Target, the share capital of the Target is conditionally increased by up to EUR 5,049,669.00 by issuing up to 5,049,669 no-par value ordinary bearer shares (“Conditional Capital 2011/I”). The Conditional Capital serves exclusively to cover stock options granted to members of the management board and employees of the Target as well as to members of the Management Board and employees of affiliated companies in accordance with the respective resolutions, each re-implementing the Conditional Capital 2011/1, of each annual general meetings between 2011 and 2021, according to which the Conditional Capital 2011/I was updated in each case, most recently with entry in the commercial register on 27 May 2021 in the amount of EUR 5,049,669.00. The conditional capital increase will only be implemented to the extent that the holders of the relevant stock options exercise their rights. The newly shares outstanding shall participate in profits from the beginning of the previous financial year, otherwise from the beginning of the financial year in which they are issued.

The Conditional Capital 2011/I is related to the stock option program of the Target. Under this program, the Target issues stock options to employees and members of the Management Board, as well as managing directors and employees of the Target’s affiliates (the “Target Options”). All subscription rights to Target Shares granted under the Target Options are governed by a general waiting period of four years and a total term of seven years. The option rights may only be exercised if the volume-weighted average of the closing prices of the Target Shares on the ten (10) stock market trading days prior to the first day of the respective exercise period in which the option is exercised is at least 120% of the subscription price. Each option entitles the holder to subscribe for one (1) Target Share in accordance with the respective option conditions. The option terms and conditions specify the term, the relevant exercise price (subscription price), waiting periods and exercise windows as well as valid exercise phases. The exercise phases are regularly linked to significant business events of the Company and are governed by a fixed term.

In connection with the exercise of stock options, 607,820 Target Shares were issued from Conditional Capital 2011/I in 2021 until 31 October 2021. The Conditional Capital 2011/I therefore exists as of 31 October 2021 in an amount of EUR 4,441,849.00.

The following table shows the share capital, taking into account the Conditional Capital and stock option program of the Target, as of 31 October 2021 and 31 January 2022. The figures relating to the Target Options were provided to the Bidder by the Target. The record date, 31 January 2022, was chosen as the end of the Additional Acceptance Period, as this is the last possible date for acceptance of the Offer:

	31 October 2021	31 January 2022
Share capital	51,104,512	51,104,512	[1]
Granted and Exercisable Target Options	511,247	1,248,247	[2]
Number of Target Options issued but not exercisable (waiting period)	2,668,500	2,003,500	[3]
Share capital subject to the assumption that all exercisable Target Options have been exercised	51,615,759	52,352,759

Notes:

1)	Assuming that no further exercisable Target Options are exercised since 31 October 2021.

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2)	Assuming that (i) no further exercisable Target Options have been exercised since 31 October 2021 and (ii) no Target Options have expired in the meantime due to employees leaving.
3)

1,931,500 not exercisable Target Options will remain from the 2,668,500 not exercisable Target Options as of 31 October 2021, to which 72,000 Target Options that will be issued on 15 November 2021 to employees of the Target will be added.

Please refer to Section 9.1.3 of the Offer Document for the intended treatment of Target Options not yet exercised in the course of the settlement of the Offer.

7.4	Business activities of the Target Group

The Target was established in 1994 in Meiningen, Germany. The Target Group develops, manufactures and sells networking solutions for a digital future. The Target Group’s main area of production is fiber-based and mobile data transmission technology. Products include devices for scalable optical transport, demarcation and aggregation devices for Carrier Ethernet services, disaggregated network elements as well as devices for network virtualization and fiber monitoring. Its products are based on three core areas of expertise:

(a)

Fiber-optic transmission technology. The Target engages in the development, manufacture and sale of optical and Ethernet-based networking solutions to deliver data, storage, voice and video services worldwide. It offers open optical transport solutions, such as FSP 3000 open terminals, FSP 3000 open line systems, pluggables and subsystems and optical access solutions; packet edge and aggregation products, including carrier Ethernet and programmable multilayer edge, metro aggregation and edge computing products; disaggregated networking, such as packet optical terminals and ensemble activators.

(b)

Cloud access technology. The Target also provides network virtualization products comprising ensemble connectors, orchestrators and harmony ecosystems, as well as operates ensemble virtualization director, a management platform for the creation and deployment of virtualized services, network infrastructure assurance products, timing and synchronization products, and automated network management products, such as ensemble optical, sync, fiber and packet director and ensemble controllers.

(c)

Solutions for precise timing and synchronization of networks. In addition, the Target offers professional services to plan, operate and maintain the networks. The Target sells its products to telecommunications service providers, private companies, universities and government agencies directly, as well as through a network of distribution partners.

The Target Group has three portfolio products, addressing the following market areas:

(a)	Solutions that deliver scalable bandwidth for access, metro and long-haul networks; high levels of open interworking, programmability and ease-of-use (cloud interconnect),

(b)	Solutions that enable communication service providers to deliver software-defined, differentiated and performance-assured wholesale, mobile backhaul and business services (cloud access), and

(c)

Solutions to deliver accurate and scalable time and frequency synchronization for mobile network infrastructure, utilities, media distribution networks, financial services, distributed data bases and meteorology (network synchronization).

The Target’s main production facility and development department are located in Meiningen, Germany. In addition, ADVA Optical Networking has various subsidiaries in the United States, United Kingdom, Norway, Sweden, Brazil, Singapore, China, Poland and Japan. With 11 sales and manufacturing sites worldwide, the Target Group employed 1,870 employees worldwide, as of 31 December 2020 (31 December 2019: 1,903), with the main number of employees being based in Germany.

In the financial year ended 31 December 2020, the Target Group generated revenue in the amount of EUR 564,958 thousand (2019: 556,821 thousand).

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7.5	Boards

The Management Board consists of four members, namely Brian L. Protiva (chief executive officer), Christoph Glingener (chief technology officer), Ulrich Dopfer (chief financial officer) and Scott St. John (chief marketing and sales officer).

The Supervisory Board consists of three members, namely Nikos Theodosopoulos (chairman), Johanna Hey and Michael Aquino.

With regard to the intentions of the Bidder (and ADTRAN) in relation to the Management Board and the Supervisory Board see Section 9.1.4 of the Offer Document.

7.6	Persons acting jointly with Target

Based on the information available to the Bidder at the time of the publication of the Offer Document, the persons set forth in Annex 2 are subsidiaries of the Target and, therefore, are considered persons acting jointly with each other and with the Target pursuant to Section 2 para. 5 WpÜG. According to information available to the Bidder at the time of the publication of the Offer Document, there are no other persons that are considered persons acting jointly with the Target pursuant to Section 2 para. 5 WpÜG except for the entities set forth in Annex 2.

7.7	Information on the statements of the Management Board and the Supervisory Board

According to Section 27 para. 1 WpÜG, the Management Board and the Supervisory Board are each required to issue a statement on the Offer and all amendments thereof. The Management Board and the Supervisory Board must publish this statement in each case without undue delay after the transmission of the Offer Document and any amendments by the Bidder pursuant to Section 14 para. 3 sentence 1 WpÜG. The Management Board has agreed in the Business Combination Agreement (as defined in Section 8.3 of the Offer Document), subject to applicable law and its fiduciary duties, to recommend acceptance of the Offer in its reasoned opinion.

8	BACKGROUND OF THE OFFER

8.1	Negotiations between the Bidder, ADTRAN and the Target

The process of the negotiations between ADTRAN (as well as the Bidder) and the Target are described in detail in Section 4.3 “Background to the Business Combination” of Annex 3. As a result of these negotiations, the Bidder has undertaken, by signing the Business Combination Agreement (as defined in Section 8.3 o of the Offer Document) on 30 August 2021, to implement the Offer on the terms and conditions set out in the Offer Document.

8.2	Economic and strategic background of the Transaction

The Bidder’s and ADTRAN’s economic and strategic rationale is to combine the complimentary technology and product portfolios of the companies to create a high-performing optical networking platform that is better positioned to compete with larger market players.

The Bidder and ADTRAN are convinced that the complementary nature of the product and service offerings of the Target have the potential to enhance the offerings of both companies to customers and solidify the position of the group resulting of the Business Combination as a fully integrated, end-to-end fiber access and transport portfolio under a modern, SDN-controlled architecture. They expect the Business Combination to provide greater scale and expand the product offering of the group resulting of the Business Combination, strengthening its position as a global innovation powerhouse, offering customers differentiated, end-to-end fiber networking solutions spanning metro edge, aggregation, access and subscriber connectivity.

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The Bidder and ADTRAN note that the Target’s international presence aligns with ADTRAN’s expanding global operations and that combining with the Target will give the group resulting of the Business Combination access to additional customers and diversify ADTRAN’s client base by providing greater access to an international client network.

The Bidder and ADTRAN believe that the industry is in the early stages of an unprecedented investment cycle in fiber connectivity, especially in the U.S. and Europe, that is fueled by the goal to provide high-speed connectivity to all homes, businesses and future 5G infrastructure and that the portfolio of the group resulting of the Business Combination better positions it to participate in this significant investment cycle in last-mile fiber access and middle-mile transport. The group resulting of the Business Combination will have a broader portfolio addressing metro edge, aggregation, access, connected home and enterprise connectivity use cases paired with an enhanced SaaS and orchestration offering, and therefore will be able to accelerate software-based recurring revenue streams.

The Bidder and ADTRAN note the cultural alignment between ADTRAN and the Target, including common values and commitment to innovation, execution and customer relationships. They are convinced that the experience and knowledge of the group resulting of the Business Combination is expected to drive improvement in manufacturing, leadership and growth, and enhance the ability to achieve strategic objectives with respect to existing business and the businesses of the group resulting of the Business Combination.

Due to the complementary nature of their businesses, the Bidder and ADTRAN believe that the Business Combination has the potential to generate approximately approx. USD 52,000,000.00 (approx. EUR 45,000,000.00, converted on the basis of a conversion rate of USD/EUR 0.86495 as of 31 October 2021 (source: XE Corp.)) of annual gross cost synergies by the end of 2023 through supply chain scale opportunities, enhanced purchasing power and streamlined operations, which are expected to enable ADTRAN to improve its cost structure and increase profitability. It is expected that the group resulting from the Business Combination will be well-capitalized with a strong balance sheet and that the Business Combination will lead to a significant increase in total equity market capitalization of the group resulting of the Business Combination as compared to ADTRAN, which could increase the trading volume, and therefore, the liquidity, of the common stocks of the group resulting of the Business Combination.

8.3	Business Combination Agreement between ADTRAN, the Target and the Bidder

Following the Due Diligence Review and extensive discussions between the Target on the one hand and the Bidder and ADTRAN on the other hand (see Section 8.1 of the Offer Document), the Bidder, ADTRAN and Merger Sub entered into a Business Combination agreement with the Target on 30 August 2021 (the “Business Combination Agreement”) which stipulates the principal terms and conditions of the combination of ADTRAN’s and the Target’s businesses as well as the mutual intentions and understanding with regard to the future collaboration and strategy. The Supervisory Board approved the Business Combination Agreement prior to its execution on 30 August 2021. The material terms of the Business Combination Agreement can be summarized as follows:

8.3.1     Material terms of the Offer

Pursuant to the Business Combination Agreement, its parties intend to form a combined enterprise. The Bidder agreed to submit a voluntary public exchange offer to all Target Shareholders as set forth in Section 4 of the Offer Document and the Offer Conditions as set forth in Section 12.1 of the Offer Document. Prior to the settlement of the Offer, Merger Sub shall merge with and onto ADTRAN, with ADTRAN surviving the Merger as a wholly-owned direct subsidiary of the Bidder. Upon completion of the Business Combination, the Bidder is intended to become the holding company for the Target and ADTRAN. Further, the Bidder and ADTRAN committed to ensure that the Bidder Shares are admitted to trading on Nasdaq and the regulated market (Prime Standard) of the Frankfurt Stock Exchange at the time of the settlement.

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8.3.2     Support of the Offer

The Management Board has agreed, to the extent legally possible and subject to applicable law and its fiduciary duties, to support the Offer and to recommend the acceptance thereof in its reasoned statement issued pursuant to Section 27 WpÜG. Such support and recommendation are subject to certain requirements agreed to in the Business Combination Agreement. In case a fully financed competing offer which, among others, provides for an offer consideration not only insignificantly (unbedeutend) higher than the Offer Consideration, has been published by a third party the Target will have the right, subject to certain requirements agreed to in the Business Combination Agreement, to terminate the Business Combination Agreement, if the Management Board taken into account the expected benefits, including synergies, of the Offer deems the competing offer to be superior. The parties to the Business Combination Agreement have also agreed to cooperate closely with each other in all respects relating to the Offer, in particular with regard to obtaining the necessary merger control approvals and investment control approvals.

8.3.3     Future cooperation

The parties to the Business Combination Agreement agreed on certain guiding principles, and the Business Combination Agreement contains certain intentions of the Bidder, in relation to the proposed cooperation between the Bidder and the Target. Please see Section 9 of the Offer Document for further details on the Bidder’s intentions as stipulated in the Business Combination Agreement.

8.3.4     Term of the Business Combination Agreement

The Business Combination Agreement has a fixed term of two years from 30 August 2021. In addition, the Business Combination Agreement provides each party with termination rights in certain defined circumstances.

9	INTENTIONS OF THE BIDDER AND ADTRAN

The intentions described below are the shared intentions of the Bidder and ADTRAN as parent company of the Bidder at the time of publication of the publication of the Offer Document. The Bidder does not have any intentions deviating from the intentions set forth in Sections 9.1 to 9.1.5 of the Offer Document. The intentions described in Sections 9.1 through 9.1.5 are governed by the legal basis in the Business Combination Agreement.

9.1	Intentions of the Bidder and ADTRAN with regard to the Target

The Bidder and ADTRAN acknowledge that the Management Board and the Supervisory Board are at any time free to take any decisions and carry out any measures in their own responsibility, even if this would contradict or would not be in line with the intentions of the Bidder set forth below in Sections 9.1.1 to 9.1.5 of the Offer Document. This applies only to the extent such decisions or measures are, according to the assessment of the Management Board and Supervisory Board in the best interest of the Target and its shareholders, employees and other stakeholders.

9.1.1     Future business activity, assets and future obligations of Target

The objective of the Offer is to combine the complimentary technology and product portfolios of both ADTRAN and the Target to create a high-performing optical networking platform that is better positioned to compete with larger market players. This combination provides greater scale in R&D activities allowing the group resulting of the Business Combination to be more innovative and competitive in growing global markets driven by the transition to next generation networks, government initiatives for higher bandwidth and hyper-connectivity.

The Bidder and ADTRAN expect the group resulting from the Business Combination to have an expanded customer base and addressable market creating go-to-market scale with the increased breadth of product offerings. They consider the geographic footprint and focus of the two companies to be complementary and to align well with the market focus with the Target’s strength in Europe, and ADTRAN’s strength in the U.S.

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The Bidder and ADTRAN intend to achieve significant synergies through increased operational scale, combined sales channels, reduced duplication in administration and improved terms in combined sourcing and production costs.

The Bidder and ADTRAN appreciate the SAP and Salesforce applications of the Target and do not intend any change in this respect.

Pursuant to the Business Combination Agreement, the Bidder, ADTRAN and the Target intend to significantly increase their future significance for the technological development and their contribution to the communications infrastructure in Europe, to which they attach great importance, and to continue to do so after the completion of the continue to do so after the completion of the Business Combination. The Bidder and ADTRAN are aware of the technological importance of the business activities in the field of solutions for encryption technologies in communication networks for communication networks for governmental or quasi-governmental agencies and intend to support this business field.

Pursuant to the Business Combination Agreement, the Bidder, ADTRAN and the Target intend to ensure that national security interests are adequately taken into account in the business plans of the new group resulting from the Business Combination. In support of this objective, the Target has established a separate business unit, ADVA Network Security, in which all of the Target`s business activities relating to governmental customers and critical infrastructures will be bundled. Pursuant to the Business Combination Agreement, ADTRAN and the Bidder intend to establish the business unit ADVA Network Security in applying for and securing research and development grants for the business activities of the combined business activities of the group resulting of the Business Combination and to ensure that the obligations in connection with the research and development grants already received by the Target are fulfilled.

Apart from that, the Bidder and ADTRAN do not intend to make any changes in the business activities of the Target.

The Bidder and ADTRAN do not intend to cause the Target or any other member of the Target Group to change its company name after the settlement of the Offer.

Regarding decisions on the issuance of dividends, the Bidder and ADTRAN intend to take into account the financial situation of the Target Group and its business strategy.

The Bidder has no intentions in relation to the Target that would lead to an increase the Target`s current indebtedness or to expand future obligations outside the ordinary course of business operations.

9.1.2     Registered office of the Target and location of material parts of the business

The Bidder does not intend to change the location of the Target’s corporate seat and operations in Meiningen, Germany or the head-office Plannegg/Martinsried, Germany. The Bidder also does not intend to change the location of the Target’s German material business. The Bidder supports the current plan, as disclosed to the Bidder prior to the date of the Business Combination Agreement, regarding the Terafabrik in Meiningen, Germany.

In the course of the integration, the Bidder and ADTRAN will jointly examine with the Target whether it makes sense to combine sites of ADTRAN and the Target in regions outside Germany where the Target is also governed. However, both companies are currently growing and expect that additional production capacities will be needed. For this reason, such mergers do not have to be mandatory; it may be sufficient merely to align the focus of the activities of such locations. However, this will only be decided in the next few years as the integration process continues.

The Bidder and ADTRAN have no further intentions with respect to the Offer regarding the registered office and the location of the Target or material parts of the business.

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9.1.3     Employees, employee representation and employment conditions

The Bidder, ADTRAN and the Target acknowledge that ADTRAN and the Target have a complementary product and geographic focus, which will offer opportunity for growth and development for the combined employee base. Both companies highly value their employees and the Bidder believes that the group resulting of the Business Combination will shape the future success of the group resulting of the Business Combination based on the joint foundation of valued, competent, and committed employees around the world.

The Bidder and ADTRAN intend to support the Management Board in maintaining and developing an attractive and competitive framework to retain an excellent global employee base.

Pursuant to the Business Combination Agreement, the Bidder undertakes to ensure the adequate participation of the Target employees in the success of the group resulting of the Business Combination by incentive schemes. At the option of the holder thereof, each option to purchase Target Shares that is outstanding and unexercised prior to the settlement of the Offer may be converted at or after the settlement of the Offer into an option to purchase Bidder Shares (rounded down to the nearest whole share) equal to the product of (i) the number of such Target Shares subject to such Target Option immediately prior to the settlement of the Offer and the Exchange Ratio at an exercise price per Target Share (rounded up to the nearest whole cent) equal to the quotient of (ii) the exercise price per Target Share of such Target Option immediately prior to the settlement of the Offer and (iii) the Exchange Ratio. Subject to the terms of the Business Combination Agreement, each such option shall be subject to the same vesting and expiration terms as applied to such Target Option immediately prior to the settlement of the Offer and the same terms and conditions (other than vesting and expiration terms) as applied to equity awards of ADTRAN immediately prior to the effective time of the Merger. The Target’s senior management, Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John, have each agreed, pursuant to separate agreements with the Bidder, to convert their respective Target Options into equity award of the Bidder on the same terms as set forth in the Business Combination Agreement. However, the members of the Management Board are entitled to exercise vested options in accordance with past practice until the settlement of the Offer.

The Bidder and ADTRAN do not intend to cause the Target to take or initiate any action aiming at the amendment or termination of existing shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or similar agreements, in particular relating to work conditions of the employees of the Target Group.

The Bidder further intends to respect the rights of the employees, works councils (Betriebsräte) and unions (Gewerkschaften) existing within, or with regards, to the Target and the Target Group.

The Bidder and ADTRAN have no further intentions with respect to the Offer regarding employees, employee representation and employment conditions.

9.1.4     Management Board and Supervisory Board

The Management Board consists of four members. In the course of the integration of the Target into the group resulting from the Business Combination, the Bidder and ADTRAN intend to change the size and composition of the Management Board. There are currently no plans and intentions as to how large the Management Board shall be and how it shall be composed. This will only be decided in the course of the further integration. Unless a domination and profit and loss transfer agreement is concluded with the Bidder, the Management Board will continue to manage the Target independently and exclusively on its own responsibility in accordance with and within the framework of European and German law.

The Supervisory Board consists of three members. The Bidder and ADTRAN do not intend to change the size of the Supervisory Board. The Bidder and ADTRAN intend that, after settlement of the Offer, the Bidder will be represented on the Supervisory Board in such a way that its shareholding is adequately reflected in its composition. At the time of publication of the Offer Document, the Bidder and ADTRAN have not yet decided which representatives the Bidder should elect to the Supervisory Board. The Bidder

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and ADTRAN initially intend to await the outcome of the Offer. However, a member who is independent of the Bidder and ADTRAN shall in any case continue to be represented in the Supervisory Board.

9.1.5     Intended structural measures

After settlement of the Offer and subject to having reached the required majority, the Bidder intends to take the following structural measures:

(a)	Squeeze-Out

The Bidder intends, if it has reached the necessary thresholds, to review the possibility of a squeeze-out of the remaining Target Shareholders. A squeeze-out transaction may be effected in three ways: (i) a cash merger squeeze-out pursuant to Sections 62 para. 1 and 62 para. 5 of the German Transformation Act (Umwandlungsgesetz), if the Bidder holds at least 90% of the Target’s share capital, excluding treasury shares and shares held for the account of the Target itself, (ii) a corporate squeeze-out pursuant to Sections 327a et seq. of the German Stock Corporation Act (Aktiengesetz), if the Bidder holds at least 95% of the Target’s share capital, excluding treasury shares and shares held for the account of the Target or (3) a takeover squeeze-out pursuant to Sections 39a et seq. WpÜG, if the Bidder acquires in connection with the Offer at least 95% of the Target’s share capital, excluding treasury shares and shares held for the account of the Target.

In the event of a cash merger squeeze-out or a corporate squeeze-out, shares of the Target Shareholders who did not tender their shares in the Offer will automatically be converted into the right to receive adequate cash compensation. In a squeeze-out transaction, the Bidder will determine the adequate compensation using the Target’s discounted earnings (Ertragswert) or, if appropriate, discounted cash flow, to value the Target Shares. In general, the compensation must not be less than the VWAP of the Target Shares for the three-month period prior to the announcement of the Bidder’s intention to effect such squeeze-out transaction. In a takeover squeeze-out, the consideration offered in connection with the Offer shall be considered adequate where the Bidder has acquired, in connection with the Offer, shares representing not less than 90% of the share capital (excluding treasury shares) for which the Offer was made. Following the approval of a cash merger squeeze-out or a corporate squeeze-out by a general meeting of the Target and its registration with the competent commercial register, each remaining minority Target Shareholder may challenge such determination pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The amount of compensation paid for Target Shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the Offer Consideration. However, appraisal rights are not available in connection with a takeover squeeze-out. If the Bidder is unable to complete a squeeze-out, the remaining Target Shareholders will continue to be entitled to all ordinary shareholder rights (except for annual dividends in the case of a DPLTA as defined below).

(b)	Domination and Profit and Loss Transfer Agreement

The Bidder may consider entering into a domination and profit and loss transfer agreement (“DPLTA”) with the Target if it is expected that the required 75% majority of the Target Shareholders in a general meeting approving the DPLTA will be reached. The decision will depend on whether a DPLTA is needed to implement synergies and on the financial feasibility. Under a DPLTA, the Bidder would be able to give legally binding instructions to the Management Board and would receive the full annual profit of the Target. Any loss would have to be balanced by the Bidder. A DPLTA would facilitate the integration of the Bidder and the Target Group and the implementation of synergies. However, the Target’s remaining shareholders would have to be granted a sell out right at the fair value of the Target Shares and would be entitled to a receive annual guaranteed dividend payment as compensation for the transfer of profits to the Bidder. The put price and the amount of the guaranteed dividend would be fixed in the DPLTA. The guaranteed dividend will be based on the amount that is likely to be distributed as the average dividend per share, given the

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Target’s past and current results of operations determined pursuant to the German Commercial Code (Handelsgesetzbuch) and the German Stock Corporation Act (Aktiengesetz), and the Target’s future earnings prospects. The put price shall reflect the intrinsic value of the Target Shares. It can be based on the market price, or determined on the basis of discounted earnings (Ertragswert) or discounted cash flow valuation method, but must not be less than the volume weighted average market price, or VWAP, of the Target shares for the three-month period prior to the announcement of the Bidder’s intention to enter into a DPLTA. The remaining Target minority shareholders can challenge the determination of the put price and guaranteed dividend in the DPLTA in appraisal proceedings pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The put price for the Target Shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the Offer Consideration.

(c)	Delisting

After settlement of the Offer the Bidder and ADTRAN may consider, depending on the stake of the Bidder, prevailing market conditions and other economic considerations, to implement, in coordination with and the support of the Management Board and the Supervisory Board, a withdrawal of the admission for trading of the Target Shares from all regulated markets (Regulierten Märkten) in accordance with the German Stock Exchange Act (Börsengesetz — “BörsG”) (delisting).

9.2	Intentions of the Bidder and ADTRAN with respect to the Bidder

9.2.1     Future business activities, assets and future obligations of the Bidder

The Bidder and ADTRAN intend that the Bidder will limit itself to the activities of a holding company and thus to the management of the new group.

The Bidder and ADTRAN intend that no obligations will arise for the Bidder as a result of the Business Combination. The Bidder and ADTRAN have agreed that the transaction costs will be borne solely by ADTRAN.

The Bidder and ADTRAN intend that the Bidder will change its name to “ADTRAN Holdings, Inc.” in accordance with the Business Combination Agreement.

Furthermore, the Bidder and ADTRAN are not governed by any intentions regarding changes in the Bidder’s business, assets and future obligations.

9.2.2     Domicile of the Bidder and location of significant parts of its business

The Bidder and ADTRAN intend that, as agreed in the Business Combination Agreement, the principal place of business of the Bidder will be at ADTRAN’s registered office in Huntsville, Alabama, United States. The Bidder and ADTRAN intend, in accordance with the Business Combination Agreement, that the Bidder will be a pure holding company and will not be governed by any business other than administration. It will only hold the shareholdings in ADTRAN and the Target.

9.2.3     Employees, Employee Representation and Employment Conditions

The Bidder and ADTRAN intend that the Bidder shall employ only a small number of employees. These employees will come from ADTRAN and will be employed by the Bidder on equal terms. The Bidder and ADTRAN do not intend to have any employee representation at the level of the Bidder.

9.2.4     Composition of the board of directors and the Management of the Bidder

Prior to the settlement of the Offer, the Bidder and ADTRAN intend to expand the board of directors of the Bidder to a total of six members. It will then comprise six persons selected by ADTRAN who are members of the current board of directors of ADTRAN. Immediately after settlement of the Offer, the board of directors of

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the Bidder will be expanded to a total of nine members by appointing three members of the current board of directors of the Target, Brian Protiva, Nikos Theodosopoulos and Johanna Hey, to the board of directors of the Bidder. Thomas Stanton, Chief Executive Officer of ADTRAN and current chairman of the board of directors of ADTRAN, will become chairman of the board of directors of the Bidder. Brian Protiva, the current chairman and chief executive officer of the Target, will—upon becoming a member of the board of directors of the Bidder—be appointed vice-chairman of the board of directors of the Bidder and act as executive vice-chairman until 31 December 2022 and thereafter as non-executive vice-chairman.

With regard to the operational management of the Bidder, the Bidder and ADTRAN intend, in accordance with the Business Combination Agreement, the following: Thomas R. Stanton, Chief Executive Officer, Michael Foliano, Chief Financial Officer and Christoph Glingener, Chief Technical Officer. Ulrich Dopfer, the current Chief Financial Officer of the Target, shall replace Michael Foliano as Chief Financial Officer of the Bidder within five years after completion of the Business Combination, unless he is offered a severance package beforehand. Scott St. John, currently Chief Marketing and Sales Officer of the Target, will assume the same position, Chief Marketing and Sales Officer, of the Bidder, and Paulus Bucher, currently Chief Operating Officer of the Target, will assume the same position of the Bidder. The filling of the positions by Scott St. John and Paulus Bucher will in each case not take place if they are first offered a six-month transition and severance package. To the extent that service agreements currently exist between the members of the Management Board or management and the Target, these will be replaced by service agreements with the Bidder. The terms and conditions of the new service agreements shall (i) not be less favorable in any material respect, including term and compensation, than the current terms and conditions of the service agreements with the Target (as of the Effective Date of the Base Agreement) until and including 31 December 2022, and (ii) not be less favorable with respect to the new position of the relevant person with the Bidder than the terms and conditions of the service agreements existing between ADTRAN (or its subsidiaries) and the persons holding comparable positions with ADTRAN (or its subsidiaries) (see to the referenced conditions of remuneration Section 18.2 of the Offer Document), adjusted to local legal regulations and standards.

9.3	Intentions of the Bidder and ADTRAN with respect to ADTRAN

9.3.1     Future business activities, assets and future obligations

The Bidder and ADTRAN intend that ADTRAN’s business will remain unchanged in terms of production, products, markets and distribution. However, ADTRAN and the Bidder intend to increase the market opportunities of ADTRAN through the Business Combination, to expand the distribution channels, in particular by acquiring new distribution partners. ADTRAN and the Bidder intend to expand the joint product range in high-growth markets after the business combination. ADTRAN is to position itself as a global innovation driver in association with the Target. The combined customer base will result in so-called cross-selling opportunities. Through the international presence of the Target, ADTRAN gains access to markets where it has not been present before and gains access to new customers and an international customer network. Otherwise, no changes in ADTRAN’s business activities are intended by ADTRAN and the Bidder.

ADTRAN will bear the transaction costs of the Business Combination attributable to the Bidder and ADTRAN. These are currently estimated at approximately EUR 14,890,230.00. ADTRAN and the Bidder intend that ADTRAN will continue its current dividend policy. For the financial year 2020, ADTRAN has governed dividends of approximately USD 17,334,000.00 to its shareholders. This corresponds to a dividend of USD 0.36 per share (EUR 14,993,043.00 or EUR 0.31 per share, converted on the basis of a conversion rate of USD/EUR 0.86495 as of 31 October 2021 (source: XE Corp.)).

The Bidder and ADTRAN are not governed by any intentions that could result in an increase in ADTRAN’s current indebtedness or expansion of ADTRAN’s future obligations outside the ordinary course of business.

The Bidder and ADTRAN are not governed by any other intentions with regard to the future assets and liabilities of the Target in connection with the Business Combination.

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9.3.2     Registered Office of ADTRAN and Location of Major Parts of the Company

The headquarters of ADTRAN after the Business Combination will remain in Huntsville, Alabama, United States. The Bidder and ADTRAN currently have no intentions to close or relocate any sites of ADTRAN. In the course of the integration, the Bidder, ADTRAN together with the Target will consider whether it makes sense to combine ADTRAN and the Target sites in regions outside of Germany, where the Target is also governed. However, both companies are currently growing and expect that additional production capacities will be needed. Therefore, such mergers do not have to be mandatory, but it may be sufficient to merely align the focus of the activities of such sites. However, this will only be decided in the next few years as the integration process continues.

Beyond that, the Bidder and ADTRAN are not governed by any further intentions regarding the seat and locations of ADTRAN or material parts of ADTRAN in connection with the Business Combination.

9.3.3     Employees, Employee Representation and Employment Conditions

ADTRAN and the Bidder initially do not intend to make any changes to ADTRAN’s employees. The Bidder and ADTRAN believe that its highly valued, competent and dedicated employees will be the basis for success after the Business Combination. The Bidder and ADTRAN expect that the Business Combination will also lead to further growth at ADTRAN due to the complementary product and customer portfolio and the regional additions, so that it is intended to maintain ADTRAN’s current personnel structure. Cost synergies in administration are to be achieved through more efficient decision-making, streamlined processes and economies of scale. Where duplicate functions can be merged, employees will be transferred to other functions where they can be deployed more efficiently due to anticipated growth.

ADTRAN is currently not governed by any employee representation. The Bidder and ADTRAN do not intend to establish such representations at ADTRAN after the Business Combination.

ADTRAN and the Bidder do not intend to change the employment conditions of ADTRAN’s employees. To the extent that employees of ADTRAN are governed by equity award or subscription rights to ADTRAN Shares, such equity award or subscription rights will be replaced by corresponding rights to Bidder Shares granted by the Bidder.

Beyond that, the Bidder and ADTRAN are not governed by any further intentions regarding employees, employee representation and employment conditions in connection with the Business Combination.

9.3.4     Composition of the board of directors and the management of ADTRAN

The Bidder and ADTRAN do not intend to change the composition of the board of directors of ADTRAN or officers of ADTRAN.

10	EXPLANATION OF THE ADEQUACY OF THE CONSIDERATION

10.1	Admittance to trading of the Offer Shares

Prior to the time of transfer of the Offer Shares to the Target Shareholders under the Offer, the Bidder will ensure admission of the Bidder Shares (including the Offer Shares) to listing and trading on Nasdaq and to the Frankfurt Stock Exchange (see Section 6.4.1 of the Offer Document). The admission to trading on the Frankfurt Stock Exchange relates to all Bidder Shares and will be an admission to trading on an organized market within the meaning of Section 2 para. 7 WpÜG.

Accepting Target Shareholders will become owners of the Offer Shares upon completion of the Business Combination. As such, through the chain of the Custodian Banks, DTC and Clearstream, Accepting Target Shareholders will be entitled to all rights attached to the Offer Shares (including dividend right, and voting rights, see Section 6.4.2 of the Offer Document) including, through the Central Registration Agent (as

40

described in Section ion 6.4.2 of the Offer Document), access to information given by the Bidder to its stockholders. The prerequisite that, pursuant to Section 31 para. 2 sentence WpÜG, the shares offered as consideration for shares that grant voting rights must equally grant voting rights, is therefore fulfilled.

10.2	Liquidity of the Offer Shares under the OLG Frankfurt-Ruling

Section 31 para. 2 WpÜG requires that shares offered as consideration in an exchange offer must be “liquid”. In its decision of 11 January 2021 (case no. WpÜG 1/20) (“OLG Frankfurt-Ruling”), the Higher Regional Court Frankfurt am Main (Oberlandesgericht (OLG) Frankfurt/Main) defined criteria to determine liquidity within the meaning of Section 31 para. 2 WpÜG. If these criteria are met the Offer Shares are presumed to be liquid in any case. The OLG Frankfurt-Ruling derived these criteria from the definition of “liquid shares” in Art. 22 para. 1 of Regulation (EC) No. 1287/2006 (“DVO”). Pursuant to this regulation, a share is deemed to have a liquid market if

(i) the share is daily traded,

(ii) the share is with a free float not less than EUR 500 million, and

(iii) one of the following conditions is satisfied:

(a) the average daily number of trades in the share is not less than 500;

(b) the average daily turnover for the share is not less than EUR 2 million.

10.2.1     Relevant period for the liquidity test

The liquidity requirement is intended to ensure that the Target Shareholders may theoretically immediately be able to realize the value of the Offer Shares received by reselling them. Consequently, the liquidity test should be met for the time after the settlement of the Offer. Therefore, the liquidity of the Offer Shares may only be determined by means of a forecast.

10.2.2     Relevance of ADTRAN Shares for the forecast of liquidity

The Offer Shares will be issued by the Bidder. They will be traded on Nasdaq and the Frankfurt Stock Exchange (see Section 6.4.1 of the Offer Document). However, prior to settlement of the Offer, there is no trading of the Bidder Shares. Instead, as basis for any forecast, the historic trading data of ADTRAN will be used for the following reasons: The only material asset the Bidder will hold immediately prior to settlement are 100% of the ADTRAN Shares (see Section 6.3.2(a), of the Offer Document). As a result of the Merger, the ADTRAN Shareholders become Bidder Shareholders (see Section 6.3.2(a)), this means the Bidder will be economically identical with ADTRAN.

10.2.3     Relevant market for the liquidity test

After the settlement of the Offer, the Bidder Shares will be traded on Nasdaq and the Frankfurt Stock Exchange (see Section 6.4.1 of the Offer Document). For purposes of this liquidity test, only the expected average daily number of trades and value traded of the Bidder Shares on the Frankfurt Stock Exchange as an organized market within the meaning of Section 7 para. 2 WpÜG is considered.

10.2.4     Assumptions and data basis for the liquidity test

The determination of the liquidity of the Offer Shares at the time of the settlement of the Offer requires a forecast based on historic trading pattern. In this case, the forecast can only be based on the historic trading pattern of ADTRAN Shares (see above).

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This forecast has to consider, though, that the number of Bidder Shares outstanding and the number of stockholders which may trade the Bidder Shares will increase, because in addition to the Bidder Shares resulting from an Exchange Ratio of 1:1 for ADTRAN Shares from the Merger (see Section 6.3.2 of the Offer Document), the total number of Bidder Shares outstanding will depend on the acceptance rate of the Offer.

The analysis underlies the following assumptions and data basis. In particular, the assumptions and the application of the test criteria have been carried out in a prudent manner.

•

Reference trading data: As basis of the required forecast in relation to the Bidder the trading data of ADTRAN were used for the period from 30 May 2021 to 9 November 2021 (“Liquidity Reference Period”). The relevant trading data are shown in Annex 4.

•

Reference trading venue: With regard to the listing of the ADTRAN Shares on Nasdaq (see Section 6.4.1 of the Offer Document), it is assumed that Nasdaq is a stock exchange trading venue comparable to an organized market within the meaning of Section 2 para. 7 WpÜG.

•	Acceptance Rate: It is assumed that 70% of Target Shareholders will accept the Offer which is equal to the Minimum Acceptance Rate (see Section 12.1.1 of the Offer Document).

•

Trading on Frankfurt Stock Exchange: All Bidder Shares will be admitted to trading on the Frankfurt Stock Exchange prior to settlement of the Offer and may be traded there. It is assumed that Target Shareholders receiving Offer Shares will continue trading those exclusively on the Frankfurt Stock Exchange (as they did with Target Shares before). This means all Offer Shares are assumed to be traded on Frankfurt Stock Exchange.

•

Number of shares: The number of Bidder Shares estimated outstanding as a product of the Merger and based on the number of ADTRAN Shares outstanding as of 31 October 2021 is 48,679,989 (“Number of Merger Bidder Shares”). The number of Offer Shares, i.e. those Bidder Shares to be issued to Target Shareholders in course of the settlement of the Offer, is determined by multiplying (i) 51,104,512 (i.e. the total number of Target Shares outstanding as of 31 October 2021), (ii) 0.7 (representing the assumed percentage of shares which will be tendered into the Offer), and (iii) 0.8244 (i.e. the Exchange Ratio) (“Number of Offer Shares”). The Number of Offer Shares is (rounded up to full shares of stock due to a potential fractional adjustment) 29,491,392. The total number of Bidder Shares is the sum of the total Number of Offer Shares and the Number of Merger Bidder Shares: 78,171,381 (rounded up to full shares of stock due to a potential fractional adjustment) (“Number of Bidder Shares”). The ratio of the Number of Bidder Shares to the referenced ADTRAN Shares (i.e. the Number of Merger Bidder Shares) is 1.61 (rounded) (the “Bidder Share/ADTRAN Share Ratio”). The ratio of the Number of Offer Shares to the Number of Bidder Shares amounts is 0.38 (rounded) (“Offer Share/Bidder Share Ratio”).

10.2.5     Daily trading

The ADTRAN Shares were traded daily (with the exception of Saturdays, Sundays and other holidays on the respective stock exchange) within the Liquidity Reference Period. Accordingly, the forecast to be made assumes that daily trading will also take place with the Offer Shares.

10.2.6     Determination of free float for calculation of market capitalization

The liquidity test requires that the market capitalization of the free float must be higher than EUR 500 million. According to Art. 22 para. 4 DVO, all shareholdings exceeding 5 % of the total voting rights of the issuer have to be excluded from the calculation of the market capitalization, unless such a holding is held by a collective investment undertaking (“Organismen für gemeinsame Anlagen”) or a pension fund.

The stockholder structure of ADTRAN is described in Section 6.2.1 of the Offer Document. Most of the ADTRAN Anchor Shareholders are managing/advisor entities of a large number of index or sector funds

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which actively trade. These entities could be treated as “collective investment undertakings” in the meaning of Art. 22 para. 4 DVO, but for reasons of precaution, these stockholdings are excluded from the free float for purposes of this liquidity test. The following ADTRAN Anchor Shareholders will remain Bidder Shareholders holding more than 5% on basis of the Number of Bidder Shares: BlackRock, Inc. (7,934,685 Bidder Shares) and The Vanguard Group, Inc. (5,381,921 Bidder Shares). In total, 13,520,106 Bidder Shares from ADTRAN Anchor Shareholders will be excluded from the free float.

The shareholder structure of the Target is described in Section 7.1 of the Offer Document. EGORA will exceed the 5%-threshold of Bidder Shares following the Business Combination. EGORA’s holding after the Business Combination will be at least 5,770,800 Offer Shares (i.e. 7.4% of the Bidder Shares) due to the Irrevocable Undertaking. This stockholding is excluded from the free float.

Also excluded from the free float is Dimensional Fund Advisor L.P., to which a total of 4,058,790 Offer Shares are attributable, namely 2,528,643 Offer Shares from the conversion of former ADTRAN Shares in the same amount and 1,530,147 Offer Shares as a result of the multiplication of 1,856,074 Target Shares (according to the voting rights notification dated 26 October 2021, see Section 7.1 of the Offer Document) with the conversion ratio assuming that Dimensional Fund Advisor L.P. accepts the Offer with respect to all Target Company Shares (indirectly) held by it.

This means that the expected free float of the Bidder excludes 23,146,196 Bidder Shares and includes 55,025,184 Bidder Shares, resulting in a total free float of 70.39% (“Free Float Ratio”).

10.2.7     Calculation of market capitalization of the free float after settlement

The market capitalization of the free float is calculated by multiplying the Bidder Shares with (i) the Free Float Ratio and (ii) the Three-Month VWAP ADTRAN (i.e. EUR 18.19, see Section 10.5.1 of the Offer Document). The value free float of the Offer Shares will therefore amount to EUR 1,000,908,104.00.

10.2.8     Determination of the number of average daily trades

For the forecast of the average daily trades of the Offer Shares, the average number of trades for the ADTRAN Shares over the Reference Period was determined. This is 4,135 (“ADTRAN Average Daily Trades”). This number of daily trades was adjusted to the Number of Bidder Shares by multiplying the Bidder Share/ADTRAN Share Ratio with the ADTRAN Average Daily Trades. The number of daily trades for the Bidder Shares on this basis amounts to 6,640 per day. Calculated down to the number of daily trades for the Offer Shares (which are assumed to be traded exclusively on the Frankfurt Stock Exchange) by multiplying with the Offer Share/Bidder Share Ratio, this is 2,505 trades per day on the Frankfurt Stock Exchange.

10.2.9     Determination of the daily value traded

For the forecast of the average traded value daily of the Offer Shares, the average traded value daily for the Target and ADTRAN over the Liquidity Reference Period was determined. This is EUR 5,848,679.00 (“ADTRAN Average Daily Value Traded”). This amount was adjusted to the Number of Bidder Shares by multiplying the Bidder Share/ADTRAN Share Ratio with the ADTRAN Average Daily Value Traded. The average traded value daily for all Bidder Shares on this basis amounts to EUR 9,391,935.00 and calculated down to the Offer Shares (which are assumed to be traded exclusively on the Frankfurt Stock Exchange) by multiplying with the Offer Share/Bidder Share Ratio, this amounts to EUR 3,543,256.00 daily value traded.

10.2.10     Results of the liquidity test

The results of the liquidity test applied as described above are shown in the table below. The requirements of the OLG Frankfurt Ruling are met even with an acceptance rate of 18%.

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Liquidity Test Calculations & Results
Exchange Ratio	0,8244x
Outstanding Bidder Shares [1]	51,104,512
Shares issued to Target Shareholders in case of 100% acceptance[2]	42,130,560
Acceptance Rate assumed for liquidity test[3]	70,0%
Number of shares offered at Minimum Acceptance Rate[4]	29,491,392
ADTRAN Shares Outstanding prior to Business Combination[5]	48,679,989

Bidder Shares Outstanding after Business Combination[6]	78,171,381
Bidder Shares Outstanding after Business Combination	78,171,381
Shares From Shareholders Owning >5% of Bidder after Settlement	23,146,196

Bidder Free Float (No. of Shares)	55,025,184
Bidder Free Float ( % of all outstanding Bidder shares)	70,39%
Bidder Share Price (3 months VWAP ADTRAN)[7]	EUR €18,19
Hypothetical Free Float Market Cap (EUR)[8]	(EUR) 1,000,908,104.00
Threshold[9] (EUR)	(EUR) 500,000,000.00
Exceeds Threshold (EUR)	(EUR) 500,908,104.00
Exceeds Threshold (%)	100%

1)	As of 31 October 2021
2)	Number of Target Shares outstanding multiplied by Exchange Ratio
3)	The requirements of the OLG-Frankfurt Ruling are still met at an acceptance rate of 18%.
4)	Number of Target Shares multiplied by the Exchange Ratio and the Minimum Acceptance Rate
5)	As of 31 October 2021
6)	Number of Bidder Offer Shares + Number of Offer Shares
7)	Three-month VWAP ADTRAN (see Section 10.5.1 of the Offer Document)
8)	Number of free float shares multiplied by Three-Month VWAP ADTRAN
9)	Minimum free float market capitalization according to OLG Frankfurt Ruling

Hypothetical No. of Trades
Avg. ADTRAN Standalone Daily Trades[10]	4,135
% Increase in ADTRAN Shares based on Stock Issuance in Exchange Offer	60.6%
Daily Trades after Business Combination	6,640
Assumed Share of Daily Trades on Frankfurt Stock Exchange[11]	37.7%
Hypothetical Frankfurt Daily Trades	2,505
Threshold[12]	500
Exceeds Threshold (EUR)	2005
Exceeds Threshold (%)	401%

10)	Based on ADTRAN trading data attached as Annex 4 for period of 30 May 2021 until 9 November 2021.
11)	Based on ratio Offer Shares/Bidder Shares. Liquidity test assumes that all former Target Shareholders continue to trade on the Frankfurt Stock Exchange.
12)	Threshold pursuant to OLG Frankfurt Ruling.

Hypothetical Value Traded (EUR)
Avg. ADTRAN Standalone Daily Value Traded[13](EUR)	5,848,679.00
% Increase in ADTRAN Shares based on Net Share Issuance in Exchange Offer	60.6%
Daily Value Traded (EUR)	9,391,935.00
Assumed Share of Daily Trades on Frankfurt Stock Exchange[14]	37.7%
Hypothecated Frankfurt Daily Value Traded (EUR)	3,543,256.00
Threshold[15] (EUR)	2,000,000
Exceeds Threshold (EUR)	1,543,256.00
Exceeds Threshold (%)	77%

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13)	Based on ADTRAN trading data attached as Annex 4 for period of 30 May 2021 until 9 November 2021.
14)	Based on ratio Offer Shares/Bidder Shares. Liquidity test assumes that all former Target Shareholders continue to trade on the Frankfurt Stock Exchange.
15)	Pursuant to OLG Frankfurt Ruling.

10.3	Minimum consideration for the Target Shares

Pursuant to Section 31 paras. 1, 2 and 7 WpÜG, and in conjunction with Section 3 sentence 1 WpÜG-Offer Regulation, the Bidder must offer Target Shareholders adequate consideration for their Target Shares. The amount of the consideration pursuant to Section 3 sentence 2 WpÜG-Offer Regulation may not be less than the predetermined minimum value as set out in Sections 4 through 7 WpÜG-Offer Regulation. The minimum value to be offered to the Target Shareholders per Target Share must be at least equal to the higher of the following values:

(a)

Pursuant to Section 4 in connection with Section 7 of the WpÜG-Offer Regulation, in case of a voluntary public takeover offer pursuant to Sections 29 et seqq. WpÜG, the consideration must be at least equal to the highest consideration provided or agreed for the acquisition of Target Shares by the Bidder, a person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG or their subsidiaries within the last six months prior to the publication of the Offer Document pursuant to Section 14 para. 2 sentence 1 WpÜG. Neither the Bidder, nor any persons acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG nor its or their subsidiaries have acquired any Target Shares and have not entered into agreements for such acquisitions during said six-months period.

(b)

Pursuant to Section 5 in connection with Section 7 of the WpÜG-Offer Regulation, in case of a voluntary public takeover offer pursuant to Sections 29 et seqq. WpÜG, the consideration must be at least equal to the volume-weighted average domestic stock exchange price of the Target Shares during the last three months prior to the publication of the decision to launch the Offer pursuant to Section 10 para. 1 sentence 1 WpÜG. BaFin notified the Bidder by letter dated 4 October 2021 that the weighted three-month average price up to and including 29 August 2021, the day prior to which the Bidder published its decision to launch the Offer, equals EUR 12.30 per Target Share.

Therefore, in accordance with Section 31 paras. 1 and 7 WpÜG, in conjunction with Sections 4 and 5 WpÜG-Offer Regulation, the minimum offer price per Target Share amounts to EUR 12.30. The value of the Offer Consideration of EUR 15.00 (see Section 10.5.1 of the Offer Document) therefore exceeds the minimum offer price.

10.4	Offer Consideration

The Bidder offers 0.8244 Offer Shares in exchange for one (1) Target Share as consideration for the Offer. The Exchange Ratio was determined as a result of the negotiations in the Business Combination Agreement (see Section 8.3 of the Offer Document).

If the acceptance of the Offer results in fractional share rights to Offer Shares for Target Shareholders from accepting the Offer, these fractions will be aggregated and sold by the respective Custodian Bank or the Settlement Agent shortly after the settlement of the Offer (see Section 13.6 of the Offer Document below) and the proceeds of such sale will be distributed to the tendering shareholders who are entitled.

10.5	Economic adequacy of the Offer Consideration

10.5.1 Offer Consideration

The Bidder calculated the value of the Offer Consideration on the basis of an evaluation of ADTRAN. For this purpose, the Bidder obtained the opinion of Value Trust Financial Advisors SE (“Value Trust”) as an

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expert regarding the value of the Offer Shares, who concluded, based on a share price and liquidity analysis, that the minimum value is the volume-weighted average market price of the ADTRAN Shares on the Nasdaq during the last three months prior to the publication of the decision to launch the Offer pursuant to Section 10 para. 1 sentence 1 WpÜG on 30 August 2021, i.e., the period from 30 May 2021 to and including 29 August 2021. According to the expert opinion of Value Trust, this amounts to EUR 18.19 per ADTRAN Share (“Three-Month VWAP ADTRAN”). Accordingly the minimum value of the Offer Consideration is, commercially rounded, EUR 15.00. This result is obtained by multiplying the Three-Month VWAP ADTRAN (as set out below, i.e. EUR 18.19, by the exchange ratio, i.e. 0.8244:1). In detail, this determination is based on the following considerations: According to German case law on company valuation in compensation cases, the minimum value of equity securities generally equals the stock market price, based, for example, on the three-month volume-weighted average market price of such securities (“Three-Month VWAP”). Since the share price typically represents the value at which a shareholder can freely dispose of its shares, the share price – provided an adequate level of liquidity – in compensation cases constitutes the minimum value for an adequate valuation.

Since the relevance of the stock market price for the minimum value of equity security results from the possibility of their free disposal in the open market, it is irrelevant for valuation purposes in compensation cases – assuming adequate liquidity of the shares – whether such shares are listed on the regulated market of the Frankfurt Stock Exchange (like the Target Shares) or on the Nasdaq (like the ADTRAN Shares).

Since the Offer Shares have not yet been admitted to trading on the Nasdaq and on the regulated market of the Frankfurt Stock Exchange, the Bidder determined the amount of the Offer Consideration on the basis of a valuation of the ADTRAN Shares. The fact that the Offer Shares are not ADTRAN Shares, but Bidder Shares is irrelevant. Pursuant to the Business Combination Agreement, the Merger will become effective immediately prior to the consummation of the Offer (see Section 6.3.2(a) of the Offer Document). At the time of the settlement of the Offer, the Bidder will therefore be the sole shareholder of ADTRAN and, apart from that, neither holds participations nor conducts any other operative business. Hence, after the Merger the Bidder will be economically identical to ADTRAN. In a functioning liquid capital market, such as the Nasdaq, the price of the Bidder Shares will thus mirror the price of the ADTRAN Shares. Therefore, it is appropriate to assume the same behavior of the ADTRAN Shares and the Bidder Shares not only with regard to their value, but also with regard to their liquidity (see Section 10.2.2 of the Offer Document).

The ADTRAN Shares are listed on the Nasdaq and are traded under the ticker symbol “ADTN”. From 30 May 2021 to and including 29 August 2021 (the “Three-Month Period”), a daily average of 278,072 ADTRAN Shares have been traded and a total number of 17,518,544 ADTRAN Shares have been traded on the Nasdaq during such Three-Month Period.

Based on comprehensive share price and liquidity analyses, Value Trust came to the conclusion that the ADTRAN Shares are to be regarded as liquid. This has been determined, among other analyses, on the basis of an analysis of the daily average trading volume of the ADTRAN Shares on the Nasdaq during the Three-Month Period.

The Three-Month VWAP ADTRAN was calculated by multiplying the following factors:

(a)	the USD-denominated closing price of the ADTRAN Shares for each trading day on the Nasdaq during the Three-Month Period (source: Bloomberg),

(b)	the total number of ADTRAN Shares traded on each trading day on the Nasdaq during the Three-Month Period (source: Bloomberg), and

(c)	the EUR/USD spot exchange rates to translate the share prices denominated in USD to EUR for each such relevant trading day during the Three-Month Period (source: FactSet).

The result of such multiplication was divided by the total number of ADTRAN Shares that were traded on the Nasdaq during the Three-Month Period.

Additionally, a market valuation was performed based on trading multiples and transaction multiples. Furthermore, an outside-in discounted cash flow analysis was conducted based on broker estimates for the

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Bidder. Building on the performed capital market analysis, the Three-Month VWAP is supported and thus, the share price as a valuation method is verified.

10.5.2 Valuation Methods

In addition to the offer consideration set forth in Section 10.5.1 of the Offer Document, the Bidder considered further aspects for the determination of the Offer Consideration as set forth in Sections 10.5.3 to 10.5.6 of the Offer Document, which evidence in the view of the Bidder that the Offer Consideration is adequate and offers a highly attractive consideration for the Target Shareholders.

Such aspects include, in particular, (i) the historical performance of the stock exchange prices of the Target Share and the ADTRAN Share, (ii) target price expectations set by research analysts, as well as (iii) the average historic Exchange Ratio of the Target Shares in relation to the ADTRAN Shares. Furthermore, the Bidder considered alternative methods for valuing the companies involved in the transaction for the purpose of performing plausibility checks regarding the Offer Consideration such as discounted cash flow-method and analysis of stock market multiples and current transaction multiples.

10.5.3	Premium based on historical performance of the stock exchange prices of the Target and ADTRAN Shares prior to the publication of the decision by the Bidder to launch the Offer on 30 August 2021

A comparison of the Offer Consideration at the value of EUR 15.00 with historical stock market prices of the Target Shares and of the Bidder Shares shows that the Exchange Ratio represents the following premiums:

(a)

The stock exchange prices (XETRA and Nasdaq closing prices) on 27 August 2021, the last trading day prior to the publication of the decision to launch the Offer, amounted to EUR 12.90 per Target Share and USD 24.57 or EUR 20.85 per ADTRAN Share, resulting in an Exchange Ratio of 0.6188. The Exchange Ratio, thus, includes a premium to Target Shareholders of 0.2056 or 33.2%.

(b)

The volume weighted average stock exchange prices in the last three month prior to and including 29 August 2021, the last trading day prior to the publication of the decision to launch the Offer, amounted to EUR 12.30, as notified by BaFin, per Target Share and EUR 18.19, as obtained by the opinion of Value Trust, per ADTRAN Share, resulting in an Exchange Ratio of 0.6761. The Exchange Ratio, thus, includes a premium to Target Shareholders of 0.1482 or 21.9%.

(c)

The highest stock exchange prices (XETRA and Nasdaq closing prices) in the last 52 weeks prior to and including August 27, 2021, the last trading day prior to the publication of the decision to launch the Offer, were recorded on 26 July 2021 for the Target Shares and on 27 August 2021 for the ADTRAN Shares and amounted to EUR 13.46 per Target Share and USD 24.57 or EUR 20.85 per ADTRAN Share, resulting in an Exchange Ratio of 0.6457. The Exchange Ratio, thus, includes a premium to Target Shareholders of 0.1787 or 27.7%.

The historical stock exchange prices for the Target Shares and ADTRAN Shares referred to above (with the exception of the weighted three months average price for the Target Shares prior to and including 29 August 2021 which were notified by BaFin to the Bidder) were taken from Bloomberg.

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10.5.4	Premium based on analysts’ target prices for Target Shares

The adequacy of the Exchange Ratio also follows from the latest target prices for Target and ADTRAN Shares published by certain research analysts prior to the publication of the Bidder’s decision to launch the Offer on 30 August 2021 (source: Bloomberg).

Target Shares
Firm	Analysis Date	Target Price (EUR)
First Berlin	July 27, 2021	EUR 14.40
FMR	July 27, 2021	EUR 15.20
Northland Securities	July 23, 2021	EUR 17.00
M.M. Warburg & Co	July 23, 2021	EUR 17.00
Commerzbank	July 20, 2021	EUR 15.00
Landesbank Baden-Wuerttemberg	July 19, 2021	EUR 15.50
Kepler Cheuvreux	June 18, 2021	EUR 13.60
Average		EUR 15.39

ADTRAN Shares
Firm	Analysis Date	Target Price (USD)
Argus	August 9, 2021	USD 30.00
Cowen	August 6, 2021	USD 29.00
WestPark Capital	August 6, 2021	USD 28.00
Goldman Sachs	August 6, 2021	USD 22.00
Northland Securities	August 5, 2021	USD 25.00
Jefferies	August 5, 2021	USD 26.00
Average		USD 26.67

The analyst expectations of such research analysts result in an average target price of EUR 15.39 per Target Share and in an average target price of USD 26.67 or EUR 22.63 per ADTRAN Share, implying an Exchange Ratio of 0.6807. In relation thereto, the Exchange Ratio, thus, includes a premium to Target Shareholders of 0.1433 or approximately 21.2%.

10.5.5

Premium based on the average historical Exchange Ratio of the Target Shares in relation to the ADTRAN Shares prior to the publication of the decision by the Bidder to launch the Offer on 30 August 2021

A comparison of the Exchange Ratio with average historical exchange ratios, shows that the Exchange Ratio represents the following premiums. The average historical Exchange Ratios are based on the average of the daily Exchange Ratios, calculated as the share price of Target Shares divided by the share price of ADTRAN Shares converted to Euro using the daily USD/EUR FX rate (XETRA and Nasdaq closing prices), over a certain period of time as outlined below:

(a)

The average Exchange Ratio in the last five years prior to and including 27 August 2021, the last trading day prior to the publication of the decision to launch the Offer, amounted to 0.5730. The Exchange Ratio, thus, includes a premium to Target Shareholders of 0.2514 or 43.95%.

(b)

The average Exchange Ratio in the last three years prior to and including 27 August 2021, the last trading day prior to the publication of the decision to launch the Offer, amounted to 0.6647. The Exchange Ratio, thus, includes a premium to Target Shareholders of 0.1597 or 24.0%.

(c)

The average Exchange Ratio in the last one year prior to and including 27 August 2021, the last trading day prior to the publication of the decision to launch the Offer, amounted to 0.6650. The Exchange Ratio, thus, includes a premium to Target Shareholders of 0.1594 or 24.0%.

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10.5.6 General considerations

The Bidder is strongly convinced that the Offer Consideration constitutes a highly attractive consideration for the acquisition of the Target Shares and offers an attractive premium for the Target Shareholders. It should be noted, however, that such premium will only be realized by Target Shareholders who accept the Offer and provided satisfaction of the Offer Conditions, as described in Section 12.1.1 through 12.1.9 of this Offer Document. The Bidder points out that it has spent considerable time and resources over the last 12 months to analyze the Target’s businesses and economics as well as the market in which it operates, and has worked hard to offer the highest possible value to Target Shareholders.

This is also confirmed by the fact, that, subject to the review of this Offer, the Management Board and the Supervisory Board have also expressed their full support for this Offer and the largest shareholder of the Target, EGORA, which is controlled by the family of the Target’s chief executive officer Mr. Brian Protiva, representing an aggregate of approximately 14.6% of the total share capital of the Target committed to tender their existing shares into the Offer.

Moreover, the Bidder and the Management Board believe that the Transaction could result in substantial annual run-rate synergies, cost savings and other efficiencies for the group resulting of the Business Combination, which are not reflected in the factors outlined above. Due to the complementary nature of the product and service offerings of the Target and ADTRAN, it is expected that the Business Combination will enhance the offerings of both companies to customers and solidify the position of the group resulting of the Business Combination as a fully integrated, end-to-end fiber access and transport portfolio under a modern, SDN-controlled architecture. The Business Combination is thus expected to generate approximately USD 52,000,000.00 (approx. EUR 45,000,000.00, calculated on the basis of a conversion rate of EUR 0.86495 as of 31 October 2021 (source: XE Corp.)) of annual gross cost synergies by the end of 2023, mainly due to supply chain scale opportunities, enhanced purchasing power and streamlined operations, which are expected to enable the group resulting of the Business Combination to improve its cost structure and increase profitability.

All valuation methods which the Bidder applied and described in this Section 10.5.1 through 10.5.5 of the Offer Document show that the Offer Consideration is adequate. Apart from those described in the Offer Document, the Bidder has not applied any other valuation methods to determine the adequacy of the Exchange Ratio.

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10.6	No compensation for loss of certain rights

The articles of association of the Target do not provide for the application of Section 33b para. 2 WpÜG. The Bidder, therefore, is not obliged to pay any compensation pursuant to Section 33b para. 5 WpÜG.

11	OFFICIAL APPROVALS AND PROCEDURES

11.1	Merger control approvals

The acquisition of the Target Shares by the Bidder pursuant to the Offer is subject to the review by merger control authorities in the following jurisdictions: (i) the United States, (ii) Germany and (iii) the United Kingdom.

11.1.1 Germany Merger Control Clearance

In Germany, merger control clearance proceedings are conducted by the German Federal Cartel Office (Bundeskartellamt) as the competent merger control authority and are governed by the German Act against Restrains of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”). Merger control clearance under the GWB can either be issued after a phase I review, or in more complex cases, after an in-depth phase II review. After filing, the FCO has one calendar month to issue a clearance decision or to open an in-depth phase II investigation. If the FCO initiates an in-depth investigation, it must issue a final decision five months after submission of the initial filing. These periods may be extended in certain circumstances.

11.1.2 U.S. Merger Control Clearance

Under the Section 18a of the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”), as amended, and the rules promulgated thereunder, the Business Combination may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission (“FTC”) and the U.S. Department of Justice (“DOJ”) and the applicable waiting periods have expired or have been terminated. Upon expiration or termination of the waiting period of 30 days, the parties may close the transaction from a US merger control perspective, unless otherwise agreed and unless the competition authority has successfully applied to a U.S. federal court for a preliminary injunction against the closing of the transaction.

11.1.3 U.K. Merger Control Clearance

In the U.K., merger control proceedings are conducted by the Competition and Markets Authority (“CMA”) as the competent merger control authority and are governed by the U.K. Enterprise Act 2002. The merger control clearance proceedings have three stages: Pre-notification contacts, phase I and phase II. Pre-notification contacts are important and standard practice for notifications with the CMA. In the course of pre-notification contacts, a draft of the notification is submitted to the CMA case team to ensure that the notification can be considered complete. After formal filing of the notification, the CMA has 40 working days to approve the transaction or to open an in-depth phase II investigation. If the CMA initiates an in-depth investigation, it must issue a final decision as to whether or not the transaction has resulted or may be expected to result in a substantial lessening of competition no later than 24 weeks from the initiation of the in-depth investigation. These periods may be extended in certain circumstances.

11.2	Foreign investment control approvals

11.2.1 German foreign direct investment approval

The Business Combination involves the acquisition of more than 10% of the voting rights in the Target by a non-German and non-EU/EFTA investor and is subject to the German foreign investment control regime under Section 5 paras. 2 and 3 German Foreign Trade Act (Außenwirtschaftsgesetz, “AWG”) and Sections 55 et seqq., 60 et seqq. German Foreign Trade Ordinance (Außenwirtschaftsverordnung – “AWV”). Under this regime, the Federal Ministry for Economic Affairs and Energy (Bundesministerium für

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Wirtschaft und Energie – “BMWi”) may review whether the acquisition of a German company by a non-German investor is likely to impair essential security interests of the Federal Republic of Germany and/or whether the acquisition of a German company by a non-EU/EFTA investor is likely to affect public order or security of the Federal Republic of Germany, of another Member State of the European Union or in relation to projects or programs of European Union interest within the meaning of Article 8 of Regulation (EU) 2019/452 of the European Parliament and of the Council of 19 March 2019 establishing a framework for the screening of foreign direct investments into the Union (OJ L 79 I of 21 March 2019, p. 1).

In general, depending on the transaction, upon notification or application, the BMWi clears the transaction or grants a binding certificate of non-objection (Unbedenklichkeitsbescheinigung) pursuant to Sections 58 para. 1 sentence 1 and 58a para. 1 AWV, respectively, if there are no objections to the transaction in terms of public order and security of the Federal Republic of Germany, of another Member State of the European Union or in relation to projects or programs of Union interest within the meaning of Article 8 of Regulation (EU) 2019/452 of the European Parliament and of the Council of 19 March 2019, or it grants clearance pursuant to Section 61 AWV if there are no objections to the transaction in terms of or essential security interests of the Federal Republic of Germany, respectively. Clearance is deemed to have been granted in accordance with Sections 58 para. 2, 58a para. 2 and 61 AWV in conjunction with Section 14a paras. 1, 3 AWG if the BMWi, within two months from the filing of the application or the notification, respectively, has not initiated formal review proceedings according to Section 55 and/or 60 AWV, respectively. If the BMWi initiates formal review proceedings, it has four months, after having received the complete set of information necessary for the formal review proceedings, to decide whether to clear the transaction, to prohibit the transaction or either to issue orders to ensure public order and security of the Federal Republic of Germany (Section 59 AWV) and/or uphold essential security interests of the Federal Republic of Germany (Section 62 para. 1 AWV), respectively or to enter into a contractual agreement with the parties addressing the BMWi’s concerns. These periods may be extended in certain circumstances. During the negotiations of such contractual agreement, the term is delayed until termination of the negotiations.

11.2.2 CFIUS approval in the United States

A voluntary notice of the Business Combination will be filed with the Committee on Foreign Investment in the United States (“CFIUS”), because the Target, a foreign entity under U.S. law, will appoint three members of the board of the Bidder post-closing. Under the rules governing the CFIUS process, the President of the United States on the recommendation of CFIUS may prohibit or suspend acquisitions, mergers or takeovers of persons engaged in interstate commerce in the United States by foreign persons. This prohibition or suspension may occur if the President of the United States finds that there is credible evidence that leads the President of the United States to believe that the proposed transaction might threaten to impair the national security of the United States, and that applicable laws do not provide adequate authority to protect the national security of the United States. Alternatively, CFIUS may resolve any concerns about a transaction’s potential impact by agreeing to mitigation measures with the parties prior to clearing the transaction. If CFIUS decides to undertake a review of the voluntary notice, that review may last up to 90 calendar days. After the voluntary notification of the transaction is filed for review by CFIUS, a review period starts, which lasts 45 calendar days. Until the expiration of this review period, CFIUS may approve the Business Combination or notify that CFIUS has initiated an additional 45 calendar day investigation period. If, at the end of this investigative period, CFIUS determines that there are no unresolved national security concerns, it may approve the Business Combination. If CFIUS determines that unresolved national security concerns exist, it may recommend to the President of the United States that the Business Combination shall be suspended or prohibited. If CFIUS cannot decide on a recommendation or believes that the President of the United States should make the decision, CFIUS must submit a report to the President of the United States requesting that the President of the United States determine how to proceed with the Business Combination. Upon receipt of the CFIUS report, the President of the United States is governed for 15 calendar days to decide whether to take any action with respect to the Business Combination, including suspension or prohibition. During this process, the parties may withdraw and resubmit the voluntary notification at any time to allow additional time to address the concerns raised by CFIUS.

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11.2.3 United Kingdom foreign direct investment approval

The United Kingdom National Security and Investment Act 2021 (the “NS&I Act”) received royal assent on 29 April 2021. The mandatory notification regime is not yet in force but, once established, the Investment Security Unit (“ISU”) will be able to investigate any transaction closed on or after 12 November 2020. The mandatory notification regime is scheduled to come into force on 4 January 2022. The NS&I Act foresees that transactions can be approved either after an initial screening period or after an in-depth full national security assessment. Once a filing has been submitted, the ISU has an initial 30 working day period to approve the transaction or to exercise its call-in power to initiate a full national security assessment. If an in-depth investigation is commenced, the Secretary of State of the United Kingdom has a period of 30 working days from the date on which the call in power was exercised to determine whether or not to approve the transaction. These periods may be extended in certain circumstances.

11.2.4 Australia foreign direct investment approval

In Australia, foreign direct investment clearance proceedings are conducted by the Foreign Investment Review Board (“FIRB”), pursuant to the Australian Foreign Acquisitions and Takeovers Act 1975 (the “FATA”), as amended. Under the standard review periods, the FIRB is governed by 30 calendar days to review and ten (10) additional calendar days to notify the parties of the decision (40 calendar days in total). The respective decision is issued and promulgated by the Treasurer of the Commonwealth of Australia. The time period begins when the complete notification is received and the notification fee is paid. These periods may be extended in certain circumstances and are currently extended in most cases due to the volume of clearance applications being processed by FIRB.

11.2.5 Spain foreign direct investment approval

In Spain, FDI clearance proceedings are conducted by the Spanish General Directorate for International Trade and Investments (Dirección General de Comercio Internacional e Inversiones) and are governed by Law 19/2003 of 4 July, on Foreign Capital Movements and Foreign Economic Transactions (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior). FDI clearance in Spain can either be issued by the General Directorate for International Trade and Investments or the Spanish Council of Ministers (Consejo de Ministros) (any of them, as applicable, the “Spanish FDI Authority”), depending on the value of the investment and the relevance of the transaction. After filing, the Spanish FDI Authority has a statutory deadline of six months to issue a clearance decision or to declare that the transaction does not fall within the scope of the Spanish FDI regime. While in practice it is usual that a decision is made within 2-3 months as of filing, we cannot rule out longer proceedings as the Spanish FDI Authority workload is constantly increasing. These periods may be extended in certain circumstances.

11.3	Status of merger control and foreign investment control proceedings

11.3.1 Status of merger control procedure in Germany

The Bidder submitted a notification to the FCO on 4 October 2021. The FCO gave clearance on 11 October 2021 and did not initiate a phase II review.

11.3.2 Status of merger control procedure in the United States

The Bidder has submitted the required filings with the FTC and the DOJ in the evening of 15 October 2021 and expects the relevant waiting period will be scheduled to expire at 11:59 hrs on 17 November 2021.

11.3.3 Status of merger control procedure in the United Kingdom

The UK merger control regime is a voluntary regime. The Bidder submitted a briefing paper explaining that the Transaction does not give rise to any competition concerns in the UK and seeking an indication from the CMA that it does not intend to open an investigation into the Transaction (which would otherwise involve the steps described in Section 11.1.3 above. The CMA has indicated on 25 October 2021 that it has no

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further questions and does not intend to initiate a review of the Business Combination and therefore the Bidder refrains from filing a formal notification.

11.3.4 Status of foreign investment control procedure in Germany

The Bidder submitted a notification pursuant to Sections 60 paras. 3, 1 and 55a paras. 4, 1 AWV to the BMWi on 1 September 2021 and requested clearance per Sections 61 and 58a para. 1 AWV. On 25 October 2021, the BMWi has opened formal review proceedings. The BMWi has now further four months, after having received the complete set of information necessary for the formal review proceedings, to decide whether to clear the Transaction, to prohibit the Transaction, to issue orders to ensure public order and security of the Federal Republic of Germany (Section 59 AWV) and/or to uphold essential security interests of the Federal Republic of Germany (Section 62 paras. 1 AWV), respectively, or to enter into a contractual agreement with the parties addressing the BMWi’s concerns. The Bidder anticipates a release by mid-2022 at the latest. As a result of the consultation and coordination with various other federal ministries and authorities in the course of the approval process, there may be considerable delays, so that despite all expectations, a release later than mid-2022 cannot be ruled out.

11.3.5 Status of foreign investment control procedure in the United States

The Bidder submitted a draft filing to CFIUS on 2 November 2021. Upon receipt of the voluntary notification, CFIUS will commence the actual review, which may take 90 calendar days. The Bidder expects that the proceeding will be concluded in the first quarter of 2022. However, it cannot be excluded that the proceedings will be concluded at a later time.

11.3.6 Status of foreign investment control procedure in the United Kingdom

The Bidder submitted a briefing paper to the ISU on 4 October 2021 seeking confirmation as to the application of the NS&I Act to the Transaction. The ISU informed the Bidder on 3 November 2021 that it has no major concerns with regard to the Offer from a foreign trade and payments law perspective. As it cannot be excluded that the Offer falls within the scope of application of the NS&I Act, the Bidder will file a formal notification with the ISU after the NS&I Act comes into force in January 2022.

11.3.7 Status of foreign investment control procedure in Australia

The Bidder has submitted the filing with the FIRB on 19 October 2021. The Bidder expects to be notified about the FIRB’s decision on clearance within 3 to 4 months, i.e. on or between about 19 January 2022 and 19 February 2022, noting that the FIRB shutdown over the Christmas and New Year period and FIRB’s extensive review process may impact and extend this anticipated decision timeframe.

11.3.8 Status of foreign investment control procedure in Spain

The filing with the Spanish FDI Authority has been submitted by the Bidder on 13 October 2021 and the Bidder expects to receive clearance within 2-3 months as of filing, bearing in mind that there is statutory deadline for 6 months as of filing to make a decision on the transaction. On 10 November 2021, the Spanish FDI Authority declared the Business Combination does not fall within the scope of Spanish foreign trade control law.

11.4	Registration Statement

The Registration Statement is necessary in order to register the offer of the Bidder Shares under the Securities Act. The SEC must declare the Registration Statement effective prior to the expiration of the Acceptance Period. Once the Bidder has sufficiently addressed all SEC comments in the amendment to the Registration Statement, the Bidder may request that the SEC declared the Registration Statement effective.

11.4.1 Status of the proceedings

The Registration Statement was filed with the SEC on 1 September 2021. On 28 September 2021 the Bidder received comment letters from the SEC with respect to the Registration Statement. On 18 October 2021, the Bidder filed the first amendment and to the Registration Statement with the SEC.

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11.4.2 Early Commencement Rule

In contrast to the general rule under applicable U.S. securities laws and in reliance on Rule 162(a) under the Securities Act (the “Early Commencement Rule”), the Bidder may begin the Offer pursuant to a preliminary prospectus filed with the SEC before the Registration Statement has been declared effective by the SEC. To rely on the Early Commencement Rule, Target Shareholders must be granted the right to withdraw their acceptance of the Offer at any time during the Acceptance Period. Furthermore, the Early Commencement Rule requires compliance with Rule 14d-4(d) under the Exchange Act. Pursuant to such rule the Target Shareholders must be notified promptly of any material changes in the information published, sent or given in connection with the Offer. In the case of a material change other than price or share levels, there must be at least five (5) business days between the notice to the shareholders of such material change and the end of the Acceptance Period. In case that the material change is with respect to the price, the amount of securities sought, the dealer’s soliciting fee or other similarly significant change, or a prospectus supplement is included as part of a post-effective amendment to the Registration Statement, there must be ten (10) business days between notice to the shareholders of such material change or filing and the end of the Acceptance Period. If the preliminary prospectus was materially deficient, there must be 20 business days between the notice to the shareholders of such deficiency and the end of the Acceptance Period. The Bidder will comply with these provisions only in accordance with the provisions of the WpÜG. In particular, the Acceptance Period will be extended only in the events provided for in the WpÜG. The Bidder intends to make use of the Early Commencement Rule and therefore grants a right of withdrawal (see Section 17 of the Offer Document).

11.4.3 Stop Order

If the SEC is of the opinion that the Registration Statement includes untrue statements of material facts or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the SEC may, pursuant to Section 8(d) of the Securities Act, after notice and opportunity for hearing, issue a stop order suspending the effectiveness of the Registration Statement. If the SEC would issue a stop order for the Offer, the Bidder could not settle the Offer. However, if the Bidder revises the Registration Statement according to the requirements of the stop order, the stop order would cease to be effective. Usually, the SEC addresses issues that could give grounds to a stop order during the review of the Registration Statement. As this gives the Bidder the opportunity to address such issues, the SEC rarely issues stop orders in practice.

11.5	Approval to publish the Offer Document

BaFin approved the publication of the Offer Document on 11 November 2021.

12	OFFER CONDITIONS

12.1	Offer Conditions

The Offer and the agreements that have been entered into as a result of its acceptance by the Target Shareholders are subject to the following conditions (the “Offer Conditions”):

12.1.1 Minimum Acceptance Rate

At the time of the expiration of the Acceptance Period, the sum of the number of

(a)

Tendered Target Shares (as defined in Section 13.2(b) of the Offer Document) (including those Target Shares for which the acceptance of this Offer has been declared during the Acceptance Period but only becomes effective after the end of the Acceptance Period by transferring the Target Shares to ISIN DE000A3MQBT1) for which the right to withdrawal, has not been validly exercised in accordance with this Offer Document,

(b)	Target Shares held directly by the Bidder or its subsidiaries or any other person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG,

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(c)	Target Shares that must be attributed to the Bidder or any of its subsidiaries in accordance with Section 30 WpÜG, and

(d)

Target Shares for which the Bidder, any of its subsidiaries or any other person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG has entered into an agreement outside of this Offer, giving them the right to demand the transfer of title of such Target Shares.

(whereby Target Shares that fall within the scope of several of the Sections 12.1.1(a) through 12.1.1(c) of the Offer Document are counted only once) equals at least 35,773,158 Target Shares (corresponding to 70 % of all Target Shares entitled to voting rights existing as of 31 October 2021) (the “Minimum Acceptance Rate”).

12.1.2 Effectiveness of Registration Statement

At the time of the expiration of the Acceptance Period,

(a)	the Registration Statement with respect to the Bidder Shares has been declared effective by the SEC; and

(b)

the Registration Statement with respect to the Bidder Shares is (i) not or no longer the subject of any stop order by the SEC pursuant to Section 8(d) of the Securities Act or, (ii) as notified to the Bidder by the SEC, not or no longer subject to proceedings initiated by the SEC seeking such stop order. Wirksamkeit des Registration Statements.

12.1.3 ADTRAN Stockholders’ Approval

After publication of the Offer Document and prior to the expiration of the Acceptance Period, the ADTRAN Stockholders’ Business Combination Approval (as defined in Section 6.3.2(a) of the Offer Document) has been adopted at the ADTRAN Special Stockholders’ Meeting (as defined in Section 6.3.2(a) of the Offer Document) or at any adjournment or postponement thereof.

12.1.4 Merger control approvals in the United States

After publication of the Offer Document and by no later than 12 January 2023 (including), the statutory waiting period under the HSR Act has been terminated or has expired.

12.1.5 Foreign direct investment approvals

After publication of the Offer Document and by no later than 12 January 2023 (including),

(a)

occurs either (i) the receipt of a clearance of the acquisition in writing or electronically in accordance with Section 58a para. 1 sent. 1 and/or Section 61 sent. 1 AWV by the Bidder from the BMWi, or (ii) expiration of the four-months period pursuant to Section 59 para. 1 and/or Section 62 para. 2 AWV in connection with Section 14a para. 1 no. 2 including paras. 6 and 7 AWG, without BMWi issuing a prohibition of the Business Combination;

(b)

the Business Combination has been approved in writing by the British Secretary of State of the Department for Business, Energy and Industrial Strategy (BEIS) or the Secretary of State has indicated that no further action will be taken in respect of the Business Combination;

(c)

(i) the Treasurer of the Commonwealth of Australia (or its delegate) issues a written notice under the FATA that there are no objections to the Business Combination, or (ii) the Treasurer of the Commonwealth of Australia (or its delegate) becomes precluded by expiry of statutory period, which may be extended, from making any order or decision under Part 3, Division 2 of the FATA in respect of the Business Combination, whichever occurs first;

(d)

(i) there is written notification from CFIUS that the Business Combination does not constitute a covered transaction by Section 721 of the U.S. Defense Production Act of 1950, or that there are no unresolved national security concerns in connection with the Business Combination; or

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(ii)

if CFIUS has sent a report to the President of the United States requesting the President of the United States’ decision with respect to the Business Combination, either (A) the President of the United States has not taken any action after 15 days from the earlier of the date the President having received such report from CFIUS or the end of the investigation period, or (B) the President of the United States has announced a decision not to take any action that leads to the suspension or the prohibition of the Business Combination.

12.1.6 No Material Adverse Change

After the publication of the Offer Document, but prior to the expiration of the Acceptance Period,

(a)	the Target has not published any inside information pursuant to Art. 17 MAR;

(b)

no circumstances have occurred which would have had to be published by the target company pursuant to Art. 17 MAR or where the target company has decided to postpone the publication pursuant to Art. 17 MAR;

which in each case of (a) and (b), has resulted in a negative effect on the annual consolidated EBITDA (as defined below) of the Target Group in an amount of at least EUR 35 million, and/or, that could reasonably be expected to result in a negative effect on the annual consolidated EBITDA of the Target Group in an amount of at least EUR 35 million (“Material Adverse Change”).

“EBITDA” for purposes of determining the Material Adverse Change is defined as follows:

IFRS operating income (as reported in the consolidated financial statements)

plus depreciation and amortization

minus rent expense (as if IFRS 16 has not been considered)

Whether a Material Adverse Change has occurred shall be determined by an expert opinion by an Independent Expert (as defined in Section 12.2 of the Offer Document) as set out in detail in Section 12.2 of the Offer Document. If (i) the Independent Expert confirms that a Material Adverse Change has occurred, (ii) this opinion of the Independent Expert is received by the Bidder by the expiration of the Acceptance Period and (iii) the Bidder has published the receipt and result of this opinion no later than on the required date of publication pursuant to Section 23 para. 1 sentence 1 no. 2 WpÜG, this Offer Condition set out in this Section 12.1.6 of the Offer Document shall be deemed not satisfied. In all other cases, this Offer Condition as set out in this Section 12.1.6 of the Offer Document shall be deemed to have been satisfied.

12.1.7 No material compliance violation

After the publication of the Offer Document, but prior to the expiration of the Acceptance Period, no criminal or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by the Target, or a subsidiary of the Target or by any member of the corporate body of the Target or a subsidiary of the Target under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of the Target relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, the European Union, shall become known to have occurred provided occurrence constitutes or would constitute inside information for the Target pursuant to Article 7 MAR or has constituted inside information prior to its publication (“Material Compliance Violation”).

Whether a Material Compliance Violation has occurred shall be determined by an expert opinion by an Independent Expert (as defined in Section 12.2 of the Offer Document) as set out in detail in Section 12.2 of the Offer Document. If (i) the Independent Expert confirms that a Material Compliance Violation has occurred, (ii) this opinion of the Independent Expert is received by the Bidder by the expiration of the Acceptance Period and (iii) the Bidder has published the receipt and result of this opinion no later than on the required date of publication pursuant to Section 23 para. 1 sentence 1 no. 2 WpÜG, this Offer Condition set out in this Section 12.1.7 of the Offer Document shall be deemed not satisfied. In all other cases, this Offer Condition as set out in this Section 12.1.7 of the Offer Document shall be deemed to have been satisfied.

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12.1.8 No capital increase; no loss of half of the share capital; no insolvency

After the publication of the Offer Document and prior to the expiration of the Acceptance Period, none of the following events have occurred:

(a)

the Target has issued new shares or reduced its share capital and announced this in a corresponding notification of the total number of voting rights pursuant to Section 41 WpHG, in each case to an extent corresponding to more than 1% of the Target Share`s capital as of 31 October 2021. The issuance of Target Shares in connection with the exercise of exercisable stock options is excluded from this;

(b)	any announcement pursuant to Art. 17 MAR or any other announcement on the Target’s website disclosing that is has lost half or more of its share capital;

(c)

the Target must not have published any announcement pursuant to Art. 17 MAR or any other announcement on the Target website that the Target has initiated insolvency proceedings in relation to one or more of the Target Group companies, or has applied for the initiation of such proceedings by the Management Board or that grounds for the opening of such insolvency proceedings exist.

12.1.9 No prohibition or illegality

As of the expiration of the Acceptance Period, the Bidder has not received any Order from any Governmental Authority which is still in effect immediately prior to the expiration of the Acceptance Period, and no Law of any Governmental Authority which is still in effect immediately prior to the expiration of the Acceptance Period has been enacted, prohibiting, in whole or in part, the consummation of the Business Combination in accordance with the Business Combination Agreement.

For the purposes of this Section 12.1.9 of the Offer Document, the following definitions shall apply:

“Governmental Authority” means any federal, state, local, foreign or supranational governmental agency, court, and any governmental body, commission or authority exercising administrative, regulatory, taxing or other functions, and further including any governmental agency or instrumentality subordinate thereto (political subdivisions), in each case in the United States and any other jurisdictions in which ADTRAN has subsidiaries as of the date of the publication of the Offer Document.

“Order” means any order, resolution, decision, judgment, decree, order, regulation, arbitration award or other determination of a Governmental Body.

“Law” means any international, national, federal, state or local law, statute, ordinance, regulation, judgment, order, injunction, decree, award, administrative request, concession, variance, exemption, permit, license and authorization.

12.2	Independent Expert

Whether a Material Adverse Change or a Material Compliance Violation has occurred is determined exclusively by an expert opinion of Deloitte GmbH Wirtschaftsprüfungsgesellschaft, Rosenheimer Platz 4, 81669 Munich, Germany (“Independent Expert”) who shall act upon request of the Bidder.

The Bidder shall publish without undue delay and with reference to this Offer the commencement of the procedure to determine whether a Material Adverse Change or a Material Compliance Violation has occurred in the Federal Gazette (Bundesanzeiger) and on the internet at https://www.acorn-offer.com.

In case the Bidder receives an expert opinion from the Independent Expert by the end of the Acceptance Period which states that between the publication of this Offer Document and the end of the Acceptance Period, a Material Adverse Change or a Material Compliance Violation has occurred, the Bidder is required to publish in the Federal Gazette (Bundesanzeiger) and on the internet (https://www.acorn-offer.com) the fact that it has received such expert opinion and the result of this expert opinion without undue delay, however, at the latest on the date of the publication pursuant to Section 23 para. 1 sentence 1 no. 2 WpÜG and with reference to this Offer. The expert opinion of the Independent Expert will be binding and final for

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the Bidder and the Accepting Target Shareholders. The fees and expenses of the Independent Expert shall be borne by the Bidder.

The Target has committed under the Business Combination Agreement to, to the extent legally permissible to provide (i) reasonable support to the Independent Expert and (ii) the Independent Expert with all necessary information regarding the Target, its subsidiaries and the business they operate in.

12.3	Non-fulfillment of the Offer Conditions; waiver of Offer Conditions

The Offer Conditions set forth in Sections 12.1.1 to 12.1.9 of the Offer Document shall each constitute independent and separable conditions. The Offer Conditions described in Section 12.1.5(a) to 12.1.5(c) of the Offer Document each constitute independent and separable conditions.

The Bidder may waive all or individual Offer Conditions (other than the Offer Conditions set out in Sections 12.1.2-12.1.5) in advance – to the extent permissible – pursuant to Section 21 para. 1 sentence 1 no. 3 and/or 4 WpÜG up to one business day prior to the expiration of the Acceptance Period, if they have not previously finally lapsed. The waiver is equivalent to the fulfillment of the relevant Offer Condition. If the Bidder waives Offer Conditions within the last two (2) weeks prior to expiration of the Acceptance Period, the Acceptance Period will be extended by two (2) weeks (Section 21 para. 5 WpÜG), i.e. until 26 January 2022, 24:00 hrs (Frankfurt am Main local time) / 18:00 hrs (New York local time).

In case that the Bidder intends to waive the Offer Condition set out in Section 12.1.1 of the Offer Document (Minimum Acceptance Rate), the Target must consent to such waiver. The Bidder and the Target have agreed that the Minimum Acceptance Rate set out in Section 12.1.1 may only be reduced to a level at which the liquidity test for the Bidder Shares, as applied by BaFin and set out in Section 10.2 of the Offer Document, remains satisfied. Therefore, the Minimum Acceptance Rate may not be reduced below 18% of all voting Target Shares (i.e. 9,198,812 Target Shares) issued as of 31 October 2021. At this minimum acceptance rate, the liquidity test is mathematically still satisfied (see Section 10.2 of the Offer Document).

All Offer Conditions described in Section 12.1 of the Offer Document are conditions subsequent. If the Offer Conditions set forth in Section 12.1 of the Offer Document (except for the Offer Condition set out in Sections 12.1.4 through 12.1.5 of the Offer Document) have either not been satisfied or, if permitted, validly waived, by the expiration of the Acceptance Period, i.e. regularly by 12 January 2022 or, in the event of a corresponding extension of the Acceptance Period as set out in Section 5.2 of the Offer Document, at a later point in time or, the Offer will be automatically terminated. The Offer Conditions set out in Sections 12.1.4 through 12.1.5 of the Offer Document (the “Regulatory Conditions”) must be satisfied by 12 January 2023 (including), after which the Offer will be automatically terminated (condition subsequent). In the case of such termination, Tendered Target Shares will be rebooked into ISIN DE0005103006 by the Custodian Banks through Clearstream without undue delay, and in any case, no later than five (5) Banking Days after the announcement that the Offer has been terminated. They will then become fully fungible with all other Target Shares.

The rebooking is generally free of costs and expenses of the Custodian Banks for the Target Shareholders who hold their Target Shares in a securities deposit account in Germany. Any foreign taxes or costs and fees of foreign Custodian Banks that do not have securities deposit account connections with Clearstream must, however, be paid by the respective Target Shareholders.

12.4	Publications concerning Offer Conditions

The Bidder will promptly announce on the internet at https://www.acorn-offer.com (in German together with a non-binding English translation), in the Federal Gazette (Bundesanzeiger) and by way of an English language public disclosure, if (i) one or more Offer Conditions have been previously effectively waived; (ii) an Offer Condition has been fulfilled; (iii) all Offer Conditions have either been fulfilled or have been previously effectively waived in advance; or (iv) the Offer is not consummated because an Offer Condition has finally not been fulfilled or lapsed.

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Likewise, the Bidder will promptly announce at the end of the Acceptance Period, as part of the publication according to Section 23 para. 1 sentence 1 no. 2 WpÜG, which of the Offer Conditions set forth in Section 12.1 of the Offer Document have been fulfilled by such time.

13	ACCEPTANCE AND SETTLEMENT OF THE OFFER FOR TARGET SHARES

13.1	Central Settlement Agent

The Bidder has appointed BNP Paribas Securities Services S.C.A., Frankfurt Branch, Europa-Allee 12, 60327 Frankfurt am Main, Germany (inquiries via fax +49 69 1520 5277 or via email at frankfurt.gct.operations@bnpparibas.com ), to act as Central Settlement Agent for the Offer.

13.2	Declaration of Acceptance and rebooking

Note: Target Shareholders who wish to accept the Offer should contact their Custodian Bank or other custodian investment service provider with registered office or a branch in Germany with any questions they may have about acceptance of the Offer and the technical aspects of settlement. They have been separately informed about the modalities for acceptance and settlement of the Offer and are required to inform customers who hold Target Shares in their securities deposit accounts about the Offer and the steps necessary to accept it.

During the Acceptance Period (please see Section 13.5 of the Offer Document regarding acceptance of the Offer during the Additional Acceptance Period), Target Shareholders can accept the Offer only by:

(a)	submitting a declaration of acceptance for the Offer in text form or electronically (the “Declaration of Acceptance”) vis-à-vis the Custodian Bank, and

(b)

instructing their Custodian Bank to effect the transfer of the Target Shares, which are held in their securities deposit account and for which they wish to accept the Offer, to ISIN DE000A3MOBT1 at Clearstream (together with the Target Shares tendered within the Additional Acceptance Period, the “Tendered Target Shares”).

The Declaration of Acceptance will only be effective if the Tendered Target Shares have been transferred to ISIN DE000A3MOBT1 at Clearstream no later than 18:00 hrs (Frankfurt am Main local time) / 12:00 hrs (New York local time) on the second Banking Day after expiration of the Acceptance Period. Such transfers are to be effected by the relevant Custodian Bank immediately after receipt of the Declaration of Acceptance.

Declarations of Acceptance not received by the respective Custodian Bank within the Acceptance Period, or incorrectly or incompletely filled out, do not count as acceptance of the Offer and do not entitle the respective Target Shareholder to receive the Offer Consideration. Neither the Bidder nor persons acting on its behalf nor their subsidiaries are required to notify any Target Shareholder of any deficiencies or errors in the Declaration of Acceptance, nor do they assume any liability in the event that such notification is not made.

13.3	Further declarations of the Target Shareholders upon acceptance of the Offer

By accepting the Offer pursuant to Section 13.2 of the Offer Document,

(a)	the Accepting Target Shareholders instruct and authorize their respective Custodian Banks and any intermediate custodians of the relevant Tendered Target Shares

(i)	to leave the Tendered Target Shares in the securities deposit accounts of the Accepting Target Shareholders for the time being, but to cause their transfer to ISIN DE000A3MQBT1 at Clearstream;

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(ii)

to themselves instruct and authorize Clearstream to make the Tendered Target Shares available to the Central Settlement Agent in its account at Clearstream for transfer to the Bidder following the announcement of the tender results after the end of the Additional Acceptance Period pursuant to Section 23 sentence 1 para. 1 no. 3 WpÜG (but not before fulfillment of the Offer Conditions set forth in Sections 12.1.1 and 12.1.9 of the Offer Document to the extent that these have not been previously effectively waived by the Bidder pursuant to Section 21 para. 1 sentence 1 no. 4 WpÜG);

(iii)

to themselves instruct and authorize Clearstream to transfer the Tendered Target Shares, in each case including any ancillary rights, in particular the right to dividends, existing at the time of the settlement of the Offer, to the Bidder concurrently and contemporaneously against transfer of the Offer Consideration (subject to the fractional shares rule in Section 13.3 of the Offer Document) for the relevant Tendered Target Shares to the securities custody account of the relevant Custodian Bank at Clearstream and subsequent crediting to the securities custody account of the relevant Target Shareholder in accordance with the provisions of the Offer;

(iv)

to themselves instruct and authorize any intermediate custodians of the relevant Tendered Target Shares and Clearstream to make available to the Bidder or to the Central Settlement Agent all information necessary for declarations or publications of the Bidder pursuant to the WpÜG, in particular to notify on each stock exchange trading day during the Acceptance Period the number of Tendered Target Shares booked to ISIN DE000A3MQBT1;

(v)	to forward the Declarations of Acceptance and, in the event of withdrawal (see Section 17 of the Offer Document), the withdrawal letter for the Offer to the Central Settlement Agent upon request;

(vi)

to aggregate and to sell their fractional shares associated with Offer Shares (together with other fractional shares in the form of whole Offer Shares), and/or as the case may be, to transfer remaining fractional shares (if any) to the Central Settlement Agent’s account at Clearstream for the purpose of monetizing these fractional shares, or to instruct and authorize Clearstream to do so on their behalf; and

(vii)	to credit the proceeds from a sale of such fractional shares of Offer Shares to the account they have set forth in the Declaration of Acceptance;

(b)

the Accepting Target Shareholders instruct and authorize the Central Settlement Agent to monetize the fractional shares of Offer Shares (and other fractional shares in the form of whole Offer Shares) that are transferred to the Central Settlement Agent’s account at Clearstream by the respective Custodian Banks;

(c)

the Accepting Target Shareholders agree and accept that the proceeds credited for any fractional shares of Offer Shares will be determined on the basis of the average proceeds per share realized by the respective Custodian Banks and/or Central Settlement Agent by monetizing whole Offer Shares representing fractional shares of Offer Shares on behalf of the respective Target Shareholders; and

(d)

the Accepting Target Shareholders instruct and authorize their respective Custodian Banks and the Central Settlement Agent, in each case under exemption from the prohibitions pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch, BGB), to take all steps and to make and to receive all necessary or expedient declarations for the settlement of the Offer in accordance with the Offer Document and in particular to effect the transfer of title to the Tendered Target Shares to the Bidder in accordance with paragraph (a) above;

(e)	the Accepting Target Shareholders declare that

(i)

unless otherwise expressly stated in the Declaration of Acceptance, they accept the Offer for all Target Shares which are held in their securities deposit accounts with the Custodian Bank at the time they declare their acceptance of the Offer;

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(ii)

at the time of transfer of title to the Bidder, they are the sole holders of title to the Target Shares in respect of which they are accepting the Offer and such shares are free from rights and claims of third parties; and

(iii)

they are transferring their Tendered Target Shares to the Bidder concurrently and contemporaneously against transfer of the Offer Consideration (subject to the fractional shares rules in Section 13.3 of the Offer Document) to the securities custody account of the relevant Custodian Bank with Clearstream subject to the following conditions:

(A)	Announcement of the tender results after the end of the Additional Acceptance Period pursuant to Section 23 para. 1 sentence 1 no. 3 WpÜG, as well as

(B)

fulfillment of the Offer Conditions pursuant to Section 12.1 of the Offer Document, to the extent that these have not been effectively waived by the Bidder pursuant to Section 21 para. 1 sentence 1 no. 3 and/or 4 WpÜG.

In the interest of a smooth and prompt settlement of the Offer, the instructions, declarations, mandates, powers and authorizations set forth in Sections 13.3(a) to (e) of the Offer Document are irrevocably issued by the Accepting Target Shareholders and shall lapse only in the event of a valid withdrawal from the agreements which have been entered into as a result of the acceptance of the Offer in accordance with Section 17 of the Offer Document or in case of final non-fulfillment of the Offer Conditions set forth in Section 12.1 of the Offer Document.

13.4	Legal consequences of acceptance

Upon acceptance of the Offer, an agreement for the sale of the Accepting Target Shares to the Bidder will come into existence between the Accepting Target Shareholder and the Bidder, in each case subject to the terms of the Offer. This agreement will be subject to German law. The execution of the agreement will take place only after all Offer Conditions set forth in Section 12.1 of the Offer Document, which the Bidder has not previously effectively waived pursuant to Section 21 para. 1 sentence 1 no. 3 and/or 4 WpÜG, have been met. The agreement will lapse (conditions subsequent) if one or more of the Offer Conditions set forth in Section 12.1 of the Offer Document have not been fulfilled by the relevant time set forth for the respective Offer Condition and if the Bidder has not previously effectively waived the relevant Offer Condition pursuant to Section 21 para. 1 sentence 1 no. 3 and/or 4 WpÜG (as set forth in Section 12.3 of the Offer Document). Furthermore, by accepting the Offer, the Accepting Target Shareholders issue and grant the instructions, authorizations, mandates and powers referred to in Sections 13.3(a) to (d) of the Offer Document and make the declarations set forth in Section 13.3(e) of the Offer Document.

13.5	Acceptance of the Offer during the Additional Acceptance Period

The terms of the Offer Document apply respectively to the acceptance of the Offer during the Additional Acceptance Period in accordance with the following. Rebooking at Clearstream of Target Shares tendered during the Additional Acceptance Period shall be deemed timely if it has been effected no later than 18:00 hrs (Frankfurt am Main local time) / 12:00 hrs (New York local time) on the second Banking Day following expiration of the Additional Acceptance Period into ISIN DE000A3MQBT1.

Target Shareholders who wish to accept the Offer during the Additional Acceptance Period should contact their Custodian Bank with any questions.

The details set out in Section 13.2 to 13.4 of the Offer Document shall apply mutatis mutandis to the acceptance during the Additional Acceptance Period. Accordingly, the Target Shareholders who have not accepted the Offer for some or all of their Target Shares during the Acceptance Period can accept the Offer for such Target Shares during the Additional Acceptance Period by filing a Declaration of Acceptance as set forth in Section 13.2 and this Section 13.5 of the Offer Document.

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13.6	Settlement of the Offer

The Tendered Target Shares will initially remain in the custody account of the Accepting Target Shareholders and transferred into ISIN DE000A3MQBT1.

Prior to the delivery of the Offer Shares to the Accepting Target Shareholders according to the Offer, the Bidder will ensure the admission of all Bidder Shares (i.e. including the Offer Shares) for trading on the Frankfurt Stock Exchange and Nasdaq. Trading will commence on the settlement date. If all Offer Conditions except for the Regulatory Conditions have been satisfied by the expiration of the Acceptance Period, the Offer will be settled without undue delay after the expiration of the Additional Acceptance Period, and the Bidder expects trading to begin promptly after delivery of the Offer Consideration to the Accepting Target Shareholders. If the Regulatory Conditions, which must be issued no later than 12 January 2023, have not been satisfied by the expiration of the Additional Acceptance Period (or waived until one working day prior to the expiration of the Acceptance Period), the settlement of the Offer, and therefore the trading of the Bidder Shares on the Nasdaq and the Frankfurt Stock Exchange will be delayed accordingly until satisfaction of this condition.

The Offer Shares will be transferred to the securities custody accounts of the Custodian Banks maintained at Clearstream no later than eight (8) Banking Days following the later of (i) the publication of the results of the Additional Acceptance Period pursuant to Section 23 para. 1 no. 3 WpÜG or (ii) the satisfaction of all Regulatory Conditions, which may be outstanding until 12 January 2023, will be transferred to the securities accounts maintained with Clearstream by the Depository Banks, whichever is later.

To this end, the Settlement Agent will arrange for the Offer Shares to be transferred for each Tendered Target Share through Clearstream and the Custodian Banks to the respective security custody accounts of the Accepting Target Shareholders (or, in the event of a resale of the Tendered Target Shares, to the respective purchaser of the Tendered Target Shares). For each Tendered Target Shares 0.8244 Offer Shares will be transferred to the respective Accepting Target Shareholder.

The exchange of each Tendered Target Share for 0.8244 Offer Shares is settled as follows:

-

The Bidder will issue the Offer Shares based on the issuance instructions of an officer authorized by a resolution of the board of directors. Such issuance of new shares is different from a capital increase in kind for contribution of Tendered Target Shares under German law. As a result, prior to the transfer of ownership of Tendered Target Shares to the Accepting Target Shareholders (or, in the event of a resale of the Tendered Target Shares, to the respective purchaser of the Tendered Target Share), the Offer Shares can be transferred by the Bidder through DTC and Clearstream to a securities custody account held by the Bidder with the Central Settlement Agent.

-

In the course of the settlement, the Central Settlement Agent will transfer the Offer Consideration through Clearstream to the Custodian Banks, and the Custodian Banks will credit the Offer Shares (subject to the fractional shares rules in this Section 13.6 of the Offer Document) in exchange for Tendered Target Shares to the securities custody account of the relevant Accepting Target Shareholder. Simultaneously, Clearstream will transfer the Tendered Target Shares to the benefit of the securities custody account held by the Bidder with the Central Settlement Agent to the securities account of the Central Settlement Agent at Clearstream.

As a result, in the course of the settlement, the Bidder will issue and transfer the Offer Shares through the Central Settlement Agent to the respective securities custody accounts or accounts of the Accepting Target Shareholders and, the Tendered Target Shares are transferred through the Central Settlement Agent directly to the Bidder. With the transfer of the Offer Shares to the respective securities custody accounts and bank accounts of the Accepting Target Shareholders, the Bidder transfers ownership to the Accepting Target Shareholders and with the transfer of the Tendered Target Shares to the Bidder, the Accepting Target Shareholders transfer ownership of the Tendered Target Shares to the Bidder.

If fractions in the Offer Shares are created as a result of the Exchange Ratio of the Offer Consideration no stockholder rights can be asserted from this, so that a consolidation by way of fractional adjustments

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(Spitzenverwertung) is necessary. Entitlements with respect to fractional stocks will only be settled in cash. To the extent that Target Shareholders are entitled to fractional stocks, those fractional entitlements will be aggregated and sold by the respective Custodian Banks and/or the Settlement Agent on the stock exchange within ten (10) days. For any remaining fraction, a further (whole) Offer Share will also be sold on the stock exchange. The proceeds of such sale will be distributed pro rata to the Accepting Target Shareholders according to the fractions attributable to them and the proceeds credited for any fractional shares of the Offer Shares will be determined on the basis of the average proceeds per stock. Because market prices of Target Shares will fluctuate, cash proceeds received by the Accepting Target Shareholders in respect of their fractional stocks may be different than an amount calculated based on the market price of a Bidder Share at the time of the settlement of the Offer.

The Bidder will have fulfilled its obligation – with respect to the Tendered Target Shares – to provide the Offer Consideration according to the Offer if the Offer Shares have been admitted to trading on the Frankfurt Stock Exchange and Nasdaq, the Offer Shares have been transferred to the securities custody accounts held by the Custodian Bank at Clearstream and potential payments in connection with the compulsory settlement of fractional adjustments have been made to the accounts held by the Custodian Bank at Clearstream. It is the respective Custodian Banks’ responsibility to credit the Offer Shares as well as any proceeds from the fractional adjustments to the respective Accepting Target Shareholders.

The transfer may be made on a date that is significantly later than the end of the Acceptance Period and the expiration of the Additional Acceptance Period as the Regulatory Conditions may not be satisfied by the end of the Additional Acceptance Period. If the remaining Regulatory Conditions are satisfied on the latest possible date, by end of 12 January 2023, the Offer Shares would be expected to be credited within eight (8) Banking Days, i.e. until 24 January 2023, and the proceeds from fractional adjustments (Spitzenverwertung) would be expected to be credited by the respective Custodian Bank within ten (10) Banking Days, i.e. until 26 January 2023. If the Offer is not completed, Target Shareholders who have tendered their Target Shares in the Offer will have their Tendered Target Shares rebooked into ISIN DE0005103006.

13.7	Withdrawal of Accepting Target Shareholders

Accepting Target Shareholders are entitled to withdraw from the acceptance of the Offer as described in Section 17 of the Offer Document. With regard to the exercise and the legal consequences of the right of withdrawal, reference is made to the explanations in Section 17 of the Offer Document.

13.8	Costs and expenses

Target Shareholders who hold their Target Shares in German custody accounted will not incur any costs and expenses in connection with tendering their Target Shares (except for the costs for transmitting the Declaration of Acceptance to their respective Custodian Bank). For this purpose, the Bidder pays a customary commission to the Custodian Banks.

However, additional costs and expenses may be charged by Custodian Banks or foreign investment service providers and any expenses incurred outside of Germany, which must be borne by the respective Target Shareholder. Any foreign exchange, sales tax or stamp duty arising from the acceptance of the Offer shall similarly be borne by the respective Target Shareholder.

13.9	Stock exchange trading with Tendered Target Shares

The Tendered Target Shares can be traded on the regulated market (Regulierter Markt) with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange under ISIN DE000A3MQBT1. Trading will presumably start on the third Banking Day after the commencement of the Acceptance Period and will be suspended (i) at the end of the last day of the Acceptance Period, if all Offer Conditions defined in Section 12.1 have been met or previously effectively waived or (ii) at the end of the third Banking Day directly preceding the settlement or rebooking of the Offer.

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The acquirers of Tendered Target Shares traded under ISIN DE000A3MQBT1 assume all rights and obligations arising from the agreement entered into by accepting the Offer with respect to these Tendered Target Shares depend on the specific acceptance rate and therefore may not exist at all or may be low and may be subject to heavy fluctuations. Therefore, it is possible that, in absence of demand, it will be impossible to sell the Tendered Target Shares on the stock exchange.

14	FINANCING OF THE OFFER

14.1	Financing Requirements

14.1.1	Maximum Total Offer Consideration

As of 31 October 2021, the total number of Target Shares (including treasury shares of Target) amounts to 55,104,512. By the expected end of the Additional Acceptance Period, 31 January 2022, a maximum of 52,352,759 Target Shares may be issued (see Section 7.3 of the Offer Document). Since a postponement of the end of the Additional Acceptance Period is also possible due to a possible extension of the Acceptance Period (see Section 5.2 of the Offer Document), the Bidder applies a conservative approach and includes the entire remaining Conditional Capital 2011/I (EUR 4,441,849.00, see Section 7.3 of the Offer Document) as of 31 October 2021 for the calculation of the maximum consideration and adds it in its entirety to the total number of Target Company Shares as of 31 October 2021.

In addition, the Offer is subject to the condition that the share capital of the Target is not otherwise increased prior to the expiry of the Acceptance Period (as described in Section 12.1.8 of the Offer Document); only an increase by 1% of the share capital as of 31 October 2021 is possible, which is also taken into account here (maximum 511,045 Bidder Shares).

Therefore, a maximum of 56,057,406 Target Shares may be tendered (the “Maximum Number of Tendered Target Shares”).

The Bidder does not hold any Target Shares at the time of publication of the Offer Document.

If the Offer was accepted for by all Target Shareholders, the Bidder, in exchange for the Maximum Number of Tendered Target Shares and based on the Exchange Ratio of 0.8244 Offer Shares for one (1) Target Shares, would have to deliver a total of 46,213,726 Offer Shares (the “Maximum Total Offer Consideration”).

14.1.2	Expected Transaction Costs

The Bidder will incur transaction costs for the preparation and execution of the Offer together with the Business Combination, which are not expected to exceed an amount of approximately EUR 14,890,230.00.

14.2	Financing Measures

Before publishing the Offer Document, the Bidder has taken the necessary measures to ensure that the funds necessary for complete fulfillment of the Offer will be available in due time.

14.2.1	Expected Total Offer Consideration

Prior to settlement of the Offer, the Bidder will issue up to 200,000,000 Bidder Shares with a par value of USD 0.01 each. Assuming that the Merger becomes effective on 30 June 2022 (taking into account the exercise of all equity award on ADTRAN Shares), a maximum of 50,932,296 Bidder Shares can be issued to ADTRAN Shareholders. This makes 149,067,704 Bidder Shares available for the settlement of the Offer. The authorization to issue up to 200,000,000 Bidder Shares is therefore sufficient to service the Maximum Total Offer Consideration.

The issuance of the Bidder Shares (and thus also of the Offer Shares) does not depend on any further resolutions of the stockholders’ meeting of the Bidder or its board of directors. Based on corresponding

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resolutions of the board of directors and the stockholders’ meeting of the Bidder, adopted at the time of signing the Business Combination Agreement (as defined in Section 8.3 of the Offer Document), i.e. of ADTRAN as its sole stockholder (see regarding these resolutions Section 6.4 of the Offer Document), the operational management of the Bidder is authorized to issue the required number of Bidder Shares (up to 200,000,000 Bidder Shares) to Accepting Target Shareholders upon settlement of the Offer, and accordingly also the registration of the Offer Shares in the securities accounts of the Accepting Target Shareholders.

14.2.2	Transaction Costs

The total transaction cost incurred by the Bidder or ADTRAN will be funded out of free cash flow from ADTRAN, pursuant to an agreement between the Bidder and ADTRAN.

15	EXPECTED EFFECTS OF THE SETTLEMENT OF THE OFFER AND THE MERGER ON THE ASSETS, FINANCIALS AND RESULTS OF THE BIDDER AND ADTRAN

The following explanatory financial information shall describe the expected effects of the Business Combination and the settlement of the Offer on the assets, liabilities, financial position and results of the Bidder.

As of the date of the Offer Document the Bidder is still a subsidiary of ADTRAN (see Section 6.3). However, at the time of the settlement of the Offer, the Bidder will hold 100% of the share capital of ADTRAN and will have no other assets. Section 12 “Pro Forma Financial Information” of Annex 3 contains full pro-forma financial information showing the accounting effects of the Business Combination based on consolidated financial information of ADTRAN and the Target as of 30 September 2021. This combined pro-forma financial information has been prepared in accordance with the IDW Accounting Note: “Preparation of Pro Forma Financial Information” (IDW RH HFA 1.004) issued by the Institute of Public Auditors in Germany e. V. (“IDW”). The Pro-Forma Financial Information for ADTRAN is hereinafter referred to as “Pro-Forma Financial Information”. The explanatory condensed financial information on the Bidder is hereinafter referred to as “Explanatory Financial Information”.

15.1	Methodical Approach for the preparation of the Explanatory Financial Information and Pro-Forma Financial Information

The Explanatory Financial Information relating to the Bidder present information within the meaning of Section 11 (2) sentence 3 No. 1 clause 2 WpÜG.

•

The expected effects of the Merger and the Offer on the Bidder are shown on the basis of the stand-alone balance sheet of the Bidder as of 30 September 2021 based on the assumption that the completion of the Merger and the Offer had occurred on 30 September 2021.

•

The financial statements of the Bidder used for the Explanatory Financials Information were prepared in accordance with US GAAP, but converted into USD/EUR at the applicable exchange rate 0.8638, as of 30 September 2021 (Source: XE Corp).

•	For the methodological approach to the preparation of the Pro-Forma Financial Information, please refer to sections 12.1.1 and 12.1.2 of Annex 3.

The Explanatory and Pro-Forma Financial Information in this section are for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Business Combination had been completed on the dates set forth above, nor is it indicative of future results or financial position of the Bidder or ADTRAN or of the group resulting from the Business Combination. The adjustments made to show the effects of the Business Combination and the Exchange Offer which the Bidder believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the respective Explanatory Financial and Pro-Forma Information. The Explanatory Financial Information included in this Section of the Offer Document is a simplified presentation and has not been reviewed or audited by any

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auditor. The Explanatory Financial Information and Pro-Forma Financial Information do not reflect any expected synergies or non-synergies, operational efficiencies or cost savings that may result from the Business Combination.

15.2	Expected Effects of the completion of the Merger and the Exchange Offer on the Assets, and Financial Results of the Bidder

15.2.1	Basis of the Explanatory Financial Information for the Bidder

The Explanatory Financial Information for the Bidder is based on the following facts and assumptions:

•

The Bidder was formed on 10 August 2021 and has not conducted any other business other than entering into the Business Combination Agreement and the Irrevocable Undertaking on 30 August 2021 and has therefore not generated any revenues since incorporation.

•

The transaction costs incurred as of 30 September 2021, amounted to EUR 5,553,065.00 and were incurred solely by ADTRAN. Total consolidated transaction expenses at closing are estimated to be EUR 32,154,916.00 which will be shared between ADTRAN and Target. The portion attributable to ADTRAN is expected to amount to a maximum of EUR 14,890,230.00. Under US GAAP, transactional expenses will be expensed through the income statement as incurred or as accrued for work performed, but not yet invoiced. To the extent that they have already been invoiced and not paid yet, they shall be recognized as a liability, and to the extent that no invoice has yet been received, they shall be recognized as a provision.

•

The number of ADTRAN Shares outstanding as of 31 October 2021 is 48,679,989. The number of Target Shares outstanding as of 31 October 2021 is 51,104,512. This figure has been used as a basis for the presentation.

•

In course of the Merger the Bidder will issue 48,679,989 Bidder Shares to ADTRAN Shareholders to acquire all outstanding 48,679,989 ADTRAN Shares. The value of the ADTRAN Shares which the Bidder acquires through the Merger is based on a price of EUR 18.19, representing the Three-Month VWAP ADTRAN (see Section 10.5.1) converted into EUR which results in a value of EUR 885,489,000.00. The Bidder Shares issued in the Merger have a nominal value of USD 0.01 and an aggregate nominal value of USD 486,799.89 which corresponds to EUR 420,497.75.

•

It is assumed that the Offer will be accepted by all Target Shareholders. On the basis of this assumption, the Bidder will issue 42,130,560 Offer Shares to acquire 51,104,512 Target Shares. The value of the Offer Shares offered for each Target Shares is EUR 18.19. The total value of the Offer Shares issued by the Bidder is therefore EUR 766,354,886.40. These are the acquisition costs for the Target Shares.

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15.2.2 Effects on the assets and financial position of the Bidder

The following table shows the expected effects of the completion of the Merger as the first step of the Business Combination and the Exchange Offer as the subsequent step, if both steps had occurred on 30 September 2021 based on the aforementioned facts and assumptions. For purposes of this presentation, all decimal places have been rounded to whole amounts in accordance with general rounding rules.

All values in EUR	Acorn HoldCo, Inc. as of 30 September 2021 (unaudited) EUR		Expected impact from the Merger prior settlement of the Offer (unaudited) EUR		Impact of the Offer (unaudited)		Acorn HoldCo, Inc at the completion of the Business Combination (unaudited) EUR
ASSETS
Fixed assets
Cash	0	[1]
Financial assets	9	[2]	885,489,000	[3]	766,354,886	[6]	1,651,843.895	[9]

Total Assets	9		885,489,000		766,354,886		1,651,843.895

EQUITY AND LIABILITIES
Equity
Issued share capital	9		420,498	[4]	363,924	[7]	784,431	[10]
Capital reserve	—		885,068,048	[5]	765,886,056	[8]	1,651,059,464	[11]
Net profit/(net loss) for the year	—		—		—		—

Total equity	9		885,489,000		766,354,886		1,651,843,895	[12]

Liabilities	—		—		—		—

Total Equity + Liabilities	9		885,489,000		766,354,886		1,651,843,895

Notes

1)

The Bidder was established with the share capital of 1000 shares with a nominal value of USD 0.01 per Bidder Share. Therefore, USD 10 was paid in at the time of incorporation, which is EUR 8.64. For the purposes of this presentation, all decimal places have been rounded to whole amounts in accordance with general rounding rules. Therefore, EUR 9.00 is shown here. The EUR 9.00 was used for the establishment of Merger Sub (see Note 2). Therefore, the cash balance is 0.

2)

Merger Sub, as the sole subsidiary of the Bidder (see Section 6.3.2(a) of the Offer Document), was also incorporated with a share capital of 1000 shares with a nominal value of USD 0.01 per share. At the time of incorporation, therefore, USD 10 was paid in, converted into EUR this is EUR 8.64. For the purposes of this presentation, all decimal places have been rounded to whole amounts in accordance with general rounding rules. Therefore, EUR 9.00 is reported as financial assets. Merger Sub will be merged into ADTRAN in the course of the Merger (see Section 6.3.2(a) of the Offer Document).

3)

The Bidder acquires as a result of the Merger all 48,679,989. ADTRAN Shares outstanding. The acquired ADTRAN Shares are shown as financial assets. The total value of the acquired ADTRAN Shares converted into EUR is 885,489,000.00. The Bidder does not have any other assets. Financial assets therefore increased by EUR 885,489,000.00.

4)

The Bidder will issue 48,679,989 new Bidder Shares in the Merger with a nominal value of USD 0.01. The nominal value of the total share capital, which amounted to EUR 9.00 prior the Merger, will therefore increase by EUR 420,498.00.

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5)

The capital reserve shows the excess of the value of the ADTRAN Shares acquired in the Merger which is EUR 885,068,502.00 over the nominal value of the newly issued Bidder Shares. The capital reserves which amounted to EUR/USD 0.00 prior to the Merger therefore increases to EUR 885,068,502.00.

6)

The Bidder acquires through the Offer all Target Shares. The value of the acquired Target Shares is equal to the value of the total number of Offer Shares for which the Target Shares are exchanged. The total value of the Offer Shares is EUR 766,354,886.00. The fixed assets thus increased to EUR 766,354,886.00, as a result of the Offer.

7)

The Bidder issues 42,130,560 Offer Shares to acquire all Target Shares: The Offer Shares have a nominal value of USD 0.01. The total nominal value of the newly shares outstanding converted into EUR is therefore EUR 363,924.00. The share capital increases by this amount.

8)

The excess of the value of the acquired Target Shares EUR 766,354,886.00 over the nominal value of the newly issued Offer Shares EUR 363,924.00 amounts to EUR 765,990,962.00 and will be transferred to the capital reserves. The capital reserves thus increase to EUR 765,990,962.00.

9)

The financial assets increase from EUR 9,00 before the Business Combination by EUR 885,489,000.00 due to the acquisition of the ADTRAN Shares in the Merger and by further EUR 766,354,886 due to the acquisition of the Target Shares through the Offer to a total of EUR 1,651,843,895.00.

10)

The subscribed capital increases from EUR 9.00 prior to the Business Combination by EUR 420,498.00 due to the issuance of new shares in the Merger and by a further EUR 363,924.00 due to the issuance of new shares to the Accepting Target Shareholders in the Offer to a total of EUR 784,431.00.

11)

The capital reserve increases from EUR 0.00 prior to the Business Combination by EUR 885,068,502.00 due to the acquisition of the ADTRAN shares in the Merger against issuance of new shares and by a further EUR 765,990,962 due to the acquisition of the Target shares against issuance of new shares in the Offer to a total of EUR 1,651,059,464.00.

12)

Shareholders’ equity increases from EUR 9 before the Business Combination by EUR 885,489,000.00 due to the merger and by a further EUR 766,354,886.00 due to the offer to a total of EUR 1,651,843,896.00.

15.2.3 Effects on the results of operations of the Bidder

From the date of incorporation on 10 August 2021 until 30 September 2021, the Bidder has not generated any revenues. All Bidder transaction costs, including those incurred after 30 September 2021, will be borne by ADTRAN. After the Business Combination, ADTRAN will be a wholly-owned subsidiary of the Bidder. After the Business Combination, the Bidder will be a pure holding company. It can only generate income through dividend payments from ADTRAN and the Target. For the financial year 2020, ADTRAN has paid dividends in the amount of USD 17,334,000.00 to its shareholders (see for the calculation of such dividend in EUR and per share under Section 9.3.1 of the Offer Document). The Target has not paid any dividends for the financial year 2020, but has carried forward the distributable profit in the amount of EUR 96,155,193.00.

15.3	Expected effects of the Offer on the assets, financial position and results of ADTRAN

At the time of publication of the Offer Document, the Bidder is still a wholly-owned subsidiary of ADTRAN. As a result of the Merger, which will take place prior to the settlement of the Offer, ADTRAN will become a subsidiary of the Bidder. Although ADTRAN is the Bidder’s parent company at the time of publication of the Offer Document, it is a wholly-owned subsidiary of the Bidder at the time of settlement. Upon settlement of the Offer, the Target will become a subsidiary of the Bidder.

However, as a result of the Business Combination, the Bidder, ADTRAN and the Target will be combined. The effects of this Business Combination are described in detail in Section 12 “Pro-Forma Financial Information” of Annex 3.

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15.3.1 Pro-Forma Financial Information

The Pro-Forma Financial Information as of 30 September 2021 is presented below. The Pro-Forma Financial Information summarizes the unaudited condensed consolidated balance sheets of the Bidder, ADTRAN and the Target as of 30 September 2021 and presents the Business Combination as if it had taken place on 30 September 2021. The historical financial information has been adjusted to reflect pro-forma adjustments that are deemed to be directly related to the Business Combination and are expected to be incurred either before or after consummation of the Business Combination, regardless of whether such adjustment is deemed to be recurring. These pro-forma adjustments reflect differences in accounting currencies, basis of accounting and classification and presentation of certain financial information and reflect the effects of accounting for the business combination. Any adjustments for differences in accounting basis are determined prior to considering the effects of the Business Combination and accounting by acquisition method.

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PRO-FORMA BALANCE SHEET

AS OF 30 SEPTEMBER 2021

(in thousands of USD)

	Historical
	Acorn HoldCo (US GAAP)	ADTRAN (U.S. GAAP)	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Transaction Adjustments	(Note)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	—	75,503	116,851	—		116,851	—		192,354
Restricted cash	—	102	163	—		163	—		265
Short-term investments	—	2,610	—	—		—	—		2,610
Accounts receivable, net	—	124,146	104,692	—		104,692	—		228,838
Other receivables	—	9,867	207	—		207	—		10,074
Inventory, net	—	127,241	117,364	(423)	4A	116,941	43,556	6A	287,738
Prepaid expenses and other current assets	—	10,061	14,533	—		14,533	—		24,594
Tax assets	—	—	1,818	—		1,818	—		1,818

Total current assets	—	349,530	355,628	(423)		355,205	43,556		748,291

Property, plant and equipment, net	—	56,556	35,816	—		35,816	6,161	6B	98,533
Deferred tax assets, net	—	8,957	8,770	—		8,770	—		17,727
Goodwill	—	6,968	81,323	—		81,323	222,636	6C	310,927
Intangibles, net	—	20,291	136,459	(113,543)	4B	22,916	465,918	6D	509,125
Other non-current assets	—	31,675	29,487	1,333	4C	30,820	3,315	6E	65,810
Long-term investments	—	83,935	—	—		—	—		83,935

Total assets	—	557,912	647,483	(112,633)		534,850	741,586		1,834,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	—	79,074	69,563	—		69,563	—		148,637
Unearned revenue	—	16,394	25,714	—		25,714	(9,253)	6F	32,855
Accrued expenses and other liabilities	—	15,392	63,715	—		63,715	60	6E	107,492
							28,325	6J
Accrued wages and benefits	—	17,270	—	—		—	—		17,270
Income tax payable, net	—	5,914	—	—		—	—		5,914
Current portion of debt	—	—	29,577	—		29,577	—		29,577
Tax liabilities	—	—	1,573	—		1,573	—		1,573

Total current liabilities	—	134,044	190,142	—		190,142	19,132		343,318
Non-current unearned revenue	—	7,426	11,474	—		11,474	(2,533)	6F	16,367
Pension liability	—	16,988	11,052	(2,518)	4D	8,534	—		25,522
Deferred compensation liability	—	28,336	—	—		—	—		28,336

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	Historical
	Acorn HoldCo (US GAAP)	ADTRAN (U.S. GAAP)	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Transaction Adjustments	(Note)	Pro Forma Combined
Other non-current liabilities	—	7,365	4,643	—		4,643	—		12,008
Non-current portion of debt	—	—	34,754	—		34,754	—		34,754
Non-current lease liabilities	—	—	21,711	—		21,711	374	6E	22,085
Deferred tax liabilities	—	—	6,615	(33,035)	4E	(26,420)	155,532	6G	129,112

Total liabilities	—	194,159	280,391	(35,553)		244,838	172,505		611,502
Stockholders’ equity:
Common stock	—	797	59,487	—		59,487	421	6H	1,218
							(59,487)	6I
Additional paid-in capital	—	286,923	379,223	—		379,223	886,997	6H	1,173,920
							(379,223)	6I
Accumulated other comprehensive loss	—	(14,466)	(10,351)	—		(10,351)	10,351	6I	(14,466)
Retained earnings	—	760,398	(61,267)	(423)	4A	(138,347)	138,347	6I	732,073
				(113,543)	4B		(28,325)	6J
				1,333	4C
				2,518	4D
				33,035	4E
Treasury stock	—	(669,899)	—	—		—	—		(669,899)

Total stockholders’ equity	—	363,753	367,092	(77,080)		290,012	569,081		1,222,846

Total liabilities and stockholders’ equity	$—	557,912	647,483	(112,633)		534,850	741,586		1,834,348

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NOTES

Note 1 – Business Combination of ADTRAN and the Target

The Business Combination with the Target will be accounted for using the acquisition method of accounting as per the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC805”). The Business Combination Agreement uses the Exchange Ratio of Bidder Shares of common stock for the Target Shares of common stock, which will result in a 46% pro-forma equity stake for Target stockholders and 54% equity stake for ADTRAN stockholders in the post-closing combined company (calculated on a fully diluted basis and assuming a tender of 100% of the current issued and outstanding share capital of the Target). For purposes of certain information that follow, ADTRAN and the Target, for the period before the incorporation of the Bidder, 10 August 2021, and for the period after the inception of the Bidder, the Bidder, ADTRAN and the Target may be referred to collectively as the “Combined Group”. Therefore, ADTRAN shareholders will continue to hold a majority interest in the Combined Group after the settlement of the Business Combination. The board of directors will be comprised of six members from ADTRAN and three members from the Target; the current ADTRAN chief executive officer will act as the chairman of the board of director of the Combined Group. Additionally, the current ADTRAN chief executive officer and ADTRAN chief financial officer will continue to hold these positions within the Combined Group. Therefore, under ASC 805, ADTRAN represents the accounting acquirer. Additionally, per the terms of the Business Combination Agreement, ADTRAN will be required to replace the outstanding Target Share Options outstanding (vested and unvested) with the Bidder equity awards adjusted for the Exchange Ratio and a revised strike price based on the Exchange Ratio and translated to U.S. dollars.

The pro-forma financial information was prepared to illustrate the effects of the Business Combination. For each of the periods presented, the pro-forma financial information reflects the combination of historical financial information of the Bidder, ADTRAN and the Target, adjusted to give effect to the acquisition method of accounting in accordance with ASC 805 based on a preliminary purchase price allocation and as subsequently described in greater detail. Furthermore, additional pro-forma adjustments have also been reflected to show impacts of differences in accounting currencies, basis of accounting and classification and presentation of certain financial information.

Note 2 – Basis of presentation

The pro-forma financial information was prepared on the basis of IDW Accounting Practice Statement: Preparation of Pro-Forma Financial Information (IDW RH HFA 1.004), as promulgated by the IDW. The Bidder’s and ADTRAN’s historical consolidated financial statements were prepared in accordance with U.S. GAAP and presented in thousands of USD. The consolidated financial statements of the Target for the financial year ending 31 December 2021 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and presented in thousands of Euros (“Euro”) and translated to thousands of USD for pro-forma financial information purposes. The financial information in the Target’s quarterly statement for the nine months ended 30 September 2021 has been prepared using accounting policies in accordance with IFRS as adopted by the EU and is presented in thousands of EUR and translated into thousands of USD for pro-forma financial information. For the nine months ended 30 September 2021, there are no material differences between the financial information prepared in accordance with IFRS as issued by the IASB and that prepared in accordance with IFRS as adopted by the EU. As such, certain IFRS to U.S. GAAP adjustments are included in the pro forma condensed combined financial information as discussed in Note 4 below.

For purposes of preparing the pro-forma financial information, the historical financial information of the Target and related pro-forma adjustments were translated from Euro to USD using the following historical exchange rates published by Oanda:

$ / €
Balance sheet and related adjustments as of 30 September 2021: period end exchange rate at 30 September 2021	1.164

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Note 3 – Reclassifications

Certain reclassifications were made to align financial statement presentation of the Target with that of ADTRAN based on information available to date.

Pro forma balance sheet as of 30 September 2021:

Presentation in the IFRS financial statements of the Target	Presentation in Pro-Forma Financial Information	Amount (in millions)
Cash and cash equivalents	Restricted cash	$0.2
Trade accounts receivable	Accounts receivable, less allowance for doubtful accounts	$104.5
Contract assets	Other Receivables	$0.2
Other current assets	Accounts receivable, less allowance for doubtful accounts	$0.2
Inventories	Inventory, net	$117.4
Other current assets	Prepaid expenses and other current assets	$14.5
Right-of-use assets	Other non-current assets	$25.6
Property, plant and equipment	Property, plant and equipment, net	$35.8
Deferred tax assets	Deferred tax assets, net	$8.8
Capitalized development projects	Intangibles, net	$14.8
Intangible assets acquired in business combinations	Intangibles, net	$8.2
Other intangible assets	Intangibles, net	$113.5
Current lease liabilities	Accrued expenses and other liabilities	$7.0
Current liabilities to banks	Current portion of debt	$29.6
Trade accounts payable	Accounts payable	$69.6
Current contract liabilities	Unearned revenue	$25.7
Refund liabilities	Accrued expenses and other liabilities	$0.6
Other current liabilities	Accrued expenses and other liabilities	$25.0
Current provisions	Accrued expenses and other liabilities	$31.0
Provisions for pensions and similar employee benefits	Pension liability	$11.1

Presentation in the IFRS financial statements of the Target	Presentation in pro-forma financial information	Amount (in millions)
Other non-current provisions	Other non-current liabilities	$2.2
Non-current liabilities to banks	Non-current portion of debt	$34.8
Non-current contract liabilities	Non-current unearned revenue	$11.5
Share capital	Common stock	$59.5
Capital reserve	Additional paid-in capital	$379.2
Accumulated deficit	Retained earnings	$(109.8)
Accumulated other comprehensive income	Accumulated other comprehensive loss	$(10.4)
Net income	Retained earnings	$48.6

Note 4 – IFRS to U.S. GAAP adjustments

The historical consolidated statement of financial position of the Target, as of 30 September 2021 has been prepared in accordance with IFRS as adopted by the IASB, which differs in certain material respects from U.S. GAAP. The historical financial statements have been adjusted to align the historical accounting policies of the Bidder to accounting policies in accordance with U.S. GAAP. Adjustments are initially calculated in EUR and translated to USD based on the exchange rates specified in Note 2. Any differences between adjustments impacting the pro-forma balance sheet and the pro-forma statements of operations are due to foreign exchange rates.

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A.    Represents an adjustment to eliminate inventory impairment reversals of the Target that were recorded in accordance with IFRS but are prohibited under U.S. GAAP. The impact on the pro-forma balance sheet resulted in a derecognition of USD 0.4 million as of 30 September 2021.

B.    Represents an adjustment to capitalized development projects of the Target, which are capitalized under IFRS; however, these costs would be expensed under U.S. GAAP. The pro-forma balance sheet impact resulted in a derecognition of capitalized development projects of USD 113.5 million.

C.     An adjustment to the Target’s real estate leases to conform to operating leases under U.S. GAAP. The impact on the pro-forma balance sheet results in an increase in rights-of use recognized in other non-current assets in the amount of USD 1.3 million.

D.    An adjustment to the net pension liability, and the return on plan assets of the Target due to changes in assumptions under U.S. GAAP. This change in assumptions resulted in a decrease in the net pension liability, in the pro-forma balance sheet of USD 2.5 million.

E.    An adjustment to deferred tax liabilities and tax expense for the tax effects of the adjustments reflected herein to conform the Target’s historical accounting policies to U.S. GAAP (calculated using an estimated statutory rate of 30%). The impact on the pro-forma balance sheet resulted in a derecognition of deferred tax liabilities in the amount of USD 33.0 million.

Note 5 – Preliminary purchase price and purchase price allocation

Preliminary purchase price

The preliminary purchase price amounts to approximately USD 887.4 million, based on the assumption that the Target Shareholders receive 42.1 million ordinary shares from the Bidder at a closing price of USD 20.64 on 4 November 2021, and a total of USD 17.8 million, attributable to the purchase price, based on a Black-Scholes model, for the fair value of the 2.6 million equity awards issued by the Bidder to employees of the Target Group to replace their Target Options (“Replacement Share Options”). Upon settlement of the Business Combination, ADTRAN will be required to replace the outstanding Target Options (vested and unvested) with new equity awards on Bidder Shares adjusted to the Exchange Ratio and whose exercise price will be re-determined based on the Exchange Ratio and converted into USD. For historical unvested Bidder equity awards, the equity awards holders must continue their employment over the remaining vesting period. Therefore, of the total fair value of USD 27.9 million for the Bidder’s replacement equity awards granted, USD 17.8 million will be allocated to the purchase price based on the services rendered by the option holder prior to the Business Combination and the remaining amount of USD 10.1 million will be allocated to the post-combination expense to be recognized over the remaining vesting period (see Note 6 Adjustment H).

The detailed calculation of the preliminary purchase price is as follows (in millions of USD except Exchange Ratio and share price):

Preliminary purchase price
Target Shares issued and outstanding as of 4 November 2021	51.1
Exchange Ratio	0.8244

Number of Bidder Shares issued	42.1

Share price at 4 November 2021	$20.64

Preliminary purchase price paid for the Target Shares	$869.6

Fair value of the Bidder`s replacement equity awards attributable to the purchase price	$17.8

Total Preliminary purchase price	$887.4

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The preliminary purchase price does not purport to represent the actual value of the Total Offer Consideration that will be received by the Target Shareholders when the Business Combination is completed. In accordance with U.S. GAAP, the fair value of the shares of Bidder common stock issued as part of the Offer Consideration will be measured on the closing date at the closing price and the fair value of the replacement Bidder equity awards will be estimated using a Black-Scholes model on the grant date. These requirements will likely result in a difference in the purchase price and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 10% in the closing price would increase or decrease the fair value of the preliminary purchase price by USD 90.2 million or USD 89.6 million, which would result in an increase or decrease to goodwill. However, a change in the closing share price does not change the number of the Bidder Shares to be issued or replacement Bidder equity awards to be granted.

(in USD millions except for per share amounts)	Pro forma	+10% change	-10% change
Price per share	$20.64	$22.70	$18.58
Preliminary purchase price	$887.4	$977.6	$797.8

Preliminary purchase price allocation

Under the acquisition method of accounting, assets and liabilities of the Target will be recorded at fair value at the date of the Business Combination and combined with the historical carrying amounts of ADTRAN’s assets and liabilities. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation. In the pro-forma financial information, the purchase price paid by ADTRAN to acquire the Target has been allocated to the assets acquired, liabilities assumed and goodwill based upon management’s preliminary estimate of respective fair values.

ADTRAN’s purchase price allocation for the Business Combination is preliminary and subject to revision once the Business Combination is complete and as additional information about the fair value of the assets to be acquired and liabilities to be assumed becomes available. ADTRAN has engaged a third-party valuation company to assist it in completing the valuation of certain assets to be acquired and liabilities to be assumed. However, ADTRAN has not completed a full, detailed valuation analysis. The preliminary valuation performed is limited to inventory, intangible assets, real estate leases, fixed assets, unearned revenue and deferred taxes. The valuation is based on available financial statement information as of September 30, 2021 and current forecasts prepared by ADTRAN. Accordingly, the pro-forma financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. ADTRAN will continue to refine its identification and valuation of assets to be acquired and liabilities to be assumed as further information becomes available.

The final determination of the purchase price allocation will be completed as soon as practicable and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the pro-forma financial information.

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The preliminary purchase price is allocated to the assets to be acquired and liabilities to be assumed based on the estimated fair values, with any excess purchase price allocated to goodwill as follows (in millions of USD):

Cash and cash equivalents	116.9
Accounts receivable	104.7
Other current assets	177.2
Intangible assets	488.8
Other non-current assets	84.8
Accounts payable	(69.6)
Accrued liabilities	(63.8)
Deferred revenue, current	(16.5)
Other short-term liabilities	(31.1)
Deferred revenue, non-current	(8.9)
Other long-term liabilities	(70.0)
Deferred tax liabilities	(129.1)
Goodwill	304.0

Estimated total purchase price	887.4

Note 6 - Accounting Adjustments for Transactions

The adjustments included in the pro-forma financial information are presented below. Adjustments are initially calculated in EUR and translated into USD based on the exchange rates set out in Note 2. Any differences between the adjustments affecting the pro-forma financial information and a pro-forma income statement are due to foreign exchange rates.

A.    Represents an adjustment to reflect the estimated fair value of inventory. The fair value of the inventory was determined using a top-down approach and accordingly ADTRAN considered the components of the Target`s inventory, as well as estimated selling prices and selling and distribution costs resulting in an increase of USD 43.6 million to inventory as of 30 September 2021.

An increase or decrease of 10% in the fair value of the inventory would increase or decrease inventory by USD 4.4 million with an increase or decrease to deferred tax assets (liabilities) and goodwill.

B.    Represents an adjustment to reflect the net increase in fair value of the acquired property, plant and equipment, net of USD 6.2 million to reflect the total fair value of USD 42.0 million. The fair value was estimated using a cost approach based on the net book value of each asset class adjusted for (i) the current market replacement cost, (ii) the physical and technology attributes of the property, plant and equipment and (iii) the estimated accumulated depreciation as if replacement cost was applied at the original purchase date.

An increase or decrease of 10% in the estimated fair value of the property, plant and equipment, net would increase or decrease fair value by USD 4.2 million with an increase or decrease to deferred tax assets (liabilities) and goodwill. With other assumptions held constant, a 10% increase or decrease in the estimated fair value of the property, plant and equipment, net would increase or decrease the estimated depreciation expense by USD 1.5 million for the year ended 31 December 2020 and USD 1.2 million for the nine months ended 30 September 2021.

C.    Represents an adjustment to reflect estimated goodwill of USD 304.0 million recognized from the Business Combination and the elimination of historical goodwill of the Target of USD 81.3 million.

D.    Represents an adjustment of USD 465.9 million to eliminate Target’s historical intangible assets recorded and to reflect the acquired identifiable intangible assets consisting of developed technology, customer backlog, customer relationships and the Target trade name at the estimated fair value of USD 488.8 million, which, as noted above, is preliminary and subject to change once the Business

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Combination is completed. The fair value of the developed technology, customer backlog and customer relationships is estimated based on a multi-period excess earnings method which calculates the present value of the estimated revenues and net cash flows derived from the developed technology, customer backlog and customer relationships, respectively. The fair value of the trade name is based on the relief from royalty method which estimates the value based on the hypothetical royalty payments that are saved by owning the asset.

An increase or decrease of 10% in the fair value of the intangible assets acquired would increase or decrease the fair value by USD 48.9 million with an increase or decrease to deferred tax assets (liabilities) and goodwill.

E.    Represents an adjustment to the right-of-use assets and lease liabilities for real estate leases acquired as part of the Business Combination to fair value of USD 24.2 million. ADTRAN calculated the lease liability based on the remaining lease payments and discount rates at 30 September 2021. This resulted in an increase to the current lease liability of USD 0.1 million, presented in accrued expenses and other liabilities, and an increase to the noncurrent lease liability of USD 0.4 million, presented in non-current lease liabilities. The right-of-use asset is calculated based on the lease liability less lease incentives and the tenant improvement allowance to be received post-close. This resulted in an increase to other non-current assets of USD 3.3 million.

F.    Represents an adjustment of the assumed unearned revenue related to the Target’s support services to a total fair value of USD 25.4 million, resulting in a reduction of USD 9.3 million in current unearned revenue and of USD 2.5 million in non-current unearned revenue. The valuation of the unearned revenue was based on the estimated cost of fulfilling the remaining performance obligations plus a normal profit margin.

G.    Represents an adjustment to deferred tax liabilities for the tax effects of recognizing the preliminary purchase price allocation reflected herein (calculated at an estimated statutory rate of 30%). Deferred taxes relating to goodwill for prior acquisitions of the Target have also been removed from the pro-forma financial information. This resulted in an adjustment to the deferred tax liability of USD 155.5 million as of 30 September 2021. These adjustments are based on estimates of the fair value of the assets of the Target to be acquired, liabilities to be assumed, and the related purchase price allocations. These estimates are subject to further review by ADTRAN’s and Target’s respective managements, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

The effective tax rate of the Combined Group could be significantly different than what is presented in these pro-forma financial statements depending on post-Business Combination activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

H.    Represents the preliminary purchase price of USD 887.4 million based on the issuance of 42.1 million shares of the Bidder common stock to the Target Shareholders and 2.6 million replacement the Bidder`s equity awards granted to the Target option holders. The fair value of the ADTRAN common stock was based on a closing price at 4 November 2021 of USD 20.64 per share. The fair value of the replacement the Bidder equity awards is based on a Black-Scholes model with the following weighted average assumptions:

ADTRAN share price at 4 November 2021	$20.64
Strike price	$10.72
Expected term (in years)	5.5
Volatility	43.59%
Dividend rate	1.92%
Risk-free rate	1.15%

I.    Represents an adjustment to eliminate all historical shareholders’ equity of the Target.

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J.    Represents an adjustment to reflect an accrual of USD 28.3 million of transaction costs expected to be incurred by ADTRAN and the Target between 1 October 2021 through the close of the Business Combination that are not reflected in the historical financial statements. This USD 28.3 million has been recorded as an accrued liability in the pro-forma balance sheet at 30 September 2021.

Additionally, USD 8.9 million in non-recurring transactions costs have been incurred as of 30 September 2021 and are recorded in ADTRAN’s and Target`s historical balance sheet as of and for the nine months ended 30 September 2021.

15.3.2	Effects on ADTRAN’s Results of Operations

The completion of the Business Combination is not governed by any direct effect on ADTRAN’s revenues and earnings, except for the payment of the transaction costs, given that ADTRAN will become a subsidiary of the Bidder.

ADTRAN bears all transaction costs under an agreement with the Bidder. The transaction costs are recognized as an expense in ADTRAN’s income statement and therefore reduce the results of operations. Until 30 September 2021 the transaction costs attributable to ADTRAN amounted to EUR 5,553,065,00. Overall it is expected that transaction costs borne by ADTRAN will amount to EUR 14,890,230.00 (including already accrued EUR 5,553,065.00).

In the long term, ADTRAN expects an increase in revenues and earnings through further growth and through cost savings (see Section 9.3 of the Offer Document).

The effects of the Business Combination on the results of operations on a consolidated basis for ADTRAN, the Bidder and the Target together are set out in Section 12 “Pro Forma Financial Information” of Annex 3 for the periods 1 January to 31 December 2020 and 1 January 2021 to 30 September 2021 based on historical financial statements.

16	POTENTIAL EFFECTS FOR TARGET SHAREHOLDERS WHO DO NOT ACCEPT THE OFFER

Target Shareholders who do not intend to accept the Offer should take into account the following potential consequences after settlement of the Offer:

(a)

The present stock market price of the Target Shares reflects the fact that the Bidder published its decision to launch the Offer on 30 August 2021. It is uncertain whether, following settlement of the Offer, the stock market price of the Target Shares will remain at its present level or rise above it or fall below it.

(f)

The settlement of the Offer will result in a reduction of the free float of the issued Target Shares. It is further expected that the supply of and the demand for Target Shares will be reduced after settlement of the Offer and, therefore, the liquidity of the Target Shares will decrease. It is possible that buy and sell orders with respect to Target Shares cannot be executed or cannot be executed in a timely fashion. Moreover, the possible limitation of the liquidity of Target Shares could result in substantially heavier price fluctuations of the Target Shares in the future.

(g)

After settlement of the Offer, the Bidder will have the voting majority at the general meeting and could, depending on the acceptance rate, have the necessary voting majority to enforce all important structural and other measures under corporate law at the general meeting of the Target. This includes, for example, the election and the dismissal of shareholder representatives of the Supervisory Board, granting or rejecting discharge of Management Board or Supervisory Board members, amendments to the articles of association, capital increases and, if the majority requirements under statutory law and articles of association have been satisfied, exclusion of subscription rights for shareholders in capital measures as well as enterprise agreements such as a domination and profit and loss transfer agreement, reorganizations, mergers and dissolution of the

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Target. Only in certain limited cases of the aforementioned measures, there would be an obligation of the Bidder under German law to submit to the minority shareholders, based on a company valuation of the Target, an offer to acquire their Target Shares in exchange for reasonable compensation or to grant other compensation. Because such company valuation would have to be based on circumstances existing at the time of the resolution adopted by the Target’s general meeting for the respective measure, such offer for compensation could be equivalent in value to the Offer Consideration but it could also be lower or higher. The implementation of some of these measures could also result in the delisting of the Target Shares (as set forth in Section 9.1.5(c) of the Offer Document).

(h)

The Bidder may demand transfer of the Target Shares of the outside shareholders in exchange for granting of reasonable cash compensation (squeeze-out) if it directly or indirectly holds the number of Target Shares required to do so (as set forth in Section 9.1.5(a) o of the Offer Document).

(i)

The Bidder may consider to cause the conclusion of a domination and profit and loss transfer agreement according to Sections 291 et seqq. AktG with the Target as the dominated company (as set forth in Section 9.1.5(b) o of the Offer Document).

(j)

The Bidder, after settlement of the Offer or at a later time may consider to cause the Target to apply for delisting of the Target Shares from the regulated market segment (Regulierter Markt) with additional post-admission obligations (Prime Standard) of the Frankfurt Stock Exchange. In this case, the Target Shareholders would no longer profit from the increased reporting duties of the regulated market segment (Regulierter Markt). In the event that the Bidder initiates a separate delisting pursuant to Section 39 BörsG, the Bidder would make a delisting-offer to the Target Shareholders pursuant to Section 39 BörsG. Such a delisting-offer could be equivalent in value to the Offer Consideration but it could also be lower or higher.

(k)

If the Bidder were to achieve a shareholding of at least 95% of the Target Shares following the settlement of the Offer, Target Shareholders who have not accepted the Offer are entitled to exercise their sell-out right pursuant to Section 39c WpÜG and accept the Offer with their Target Shares within three months after publication of reaching the relevant shareholding pursuant to Section 23 para. 1 sentence 1 no. 4 WpÜG. This sell-out right is valid for all remaining Target Shares. The Bidder will publish that it has reached the threshold of 95% of the Target Shares that is required for a request under Section 39a WpÜG, pursuant to Section 23 para. 1 sentence 1 no. 4 WpÜG. The Bidder will publish the information regarding the right to tender as well as information on the technical processing in the notification pursuant to Section 23 para. 1 sentence 1 no. 4 WpÜG or in a separate notification.

17	RIGHTS OF WITHDRAWAL

17.1	Right of withdrawal in the event of an amendment of the Offer as well as in the event of the launch of a Competing Offer

According to the WpÜG, the following withdrawal rights apply for Target Shareholders who have accepted the Offer:

(a)

In the event of an amendment of the Offer pursuant to Section 21 para. 1 WpÜG, Target Shareholders may, until expiration of the Acceptance Period, withdraw from the agreements which have been entered into as a result of the acceptance of the Offer pursuant to Section 21 para. 4 WpÜG, if and to the extent that they have accepted the Offer prior to the publication of the amendment of the Offer.

(l)

In the event of a Competing Offer pursuant to Section 22 para. 1 WpÜG, Target Shareholders may, until expiration of the Acceptance Period, withdraw from the agreements which have been entered into as a result of the acceptance of the Offer pursuant to Section 22 para. 3 WpÜG, if and to the extent that they have accepted the Offer prior to the publication of the offer document for the Competing Offer.

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17.2	Right of withdrawal beyond the statutory requirements of the WpÜG

In exceedance of the statutory requirements of the WpÜG, the Bidder grants Accepting Target Shareholders the right to withdraw from the agreements concluded as a result of the acceptance of the Offer at any time during the Acceptance Period.

17.3	Exercise of the right of withdrawal

Target Shareholders may exercise the right of withdrawal in respect of the Target Shares pursuant to Section 17.1 of the Offer Document prior to expiration of the Acceptance Period only by:

(a)

declaring their withdrawal in writing to their Custodian Bank for a specified number of Tendered Target Shares, where in the event that no number is specified, the withdrawal shall be deemed to have been declared for all of the Tendered Target Shares of the Target Shareholder concerned; and

(m)

instructing their Custodian Bank to cause such number of Tendered Target Shares held in their securities deposit accounts as is equivalent to the number of Tendered Target Shares in respect of which they have declared their withdrawal to be rebooked to ISIN DE0005103006 at Clearstream.

The Custodian Bank is required, without undue delay, after receiving the declaration of withdrawal, to cause the Tendered Target Shares for which withdrawal is being declared to be rebooked to ISIN DE0005103006 at Clearstream. The rebooking is generally free of costs for Target Shareholders who hold their Target Shares in a securities deposit account of a Custodian Bank in Germany. The Target Shares may again be traded under ISIN DE0005103006 immediately after rebooking. The Target Shares are considered to be rebooked in a timely fashion if this has been done at the latest by 18:00 hrs (Frankfurt am Main local time) / 12:00 hrs (New York local time) on the second business day after the end of the Acceptance Period.

18	PAYMENT OF MONEY OR OTHER CASH-EQUIVALENT BENEFITS GRANTED OR SUGGESTED TO MEMBERS OF THE MANAGEMENT BOARD OR THE SUPERVISORY BOARD

No monetary payments or any other cash equivalent benefits have been granted by the Bidder or by a person acting jointly with the Bidder within the meaning of Section 2 para. 5 WpÜG either to a member of the Management Board or of the Supervisory Board in connection with the Offer, nor have any such payments or benefits been specially suggested to a member of the Management Board or the Supervisory Board. This does not include the transfer of the Offer Consideration to the members of the Management Board and the Supervisory Board for Target Shares which they have tendered into the Offer.

The members of the Management Board agreed to convert their respective Target Shares options into equity awards of the Bidder with the same vesting period and expiration terms and the exercise price of the Target options adjusted to reflect the Exchange Ratio and the ratio of the exercise price to the Target Share price at the date of the settlement of the Offer.

18.1	Future functions of Members of the Management Board and of the Supervisory Board at the Bidder

The current members of the Management Board, Brian Protiva and Nikos Theodosopoulos, as well as the member of the Supervisory Board, Johanna Hey, shall be appointed to the board of directors of the Bidder after completion of the Business Combination (see Section 9.2.4 of the Offer Document). The compensation of the members of the board of directors of the Bidder shall be corresponding to the compensation of the members of the board of directors of ADTRAN.

The member of the Management Board, Christoph Glingener, shall become a member of the senior management team of the Bidder. The terms and conditions of his new service contract with the

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Bidder shall be (i) no less favorable in all material respects than the current terms with the Target including term and remuneration elements, up to 31 December 2022 and (ii) no less favorable, than the terms of the service contracts in place between ADTRAN (or its subsidiaries) and those individuals holding corresponding positions at ADTRAN (or its subsidiaries).

18.2	Reference Remuneration at the Target and ADTRAN

In accordance with the reference to the remuneration of the Management Board, as well as the board of directors and the senior management team of ADTRAN for the assessment of the future remuneration of corresponding positions in the Bidder, these reference remunerations are presented below in an overview.

18.2.1	Reference remuneration of the Management Board

The current terms and conditions of the Management Boards service agreements, in particular regarding the term and remuneration elements, can be found in the Remuneration Report in the Annual Report of the Target for the financial year 2020, p. 54 et seq., available at: https://www.adva.com/de-de/about-us/investors/financial-results/financial-reports.

18.2.2	Reference Compensation of the board of directors of ADTRAN

The board of directors of ADTRAN currently does not provide for a separate remuneration for those members who also hold a position in the senior management team of ADTRAN. In the absence of such a position, the members of the board of directors receive a fixed compensation of USD 90,000.00 per year, and for certain special functions in committees (e.g. compensation commit-tee) there are additional payments of USD 5,000.00-10,000.00 per year. In addition, these members also participate in an equity award program, under which they each received equity awards worth USD 90,008 in the 2020 financial year.

The information is taken in simplified version from the Schedule 14A Proxy Statement for the Annual Meeting of Stockholders of ADTRAN dated 12 May 2021. The report on the compensation system is available in English at: https://sec.report/Document/0001193125-21-099293/.

18.2.3	Reference Compensation of ADTRAN’s senior management team

The current terms of the compensation of ADTRAN’s senior management team consist primarily of the following components: (i) base salary; (ii) performance-based compensation consisting of annual cash incentives, market-based performance stock units, and performance-based performance stock units; and (iii) retention equity in the form of time-based restricted stock units. In summary, the compensation structure of ADTRAN’s current senior management team for the fiscal year 2020 is simplified as follows:

•	Thomas R. Stanton, Chief Executive Officer

•	Base salary: USD 676,179.00

•	Equity awards: USD 1,846,036.00

•	Variable cash payments: USD 362,189.00

•	Other payments: USD 13,629.00

•	Total compensation: USD 2,898,033.00

•	Michael Foliano, Chief Financial Officer

•	Base salary: USD 362,923.00

•	Equity award: USD 550,253.00

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•	Variable cash payments: USD 88,313.00

•	Other payments: USD 11,500.00

•	Total compensation: USD 1,012,989.00

•	Ronald Centis, Senior Vice President of Operations

•	Base salary: USD 322,875.00

•	Equity award: USD 403,696.00

•	Variable cash payments: USD 46,692.00

•	Other payments: USD 152,336.00

•	Total compensation: USD 925,599.00

•	James Wilson, Jr, Chief Revenue Officer

•	Base salary: USD 350,818.00

•	Equity award: USD 414,245.00

•	Variable cash payments: USD 147,402.00

•	Other payments: USD 11,500.00

•	Total compensation: USD 923,965.00

•	Eduard Scheiterer, Senior Vice President of Research and Development

•	Base salary: USD 316,636.00

•	Equity award: USD 311,229.00

•	Variable cash payments: USD 55,135.00

•	Other payments: USD 56,691.00

•	Total compensation: USD 739,691.00

The information is taken in simplified version from the Schedule 14A Proxy Statement for the Annual Meeting of Stockholders of ADTRAN dated 12 May 2021. The report on the compensation system is available in English at: https://sec.report/Document/0001193125-21-099293/.

19	NO MANDATORY OFFER

If, as a result of the Offer, the Bidder acquires control of the Target according to Section 29 para. 2 WpÜG, the Bidder is not obliged to launch a mandatory offer for Target Shares, pursuant to Section 35 para 3 WpÜG.

20	TAXES

A notice about the tax consequences with regard to Target Shareholders with tax residence in Germany in connection with this Offer is described in Section 24 “Tax warning notice” of Annex 3 to this Offer Document.

This tax note does not provide a summary of the information provided in Section 24 “Tax warning notice” of Annex 3 to this Offer Document and therefore does not constitute a substitute for reading that section. The Bidder recommends that, prior to accepting the Offer, Target Shareholders obtain tax advice on the tax consequences of the acceptance of the Offer, taking into account their personal circumstances.

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21	PUBLICATIONS AND NOTIFICATIONS

Pursuant to Section 14 para. 3 WpÜG, the Offer Document, the publication of which was permitted by BaFin on 11 November 2021, will be published on 12 November 2021 by way of (i) announcement in the German language on the internet at https://www.acorn-offer.com and (ii) keeping available copies of the Offer Document free of charge at BNP Paribas Securities Services S.C.A, Frankfurt Branch, Branch, Europa-Allee 12, 60327 Frankfurt am Main, Germany (inquiries via fax +49 69 1520 5277 or via email at frankfurt.gct.operations@bnpparibas.com). The announcement about keeping available copies of the Offer Document free of charge in Germany and the internet address at which the publication of the Offer Document occurs, will be published in the Federal Gazette (Bundesanzeiger). Further, the Bidder will provide a non-binding English translation of the Offer Document at https://www.acorn-offer.com, which has not been reviewed by BaFin.

Immediately after approval of the publication of the Offer Document by BaFin, the non-binding English translation of this Offer Document will be filed by the Bidder with the SEC and will be available electronically through the EDGAR system. The non-binding English translation of this Offer Document is available via EDGAR at https://www.sec.gov/edgar/searchedgar/companysearch.html. On this website, search for “Acorn HoldCo, Inc.” under “company name”. The non-binding English translation of this Offer Document is also available at https://www.acorn-offer.com. In addition, the Central Settlement Agent keeps the non-binding English translation available for distribution free of charge.

The Bidder will also announce the internet address at which the Offer Document will be published by means of a press release in English via an electronically operated information dissemination system in the United States. The purpose of aforementioned publications is to comply with the mandatory provisions of the WpÜG as well as compliance with the Securities Act and the Exchange Act. In addition, the Bidder has filed a Registration Statement with the SEC together with a prospectus of the Bidder, which is to be used in connection with the Offer made to the U.S. shareholders of the Target. After the Registration Statement is declared effective by the SEC, the prospectus will be available electronically through the SEC’s EDGAR system at https://www.sec.gov/edgar/searchedgar/companysearch.html.

All publications and announcements required under the WpÜG or the applicable capital market provisions of the United States in connection with the Offer will be published on the internet at https://www.acorn-offer.com (in German together with a non-binding English translation) and, to the extent required under to the WpÜG, in the Federal Gazette (Bundesanzeiger) and by way of a press release in English.

The Bidder will publish the notifications pursuant to Section 23 para. 1 WpÜG as follows:

•	On a weekly basis after publication of the Offer Document (Section 23 para. 1 sentence 1 no. 1 WpÜG);

•	on a daily basis during the final week prior to the expiration of the Acceptance Period (Section 23 para. 1 sentence 1 no. 1 WpÜG);

•	without undue delay after expiration of the Acceptance Period (Section 23 para. 1 sentence 1 no. 2 WpÜG);

•	without undue delay after expiration of the Additional Acceptance Period (Section 23 para. 1 sentence 1 no. 3 WpÜG); and

•	without undue delay after having reached the shareholding required to exclude the other shareholders under Section 39a paras. 1 and 2 WpÜG (Section 23 para. 1 sentence 1 no. 4 WpÜG).

Publications of the Bidder pursuant to Section 23 paras. 1 and 2 WpÜG, as well as additional publications and announcements in connection with the Offer, which are required under the WpÜG, will be published in German and in a non-binding English translation on the internet at https://www.acorn-offer.com. In addition, announcements and notices will be published in German in the Federal Gazette (Bundesanzeiger) and by way of press releases in English.

83

22	GOVERNING LAW AND JURISDICTION

The Offer and the agreements which have been entered into as a result of the acceptance of the Offer shall be governed by German law. The exclusive place of jurisdiction for all legal disputes arising out of or in connection with the Offer (any agreement which have been entered into as a result of the acceptance of the Offer) shall be, to the extent permitted by law, Munich, Germany.

23	DECLARATION OF ASSUMPTION OF RESPONSIBILITY

Acorn HoldCo, Inc., with registered office in Wilmington, Delaware, United States, assumes responsibility for the content of the Offer Document and declares that, to its knowledge, the information provided in the Offer Document are accurate and no material facts have been omitted.

84

Huntsville, Alabama, USA

November 11, 2021

Acorn HoldCo, Inc.

Thomas R. Stanton
Chief Executive Officer

85

Huntsville, Alabama, USA

November 11, 2021

Acorn HoldCo, Inc.

Michael Foliano
Chief Financial Officer

86

Annex 1

Persons acting jointly with the Bidder

Part 1

Entities and individuals directly or indirectly controlling the Bidder

(Bidder Parent Shareholders)

Name, Registered Office, Country

ADTRAN, Inc., 901 Explorer Boulevard, Huntsville (Alabama), United States

87

Annex 1

Persons acting jointly with the Bidder

Part 2

(Indirect) subsidiaries of

ADTRAN, Inc.

Name, Registered Office, Country

ADTRAN Networks Pty. Ltd, Melbourne, Australia
ADTRAN Networks Comunicações Ltda., São Paulo, Brazil
ADTRAN Canada, Inc., Vancouver, Canada
ADTRAN d.o.o., Zagreb,Croatia
ADTRAN International, Inc., Wilmington, Delaware, USA
ADTRAN Networks Worldwide, Inc., Wilmington, Delaware, USA
ADTRAN Networks, LLC, Wilmington, Delaware, USA
Bluesocket, Inc., Wilmington, Delaware, USA
ADTRAN Oy, Helsinki, Finland, USA
ADTRAN GmbH, Berlin Germany
ADTRAN Networks M.E.P.E., Athens, Greece
ADTRAN Networks India Private Limited, Hyderabad, India
ADTRAN Holdings Ltd., Tel Aviv, Israel
ADTRAN S.R.L., Milan, Italy
ADTRAN Networks Sdn Bhd, Kuala Lumpur, Malaysia
ADTRAN Networks S.A. de C.V., Mexico City, Mexico
ADTRAN Networks & Services, S. de R.L. de C.V., Mexico City, Mexico
ADTRAN Peru S.R.L., Lima, Peru
ADTRAN Sp. z.o.o., Warsaw, Poland
ADTRAN, Unipessoal Lda., Lisbon, Portugal
ADTRAN International, Inc.—Saudi Arabia branch, Riyadh, Saudi Arabia
ADTRAN s.r.o., Bratislava, Slovakia
ADTRAN Proprietary Ltd., Centurion, South Africa
ADTRAN Switzerland GmbH, Baar, Switzerland
ADTRAN GmbH (Tunisia Permanent Establishment Branch Office), Tunis, Tunisia
ADTRAN SARL, Tunis, Tunisia
ADTRAN Europe Limited, Basingstoke, United Kingdom
Acorn MergeCo, Inc., Wilmington, Delaware, USA
ADTRAN Networks and Services Egypt, LLC, Cairo, Egypt (formed 29 September 2021)

88

Annex 2

Direct and indirect subsidiaries of the Target

Name, Registered Office, Country

ADVA Optical Networking North America, Inc. Norcross/Atlanta (Georgia), USA
ADVA Optical Networking Ltd. York, United Kingdom
Oscilloquartz SA, Saint-Blaise, Switzerland
ADVA Optical Networking sp. z o.o., Gdynia, Poland
ADVA Optical Networking Israel Ltd., Ra’anana/ Tel Aviv, Israel
ADVA Optical Networking (Shenzhen) Ltd., Shenzhen, China
Oscilloquartz Finland Oy, Espoo, Finland
ADVA IT Solutions Pvt. Ltd., Bangalore, India
ADVA Optical Networking Trading (Shenzhen) Ltd., Shenzhen, China
ADVA Optical Networking Singapore Pte. Ltd., Singapore
ADVA Optical Networking Hong Kong Ltd., Hong Kong, China
ADVA Optical Networking (India) Private Ltd., Gurgaon, India
ADVA Optical Networking Serviços Brazil Ltda., São Paulo, Brazil
ADVA Optical Networking Corp., Tokyo, Japan
ADVA Optical Networking AB, Kista/Stockholm, Sweden
ADVA NA Holdings Inc., Norcross/Atlanta (Georgia), USA
ADVA Optical Networking Pty Ltd., Sydney (New South Wales), Australia
ADVA Optical Networking B.V., LA Etten-Leur, Netherlands
ADVA Canada Inc., Ottawa, Canada

89

Annex 3

Information pursuant to Section 2 no. 2 of the German Regulation on the Content of the Offer Document, the Consideration for Takeover Offers and Mandatory Offers and the Release from the Obligation to Publish and Launch an Offer (Verordnung über den Inhalt der Angebotsunterlage, die Gegenleistung bei Übernahmeangeboten und Pflichtangeboten und die Befreiung von der Verpflichtung zur Veröffentlichung und zur Abgabe eines Angebots) in conjunction with Article 1 para. 4 lit. f) of the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing directive 2003/71/EC and in conjunction with the respective specifications in the Commission Delegated Regulation (EU) 2021/528 of 16 December 2021 supplementing Regulation (EU) 2017/1129 of the European Parliament and of the Council as regards the minimum information content of the document to be published for a prospectus exemption in connection with a takeover by means of an exchange offer, a merger or a division.

Regarding the information included in this Annex 3 of this Offer Document, the following should also be taken into account:

I.	References in this Annex 3 to this “document”, the “prospectus” or the “exemption document” should – in the context of this Offer Document – be read as references to this Annex 3.

II.

The Bidder will update this Offer Document only to the extent permissible and required under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”), and will comply with its obligation under U.S. law, and will comply with its obligation under the U.S. Securities Exchange Act of 1934, as amended, to inform security holders of any material change in the information published, sent or given to security holders. The Bidder will also, as applicable, publish additional accompanying information regarding the Offer, which will be made available on the Bidder’s website at http://www.acorn-offer.com, and, to the extent required by applicable law, will file such information in the English language on the SEC’s website at http://www.sec.gov.

III.

All notifications and announcements required according to the WpÜG will also be published on the Internet at the website http://www.acorn-offer.com (in the German and English languages) and in the German language in the German Federal Gazette (Bundesanzeiger). The Bidder will also file such notifications and announcements in the English language with the SEC at http://www.sec.gov and otherwise comply with its obligation under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders.

IV.	Terms that are defined in the main part of this Offer Document shall have the same meaning when used herein, unless otherwise defined.

i

1.	RISK FACTORS

Investing in the shares of Acorn HoldCo, Inc., Wilmington, New Castle County, Delaware, United States (hereinafter also “Acorn HoldCo”, the “Issuer” or the “Company”, together with its affiliates, the “Acorn HoldCo Group”, “Group” or “we”, “our”, “us” and Acorn HoldCo together with its subsidiaries following the business combination, the “Combined Group”) involves a high degree of risk.

While the Business Combination remains subject to the satisfaction or waiver of certain conditions, and there is no assurance that the Business Combination will be completed, certain of the risks discussed below are presented assuming the Business Combination will be completed and the Combined Group exists.

The risk factors described below in this document (“Exemption Document”), represent only those risks which are material and specific to us and/or Acorn HoldCo’s shares being offered. They are categorized into subcategories based on their respective nature. Within each subcategory, the order of the risk factors is based on Acorn HoldCo’s current assessment with respect to the probability of their occurrence and the expected magnitude of their negative impact. We consider the two risk factors mentioned at the beginning of each subcategory to be the most material (i.e. those we believe are most likely to have a material adverse impact) of the risk factors contained in the relevant category. The following risks are therefore only those risks that are specific to the Combined Group and the shares of Acorn HoldCo and that are necessary for investors to make an informed investment decision, based on a current assessment by Acorn HoldCo. They therefore do not include general risks to which any company operating in the markets in which the Combined Group operates is exposed.

1.1	Risks Relating to the Business Combination

1.1.1	The consummation of the Business Combination is subject to certain conditions.

The Exchange Offer by Acorn HoldCo to all shareholders of ADVA Optical Networking SE (“Exchange Offer”) is subject to certain conditions, including a minimum acceptance threshold by the tendering shareholders of ADVA Optical Networking SE (“ADVA” and together with its direct and indirect consolidated subsidiaries the “ADVA Group”), the approval of the stockholders of ADTRAN, Inc. (“ADTRAN” and together with its direct and indirect consolidated subsidiaries the “ADTRAN Group”), and various merger control approvals and foreign direct investment approvals by competent authorities in the European Union (the “EU”), the United States of America (the “United States” or the “US”) and other jurisdictions (the “Regulatory Conditions”). The timing for settlement of the Exchange Offer and completion of the Business Combination will depend on the satisfaction of such conditions. Under the terms of the Exchange Offer, all conditions to the Exchange Offer must be satisfied at the time of expiry of the Acceptance Period, except for the Regulatory Conditions. The Regulatory Conditions must be satisfied until January 12, 2023 (inclusive). If the Regulatory Conditions are not satisfied until January 12, 2023 (inclusive), the Exchange Offer will terminate and settlement will not occur. The Merger is conditioned upon the satisfaction or valid waiver of each of the offer conditions. The settlement of the Exchange Offer will be subject to and occur as soon as is practicable after the Merger. As a result, the conversion of ADTRAN shares pursuant to the Merger and the exchange of ADVA shares pursuant to the Exchange Offer may take place on a date that is significantly later than the end of the acceptance period or may not occur. Furthermore, pursuant to the Business Combination agreement concluded between the Issuer, ADTRAN, Acorn MergeCo, Inc. (“Merger Sub”) and ADVA on August 30, 2021 (the “Business Combination Agreement”), ADTRAN or ADVA may terminate the Business Combination Agreement under certain circumstances, including, among others, the occurrence of a material adverse change event affecting ADVA or certain changes in the recommendation by the ADVA management or supervisory board. No assurance can be given that all of the conditions to the Exchange Offer will be satisfied or, if they are, as to the timing of the settlement of the Exchange Offer. If the conditions to the Exchange Offer are not satisfied or validly waived in advance, or if withdrawal rights are exercised, the Exchange Offer will terminate, settlement of the Exchange Offer will not occur, and the Merger will not be completed.

1.1.2

Acorn HoldCo, ADTRAN and ADVA must obtain governmental and regulatory approvals or clearances to consummate the Business Combination, which, if delayed or not granted, may delay or jeopardize the Merger, the Exchange Offer and the Business Combination. In addition, conditions imposed by such agencies in connection with their approvals may adversely impact the business, financial condition or results of operations of Acorn HoldCo, ADTRAN and ADVA, including the loss of value of assets or businesses that may be required to be divested in connection with obtaining approvals under merger control or competition laws or foreign direct investment laws.

Completion of the Business Combination is conditioned upon, among other things, either receipt of approvals or clearances from the relevant antitrust authority or expiration or termination of any statutory waiting period (including any extension thereof) under merger control or competition law regimes in any jurisdictions where the parties to the Business Combination Agreement have mutually determined merger control or competition law filings and/or notices to be necessary (i.e., in the United States, Germany and the United Kingdom), as well as clearances from relevant authorities under foreign foreign trade law regimes in any jurisdictions where the parties to the Business Combination Agreement have mutually determined foreign foreign trade law filings and/or notices to be necessary (i.e., Germany, the United States, the United Kingdom, Australia, Spain). The governmental and regulatory agencies from which Acorn HoldCo, ADTRAN and ADVA will seek these approvals and clearances have broad discretion in administering the applicable governing regulations. As a condition to their approval of the transactions contemplated by the Business Combination Agreement, those agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Acorn HoldCo’s, ADTRAN’s and ADVA’s respective businesses. No assurance can be given that the required approvals and clearances will be obtained or that the required conditions to the Exchange Offer will be satisfied, and, if all required approvals and clearances are obtained and the conditions to the Exchange Offer are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals and clearances. If the Regulatory Conditions are not satisfied until January 12, 2023 (inclusive), the Exchange Offer will terminate, settlement of the Exchange Offer will not occur, and the Merger will not be completed. Any delay in the completion of the Business Combination for regulatory reasons could diminish the anticipated benefits of the Business Combination or result in additional transaction costs.

Conditions imposed by regulatory agencies in connection with their approval or clearance of the Business Combination may require changes to the operations of Acorn HoldCo, ADTRAN or ADVA, restrict their ability to operate in certain jurisdictions following the Business Combination, restrict the combination of ADTRAN’s and ADVA’s operations in certain jurisdictions or require other commitments regarding ongoing operations. Such conditions may also restrict Acorn HoldCo’s, ADTRAN’s or ADVA’s ability to modify the operations of their businesses in response to changing circumstances for a period of time after completion of the Merger and the Exchange Offer or their ability to expend cash for other uses or otherwise have an adverse effect on the anticipated benefits of the Business Combination. Such conditions may also impose requirements that ADTRAN or ADVA divest certain assets in order to obtain certain regulatory approvals and clearances, which may result in loss of value due to the loss of those assets or businesses or a sale of those assets or businesses at less than the desired price or under otherwise unfavorable conditions, in particular as a result of timing constraints and the limited universe of buyers acceptable to the regulatory authorities, especially in challenging market conditions. Any such actions could reduce substantially or eliminate the synergies and cost reductions and the advantages which ADTRAN and ADVA expect to achieve from the Business Combination.

1.1.3

Because the Exchange Ratios in the Merger and the Exchange Offer are fixed, the market value of the Acorn HoldCo shares received by ADTRAN stockholders in the Merger or by ADVA shareholders in the Exchange Offer may be less than the market value of the ADTRAN or ADVA shares that such holder held prior to the completion of the Business Combination.

ADTRAN stockholders will receive one Acorn HoldCo share for each of their ADTRAN shares in the Merger and ADVA shareholders who tender their ADVA shares in the Exchange Offer will receive 0.8244

Acorn HoldCo shares for each ADVA share tendered in the Exchange Offer. These exchange Ratios are fixed and will not vary even if the market price of ADTRAN shares or ADVA shares varies. Upon completion of the Business Combination, and assuming that all outstanding ADVA shares are exchanged in the Exchange Offer, former ADTRAN stockholders will own approximately 54% and former ADVA shareholders will own approximately 46% of the outstanding Acorn HoldCo shares. The market value of ADTRAN shares and ADVA shares at the time of the completion of the Business Combination may vary significantly from the value on the date of the signing of the Business Combination Agreement, the date of the publication of the Offer Document, the date on which ADTRAN stockholders vote on the Merger, the date on which ADVA shareholders tender their shares in the Exchange Offer or the expiration of the acceptance period or the Additional Acceptance Period. Because the exchange ratios will not be adjusted to reflect any changes in the market price of the ADTRAN shares or ADVA shares, the value of the consideration paid to the ADTRAN stockholders in the Merger or to the ADVA shareholders who tender their shares in the Exchange Offer may be lower than the market value of their ADTRAN or ADVA shares, respectively, on earlier dates.

Changes in share prices may result from a variety of factors that are beyond the control of Acorn HoldCo, ADTRAN and ADVA, including their respective business, operations and prospects, market conditions, economic development, geopolitical events, regulatory considerations, governmental actions, legal proceedings and other developments. Market assessments of the benefits of the Business Combination and of the likelihood that the Business Combination will be completed, as well as general and industry-specific market and economic conditions, may also have an adverse effect on share prices.

In addition, it is possible that the Business Combination may not be completed until a significant period of time has passed after the ADTRAN special meeting and the expiration of the acceptance period of the Exchange Offer. As a result, the market values of the ADTRAN shares and ADVA shares may vary significantly from the date of the ADTRAN special meeting or the expiration of the acceptance period to the date of the completion of the Business Combination.

1.1.4	The prices of ADTRAN shares and ADVA shares may be adversely affected if the Business Combination is not completed.

If the Business Combination is not completed, the prices of ADTRAN shares and ADVA shares may decline for various reasons, including to the extent that the current market prices of ADTRAN shares and ADVA shares reflect a market premium based on the assumption that the Business Combination will be completed.

1.1.5

If, following completion of the Business Combination, ADVA shares remain outstanding, the liquidity and market value of those shares could decline significantly, and the ADVA shares could be removed from certain stock indices.

If the Exchange Offer is consummated, but not all of the outstanding shares of ADVA have been tendered, then the free float in ADVA shares afterwards will be significantly lower than the current free float in ADVA shares, thereby reducing the liquidity of the remaining ADVA shares. Reduced liquidity could make it more difficult for the remaining ADVA shareholders to sell their shares and could adversely affect the market value of those remaining shares. A lower level of liquidity in the trading in ADVA shares could result in greater price fluctuations of ADVA shares than in the past. The value of ADVA shares implied by the Exchange Offer does not guarantee that the value of ADVA shares not held by ADTRAN following the Exchange Offer will remain at that level or exceed that value in the future. The share price may vary materially in the future.

The ADVA shares are listed on the Frankfurt Stock Exchange and are quoted, inter alia, on the German stock market index SDAX, which is comprised of 70 small and medium-sized companies in Germany. A significant reduction in free float as a result of the exchange of ADVA shares pursuant to the Exchange Offer or otherwise may result in the ADVA shares being removed from the SDAX or other stock indexes on one of the next index adjustment dates. Consequently, index funds and other institutional investors whose investments mirror indexes such as the SDAX stock index may sell or reduce their holdings of ADVA shares. This could result in a decrease in liquidity and an oversupply of ADVA shares, adversely affecting the stock exchange price of ADVA shares.

During the Acceptance Period and thereafter until satisfaction of the Regulatory Conditions or one of the Regulatory Conditions has finally failed, the ADVA shares tendered into the Exchange Offer shall be included in the stock market trading on the Frankfurt Stock Exchange under a new and separate international securities identification number (“ISIN”). During the acceptance period or thereafter any relevant body competent for the composition of a stock index may decide to replace the ADVA shares not tendered in the SDAX or any other stock index with the tendered ADVA shares; it may also reverse any such decision at any time. Consequently, index funds and other investors who seek to mirror indices such as the SDAX stock index may sell or reduce their holdings of ADVA (tendered or non-tendered) shares.

1.1.6	The liquidity and market value of ADVA shares could be negatively affected in case of a segment change or delisting.

The liquidity of ADVA shares could be negatively affected if, following settlement of the Exchange Offer, Acorn HoldCo were to agree with ADVA to effect a delisting, i.e., a removal from the Frankfurt Stock Exchange and all other German stock exchanges on which ADVA shares are listed on regulated market segments. In the event of a segment change (i.e., removal of the ADVA shares from the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) while maintaining the listing on the regulated market (General Standard)), or of a delisting, ADVA’s reporting obligations would be reduced or cancelled completely, depending on the circumstances. Because a delisting would negatively affect the liquidity of ADVA shares, ADVA shareholders may be unable to realize the value represented in ADVA shares they hold, or may only be able to do so with significant limitations and/or at a significant loss, following such an event.

1.1.7	ADTRAN and ADVA will incur significant transaction fees and costs in connection with the Business Combination.

ADTRAN and ADVA expect to incur a number of significant non-recurring implementation and restructuring costs associated with combining the operations of the two companies. In addition, ADTRAN and ADVA will incur significant banking, legal, accounting and other transaction fees and costs related to the Business Combination.

Additional costs substantially in excess of currently anticipated costs may also be incurred in connection with the integration of the businesses of ADTRAN and ADVA. ADTRAN and ADVA currently estimate that an aggregate of approximately $37.2 million (approximately €32.2 million) of auditors’, banking, legal and other professional fees and costs related to the Business Combination will be incurred, of which approximately 46% is expected to be incurred by ADTRAN and approximately 54% to be incurred by ADVA.

Any cost savings or other efficiencies related to the integration of the businesses that could offset these transaction- and combination-related costs over time may not be achieved in the near term, or at all. In addition, the timeline in which cost savings are expected to be realized is lengthy and may not be achieved. Failure to realize these synergies and cost reductions and other efficiencies in a timely manner or at all could have a material adverse effect on Acorn HoldCo’s, ADTRAN’s and ADVA’s respective profit and cash flows.

1.1.8

Following completion of the Business Combination, Acorn HoldCo may enter into a domination and profit-and-loss-transfer agreement with ADVA, which could be disadvantageous to ADVA, Acorn HoldCo or ADVA shareholders.

Following completion of the Business Combination, Acorn HoldCo may enter into a domination and profit-and-loss-transfer agreement (“DPLTA”) after completion of the Exchange Offer. Such agreement would allow Acorn HoldCo to issue binding instructions to the management board of ADVA, which could be disadvantageous to ADVA and result in a decline in the business and earnings power of ADVA. This could lead to a reduction in revenues or profit of ADVA and could also adversely affect the market value of the remaining ADVA shares.

Pursuant to Sections 302 et seq. of the German Stock Corporation Act (Aktiengesetz – ”AktG”), under a DPLTA, Acorn HoldCo would be obligated to compensate any annual net loss of ADVA. Further, each ADVA shareholder who did not tender in the Exchange Offer would be offered to elect either (1) to remain an ADVA shareholder and receive, in the case of a domination agreement, an adequate fixed or variable annual guaranteed dividend (Garantiedividende) or, in the case of a profit and loss transfer agreement, receive annual recurring compensation (Ausgleich) pursuant to Section 304 AktG, or (2) to receive adequate compensation in exchange for its ADVA shares pursuant to Section 305(2) AktG. Shareholders electing the first option may later elect the second option for as long as the offer for the compensation is open. Acorn HoldCo’s obligation to pay an adequate fixed or variable annual guaranteed dividend or annual recurring compensation would lead to a continuing payment obligation for Acorn HoldCo which could be higher than dividends to be otherwise distributed to minority shareholders.

1.1.9

The announcement and pendency of the Business Combination, during which ADTRAN and ADVA are subject to certain operating restrictions, could have an adverse effect on Acorn HoldCo’s, ADTRAN’s and ADVA’s business operations and cash flows.

The announcement and pendency of the Business Combination could disrupt ADTRAN’s and ADVA’s business operations, and uncertainty about the effect of the Business Combination may have an adverse effect on Acorn HoldCo, ADTRAN and ADVA. These uncertainties could cause suppliers, vendors, partners, customers and others that deal with ADTRAN or ADVA to defer entering into contracts with, or making other decisions concerning ADTRAN or ADVA or to seek to change or cancel existing business relationships with the companies. This might have an adverse effect on the revenues and cash flows of ADTRAN and ADVA. In addition, due to this, ADTRAN’s and ADVA’s employees may experience uncertainty regarding their activity after the Business Combination. Employees may depart either before or after the completion of the Business Combination because of uncertainty and issues relating to the difficulty of coordination or because of a desire not to remain following the Business Combination. Therefore, the pendency of the Business Combination may adversely affect Acorn HoldCo’s, ADTRAN’s and ADVA’s ability to retain, recruit and motivate key personnel. Additionally, the attention of ADTRAN’s and ADVA’s management may be directed towards the completion of the Business Combination, including obtaining regulatory approvals, and may be diverted from the day-to-day business operations of ADTRAN and ADVA. Matters related to the Business Combination may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to ADTRAN and ADVA. Additionally, the Business Combination Agreement requires ADTRAN and ADVA to refrain from taking certain specified actions, for example significant investments or disposals, while the Business Combination is pending. These restrictions may prevent ADTRAN and ADVA from pursuing otherwise attractive business opportunities or capital structure alternatives and from executing certain business strategies prior to the completion of the Business Combination. Further, the Business Combination may give rise to potential liabilities, including those that may result from pending and future stockholder lawsuits relating to the Business Combination or a potential post-completion reorganization.

Further, certain adverse changes in the business of ADVA or ADTRAN in the period prior to the closing of the Business Combination may occur that would not result in ADTRAN, ADVA or Acorn HoldCo having the right to terminate the Business Combination Agreement or the Exchange Offer. If changes occur which are adverse to ADTRAN and ADVA but that are still required to complete the Business Combination, the market value of ADTRAN shares, ADVA shares or Acorn HoldCo shares may decrease.

1.1.10

The unaudited forward-looking financial information considered by ADTRAN, ADVA and their financial advisors reflect ADTRAN management and ADVA management estimates and actual results may be significantly higher or lower than estimated.

In connection with the assessment of the Merger by ADTRAN and ADVA, ADTRAN and ADVA prepared certain unaudited forward-looking financial information. The unaudited forward-looking financial information used by ADTRAN, ADVA and their financial advisors for the assessment of the Business Combination, at the direction of ADTRAN and ADVA, respectively, are based on numerous variables and assumptions that are inherently uncertain, many of which are beyond the control of ADTRAN and ADVA. These variables and assumptions are based on available information at the time of preparation and include industry performance, competition, general business, economic, regulatory, market and financial conditions, as well as estimates regarding the business, financial condition and results of operations of ADTRAN and ADVA. Such factors and other changes may cause the unaudited forward-looking financial information or the underlying assumptions to be inaccurate. For example, the projections with respect to ADTRAN’s revenue, are based on certain assumptions regarding ADTRAN’s ability to fulfil the orders and the costs associated therewith. Since the the projections were created, ADTRAN’s results of operations have been negatively impacted by approximately $9 million in quantifiable supply chain constraint-related expenses incurred during the third quarter of 2021. Additionally, since the unaudited forward-looking financial information covers multiple years, such information by its nature becomes less predictable with each successive year. As a result of these contingencies, there can be no assurance that actual results will not be significantly higher or lower than estimated, which could have a material impact on the market price of Acorn HoldCo shares. The unaudited forward-looking financial information does not take into account any circumstances or events occurring after the date it was prepared and does not give effect to the Business Combination nor is it indicative for future results of the Combined Group.

The unaudited forward-looking financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the United States Securities and Exchange Commission (the “SEC”), the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, the United States Generally Accepted Accounting Principles (“U.S. GAAP”) or the International Financial Reporting Standards, as adopted by the EU (“IFRS”).

1.1.11	Negative publicity related to the Business Combination may adversely affect Acorn HoldCo, ADTRAN and ADVA.

From time to time, political and public sentiment in connection with a proposed Business Combination may result in a significant amount of adverse press coverage and other adverse public statements affecting the parties to the Business Combination. Adverse press coverage and public statements, whether or not driven by political or popular sentiment, may also result in legal claims or in investigations by regulators, legislators and law enforcement officials. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceedings, can divert the time and effort of senior management from operating their businesses. Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings could be time-consuming and expensive and, regardless of the factual basis for the assertions being made, could have a negative impact on the reputation of Acorn HoldCo, ADTRAN and ADVA, on the morale and performance of their employees and on their relationships with regulators, suppliers and customers. It may also have a negative impact on their ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on Acorn HoldCo’s, ADTRAN’s and ADVA’s revenue and profit.

1.1.12

Certain of the directors, board members and executive officers of ADTRAN and ADVA and certain of the designees to the pre-closing Acorn HoldCo board of directors may have interests in the Business Combination that may be different from, or in addition to, those of ADTRAN stockholders and ADVA shareholders generally.

Certain of the ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors and certain of the ADVA management board members and supervisory board members may have interests in the Business Combination that may be different from, or in addition to, the interests of ADTRAN stockholders and ADVA shareholders, respectively. In the case of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors, these interests include the continued service of certain directors and executive officers following the closing of the Business Combination, the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the Business Combination, and the indemnification of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors by Acorn HoldCo.

Certain ADVA supervisory board and management board members have other interests, including continued positions as directors and executive officers of Acorn HoldCo and the treatment of ADVA’s stock options following the closing of the Business Combination. Members of the management board have agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the terms set forth in the Business Combination Agreement, with the exception of vested ADVA stock options that are exercised prior to the consummation of the Business Combination in accordance with past practice.

1.1.13

Acorn HoldCo has no operating or financial history and the unaudited pro forma condensed combined financial information contained in this Exemption Documentis presented for illustrative purposes only and may not be an indication of Acorn HoldCo’s results of operations or financial condition following the completion of the Business Combination. The actual results of operations and financial condition of Acorn HoldCo following the completion of the Business Combination may be substantially different.

Acorn HoldCo has been recently incorporated and has no operating history and no revenues and the unaudited pro forma condensed combined financial information contained in this Exemption Document is presented for illustrative purposes only and should not be considered to be an indication of Acorn HoldCo’s results of operations or financial condition following the completion of the Business Combination. The audited pro forma condensed combined financial information has been derived from the historical financial statements and the interim statements of ADTRAN and ADVA and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. These adjustments, assumptions and estimates are preliminary and based on information available at the time of the Publication of the Offer Document and are subject to change. As a result, the actual results of operations and financial condition of Acorn HoldCo following the completion of the Business Combination may not be consistent with, or evident from, this pro forma financial information, and any differences may be material. For example, the unaudited pro forma condensed combined financial information contained in this Exemption Document assumes that no divestitures will be required in order to obtain necessary regulatory approval in all relevant jurisdictions. However, divestitures may be required to obtain the necessary regulatory approvals.

1.1.14

If ADVA shareholders do not tender their ADVA shares in the Exchange Offer, ADVA shareholders may receive consideration in a post-completion reorganization that is substantially different in form and/or value from the consideration that they would have received in the Exchange Offer.

Acorn HoldCo may pursue a post-completion reorganization with respect to ADVA after completion of the Merger and the Exchange Offer if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the Exchange Offer. A post-completion reorganization could eliminate any minority shareholder interests in ADVA remaining after the settlement of the Exchange Offer or allow Acorn HoldCo to control ADVA to the greatest extent permissible despite any remaining minority shareholder interests. If the Business Combination is consummated and Acorn HoldCo holds at least 75% of the shares represented in the shareholder meeting of ADVA, Acorn HoldCo may enter into a DPLTA with ADVA. If Acorn HoldCo directly or indirectly holds at least 95% of the shares in ADVA, Acorn HoldCo could initiate a squeeze-out of the minority shareholders of ADVA under German stock corporation law pursuant to Sections 327a et seq. AktG and subsequently convert ADVA into a limited liability company (Gesellschaft mit beschränkter Haftung – ”GmbH”). In addition to the squeeze-out process under the AktG the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz – “WpÜG”) permits the so-called squeeze-out under the law on takeovers. Under these provisions, a bidder holding at least 95% of the voting share capital in a target company (within the meaning of the WpÜG) after a public takeover offer or a mandatory offer can generally file a motion with the district court (Landgericht) of Frankfurt am Main for the transfer of the outstanding voting shares against payment of an adequate compensation by means of a court order within three months after expiration of the acceptance period. The type of such post-completion reorganization transaction will depend on the percentage of ADVA shares acquired in the Exchange Offer and, to the extent legally permissible, in the open market or otherwise.

Due to the statutory legal framework applicable to such post-completion reorganization transactions, holders of ADVA shares who do not tender their shares in the Exchange Offer may receive a different (including a lower) amount or a different form of consideration than they would have received had they tendered their ADVA shares in the Exchange Offer. Furthermore, if the value of Acorn HoldCo shares which are to be offered as compensation in the context of a DPLTA pursuant to Section 305(2) AktG has declined after the completion of the Business Combination, there may be no obligation of Acorn HoldCo to pay ADVA shareholders who did not tender their shares in the Exchange Offer the implied value of the offer consideration received by ADVA shareholders who tendered their shares in the Exchange Offer.

1.2	Risks Relating to the Business of Acorn HoldCo and the Combined Group after Completion of the Business Combination

1.2.1	Acorn HoldCo may fail to realize the anticipated strategic and financial benefits sought from the Business Combination.

Acorn HoldCo may not realize any or all of the anticipated benefits of the Business Combination. The success of the Business Combination will depend on, among other things, Acorn HoldCo’s ability to combine ADTRAN’s business with ADVA’s business in a manner that facilitates growth and realizes anticipated cost savings.

However, Acorn HoldCo must successfully combine the businesses of ADTRAN and ADVA in a manner that permits these anticipated benefits to be realized. In addition, Acorn HoldCo must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth.

In addition, the actual integration of ADTRAN and ADVA will involve complex operational, technological and personnel-related challenges. This process will be time-consuming and expensive, and it may be disruptive to the combined businesses. Acorn HoldCo may not realize all of the anticipated benefits of the Business Combination. Difficulties in the integration of the businesses, which may result in significant costs and delays, include:

•	managing a significantly larger Combined Group;

•	aligning and executing the strategy of the Combined Group;

•	integrating and unifying the offerings and services available to customers and coordinating distribution and marketing efforts in geographically separate organizations;

•	coordinating corporate and administrative infrastructures and aligning insurance coverage;

•	coordinating accounting, information technology, communications, administration and other systems;

•	addressing possible differences in corporate cultures and management philosophies;

•	coordinating the compliance program and creating uniform standards, controls, procedures and policies;

•	the implementation, ultimate impact and outcome of potential post-completion reorganization transactions, which may be delayed or not take effect as a result of litigation or otherwise;

•	unforeseen and unexpected liabilities related to the Business Combination or Acorn HoldCo’s business after the Business Combination;

•	managing tax costs or inefficiencies associated with integrating the operations of the Combined Group;

•	identifying and eliminating redundant and underperforming functions and assets;

•	effecting actions that may be required in connection with obtaining regulatory approvals; and

•	a deterioration of credit ratings.

These and other factors could result in increased costs and diversion of management’s time and energy, as well as decreases in the amount of expected revenue and earnings of Acorn HoldCo. The integration process and other disruptions resulting from the Business Combination may also adversely affect Acorn HoldCo’s relationships with employees, suppliers, customers, distributors, licensors and others with whom ADTRAN and ADVA have business or other dealings, and difficulties in integrating the businesses of ADTRAN and ADVA could harm the reputation of the Combined Group.

If the Combined Group is not able to successfully combine the businesses of ADTRAN and ADVA in an efficient, cost-effective and timely manner, the anticipated benefits and cost savings of the Business Combination may not be realized fully, or at all, or may take longer to realize than expected

1.2.2

Following the completion of the Business Combination, ADVA will be in majority ownership of Acorn HoldCo. While Acorn HoldCo may enter into a domination agreement with ADVA, the effectiveness of such agreement may be delayed as a result of litigation or otherwise or may not occur, which may have an adverse effect on the ability to realize synergies and cost reductions and the market value of Acorn HoldCo shares.

Following the completion of the Business Combination, ADVA will be directly majority-owned by Acorn HoldCo and, thus, become a dependent company of Acorn HoldCo within the meaning of Section 17 AktG. The legal framework for this dependency between Acorn HoldCo and ADVA is, subject to other applicable law, set forth in Sections 311 et seq. AktG, which may prevent or impede the realization of synergies and cost reductions absent a domination agreement. If Acorn HoldCo pursues a domination agreement, but does not hold enough of ADVA’s outstanding shares after the completion of the Business Combination or such approval is contested or the effectiveness of such agreement is delayed as a result of litigation or otherwise or does not occur, Acorn HoldCo may be unable to initiate any transactions or measures that are disadvantageous to ADVA, unless Acorn HoldCo provides adequate compensation to ADVA. If the disadvantage caused by any transaction or other measure cannot be assessed or compensated, Acorn HoldCo will be unable to initiate such transaction or measure, which may preclude Acorn HoldCo from implementing certain transactions related to the integration of ADVA into the Combined Group, including realizing synergies. The failure to realize synergies may lead to a decline of the value of Acorn HoldCo shares. At the same time, any disadvantageous corporate actions under a domination agreement may result in a decline in the business and earnings power of ADVA, and could also adversely affect the market value of the remaining ADVA shares.

1.2.3	The Combined Group may be unable to retain and motivate ADTRAN and/or ADVA personnel successfully.

The success of the Business Combination will depend, in part, on the Combined Group’s ability to retain the talents and dedication of key employees, including key decision-makers, currently employed by ADTRAN and ADVA. Such employees may decide not to remain with ADTRAN and ADVA, as applicable, while the Business Combination is pending or with the Combined Group after the Business Combination is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the Combined Group’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating ADTRAN and ADVA to hiring suitable replacements, all of which may cause Acorn HoldCo’s business to deteriorate. ADTRAN and ADVA may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms. In addition, Acorn HoldCo, ADTRAN and ADVA may not be able to motivate certain key employees following the completion of the Business Combination due to organizational changes, reassignments of responsibilities, the perceived lack of appropriate opportunities for advancement or other reasons. If the Combined Group fails to successfully retain and motivate the employees of ADTRAN and/or ADVA, relevant capabilities and expertise may be lost which may have an adverse effect on the cash flows and results of operations and the successful business operations of Acorn HoldCo, ADTRAN and ADVA in general.

1.2.4	The combined group consisting of ADTRAN and ADVA may experience a loss of customers or may fail to win new customers in certain countries.

Following the Business Combination, third parties with whom ADTRAN or ADVA had relationships prior to the announcement of the Business Combination may terminate or otherwise reduce the scope of their relationship with either party in anticipation or after the completion of the Business Combination. In addition, the Combined Group may face difficulties to acquire new customers in certain countries. Any such loss of business or the inability to win new customers could limit the Combined Group’s ability to achieve the anticipated benefits of the Business Combination. Such risks could also be exacerbated by a delay in the settlement of the Exchange Offer and the Business Combination.

1.3	Risks Relating to the Business of ADTRAN

1.3.1	ADTRAN competes in markets that have become increasingly competitive, which may result in reduced gross profit margins and market share.

The markets for ADTRAN’s products are intensely competitive. Additional manufacturers have entered the markets in recent years to offer products in competition with ADTRAN. Additionally, certain companies have, in recent years, developed the ability to deliver competing products using coaxial cable and cellular transmission, especially in high-density metropolitan areas. Competition will further increase if new companies enter the market or existing competitors expand their product lines. Some of these potential competitors may have greater financial, technological, manufacturing, sales and marketing, and personnel resources than ADTRAN has. As a result, these competitors may be able to respond more rapidly or effectively to new or emerging technologies and changes in customer requirements, withstand significant price decreases, or devote greater resources to the development, promotion and sale of their products than ADTRAN can.

In addition, ADTRAN’s present and future competitors may be able to enter its existing or future markets with products or technologies comparable or superior to those that ADTRAN offers. An increase in competition could cause ADTRAN to reduce prices, decrease its market share, require increased spending by it on product development and sales and marketing, or cause delays or cancellations in customer orders, any one of which could reduce its gross profit margins and adversely affect its market share.

1.3.2

ADTRAN’s dependence on a limited number of suppliers for certain raw materials and key components, combined with supply chain shortages, may prevent it from delivering its products on a timely basis, which has already negatively affected ADTRAN´s operating results and could have a material adverse effect on customer relations.

Certain raw materials and key components used in ADTRAN’s products are currently available from only one source, and others are available from only a limited number of sources. The availability of these raw materials and supplies may be subject to market forces beyond its control, such as merger and acquisition activity of its suppliers and consolidation in some segments of its supplier base. From time to time, there may not be sufficient quantities of raw materials and supplies in the marketplace to meet customer demand. For example, wafer foundries that support chipmakers have not invested enough in recent years to increase capacities to the levels needed to support demand from all of their customers and wafers have a long lead time for production, in some cases up to 30 weeks, which has led to a recent shortage in chip supplies. Many companies utilize the same raw materials and supplies that ADTRAN does in the production of their products. Companies with more resources than ADTRAN may have a competitive advantage in obtaining raw materials and supplies due to greater buying power. These factors have resulted in reduced supply, higher prices of raw materials and delays in the receipt of certain of ADTRAN’s key components, which in turn generated increased costs, lower margins and delays in product delivery, and had a corresponding adverse effect on revenues. Delays in product delivery and related product price increases could potentially have an adverse effect on customer relationships. ADTRAN cannot assure that delays in or failures of deliveries of key components, either to itself or to its contract manufacturers, and consequent delays in product deliveries, will not occur again in the future. For a discussion of the impact of the ongoing severe pandemic caused by the SARS-Cov-2 coronavirus (“COVID-19 pandemic”) on ADTRAN’s supply chain, see “1.3.21 The ongoing COVID-19 pandemic has impacted and may continue to impact ADTRAN’s business, results of operations and financial condition, particularly its supply chain and workforce.

1.3.3	ADTRAN may miss certain market opportunities enjoyed by larger companies with substantially greater research and development efforts and which may focus on more leading-edge development.

ADTRAN engages in research and development activities to develop new, innovative solutions and to improve the application of developed technologies, and as a consequence may miss certain market opportunities enjoyed by larger companies with substantially greater research and development efforts. A portion of its research and development activities are focused on the continued innovation of currently accepted access technologies in order to deliver faster internet speeds, more capacity, better quality of service and operational efficiency. These research and development efforts result in improved applications of technologies for which demand already exists or is latent. ADTRAN also focuses its research and development efforts on developing software, solutions and platforms that enable service providers to increase revenue-generating service velocity, reducing operational costs, increasing scale and providing service agility. ADTRAN rarely engages in research projects that represent a vast departure from the current business practices of its key customers. While ADTRAN believes that its strategy provides a higher likelihood of producing nearer term or more sustainable revenue streams, this strategy could result in lost revenue opportunities and higher operating expenses should a new technology achieve rapid and widespread market acceptance. When ADTRAN engages in research and development activities for new, leading-edge technologies and market approaches, there is no guarantee that those technologies or market approaches will be successful or that they will be adopted and purchased by ADTRAN’s customers.

1.3.4	ADTRAN must continue to update and improve its products and develop new products to compete and to keep pace with improvements in communications technology.

The markets for ADTRAN’s products are characterized by rapidly changing technology, evolving industry standards and continuing improvements in the communications service offerings of service providers. If technologies or standards applicable to ADTRAN’s products, or service provider offerings based on its products, become obsolete or fail to gain widespread commercial acceptance, its existing products or products under development may become obsolete or unmarketable. Moreover, the introduction of products embodying new technologies, the emergence of new industry standards, or changes in service provider offerings could adversely affect its ability to sell its products.

ADTRAN’s revenue and profitability in the past have, to a significant extent, resulted from its ability to anticipate changes in technology, industry standards and service provider offerings, and to develop and introduce new and enhanced products. ADTRAN’s continued ability to adapt will be a significant factor in maintaining or improving its competitive position and its prospects for growth. ADTRAN cannot assure that it will be able to respond effectively to changes in technology, industry standards, service provider offerings or new product announcements by its competitors. ADTRAN also cannot assure that it will be able to successfully develop and market new products or product enhancements, or that these products or enhancements will achieve market acceptance. Any failure by ADTRAN to continue to anticipate or respond in a cost-effective and timely manner to changes in technology, industry standards, service provider offerings or new product announcements by its competitors, or any significant delays in product development or introduction, could have a material adverse effect on its ability to competitively market its products and on its revenues, its profit and cash flows.

1.3.5	If ADTRAN’s products do not interoperate with its customers’ networks, installations may be delayed or cancelled, which could harm its business.

ADTRAN’s products must interface with existing networks, each of which may have different specifications, utilize multiple protocol standards and incorporate products from other vendors. Many of its customers’ networks contain multiple generations of products that have been added over time as these networks have grown and evolved. ADTRAN’s products may be required to interoperate with many or all of the products within these networks, as well as future products to meet its customers’ requirements. If ADTRAN finds errors in the existing software or defects in the hardware used in its customers’ networks, ADTRAN may have to modify its software or hardware to fix or overcome these errors so that its products will interoperate with the existing software and hardware. Implementation of product corrections involving interoperability issues could increase ADTRAN’s costs and adversely affect its results of operations. Such issues may affect its ability to obtain product acceptance from other customers.

1.3.6	Breaches of information systems and cyber-attacks could compromise ADTRAN’s intellectual property and cause significant damage to its business and reputation.

ADTRAN maintains sensitive data on its information systems and the networks of third-party providers, including intellectual property, financial data and proprietary or confidential business information relating to its business, customers, suppliers and business partners. ADTRAN also produces networking equipment solutions and software used by network operators to ensure security and reliability in their management and transmission of data. ADTRAN’s customers, particularly those in regulated industries, are increasingly focused on the security features of its technology solutions. Maintaining the security of information sensitive to ADTRAN and its business partners is critical to its business and reputation. ADTRAN relies upon a number of internal business processes and information systems to support key operations and financial functions, and the efficient operation of these processes and systems is critical. Companies are increasingly subjected to cyber-attacks and other attempts to gain unauthorized access. Despite prevention measures, ADTRAN’s network and storage applications and those systems and storage applications maintained by its third-party providers may be subject to unauthorized access by cyber-attack or breached due to operator error, fraudulent activity or other system disruptions. For example, although no indicators of compromise were identified by ADTRAN in response to the so-called “SolarWinds Orion” cybersecurity breach, it cannot assure that a future malware attack will not be successful in breaching ADTRAN’s system and in turn, have a material impact on ADTRAN. Additionally, in some cases, it is difficult to anticipate or immediately detect damage caused by such incidents. Unauthorized access or disclosure of information could compromise ADTRAN’s intellectual property and expose sensitive business information. ADTRAN’s information systems are designed to appropriate industry standards to reduce downtime in the event of power outages, weather or climate events and cybersecurity issues. A significant failure of ADTRAN’s systems due to these issues could result in significant remediation costs, disrupt business operations and divert management attention.

1.3.7	If ADTRAN are unable to integrate future acquisitions successfully, it could adversely affect its operating results, financial condition and cash flows.

ADTRAN may make acquisitions to improve or expand its product offerings, customer base, talent or intellectual property. ADTRAN’s current and future acquisition strategy will depend on its ability to identify, negotiate, complete and integrate acquisitions. Acquisitions involve numerous risks, including, but not limited to:

•	difficulties integrating and managing the operations, technologies and products of the companies ADTRAN acquires;

•	its inability to maintain the key business relationships and the brand equity of businesses ADTRAN acquires;

•	its inability to retain key personnel of the acquired business; and

•	its responsibility for the liabilities of the businesses ADTRAN acquires, some of which it may not anticipate, including costs of third-party advisors to resolve disputes.

1.3.8	ADTRAN’s success depends on attracting and retaining key personnel.

ADTRAN’s business has grown significantly since its inception. ADTRAN’s success is dependent in large part on the continued employment of its executive officers, including Thomas R. Stanton, its chief executive officer (“CEO”), and other key management personnel. The unplanned departure of one or more of these individuals could adversely affect its business. In addition, for ADTRAN to continue as a successful entity it must also be able to attract and retain key engineers and software developers and architects whose expertise helps it maintain competitive advantages. ADTRAN believes that its future success will depend, in large part, upon its ability to continue to attract, retain, train and motivate highly-skilled employees who are in great demand. Stock awards are designed to reward employees for their long-term contributions and to provide incentives for them to remain with ADTRAN. Changes to its overall compensation program, including its stock incentive program, may adversely affect its ability to retain key employees. Properly managing its continued growth, avoiding the problems often resulting from such growth and expansion and continuing to operate in the manner which has proven successful to ADTRAN to date will be critical to the future success of its business.

1.3.9

ADTRAN is currently in the process of implementing a new enterprise resource planning software solution. If ADTRAN does not effectively implement this project, or any future associated updates, its operations could be significantly disrupted.

ADTRAN is currently in the process of implementing a new enterprise resource planning (“ERP”) software solution. This project requires ADTRAN to migrate and reconfigure all of its current system processes, transactions, data and controls to a new cloud-based platform and is expected to have a significant impact on its business processes, financial reporting, information systems and internal controls. This has required, and will continue to require, significant change management, meaningful investment in capital and personnel resources and coordination of numerous software and system providers and internal business teams. ADTRAN may experience difficulties, including delays and higher than anticipated costs related to personnel and capital resources, as it manages these changes and transition to this new ERP solution, including loss or corruption of data, delayed shipments, delayed financial reporting, decreases in productivity as its personnel implement and become familiar with the new systems and processes, unanticipated expenses (including increased costs of implementation, costs of conducting business or the potential impairment of previously capitalized ERP implementation costs) and lost revenue. Once implemented, ADTRAN will have cloud driven quarterly updates. Although it will conduct design validations and user testing, these may cause delays in transacting its business due to system challenges, limitations in functionality, inadequate change management or process deficiencies in the production and use of the system. Difficulties in implementing this new ERP solution or the related quarterly updates could disrupt ADTRAN’s operations and divert management’s attention from key strategic initiatives.

1.3.10	Managing ADTRAN’s inventory is complex and may include write-downs of excess or obsolete inventory.

Managing ADTRAN’s inventory of components and finished products is complicated by a number of factors, including the need to maintain a significant inventory of certain components that are in short supply, that have been discontinued by the component manufacturer, that must be purchased in bulk to obtain favorable pricing or that require long lead times. These issues may result in its purchasing and maintaining significant amounts of inventory, which if not used or expected to be used based on anticipated production requirements, may become excess or obsolete. Any excess or obsolete inventory could also result in sales price reductions and/ or inventory write-downs, which could adversely affect ADTRAN’s business and results of operations.

1.3.11	ADTRAN depends heavily on sales to certain customers; the loss of any of these customers would significantly reduce ADTRAN’s revenues and net income.

Historically, a large percentage of ADTRAN’s sales have been made to major service providers and larger independent communications companies. In 2020, these customers continued to comprise over half of ADTRAN’s revenue. As long as the major and larger independent communications companies represent such a substantial percentage of ADTRAN’s total revenue, ADTRAN’s future success will significantly depend upon certain factors which are not within its control, including:

•	the timing and size of future purchase orders, if any, from these customers;

•	changes in strategic plans and capital budgets of these customers;

•	the product requirements of these customers;

•	the subscriber take rate, including subscriber loss or churn, of these customers;

•	the financial and operational success of these customers;

•	the impact of legislative and regulatory changes on these customers;

•	consolidation, acquisition of, or corporate reorganization among these customers;

•	the success of these customers’ services deployed using ADTRAN’s products; and

•	the impact of work stoppages at these customers.

In the past, sales to ADTRAN’s large customers have fluctuated, and may fluctuate in the future, significantly from quarter to quarter and year to year. The loss of, or a significant reduction or delay in, sales to any such customer or the occurrence of sales fluctuations could have a material adverse effect on ADTRAN’s business and results of operations. Further, any attempt by a major or other service provider to seek out additional or alternative suppliers or to undertake, as permitted under applicable regulations, the production of these products internally, could have a material adverse effect on ADTRAN’s operating results.

There has been a trend toward industry consolidation in the network-connectivity market for several years. ADTRAN expects this trend to continue as companies attempt to strengthen or hold their market positions or are unable to continue operations. This could lead to variability in ADTRAN’s operating results. In addition, particularly in the service provider market, rapid consolidation will lead to fewer customers, with the effect that a loss of a major customer could have a material impact on ADTRAN’s results that it would not have anticipated in a marketplace composed of more numerous participants.

1.3.12	ADTRAN’s revenue for a particular period can be difficult to predict, and a shortfall in revenue may harm its operating results.

As a result of the many factors discussed in this Exemption Document, ADTRAN’s revenue for a particular quarter is difficult to predict and will fluctuate from quarter to quarter. Typically, ADTRAN’s customers request product delivery within a short period following receipt of an order. Consequently, ADTRAN does not typically carry a significant order backlog and is dependent upon obtaining orders and completing delivery in accordance with shipping terms that are predominantly within each quarter to achieve its targeted revenues. The supply of semiconductor chips and other components for ADTRAN’s products has been limited, resulting in longer leadtimes. Transportation shortages, including shortages in air freight and surface transportation and labor shortages in transportation sector, have put a strain on the timing and costs of raw material and production supply. As a result, the ADTRAN’s net revenue and gross profit decreased in the third quarter 2021. Continued supply chain and transportation shortages could cause net revenue and gross profit of ADTRAN decrease or slower growth than in previous quarters. ADTRAN’s net revenue may grow at a slower rate than in previous quarters or may decline. ADTRAN’s deployment/installation cycle can vary depending on the customer’s schedule, site readiness, network size and complexity and other factors, which can cause its revenue to fluctuate from period to period. ADTRAN’s ability to meet financial expectations could also be affected if the variable revenue patterns seen in prior quarters recur in future quarters. ADTRAN has experienced periods of time during which manufacturing issues have delayed shipments, leading to variable shipping patterns. In addition, to the extent that manufacturing issues and any related component shortages continue to result in delayed shipments in the future, and particularly in quarters in which ADTRAN and its subcontractors are operating at higher levels of capacity, it is possible that revenue for a quarter could be adversely affected, and ADTRAN may not be able to remediate these conditions within the same quarter. Currently, ADTRAN’s revenue growth and profitability are exposed to supply chain shortages. Although ADTRAN is working closely with its suppliers and customers to address the near-term challenges will reach their peak during the second half of 2021 and normalize by the middle of 2022, there can be no assurance that this will be the case.

In the past, under certain market conditions, long manufacturing lead times have caused ADTRAN’s customers to place the same order multiple times. When multiple ordering occurs, along with other factors, it may cause difficulty in predicting ADTRAN’s sales and, as a result, could impair its ability to manage inventory effectively.

ADTRAN plans its operating expense levels based primarily on forecasted revenue levels. These expenses and the impact of long-term commitments are relatively fixed in the short term. A shortfall in revenue could lead to operating results being below expectations because ADTRAN may not be able to quickly reduce these fixed expenses in response to short-term business changes.

1.3.13	If ADTRAN is unable to successfully develop and maintain relationships with system integrators, service providers and enterprise value-added resellers, ADTRAN’s sales may be negatively affected.

As part of ADTRAN’s sales strategy, ADTRAN is targeting system integrators (“SI”), service providers and enterprise value-added resellers (“VAR”). In addition to specialized technical expertise, SIs, service providers and VARs typically offer sophisticated service capabilities that are frequently desired by enterprise customers. To expand ADTRAN’s distribution channel to include resellers with such capabilities, ADTRAN must be able to provide effective support to these resellers. If its sales, marketing or service capabilities are not sufficient to provide effective support to such SIs, service providers and VARs, ADTRAN’s sales may be negatively affected, and current SI, service provider and VAR partners may terminate their relationships with ADTRAN, which would adversely impact its sales and overall results of operations.

1.3.14	ADTRAN expects gross margins to vary over time, and its levels of product and services gross margins may not be sustainable.

ADTRAN’s level of gross margins may not be sustainable and may be adversely affected by numerous factors, including:

•	changes in customer, geographic or product or services mix, including software and the mix of configurations and professional services revenue within each product segment;

•	mix of domestic versus international revenue;

•	introduction of new products by competitors, including products with price-performance advantages;

•	the ability to reduce product cost;

•	increases in labor or material cost, including increases in material costs resulting from tariffs;

•	foreign currency exchange rate movements;

•	expediting costs incurred to meet customer delivery requirements;

•	excess inventory and inventory holding charges;

•	excess and obsolescence charges;

•	changes in shipment volume;

•	the ability to absorb fixed manufacturing costs during short-term fluctuations in customer demand;

•	loss of cost savings due to changes in component pricing or charges incurred due to inventory holding periods if parts ordering does not correctly anticipate product demand;

•	lower than expected benefits from value engineering;

•	increased price competition, including competitors from Asia, specifically China;

•	changes in distribution channels;

•	increased warranty cost;

•	liquidated damages costs relating to customer contractual terms; and

•	the ability to manage the impact of foreign currency exchange rate fluctuations relating to ADTRAN’s revenue or cost of goods sold.

1.3.15	ADTRAN’s exposure to the credit risks of its customers and distributors may make it difficult to collect accounts receivable.

Most of ADTRAN’s revenue is made on an open credit basis, generally with payment terms of 30 days in the U.S. and typically longer in many geographic markets outside the U.S. As ADTRAN’s international revenue grows, its total accounts receivable balance will likely increase. ADTRAN’s distribution system operators (“DSO”) could also increase as a result of a greater mix of international revenue. Additionally, international laws may not provide the same degree of protection against defaults on accounts receivable as provided under U.S. laws governing domestic transactions; therefore, as ADTRAN’s international business grows, it may be subject to higher bad debt expense compared to historical trends. In the course of ADTRAN’S sales to customers and distributors, it may encounter difficulty collecting accounts receivable and could be exposed to risks associated with uncollectible accounts receivable due to various reasons, including potential declining operating cash flows or bankruptcy filings. There are no assurances ADTRAN can avoid write-downs and/or write-offs of accounts receivable as a result of declining financial conditions for its customers, including bankruptcy. Such write-downs or write-offs could negatively affect ADTRAN’s operating results for the period in which they occur and could potentially have a material adverse effect on its results of operations, financial condition and cash flows.

1.3.16	The continuing growth of ADTRAN’s international operations could expose it to additional risks.

ADTRAN is planning to expand its presence in international markets, which represented approximately 33.2% and 30.5% of its net revenue for each of the nine months ended September 31, 2021 and the financial year ended December 31, 2020, and as a result, it anticipates increased sales and operating costs in these markets. This international expansion may increase its operational risks and impact its results of operations, including:

•	exposure to unfavorable commercial terms in certain countries;

•	the time and cost to staff and manage foreign operations, including the time and cost to maintain good relationships with employee associations and works councils;

•	exposure to unfavorable commercial terms in certain countries;

•	the time and cost to staff and manage foreign operations, including the time and cost to maintain good relationships with employee associations and works councils;

•	the time and cost to ensure adequate business interruption controls, processes and facilities;

•

the time and cost to manage and evolve financial reporting systems, maintain effective financial disclosure controls and procedures, and comply with corporate governance requirements in multiple jurisdictions;

•	the cost to collect accounts receivable and extension of collection periods;

•	the cost and potential disruption of facilities transitions required in some business acquisitions;

•	risks as a result of less regulation of patents or other safeguards of intellectual property in certain countries;

•	the potential impact of adverse tax, customs regulations and transfer-pricing issues;

•	exposure to increased price competition from additional competitors in some countries;

•	exposure to global social, political and economic instability, changes in economic conditions and foreign currency exchange rate movements;

•	potential exposure to liability or damage of reputation resulting from a higher incidence of corruption or unethical business practices in some countries;

•	potential regulations on data protection, regarding the collection, use, disclosure and security of data;

•	potential trade protection measures, export compliance issues, domestic preference procurement requirements, qualification to transact business and additional regulatory requirements; and

•	potential exposure to natural disasters, epidemics and pandemics (and government regulations in response thereto) and acts of war or terrorism.

If ADTRAN were unable to successfully address the potential risks associated with its overall international expansion, it may be obliged to terminate, change or restrict certain growth plans.

1.3.17

Changes in trade policy in the U.S. and other countries, specifically the United Kingdom and China, including the imposition of additional tariffs and the resulting consequences, may adversely impact ADTRAN’s gross profits, gross margins, results of operations and financial condition.

The U.S. government has imposed tariffs on a wide range of products and goods manufactured in China and imported into the U.S. These tariffs are intended to address trade imbalances, which include decreasing imports from China and encouraging increased production of these products in the U.S. These proposals have, and could continue to, result in increased customs duties and tariffs. ADTRAN imports an increasing percentage of its products into the U.S. from China and an increase in customs duties and tariffs with respect to these imports could negatively impact its gross profit, gross margins and results of operations. These customs duties and tariffs may also cause other U.S. trading partners to take certain actions with respect to U.S. imports in their respective countries. Any potential changes in trade policies in the U.S. and the potential actions by other countries in which ADTRAN does business could adversely impact its financial performance.

In June 2016, the United Kingdom (“UK”) held a referendum, commonly referred to as “Brexit”, in which the majority of voters elected to withdraw from the EU. The UK formally departed from the EU on January 31, 2020. The UK and the EU have signed an EU-UK Trade and Cooperation Agreement, which became provisionally applicable on January 1, 2021 and went into force permanently on May 1, 2021, following formal approval by the UK and the EU. The agreement is limited in its scope primarily to the trade of goods, transport, energy links and fishing, and uncertainties remain relating to certain aspects of the UK’s future economic, trading and legal relationships with the EU and with other countries. The actual or potential consequences of Brexit, and the associated uncertainty, could adversely affect economic and market conditions in the UK, the EU and its member states, and elsewhere, and could contribute to instability in global financial markets. The past year has been challenging for the credit markets due to a shift from a time of quantitative easing to a time of quantitative tightening by central banks around the world. If global economic and market conditions, or economic conditions in key markets, remain uncertain or further deteriorate, this might have a material adverse effect on the demand for ADTRAN’s products and put pressure on the prices ADTRAN charges for its products or the costs it occurs and as a result, ADTRAN may experience material impacts on its business and operating results.

1.3.18

ADTRAN’s strategy of outsourcing a portion of its manufacturing requirements to subcontractors located in various international regions may result in ADTRAN not meeting its cost, quality or performance standards.

ADTRAN is heavily dependent on subcontractors for the assembly and testing of certain printed circuit board assemblies, subassemblies, chassis, enclosures and equipment shelves, and the purchase of some raw materials used in such assemblies. This reliance involves several risks, including the unavailability of, or interruptions in, access to certain process technologies and reduced control over product quality, delivery schedules, transportation, manufacturing yields and costs. ADTRAN may not be able to provide product order volumes to its subcontractors that are high enough to achieve sufficient cost savings. If shipments fall below forecasted levels, ADTRAN may incur increased costs or be required to take ownership of excess inventory. Changes in international tariff structures could adversely impact its product costs. In addition, a significant component of maintaining cost competitiveness is the ability of its subcontractors to adjust their costs to compensate for possible adverse exchange rate movements. To the extent that the subcontractors are unable to do so, and ADTRAN is unable to procure alternative product supplies, then ADTRAN’s competitiveness and results of operations could be adversely impaired. These risks may be exacerbated by economic, regulatory or political changes or uncertainties, terrorist actions, the effects of climate change, natural disasters or pandemics in the foreign countries in which ADTRAN’s subcontractors are located. ADTRAN does not utilize contract manufacturing for its products in China, though ADTRAN does source some products from China which are, or may become, subject to import tariffs. Additionally, concerns and additional costs associated with import tariffs imposed on certain products from China has resulted in manufacturers seeking to secure production capabilities outside of China, including in countries where ADTRAN currently utilizes contract manufacturing.

It cannot be assured that delays in product deliveries will not occur in the future because of shortages resulting from this limited number of subcontractors or from the financial or other difficulties of these parties. ADTRAN’s inability to develop alternative subcontractors if and as required in the future, or the need to undertake required retraining and other activities related to establishing and developing a new subcontractor relationship, could result in delays or reductions in product shipments which, in turn, could have a negative effect on its customer relationships and operating results.

1.3.19	ADTRAN’s use of open source software could impose limitations on its ability to commercialize its products.

Several of ADTRAN’s solutions utilize elements of open source or publicly available software. Although ADTRAN closely monitors its use of open source software, the terms of many open source software licenses have not been interpreted by the courts, and there is a risk that such licenses could be construed in a manner that could impose unanticipated conditions or restrictions on its ability to sell its products. In such event, ADTRAN could be required to make its proprietary software generally available to third parties, including competitors, at no cost, to seek licenses from third parties in order to continue offering its products, to re-engineer its products or to discontinue the sale of its products in the event re-engineering cannot be accomplished on a timely basis or at all, any of which could adversely affect ADTRAN’s revenues and operating expenses.

1.3.20	While ADTRAN has remediated the previously identified material weakness in its internal control over financial reporting, any future material weakness, if not remediated, may adversely affect ADTRAN.

Section 404 of the United States Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), requires ADTRAN to include in its annual reports on Form 10-K an assessment by its management of the effectiveness of its internal control over financial reporting, as well as a report from its independent registered public accounting firm on the effectiveness of its internal control over financial reporting. ADTRAN must perform system and process evaluation and testing of its internal control over financial reporting to allow management and its independent registered public accounting firm to report on the effectiveness of its internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. ADTRAN’s compliance with Section 404 of the Sarbanes-Oxley Act may require that ADTRAN incurs substantial accounting expense and expend significant management efforts. In addition, if management or ADTRAN’s independent registered public accounting firm were unable to conclude that ADTRAN’s internal control over financial reporting is effective, ADTRAN could lose investor confidence in the accuracy and completeness of its financial statements, which could have an adverse effect on its stock price or lead to litigation claims.

ADTRAN’s initiatives to remediate a material weakness in its internal control over financial reporting identified in the future may not prove successful, and management may not be able to conclude that its internal control over financial reporting is effective. Furthermore, even if management were to reach a conclusion that ADTRAN’s internal control over financial reporting is effective, if its independent registered public accounting firm is not satisfied with the adequacy of our controls, or interprets the requirements, rules or regulations differently than ADTRAN does, then they in the future may decline to issue a report on ADTRAN’s internal control over financial reporting or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of its financial statements, which in turn could negatively affect the price of our common stock.

1.3.21	The ongoing COVID-19 pandemic has impacted and may continue to impact ADTRAN’s business, results of operations and financial condition, particularly its supply chain and workforce.

The global spread of COVID-19 created significant volatility, uncertainty and economic disruption. The restrictions imposed to prevent the spread of COVID-19 disrupted economic activity, resulting in reduced commercial and consumer confidence and spending, increased unemployment, closure or restricted operating conditions for businesses, volatility in the global capital markets, instability in the credit and financial markets, labor shortages, regulatory relief for impacted consumers and disruption in supply chains. COVID-19, as well as intensified measures undertaken to contain the spread of COVID-19, could adversely affect demand for ADTRAN’s products and services in the future. A decrease in orders could negatively affect ADTRAN’s revenues in future periods, particularly if experienced on a sustained basis. Also, ADTRAN may be unable to collect receivables from those customers significantly impacted by COVID-19.

In addition, ADTRAN has experienced disruption and delays in its supply chain and significant price increases from certain of its manufacturing partners due to the ongoing COVID-19 pandemic and the global shortage of semiconductor chips, and such disruption, delays and price increases may continue. For example, in the third quarter of 2021, ADTRAN’s results of operations were negatively impacted by increased expenses resulting from supply chain disruptions. There are also restrictions and delays on logistics, such as air cargo carriers, as well as increased logistics costs due to limited capacity and high demands for freight forwarders. Although ADTRAN continues to work with its supply chain and dual source partners to take the necessary steps to resolve these disruptions, there can be no assurance that the ongoing disruptions due to COVID-19 and the related global semiconductor chip shortage, price increases or other supply chain constraints will be resolved in the near term, which could continue to result in longer lead times, inventory supply challenges and further increased costs, all of which could adversely affect its business, financial condition, and results of operations.

Although vaccines have been approved and are being distributed, it cannot be predicted how long it will take before market conditions return to normal and there can be no assurance that the economic recovery will occur or offset the uncertainty and instability triggered by the pandemic. Because vaccines are widely available, ADTRAN cannot predict what travel restrictions may be enforced if vaccination is mandatory. New and potentially more contagious variants of the COVID-19 virus are developing in several countries, including regions in which ADTRAN has significant operations. The COVID-19 variants could further amplify the impact of the pandemic.

To support the health and well-being of ADTRAN’s employees, customers, partners and communities, many of its employees are currently working remotely. However, there is risk that a number of ADTRAN’s employees could be infected with COVID-19, including its key personnel. In addition, actions that have been taken and that may be taken by ADTRAN, its customers, suppliers and counterparties in response to the pandemic, including the implementation of alternative work arrangements for certain employees, as well as the impacts to ADTRAN’s supply chain, including delays in supply chain deliveries and the related global semiconductor chip shortage, have delayed and may continue to delay the timing of some orders and expected deliveries. The disruptions to ADTRAN’s operations caused by COVID-19, the related global semiconductor chip shortage and actions by other parties have resulted in and may continue to result in inefficiencies and additional costs in its product development, sales, marketing and customer service efforts that ADTRAN cannot fully mitigate.

1.3.22	ADTRAN might fail to manage its exposure to worldwide financial and securities markets.

ADTRAN is exposed to financial market risks, including changes in interest rates and prices of marketable equity and fixed-income securities. The global macroeconomic environment has been challenging and inconsistent due to uncertainty in the global central bank monetary policy and uncertainty in global credit markets and the geopolitical environment in many areas of the world. The primary objective of the majority of its investment activities is to preserve principal while at the same time achieving appropriate yields without significantly increasing risk. To achieve this objective, a majority of its marketable securities are investment grade corporate and municipal fixed-rate bonds, U.S. government bonds and municipal money market instruments denominated in U.S. dollars. While ADTRAN invests a portion of its investment portfolio in equities, which are subject to market risks, including the loss of principal, its equity investments are generally invested in professionally-managed portfolios with the objective of exceeding the performance of their underlying benchmarks.

ADTRAN has significant investments in corporate bonds, municipal fixed-rate bonds, asset-backed bonds, mortgage/agency-backed bonds, U.S. government bonds and foreign government bonds. Through December 31, 2020, ADTRAN has not been required to impair any of these investments; however, it may experience a reduction in value or loss of liquidity in these investments, which may have an adverse effect on its financial condition. Fixed-rate interest securities may have their fair value adversely impacted due to a rise in interest rates, while variable-rate securities may produce less income than expected if interest rates fall. ADTRAN’s investments are subject to general credit, liquidity, market and interest rate risks, which may increase because of conditions in the financial markets and related credit liquidity issues. Consequently, ADTRAN’s future investment income may fall short of expectations due to changes in interest rates, or it may suffer losses in principal if it is forced to sell securities that decline in fair value due to changes in interest rates.

1.3.23

ADTRAN’s estimates regarding future warranty obligations may change due to product failure rates, installation and shipment volumes, field service repair obligations and other rework costs incurred in correcting product failures. If its estimates change, its liability for warranty obligations may increase or decrease, impacting future cost of goods sold.

ADTRAN’s products are highly complex, and ADTRAN cannot ensure that its extensive product development, manufacturing and integration testing will be adequate to detect all defects, errors, failures and quality issues. Quality or performance problems for products covered under warranty could adversely impact its reputation and negatively affect its operating results, financial position and cash flows. The development and production of new products with high complexity often involves problems with software, components and manufacturing methods. If significant warranty obligations arise due to reliability or quality issues arising from defects in software, faulty components or manufacturing methods, its operating results, financial position and cash flows could be negatively impacted by:

•	costs associated with fixing software or hardware defects;

•	costs associated with internal or third-party installation errors;

•	high service and warranty expenses;

•	costs associated with recalling and replacing products with software or hardware defects, including costs from writing-off defective products recalled;

•	high inventory obsolescence expense;

•	delays in collecting accounts receivable;

•	payment of liquidated damages for performance failures;

•	extended performance bond expenses; and

•	a decline in sales to existing customers.

1.3.24	Consolidation and deterioration in the CLEC market could result in a significant decrease in ADTRAN’s revenue.

ADTRAN sells a moderate volume of products directly or indirectly to Competitive Local Exchange Carriers (“CLEC”), who compete with the established Incumbent Local Exchange Carriers (“ILEC”). The CLEC market is experiencing a process of consolidation. Many of its CLEC customers do not have a strong financial position and have limited ability to access the public financial markets for additional funding for growth and operations. If one or more of these CLECs fail, ADTRAN could face a loss in revenue and an increased bad debt expense, due to their inability to pay outstanding invoices, as well as the corresponding decrease in customer base and future revenue. Furthermore, significant portions of its sales to CLECs are made through independent distributors. The failure of one or more CLECs could also negatively affect the financial position of a distributor to the point that the distributor could also experience business failure and/or default on payments to ADTRAN.

1.3.25	The lengthy sales and approval process required by major and other service providers for new products could result in fluctuations in ADTRAN’s revenue.

In the industry in which ADTRAN competes, sales and approval cycles are often lengthy. Selling efforts often involve a significant commitment of time and resources by ADTRAN and its customers that may include extensive product testing, laboratory or network certification, or region-specific product certification and homologation requirements for deployment in networks. Additionally, a supplier must first obtain product approval from a major or other service provider to sell ADTRAN’s products to these service providers. This process can last from six to eighteen months, or longer, depending on the technology, the service provider and the demand for the product from the service provider’s subscribers. Consequently, ADTRAN is involved in a constant process of submitting for approval succeeding generations of products, as well as products that deploy new technology or respond to new technology demands from a major or other service provider. ADTRAN cannot be certain that it will obtain these approvals in the future or that sales of these products will continue to occur. Any attempt by a major or other service provider to seek out additional or alternative suppliers, or to undertake, as permitted under applicable regulations, the production of these products internally, could have a material adverse effect on ADTRAN’s operating results. Furthermore, the delay in sales until the completion of the approval process, the length of which is difficult to predict, could result in fluctuations of revenue and uneven operating results from quarter to quarter or year to year. Further, once customer approval or certifications are met, ADTRAN’s supply chain customers typically do not guarantee a minimum, or any, volume of sales.

1.3.26	ADTRAN’s failure to maintain rights to intellectual property used in its business could adversely affect the development, functionality and commercial value of its products.

ADTRAN’s future success depends in part upon its proprietary technology. Although ADTRAN attempts to protect its proprietary technology by contract, trademark, copyright and patent registration and internal security, including trade secret protection, these protections may not be adequate. Furthermore, ADTRAN’s competitors can develop similar technology independently without violating its proprietary rights. From time to time, ADTRAN receives and may continue to receive notices of claims alleging that ADTRAN is infringing upon patents or other intellectual property. Any of these claims, whether with or without merit, could result in significant legal fees, divert ADTRAN management’s time, attention and resources, delay its product shipments or require ADTRAN to enter into royalty or licensing agreements. ADTRAN cannot predict whether it will prevail in any claims or litigation over alleged infringements, or whether it will be able to license any valid and infringed patents, or other intellectual property, on commercially reasonable terms. If a claim of intellectual property infringement against ADTRAN is successful and ADTRAN fails to obtain a license or develop or license non-infringing technology, it may be obliged to temporarily or permanently terminate the development, marketing and/or distribution of the respective products, which could result in significant costs and a loss in revenue.

1.3.27	Software under license from third parties for use in certain of ADTRAN’s products may not continue to be available to ADTRAN on commercially reasonable terms.

ADTRAN integrates third-party software into certain of its products. Licenses for this technology may not be available or continue to be available to ADTRAN on commercially reasonable terms. Difficulties with third-party technology licensors could result in the termination of such licenses, which may result in increased costs or require ADTRAN to purchase or develop a substitute technology. Difficulty obtaining and maintaining third-party technology licenses may disrupt the development of ADTRAN’s products and increase its costs, which could harm its business.

1.3.28	ADTRAN may incur liabilities or become subject to litigation.

In the ordinary course of business, ADTRAN accepts purchase orders, and enters into sales and other related contracts, for the marketing, sale, manufacture, distribution or use of its products and services. ADTRAN may incur liabilities relating to its performance under such agreements, or which result from damage claims arising from certain events as outlined within the particular contract. While ADTRAN attempts to include limitations of liability and other protective measures to all agreements, such agreements may not always contain, or be subject to, maximum loss clauses and liabilities arising from them may result in significant costs to ADTRAN.

In the ordinary course of business, ADTRAN may be subject to various legal proceedings and claims, including employment disputes, patent claims, disputes over contract agreements and other commercial disputes. In some cases, claimants seek monetary recovery, or other relief, including damages such as royalty payments related to patents, lost profits or injunctive relief, which, if granted, could require significant expenditures. Any such disputes may be resolved before trial, or if tried, may be resolved in ADTRAN’s favor; however, the cost of claims sustained in litigation, and costs associated with the litigation process, may not be covered by its insurance. Such costs, and the demands on management time during such an event, could harm ADTRAN’s business and also negatively affect its reputation.

1.4	Risks Relating to the Business of ADVA

1.4.1

Supply shortages of materials for product components could impact the quality, reduce the availability or increase the cost of materials, which could harm ADVA’s revenues, profitability and customer relations.

A supply shortage of the required materials for ADVA’s product components could be caused by a variety of factors, such as natural disasters (which are expected to occur in higher frequency and at larger scales due to the climate change), pandemics, political conflicts, or the specific problems of a supplier. In particular, semi- conductors are an important component for many of ADVA’s products and is subject to highly variable demand cycles, which results in a supply that fluctuates between shortages and surpluses. Currently, the growing demand for electric cars and consumer goods has resulted in severe supply shortages at semi-conductor foundries and has led to massively extended delivery times and higher purchase prices. It is unclear how long this supply shortage will last, and to what extent ADVA will be impacted going forward.

ADVA’s revenues, profitability and customer relations could be harmed by continued fluctuations in the availability of materials, a stoppage or delay of supply, a substitution of more expensive or less reliable parts, the receipt of defective parts or contaminated materials, an increase in the price of supplies, or an inability to obtain reductions in price from ADVA’s suppliers in response to competitive pressures.

1.4.2	ADVA depends heavily on sales to certain key customers; the loss of any of these key customers could significantly reduce ADVA’s revenue.

Historically, a large percentage of ADVA’s sales have been made to a small number of ADVA’s key customers. In 2020, for example, two key customers each exceeded a revenue share of 10% of the ADVA-Group’s total revenue. ADVA’s revenue is significantly dependent the demand of these key customers for its technologies and products. As long as these key customers represent a substantial percentage of ADVA’s total revenue, ADVA’s future success will depend upon certain factors not within its control, including:

•

the impact of the announcement and pendency of the Business Combination with ADTRAN may have on one or more key customers, such as some government related businesses that may seek to change or cancel existing business relationships with the combined company;

•	the timing and size of future purchase orders, if any, from these key customers;

•	changes in strategic plans and capital budgets of these key customers;

•	the product requirements of these key customers;

•	the subscriber take rate, including subscriber loss or churn, of its key customers;

•	the financial and operational success of these key customers;

•	the impact of legislative and regulatory changes on these key customers;

•	consolidation, acquisition of, or corporate reorganization among these key customers;

•	the success of these key customers’ services deployed using its products; and

•	the impact of work stoppages at these key customers.

In the past, sales to ADVA’s key customers have fluctuated, and may fluctuate in the future, significantly from quarter to quarter and year to year. The loss of, or a significant reduction or delay in, sales to any such customer or the occurrence of sales fluctuations could have a material adverse effect on ADVA’s business and results of operations. Further, any attempt by a key customer to seek out additional or alternative suppliers or to undertake the production of these products internally, could have a material adverse effect on ADVA’s operating results.

There has been a trend toward industry consolidation in the network connectivity market for several years. ADVA expects this trend to continue as companies attempt to strengthen or hold their market positions or are unable to continue operations. This could lead to variability in ADVA’s operating results. In addition, particularly in the service provider market, rapid consolidation will lead to fewer customers, with the effect that a loss of a key customer could have a material impact on ADVA’s results that it would not have anticipated in a marketplace composed of more numerous participants.

1.4.3

ADVA must continually improve and increase its product portfolio offerings to compete and keep pace with developments in the networking industry. Supporting the market introduction of new products and technologies requires significant resources.

The markets for ADVA’s products are characterized by rapidly changing technology, evolving industry standards and continuing improvements in network communications offerings. In order to keep pace with technological developments, meet customer requirements and evolving industry standards and remain competitive in the market, ADVA has increased its product portfolio over the last several years and must continue to develop new products. The success of any such newly developed products is in part dependent on ADVA’s ability to accurately anticipate changes in technologies applicable to its products and solutions. If technologies or standards applicable to ADVA’s products become obsolete or fail to gain widespread commercial acceptance, its existing products or products under development may become obsolete or unmarketable. Moreover, the introduction of products embodying new technologies, the emergence of new industry standards, or changes in network communications offerings could adversely affect ADVA’s ability to sell its products.

Furthermore, supporting the market introduction of new and enhanced products requires significant investments in resources, tools and procedures. If ADVA is unable to allocate the resources required to develop adequate go-to-market support for its new products, there may be delays in sales, which could have an adverse impact on ADVA’s ability to achieve its growth and profitability targets.

1.4.4

As the strategic importance of networking solutions increases on the national and global levels, ADVA may not have the perceived scale or innovation capability to be competitive with larger companies in the industry.

The strategic importance of networks is growing, as industries and consumers increasingly rely on networks for their daily business operations. As a result, ADVA’s potential customers may seek out networking companies who have the perceived financial ability to offer leading innovation and engagement models over the long-term. ADVA is one of the smaller companies in the network equipment industry and as such, potential customers may have doubts about ADVA’s ability to innovate and to execute on its product strategy, which would result in reduced market share for ADVA and have an adverse impact on ADVA’s business and revenue.

1.4.5	ADVA is subject to pricing pressure from customers for long-term projects that may impact ADVA’s business, financial condition and operating results.

ADVA’s customers are increasingly focused on cost-saving initiatives, particularly for product purchases relating to multi-year projects, which are often conditioned on gradual price decreases over time. With many competing companies commoditizing the same products, ADVA must be able to defend maintaining its prices over time. If ADVA is unable to do so, it may lose opportunities to service multi-year projects, which could result in a loss or a failure to win new multi-year projects and consequently negatively affect ADVA’s revenue and profit.

1.4.6	ADVA is subject to geopolitical risks such as the ongoing U.S.-China trade dispute and Brexit.

In August 2019, the U.S. imposed tariffs on a wide range of products and goods manufactured in China that are directly or indirectly imported into the U.S. as a result of a bilateral trade dispute that has since evolved into concerns over the future and security implications of technologies such as 5G, computing, and semiconductors.

Growing trade tensions have also emerged between the U.S. and the EU and may result in higher tariffs and non-tariff barriers that have the potential to slow trade between the U.S. and the EU. With tariffs and other forms of trade barriers being increasingly used as tools to enforce a political agenda, ADVA’s manufacturing lines and supply chains are subject to price fluctuations and uncertainty regarding dependability. If ADVA is unable to structure supply chains such that they are flexible and create a manufacturing process that is less dependent on China as a manufacturing site, ADVA might face raising prices and production delays as a result of which its operating profit might be reduced and customers might cancel orders.

Additionally, uncertainty exists with regards to United Kingdom’s June 2016 referendum commonly referred to as “Brexit”, in which the majority of voters elected to withdraw from the EU. The UK and the EU have signed an EU-UK Trade and Cooperation Agreement, which became provisionally applicable on January 1, 2021 and went into force permanently on May 1, 2021, following formal approval by the United Kingdom and the EU. The agreement is limited in its scope primarily to the trade of goods, transport, energy links and fishing, and uncertainties remain relating to certain aspects of the UK’s future economic, trading and legal relationships with the EU and with other countries. The UK is a highly important sales market for ADVA, with one of its main customers operating in the UK. The actual or potential consequences of Brexit, and the associated uncertainty, could adversely affect ADVA’s ability to avoid delays in deliveries and to maintain the same service level as in the past to UK customers. The actual or potential consequences of Brexit could also adversely affect economic and market conditions in the UK, the EU and its member states, and elsewhere, and could contribute to instability in global financial markets. The past year has been challenging for the credit markets due to a shift from a time of quantitative easing to a time of quantitative tightening by central banks around the world. If global economic and market conditions, or economic conditions in key markets, remain uncertain or further deteriorate, ADVA may experience material impacts on its business and operating results. ADVA may also be adversely affected in ways that it does not currently anticipate.

1.4.7	ADVA’s business and operations would be adversely impacted in the event of a failure of ADVA’s information technology infrastructure and/or cybersecurity attacks.

The integrity, confidentiality and availability of ADVA’s information systems and data are key for the functioning of ADVA’s business processes and consequently for ADVA’s success as a business. Cybersecurity attacks on businesses and organizations are increasing worldwide in both, quantity and quality, and cybersecurity attackers are also increasingly targeting midsize companies such as ADVA. Cyber-crimes are committed by a wide range of perpetrators ranging from single hackers to professional organizations. Prevention and mitigation of cybersecurity threats is an ongoing challenge requiring resource expenditure by ADVA, including the continuous monitoring of the information security risk landscape, making staff aware of cybersecurity threats through adequate training, fast patch management, restrictive access right management, a centralized information technology function, regular review of the information technology disaster recovery plan and incident management as well as network, system and application monitoring. There is no guarantee that such information security measures will prevent cybersecurity attacks on ADVA and any system failure, accident or security breach could result in disruptions to ADVA’s operations. To the extent that any disruption, cyber-attack or other security breach results in a loss or damage to ADVA’s data or inappropriate disclosure of confidential information, ADVA’s business could be harmed. In addition, ADVA may be required to incur significant costs to protect against damage caused by these disruptions or security breaches in the future.

1.4.8	Compliance violations by intermediaries may be attributed to ADVA.

ADVA markets its products and solutions through a variety of distribution partners to achieve economies of scale as well as pursuant to local legal requirements and in order to benefit from existing contractual and personal relationships and post-sale support organizations and capabilities. ADVA’s ability to control its partners’ activities is limited and compliance violations by intermediaries may, under specific circumstances, be attributed to ADVA, resulting in lawsuits, delays in deliveries to customers and reputational harm.

1.4.9	If ADVA is unable to optimize product designs to be scalable, its products may not be able to be priced competitively, which would negatively impact ADVA’s ability to attract new customers.

ADVA achieves cost advantages through the optimization of product design to be scalable. If ADVA’s product designs are not scalable, it would result in the loss of a competitive product cost, which would drastically reduce ADVA’s success in attracting new customers.

1.4.10	ADVA might fail to attract additional skilled employees or retain key personnel.

ADVA’s future success depends, in part, upon its ability to attract additional skilled employees and retain its current key personnel. There is currently a shortage of skilled workers within the technology industry and the competition for talent has intensified globally. As a result, ADVA may not be able to attract and hire the necessary skilled employees it needs, and it may not be able to retain existing employees that have the knowledge, skills and relationships required to develop, sell and maintain ADVA’s products and solutions. ADVA’s future also depends on the continued contributions of ADVA’s management team and other key management and technical personnel, each of whom would be difficult to replace. The loss of any of its executive officers or key personnel or the inability to continue to attract qualified personnel could harm its business operations.

1.4.11	ADVA may not be able to successfully develop software to drive its product performance, which could have an adverse impact on ADVA’s operating results.

ADVA develops, manufactures and sells solutions for a modern telecommunication infrastructure, and while solutions are mostly hardware based, increasingly it is software that drives product performance. ADVA has limited research and development resources in order to support a growing number of features and it may not be successful in developing the necessary software to support the performance of its hardware products. ADVA may not be able to continue to achieve its growth and revenue targets if it is unable to develop the software required to optimize its products.

1.4.12

If the products ADVA’s suppliers and manufacturers produce contain defects, ADVA could incur significant correction costs, demand for its services may decline and ADVA may be exposed to product liability and product warranty claims.

The quality of ADVA’s products depends significantly on its suppliers of product components and contract manufacturers. A manufacturing or design effect of singular part could cause an entire system product to malfunction, which could lead to delays in installation, the return of products or cancellation of orders, and expose ADVA to penalties and lawsuits, contract termination and product liability and warranty claims.

1.5	Risks Relating to the Regulatory Environment and Legal Risks

1.5.1	If the Combined Group fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

The Combined Group will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the rules and regulations of Nasdaq, the European Regulation (EU) 2014/596 on market abuse (the “Market Abuse Regulation”), the German Securities Trading Act (Wertpapierhandelsgesetz, “WpHG”) and the exchange rules (Börsenordnung) of the Frankfurt Stock Exchange. The Sarbanes-Oxley Act requires, among other things, that the Combined Group maintain effective disclosure controls and procedures and internal control over financial reporting. The Combined Group must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its annual report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes- Oxley Act. The integration of ADTRAN and ADVA’s accounting and finance functions may cause the Combined Group to incur internal costs and may divert the attention of management. The Combined Group may experience difficulty in meeting these reporting requirements in a timely manner.

The Combined Group may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The Combined Group’s internal control over financial reporting might not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If the Combined Group is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the Combined Group may not be able to produce timely and accurate financial statements. If that were to happen, the market price of the Acorn HoldCo shares could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC, the German Federal Financial Supervisory Authority (“BaFin”), the Frankfurt Stock Exchange, or other regulatory authorities.

1.5.2

As an operator of a security sensitive business, ADVA is subject to specific national security regulation that may directly affect the business of ADVA following the consummation of the Business Combination as well as foreign investment in ADVA.

As ADVA provides security sensitive products and services to a large number of governmental customers as well as customers that are considered to operate critical infrastructure in Germany, ADVA is considered an operator of a security sensitive business in Germany.

ADVA’s activity in Germany makes it subject to specific national security regulation that may also directly affect foreign investment in ADVA. In particular, under Section 55 para. 1 sentence 2 no. 1, para 4 sentence 1, and Section 60 para. 1, para. 3 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung, “Foreign Trade Regulation”), the direct or indirect acquisition of at least 10% of the voting rights by a non-European investor in ADVA must be notified to the BMWi (Bundesministerium für Wirtschaft und Energie). It is thus possible that, following the required notification, a potential acquisition of a company such as ADVA will be examined in detail. During the period of review, the transaction is considered invalid and the seller is prohibited from enabling the purchaser to exercise certain shareholder rights and from sharing certain company-related information until the BMWi clears the transaction. Violations of this prohibition are considered a criminal offence punishable by up to five years of imprisonment. Consequently, there exists a general risk that such an investment may eventually be prohibited or – through specific conditions imposed by the BMWi or agreed with the BMWi by way of a public-law contract – restricted by the BMWi. In addition, the BMWi has published a guidance on its administrative practice in which it states that the provisions of the Foreign Trade Regulation are also applicable to measures that substitute or anticipate an acquisition (including, among others, transfers for security purposes or pledges). A recently published draft regulation amending the Foreign Trade Regulation proposes to broaden the scope of foreign investment control further, in particular by introducing a legal basis for assessing “atypical” means of acquiring control irrespective of the share of equity or voting rights acquired, and by expressly stating that any additional acquisition of shares by a foreign investor above the 10% threshold also has to be notified if the target company operates in one of the sectors that are defined by the Foreign Trade Regulation.

As a result of the above mentioned jurisdiction of the BMWi, the Business Combination has been notified to the BMWi in accordance with the applicable provisions of the German Foreign Trade Regulation. The BMWi is expected to review the Business Combination in detail and might request certain commitments from ADVA and ADTRAN in order to clear the Business Combination. These commitments might restrict ADTRAN and ADVA in pursuing certain business strategies envisaged as part of the Business Combination. In addition, until clearance by the BMWi, ADTRAN and ADVA are restricted from sharing certain company-related information. The BMWi might also prohibit the Business Combination in which case the regulatory condition would lapse and the Exchange Offer would be terminated.

1.5.3

ADTRAN and ADVA are, and Acorn HoldCo is expected to be, subject to a variety of international government regulations. Changes in these regulations could have an adverse impact on the business, financial position and results of operations.

ADTRAN and ADVA are, and Acorn HoldCo is expected to be, subject to regulations in the following areas, among others:

•	environmental protection including climate change;

•	domestic and international tax laws and currency controls;

•	safety;

•	securities laws applicable in the United States, the European Union, Germany, and other jurisdictions;

•	trade and import/export restrictions, as well as economic sanctions laws;

•	antitrust matters; and

•	global anti-bribery laws, including the U.S. Foreign Corrupt Practices Act.

Changes in these or other regulatory areas may impact ADTRAN’s and ADVA’s profitability, may require ADTRAN and ADVA to spend additional resources to comply with the regulations, or may restrict their ability to compete effectively in the marketplace. Noncompliance with such laws and regulations could result in penalties or sanctions that could have an adverse impact on ADTRAN’s and ADVA’s financial results and/or reputation.

ADTRAN and ADVA are subject to various environmental and occupational health and safety laws and regulations, including those governing the discharge of pollutants into the air or water, the storage, handling and disposal of chemicals, hazardous substances and wastes, the remediation of contamination, the regulation of greenhouse gas emissions, and other potential climate change initiatives. Violations of these laws could result in substantial penalties, third-party claims for property damage or personal injury, or sanctions.

1.5.4

ADTRAN and ADVA are subject to anti-corruption laws in the jurisdictions in which they operate, as well as trade compliance and economic sanctions laws and regulations. A failure to comply with these laws and regulations may subject the companies to civil and criminal penalties, harm their reputation and adversely impact their respective businesses or results of operations.

Doing business globally requires ADTRAN and ADVA to comply with the laws and regulations of numerous jurisdictions, placing restrictions on operations and business practices. Certain laws and regulations, such as those related to anti-corruption, trade and compliance and economic sanctions, require ADTRAN and ADVA to implement policies and procedures designed to ensure that ADTRAN and ADVA, their employees and other intermediaries comply with the applicable restrictions. These restrictions include prohibitions on the sale or supply of certain products, services and any other economic resources to embargoed or sanctioned countries, governments, persons and entities. Furthermore, as a result of the Business Combination and the transaction structure, ADTRAN and ADVA may become subject to additional laws and regulations that, among other things, may place further restrictions on the companies’ operations and business practices, and may lead to Acorn HoldCo losing existing business or limiting its ability to generate new business, which could have an adverse effect on their respective operations in these or other countries, and may result in certain categories of investors divesting Acorn HoldCo securities, which could in turn have an adverse effect on the prices of Acorn HoldCo’s securities. Violations of anti-corruption laws, export control laws and regulations, and economic sanctions laws and regulations are punishable by civil penalties, including fines and debarment from government contracts, as well as criminal fines and imprisonment. If ADTRAN or ADVA fails to comply with laws governing the conduct of international operations, ADTRAN or ADVA may be subject to criminal and civil penalties and other remedial measures, which could adversely affect its reputation, business and results of operations.

1.5.5	The outcome of litigation or governmental investigations may adversely impact ADTRAN’s or ADVA’s business or results of operations.

With their international operations, ADVA and ADTRAN are exposed to numerous legal risks. These may include, in particular, risks relating to claims or governmental investigation relating to product liability, competition and antitrust law, export control, customs regulations, labor law, data protection, supply contracts, engineering projects, patent law, environmental protection, among others. ADTRAN and certain of its subsidiaries as well as ADVA and certain of its subsidiaries are party to lawsuits and governmental investigations arising in the ordinary course of business. Adverse outcomes in some or all of the claims pending may result in significant monetary damages or injunctive relief that could adversely affect Acorn

HoldCo’s, ADTRAN’s and ADVA’s ability to conduct business. The litigation and other claims ADTRAN and ADVA face are subject to inherent uncertainties. Legal or regulatory judgments or agreed settlements might give rise to expenses which are not covered, or are not fully covered, by insurance benefits and may also lead to negative publicity and reputational damage. An unfavorable outcome or determination could cause a material adverse impact on Acorn HoldCo’s, ADTRAN’s and ADVA’s results of operations.

1.5.6	ADTRAN or its contract manufacturers might fail to comply with applicable environmental regulations in relation to hazardous materials.

The manufacture, assembly and testing of ADTRAN’s products may require the use of hazardous materials that are subject to environmental, health and safety regulations. ADTRAN’s failure or the failure of its contract manufacturers to comply with any of these applicable requirements could result in regulatory penalties, legal claims or disruption of production. In addition, its failure or the failure of its contract manufacturers to properly manage the use, transportation, emission, discharge, storage, recycling or disposal of hazardous materials could subject ADTRAN to increased costs or liabilities. Existing and future environmental regulations may restrict its use of certain materials to manufacture, assemble and test products. Any of these consequences could adversely impact its results of operations by increasing its expenses and/or requiring ADTRAN to alter its manufacturing processes.

1.6	Risks Relating to Tax Matters

1.6.1	The Merger may not qualify as a “reorganization” under Section 368 of the Code or the Merger, taken together with the Exchange Offer, may not qualify as an “exchange” under Section 351(a) of the Code.

The Merger is intended to qualify as a “reorganization” under Section 368 of the Code, and the Merger, taken together with the Exchange Offer, is intended to qualify as an “exchange” under Section 351(a) of the Code. If the Merger and Business Combination so qualify, U.S. holders of ADTRAN shares generally would not recognize any gain or loss for U.S. federal income tax purposes on the exchange of ADTRAN shares for Acorn HoldCo shares in the Merger. However, the requirements for such qualifications are complex and subject to legal and factual uncertainties.

It is not a condition to the closing of the Business Combination in the Business Combination Agreement that the Merger qualify as a “reorganization” under Section 368 of the Code or that the Merger, taken together with the Exchange Offer, qualify as an “exchange” described in Section 351(a) of the Code, and none of Acorn HoldCo, ADVA or ADTRAN intends to request a ruling from the United States Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences of the Merger or the Exchange Offer. Consequently, there is no guarantee that the IRS will agree that the Merger or the Exchange Offer so qualify. If the IRS successfully challenges the treatment of the Merger or the Exchange Offer, the tax consequences to U.S. holders may differ from those described above.

1.6.2	Changes in tax laws and policy could adversely impact ADTRAN’s, ADVA’s and the Combined Group’s financial position or results of operations.

ADTRAN and ADVA are subject to the tax rules and regulations in the United States, Germany and other countries in which ADTRAN and ADVA and their affiliates operate. Such tax rules and regulations are subject to change on a prospective or retroactive basis.

In the current environment, the U.S. Congress, the Organization for Economic Co-operation and Development and other government agencies in jurisdictions where ADTRAN, ADVA and their affiliates do business have had an extended focus on issues related to the taxation of multinational corporations. One area of focus has been “base erosion and profit shifting”, including situations where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates.

In addition, the U.S. government may enact significant changes to the taxation of business entities including, among others, an increase in the corporate income tax rate, an increase in the tax rate applicable to the global intangible low-taxed income and elimination of certain exemptions with respect thereto, and the imposition of minimum taxes or surtaxes on certain types of income. The likelihood of these changes (or any other changes to U.S. tax law) being enacted or implemented is unclear. Any such changes, among other possible changes in applicable tax rules and regulations, could significantly affect the treatment of the Business Combination and following the Business Combination, the business of the Combined Group.

1.7	Risks Relating to Acorn HoldCo Shares

1.7.1	ADTRAN stockholders and ADVA shareholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management of the Combined Group.

After the completion of the Business Combination, ADTRAN stockholders and ADVA shareholders will own a smaller percentage of Acorn HoldCo than they currently own of ADTRAN and ADVA, respectively. Upon completion of the Business Combination, and assuming that all of the outstanding ADVA shares are exchanged in the Exchange Offer, former ADTRAN stockholders will own approximately 54% of the outstanding Acorn HoldCo shares and former ADVA shareholders will own approximately 46% of the outstanding Acorn HoldCo shares. Consequently, ADTRAN stockholders, as a group, will have reduced ownership and voting power in the Combined Group compared to their current ownership and voting power in ADTRAN, and ADVA shareholders, as a group, will have reduced ownership and voting power in the Combined Group compared to their current ownership and voting power in ADVA and each, as a group, could exercise less influence over the management and policies of the Combined Group than they currently have over the management and policies of ADTRAN and ADVA, respectively.

1.7.2

Any dividend paid in respect of Acorn HoldCo shares is subject to a number of factors, including the distributions of earnings to Acorn HoldCo by its subsidiaries and the financial condition and results of operations of the Combined Group.

The dividend policy for the Combined Group will be determined following completion of the Business Combination. Any dividend paid or changes to dividend policy are within the discretion of the board of directors of Acorn HoldCo and will depend upon many factors, including distributions of earnings to Acorn HoldCo by its subsidiaries, the financial condition and results of operations of the Combined Group, legal requirements, restrictions in any debt agreements that limit its ability to pay dividends to stockholders and other factors the board of directors deems relevant. As a holding company, Acorn HoldCo will conduct substantially all of its operations through its subsidiaries, such entities will generate substantially all of its operating income and cash flow. Acorn HoldCo’s ability to pay dividends in the future is affected by a number of factors, principally on its ability to receive sufficient dividends from its subsidiaries. The ability of such entities to make dividend payments to Acorn HoldCo depends largely on their financial condition and ability to generate profits. In addition, because Acorn HoldCo’s subsidiaries are separate and distinct legal entities, they will have no obligation to pay any dividends or to lend or advance to Acorn HoldCo funds and may be restricted from doing so by contract, including other financing arrangements, charter provisions, other stockholders or the applicable laws and regulations of the various countries in which they operate. Additionally, claims of the creditors of Acorn HoldCo’s subsidiaries have priority over any claims that Acorn HoldCo may have with respect to the assets of its subsidiaries. Further, the ability of Acorn HoldCo to direct dividend payments from ADVA may be limited during any period prior to ADVA becoming a wholly-owned subsidiary of Acorn HoldCo. Any delay in implementing the post-completion reorganization could adversely impact the payment of dividends from ADVA to Acorn HoldCo.

1.7.3

The rights and responsibilities of the shareholders of Acorn HoldCo will be governed by Delaware law and the Acorn HoldCo certificate of incorporation and bylaws, which will differ in material respects from the rights and responsibilities of shareholders under German law and the current organizational documents of ADVA.

Following the completion of the Business Combination, Acorn HoldCo’s corporate affairs will be governed by the Acorn HoldCo certificate of incorporation and bylaws and the laws governing companies incorporated in Delaware. The rights of Acorn HoldCo shareholders and the responsibilities of members of the Acorn HoldCo board of directors under the laws of Delaware will differ from the rights of shareholders and the responsibilities of a company’s supervisory board and executive board of a company under German law.

The rights of Acorn HoldCo stockholders after the Business Combination will be substantially the same as the rights of ADTRAN stockholders prior to the Business Combination, except that, among others, Acorn HoldCo’s organizational documents will provide for:

•	the ability of the Acorn HoldCo board of directors to issue classes of preferred stock; and

•	exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits.

Material differences in the rights of ADVA shareholders prior to the Business Combination, on the one hand, and the rights of Acorn HoldCo shareholders after the Business Combination, on the other hand, will include, among others, the following:

•

ADVA shareholders will be represented by a single board of directors, not anymore by a management board (Vorstand) and a supervisory board (Aufsichtsrat). The members of the Acorn HoldCo board of directors will be elected annually by majority vote of stockholders except that directors will be elected by a plurality of votes cast if a stockholder has nominated a person for election to the board, subject to certain conditions;

•

an Acorn HoldCo stockholder may propose and have business conducted at an annual meeting by providing a proposal solicitation notice, a proxy statement and form of proxy to stockholders holding at least the percentage of shares required to approve the proposed business. In contrast, ADVA shareholders whose aggregate holdings are equal to or exceed either five percent of the issued share capital of ADVA or the nominal amount of EUR 500,000 may request that that an item be placed on the agenda of the annual shareholders meeting. The request must be in writing, addressed to the management board, and must state the purpose of and the reasons for inclusion of the agenda item;

•

approval of extraordinary actions, including any merger, consolidation or sale of substantially all of the assets of a corporation, will require a majority of the voting power of Acorn HoldCo in order to be effective. Certain resolutions of fundamental importance for ADVA, including certain reorganization measures, entering into a DPLTA, and certain significant asset disposals, require a majority of at least 75% of the votes cast and/or the share capital represented in the meeting of shareholders of ADVA;

•

Acorn HoldCo’s stockholders may amend Acorn HoldCo’s bylaws by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, whereas ADVA’s shareholders may amend ADVA’s certificate of incorporation and memorandum of association by a resolution passed by 75% of the share capital present at the relevant shareholders’ meeting. ADVA’s supervisory board is authorized to make amendments to the articles of association restricted only to wording; and

•

Acorn HoldCo stockholders have no pre-emptive rights to purchase or have offered to them for purchase any shares or other securities of Acorn HoldCo. An ADVA shareholder, by contrast, has certain pre-emptive rights pursuant to the German Stock Corporation Act. An ADVA shareholder has a preferential right to subscribe for issues of new shares in proportion to the number of shares such shareholder holds in ADVA’s existing share capital. The German Stock Corporation Act allows corporations to exclude this right in limited circumstances and only if provided in the same shareholder resolution that authorizes the accompanying offering. A majority of at least 75% of the share capital represented at the meeting must authorize the exclusion of this right.

•	the ability of the Acorn HoldCo board of directors to issue classes of preferred stock, whereas ADVA’s articles of association currently do not authorize the issuance of classes of preferred stock.

1.7.4	There has been no prior public market for Acorn HoldCo shares and the market price of Acorn HoldCo shares may be volatile.

Acorn HoldCo will list the Acorn HoldCo shares on Nasdaq and the Frankfurt Stock Exchange. There has been no prior active public market for Acorn HoldCo shares and the the market price of Acorn HoldCo shares may be volatile. Broad general economic, political, market and industry factors may adversely affect the market price of Acorn HoldCo shares, regardless of Acorn HoldCo’s actual operating performance. Factors that could cause fluctuations in the price of Acorn HoldCo shares may include, among other things:

•	actual or anticipated variations in operating results and the results of competitors;

•	changes in financial estimates by Acorn HoldCo or by any securities analysts that might cover Acorn HoldCo shares;

•	conditions or trends in the industry, including regulatory changes;

•	announcements by Acorn HoldCo or its competitors of significant acquisitions, strategic partnerships or divestitures;

•	announcements of investigations or regulatory scrutiny of Acorn HoldCo’s operations or lawsuits filed against it;

•	additions or departures of key personnel; and

•	issues or sales of Acorn HoldCo shares, including sales of shares by its directors and officers or its strategic investors.

Stockholders of Acorn HoldCo may lose parts of or their entire investment, if the market price of Acorn HoldCo shares falls due to one or several of the described factors

1.7.5

The provision of Acorn HoldCo’s certificate of incorporation requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against Acorn HoldCo’s directors and officers.

Upon consummation of the Business Combination, Acorn HoldCo’s certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on Acorn HoldCo’s behalf; (ii) any action asserting a breach of fiduciary duty owed by any of Acorn HoldCo’s directors, officers, other employees or stockholders to it or its stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duties; (iii) any action asserting a claim against Acorn HoldCo or its directors or officers arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or Acorn HoldCo’s certificate of incorporation or the bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of Acorn HoldCo’s certificate of incorporation or bylaws (as either may be amended and/or restated from time to time); (v) any action asserting a claim against Acorn HoldCo or its directors or officers that is governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, any other state court of the State of Delaware, or if no state court of the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware, will be the forum.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Acorn HoldCo’s certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, the federal district courts of the U.S. will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws.

Any person or entity that acquires Acorn HoldCo shares shall be deemed to have notice of and to have consented to the forum provisions in the certificate of incorporation. Although we believe these exclusive forum provisions benefit Acorn HoldCo by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Acorn HoldCo or any of its directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in Acorn HoldCo’s certificate of incorporation to be unenforceable or inapplicable in an action, it may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, financial condition and results of operations.

2.	FORWARD LOOKING STATEMENTS

Certain statements and assumptions in this Exemption Document contain or are based on “forward-looking” information. Forward-looking statements are based on ADTRAN’s, ADVA’s (as defined below) or Acorn HoldCo’s (as defined below) beliefs and assumptions on the basis of factors currently known to them. These forward-looking statements include terms and phrases such as: “anticipate”, “expect”, “continue”, “should”, “could”, “may”, “plan”, “project”, “predict”, “will”, “potential”, “forecast”, and similar expressions. These forward-looking statements include statements regarding benefits of the proposed Business Combination, integration plans and expected synergies and cost reductions, anticipated future growth, and financial and operating performance and results. Forward-looking statements involve significant uncertainties that may cause actual results to be materially different from the results predicted or expected. No assurance can be given that these forward-looking statements will prove accurate and correct, or that projected or anticipated future results will be achieved. All forward-looking statements included in this Exemption Document are based upon information available to ADTRAN, ADVA and Acorn HoldCo on the date hereof, and each of ADTRAN, ADVA and Acorn HoldCo disclaims and does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Accordingly, investors are strongly advised to read this Exemption Document, including the sections entitled:”1 Risk Factors”, “14 Business of Acorn HoldCo”, “15 Business of ADTRAN”, “13 Management’s Discussion and Analysis of FInancial Condition and Results of Operations of ADTRAN”, and “16 Business of ADVA”. These sections include more detailed descriptions of factors that might have an impact on the business of the Combined Group, ADTRAN and ADVA and the market in which they operate.

3.	GENERAL INFORMATION

3.1	Responsibility for the Content of this Exemption Document

The Bidder (also referred to as “Acorn HoldCo” and, together with its fully consolidated subsidiary, Merger Sub, the “Acorn HoldCo Group”, “we”, “us”, “our” or “ourselves”), with its registered offices at Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware, United States, legal entity identifier (“LEI”) 549300VV36J86CRRWF77 and registered with the division of corporations of the state of Delaware, United States, under register number 6141966, assumes responsibility for the contents of this Annex 3 to the Offer Document (the “Exemption Document”). Notwithstanding the declaration of acceptance of responsibility for the contents of the Offer Document in Section 23 of the main part of the Offer Document, Acorn HoldCo declares that the information contained in this Exemption Document is, to the best of their knowledge, in accordance with the facts, and that this Exemption Document makes no omission likely to affect its import.

3.2	General Disclaimers

If any claims are asserted before a court of law based on the information contained in this Exemption Document, the investor appearing as plaintiff may have to bear the costs of translating this Exemption

Document prior to the commencement of the court proceedings pursuant to the national legislation of the member states of the European Economic Area (the “EEA”).

The information contained in this Exemption Document will not be supplemented subsequent to the date hereof.

3.3	Regulatory Statements

This Exemption Document does not constitute a prospectus within the meaning of Regulation (EU) 2017/1129.

This Exemption Document has not been subject to the scrutiny and approval by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht (“BaFin”)), Marie-Curie-Straße 24-28, 60439 Frankfurt am Main, Germany, http://www.bafin.de, as the competent authority in accordance with Article 20 of Regulation (EU) 2017/1129.

Pursuant to Article 1 para. 6a lit. b) of Regulation (EU) 2017/1129, the BaFin has the competence to review the Offer Document under Directive 2004/25/EC and the WpÜG and has issued a prior approval of the Exemption Document (in the form of permission to publish the Offer Document).

3.4	Purpose of this Exemption Document

This Exemption Document relates to the public offering of 46,213,726 newly issued shares of common stock, with a par value of USD 0.01 each, in the share capital of Acorn HoldCo to the shareholders of the Target (also referred to as “ADVA”, and together with its direct and indirect consolidated subsidiaries, the “ADVA Group”) in exchange for their 51,097,512 Target Shares.

The Acorn HoldCo shares will be issued on the basis of the authority contained in the constitution of Acorn HoldCo. The Acorn HoldCo shares are expected to be issued eight banking days after the publication of the results of the Additional Acceptance Period, or, if later, the satisfaction of the regulatory conditions, which must have occurred until January 12, 2023 (inclusive). The entity offering the Acorn HoldCo shares in connection with the Offer is Acorn HoldCo.

3.5	Presentation of Financial Information

This Exemption Document includes Acorn HoldCo’s financial information as of September 30, 2021 and for the period from August 10, 2021 (inception) to 30 September 2021, prepared in accordance with U.S. GAAP.

This Exemption Document further includes ADTRAN’s financial information prepared in accordance with U.S. GAAP, as follows:

•	the consolidated financial information of ADTRAN for the fiscal years ended December 31, 2020, 2019 and 2018 that are included in this Exemption Document; and

•

the condensed consolidated financial information of ADTRAN for the nine months ended and as of September 30, 2021 and for the nine months ended September 30, 2020 that is derived from ADTRAN’s unaudited condensed consolidated financial statements that are included herein.

This Exemption Document also includes the consolidated historical financial information and the condensed consolidated financial information of ADVA prepared in accordance with IFRS, as follows:

•

the consolidated financial information for the fiscal years ended December 31, 2020 prepared in accordance with IFRS, derived from ADVA’s audited financial statements that are included in this Exemption Document; and

•

the condensed interim consolidated financial information of ADVA for the six months ended and as of June 30, 2021 and for the six months ended June 30, 2020 that is derived from ADVA’s unaudited condensed consolidated financial statements prepared in accordance with IFRS.

ADTRAN’s and ADVA’s respective fiscal years end on December 31 of each year. ADVA’s financial information is presented in EUR, except that, in some instances, information in USD is provided in information included elsewhere in this Exemption Document.

This Exemption Document also includes pro forma financial information of the Combined Group prepared in accordance with U.S. GAAP and based on the IDW Accounting Statement: Preparation of Pro Forma Financial Information (IDW AcPS AAB 1.004) (IDW Rechnungslegungshinweis: Erstellung von Pro-Forma Finanzinformationen (IDW RH HFA 1.004)) as promulgated by the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland) using the following:

•

certain income statement information of ADTRAN for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021, and balance sheet information for ADTRAN as of September 30, 2021;

•	certain balance sheet information of Acorn HoldCo as of September 30, 2021; and

•	certain income statement information of ADVA for the fiscal year ended December 31, 2020 and the nine months ended September 30, 2021, and balance sheet information for ADVA as of September 30, 2021.

In the preparation of our financial statements a series of assumptions and estimates were made, which affect the recognition and amount of assets and liabilities, income and expenses and contingent liabilities, including in particular in relation to income taxes. Therefore, actual results may differ from our assumptions or estimates and net assets, financial position and results of operations or cash flows cannot be extrapolated for future periods or a future reporting date.

Certain totals in the tables included in this Exemption Document may not calculate due to rounding. Negative amounts are presented in parentheses.

For additional information on the presentation of financial information in this document, see the consolidated financial statements of Acorn HoldCo beginning on page F-1 of this Exemption Document, the consolidated financial statements of ADTRAN beginning on page F-9 of this Exemption Document and the consolidated financial statements of ADVA beginning on page F-93 of this Exemption Document.

3.6	Sources of Industry and Market Data

Unless otherwise indicated, the information contained in this Exemption Document on the market environment, market developments, growth rates, market trends and competition in the market in which Acorn HoldCo, ADTRAN and ADVA operate is taken from publicly available sources, including third-party sources, or reflects Acorn HoldCo’s, ADTRAN’s and ADVA’s estimates that are principally based on information from publicly available sources.

Acorn HoldCo confirms that the information included in this Exemption Document that has been sourced from a third party has been accurately reproduced and that, as far as Acorn HoldCo is aware and was able to ascertain from such information, no facts have been omitted that would render the reproduced information inaccurate or misleading.

3.7	Currency Presentation

All references in this Exemption Document to “EUR”, “euro” and “€” refer to the legal currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty on the Functioning of the European Union, as amended, and all references to “U.S. dollars”, “USD” and “$” refer to the legal currency of the United States of America.

3.8	General and Specific Information about the Acorn HoldCo Shares

3.8.1	Voting Rights

The shares into which ADTRAN shares will be converted in the Merger and which will be exchanged for ADVA shares in the Offer are shares of Acorn HoldCo common stock, par value $0.01 per share. The holders of shares of Acorn HoldCo common stock will be entitled to one vote for each share upon all matters presented to the stockholders. Holders of Acorn HoldCo common stock are not entitled to cumulative voting. For a more detailed discussion, see the sections of this Exemption Document titled “22 Description of Acorn HoldCo Common Stock” and “23 Comparison of Equityholders Rights before and after the Business Combination”.

3.8.2	Dividend and Liquidation Rights

Holders of Acorn HoldCo common stock will be entitled to receive proportionately any dividends as may be declared by the Acorn HoldCo board of directors. Upon the liquidation, dissolution or winding up, any Business Combination or a sale or disposition of all or substantially all of Acorn HoldCo assets, the assets legally available for distribution to Acorn HoldCo stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any. For a more detailed discussion, see the sections of this Exemption Document titled “7 Dividends and Dividend Policy“and “22 Description of Acorn HoldCo Common Stock”.

3.8.3	Form and Certification

The shares of Acorn HoldCo common stock will be in book-entry form by the transfer agent and registrar of Acorn HoldCo, American Stock Transfer and Trust Company, LLC, 6201 15th Ave Ste 3K, Brooklyn, NY 11219, United States.

3.8.4	Currency of the Issuance

The shares of Acorn HoldCo common stock are denominated in U.S. dollars.

3.8.5	ISIN /Ticker Symbol

The International Securities Identification Number and the Ticker Symbol of the Acorn HoldCo common stock will be as follows:

International Securities Identification Number (ISIN)	US00486H1059

Ticker Symbol (expected)	“ADTN” (Nasdaq; Frankfurt Stock Exchange)

3.8.6	Existing Quotation

Acorn HoldCo shares are not currently listed or traded on any exchange.

3.8.7	Transferability of Acorn HoldCo Common Stock

Acorn HoldCo common stock is transferable in accordance with applicable law. As of the consummation of the Offer, and subject to applicable law, trading of shares of Acorn HoldCo common stock will not be subject to any prohibitions on disposals or any restrictions with respect to the transferability of shares of Acorn HoldCo common stock.

3.9	Stock Exchange Listings

Acorn HoldCo will ensure that the Acorn HoldCo shares issued pursuant to the Offer and the Merger will be admitted to trading on the Nasdaq and the Frankfurt Stock Exchange by applying for admission of its shares to listing and trading on the Nasdaq (trading in U.S. dollars) and for admission of its shares to listing and trading on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

All conditions to the Offer must be satisfied at the time of expiry of the Acceptance Period (or, if permissible, waived), except for the Regulatory Conditions. The Regulatory Conditions must have occurred until January 12, 2023 (inclusive). If all conditions have been satisfied by the end of the Additional Acceptance Period to the Offer, the Offer will be consummated within eight banking days thereafter and Acorn HoldCo shares are expected to commence trading on Nasdaq and the Frankfurt Stock Exchange accompanying the consummation of the Offer.

If the Regulatory Conditions are not satisfied by the end of the Additional Acceptance Period, completion of the Business Combination will be delayed until satisfaction of the Regulatory Conditions; admission to, and commencement of, trading will be delayed accordingly.

The listing of the Acorn HoldCo shares on the regulated market of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) is subject to the admission of the Acorn HoldCo shares on the basis of an additional admission prospectus to be approved by BaFin as the competent authority of Acorn HoldCo’s home member state or a document made available to the public in accordance with the arrangements set out in Article 21(2) of the Regulation (EU) 2017/1129, containing information describing the transaction and its impact on the issuer. The application will take place before consummation of the Offer.

3.10	Where you can find more information; Documents available for inspection

ADVA publishes its annual and interim reports and other information on its website at https: //www.adva.com. Information contained in, on or otherwise accessible through this website does not constitute a part of, and is not incorporated by reference in, this Exemption Document.

ADTRAN files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as ADTRAN, that file electronically with the SEC. The address of that website is http://www.sec.gov. ADTRAN additionally posts its filings on its website at https://investors.adtran.com. The information contained in, on or accessible through, ADTRAN’s website does not constitute a part of, and is not incorporated by reference in, this Exemption Document.

Acorn HoldCo has filed a Registration Statement according to Form S-4 under the Securities Act of 1933 (“Registration Statement”) with the SEC with respect to the registration of Acorn HoldCo shares to be issued in the Merger and the Offer. The Registration Statement is required to register the issuance of Acorn HoldCo shares under the Securities Act. The SEC must declare the Registration Statement effective prior to the expiry of the Acceptance Period. As soon as Acorn HoldCo has taken sufficient account of all SEC comments in the revised version of the Registration Statement, Acorn HoldCo may apply to the SEC to declare the Registration Statement effective.

3.11	Documents available for inspection

Until the completion of the Business Combination, or the earlier termination of the Business Combination agreement, the following documents, or copies thereof, may be inspected during regular business hours at Acorn HoldCo’s office at 901 Explorer Boulevard, Huntsville, Alabama, United States:

•	the Acorn HoldCo certificate of incorporation;

•	the Acorn HoldCo bylaws;

•	the ADTRAN certificate of incorporation;

•	the ADTRAN bylaws;

•

the audited consolidated interim financial statements of Acorn HoldCo as of September 30, 2021 and for the period from August 10, 2021 (inception) to September 30, 2021, prepared in accordance with U.S. GAAP;

•

the audited annual consolidated financial statements of ADTRAN as of December 31, 2020, 2019 and 2018, respectively, as well as the unaudited condensed consolidated interim financial statements of ADTRAN for the nine-month period ended September 30, 2021, each prepared in accordance with U.S. GAAP;

•

the audited annual consolidated financial statements of ADVA as of December 31, 2020 as well as the unaudited interim consolidated financial statements of ADVA for the six-month period ended June 30, 2021, each prepared in accordance with IFRS;

•

the pro forma condensed combined financial information of ADVA and ADTRAN for the fiscal year ended December 31, 2020 as well as Acorn HoldCo, ADVA and ADTRAN for the periods ended September 30, 2021, prepared in accordance with U.S. GAAP and based on the IDW Accounting Statement: Preparation of Pro Forma Financial Information (IDW AcPS AAB 1.004) (IDW Rechnungslegungshinweis: Erstellung von Pro-Forma Finanzinformationen (IDW RH HFA 1.004)) as promulgated by the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland); and

•	the Business Combination Agreement.

The listed documents will also be available in electronic form for twelve months after publication of this document at Acorn HoldCo’s website at https://acorn-offer.com/. Information contained on Acorn HoldCo’s website does not constitute part of and is not incorporated by reference into this document.

3.12	Potential interests

Acorn HoldCo has entered into the Business Combination Agreement with ADTRAN, ADVA and Merger Sub. ADTRAN and its direct and indirect subsidiaries are persons acting jointly with Acorn HoldCo pursuant to Section 2(5) sentence 1 of the WpÜG and have an interest in the completion of the Business Combination.

Pursuant to Section 2(5) sentence 1 of the WpÜG, in conjunction with Section 2(5) sentence 3 of the WpÜG subsidiaries of Acorn HoldCo (i.e., Merger Sub) are persons acting jointly with Acorn HoldCo and also have an interest in the completion of the Business Combination.

BofA Securities, Inc. (“BofA Securities”) and Jefferies LLC (“Jefferies”) act as financial advisors to ADVA or ADTRAN in connection with the proposed business combination and will receive fees for such services. A portion of the fees of BofA Securities and Jefferies are contingent upon consummation of the Business Combination.

Certain of the ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors and certain of the ADVA management board members and supervisory board members may have interests in the Business Combination that may be different from, or in addition to, the interests of ADTRAN stockholders and ADVA shareholders, respectively. In the case of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors, these interests include the continued service of certain directors and executive officers following the closing of the Business Combination, the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the Business Combination, and the indemnification of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors by Acorn HoldCo. In the case of certain of ADVA supervisory board members and management board members, these interests include continued positions as directors and executive officers of Acorn HoldCo and the treatment of ADVA’s stock options following the closing of the Business Combination.

On September 30, 2021, directors and executive officers of ADTRAN and its affiliates that are entitled to vote at the ADTRAN Special Meeting held approximately 2.0% of the outstanding ADTRAN shares. As of August 26, 2021, members of the ADVA management board and their affiliates owned 0.79% of the outstanding ADVA shares and ADVA stock options covering 862,147 ADVA shares in the aggregate. EGORA and its wholly owned subsidiary EGORA Investments GmbH, entities affiliated with ADVA’s CEO, Brian Protiva, own approximately 14.6% ADVA’s share capital. These entities have agreed to validly accept the Offer for 7,000,000 ADVA shares held by them, representing approximately 13.7% of ADVA’s share capital, within two business days after the commencement of the acceptance period. See Section “6.7 Irrevocable Undertakings”.

Other than as described in this section, Acorn HoldCo is not aware of any substantial interest in the Business Combination of another party other than interest as an ADTRAN or ADVA equityholder generally nor is it aware of any conflict of interest.

4.	THE BUSINESS COMBINATION

4.1	Information about the Companies

4.1.1	Acorn HoldCo

Acorn HoldCo is a newly incorporated corporation formed under the laws of Delaware on August 10, 2021, that will become the parent company of ADTRAN and ADVA upon the completion of the Business Combination. As of the date of the publication of the Offer Document, Acorn HoldCo has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement. Following the consummation of the Business Combination, Acorn HoldCo will change its legal name to “ADTRAN Holdings, Inc.” and its ticker symbol will be “ADTN”.

Acorn HoldCo’s principal executive offices are located at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807, United States (Telephone: +1 (256) 963-8000). Acorn HoldCo’s registered office is located at Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware, 19801, United States.

4.1.2	ADTRAN

Acorn HoldCo believes, that ADTRAN is one of the leading global providers of networking and communications platforms and services focused on the broadband access market. ADTRAN’s vision is to enable a fully connected world where the power to communicate is available to everyone, everywhere. ADTRAN’s approach as well as its industry expertise and innovative solutions enable ADTRAN to address various customer needs. ADTRAN’s products and services are utilized by a diverse global customer base of network operators that range from telephone or cable television network operators with regional or national reach to alternative network providers such as municipalities or utilities, as well as managed service providers who serve small- and medium-sized businesses and distributed enterprises. ADTRAN has approximately 1,370 employees as of the date of the publication of the Offer Document.

ADTRAN began operations in January 1986. Headquartered in Huntsville, Alabama, United States, ADTRAN is located in Cummings Research Park. ADTRAN’s mailing address is 901 Explorer Boulevard, Huntsville, Alabama, 35806, United States (Telephone: +1 (256) 963-8000). ADTRAN’s website is https: //www.adtran.com. No information contained on ADTRAN’s website is intended to be included as part of, or incorporated by reference into, this Exemption Document.

4.1.3	ADVA

ADVA is a European public company (Societas Europaea), is incorporated under the laws of the European Union and the laws of Germany. ADVA develops and provides innovative solutions to network operations (private enterprises, communication services providers and internet content provides), focusing on solutions for cloud access, cloud interconnect and network synchronization. ADVA has approximately 1,900 employees worldwide as of the date of the publication of the Offer Document.

ADVA’s registered offices are located at Maerzenquelle 1–3, 98617 Meiningen/Dreißigacker, Germany (Telephone: +49 (0) 36 93 450 0). The address of the head-office is Fraunhoferstrasse 9a, 82159 Martinsried/Munich, Germany. ADVA’s shares are listed on the Frankfurt Stock Exchange (Prime Standard), ISIN: DE0005103006 (WKN: 510 300).

4.1.4	Merger Sub

Acorn MergeCo, Inc., or Merger Sub is a Delaware corporation and wholly-owned subsidiary of Acorn HoldCo that was formed on August 10, 2021, solely for the purpose of effecting the Merger. As of the date of the publication of the Offer Document, Merger Sub has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement. Upon effectiveness of the Merger, Merger Sub will merge with and into ADTRAN, with ADTRAN surviving the Merger as a direct wholly-owned subsidiary of Acorn HoldCo.

Merger Sub’s principal executive offices are located at 901 Explorer Boulevard, Huntsville, Alabama, 35806-2807, United States (Telephone: +1 (256) 963-8000). Its registered office is located at Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801, United States.

4.2	Structure of the Business Combination

The structure of the Business Combination provides that ADTRAN’s shares will be transferred directly to Acorn HoldCo through the Merger and ADVA’s shares will be transferred directly to Acorn HoldCo through the Offer.

For a more complete description of potential post-completion reorganization measures, see “4.14 Potential Post-Completion Reorganization Regarding ADVA”.

The following diagrams illustrate the simplified shareholding structure of ADTRAN, ADVA and Acorn HoldCo prior to the consummation of the Business Combination, as well as immediately after the consummation of the Business Combination.

4.2.1	Pre-Combination Structure

4.2.2	Post-Completion Structure

4.3	Background of the Business Combination

The board of directors as well as the management of ADTRAN regularly review ADTRAN’s results of operations, future growth prospects and positions in the industries in which it operates. They also regularly consider the strategic options of ADTRAN’s business in light of industry, economic and other conditions, including whether the continued execution of ADTRAN’s strategy as a standalone company or the pursuit of other strategic options offers the best avenue to enhance stockholder value.

Following a discussion between Mr. Stanton and Mr. Protiva on July 11, 2019 on the merits of combining ADTRAN and ADVA and therefore the creation of a stronger network solutions vendor, it was determined that ADTRAN and ADVA should enter into a mutual non-disclosure agreement to further enable a detailed exploration of a potential combination of the two companies. On July 16, 2019, ADTRAN and ADVA entered into a mutual nondisclosure agreement, governing the terms and conditions under which the parties would exchange information in order to further assess the merits and risks of a potential business combination. The mutual non-disclosure agreement did not include an obligation of the parties to not acquire shares or stock options of the respective other party (standstill provision).

In connection with these discussions, Mr. Stanton and others from ADTRAN senior management consulted with BofA Securities, who had from time to time discussed potential strategic options with ADTRAN. Accordingly, BofA Securities also participated in the discussions with ADVA that started in mid-2019. Before entering into a written engagement letter, BofA Securities provided to the ADTRAN board of directors a relationship disclosure letter regarding BofA Securities’ relationship with, and fees earned by BofA Securities for financial advisory and other services that BofA Securities had provided to, ADTRAN, ADVA and certain of their respective affiliates, including as described in the section entitled “4.6 Opinion of Financial Advisor to ADTRAN”. BofA Securities’ engagement letter with ADTRAN was executed on August 27, 2021, with BofA Securities’ engagement effective as of November 6, 2019.

Following the execution of the non-disclosure agreement, senior management of ADTRAN and ADVA engaged in telephonic discussions regarding the parties’ technology roadmaps and thereafter senior management of ADTRAN and ADVA provided an update on these discussions to Mr. Stanton and Mr. Protiva. It was determined by the parties that senior management of both parties would meet in person in November 2019 to engage in further discussions regarding a potential business combination. Prior to this meeting in November 2019, representatives of senior management of ADTRAN and ADVA held additional telephonic discussions to begin to discuss potential synergies in connection with a potential business combination.

On November 6, 2019, members of ADTRAN and ADVA senior management, including Mr. Stanton and Mr. Protiva, and representatives from Jefferies, financial advisor to ADVA and BofA Securities, met in person at ADTRAN’s office in Huntsville, Alabama, United States to discuss a potential business combination between ADTRAN and ADVA. During this meeting, ADTRAN and ADVA discussed product development, financial information, customer overlaps, synergies and other items relating to the potential business combination. In addition, ADTRAN and ADVA discussed various forms of consideration (and mixes) for the potential business combination, including an all-stock transaction.

Following the November 6, 2019 meeting and through the spring of 2020 the parties remained in contact but were more focused on their own business operations in light of developing market opportunities and the emerging COVID-19 pandemic. Intermittent discussions (in February and March of 2020) were held between Mr. Protiva and Mr. Stanton on the potential business combination (on an all-stock basis), but these discussions did not result in any specific proposal.

On August 6, 2020, certain members of ADVA’s management board further discussed by telephone the feasibility of a business combination with ADTRAN, including ADTRAN’s preference for a transaction on an all-stock basis. Representatives of Hogan Lovells International LLP, outside counsel to ADVA (“Hogan Lovells”), and Jefferies, attended this discussion.

On August 24, 2020, ADVA communicated to ADTRAN its willingness to continue discussions with respect to a potential business transaction on the basis of an all-stock transaction and members of ADTRAN’s and ADVA’s senior management attended a virtual meeting. At the meeting, ADTRAN and ADVA exchanged certain information about and discussed each company’s business, including products, sales plans, financial information and synergies from a potential business combination between the companies.

Following the August 24, 2020 meeting, Mr. Stanton and Mr. Protiva held a number of conversations in which they further discussed the merits and risks of the potential business combination. As part of these discussions, Mr. Stanton and Mr. Protiva agreed to begin initial due diligence on the respective companies.

During the period beginning on August 24, 2020 and extending through the end of November 2020, the parties and their respective financial advisors participated in a number of due diligence calls with respect to each other’s business, and worked together to further progress the financial and synergies model in connection with the potential business combination.

On December 4, 2020 a conference call was held between senior management of ADTRAN and ADVA, and representatives of BofA Securities, Jefferies, Hogan Lovells and Kirkland & Ellis LLP, outside counsel to ADTRAN (“Kirkland”), to discuss the feasibility of a potential business combination under the legal regimes of the U.S. and Germany and potential deal structures.

On December 16, 2020, senior management of ADTRAN and ADVA, and representatives of BofA Securities and Jefferies, attended a virtual meeting. At this meeting, the valuations of the two companies were discussed, but alignment was not reached on this issue.

On January 5, 2021, representatives of Jefferies, attending on behalf of ADVA, and Mr. Stanton met to discuss the valuations of the two companies and the resulting pro forma ownerships in the Combined Group. The representative of Jefferies provided a presentation to Mr. Stanton which outlined a range of possible ownership levels for ADVA shareholders in the Combined Group and indicated, based on instructions from ADVA, that ADVA would be prepared to explore a transaction providing for ownership percentage levels in the mid to high 40s, depending on agreement on other key terms.

On January 13, 2021, the ADTRAN board of directors held a special virtual meeting attended by senior management of ADTRAN, and representatives of BofA Securities to discuss continuing discussions with ADVA. At the meeting, management and BofA Securities reviewed with the ADTRAN board of directors the potential benefits of a business combination with ADVA, including the opportunity for significant synergies, as well as the potential risks of the Business Combination, including integration and synergy realization risks. The ADTRAN board of directors also discussed with management and representatives of BofA Securities the pro forma ownership levels discussed between Mr. Stanton and the representatives of Jefferies at the January 5, 2021 meeting. The ADTRAN board of directors expressed support for ADTRAN management continuing discussions with ADVA management.

On January 15, 2021, senior management of ADTRAN and ADVA, and representatives of BofA Securities and Jefferies, held a virtual meeting to continue discussions of the proposed transaction between the parties. At the virtual meeting, representatives of BofA Securities and ADTRAN presented illustrative transaction terms for a stock-for-stock merger between ADTRAN and ADVA and provided an overview of the potential benefits of the Business Combination to the Combined Group and each company’s shareholders. The terms presented included (i) a 10% implied premium on the share price, resulting in ADVA pro forma ownership of 42% of the combined company, (ii) a management team led by Mr. Stanton, as CEO and (iii) board representation at the combined company for each of ADTRAN and ADVA.

On January 19, 2021, at a regularly scheduled meeting of the ADTRAN board of directors, senior management of ADTRAN provided an update to the ADTRAN board of directors regarding the continued discussions with ADVA. The ADTRAN board of directors expressed its continued support for ADTRAN management continuing discussions with ADVA management.

On January 25, 2021, representatives from ADVA informed ADTRAN that the proposal on pro forma ownership made at the January 15, 2021 virtual meeting was not acceptable. Following this communication, on February 1, 2021, Mr. Stanton proposed in a telephonic conversation with Mr. Protiva that ADTRAN could support a move in ADVA’s pro forma ownership to 45% of the combined company.

On March 4, 2021, following ADVA’s earnings on February 25, 2021, Mr. Protiva emailed Mr. Stanton to express that ADVA could support a transaction in the range of 46% to 48% pro forma ownership of the combined company by ADVA shareholders.

On March 16, 2021, senior management of ADTRAN updated the ADTRAN board of directors regarding the ongoing discussions between ADTRAN and ADVA. The ADTRAN board of directors expressed its support for continuing discussions with ADVA.

On March 18, 2021, Mr. Protiva and Mr. Stanton spoke by telephone and agreed to support, subject to approval of their respective boards, the following terms: (i) ADVA pro forma ownership of 46% of the combined company, (ii) the combined company to have a board of nine, with three directors appointed by ADVA and six directors appointed by ADTRAN, (iii) Mr. Stanton to continue as chairman of the board and CEO, with Mr. Protiva as executive vice chairman, transitioning to non-executive vice chairman at the end of his current employment contract, (iv) Mr. Foliano as chief financial officer (“CFO”), (v) Dr. Glingener as chief technology officer (“CTO”) and (vi) allocation of certain other senior management roles in the combined company.

On March 19, 2021, ADTRAN senior management, representatives of BofA Securities and representatives of Kirkland met to discuss and prepare a draft a term sheet for the proposed Business Combination.

On March 20, 2021, at a regularly scheduled meeting of the ADTRAN board of directors, ADTRAN management provided an update to the ADTRAN board of directors regarding discussions with ADVA. The ADTRAN board of directors was supportive of continuing discussions based on the outline of terms proposed by Mr. Stanton and Mr. Protiva on March 18, 2021.

On March 26, 2021, BofA Securities delivered the initial draft of a non-binding term sheet prepared by ADTRAN and its advisors to Jefferies. This term sheet reflected the terms outlined on March 18, 2021 and included additional proposals regarding (i) conditions to the Offer, (ii) stock exchange listing (a dual listing on Nasdaq and the Frankfurt Stock Exchange was proposed), (iii) interim operating covenants and representations and warranties and (iv) an exclusivity period for negotiations of 120 days from the signing of the term sheet.

From March 26, 2021 until execution of the term sheet on May 28, 2021, ADTRAN, ADVA, Kirkland and Hogan Lovells exchanged drafts of the term sheet and engaged in negotiations and discussions regarding the terms and conditions reflected in the term sheet, including with respect to the minimum percentage of ADVA shares required to be tendered in the Offer (which was not finalized at the term sheet stage) and the details of the closing condition that ADVA had not experienced a material adverse change. Other areas of negotiation included the restrictions on the operation of both ADTRAN and ADVA’s respective businesses during the period between the signing of the definitive agreement and the closing of the Business Combination, the length of the exclusivity period (which was settled at September 23, 2021 with a possibility of a 30 day extension) and the inclusion of an obligation of the parties to not acquire shares or stock options of the respective other party (standstill provision, which was included for a period of 12 months following signing of the term sheet).

On April 20, 2021, ADVA’s management board provided an update to ADVA’s supervisory board with regards to ADVA’s negotiations with ADTRAN concerning the non-binding term sheet and with regards to key aspects of the potential transaction.

On April 28, 2021, the ADTRAN board of directors held a special virtual meeting attended by representatives of BofA Securities and Kirkland. Members of ADTRAN senior management reviewed with the ADTRAN board of directors the progress of ADTRAN management’s evaluation of a potential combination with ADVA. Representatives of Kirkland reviewed with the ADTRAN board of directors their fiduciary duties in connection with a potential strategic transaction. The ADTRAN board of directors, together with ADTRAN senior management and ADTRAN’s external advisors, conducted a discussion of the strategic rationale of a potential Business Combination with ADVA, a comparison of U.S. and German deal terms and the risks of a potential combination with ADVA. This discussion also included an overview of the term sheet (which was at that time in draft form). The ADTRAN board of directors authorized ADTRAN management to execute the term sheet on terms substantially similar to those presented at the meeting.

Meetings of ADVA’s management board, at which representatives of Hogan Lovells and Jefferies were present, were held on March 29, 2021, March 31, 2021 and May 26, 2021 to discuss the key terms of the non-binding term sheet. At the May 26, 2021 meeting, ADVA’s management board approved the entry into the non-binding term sheet.

Between April 28, 2021 and June 3, 2021, members of ADTRAN and ADVA management conducted several telephonic due diligence discussions regarding their respective businesses.

On May 28, 2021, the term sheet was executed by ADTRAN and ADVA.

During the weeks of June 7 and June 14, 2021, the parties continued to discuss, via telephone conversations and email exchanges (and, on June 9 and June 10, 2021, at an in person meeting at ADTRAN’s office in Hunstville, Alabama, United States), among other things, due diligence, the parties’ respective financial positions and operations, the possible benefits and risks of a combination and potential synergies that could result from the potential Business Combination.

On June 16, 2021 and June 17, 2021, ADTRAN and ADVA, respectively, made available to each other and their respective advisors an electronic data room containing certain business, financial, legal and other information of such party. At this time, Kirkland and Hogan Lovells commenced legal due diligence on ADVA and ADTRAN, respectively.

On June 23, 2021, Kirkland delivered an initial draft of the Business Combination Agreement to Hogan Lovells. The initial draft of the Business Combination Agreement reflected the terms agreed to in the term sheet, and included such other terms as were customary in German law governed business combination agreements.

From June 23, 2021 until execution of the Business Combination Agreement on August 30, 2021, ADTRAN, ADVA, Kirkland and Hogan Lovells exchanged drafts of the Business Combination Agreement and engaged in negotiations and discussions regarding the terms and conditions of the Business Combination Agreement, including with respect to the terms upon which ADVA could solicit and consider alternative acquisition proposals, the scope of the parties’ obligations in connection with obtaining certain regulatory approvals, including antitrust and foreign direct investment-related approvals, the structure of the transaction (which was ultimately decided in favor of a structure involving a new holding company to take into account various tax considerations), monetary thresholds for the interim operating covenants, ADTRAN’s intentions with respect to certain operational matters of the combined company and the treatment of ADVA equity awards. The parties also discussed and agreed upon the appropriate minimum percentage of ADVA shares required to be tendered in the Offer. During this time period, senior management of each company regularly updated members of their respective boards of directors regarding the status of discussions and negotiations.

During the period of negotiation of the Business Combination Agreement, Kirkland and ADTRAN also discussed and agreed with EGORA, ADVA’s largest shareholder, and its legal counsel the form of irrevocable commitment to be delivered by EGORA.

On July 8, 2021, senior management of ADTRAN provided an update to the ADTRAN board of directors regarding discussions with ADVA. Mr. Foliano also presented to the ADTRAN board of directors 5-year financial projections for ADTRAN, which extended ADTRAN’s customary 3-year financial projections, which the ADTRAN board of directors reviewed on an ongoing basis, to full 5-year projections in order to be able to provide these projections to BofA Securities and ADVA in the context of the proposed transaction. The ADTRAN board of directors discussed, and approved, the ADTRAN financial projections.

On July 20, 2021, ADVA’s management board provided an update to ADVA’s supervisory board regarding the status of negotiations with ADTRAN.

On July 30, 2021, senior management of ADTRAN, BofA Securities and EGORA discussed the Business Combination and its structure by teleconference. EGORA confirmed its support of the transaction.

Between August 9 and August 11, 2021, management of ADTRAN and ADVA met in person at ADTRAN’s office in Huntsville, Alabama, United States to discuss certain matters relating to the Business Combination, including potential synergies and finalizing financial due diligence.

On August 10 and 11, 2021, ADTRAN and Kirkland conducted numerous legal due diligence calls with ADVA management to discuss, among other things, pending litigation, material contracts, intellectual property matters and employment matters. On August 20, 2021, the ADTRAN board of directors held a special virtual meeting, at which senior management of ADTRAN and representatives of BofA Securities and Kirkland were present. ADTRAN’s senior management presented a strategic and financial overview of the Business Combination and the potential value creation for each of ADTRAN and ADVA shareholders, presented on ADVA’s financial information and projections and also provided an update on the status of negotiations and timeline for the signing of the Business Combination Agreement. Representatives of BofA Securities provided an overview of its financial analysis of the Business Combination and responded to questions from the ADTRAN board of directors. Representatives of Kirkland discussed with the ADTRAN board of directors the key terms of the Business Combination Agreement, including the open issues and the options for the resolution of those issues, as well as the findings of Kirkland’s due diligence investigation of ADVA. Representatives of Kirkland also discussed (i) fiduciary duties and (ii) the regulatory approvals required and the parties’ commitments to obtain such approvals.

On August 27, 2021, ADVA’s management board resolved to refer the decision to enter into the Business Combination Agreement to the supervisory board for approval and submitted to the supervisory board a substantially final draft of the Business Combination Agreement for its review.

On August 28, 2021 the ADTRAN board of directors met at a special virtual meeting, at which senior management of ADTRAN and representatives of BofA Securities and Kirkland were present. Following a presentation by Kirkland on the final resolution of the open business points, including the minimum ADVA acceptance rate, the ADTRAN board of directors reviewed and considered the terms of the final Business

Combination Agreement. BofA Securities reviewed and discussed its financial analyses with respect to ADTRAN, ADVA and the proposed business combination. At the request of the ADTRAN board of directors, BofA Securities rendered its oral opinion to the ADTRAN board of directors (which was subsequently confirmed in writing by delivery of BofA Securities’ written opinion addressed to the ADTRAN board of directors dated the same date) as to, as of August 28, 2021, and based upon and subject to the assumptions and limitations set forth in BofA Securities’ written opinion, the fairness, from a financial point of view, to the holders of ADTRAN common stock of the Exchange Ratio provided for in the Offer. Thereafter, and following discussion of the factors identified under “4.4 ADTRAN’s reasons for the “, the ADTRAN board of directors unanimously determined that the Business Combination was in the best interest of ADTRAN and ADTRAN’s shareholders, approved the Business Combination Agreement and related agreements and resolved to recommend the adoption of the Business Combination Agreement to the ADTRAN shareholders.

At meetings held on August 27, 2021 and August 30, 2021, after due consideration and consultation with ADVA’s core transaction team and financial, tax and legal advisors, the supervisory and management boards, respectively, approved the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement. The ADVA management board considered a number of factors, including the interests of ADVA’s shareholders and the strategic rationale for the Business Combination as generally supporting its decision to enter into the Business Combination Agreement.

4.4	ADTRAN’s reasons for the Business Combination

At a special meeting held on August 28, 2021, the ADTRAN board of directors unanimously: (i) determined that the Business Combination contemplated by the Business Combination Agreement, including the Merger and the Offer, were advisable and in the best interests of, ADTRAN and its stockholders, (ii) approved the execution, delivery and performance by ADTRAN of the Business Combination Agreement and the consummation of the transactions contemplated thereby, including the Merger and the Offer, (iii) recommended that the shareholders of ADTRAN adopt the Business Combination Agreement and (iv) directed that the Business Combination Agreement be submitted to the ADTRAN stockholders for adoption at the ADTRAN special meeting.

As described under section “4.3 Background of the Business Combination”, in evaluating the Business Combination Agreement and the transactions contemplated thereby, including the Merger and the Offer, the ADTRAN board of directors held a number of meetings and consulted with ADTRAN senior management and its outside legal and financial advisors. In reaching its decision to approve the Business Combination Agreement and the transactions contemplated thereby, the ADTRAN board of directors considered a number of factors, including but not limited to the following (which are not necessarily presented in order of their relative importance to ADTRAN):

4.4.1	Enhanced Market Positioning and Go-To-Market Capabilities

The Business Combination is expected to grow the near-term addressable market opportunity and to provide greater go-to-market scale across multiple sales channels and key partners and expand the Combined Group’s product offering in high-growth markets, which is expected to strengthen its position as a global innovation leader and increase cross-selling opportunities, enabling it to offer customers differentiated, end-to-end fiber networking solutions spanning metro edge, aggregation, access and subscriber connectivity.

ADVA’s international presence aligns with ADTRAN’s expanding global operations and that combining with ADVA will give the Combined Group access to additional customers and diversify ADTRAN’s client base by providing greater access to an international client network.

4.4.2	Complimentary Technology Portfolio

ADTRAN and ADVA have complementary portfolios addressing metro edge, aggregation, access, connected home and enterprise connectivity use cases paired with an enhanced SaaS and orchestration offering, and the broader portfolio of the Combined Group is expected to enhance the offerings of both companies to customers and solidify the position of the Combined Group as provider of a fully integrated, end-to-end fiber access and transport portfolio under a modern, SDN-controlled architecture and enable the acceleration of software-based recurring revenues.

4.4.3	Significant Value Creation

The Business Combination is expected to generate approximately $52 million in pre-tax annual cost synergies realized within two years post-closing, driven by identified supply chain efficiencies and operating model optimization, which are expected to enable the Combined Group to improve its cost structure and increase profitability.

4.4.4	Other Benefits of the Business Combination

•

the current investment cycle in fiber connectivity is, in the view of Acorn HoldCo, especially in the U.S. and Europe, fueled by the goal to provide high-speed connectivity to all homes, businesses and future 5G infrastructure. In the view of Acorn HoldCo, the Combined Group with its portfolio is in a better position to participate in this investment cycle in last-mile fiber access and middle-mile transport;

•	the cultural alignment between ADTRAN and ADVA, including common values and commitment to innovation, execution and customer relationships;

•	expectation that the Combined Group will be well-capitalized;

•

the Combined Group’s experience and knowledge is expected to drive improvement in manufacturing, leadership and growth, and enhance the ability to achieve strategic objectives with respect to existing business and the businesses of the Combined Group;

•

the increase in total equity market capitalization of the Combined Group following the Business Combination as compared to ADTRANs individual market capitalization, which could increase the trading volume, and therefore, the liquidity, of the Combined Group’s common stock;

•

ADVA’s largest shareholder, EGORA, has signed an irrevocable undertaking to tender 7,000,000 ADVA shares held by it and its subsidiaries (representing approximately 13.7% of ADVA’s share capital) in the Offer;

•

the Combined Group’s board of directors, following the closing of the Business Combination, would be composed of six of the current directors of ADTRAN and three additional directors designated by ADVA;

•	ADTRAN’s current CEO will be the chairman and CEO of the Combined Group, and the CEO of ADVA will be appointed executive vice chairman of the board of directors of the Combined Group;
•	the senior management team of the Combined Group will consist of a combination of senior management from each of ADVA and ADTRAN;

•	the headquarters of the Combined Group would be ADTRAN’s current headquarters in Huntsville, Alabama, United States; and

•

the Business Combination Agreement and the other transaction documents and the aggregate consideration to be paid by ADTRAN and Acorn HoldCo, respectively, pursuant to the Business Combination Agreement were the result of arms-length negotiations between representatives of ADTRAN and ADVA.

4.4.5	Exchange Ratio

•

the favorability of the offer Exchange Ratio relative to the current assessment of the valuation of each company and of the expected synergies and other benefits of the Business Combination, in addition to the fact that, upon completion of the Business Combination, ADTRAN stockholders (including current ADTRAN employees) and former ADVA shareholders are expected to hold approximately 54% and 46% of the shares, respectively, of the Combined Group;

•

the offer Exchange Ratio is fixed and will not fluctuate in the event that the market price of the ADVA shares increases relative to the market price of ADTRAN common stock between the date of the Business Combination Agreement and the consummation of the Business Combination; and

•

the financial analyses reviewed and discussed with representatives of BofA Securities, as well as the oral opinion of BofA Securities rendered to the ADTRAN board of directors on August 28, 2021, subsequently confirmed in writing by delivery of a written opinion dated August 28, 2021, that, as of the date of the written fairness opinion and based upon and subject to the assumptions and limitations set forth in such written fairness opinion, the offer Exchange Ratio provided for in the Business Combination was fair, from a financial point of view, to ADTRAN, as more fully described below under section”4.6 Opinion of Financial Advisor to ADTRAN”.

4.4.6	Other Factors considered by ADTRAN

•

the current and prospective business environment in which ADTRAN and ADVA operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on ADTRAN and the Combined Group;

•

historical information concerning ADTRAN’s and ADVA’s respective businesses, financial condition, results of operations, earnings, trading prices, technology positions, managements, competitive positions and prospects on standalone and forecasted combined bases;

•	the recommendation of ADTRAN’s senior management in favor of the Business Combination;

•

the alternatives reasonably available to ADTRAN, including a merger with another company inside or outside of the telecommunications networking equipment industry, an acquisition of a smaller company, continuation on a stand-alone basis or sale of the company;

•	the ability of the ADTRAN stockholders to approve or reject the Business Combination by voting on the adoption of the Business Combination Agreement;

•	the impact of the Business Combination on the customers, suppliers and employees of ADTRAN; and

•	the results of the due diligence review of ADVA and its business, including with respect to legal, accounting, tax and human resources matters, conducted by ADTRAN and its advisors.

4.4.7	Terms of the Business Combination Agreement

The representations, warranties, covenants and conditions in the Business Combination Agreement including the following:

•	ADVA is subject to restrictions on its ability to solicit Competing Offers;

•	ADTRAN has the ability, in specified circumstances, to change its recommendation to ADTRAN stockholders to vote in favor of the adoption of the Business Combination Agreement; and

•	there are limited circumstances in which the board of directors of ADVA may terminate the Business Combination Agreement.

ADTRAN’s board of directors also reviewed and considered the conditions to the completion of the Business Combination, and concluded that while the completion of the Business Combination is subject to various regulatory approvals, such approvals were likely to be satisfied on a timely basis.

4.4.8	Conclusion

The ADTRAN board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the Business Combination Agreement and the transactions contemplated thereby, including:

•

the offer Exchange Ratio is fixed and will not fluctuate in the event that the market price of ADTRAN common stock increases disproportionately to the market price of ADVA shares between the date of the Business Combination Agreement and the consummation of the Business Combination;

•	the dilution of the ownership interests of ADTRAN’s current stockholders in ADTRAN that would result from the issuance of Acorn HoldCo shares to ADVA shareholders in the Offer;

•	the risk that ADVA’s financial performance may not meet ADTRAN’s expectations;

•

the risk that the Business Combination may not be completed or may be delayed despite the parties’ efforts, including the possibility that conditions to the parties’ obligations to complete the Business Combination may not be satisfied, and the potential resulting disruptions to ADTRAN’s and ADVA’s businesses;

•

the potential length of the regulatory approval process and the possibility that governmental authorities may not approve the Business Combination or may seek to require certain actions of ADTRAN or ADVA or impose certain terms, conditions or limitations on ADTRAN’s or ADVA’s businesses in connection with granting approval of the Business Combination that could either materially impair the business operations of the Combined Group or adversely impact the ability of the Combined Group to realize the synergies or other benefits that are projected to occur in connection with the Business Combination or may delay the Business Combination;

•

the potential challenges and difficulties, foreseen and unforeseen, in integrating the operations of ADTRAN and ADVA and the risk that the anticipated $52 million in annual cost synergies between the two companies might not be realized or might take longer to realize than expected;

•

the difficulties and challenges inherent in completing the Business Combination and integrating the businesses, operations and workforce of ADVA with those of ADTRAN and the possibility of encountering difficulties in achieving expected revenue growth and other non-cost synergies;

•	the potential difficulties in retaining key personnel of ADVA and ADTRAN following announcement of the Business Combination;

•	the potential effects of the Business Combination on the overall business of ADTRAN, including its relationships with customers, suppliers and regulators;

•

the possible diversion of management attention for an extended period of time during the pendency of the Business Combination and, following closing, the integration of ADTRAN and ADVA, which may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the potential for litigation relating to the combination and the associated costs, burden and inconvenience involved in defending those proceedings;

•	the substantial costs to be incurred in connection with the Business Combination, including those incurred regardless of whether the Business Combination is consummated;

•	the risk that ADVA shareholders may not tender their shares in the Offer;

•	the risk that ADTRAN stockholders may not approve the adoption of the Business Combination Agreement at the ADTRAN Special Meeting;

•

the terms of the Business Combination Agreement which (i) restrict ADTRAN’s abilities to operate its business outside of the ordinary course before the consummation of the Offer and (ii) limit the ability of the ADTRAN board of directors to change its recommendation to ADTRAN stockholders to vote in favor of the adoption of the Business Combination Agreement;

•

the ability of the board of directors of ADVA, subject to certain conditions, to change its recommendation supporting the Business Combination in response to a Superior Offer (as defined below), if the ADVA management board or supervisory board determine that failure to take such action would reasonably be expected to be inconsistent with their fiduciary duties to ADVA’s shareholders under applicable laws;

•	the ability of ADVA, subject to certain conditions, to terminate the Business Combination Agreement if a Superior Offer has been published by a third party; and

•	risks of the type and nature described under the section “1 Risk Factors” and the matters described in the section entitled “2 Forward Looking Statements”.

The ADTRAN board of directors considered all of these factors as a whole and on balance, concluded that the potential benefits of the Business Combination outweighed the risks and uncertainties of the Business Combination.

The foregoing discussion of the information and factors that the ADTRAN board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the ADTRAN board of directors considered. The ADTRAN board of directors collectively reached the conclusion to approve the Business Combination Agreement and the transactions contemplated thereby, including the Merger and the Offer, in light of the various factors described above and other factors that the members of the ADTRAN board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that ADTRAN considered in connection with its evaluation of the Business Combination, the ADTRAN board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the ADTRAN board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

In considering the recommendation of the ADTRAN board of directors, certain directors and executive officers of ADTRAN may have interests in the Merger that are different from, or in addition to, interests of shareholders of ADTRAN generally and may create potential conflicts of interest. The ADTRAN board of directors was aware of these interests and considered them when evaluating and negotiating the Business Combination Agreement, the Merger, the Offer and the other transactions contemplated by the Business Combination Agreement, and in recommending to ADTRAN’s shareholders that they vote in favor of the Business Combination proposal. See section “4.16 Interests of Directors, Board Members and Executive Officers of ADTRAN, ADVA and Acorn HoldCo in the Business Combination”.

It should be noted that this explanation of the reasoning of the ADTRAN board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed under “2 Forward Looking Statements”.

4.5	ADVA’s reasons for the Business Combination

At meetings held on August 27, 2021 and August 30, 2021, after due consideration and consultation with ADVA’s core transaction team and financial, tax and legal advisors, the supervisory and management boards, respectively, approved the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement.

The management board of ADVA evaluated the proposed transaction prior to and throughout the course of negotiations, and was guided by the expertise and regular updates provided by ADVA’s transaction core team and outside financial, tax and legal advisors.

In reaching their decision to approve the Business Combination Agreement and the transactions contemplated thereby, the ADVA management board and supervisory board considered a number of factors in connection with its evaluation of the proposed transaction, including the principal factors mentioned below and determined that the Business Combination Agreement and the transactions contemplated thereby were in the best interest of ADVA and its shareholders. Individual members of the ADVA management board and supervisory board may have given differing weights to different factors.

4.5.1	Reasons for the Business Combination

The ADVA management board and supervisory board considered a number of factors pertaining to the strategic rationale for the Business Combination as generally supporting their decision to enter into the Business Combination Agreement, including but in no case limited to, the following material factors:

•

The proposed Business Combination brings together two companies with complementary strengths and offers an opportunity to create a leading enterprise in optical networking and carrier ethernet. ADTRAN is a global provider of networking and communications equipment and ADVA is, in the opinion of ADVA, a leading global provider of optical transmission technology and carrier ethernet access solutions. The combination would improve the financial profile and help create stronger research and development capabilities to drive innovation;

•

It is expected that the combination of the businesses envisaged by the transaction will lead to a higher level of innovations in the market for optical networking in general with a greater scale of research and development activities allowing the Combined Group to be more competitive in growing global markets, which offers ADVA opportunities which are currently not available;

•

The Combined Group will have an expanded customer base. The combination doubles the addressable market and enhances the position of both companies in higher growth segments. The combination will increase the opportunities to participate in near-term networking infrastructure investments and key industry trends momentum (Rural Digital Opportunity Fund / broadband investments, cloud, 5G, “Work From Home”);

•

The Business Combination creates a differentiated end-to-end player from metro optical layer to consumer endpoints through complementary expertise in metro, access and aggregation and broadband. ADTRAN and ADVA have a highly complementary technology and product portfolio and the Business Combination enables the companies to create a high performing optical networking platform that is better positioned to compete with larger market players;

•

The Business Combination broadens and diversifies the geographic footprint of the two companies. ADVA’s strong presence in the Europe, Middle East and Africa (“EMEA”) regions complements ADTRAN’s strong presence in North America;

•	The fact that through the Business Combination potential additional value can be created for shareholders through synergies, including growth and innovation;

•

The estimated potential synergies resulting from the Business Combination of ADVA’s and ADTRAN’s businesses, as assessed at the time of the approval of the Business Combination Agreement by the ADVA management board;

•

The fact that ADVA’s shareholders are offered shares in Acorn HoldCo with a fixed offer Exchange Ratio and on this basis have the opportunity to participate in any future earnings and growth of the Combined Group and future appreciation in the value of Acorn HoldCo’s common stock following the Business Combination, while retaining the flexibility of selling all or a portion of those shares for cash in the open market post-closing;

•

Its general understanding of ADTRAN’s business, operations, historical and current financial condition, projected financial performance, as well as current and projected earnings, also taking into account the results of ADVA’s due diligence review of ADTRAN, in each case taking into account a stand-alone analysis as well as a pro-forma analysis of the combined company;

•

The expectation that the minimum acceptance rate of 70% of the total number of shares in ADVA as provided for in the Acorn HoldCo’s Offer will ensure that following completion of the Offer, Acorn HoldCo will have sufficient voting power to implement integration measures thereby enhancing shareholder value in the Combined Group;

•	Based on ADTRAN’s closing share price of $24.57 as of August 27, 2021, the total offer consideration represented €17.17 per ADVA share, representing a premium of 33% to ADVA’s closing price as of

August 27, 2021, the last trading day prior to the signing of the Business Combination Agreement, and based on ADTRAN’s three-months volume-weighted average share price as of August 27, 2021, the Offer is equivalent to €14.98 per ADVA share, representing a premium of 22% to ADVA’s three-months volume-weighted average share price for the same period and an equity value of €789 million.

•

The fact that the financial and other terms and conditions of the Business Combination Agreement, including, but not limited to, the requirements to obtain applicable regulatory approvals and the satisfaction of the various other closing conditions, were the product of extensive arms-length negotiations between the parties; and

•

The governance arrangements contained in the Business Combination Agreement providing, among other things, that after completion of the Business Combination that (i) immediately following the closing, Brian Protiva, the current CEO of ADVA, Nikos Theodosopoulos, chairman of the supervisory board of ADVA, and Johanna Hey, vice chairwoman of the supervisory board of ADVA shall be appointed as members of the board of directors of Acorn HoldCo, with Brian Protiva serving as vice chairman and (ii) Christoph Glingener, the current chief technology officer of ADVA, will serve as chief technical officer of Acorn HoldCo.

4.5.2	Conclusion

In connection with its deliberations, the ADVA management board also comprehensively weighed the factors described above against certain potential risks and uncertainties as well as potentially negative factors associated with the proposed Business Combination, including:

•	The possibility that the Business Combination might not be completed, or that completion might be unduly delayed, for reasons beyond ADVA’s and/or ADTRAN and Acorn HoldCo’s control;

•

The risk that the operational integration of the businesses of ADVA and Acorn HoldCo would be delayed or impeded by general market conditions or delayed by factors deriving from the geographical set-up (time-zones, languages) as well as differences in management and employment practices;

•

The risk that anticipated synergies might not be fully achieved or not achieved in the expected time frames due to, for example, the different internal organizations of the ADVA and the ADTRAN businesses with a view to market segments and reporting lines which may impose challenges to the initiation of the integration process;

•

The risk that the enlargement of the customer base and other potential benefits of the Business Combination might not be fully achieved or may not be achieved within the time frames expected or at all;

•	The risk associated with management and employees focusing on the implementation of the integration of ADVA’s and ADTRAN’s business thereby diverting attention from other business opportunities;

•

The potential for diversion of management and employee attention and for increased employee attrition during the potentially lengthy period prior to the closing of the Business Combination, and the potential effect on ADVA’s business and relations with customers and suppliers;

•

The substantial costs to be incurred in connection with the Business Combination, including the potential future costs of integrating the businesses of ADVA and ADTRAN and the transaction expenses arising from the Business Combination;

•

The fact that the consideration is subject to a fixed Exchange Ratio, which, by its nature, will not adjust upward to compensate for declines, or downward to compensate for increases, in ADTRAN’s common stock price prior to completion of the Business Combination;

•

The risk that governmental regulatory agencies may not approve the Business Combination or may impose terms and conditions on their approvals that would either materially impair the business operations of the Combined Group or adversely impact the ability of the Combined Group to realize the synergies or other benefits that are projected to occur in connection with the Business Combination;

•	The restrictions on the conduct of ADVA’s business during the period between the signing of the Business Combination Agreement and completion of the Business Combination;

•	The potential negative impacts on ADVA, its business and the price of its shares if the Business Combination is not completed due to a termination of the Business Combination Agreement; and

•	The risks of the type and nature described under the section of this Exemption Document titled “1 Risk Factors” and the matters described under “2 Forward Looking Statements”.

The management board and the supervisory board of ADVA each concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expected ADVA and its shareholders to achieve as a result of the Business Combination. Accordingly, the management board and the supervisory board of ADVA approved the Business Combination.

In considering a recommendation of the management board and the supervisory board of ADVA that ADVA shareholders accept the Offer as described in “5.9 ADTRAN Special Meeting; Recommendations by ADTRAN Board of Directors and the ADVA Management Board and the ADVA Supervisory Board”, the members of ADVA’s supervisory board and management board may have interests in the transactions contemplated by the Business Combination Agreement that may be different from, or in addition to, the interests of ADVA’s shareholders generally. These interests may create potential conflicts of interests. The supervisory board and the management board of ADVA were aware that such potential interests might exist.

4.6	Opinion of Financial Advisor to ADTRAN

ADTRAN has retained BofA Securities to act as ADTRAN’s financial advisor in connection with the Business Combination. BofA Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ADTRAN selected BofA Securities to act as ADTRAN’s financial advisor in connection with the Business Combination on the basis of BofA Securities’ experience in transactions similar to the Business Combination, its reputation in the investment community and its familiarity with ADTRAN and its business.

On August 28, 2021, at a meeting of the ADTRAN board of directors held to evaluate the Business Combination, BofA Securities delivered to the ADTRAN board of directors an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 28, 2021, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the exchange ratio provided for in the Business Combination was fair, from a financial point of view, to the holders of ADTRAN common stock (so called “Fairness Opinion”).

The following provides a summary of BofA Securities’ opinion. BofA Securities delivered its opinion to the ADTRAN board of directors for the benefit and use of the ADTRAN board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the exchange ratio from a financial point of view. BofA Securities’ opinion does not address any other aspect of the Business Combination and no opinion or view was expressed as to the relative merits of the Business Combination in comparison to other strategies or transactions that might be available to ADTRAN or in which ADTRAN might engage or as to the underlying business decision of ADTRAN to proceed with or effect the Business Combination. BofA Securities’ opinion does not constitute a recommendation to any stockholder or shareholder as to how to vote or act in connection with the proposed Business Combination or any other matter.

In connection with rendering its opinion, BofA Securities has, among other things:

1) reviewed certain publicly available business and financial information relating to ADTRAN and ADVA;

2)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of ADVA furnished to or discussed with BofA Securities by the management of ADVA, including certain financial forecasts relating to ADVA prepared by the management of ADVA;

3)

reviewed certain internal financial and operating information with respect to the business, operations and prospects of ADTRAN furnished to or discussed with BofA Securities by the management of ADTRAN, including certain financial forecasts relating to ADTRAN prepared by the management of ADTRAN;

4)	reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of ADTRAN to result from the Business Combination,;

5)

discussed the past and current business, operations, financial condition and prospects of ADVA with members of senior managements of ADVA and ADTRAN, and discussed the past and current business, operations, financial condition and prospects of ADTRAN with members of senior management of ADTRAN;

6)

discussed with the management of ADTRAN its assessments as to (a) ADVA’s existing and future relationships, agreements and arrangements with, and ADTRAN’s ability to retain, key customers, clients, suppliers and employees of ADVA and (b) the products, product candidates and technology of ADVA, including the validity of, risks associated with, and the integration by ADTRAN of, such products, product candidates and technology;

7)	reviewed the potential pro forma financial impact of the Business Combination on the future financial performance of ADTRAN, including the potential effect on ADTRAN’s estimated earnings per share;

8)

reviewed the trading histories for the ADVA shares and the ADTRAN shares and a comparison of such trading histories with each other and with the trading histories of other companies BofA Securities deemed relevant;

9)	compared certain financial and stock market information of ADVA and ADTRAN with similar information of other companies BofA Securities deemed relevant;

10)	compared certain financial terms of the Business Combination to financial terms, to the extent publicly available, of other transactions BofA Securities deemed relevant;

11)	reviewed the relative financial contributions of ADVA and ADTRAN to the future financial performance of the combined company on a pro forma basis;

12)	reviewed a draft, dated August 28, 2021, of the Business Combination Agreement, referred to herein as the “draft business combination agreement”; and

13)	performed such other analyses and studies and considered such other information and factors as BofA Securities deemed appropriate.

In arriving at its opinion, BofA Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of ADTRAN and ADVA that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the forecasts by ADVA, BofA Securities was advised by ADVA, and assumed, with the consent of ADTRAN, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ADVA as to the future financial performance of ADVA. With respect to the forecasts by ADTRAN and the synergies, BofA Securities assumed, at the direction of ADTRAN, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ADTRAN as to the future financial performance of ADVA and ADTRAN and the other matters covered thereby. BofA Securities relied, at the direction of ADTRAN, on the assessments of the management of ADTRAN as to ADTRAN’s ability to achieve the synergies and was advised by ADTRAN, and assumed, that the synergies would be realized in the amounts and at the times projected. BofA Securities relied, at the direction of ADTRAN, upon the assessments of the management of ADTRAN as to ADVA’s existing and future relationships, agreements and arrangements with, and ADTRAN’s ability to retain, key customers, clients, suppliers and employees of ADVA and, assumed, at the direction of ADTRAN, that the Business Combination would not adversely impact ADVA’s relationships, agreements or arrangements with such customers, clients, suppliers and employees. BofA Securities also relied, at the direction of ADTRAN, on the assessments of the management of ADTRAN as to the products, product candidates and technology of ADVA, including the validity of, risks associated with, and the integration by ADTRAN of, such products, product candidates and technology. BofA Securities did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of ADVA or ADTRAN, nor did it make any physical inspection of the properties or assets of ADVA or ADTRAN. BofA Securities did not evaluate the solvency or fair value of ADVA or ADTRAN under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Securities assumed, at the direction of ADTRAN, that the Business Combination would be consummated in accordance with its terms (including acceptance of the Offer by all ADVA shareholders), without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Business Combination, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on ADVA, ADTRAN or the contemplated benefits of the Business Combination. BofA Securities also assumed, at the direction of ADTRAN, that the final executed Business Combination Agreement would not differ in any material respect from the draft business combination agreement reviewed by it.

BofA Securities expressed no view or opinion as to any terms or other aspects or implications of the Business Combination (other than the exchange ratio to the extent expressly specified in its opinion) or any related transactions, including, without limitation, the form or structure of the Business Combination, or any terms, aspects or implications of any domination and profit and loss transfer agreement Acorn HoldCo will consider entering into, if the required shareholding majority is obtained, or any other arrangements, agreements or understandings entered into in connection with or related to the Business Combination or otherwise. BofA Securities expressed no view or opinion as to any such matters. BofA Securities’ opinion was limited to the fairness, from a financial point of view, to the holders of ADTRAN common stock of the exchange ratio provided for in the Business Combination and no opinion or view was expressed with respect to any consideration received in connection with the Business Combination by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Business Combination, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion or view was expressed as to the relative merits of the Business Combination in comparison to other strategies or transactions that might be available to ADTRAN or in which ADTRAN might engage or as to the underlying business decision of ADTRAN to proceed with or effect the Business Combination. BofA Securities did not express any opinion as to what the value of Acorn HoldCo common stock actually would be when issued or the prices at which the ADTRAN shares or ADVA Shares would trade at any time, including following announcement or consummation of the Business Combination. BofA Securities also did not express any view or opinion with respect to, and BofA Securities relied, with the consent of ADTRAN, upon the assessments of representatives of ADTRAN regarding, legal, regulatory, accounting, tax and similar matters relating to ADTRAN, ADVA and the Business Combination (including the contemplated benefits of the Business Combination), as to which BofA Securities understood that ADTRAN obtained such advice as it deemed necessary from qualified professionals. BofA Securities’ opinion did not constitute and was not intended to be, nor shall it be interpreted or considered as, a valuation report (Wertgutachten) as typically prepared by qualified auditors pursuant to German corporate law requirements (e.g., a company valuation pursuant to the Principles for the Performance of Business Valuations (IDW S1) published by the IDW, including, but not limited to, a company valuation for purposes of the conclusion of a domination and profit and loss transfer agreement), and an expression of fairness from a financial point of view differs in a number of material aspects from such valuation performed by an auditor and from accounting valuations generally. Also, BofA Securities’ opinion was not prepared in accordance with the Principles for the Preparation of Fairness Opinions (IDW S8) published by the IDW.

BofA Securities’ opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Securities as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Securities does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Securities’ opinion was approved by a fairness opinion review committee of BofA Securities.

In performing its analyses, BofA Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of ADTRAN and ADVA. The estimates of the future performance of ADTRAN and ADVA in or underlying BofA Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Securities’ analyses. These analyses were prepared solely as part of BofA Securities’ analysis of the fairness, from a financial point of view, to the holders of ADTRAN common stock of the Exchange Ratio provided for in the Business Combination and were provided to the ADTRAN board of directors in connection with the delivery of BofA Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Securities’ view of the actual values of ADTRAN or ADVA.

The type and amount of consideration payable in the Business Combination was determined through negotiations between ADTRAN and ADVA, rather than by any financial advisor, and was approved by the ADTRAN board of directors. The decision to enter into the Business Combination agreement was solely that of the ADTRAN board of directors. As described above, BofA Securities’ opinion and analyses were only one of many factors considered by the ADTRAN board of directors in its evaluation of the proposed Business Combination and should not be viewed as determinative of the views of the ADTRAN board of directors or management with respect to the Business Combination or the Exchange Ratio.

ADTRAN has agreed to pay BofA Securities for its services in connection with the Business Combination an aggregate fee of $8.5 million, of which $1.5 million was payable upon delivery of BofA Securities’ fairness opinion and the remainder of which is contingent upon consummation of the Business Combination. ADTRAN also has agreed to reimburse BofA Securities for its expenses incurred in connection with BofA Securities’ engagement and to indemnify BofA Securities, any controlling person of BofA Securities and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under U.S. federal and German securities laws.

BofA Securities and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Securities and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of ADTRAN, ADVA and certain of their respective affiliates.

BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ADTRAN and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain letters of credit, credit facilities and other credit arrangements of ADTRAN and/or certain of its affiliates, (ii) having provided or providing certain foreign exchange trading services to ADTRAN and/or certain of its affiliates, and (iii) having provided or providing certain treasury management products and services to ADTRAN and/or certain of its affiliates. From August 1, 2019 through July 31, 2021, BofA Securities and its affiliates derived aggregate revenues from ADTRAN and its affiliates of less than $2 million for investment and corporate banking services.

In addition, BofA Securities and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to ADVA and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services.

From August 1, 2019 through July 31, 2021, BofA Securities and its affiliates derived aggregate revenues from ADVA and its affiliates of less than $1 million for investment and corporate banking services.

4.7	Material Transaction Fees

The transaction costs relating to the the Business Combination, to be incurred by Acorn HoldCo or ADTRAN, respectively, are expected to amount to a maximum of €14,890,230.00.

4.8	Accounting Treatment

The Business Combination will be accounted for using the acquisition method of accounting in accordance with ASC 805. U.S. GAAP requires that one of the two companies in the Business Combination be designated as the acquirer for accounting purposes based on the evidence available. ADTRAN will be treated as the acquiring entity for accounting purposes. In identifying ADTRAN as the acquiring entity for accounting purposes, the companies took into account the intended corporate governance structure of the Combined Group, the relative voting rights in the Combined Group after the Business Combination, the composition of the senior management of the Combined Group, the terms of the exchange of equity interests, and the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, market capitalization and enterprise value. No single factor was the sole determinant in the overall conclusion that ADTRAN is the acquirer for accounting purposes, rather all factors were considered in arriving at such conclusion.

4.9	Material Contracts affected by the Business Combination

Other than contracts entered into in the ordinary course of business, no material contracts that any of Acorn HoldCo, ADTRAN or, to the best knowledge of Acorn HoldCo, ADVA, is a party to, will be materially affected by the Offer and the Business Combination.

4.10	Listing of Acorn HoldCo Shares; Delisting and Deregistration of ADTRAN Shares

ADTRAN shares, which are listed on Nasdaq under the symbol “ADTN”, will be delisted from Nasdaq on or as soon as practicable after the completion of the Merger, as permitted by applicable law, and deregistered under the Exchange Act, and ADTRAN will no longer be required to file periodic reports with the SEC.

Prior to the time of delivery of the Acorn HoldCo shares in the context of the consummation of the Offer Acorn HoldCo will ensure that its shares are admitted to listing and trading on Nasdaq (trading in U.S. dollars) and to listing and trading on the regulated market (Regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros). Acorn HoldCo will be subject to the filing requirements set forth in the applicable securities regulations, the listing rules corresponding to Nasdaq and the Frankfurt Stock Exchange.

4.11	Effect of the Business Combination on the Market for ADVA Shares

The exchange of ADVA shares by Acorn HoldCo pursuant to the Offer and the Business Combination will reduce the number of ADVA shares that might otherwise trade publicly and will reduce the number of

ADVA shareholders, which could adversely affect the liquidity and market value of the remaining ADVA shares not held by Acorn HoldCo. The extent of the public listing and market for ADVA shares and the availability of quotations reported in the open market depend upon the number of ADVA shares not held by Acorn HoldCo, the aggregate market value of the ADVA shares not held by Acorn HoldCo at such time, the interest of maintaining a market in the ADVA shares on the part of any securities firms and other factors beyond the control of Acorn HoldCo and ADVA.

4.12	Frankfurt Stock Exchange Listing

During the Acceptance Period and thereafter until satisfaction of all the regulatory conditions or failure to satisfy one of the regulatory conditions, the ADVA shares tendered into the Offer shall be included in the stock market trading on the regulated market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard) under a new and separate ISIN. During the acceptance period or thereafter any relevant body competent for the composition of a stock index may decide to replace the ADVA shares not tendered in the SDAX or any other stock index with the tendered ADVA shares; it may also reverse any such decision at any time. Consequently, index funds and other investors who seek to mirror indices such as the SDAX stock index may sell or reduce their holdings of ADVA (tendered or non-tendered) shares.

Following settlement of the Offer, Acorn HoldCo could agree with ADVA (i) to effect a segment change, i.e., removal of the ADVA shares from the sub-segment of the regulated market of the Frankfurt Stock Exchange with additional post-admission obligations (Prime Standard) while maintaining the listing on the regulated market (General Standard), or (ii) to effect a delisting, i.e., a removal from the Frankfurt Stock Exchange. The ADVA shares could then still be traded in the open market segment (Freiverkehr) of any German stock exchange, or other trading platforms. The delisting, would require a cash offer by Acorn HoldCo without conditions (delisting offer) and an application by ADVA to the board of management of the Frankfurt Stock Exchange. The delisting would become effective shortly after the settlement of the delisting offer. No minimum acceptance of the delisting offer is required.

The consideration in such a delisting offer may not be less than (i) the weighted average domestic market price of ADVA shares during the last six months prior to the publication of the decision to launch the delisting offer, or (ii) the highest consideration provided or agreed to by Acorn HoldCo (or the person acting jointly in concert with it) for the acquisition of ADVA shares within the last six months prior to the publication of the delisting offer. The cash consideration could be of the same value as the Offer Consideration, but could also be of a higher or lower value.

In case of a segment change or delisting, ADVA’s reporting obligations would be reduced. In case of a segment change, the more stringent reporting obligations under the Prime Standard would no longer apply to ADVA. In case of a delisting, ADVA’s ad-hoc publication obligations, voting rights notifications and interim reporting would fall away.

A delisting would negatively affect the liquidity of ADVA shares. ADVA shareholders may therefore be unable to realize the value represented in ADVA shares they hold, or may only be able to do so with significant limitations and/or at a significant loss. Following a delisting, ADVA shares could continue to trade on the open market or other trading platforms. The extent of the public market therefor and the availability of any quotations from such open markets would depend upon the number of ADVA shares not held by Acorn HoldCo, the aggregate market value of ADVA shares not held by Acorn HoldCo, the interest of maintaining such a market for ADVA shares on the part of any securities firms.

4.13	Regulatory Approvals Related to the Business Combination

The Business Combination is subject to review and approval by government authorities and other regulatory agencies, including in jurisdictions outside the United States and Germany. ADTRAN and ADVA intend to file all notifications and applications that they determined are necessary under the applicable laws, rules and regulations of the respective authorities, agencies and jurisdictions identified in the Business Combination Agreement and to file all post-closing notifications that they determined are necessary as soon as possible after closing has taken place. There can be no assurances regarding the timing of such approvals, the ability to obtain such approvals on satisfactory terms or at all, the conditions imposed on these approvals or the absence of litigation challenging these approvals. There can likewise be no assurance that U.S. federal, state, German or other authorities will not attempt to challenge the Business Combination on antitrust grounds or for other reasons, or, if a challenge is made, as to the results of the challenge. Notifications and applications will be made or were made to the competent antitrust authorities in various jurisdictions, including the U.S., Germany and the U.K. In addition, notifications and applications will be made or were made to competent governmental authorities in accordance with applicable foreign direct investment laws and regulations in various jurisdictions, including the U.S., Germany, the U.K., Australia and Spain.

ADTRAN’s and ADVA’s obligation to complete the Business Combination is conditioned among other things upon the receipt of the required regulatory approvals. The Regulatory Conditions must have be satisfied until January 12, 2023 (inclusive). See section “6.4 Closing conditions to the Offer”.

4.13.1	U.S. Antitrust Clearance

Under the HSR Act and the rules promulgated thereunder, the Business Combination may not be completed until notification and report forms have been filed with the Federal Trade Commission and the Department of Justice and the applicable waiting periods have expired or have been terminated. Upon expiration or termination of the waiting period and assuming the other offer conditions have been satisfied or waived, the parties may close the transaction, unless otherwise agreed and unless the competition authority has successfully applied to a federal court for a preliminary injunction against the closing of the transaction.

4.13.2	Germany Antitrust Clearance

In Germany, antitrust clearance proceedings are conducted by the German Federal Cartel Office (“FCO”) as the competent antitrust authority and are governed by German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen, “GWB”). Antitrust clearance under the GWB can either be issued after a Phase I review, or, in more complex cases, after an in-depth Phase II review. After filing, the FCO has one calendar month to issue an antitrust clearance or to open an in-depth ‘Phase II’ investigation. If the FCO initiates an in-depth investigation, it must issue a final decision five months after submission of the initial filing. These periods may be extended in certain circumstances. FCO cleared the Business Combination on October 11, 2021 after the Phase-I review without conditions or obligations.

4.13.3	U.K. Antitrust Clearance

In the U.K., antitrust clearance proceedings are conducted with the CMA as the competent antitrust authority and are governed by the U.K. Enterprise Act 2002. The antitrust clearance proceedings have three stages: Pre-notification contacts, Phase I and Phase II. Pre-notification contacts are important and standard practice for notifications with the CMA. In the course of pre-notification contacts, a draft of the notification is submitted to the CMA case team to ensure that the notification can be considered complete. After formal filing of the notification, the CMA has 40 working days to approve the transaction or to open an in-depth ‘Phase II’ investigation. If the CMA initiates an in-depth investigation, it must issue a final decision as to whether or not the transaction has resulted or may be expected to result in a substantial lessening of competition no later than 24 weeks from the initiation of the in-depth investigation. These periods may be extended in certain circumstances.

The CMA announced on October 25, 2021 that it has no further questions and does not intend to open an investigation into the transaction, therefore Acorn HoldCo does not submit a formal notice.

4.13.4	German FDI Approval

The Business Combination involves the acquisition of an indirect stake of more than 10% of the voting rights in ADVA by a foreign or non-union investor pursuant to the German Foreign Trade Act (Außenwirtschaftsgesetz, “AWG”) and is therefore subject to the German foreign investment control regime under Section 5 para. 2 and 3 AWG and Sections 55 et seqq., 60 et seqq. AWV. Under this regime, the Federal Ministry of Economics and Technology (Bundesministerium für Wirtschaft und Energie, “BMWi”) may review whether the acquisition of a domestic company by a foreign investor is likely to endanger material security interests of the Federal Republic of Germany and/or the public order or security of the Federal Republic of Germany, another Member State of the European Union or of projects or programmes of Union interest within the meaning of Article 8 of Regulation (EU) 2019/452 of the European Parliament and of the Council of 19 March 2019 establishing a framework for the screening of foreign direct investments into the Union (OJ L 79 I of 21 March 2019, p.1).

In general, depending on the transaction, upon notification or application, the BMWi clears the Transaction or grants a binding certificate of non objection (Unbedenklichkeitsbescheinigung) pursuant to Sections 58 para. 1 sentence 1 and 58a para. 1 AWV, respectively, if there are no objections to the Transaction in terms of public order and security of the Federal Republic of Germany, another member state or of projects or programmes of Union interest within the meaning of Article 8 of Regulation (EU) 2019/452 of the European Parliament and of the Council of 19 March 2019, or clears the Transaction pursuant to Section 61 AWV if there are no objections to the Transaction in terms of material security interests of the Federal Republic of Germany. Clearance and certificate of non objection, respectively, is deemed to have been granted in accordance with Sections 58 para. 2, 58a para. 2 and 61 AWV in conjunction with Section 14a paras. 1 and 3 AWG if the BMWi, within two months from the filing of the application or the notification, respectively, has not initiated formal review proceedings according to Section 55 and/or 60 AWV. If the BMWi initiates formal review proceedings, it has four months, after having received the complete set of information necessary for the formal review proceedings, to decide whether to clear the transaction, to prohibit the transaction or either to issue orders to ensure public order and security of the Federal Republic of Germany (Section 59 AWV) and/or ensure preservation of the material security interests of the Federal Republic of Germany (Section 61 para. 1 AWV) or enter into a contractual agreement with the parties to address the BMWi’s concerns. These periods may be extended in certain circumstances. During the negotiations of such contractual agreement, the term is delayed until termination of the negotiations.

4.13.5	CFIUS Approval

The Business Combination will be reviewed by the CFIUS. Under the rules governing the CFIUS process, the President of the United States on the recommendation of CFIUS may prohibit or suspend acquisitions, mergers or takeovers of persons engaged in interstate commerce in the United States by foreign persons. This prohibition or suspension may occur if the President of the United States finds that there is credible evidence that leads the President of the United States to believe that the proposed transaction might threaten to impair the national security of the United States, and that applicable laws do not provide adequate authority to protect the national security of the United States. Alternatively, CFIUS may resolve any concerns about a transaction’s potential impact by agreeing to mitigation measures with the parties prior to clearing the transaction.

Acorn HoldCo has filed a notice with CFIUS on November 2, 2021. Following acceptance of the joint voluntary notice for review by CFIUS, a 45 calendar day review period will begin. At or prior to the expiration of this review period, CFIUS may clear the Business Combination or notify the parties that CFIUS has initiated a 45 calendar day investigation phase. If, following this investigation phase, CFIUS determines that there are no unresolved national security concerns, it may clear the Business Combination. If CFIUS determines that there are unresolved national security concerns, it may submit a recommendation to the President of the United States that the Business Combination be suspended or prohibited. If CFIUS is unable to reach a conclusion regarding what to recommend or otherwise believes that the President of the United States should make the determination, CFIUS must submit a report to the President of the United States requesting the President of the United States to make the determination regarding disposition of the Business Combination. After receiving the report from CFIUS, the President of the United States would have 15 calendar days to determine whether to take action regarding the Business Combination, including it suspension or prohibition. At any time during this process, Acorn HoldCo, ADTRAN and ADVA may voluntarily withdraw and refile the joint voluntary notice to permit additional time to address concerns raised by CFIUS.

4.13.6	UK FDI Approval

The NS&I Act received royal assent on April 29, 2021. The mandatory notification regime is not yet in force but, once established, the Investment Security Unit (“ISU”) will be able to investigate any transaction closed on or after November 12, 2020. The mandatory notification regime is scheduled to come into force on January 4, 2022. The NS&I Act foresees that transactions can be approved either after an initial screening period or after an in-depth full national security assessment. Once a filing has been submitted, the ISU has an initial 30 working day period to approve the transaction or to exercise its call-in power to initiate a full national security assessment. If an in-depth investigation is commenced, the Secretary of State has a period of 30 working days from the date on which the call in power was exercised to determine whether or not to approve the transaction. These periods may be extended in certain circumstances.

4.13.7	Australia FDI Approval

In Australia, foreign direct investment clearance proceedings are conducted by the FIRB, pursuant to the Foreign Acquisitions and Takeovers Act 1975, as amended (“FATA”). The standard review periods grant FIRB 30 calendar days to make a decision and ten further calendar days to notify the parties of the decision (40 calendar days in total). The decision will be made and announced by the Treasurer of the Commonwealth of Australia. The period runs from receipt of the complete notification and payment of the filing fee. These periods may be extended in certain circumstances.

4.13.8	Spain FDI Approval

In Spain, foreign direct investment clearance proceedings are conducted by the General Directorate for International Trade and Investments (Dirección General de Comercio Internacional e Inversiones) (and are governed by Law 19/2003 of July 4, 2003, on Foreign Capital Movements and Foreign Economic Transactions (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior). FDI clearance in Spain can be issued by the Spanish FDI Authority, depending on the value of the investment and the relevance of the transaction. After filing, the Spanish foreign direct investment Authority has a statutory deadline of six months to issue either a clearance decision or to declare that the transaction does not fall within the scope of the Spanish FDI regime.

The Spanish FDI Authority has declared on November 10, 2021 that the Transaction does not fall within the scope of the Spanish FDI regime.

4.13.9	Efforts to Obtain Approvals

Each of ADTRAN and ADVA have agreed to (and to cause their respective affiliates to) use their respective reasonable best efforts to obtain, as promptly as reasonably practicable, satisfaction of the regulatory clearances. In furtherance of the foregoing, each of ADTRAN and ADVA will, and will cause their respective affiliates to, co-operate, to the extent legally permissible, in all respects with each other in the preparation of the filings and in connection with any submission, investigation or inquiry, supply to any competent authority as promptly as practicable, or in the case of the CFIUS clearance within the timeframes set forth in the U.S. Defense Production Act of 1950, as amended, and all rules and regulations thereunder (“DPA”), any additional information requested pursuant to any applicable law or regulation and take all other procedural actions required in order to obtain any applicable clearance or to cause any applicable waiting periods to commence and expire. No party will be required to propose, negotiate or offer to effect, or consent or commit to any sale, leasing, licensing, transfer, disposal, divestiture or other encumbrance, or holding separate, of any assets, licenses, operations, rights, product lines, businesses or interest therein (a “divestiture”) or any condition or requirement setting forth, any limitations or restrictions on freedom of actions with respect to, or its ability to retain, or make changes in, any assets, licenses, operations, rights, product lines, businesses or interest therein (a “remedy”) if such divestiture or remedy, individually or in the aggregate with any other divestiture or remedy, would reasonably be expected to be material to Acorn

HoldCo and its subsidiaries, taken as a whole, after giving effect to the Business Combination, taking into account the benefits expected to result from the transaction. Additionally, a party or its subsidiaries will only be required to agree to a divestiture or remedy if effectiveness thereof is conditioned on the consummation of the Offer.

4.14	Potential Post-Completion Reorganization Regarding ADVA

4.14.1	Domination and Profit and Loss Transfer Agreement (DPLTA)

Following the completion of the Offer, Acorn HoldCo intends to consider entering into a domination and profit and loss transfer agreement (“DPLTA”), with ADVA if it is to be expected that the required 75% majority of ADVA shareholders in the shareholders’ meeting approving the DPLTA will be achieved. Under a DPLTA, Acorn HoldCo would be able to give legally binding instructions to the executive board of ADVA and would receive the full annual profit of ADVA. Any loss would of ADVA have to be balanced by Acorn HoldCo. A DPLTA would facilitate the integration of the Acorn HoldCo Group and the ADVA Group and the implementation of synergies. However, ADVA’s remaining shareholders would have to be granted cash compensation against transfer, whose amount would have to be fixed in the DPLTA based on a company valuation, and would be entitled to receive an annual guaranteed dividend payment as compensation for the transfer of profits to Acorn HoldCo. The amount of the cash consideration and the amount of the guaranteed dividend would be fixed in the DPLTA. The guaranteed dividend will be based on the amount that is likely to be distributed as the average dividend per share, given ADVA’s past and current results of operations determined pursuant to the German Commercial Code (Handelsgesetzbuch) and the German Stock Corporation Act (Aktiengesetz – “AktG”), and ADVA’s future earnings prospects. The cash consideration shall reflect the intrinsic value of the ADVA shares. It can be based on the market price, or determined on the basis of discounted earnings (Ertragswert) or discounted cash flow valuation method, but must not be less than the volume weighted average market price (“VWAP”), of ADVA shares for the three-month period prior to the announcement of Acorn HoldCo’s intention to enter into a DPLTA. The remaining ADVA minority shareholders can challenge the determination of the cash consideration and guaranteed dividend in the DPLTA in court appraisal proceedings pursuant to the German Appraisal Proceedings Act (Spruchverfahrensgesetz). The cash consideration for ADVA shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the Offer Consideration.

4.14.2	Delisting

After consummation of the Offer Acorn HoldCo intends to consider a delisting of the ADVA shares depending on the stake of Acorn HoldCo in ADVA, prevailing market conditions and other economic considerations. A delisting would require a price of not less than the VWAP of the six-month period prior to the announcement. A delisting would require the cooperation of ADVA. Its management would would have to apply to the Frankfurt Stock Exchange following completion of the delisting offer. Such delisting would result in the revocation of trading of ADVA shares on the regulated market and thus, could make ADVA shares effectively illiquid.

4.14.3	Squeeze-out Transactions

After consummation of the Offer Acorn HoldCo intends to examine, if it has reached the necessary thresholds, to commence a squeeze-out of the remaining ADVA shareholders, or a squeeze-out transaction. A squeeze-out transaction may be effected in three ways: (1) a cash merger squeeze-out pursuant to Sections 62(1) and 62(5) of the German Transformation Act (Umwandlungsgesetz), if Acorn HoldCo holds at least 90% of ADVA’s share capital, excluding treasury shares and shares held for the account of ADVA, (2) a corporate squeeze-out pursuant to Sections 327a et seq. of the AktG, if Acorn HoldCo holds at least 95% of ADVA’s share capital, excluding treasury shares and shares held for the account of ADVA or (3) a takeover squeeze-out pursuant to Sections 39a et seq. of the WpÜG, if Acorn HoldCo acquires in connection with the Offer at least 95% of ADVA’s share capital, excluding treasury shares and shares held for the account of ADVA.

In the event of a cash merger squeeze-out or a corporate squeeze-out, shares of ADVA shareholders who did not tender their shares in the Offer will automatically be converted into the right to receive adequate cash compensation. In a squeeze-out transaction, Acorn HoldCo will determine the adequate compensation using ADVA’s discounted earnings (Ertragswert) or, if appropriate, discounted cash flow, to value the ADVA shares. In general, the compensation must not be less than the VWAP of ADVA shares for the three-month period prior to the announcement of Acorn HoldCo’s intention to effect such squeeze-out transaction. In a takeover squeeze-out, the consideration offered in connection with the Offer shall be considered adequate where Acorn HoldCo has acquired, in connection with the Offer, shares representing not less than 90% of the share capital (excluding treasury shares of ADVA) for which the Offer was made. Following the approval of a cash merger squeeze-out or a corporate squeeze-out by a shareholder meeting of ADVA and its registration with the competent commercial register, each remaining minority ADVA shareholder may review such determination in court pursuant to the German Appraisal Proceedings Act. The amount of compensation paid for ADVA shares in an appraisal proceeding, if any, may be higher or lower than, or equal to, the Offer Consideration. However, appraisal rights are not available in connection with a takeover squeeze-out. If Acorn HoldCo is unable to complete a squeeze-out, the remaining ADVA shareholders will continue to be entitled to all ordinary shareholder rights (except for annual dividends in the case of a DPLTA).

4.14.4	Open Market Purchases

In addition to acquiring ADVA shares in the Offer, Acorn HoldCo may, subject to applicable law, purchase additional ADVA shares in the open market or otherwise. So long as ADVA has remaining minority shareholders, it must invite such minority shareholders to annual meetings according to the German Stock Corporation Act. In such annual meetings, these minority shareholders may exercise all shareholder rights under the German Stock Corporation Act, including information rights. Resolutions adopted in such annual meetings can also be reviewed in court by any minority shareholder pursuant to Sections 243 et seq. of the AktG.

4.15	Appraisal Rights

4.15.1	ADTRAN Stockholders

Under the Delaware General Corporation Law (“DGCL”), which governs the Merger, as well as under ADTRAN’s certificate of incorporation and bylaws, ADTRAN stockholders are not entitled to any appraisal rights in connection with the Merger.

4.15.2	ADVA Shareholders

German law does not grant appraisal rights or provide for appraisal proceedings in connection with a public offer. Certain post-closing reorganization transactions may, however, trigger appraisal rights for the ADVA-shareholders. Those transactions are (i) a cash merger squeeze-out; (ii) a corporate squeeze-out; and (iii) a DPLTA. In the event of any of these transactions, ADVA- shareholders would be entitled to an adequate cash compensation or consideration. Under the German Appraisal Proceedings Act (Spruchverfahrensgesetz), the shareholders may ask a court to determine the adequacy of this cash compensation or consideration. See section “4.14 Potential Post-Completion Reorganization Regarding ADVA”.

4.16	Interests of Directors, Board Members and Executive Officers of ADTRAN, ADVA and Acorn HoldCo in the Business Combination

Stockholders of ADTRAN and shareholders of ADVA should be aware that certain of the ADTRAN directors, certain of the executive officers and designees to the pre-closing Acorn HoldCo board of directors and certain of the ADVA management board members and supervisory board members may have interests in the Business Combination that may be different from, or in addition to, the interests of ADTRAN stockholders and ADVA shareholders, respectively. In the case of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors, these interests include the continued service of certain directors and executive officers following the closing of the Business Combination, the treatment of restricted stock units, performance stock units, stock options and other equity-based awards in connection with the Business Combination, and the indemnification of ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors by Acorn HoldCo. In the case of the ADVA management board members and supervisory board members, these interests include continued positions as directors and executive officers of Acorn HoldCo and the treatment of ADVA’s stock options following the closing of the Business Combination. Members of the management board have agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the terms set forth in the Business Combination Agreement, with the exception of vested ADVA stock options that are exercised prior to the consummation of the Business Combination in accordance with past practice.

On September 30, 2021, directors and executive officers of ADTRAN and its affiliates that are entitled to vote at the ADTRAN special meeting held approximately 2.0% of the outstanding ADTRAN shares. As of August 26, 2021, members of the ADVA management board and their affiliates held 0.79% of the outstanding ADVA shares, and members of the ADVA management board had equity awards covering 862,147 ADVA shares in the aggregate. EGORA and its wholly owned subsidiary EGORA Investments GmbH, entities affiliated with ADVA’s CEO, Brian Protiva, hold approximately 14.6% ADVA’s share capital. These entities have agreed to validly accept the Offer for 7,000,000 ADVA shares held by them, representing approximately 13.7% of ADVA’s share capital, within two business days after the commencement of the acceptance period. See “6.7 Irrevocable Undertakings”.

Pursuant to the Business Combination Agreement, at the effective time of the Merger, Thomas R. Stanton, current Chairman and Chief Executive Officer (“CEO”) of ADTRAN, will serve as CEO of Acorn HoldCo and chairman of the Acorn HoldCo board of directors. Michael K. Foliano, current CFO of ADTRAN, will become CFO of Acorn HoldCo. Following the consummation of the Business Combination, Christoph Glingener will become chief technical officer of Acorn HoldCo. The Acorn HoldCo board of directors will consist, at the settlement of the Offer, of nine members, comprising Thomas R. Stanton, five additional individuals nominated by ADTRAN and three individuals nominated by ADVA.

4.16.1	ADTRAN

Certain of the ADTRAN directors, executive officers and designees to the pre-closing Acorn HoldCo board of directors have interests in the Business Combination that may be different from, or in addition to, the interests of ADTRAN stockholders generally. Each member of the ADTRAN board of directors was aware of these interests and considered them, among other matters, in evaluating and approving the Business Combination and in recommending that ADTRAN stockholders adopt the Business Combination Agreement.

4.16.1.1	Employment Arrangements Following the Business Combination

Upon completion of the Business Combination, Thomas R. Stanton, current chairman and CEO of ADTRAN, will become chairman of the Acorn HoldCo board of directors and CEO of Acorn HoldCo and Michael K. Foliano, current CFO of ADTRAN, will become CFO of Acorn HoldCo. Other executive officers of ADTRAN may assume positions as executive officers of Acorn HoldCo or of the Combined Group and/or of direct or indirect subsidiaries of Acorn HoldCo upon or following completion of the Business Combination. Subject to the terms of the Business Combination Agreement, Thomas R. Stanton and some or all of ADTRAN’s other executive officers may, prior to the consummation of the Business Combination, enter into new employment agreements or arrangements or other retention arrangements with Acorn HoldCo and/or direct or indirect subsidiaries of Acorn HoldCo or ADTRAN, but the terms of such arrangements, if any, have not yet been determined.

4.16.1.2	Acorn HoldCo Board of Directors Following the Business Combination

At the completion of the Business Combination, the Acorn HoldCo board of directors will consist of nine members, comprising Thomas R. Stanton, H. Fenwick Huss, Gregory J. McCray, Balan Nair, Jacqueline H. Rice, Kathryn A. Walker, Brian Protiva, as vice chairman, Nikos Theodosopoulos and Johanna Hey.

4.16.1.3	Treatment of Outstanding Equity Awards

ADTRAN’s executive officers, directors and designees to the pre-closing Acorn HoldCo board of directors hold stock-based awards under the 2006 Employee Stock Incentive Plan, the 2015 Employee Stock Incentive Plan, the 2020 Employee Stock Incentive Plan and the 2020 Directors Stock Plan, or the ADTRAN equity plans. Under the Business Combination Agreement, ADTRAN stock-based awards, including restricted stock units (“ADTRAN RSUs”, each a “ADTRAN RSU”), performance stock units (“ADTRAN PSUs”, each a “ADTRAN PSU”), restricted shares and stock options will be converted into corresponding stock-based awards of Acorn HoldCo, on substantially the same terms and conditions as were applicable to the corresponding ADTRAN stock-based award prior to the Business Combination (except as otherwise described below). The completion of the Business Combination will not constitute a “change in control” or similar term for purposes of any such equity-based awards outstanding under the ADTRAN equity plans.

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At the effective time of the Merger, each ADTRAN RSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will, without any required action on the part of the holder thereof, cease to represent an ADTRAN RSU and will be converted into an Acorn HoldCo RSU on the same terms and conditions as were applicable to such ADTRAN RSU immediately prior to the effective time of the Merger. The number of Acorn HoldCo shares subject to each Acorn HoldCo RSU will equal the number of ADTRAN shares subject to such ADTRAN RSU immediately prior to the effective time of the Merger.

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At the effective time of the Merger, each ADTRAN PSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSU on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the Merger, except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSU will equal the target number of ADTRAN shares subject to such ADTRAN PSU. The Acorn HoldCo RSUs will cliff vest at the end of the performance period applicable to the ADTRAN PSU, subject to the holder’s continued employment with Acorn HoldCo or its subsidiaries. Any accrued but unpaid dividend equivalents with respect to any ADTRAN PSU will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSU.

•

At the effective time of the Merger, each restricted stock award of ADTRAN (“ADTRAN RSA”) that is outstanding immediately prior to the effective time will, without any required action on the part of the holder thereof, be converted into an RSA of Acorn HoldCo (“Acorn HoldCo RSA”) on the same terms and conditions as were applicable to such ADTRAN RSA immediately prior to the effective time of the Merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSA will be equal to the total number of ADTRAN shares subject to such ADTRAN RSA immediately prior to the effective time of the Merger. Any accrued but unpaid dividend equivalents with respect to any ADTRAN RSA will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSA.

•

At the effective time of the Merger, each ADTRAN stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger, will cease to represent an ADTRAN stock option and will be converted, at the effective time of the Merger and without any required action on the part of the holder thereof, into an Acorn HoldCo stock option on the same terms and conditions as were applicable to such ADTRAN stock option immediately prior to the effective time of the

Merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo stock option will equal the number of ADTRAN shares subject to each ADTRAN stock option immediately prior to the effective time of the Merger and such Acorn HoldCo stock option will have an exercise price per share equal to the per-share exercise price applicable to such ADTRAN stock option immediately prior to the effective time.

4.16.1.4	Quantification of Potential Payments to ADTRAN’s Named Executive Officers in Connection with the Business Combination

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of ADTRAN’s named executive officers that is based on or otherwise relates to the Business Combination.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the Business Combination, including the grant of any additional equity awards as permitted by the Business Combination Agreement. For purposes of calculating such amounts, ADTRAN has assumed:

•	November 12, 2021 as the closing date of the Business Combination;

•	ADTRAN PSUs that were outstanding as of November 12, 2021; and

•

the value of an ADTRAN share is $20.54, which is equal to the average closing market price of a share of ADTRAN common stock over the first five business days immediately following the announcement of the Business Combination.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of the publication of the Offer Document and before the consummation of the Business Combination. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

Golden Parachute Compensation
Name	Cash ($)	Equity ($)(1)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Thomas R. Stanton	—	4,936,867	—	—	—	—	4,936,867
Michael K. Foliano	—	1,438,778	—	—	—	—	1,438,778
Ronald D. Centis	—	1,314,159	—	—	—	—	1,314,159
James D. Wilson, Jr	—	1,159,606	—	—	—	—	1,159,606
Eduard Scheiterer(2)	—	785,685	—	—	—	—	785,685

(1)

Reflects the value of the ADTRAN PSUs (assuming target performance) held by each named executive officer based on the assumptions set forth above. As described elsewhere in this Exemption Document, at the effective time of the Merger, each ADTRAN PSU will be converted into an Acorn HoldCo RSU on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the Merger except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSU will equal the target number of ADTRAN shares subject to such ADTRAN PSU. The Acorn HoldCo RSUs will cliff vest at the end of the performance period applicable to the ADTRAN PSU, subject to the holder’s continued employment with Acorn Holdco or its subsidiaries. Any accrued but unpaid dividend equivalents with respect to any ADTRAN PSU will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSU.

(2)

As disclosed by ADTRAN in prior SEC filings, Mr. Scheiterer will retire from the position of senior vice president of Research and Development of ADTRAN effective November 30, 2021. As a result of his retirement, Mr. Scheiterer will forfeit his outstanding ADTRAN PSUs effective November 30, 2021, such that none will remain outstanding as of the effective time. The amounts shown in the table above represent the amounts Mr. Scheiterer would receive of his ADTRAN PSUs assuming a closing date of the Business Combination of November 12, 2021, prior to the date of Mr. Scheiterer’s retirement.

4.16.2	ADVA

The members of ADVA’s supervisory board and management board may have interests in the transactions contemplated by the Business Combination Agreement that may be different from, or in addition to, the interests of ADVA’s shareholders generally. These interests may create potential conflicts of interests. The supervisory board and the management board of ADVA were aware that such potential interests might exist. The interests of certain members of the management board and of supervisory board of ADVA are summarized in more detail below:

•

The parties agreed, subject to the organizational and governance rules under applicable stock corporation law and any applicable fiduciary duties, that they will use their reasonable best efforts to take all action necessary to have the boards of directors of Acorn HoldCo and ADVA staffed according to the provisions in the Business Combination Agreement. Immediately following the closing of the Offer, Acorn HoldCo’s board of directors shall consist of nine board members. Brian Protiva, chairman of the management board and CEO of ADVA, Nikos Theodosopoulos, chairman of the supervisory board of ADVA, and Johanna Hey, vice chairwoman of the supervisory board of ADVA, are designated to be appointed to Acorn HoldCo’s board of directors.

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Pursuant to the terms of the Business Combination Agreement, Acorn HoldCo intends to transition the members of ADVA’s management board to executive officer positions at Acorn HoldCo. Acorn HoldCo has agreed to appoint Christoph Glingener, current Chief Technology Officer of ADVA, as Chief Technical Officer of Acorn HoldCo. Scott St. John, current Chief Marketing and Sales Officer of ADVA, shall be appointed as Chief Marketing and Sales Officer of Acorn HoldCo, unless Mr. St. John is offered a six month transition and severance package. Acorn HoldCo has also agreed to transition Ulrich Dopfer, current CFO of ADVA, to CFO of Acorn HoldCo within five years of closing of the transaction contemplated by the Business Combination Agreement, unless Mr. Dopfer is offered a severance package. Any contracts entered into by members of ADVA’s management board and Acorn HoldCo shall have terms (i) no less favorable in all material respects than the current terms with ADVA at the date of the Business Combination Agreement, including term and remuneration elements, up to December 31, 2022, and (ii) no less favorable, with respect to such person’s new role at Acorn HoldCo, than the terms of the service contracts in place between Acorn HoldCo (or its subsidiaries) and those individuals holding corresponding positions at Acorn HoldCo (or its subsidiaries) (adjusted for local market norms).

•

All members of ADVA’s management board participate in ADVA’s stock option program for the management board, which (with the exception of termination rights for vested options) does not provide for any termination, termination rights and/or accelerated vesting in case of a change of control in ADVA. Pursuant to the Business Combination Agreement, all ADVA stock options that are outstanding and unexercised immediately prior to the closing of the Business Combination may, at the option of the holder thereof, be converted into an Acorn HoldCo stock option to purchase (i) Acorn HoldCo shares (rounded down to the nearest whole share) equal to the product of (A) the number of ADVA shares subject to such ADVA stock option immediately prior to the consummation of the Business Combination and (B) the Exchange Ratio of the Offer, (ii) at an exercise price per ADVA share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per ADVA share of such ADVA stock option immediately prior to the consummation of the Business Combination and (B) the Exchange Ratio of the Offer. Each such Acorn HoldCo stock option will be subject to (1) the same vesting and expiration terms as applied to such ADVA stock option immediately prior to the consummation of the Business Combination and (2) the same terms and conditions (other than vesting and expiration terms) as applied to ADTRAN stock options immediately prior to the effective time of the Merger. Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John have each agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the same terms as set forth above, with the exception of vested ADVA stock options that are exercised prior to the consummation of the Business Combination in accordance with past practice.

5.	THE BUSINESS COMBINATION AGREEMENT

This section of the Exemption Document describes the material terms of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement.

5.1	The Business Combination

Pursuant to the Business Combination Agreement, which was entered into on August 30, 2021, ADTRAN and ADVA have agreed to combine their businesses under Acorn HoldCo. The effect of the Business Combination will be that ADTRAN will become a direct wholly-owned subsidiary of Acorn HoldCo through the Merger of a direct wholly-owned subsidiary of Acorn HoldCo, Merger Sub, with and into ADTRAN, and ADVA will become a direct subsidiary of Acorn HoldCo through an offer of Acorn HoldCo shares for ADVA shares. The parties to the Business Combination Agreement are Acorn HoldCo, ADTRAN, Merger Sub and ADVA.

The parties have agreed to take the following steps in chronological order to consummate the Offer and Merger and use their best efforts to complete the Offer in a timely manner:

•	signing the Business Combination Agreement;

•	publication of the decision to submit an offer;

•	filing the Registration Statements on Form S-4 and the preliminary proxy statement with the SEC;

•	applying for an extension of the transmission period pursuant to Section 14 para 1 s. 3 WpÜG;

•	transmitting the draft Offer Document with BaFin;

•	permission to publish the Offer Document by BaFin and commencing the Offer;

•	receiving from the SEC declaration of effectiveness of the registration statement;

•	submission of the reasoned statement by the management board and the supervisory board of ADVA; submitting such reasoned statement by ADTRAN to the SEC;

•	holding the ADTRAN Special Meeting at which stockholders accept the Business Combination Agreement;

•	receiving all required regulatory clearances;

•	merging of Merger Sub with and into ADTRAN, with ADTRAN surviving the merger as a direct wholly owned subsidiary of Acorn HoldCo;

•	admitting of Acorn HoldCo Shares to trade on Nasdaq and the Frankfurt Stock Exchange; and

•	executing the Offer.

Following the Offer, Acorn HoldCo intends to pursue a post-completion reorganization regarding ADVA. The post-completion reorganization after executing the Offer is described in more detail in the section “4.14 Potential Post-Completion Reorganization Regarding ADVA.”

5.2	The Offer

5.2.1	Consideration Offered to ADVA Shareholders

The Business Combination Agreement contemplates that ADVA will become a direct subsidiary of Acorn HoldCo through the Offer. Under the terms of the Offer, Acorn HoldCo will offer to acquire one ADVA share each in exchange for 0.8244 Acorn HoldCo shares. This offer Exchange Ratio is fixed and will not be adjusted to reflect changes in the trading prices of ADVA shares or ADTRAN shares prior to the date of the completion of the Business Combination. The offer consideration is subject to any increases made either voluntarily by Acorn HoldCo or in accordance with the provisions of the WpÜG. The value of the offer consideration in euros at the date of the Business Combination Agreement, calculated on the basis of the VWAP on Nasdaq of the ADTRAN shares during the three-month period ending on the date preceding the signing date of the Business Combination Agreement, converted into Euros on the basis of the average USD/EUR exchange rate during the three-month period ending on the date preceding the signing date of the Business Combination Agreement published on Bloomberg page “USD/EUR currency Average Last Price” on such date, amounts to €789 million. To ensure compliance with applicable minimum consideration requirements, an expert opinion obtained from ValueTrust Group by Acorn HoldCo confirmed that the minimum value of each Acorn HoldCo Share offered to the holders of ADVA shares was the VWAP of an ADTRAN share during the three-month period ending on the date preceding the signing date of the Business Combination Agreement.

Acorn HoldCo will ensure that the Acorn HoldCo shares issued in the Offer will be admitted to trading on Nasdaq and the Frankfurt Stock Exchange by applying to list the Acorn HoldCo shares issued to ADVA shareholders on Nasdaq and by applying to list all Acorn HoldCo shares on the regulated market segment of the Frankfurt Stock Exchange with a concurrent listing in the sub-segment of the regulated market with additional post-admission obligations (Prime Standard).

5.2.1.1	Treatment of ADVA Equity Awards

The Business Combination Agreement provides that, at the option of the holder thereof, each ADVA stock option that is outstanding and unexercised immediately prior to the closing of the Business Combination may be converted at or after the closing of the Business Combination into an Acorn HoldCo stock option to purchase (i) Acorn HoldCo shares (rounded down to the nearest whole share) equal to the product of (A) the number of ADVA shares subject to such ADVA stock option immediately prior to the consummation of the Business Combination and (B) the Exchange Ratio of the Offer, (ii) at an exercise price per ADVA share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per ADVA share of such ADVA stock option immediately prior to the consummation of the Business Combination and (B) the Exchange Ratio of the Offer. Each such Acorn HoldCo stock option will be subject to (1) the same vesting and expiration terms as applied to such ADVA stock option immediately prior to the consummation of the Business Combination and (2) the same terms and conditions (other than vesting and expiration terms) as applied to ADTRAN stock options immediately prior to the effective time of the Merger. Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John have each agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the same terms as set forth above, with the exception of vested ADVA stock options that are exercised prior to the consummation of the Business Combination in accordance with past practice.

5.2.2	Announcement of the Offer

Immediately after the signing of the Business Combination Agreement, Acorn HoldCo published in Germany its decision regarding the submission of the Offer, ADTRAN published the decision in the U.S. on a press release, which was attached as an exhibit to ADTRAN’s Form 8-K filed with the SEC on August 30, 2021, ADVA published an ad hoc announcement pursuant to Article 17 para. 1 of MAR and ADVA, Acorn HoldCo and ADTRAN published a joint press release in respect of the planned transaction. ADTRAN and Acorn HoldCo have agreed that ADVA is permitted at any time to disclose the entire contents of the Business Combination Agreement to stakeholders and the press, as well as in the reasoned statements of the ADVA management board and the supervisory board regarding the Offer, issued pursuant to Section 27 of the WpÜG, and in any filings or statement required to be made by ADVA under the rules and regulations of the SEC in respect of the Offer (including the statement required by Rule 14e-2 of Regulation 14E as promulgated by the SEC).

See the section of this Exemption Document titled “5.9.3 ADVA’s Support and Recommendation of the Offer” for more information about the statements.

5.2.3	Filing of the Registration Statement and the Offer Document

Pursuant to the terms of the Business Combination Agreement, ADTRAN and Acorn HoldCo have prepared the Registration Statement (Form S-4) and filed it with the SEC to register the Acorn HoldCo shares to be issued to the ADTRAN stockholders in connection with the Merger and ADVA’s shareholders in connection with the Offer. ADTRAN and Acorn HoldCo have agreed to use their respective reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable and to keep the Registration Statement effective through the closing.

In addition, Acorn HoldCo has prepared the Offer Document in accordance with the provisions of the WpÜG and the WpÜG-AngebotsVO and in accordance with the terms of the Business Combination Agreement, in reasonable consultation with ADVA and its advisors. The Offer Document also includes this Exemption Document, allowing Acorn HoldCo to offer the Acorn HoldCo Shares to the ADVA shareholders. Acorn HoldCo agreed to use reasonable best efforts to cause the Offer Document to comply with the WpÜG and the Prospectus Regulation, promptly notify ADVA of and respond promptly to any comments of BaFin relating to the Offer Document and to permit the publication of the Offer Document within the applicable statutory provisions.

Acorn HoldCo has agreed to afford ADVA and its advisors reasonable opportunity to, and ADVA and its advisors will without undue delay, review and comment on the Offer Document and the Registration Statement prior to each submission to BaFin or the SEC, as the case may be. In addition, Acorn HoldCo has agreed to (i) notify ADVA without undue delay upon the receipt of any comments from the SEC or BaFin relating to any request for amendments or supplements to statements or financial information relating to ADVA, (ii) provide ADVA with drafts of the responses to comments from the SEC or BaFin at a time reasonably prior to submitting such responses to the extent they relate to information regarding ADVA and (iii) give due consideration to ADVA’s comments.

5.2.4	Publication of the Offer Document and Commencement of the Acceptance Period

Immediately after approval of the publication of the Offer Document by BaFin, the Offer Document will be published. The non-binding English translation of the Offer Document will be provided by Acorn HoldCo to the SEC and will be available electronically through the SEC’s EDGAR system. The non-binding English translation of the Offer Document can be located on EDGAR at http://www.sec.gov/edgar/searchedgar/companysearch.html. The non-binding English translation of the Offer Document is also available on the internet at http://www.acorn-offer.com. In addition, the Settlement Agent will keep the non-binding English translation for distribution free of charge.

The acceptance period commences with the publication of the Offer Document. Acorn HoldCo will also file the Exemption Document with the SEC pursuant to Rule 424 under the Securities Act and deliver the Exemption Document to U.S. holders of ADVA shares in accordance with the Exchange Act.

5.2.5	Acceptance Period of the Offer; Extension of the Acceptance Period

The Business Combination Agreement provides that the Acceptance Period will expire on the date that is six weeks after the commencement of the Acceptance Period or such longer period as may be mutually agreed by each of Acorn HoldCo, ADTRAN and ADVA and extended in accordance with the provisions of the WpÜG.

5.3	The Merger

5.3.1	Consideration offered to ADTRAN Shareholders

The parties to the Business Combination Agreement have agreed that, immediately prior to the consummation of the Offer, Merger Sub will merge with and into ADTRAN, with ADTRAN surviving the

Merger as a direct, wholly-owned subsidiary of Acorn HoldCo. At the effective time of the Merger, each outstanding ADTRAN share (other than ADTRAN treasury shares, which will be canceled for no consideration) will be converted into the right to receive one Acorn HoldCo share.

5.3.1.1	ADTRAN Restricted Stock Units

At the effective time of the Merger, each ADTRAN RSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will, without any required action on the part of the holder thereof, cease to represent an ADTRAN RSU and will be converted into an Acorn HoldCo RSU on the same terms and conditions as were applicable to such ADTRAN RSU immediately prior to the effective time of the Merger. The number of Acorn HoldCo shares subject to each Acorn HoldCo RSU will equal the number of ADTRAN shares subject to such ADTRAN RSU immediately prior to the effective time of the Merger.

5.3.1.2	ADTRAN Performance Share Units

At the effective time of the Merger, each ADTRAN PSU, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSU on substantially the same terms and conditions as were applicable to such ADTRAN PSU immediately prior to the effective time of the Merger, except that the Acorn HoldCo RSUs will be subject to service-vesting conditions only, not performance-vesting conditions. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSU will equal the target number of ADTRAN shares subject to such ADTRAN PSU. The Acorn HoldCo RSUs will cliff vest at the end of the performance period applicable to the ADTRAN PSU, subject to the holder’s continued employment with Acorn Holdco or one of its subsidiaries. Any accrued but unpaid dividend equivalents with respect to any ADTRAN PSU will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSU.

5.3.1.3	ADTRAN Restricted Stock Awards

At the effective time of the Merger, each ADTRAN RSA that is outstanding immediately prior to the effective time will, without any required action on the part of the holder thereof, be converted into an Acorn HoldCo RSA on the same terms and conditions as were applicable to such ADTRAN RSA immediately prior to the effective time of the Merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo RSA will be equal to the total number of ADTRAN shares subject to such ADTRAN RSA immediately prior to the effective time of the Merger. Any accrued but unpaid dividend equivalents with respect to any ADTRAN RSA will be assumed by Acorn HoldCo and become an obligation with respect to the applicable Acorn HoldCo RSA.

5.3.1.4	ADTRAN Stock Options

At the effective time of the Merger, each ADTRAN stock option, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger, will cease to represent an ADTRAN stock option and will be converted, at the effective time of the Merger and without any required action on the part of the holder thereof, into an Acorn HoldCo stock option on the same terms and conditions as were applicable to such ADTRAN stock option immediately prior to the effective time of the Merger. The number of Acorn HoldCo shares subject to each such Acorn HoldCo stock option will equal the number of ADTRAN shares subject to each ADTRAN stock option immediately prior to the effective time of the Merger and such Acorn HoldCo stock option will have an exercise price per share equal to the per-share exercise price applicable to such ADTRAN stock option immediately prior to the effective time.

5.3.2	Procedures for converting ADTRAN Shares into Merger Consideration

5.3.2.1	Conversion and Exchange of Shares

At the effective time of the Merger, each outstanding ADTRAN share (except treasury shares, which will be canceled for no consideration) will be converted into the right to receive one fully paid and non-assessable Acorn HoldCo share.

At the effective time of the Merger, each share of Merger Sub outstanding immediately prior to the effective time of the Merger will be canceled and cease to exist and will be converted into one fully paid and non-assessable share of common stock of the surviving corporation, which will be held by Acorn HoldCo and constitute the only outstanding shares of common stock of the surviving corporation after the effective time of the Merger.

As promptly as possible after the signing of the Business Combination Agreement, ADTRAN will appoint a U.S. bank or trust company or other independent financial institution in the U.S. whose selection is satisfactory to ADTRAN and ADVA to act, among other things, as exchange agent (the “Exchange Agent”) for the Merger and to deliver the merger consideration to former ADTRAN stockholders.

5.3.2.2	ADTRAN Letter of Transmittal

As promptly as practicable after the effective time of the Merger, Acorn HoldCo will cause the Exchange Agent to mail a letter of transmittal from the DTC to each holder of record of ADTRAN shares that are held in certificated form or in book-entry form outside of the DTC. Any such letter of transmittal will be accompanied by instructions for surrendering the ADTRAN certificates (or affidavits of loss in lieu of the ADTRAN certificates) or transferring the ADTRAN book-entry shares to the Exchange Agent in exchange for the merger consideration and any dividends or distributions, in each case, to which the holder has the right to receive pursuant to the terms of the Business Combination Agreement. After the effective time of the Merger and (i) upon surrender to the Exchange Agent of the ADTRAN shares that are ADTRAN certificates, by physical surrender of such ADTRAN certificate (or affidavit of loss in lieu of an ADTRAN certificate) in accordance with the terms of the letter of transmittal and accompanying instructions, (ii) upon the transfer of ADTRAN shares that are ADTRAN book-entry shares not held through DTC, in accordance with the terms of the letter of transmittal and accompanying instructions or (iii) upon the transfer of ADTRAN shares that are ADTRAN book-entry shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures and such other procedures as agreed by ADTRAN, Acorn HoldCo, the Exchange Agent and DTC, the holder of such ADTRAN shares will be entitled to receive in exchange therefor, and the Exchange Agent shall be required to deliver to each such holder, (A) the number of Acorn HoldCo shares (in book-entry form) in respect of the aggregate merger consideration that such holder is entitled to receive as a result of the Merger (after taking into account all ADTRAN shares then held by such holder), and (B) any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to the terms of the Business Combination Agreement.

No interest will be paid or accrued on any amount payable to former ADTRAN stockholders upon the surrender of their ADTRAN shares and any ADTRAN certificate formerly representing ADTRAN shares that have been so surrendered will be canceled by the Exchange Agent. The Acorn HoldCo shares issued and paid in accordance with the terms of the Business Combination Agreement upon conversion of the ADTRAN shares will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such ADTRAN shares. In the event of a transfer of ownership of any ADTRAN share that is not registered in the transfer records of ADTRAN, the proper number of Acorn HoldCo shares may be transferred by the Exchange Agent to such transferee if, in the case of ADTRAN certificates, the certificates representing such shares are surrendered to the Exchange Agent, and, in the case of book-entry interests, if written instructions authorizing the transfer of such book-entry interests representing ADTRAN shares are presented to the Exchange Agent, in each case, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

If any Acorn HoldCo shares are to be delivered to a person other than the holder in whose name any ADTRAN shares are registered, it will be a condition of such exchange that the person requesting the delivery pays any transfer or other similar taxes incurred by reason of the transfer of Acorn HoldCo shares to a person other than the registered holder of such ADTRAN shares, or establishes to the satisfaction of Acorn HoldCo and the Exchange Agent that the tax has been paid or is not applicable.

5.3.3	Dividends and Distributions on Acorn HoldCo Shares

Any dividend or other distribution with a record date after the effective time of the Merger with respect to Acorn HoldCo shares for which ADTRAN shares were exchanged as a result of the Merger will not be paid (but will nevertheless accrue) until those ADTRAN shares are properly surrendered for exchange. Following such surrender, the holder of the Acorn HoldCo shares issued in exchange for the ADTRAN shares will receive, without interest, at the time of such surrender, the dividends and distributions with respect to such Acorn HoldCo shares payable but not paid up to the date of such surrender.

5.4	Withholding

Each of Acorn HoldCo, the surviving corporation and the Exchange Agent, will be entitled to deduct and withhold from any amounts payable pursuant to the Business Combination Agreement to any holder of ADTRAN shares or ADTRAN equity awards immediately prior to the effective time of the Merger, such amounts that it is required to deduct and withhold with respect to such payment under the Internal Revenue Code (“Code”) or any provision of state, local or non-U.S. tax law. To the extent amounts are so deducted and withheld by or on behalf of Acorn HoldCo, the surviving corporation or the Exchange Agent, as the case may be, and paid over to the relevant governmental entity, such deducted and withheld amount will be treated for all purposes of the Business Combination Agreement as having been paid to the holder of the ADTRAN shares or ADTRAN equity awards, as the case may be, in respect of which such deduction and withholding was made.

5.5	Post-Completion Reorganization

The Business Combination Agreement does not prevent the parties from seeking to initiate a reorganization after completing the Offer. Potential post-completion structural measures are described in more detail in the section “4.14 Potential Post-Completion Reorganization Regarding ADVA”.

5.6	Conditions to completing the Offer

The following description is an overview of the conditions to completion as agreed upon by the parties in the Business Combination Agreement. The final closing conditions to the Offer are described in the section “6.4 Closing conditions to the Offer”.

5.6.1	Conditions to completing the Offer

The Business Combination Agreement provides that the closing of the Merger and the completion of the Offer are subject to the satisfaction of the conditions set forth below unless validly waived in advance to the extent permitted by law. All conditions have to be fulfilled at the time of the expiry of the Acceptance Period except for the Regulatory Conditions.

5.6.1.1	Minimum Acceptance Condition

At the time of the expiry of the Acceptance Period, at least 70% of all outstanding ADVA shares must be tendered in the Offer.

This offer condition is herein referred to as the “minimum acceptance condition”.

5.6.1.2	Effectiveness of the Registration Statement

The Registration Statement must be declared effective by the SEC prior to the expiration of the acceptance period and not be the subject of any stop order issued by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order.

This offer condition is herein referred to as the “registration statement condition”.

5.6.1.3	ADTRAN Stockholders’ Approval Condition

Prior to the expiration of the Acceptance Period, the ADTRAN stockholders must adopt the Business Combination Agreement at the ADTRAN Special Stockholders’ Meeting by a vote of a majority of the outstanding ADTRAN shares entitled to vote thereon (meaning that, of the ADTRAN shares outstanding, a majority must be voted “FOR” such proposal).

This offer condition is herein referred to as the “ADTRAN stockholders’ approval condition”. See section “5.9.1 ADTRAN Special Meeting”.

5.6.1.4	Merger Control Condition

The statutory waiting period according to the HSR Act must have ended or expired after the publication of the Offer Document and until January 12, 2023 (inclusive).

5.6.1.5	Foreign Direct Investment Approvals

The foreign direct investment approvals in the U.S., Germany, Australia, Spain and the United Kingdom described below must have occurred until January 12, 2023 (inclusive):

•

Acorn HoldCo must obtain a written notification from CFIUS that the Business Combination is not a “covered transaction” pursuant to section 721 of the DPA or that there are no unresolved national security concerns with respect to the Business Combination, or (b) if CFIUS has sent a report to the President of the United States requesting the President of the United States’ decision with respect to the Business Combination, the president either (i) has not taken any action after fifteen days from the earlier of the date the President receives such report from CFIUS or the end of the investigation period, or (ii) has announced a decision that he will not take any action to suspend or prohibit the Business Combination;

•

either (i) receipt of a clearance of the Business Combination in writing or electronically in accordance with Section 58a para. 1 sent. 1 and/or Section 61 sent. 1 German Foreign Trade Ordinance (Außenwirtschaftsverordnung, referred to herein as AWV) by Acorn HoldCo from the German Federal Ministry of Economics and Energy (Bundesministerium für Wirtschaft und Energie, referred to herein as BMWi), (ii) expiration of the two-month period pursuant to Section 58a para. 2 AWV and/or Section 61 AWV in connection with Section 14a para. 1 no. 1 and para. 3 sent. 1 Foreign Trade and Payments Act (Außenwirtschaftsgesetz, referred to herein as AWG), unless the BMWi has during this period commenced examination proceedings pursuant to Section 55 para. 1 sent. 1 and/or Section 60 para. 1 AWV, or (iii) expiration of the four-month period pursuant to Section 59 para. 1 and/or Section 62 para. 2 AWV in connection with Section 14a para. 1 no. 2 including paras. 6 and 7 AWG, without BMWi issuing a prohibition of the Business Combination;

•

following the submission of a formal notification of the Business Combination in accordance with the NS&I Act the Secretary of State of the Department for Business, Energy and Industrial Strategy (BEIS) grants a written permission of the Business Combination;

•

(i) receipt of written notice under the FATA from the Treasurer of Commonwealth of Australia (Treasurer) (or his or her delegate) that there are no objections to the Business Combination or (ii) the Treasurer (or his or her delegate) becoming precluded by passage of time from making any order or decision on grounds the Treasurer was otherwise empowered to make under Division 2 of Part 3 of the FATA in respect of the Business Combination; and

•

the Business Combination having been either: (i) considered by the General Subdirectorate of Foreign Investments (Subdirección General de Inversiones Exteriores) to fall outside the scope of Article 7 bis of Law 19/2003 of 4 July, on Foreign Capital Movements and Foreign Economic Transactions (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior) or (ii) authorized pursuant to a decision by the General Directorate for International Trade and Investments (Dirección General de Comercio Internacional e Inversiones) or the Spanish Council of Ministers (Consejo de Ministros) of the Kingdom of Spain, as applicable.

5.6.1.6	No Material Adverse Change in the Business of ADVA

After the publication of the Offer Document and prior to the expiration of the Acceptance Period, no circumstance shall have occurred that has been published by ADVA pursuant to Article 17 of MAR, or in respect of which ADVA decided to delay publication pursuant to Article 17 MAR, in each case that would result or could reasonably expected to result in a negative effect on the annual consolidated EBITDA of ADVA and its subsidiaries in the amount of at least €35 million (collectively referred to herein as an “ADVA MAC”). The occurrence of an ADVA MAC would only be determined by Deloitte GmbH Wirtschaftsprüfungsgesellschaft, as a neutral expert.

5.6.1.7	No Material Compliance Violation

After the publication of the Offer Document and prior to the expiration of the Acceptance Period, no criminal or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by ADVA, or a subsidiary of ADVA or by any member of the corporate body of ADVA or a subsidiary of ADVA while any such person was operating in their official capacity at, or on behalf of, ADVA or a subsidiary of ADVA under any applicable administrative or criminal laws in the United States, Germany or any other jurisdiction whose laws apply to operations of ADVA or a subsidiary of ADVA relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the United Nations Security Council, the European Union, shall become known to have occurred provided occurrence constitutes or would constitute inside information for ADVA pursuant to Article 7 of the Market Abuse Regulation or has constituted inside information prior to its publication (a “Material Compliance Violation”). The occurrence of a Material Compliance Violation would only be determined by Deloitte GmbH Wirtschaftsprüfungsgesellschaft, as a neutral expert.

5.6.1.8	No Increase in Capital of ADVA

After the publication of the Offer Document and prior to the expiration of the Acceptance Period, ADVA shall not have issued any new shares and/or or decreased its share capital, in each announced this in disclosed this in a corresponding notification of the total number of voting rights pursuant to Section 41 WpHG, and in each case in an amount of shares representing more than 1% of ADVA’s share capital as of August 30, 2021. Issue of shares in connection with the exercise of vested stock options are exempted.

5.6.1.9	No Loss of Half of ADVA’s Share Capital

After the publication of the Offer Document and prior to the expiration of the Acceptance Period, ADVA shall not have published any announcement pursuant to Article 17 MAR or any other announcement on ADVA’s website disclosing that it has lost half or more of its share capital.

5.6.1.10	No Insolvency of ADVA

From the publication of the Offer Document and prior to the expiration of the Acceptance Period, ADVA shall have not published any announcement pursuant to Article 17 MAR or any other announcement on the ADVA website that it has commenced insolvency proceedings, made an application for the commencement of such proceedings by the ADVA management board, or that grounds for the opening of insolvency proceeds exist.

5.6.1.11	No Prohibition or Illegality of the Business Combination

Until the end of the Acceptance Period, no order, cessation, judgement or decree shall thereafter be issued by any applicable governmental entity which is still in effect immediately prior to the expiration of the Acceptance Period, and no law, rule, regulation or other enactment of any applicable governmental entity is enacted that is still in effect immediately prior to the expiration of the Acceptance Period and prohibits, in whole or in part, the consummation of the Business Combination in accordance with the Busniess Combination Agreement in principle.

5.6.1.12	Waiver of Conditions to the Offer

Until one business day prior to the end of the acceptance period, Acorn HoldCo is entitled to waive any offer conditions in accordance with the provisions of the WpÜG except for the Regulatory Conditions, registration statement condition and the ADTRAN stockholders’ approval condition. Lowering the minimum acceptance condition or waiving the no prohibition or illegality condition requires the consent of ADVA. The parties have agreed that the minimum acceptance rate may only be reduced to a level at which the liquidity test for the Acorn HoldCo shares, as applied by BaFin, remains satisfied. The minimum acceptance rate must therefore not be reduced below 18% of all ADVA voting rights shares as of October 31, 2021. At this minimum acceptance rate, the liquidity test is still mathematically satisfied.

5.6.2	Determining the Satisfaction of a Closing Condition

To the extent that the determination of whether a closing condition is satisfied depends on the opinion of a third party neutral expert, ADVA will, to the extent legally permissible, provide Deloitte GmbH Wirtschaftsprüfungsgesellschaft, the neutral expert, with reasonable support and all requisite information regarding ADVA, its subsidiaries and the businesses they operate. ADTRAN has agreed to bear all of ADVA’s expenses incurred in connection with its cooperation with Deloitte GmbH Wirtschaftsprüfungsgesellschaft.

5.6.3	Conditions to Completing the Merger

The obligation of ADTRAN to consummate the Merger is subject to the satisfaction or, to the extent permitted, the prior effective waiver (in accordance with the terms of the Business Combination Agreement) of the Offer Conditions. See “6.4 Closing conditions to the Offer.”

5.7	Efforts to Obtain Required Approvals

Each of ADTRAN and ADVA have agreed to (and to cause their respective affiliates to) use their respective reasonable best efforts to obtain, as promptly as reasonably practicable, satisfaction of the regulatory clearances. In furtherance of the foregoing, each of ADTRAN and ADVA will, and will cause their respective affiliates to, co-operate, to the extent legally permissible, in all respects with each other in the preparation of the filings and in connection with any submission, investigation or inquiry, supply to any competent authority as promptly as practicable, or in the case of the CFIUS clearance within the timeframes set forth in the DPA, any additional information requested pursuant to any applicable law or regulation and take all other procedural actions required in order to obtain any applicable clearance or to cause any applicable waiting periods to commence and expire. No party will be required to propose, negotiate or offer to effect, or consent or commit to any divesture or remedy if such divestiture or remedy, individually or in the aggregate with any other divestiture or remedy, would reasonably be expected to be material to Acorn HoldCo and its subsidiaries, taken as a whole, after giving effect to the Business Combination, taking into account the benefits expected to result from the transaction.

Additionally, a party or its subsidiaries will only be required to agree to a divestiture or remedy if effectiveness thereof is conditioned on the consummation of the Offer.

ADTRAN, Acorn HoldCo and ADVA have agreed to closely cooperate with each other in relation to the regulatory approval processes. Such cooperation includes (i) promptly providing the relevant other party with all reasonably required and relevant information concerning itself, its subsidiaries and, to the extent available, concerning its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, notification or application to be made by or on behalf of ADTRAN and/or ADVA or any of their respective subsidiaries to any person and/or any regulatory authority in connection with the Business Combination, if necessary by way of communicating on a confidential counsel-to-counsel basis and (ii)(A) promptly providing the relevant other party with a copy of all notices and other material communications received or provided by ADTRAN or ADVA, as the case may be, from or to any regulatory authority relating to the Business Combination, except, in the case of the CFIUS clearance, to the extent that such communications are submitted confidentially and (B) giving the relevant other party reasonable prior notice of any meeting or planned discussions with any governmental authority in respect of the Business Combination and, unless the other relevant other party is prohibited by applicable law or order or by the relevant governmental authority from participating or engaging in such discussions, give the other relevant party the opportunity to participate in such meetings or discussions. In addition, the parties, as applicable, will make all required filings in connection with the regulatory clearances without undue delay and will make a voluntary submission to the Department for Business, Energy and Industrial Strategy to inform it about the Business Combination as soon as practicable after the end of the acceptance period.

ADTRAN and ADVA will discuss in good faith how to address issues raised by any governmental authority with jurisdiction over the regulatory clearances included in the Regulatory Conditions, and ADTRAN will (or in the case of the CFIUS clearance, ADTRAN and ADVA will) as soon as advisable with regard to the agreed timeline for the consummation of the Offer, at the latest 30 days after any issues have been raised by any regulatory authority, enter into discussions, and if provided by applicable law, formal negotiations with any regulatory authority that raises any issue with respect to the transaction to explore the possibility of addressing such issue by offering commitments which might be a mitigation agreement, or other obligations or conditions to the granting by such regulatory authority of its approval of the Business Combination.

ADTRAN has the right to prescribe measures and take the lead in (i) coordinating and making, including determining the timing of, all filings with regulatory authorities in connection with the Business Combination, (ii) determining the strategy for, and making all material decisions related to, the parties obtaining all regulatory clearances, (iii) coordinating and making all communications with regulatory authorities related to the parties obtaining all regulatory clearances, except for confidential communications in the case of the CFIUS clearance or except if required by law or any regulatory authority, and (iv) resolving any action related to any such regulatory clearance or the Business Combination by any governmental authority, including any governmental inquiry, investigation or proceeding initiated by a private party.

All filing fees in connection with the regulatory clearances will be equally borne by ADTRAN and ADVA (excluding, for the avoidance of doubt, any fees of lawyers or other advisors of any party, which each party pays itself).

5.8	Third-Party Acquisition Proposals

5.8.1	Non-Solicitation

Until the earlier of the termination of the Business Combination Agreement and the consummation of the Offer, ADVA will, to the extent legally possible and subject to the limitations contained in the Business Combination Agreement, refrain, and procure that its subsidiaries will refrain, from initiating any measures or steps that may adversely affect the success or the timely completion of the Offer or the agreements of the parties set forth in the Business Combination Agreement. In furtherance of the foregoing, ADVA will not and will ensure that its subsidiaries will not, directly or indirectly:

•

actively ask for a Competing Offer, or another transaction, proposal or approach which is economically or otherwise comparable to or competitive with a Competing Offer and that, if implemented, could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Offer;

•

enter into any communications, discussions, negotiations, correspondence or arrangements, or make any confidential documents relating to ADVA or its subsidiaries or their businesses available with a view to actively soliciting any Competing Offer or any other transaction that, if implemented, could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Offer.

ADVA has agreed to inform ADTRAN and Acorn HoldCo as soon as legally possible under statutory law and reasonably practical if it has been approached by a third party in relation to a situation that could reasonably be expected to result in a Competing Offer or other transactions that, if implemented, would jeopardize the success of the Offer, and to disclose to ADTRAN the material terms and contents of such Competing Offer.

Notwithstanding the foregoing, ADVA’s management board or supervisory board or any subsidiaries of ADVA will not be prevented from:

•	providing information duly requested or required by a regulatory authority;

•	reviewing any proposal by a third party;

•

engaging with a third party that submits a bona fide, unsolicited proposal that is reasonably likely to result in a Superior Offer (provided that ADVA has made available to Acorn HoldCo any non-public information it has made available to such third party to the extent such information was not previously provided to Acorn HoldCo);

•	including any statement in the reasoned statement which is required by law, case-law or the administrative practice of BaFin;

•	acting in accordance with their fiduciary duties under German law, in particular, the duties of care and loyalty under Sections 93 and 116 AktG;

•	acting in accordance with the concept of managerial neutrality under Section 33 WpÜG; or

acting in accordance with managerial tasks and duties including the business judgment rule under Sections 76, 93 AktG and Section 116 AktG. Any non-fulfilment of provisions under the Business Combination Agreement required by fiduciary and other duties under applicable law will not be (or not result in) a breach of any of ADVA’s obligations under the Business Combination Agreement.

5.8.2	Definition of Superior Offer

For purposes of the Business Combination Agreement, the term “Superior Offer” means a proposal by a third party which (i) is reasonably likely to result in a fully financed Competing Offer within the meaning of Section 22 WpÜG and that is a not only insignificantly (unbedeutend) superior transaction than the Business Combination (taking into account the material expected benefits, including synergies, of the Business Combination) and (ii) in relation to which no member of the ADVA or its subsidiaries breached its non-solicitation obligations under the Business Combination Agreement.

5.9	ADTRAN Special Meeting; Recommendations by ADTRAN Board of Directors and the ADVA Management Board and the ADVA Supervisory Board

5.9.1	ADTRAN Special Meeting

ADTRAN has agreed to use all reasonable efforts, in accordance with its governing documents and applicable law, to call the ADTRAN Special Meeting and obtain the ADTRAN stockholders’ approval prior to the end of the acceptance period, which date will be after the Approval of the Registration Statements, but no later than thirty-five days following such date. ADTRAN may not revoke or postpone the ADTRAN special meeting once it has been called, but may adjourn or postpone the ADTRAN special meeting (i) to solicit additional proxies for the purpose of obtaining the ADTRAN stockholders’ approval, (ii) due to the absence of a quorum or (iii) to allow reasonable additional time for (a) the filing and mailing of any supplemental or amended disclosure which ADTRAN has determined in good faith after consultation with outside legal counsel is necessary under applicable law and (b) for such supplemental or amended disclosure to be disseminated and reviewed by ADTRAN’s stockholders prior to the ADTRAN Special Meeting.

5.9.2	Recommendation of the ADTRAN Board of Directors

The ADTRAN board of directors has unanimously agreed to recommend to its ADTRAN Stockholders the adoption of the Business Combination Agreement and the adoption and approval of any other notes as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the proxy statement/prospectus.

Prior to the ADTRAN Special Meeting, ADTRAN or the ADTRAN board of directors are permitted to make an amendment, withdrawal, qualification or modification of its recommendation to its shareholders

(such amendment, withdraw, qualification or modification a “modification in recommendation”) if the ADTRAN board of directors determines in good faith, after consultation with external legal counsel of recognized standing, that failure to effect a modification in recommendation would be inconsistent with the fiduciary duties of the board of directors of ADTRAN under applicable law. A modification in recommendation will not be (or result in) a breach of any of ADTRAN’s obligations under the Business Combination Agreement.

5.9.3	ADVA’s Support and Recommendation of the Offer

ADVA’s management board and supervisory board have, based on the information available to them on the date of the Business Combination Agreement, unanimously taken the view that the Business Combination is in the best interest of ADVA.

Without undue delay and within two weeks following the publication of the Offer Document, the management board and the supervisory board of ADVA will prepare and publish, solely or jointly, a reasoned statement pursuant to Section 27(3) and Section 14(3) WpÜG. The reasoned statement will reflect that the management board and the supervisory board of ADVA, after duly reviewed and analyzed the Offer (including reviewing the Offer Document) and acting in good faith with regard to their duties, (i) regard the Exchange Ratio of the Offer and the Offer Consideration as fair, adequate and attractive, (ii) welcome and support the Offer and (iii) recommend to the holders of ADVA shares the acceptance of the Offer.

The management board and supervisory board of ADVA have agreed not to withdraw or amend the reasoned statement adversely to ADTRAN, or withdraw their intention, or otherwise breach their obligation, to provide, the reasoned statement, subject to the following conditions:

•	the Offer complies with the terms of the Business Combination Agreement;

•

in case of a Superior Offer, if ADVA has without undue delay notified Acorn HoldCo after becoming aware of the Superior Offer, the more beneficial terms can be matched and Acorn HoldCo has matched such more beneficial terms within ten business days following the publication of the offer document relating to such Superior Offer; and

•

no other circumstances exist that, as confirmed in writing to the management board by an external legal counsel of recognized standing, would cause the members of the management board to violate their duties under applicable law by welcoming and supporting the Offer or not issuing a recommendation for a Competing Offer.

In addition, until the end of the term of the Business Combination Agreement and the consummation of the Offer, to the extent legally permissible and subject to the limitations set out in the Business Combination Agreement, ADVA has agreed to endorse and support the transaction and the Offer in all publications and communications that relate to the Business Combination.

5.9.4	Recommendation of the ADVA Management Board and the ADVA Supervisory Board

The ADVA management board and the ADVA supervisory board have carefully considered the proposed combination and determined that it is in the best interests of ADVA, its shareholders, its employees and other interest groups (stakeholders), and therefore approved the Business Combination Agreement. Subject to their fiduciary duties under applicable law and a thorough review of the Offer Document, the ADVA supervisory board and the ADVA management board intend to recommend that the ADVA shareholders accept the Offer and to tender their shares to Acorn HoldCo. However, each ADVA shareholder must make her or his own decision on whether and to what extent to accept the Offer, thereby taking into account all relevant circumstances, his/her/its individual situation (including personal tax situation) and his/her/its personal assessment of ADVA’s potential future development as well as of the intrinsic value and the stock price of ADVA’s shares. Subject to applicable statutory provisions, the members of ADVA’s management and supervisory board do not assume any responsibility in the event that the acceptance or non-acceptance of the Offer subsequently has adverse economic consequences of such shareholder.

The management board and the supervisory board of ADVA have undertaken in the Business Combination Agreement to support the Offer in a reasoned statement or a joint reasoned statement to be published pursuant to Sections 27, 14(3) WpÜG. These obligations are subject to a thorough review of the Offer Document and the applicable obligations and responsibilities under applicable law, in particular the board members’ duties of care, loyalty and good faith, the requirements of the WpÜG, and other requirements described in the Business Combination Agreement.

5.10	Term and Termination

5.10.1	Term

The Business Combination Agreement has a fixed term of two years from August 30, 2021.

5.10.2	Termination Rights

Prior to the expiration of the term of the Business Combination Agreement or the consummation of the Offer, the Business Combination Agreement may be terminated with immediate effect by either ADTRAN or ADVA if:

•

the Offer lapses as a result of non-satisfaction of the offer conditions, provided that the terminating party is not then in material breach of any of its material covenants or agreements under the Business Combination Agreement relating to the relevant offer condition;

•

the respective other party violates its material obligations under the Business Combination Agreement and such violation was not cured within thirty business days after the breach has been made known by the terminating party (excluding all other claims for damages resulting from any breach of any obligation under the Business Combination Agreement); or

•	the Offer has not been settled by the date that is twelve months following expiration of the Acceptance Period.

In addition, prior to the expiration of the term of the Business Combination Agreement or the consummation of the Offer, the Business Combination Agreement may be terminated with immediate effect by ADVA if:

•

the consideration offered in the Offer is lower than the amount in the Business Combination Agreement, or the Offer contains offer conditions that differ (in anything other than de minimis respects) from those specified in the Business Combination Agreement;

•	ADTRAN’s intentions as published in the published Offer Document with regard to the strategy of ADTRAN differ materially than the intentions set forth in the Business Combination Agreement; or

•

the offer document of a Superior Offer has been published by a third party and (i) Acorn HoldCo has not amended the Offer to match such Superior Offer within 10 business days following the publication of the offer document relating to such Superior Offer and (ii) the management board and supervisory board of ADVA are entitled to support the Superior Offer under the provisions of the Business Combination Agreement; provided, that ADVA has negotiated with ADTRAN in good faith following or prior to publication of the offer document of the Superior Offer.

In addition, prior to the expiration of the term of the Business Combination Agreement or the consummation of the Offer, the Business Combination Agreement may be terminated with immediate effect by ADTRAN if:

•

the management board and/or the supervisory board of ADVA does not recommend to ADVA shareholders to accept the Offer in its reasoned statement in accordance with the Business Combination Agreement or withdraws its reasoned statement or amends the reasoned statement in a way that could impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the Offer;

•	a Superior Offer has been made; or

•	in the period between the date of the Business Combination Agreement and the publication of the Offer Document an ADVA material adverse change or material compliance violation occurs.

The parties agreed that the right to terminate the Business Combination Agreement for good cause remains unaffected. Good cause exists where the terminating party, taking into account all circumstances of the specific case and weighing the interests of the parties, cannot reasonably be expected to continue the contractual relationship through the remainder of the agreed fixed term, pursuant to Section 314 para. 1 sentence 1 of the German Civil Code.

Notice of any termination must be given in writing and be made within ten business days after the terminating party has become aware of the event triggering a termination right. In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will have no further effect, except for provisions related to effectiveness, term and termination of the Business Combination Agreement, notices under the Business Combination Agreement, governing law and dispute resolution, and certain other miscellaneous provisions.

5.11	Conduct of the Business Pending the Consummation of the Business Combination

Under the terms of the Business Combination Agreement, ADTRAN and ADVA have agreed that, until the end of the term of the Business Combination Agreement or the consummation of the Offer, they each will, to the extent permitted by law and subject to relevant fiduciary duties, and will ensure that its respective subsidiaries will, in all material respects consistent with past practice, carry on its and their businesses in the ordinary course, including its respective current strategy. In addition, ADTRAN and ADVA have each agreed that during such period it and its subsidiaries will refrain from taking the following actions without the prior written consent of the other party:

•

making an investment to acquire or expand into new business segments or a disposal other than already provided for in the companies’ respective business plans and/or entering into binding obligations concerning any material merger and acquisition transactions which have not been communicated or otherwise known to the public markets prior to the date of the Business Combination Agreement if the aggregate value or investment amount of one or more of the aforementioned measures exceeds (i) €15 million in the first twelve months after the date of the Business Combination Agreement or (ii) €30 million from the beginning of the thirteenth month after the date of the Business Combination Agreement (i.e., €30 million in the aggregate from the date of the Business Combination Agreement);

•	incurring additional indebtedness of more than €10 million;

•

(i) issuing any new shares or any other voting securities or equity equivalent or any securities convertible into such shares or securities (“equity securities”) (other than the issuance of options or shares underlying options in the ordinary course consistent with past practice), (ii) purchasing, redeeming or otherwise acquiring any equity securities or (iii) effecting a split, reverse split, combination or reclassification of any equity securities, subject to certain exceptions; or

•

taking any action that would reasonably be expected to impair, interfere with, hinder, delay or otherwise adversely affect the consummation of the transaction (including the satisfaction of any of the offer conditions of the Offer).

In addition, ADTRAN has agreed that it will not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any outstanding ADTRAN shares, other than the declaration and payment of quarterly cash dividends on the outstanding ADTRAN shares consistent with past practice until the closing of the transaction. ADVA has also agreed that it will not propose to pay or pay any dividend without a corresponding shareholders’ resolution until the end of the term of the Business Combination Agreement or the consummation of the Offer. The parties have agreed to inform the other party, prior to the occurrence thereof, of its intention to undertake any of the actions set forth above, without giving effect to the monetary thresholds set forth therein.

Except with respect to a Competing Offer, Superior Offer and/or comparable transactions, which are subject to specific notification requirements described above, ADTRAN and ADVA will promptly notify each other without if any circumstance occurs which would be reasonably likely to result in a closing failure or the noncompliance with that party’s obligations under the Business Combination Agreement or would otherwise be reasonably likely to have a negative impact on the consummation of the Business Combination.

5.12	Corporate Measures under German Law

Acorn HoldCo may consider the initiation of a delisting of the ADVA shares in the future, following settlement of the Offer depending on the stake of Acorn HoldCo, prevailing market conditions and other economic considerations, and, later, a squeeze-out, in each case subject to all applicable legal requirements.

5.13	Governance and Management of the Combined Group

5.13.1	Composition of Boards

The Business Combination Agreement provides that, subject to the organizational and governance rules under applicable stock corporation law and any applicable fiduciary duties, the parties and the Acorn HoldCo board of Directors will use their respective best efforts take all action necessary (including to amend the governing documents of Acorn HoldCo, as needed) to staff the respective boards of Acorn HoldCo and ADVA and the senior management team of Acorn HoldCo as promptly as reasonably practicable after the completion of the Business Combination as follows:

•

Supervisory board of ADVA. Acorn HoldCo does not intend to change the size of the supervisory board after the completion of the Business Combination. Acorn HoldCo intends to be represented in the supervisory board in a manner which appropriately reflects its shareholding following closing;

•

Management board of ADVA. Acorn HoldCo intends to change the size and composition of the management board. Save for the potential conclusion of a DPLTA with Acorn HoldCo (See section “4.14 Potential Post-Completion Reorganization Regarding ADVA”), the management board of ADVA shall continue to manage ADVA independently and exclusively in its own responsibility pursuant to and within the framework of European and German law; and

•

Board of Directors of Acorn HoldCo. Immediately prior to the completion of the Business Combination, the size of the Acorn HoldCo Board of Directors will be expanded to an overall number of six board members composed of six members of the current Acorn HoldCo board of directors. Immediately following the closing, the size of the Acorn HoldCo board of directors will be expanded to an overall number of nine board members and Brian Protiva, the current chairman of the management board of ADVA and CEO of ADVA, Nikos Theodosopoulos, current chairman of the supervisory board of ADVA and Johanna Hey, current vice chairwoman of the supervisory board of ADVA, will be appointed to the Acorn HoldCo board of directors, with Brian Protiva serving as vice chairman. In accordance with Rule 438 of the Securities Act, each of Mr. Protiva, Mr. Theodosopoulos and Ms. Hey have provided ADTRAN and Acorn HoldCo with an executed consent to being named in the registration statement and the Offer Document, as a person anticipated to become a director of Acorn HoldCo and to the filing of such consent as an exhibit thereto. Immediately following the closing, Thomas R. Stanton, ADTRAN’s current CEO and current chairman of the ADTRAN board of directors, will become the chairman of the Acorn HoldCo board of directors and, upon becoming a member of the Acorn HoldCo Board, Mr. Protiva will be appointed vice chairman of the Acorn HoldCo board of directors, serving as executive vice chairman until December 31, 2022 and subsequently as non-executive vice chairman.

The Business Combination Agreement also provides that the directors of Merger Sub immediately prior to the effective time of the Merger shall be the directors of the surviving corporation immediately following the effective time of the Merger, and the officers of Merger Sub immediately prior to the effective time of the Merger will be the officers of the surviving corporation immediately following the effective time of the Merger, in each case until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the certificate of incorporation and bylaws of the surviving corporation and by applicable law.

5.13.2	Senior Management Team

The Business Combination Agreement provides that the senior management team of Acorn HoldCo post-closing will be composed as follows:

•	Thomas R. Stanton as CEO;

•	Michael Foliano as CFO, transitioning to Ulrich Dopfer within five years from the closing of the Business Combination unless Mr. Dopfer is offered a severance package;

•	Christoph Glingener as chief technical officer;

•	Scott St. John as chief marketing and sales officer unless Mr. St. John is offered a six month transition and a severance package; and

•	Paulus Bucher as chief operations officer unless Mr. Bucher is offered a six month transition and a severance package.

To the extent members of ADVA’s management team currently have service contracts with ADVA, such service contracts shall be replaced by contracts with Acorn HoldCo. The new service contracts shall have terms (i) no less favorable in all material respects than the current terms with ADVA (as of the date of the Business Combination Agreement), including term and remuneration elements, up to December 31, 2022 and (ii) no less favorable, with respect to such person’s new role at Acorn HoldCo, than the terms of the service contracts in place between ADTRAN (or its subsidiaries) and those individuals holding corresponding positions at ADTRAN (or its subsidiaries) (adjusted for local market norms).

5.13.3	Governing Documents of Acorn HoldCo and Merger Sub

At the effective time of the Merger, the certificate of incorporation and bylaws of Acorn HoldCo, as in effect immediately prior to the effective time of the Merger, shall be amended and restated as of the effective time of the Merger, including to change the corporate name set forth therein to “ADTRAN Holdings, Inc.”, to be in the form of the certificate of incorporation and bylaws included as exhibits to the registration statement and as so amended and restated shall be the certificate of incorporation and bylaws of Acorn HoldCo until thereafter amended as provided therein or by applicable law. At the effective time of the Merger, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the effective time of the Merger will be the certificate of incorporation and bylaws of the surviving corporation, except the references to Merger Sub’s name therein shall be replaced by references to “ADTRAN, Inc.”, until thereafter amended as provided therein or by applicable law.

5.14	Other Covenants and Agreements

The Business Combination Agreement contains certain other covenants and agreements, including covenants relating to:

•	using all reasonable efforts to facilitate the success of the Offer and the Merger;

•

Acorn HoldCo and ADTRAN using reasonable best efforts to cause the Acorn HoldCo shares issuable to ADTRAN stockholders as Merger consideration and issuable to ADVA shareholders in connection with the consummation of the Offer to be approved for listing on Nasdaq and the regulated market and the regulated market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard) (Antrag auf Notierungsaufnahme);

•	ADTRAN taking all actions necessary to effectuate the treatment of ADTRAN equity awards contemplated by the Business Combination Agreement;

•

ADVA and ADTRAN causing their respective subsidiaries to keep in place the existing procedures to prevent any of their respective directors, officers, employees, representatives and agents from carrying out any acts in the performance of their respective employment and duties related to ADVA, ADTRAN and their respective subsidiaries which would constitute an offence under the applicable laws;

•

ADVA and Acorn HoldCo using their reasonable best efforts to obtain written consents from the lenders under ADVA’s loans and commitments to the consummation of the Business Combination and to limit any termination of material commercial agreements based on the change of control of ADVA that could be triggered in connection with the consummation of the Business Combination;

•

ADTRAN and Acorn HoldCo taking all steps as may be required to cause any dispositions of ADTRAN shares (including derivative securities with respect to ADTRAN shares) or acquisitions of Acorn HoldCo shares (including derivative securities with respect to Acorn HoldCo shares) resulting from the transactions contemplated by the Business Combination Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ADTRAN or Acorn HoldCo, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

if and to the extent legally required to enable Acorn HoldCo to acquire shares in ADVA, and subject to the management board’s fiduciary duties, ADVA issuing a cleansing statement pursuant to Article 17 of MAR or through a press release upon Acorn HoldCo’s reasonable request;

5.15	Assignment; Amendment and Waiver

Any rights under the Business Combination Agreement may only be assigned with the prior written consent of the other parties.

All amendments or waivers to the Business Combination Agreement must be made in writing, unless stricter requirements as to their form are required by applicable law.

5.16	Fees and Expenses

Each party shall pay their respective expenses (including fees and expenses of legal counsel, investment bankers, brokers, finders, and other representatives or consultants) in connection with the transaction. All filing fees in connection with the regulatory clearances will be equally borne by ADTRAN and ADVA

However, ADTRAN has agreed to bear all of ADVA’s expenses incurred in connection with its cooperation with the neutral expert. In addition, ADTRAN has agreed to pay reasonable out-of-pocket costs and external advisor fees (but excluding any overhead costs and overtime hours) incurred by ADVA in connection with its cooperation with respect to the Offer, if such assistance was on the request or initiative of ADTRAN or Acorn HoldCo.

5.17	Governing Law and Arbitration

The parties have agreed that the Business Combination Agreement will be governed by and construed in accordance with the laws of the Federal Republic of Germany. In case of a breach of the Business Combination Agreement, the rules of the German Civil Code (Bürgerliches Gesetzbuch) on the compensation of damages shall apply. In addition, the parties have agreed that any dispute arising from or in connection with the Business Combination Agreement and its consummation shall be finally settled by three (3) arbitrators, of which each of HoldCo, ADTRAN and ADVA may nominate one, in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V.) without recourse to the courts of law. Exclusive legal venue of the arbitration will be Munich, Germany and the language of the arbitral proceedings will be English.

5.18	Other Post-Completion Matters

5.18.1	Name and Brand of the Combined Group

The name of the enterprise operated by the Combined Group will be “ADTRAN Holdings, Inc.”, which name change will be reflected in Acorn HoldCo’s articles of incorporation of the effective time of the Merger.

5.18.2	Dual Headquarters; Reporting

The business of the Combined Group will be operated from ADTRAN’s current headquarters located in Huntsville, Alabama, United States. The German and the European headquarters of the Combined Group will be ADVA’s current head office in Planegg/Martinsried, Germany. There will be no change to the location of ADVA’s corporate seat and operations in Meiningen, Germany, the head-office Plannegg/Martinsried, Germany, nor to the locations of ADVA’s German material businesses. Except as otherwise provided for in the Business Combination Agreement, the Combined Group will have internal steering and reporting lines customary for a publicly-listed company in the United States.

As long as ADVA is listed on the Frankfurt Stock Exchange or has minority shareholders it shall continue to prepare its financial statements in IFRS, but it shall provide all necessary information to adjust the financial information to U.S. GAAP so that it can be included into the consolidated U.S. GAAP financial statements for the Combined Group.

5.18.3	Communications

ADVA, ADTRAN and Acorn HoldCo will reasonably coordinate any press releases in relation to the transaction. In addition, ADTRAN, Acorn HoldCo and ADVA have agreed on the communication plan for customers and employees as set forth in the Business Combination Agreement.

ADVA will reasonably cooperate with ADTRAN to provide for a smooth and efficient implementation of the communications strategy, agreed among the parties, with regard to retail investors, institutional investors, hedge funds and other shareholders to achieve the highest acceptance rate possible in the Offer. Upon notification to ADVA in writing or via email of the terms and conditions of requiring external assistance (if any), ADTRAN assumes such reasonable out-of-pocket costs and external advisor fees which directly relate to providing such assistance on the request or initiative of ADTRAN or Acorn HoldCo but excluding any overhead costs and overtime hours. For the avoidance of doubt, any costs, fees and expenses incurred by ADVA or any of its subsidiaries in connection with the Offer relating to matters which are independent of any such specific request or initiative of ADTRAN or Acorn HoldCo to facilitate the support of the Offer shall be borne solely by the relevant member of ADVA.

6.	THE OFFER

6.1	Subject Matter

As part of the Business Combination the shares of ADTRAN will be transferred by merger to Acorn HoldCo and the shares of ADVA will be transferred directly to Acorn HoldCo through the Offer. Pursuant to the terms of the Offer, Acorn HoldCo seeks to acquire each issued ADVA share (ISIN DE0005103006) in exchange for 0.8244 Acorn HoldCo shares for each ADVA share. This Exchange Ratio is fixed and will not be adjusted to reflect changes in the share price of the ADVA shares or the ADTRAN shares prior to the date of the completion of the Business Combination.

The acceptance period for the Offer starts on November 12, 2021. The Acceptance Period will expire on January 12, 2022, 24:00 hours, Central European Time, unless extended. If all offer conditions (except the Regulatory Conditions) are satisfied at the time of the expiry of the Acceptance Period, there will be an Additional Acceptance Period of two weeks ending on January 31, 2022. See section “6.5 Timetable”.

The Offer is subject to a number of conditions set forth under “6.4 Closing conditions to the Offer”. For a comparison of the rights of holders of Acorn HoldCo shares and ADVA shares, see “23 Comparison of Equityholders Rights before and after the Business Combination”.

6.2	Important Notices

The Offer is subject to a number of conditions set forth under “6.4 Closing conditions to the Offer”. The conditions to the Offer must be satisfied at the time of the expiry of the Acceptance Period or, if permissible, waived, except for the Regulatory Conditions, which may remain outstanding after the expiration date. The Regulatory Conditions must be satisfied until January 12, 2023 (inclusive). If the Regulatory Conditions are not satisfied until January 12, 2023 (inclusive) or any Regulatory Condition has previously failed, the Offer lapses and the tendered ADVA shares will be rebooked to the original ISIN of the ADVA shareholder.

By accepting the Offer, ADVA shareholders who accept the Offer, instruct and authorize their respective custodian bank as well as any intermediate custodian and authorize them to instruct and authorize Clearstream to transfer the ADVA shares tendered for exchange, including all ancillary rights existing at the time of the settlement of the Offer, to Acorn HoldCo concurrently against transfer of the Offer Consideration for the respective ADVA Shares tendered to the account of the respective Custodian bank at Clearstream and subsequent credit to the securities account of the respective ADVA shareholder in accordance with the provisions of the Offer, subject to the satisfaction or, if permissible, waiver of the conditions to the Offer.

6.3	Purpose of the Offer

The purpose of the Offer is for Acorn HoldCo to acquire control over ADVA. Following the completion of the Offer, Acorn HoldCo intends a Squeeze-out of the remaining minority shareholders of ADVA, provided that the required threshold for such a structural measure after completion of the Offer has been reached. Such structural measure after completion of the Offer would lead to an exclusion of the minority shareholders of ADVA remaining after the settlement of the Offer. Any structural measures will mainly depend on the percentage of ADVA shares acquired in the Offer and, to the extent legally permissible, in the open market or otherwise by Acorn HoldCo. Immediately after the completion of the Offer, assuming satisfaction of the minimum acceptance condition, Acorn HoldCo will hold at least 70% of all of the issued and outstanding ADVA shares. If all ADVA shareholders tender all their ADVA shares in the Offer or, to the extent legally permissible, Acorn HoldCo has acquired all remaining ADVA shares in the open market or otherwise, or if a potential squeeze-out transaction is completed, Acorn HoldCo will own all of the issued and outstanding ADVA shares. Otherwise, Acorn HoldCo may enter into a DPLTA with ADVA or arrange the delisting of the ADVA shares. See “6.11 Plans for ADVA after the Completion of the Offer” and “4.14 Potential Post-Completion Reorganization Regarding ADVA”.

6.4	Closing conditions to the Offer

The Business Combination Agreement provides that the closing of the Merger and the settlement of the Offer are subject to the satisfaction or permitted waiver of the conditions set forth below. All conditions have to be satisfied at the time of the expiry of the Acceptance Period except for the Regulatory Conditions. The Regulatory Conditions must be satisfied until January 12, 2023 (inclusive) at the latest.

6.4.1	Minimum Acceptance Condition

At the time of the expiry of the Acceptance Period, at least 70% of all ADVA shares issued with voting rights as of October 31, 2021 must be tendered in the Offer.

6.4.2	Effective Registration Statement Condition

The Registration Statement on Form S-4 under the Securities Act with the SEC with respect to the registration of Acorn HoldCo shares to be issued in the Merger and the Offer must be declared effective by the SEC prior to the expiration of the acceptance period and not be the subject of any stop order issued by the SEC pursuant to Section 8(d) of the Securities Act or any proceeding initiated by the SEC seeking such a stop order.

6.4.3	ADTRAN Stockholders’ Approval Condition

Prior to the expiration of the acceptance period, the ADTRAN Stakeholders must approve the Business Combination at an ADTRAN Special Stockholders’ Meeting or after adjournment at a new or different Special Stockholders’ Meeting by a vote of a majority of the issued ADTRAN shares entitled to vote thereon See “5.9.1 ADTRAN Special Meeting ”.

6.4.4	Merger Control Condition

6.4.5	The statutory waiting period according to the HSR Act must have ended or expired until January 12, 2023 (inclusive).Foreign Trade Control Approvals

The foreign trade control approvals in Germany, the U.S., Australia and UK described below must have been available until January 12, 2023 (inclusive):

•

(a) Acorn HoldCo must obtain a written notification from CFIUS that the Business Combination is not a “covered transaction” pursuant to section 721 of the DPA or that there are no unresolved national security concerns with respect to the Business Combination, or (b) if CFIUS has sent a report to the President of the United States requesting the President of the United States’ decision with respect to the Business Combination, and either the president (i) has not taken any action after fifteen days receives such report from CFIUS or if earlier after the end of the investigation period, or (ii) announced a decision not to take any action to suspend or prohibit the Business Combination;

•

either (i) receipt of a clearance of the Business Combination in writing or electronically in accordance with Section 58a para. 1 sent. 1 and/or Section 61 sent. 1 German Foreign Trade Ordinance (Außenwirtschaftsverordnung, referred to herein as “AWV”) by Acorn HoldCo from the German Federal Ministry of Economics and Energy (Bundesministerium für Wirtschaft und Energie, referred to herein as “BMWi”), (ii) expiration of the two-month period pursuant to Section 58a para. 2 AWV and/or Section 61 AWV in connection with Section 14a para. 1 no. 1 (sentence 1) and para. 3 sent. 1 Foreign Trade and Payments Act (Außenwirtschaftsgesetz, referred to herein as “AWG”), unless the BMWi has during this period commenced examination proceedings pursuant to Section 55 para. 1 sent. 1 and/or Section 60 para. 1 AWV, or (iii) expiration of the four-month period pursuant to Section 59 para. 1 and/or Section 62 para. 2 AWV in connection with Section 14a para. 1 no. 2 including paras. 6 and 7 AWG, without BMWi issuing a prohibition of the Business Combination

•	receipt of written approval of the Business Combination by the British Secretary of State for the Department for Business, Energy and Industrial Strategy (BEIS); and

•

(i) receipt of written notice under the FATA from the Treasurer of Commonwealth of Australia (Treasurer) (or his or her delegate) that there are no objections to the Business Combination, or (ii) the Treasurer (or his or her delegate) is by the expiration of the statutory period, which may be extended, to make an order or decision on grounds to which the Treasurer is otherwise entitled under under Division 2 of Part 3 of the FATA in respect of the Business Combination.

6.4.6	No Material Adverse Change in the Business of ADVA

After the publication of the Offer Document and prior to the expiration of the acceptance period, no circumstance shall have occurred that has been published by ADVA pursuant to Article 17 MAR, or would have had to be published by ADVA pursuant to Article 17 MAR, or in respect of which ADVA decided to delay publication pursuant to Article 17 of the MAR, in each case that would result in a negative effect on the annual consolidated EBITDA of ADVA and its subsidiaries in the amount of at least €35 million (collectively referred to herein as a material adverse change) The occurrence of a material adverse change would only be determined by Deloitte GmbH Wirtschaftsprüfungsgesellschaft, as a neutral expert.

6.4.7	No Material Compliance Violation

After the publication of the Offer Document and prior to the expiration of the Acceptance Period, no criminal or administrative offense (Ordnungswidrigkeit) (including any concrete reason of suspicion) by

ADVA, or a subsidiary of ADVA or by any member of the corporate body of ADVA or a subsidiary of ADVA while any such person was operating in their official capacity at, or on behalf of, ADVA or a subsidiary of ADVA under any applicable administrative or criminal laws in Germany, the United States or any other jurisdiction whose laws apply to operations of ADVA or a subsidiary of ADVA relating to bribery offenses and corruption or to any violation of any export sanctions administered or enforced by the European Union, the United Nations Security Council, shall become known to have occurred provided occurrence constitutes or would constitute inside information for ADVA pursuant to Article 7 of MAR or has constituted inside information prior to its publication (a “Material Compliance Violation”). The occurrence of a Material Compliance Violation would only be determined by Deloitte GmbH Wirtschaftsprüfungsgesellschaft, as a neutral expert.

6.4.8	No Increase in Capital of ADVA

After the publication of the Offer Document and prior to the expiration of the Acceptance Period, ADVA shall not have issued any new shares and/or or decreased its share capital, in each case announced this in disclosed this in a corresponding notification of the total number of voting rights pursuant to Section 41 WpHG, and in each case in an amount of shares representing more than 1% of ADVA’s share capital as of October 31, 2021. Issue of shares upon exercise of vested stock options are exempted.

6.4.9	No Loss of Half of ADVA’s Share Capital

After the publication of the Offer Document and prior to the expiration of the acceptance period, ADVA shall have not published any announcement pursuant to Article 17 of MAR or any other announcement on ADVA’s website disclosing that it has lost half or more of its share capital.

6.4.10	No Insolvency of ADVA

After the publication of the Offer Document, but prior to the expiration of the Acceptance Period, ADVA shall have not published any announcement pursuant to Article 17 MAR or any other announcement on the ADVA website that it has initiated insolvency proceedings in relation to one or more of the companies of the ADVA Group, or that it has made an application for the initiation of such proceedings by the ADVA management board, or that grounds for the opening of insolvency proceeds exist.

6.4.11	No Prohibition or Illegality of the Business Combination

Between the publication of the Offer Document and the end of the Acceptance Period, no order, cessation, judgment or decree shall be issued by any competent governmental entity immediately prior to the expiration of the Acceptance Period and no statute, rule, regulation or other law of any competent governmental entity shall be enacted which is still in effect immediately prior to the expiration of the Acceptance Period which would in each case prohibit, in whole or in part, the consummation of the transaction in accordance with the Combination Agreement in principle.

6.4.12	Waiver of Conditions to the Offer

Until one business day prior to the end of the acceptance period, Acorn HoldCo is entitled to waive any Offer Conditions in accordance with the provisions of the WpÜG except for the Regulatory Conditions, registration statement condition and the ADTRAN stockholders’ approval condition. Lowering the minimum acceptance rate or waiving the no prohibition or illegality condition requires the consent of ADVA. The parties have agreed that the minimum acceptance rate may only be reduced to a level at which the liquidity test for the Acorn HoldCo shares, as applied by BaFin, remains satisfied. The minimum acceptance rate must therefore not be reduced below 18% of all ADVA voting rights shares as of October 31, 2021. At this minimum acceptance rate, the liquidity test is still mathematically satisfied.

6.5	Timetable

6.5.1	Overview

The timetable for the Offer is expected to be as follows:

Date	Event
November 11, 2021	Approval to publish the Offer Document by BaFin

November 12, 2021	Publication of the Offer Document Start of the Acceptance Period

January 12, 2022	Expiry of the Acceptance Period (12:00 am (Frankfurt am Main local time) / 6:00 pm (New York local time)

Expected January 18, 2022	Start of the Additional Acceptance Period

January 31, 2022	Expiry of the Additional Acceptance Period

Until January 12, 2023 (inclusive) at the latest	Entry of Regulatory Conditions

After entry of Regulatory Conditions and expiry of Additional Acceptance Period	Merger takes effect

After Merger takes effect and entry of Regulatory Conditions	Admission of all Acorn HoldCo shares to trading on the regulated market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard)

After Merger takes effect and entry of Regulatory Conditions	Completion of Offer

After completion of Offer	Commencement of trading in all Acorn HoldCo shares on the regulated market of the Frankfurt Stock Exchange and its sub-segment with additional post-admission obligations (Prime Standard)

6.5.2	Acceptance Period; Expiration Date; Additional Acceptance Period; Extension

The Acceptance Period for the Offer starts on November 12, 2021, and will expire on January 12, 2022, 24:00 hours (Central European Time), unless extended. If all offer conditions (except the Regulatory Conditions) are satisfied, there will be an Additional Acceptance Period of two weeks ending on January 31, 2022.

Following the end of the Acceptance Period, and if all conditions to the Offer (other than the Regulatory Conditions) have been satisfied or, where permissible, validly waived in advance, the WpÜG provides an Additional Acceptance Period of two weeks for the Offer. The Additional Acceptance Period will be an additional two-week period beginning on the day after the publication of the results of the Acceptance Period during which shareholders may tender their ADVA shares. Acorn HoldCo intends to publish such results without undue delay following the expiration of the Acceptance Period. Provided that the Acceptance Period is not extended, the Additional Acceptance Period is expected to start on January 18, 2022, and to expire on January 31, 2022, 24:00 hours (Central European Time). ADVA shareholders who validly tender during the Additional Acceptance Period will receive the Offer Consideration for the Offer with the completion of the Offer.

6.5.3	Extension, Amendment and Termination; Additional Acceptance Period; Extension of the Acceptance Period

The Offer will be extended (1) by two weeks in accordance with Section 21(5) WpÜG if the Offer is amended and the amendment is published (as described below) within the last two weeks prior to the end of the Acceptance Period; or (2) if a competing offer (konkurrierendes Angebot) as defined in Section 22(1) WpÜG is made by a third party before expiration of the acceptance period for the Competing Offer, the expiry of the Acceptance Period for the Offer shall be determined by the expiry of the acceptance period for the Competing Offer. If, in connection with the Offer, a special shareholders’ meeting is held after the publication of the Offer Document the Acceptance Period shall be extended to ten weeks from the date of publication of the Offer Document (section 16 para. 3 WpÜG).

If the Acceptance Period is extended due to an amendment of the Offer or a Competing Offer, ADVA shareholders who have accepted the Offer prior to the publication of the amendment or the offer or the Competing Offer may withdraw from the contracts concluded by accepting the Offer until the end of the extended Acceptance Period. See “6.8 Withdrawal Rights”. The Additional Acceptance Period is not an extension of the Acceptance Period (i.e., no withdrawals permitted) and will commence after the publication of the results of the Offer by Acorn HoldCo after expiration of the Acceptance Period, including any extension thereof, as required by the WpÜG. Accordingly, ADVA shareholders may not withdraw their tendered ADVA shares during the Additional Acceptance Period even if submitted for exchange during such Additional Acceptance Period.

6.5.4	Amendment of the Offer

Subject to applicable rules and regulations of the WpÜG, Acorn HoldCo has the right (1) to increase the consideration being offered to ADVA shareholders in the Offer, (2) to offer a different consideration as an alternative, (3) with the consent of ADVA, to reduce the minimum acceptance rate from 70% to a lower percentage of all outstanding ADVA shares, and (4) waive any of the conditions to the Offer (other than the registration statement condition, the Regulatory Conditions or the ADTRAN stockholders’ approval condition) as described in “0

Waiver of Conditions to the Offer”, in each case at any time until one working day prior to the expiry of the Acceptance Period by way of publication as described under “6.15 Publications”, unless they have already failed definitely. The parties have agreed that the minimum acceptance rate may only be reduced to a level at which the liquidity test for the Acorn HoldCo shares, as applied by BaFin, remains satisfied. The minimum acceptance rate must therefore not be reduced below 18% of all ADVA voting rights shares as of October 31, 2021. At this minimum acceptance rate, the liquidity test is still mathematically satisfied.

6.5.5	Termination of the Offer

If any of the conditions described above (except for the Regulatory Conditions) have not been satisfied prior to the end of the Acceptance Period or, where permissible, validly waived beforehand, the Offer will be automatically terminated. The Regulatory Conditions must have occurred until January 12, 2023 (inclusive), after which the Offer will be automatically terminated. In the case of such termination, tendered ADVA shares will be rebooked into ISIN DE0005103006 without undue delay, and in any case, no later than five business days after the announcement that the Offer has been terminated. They will then become fully fungible with all other ADVA shares.

6.5.6	Put Right pursuant to Section 39c WpÜG

Pursuant to Section 39c WpÜG, ADVA shareholders who did not tender their shares in the Offer may have the put right to require Acorn HoldCo to exchange their ADVA shares for the Offer Consideration (Andienungsrecht) if the following two conditions are met upon publication of the results of the Offer after the end of the acceptance period:

(1) Acorn HoldCo holds after the completion of the Offer at least 95% of ADVA’s voting share capital (or the Offer has been accepted by ADVA shareholders such that Acorn HoldCo, directly or indirectly, would hold at least 95% voting share capital on the closing date); and

(2) Acorn HoldCo is entitled to file an application with the district court (Landgericht) of Frankfurt am Main to effect a takeover squeeze-out pursuant to Sections 39a et seq. WpÜG. See “4.14.3 Squeeze-out Transactions”.

If both of the above conditions are satisfied, the WpÜG requires that this put right be available for a three-month period, or the put right period, after the publication of the attainment of the required shareholding level pursuant to section 23 para. 1 sentence 1 no. 4 WpÜG.

The procedure for exercising the put right corresponds to the procedure for tendering ADVA shares in the acceptance period or Additional Acceptance Period. See “6.6 Acceptance of the Offer” and “6.10 Settlement of the Offer”. Tendered ADVA shares may be traded until such trading ceases as described in “6.9 Trading of Tendered ADVA Shares”.

6.6	Acceptance of the Offer

The acceptance of the Offer (i) must be declared in text form or electronically vis-à-vis the relevant custodian bank of the ADVA shareholder during the acceptance period, and (ii) the ADVA shareholders must instruct their respective custodian bank to effect the re-booking of the ADVA shares which are held in their securities deposit account for which they wish to accept the Offer. The acceptance will only become effective if the tendered ADVA shares have been re-booked to ISIN at Clearstream by 18:00 hrs (Frankfurt am Main local time) / 12:00 hrs (New York local time) on the second banking day after the expiration of the Acceptance Period, or the Additional Acceptance Period. Such re-bookings are to be effected by the relevant custodian bank immediately after receipt of the declaration of acceptance.

Declarations of acceptance not received by the respective custodian bank within the relevant period, or incorrectly or incompletely filled out, do not count as acceptance of the Offer and do not entitle the respective ADVA shareholder to receive the Offer Consideration. Neither Acorn HoldCo, nor persons acting in concert with Acorn HoldCo nor their subsidiaries are required to notify any ADVA shareholder of any deficiencies or errors in the declaration of acceptance, and they assume no liability in the event that such notification is not made.

6.7	Irrevocable Undertakings

Acorn HoldCo entered into an irrevocable undertakings with EGORA and EGORA Investments GmbH pursuant to which EGORA and EGORA Investments GmbH undertake to validly accept the Offer for 7,000,000 ADVA shares held cumulatively by them, representing approximately 13.7% of ADVA’s share capital, within five business days after the commencement of the Acceptance Period.

6.8	Withdrawal Rights

Due to a withdrawal right granted by Acorn HoldCo in excess of the statutory requirements, participating ADVA shareholders may withdraw from the agreements for the transfer of Acorn HoldCo shares, which have been entered into as a result of acceptance of the Offer, at any time during the Acceptance Period. Upon expiry of the Acceptance Period, the withdrawal rights expire and the tendered ADVA shares cannot be withdrawn anymore.

However, in the event of an amendment of the Offer pursuant to Section 21 para. 1 WpÜG, ADVA shareholders may, until expiration of the Acceptance Period, withdraw from the agreements which have been entered into as a result of the acceptance of the Offer, if and to the extent that they have accepted the Offer prior to the publication of the amendment of the Offer. In the event of a Competing Offer pursuant to Section 22 para. 1 WpÜG, ADVA shareholders may, until expiration of the Acceptance Period, withdraw from the agreements which have been entered into as a result of the acceptance of the Offer, if and to the extent that they have accepted the Offer prior to the publication of the offer document for the Competing Offer.

ADVA shareholders may exercise a right of withdrawal in respect of the ADVA shares prior to expiration of the acceptance period only by (i) declaring their withdrawal to their relevant custodian bank for a specified number of tendered ADVA shares, where in the event that no number is specified, the withdrawal shall be deemed to have been declared for all of the tendered ADVA shares of the ADVA shareholders concerned; and (ii) instructing their relevant custodian bank to cause such number of tendered ADVA shares held in their securities deposit accounts as is equivalent to the number of tendered ADVA shares in respect of which they have declared their withdrawal to be re-booked to ISIN DE0005103006 at Clearstream Banking Aktiengesellschaft, Mergenthalerallee 61, 65760 Eschborn, Germany (Clearstream).

The relevant custodian bank is required, without undue delay, after receiving the declaration of withdrawal, to cause the tendered ADVA shares for which withdrawal is being declared to be re-booked to ISIN DE0005103006 at Clearstream. The re-booking is generally free of costs for ADVA shareholders who hold their ADVA shares in a securities deposit account of a custodian bank in Germany. The ADVA shares may again be traded under ISIN DE0005103006 immediately after re-booking. The ADVA shares are considered to be re-booked in a timely fashion if this has been done at the latest by 18:00 hrs (Frankfurt am Main local time) / 12:00 hrs (New York local time) on the second banking day after the end of the acceptance period.

6.9	Trading of Tendered ADVA Shares

ADVA shares tendered in the Offer during the Acceptance Period or Additional Acceptance Period or ADVA shares that are put to Acorn HoldCo during the put right period, if any, will expectedly be admitted to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange (Frankfurter Wertpapierbörse) and simultaneously on the sub-segment thereof with additional post-admission obligations (Prime Standard) under ISIN DE000A3MQBT1 as of the third banking day after the commencement of the acceptance period. ADVA shareholders who tender their shares during the Additional Acceptance Period will be able to trade their “as-tendered” shares immediately after tendering. Acorn HoldCo expects that trading of the tendered ADVA shares and ADVA shares put during the put right period, if any, on the regulated market of the Frankfurt Stock Exchange will cease after the end of the third banking day directly preceeding the settlement or reversal of the Offer.

Trading of tendered ADVA shares on an “as-tendered” basis on the Frankfurt Stock Exchange is market practice in Germany. The sale of an as-tendered ADVA share does not affect its status as tendered, and such tendered ADVA share will be exchanged in the Offer unless validly withdrawn. As a result, while tendered ADVA shares may not be withdrawn after the end of the acceptance period, tendering ADVA shareholders will be able to trade their tendered shares on an “as-tendered” basis as described above. ADVA shareholders who have validly tendered their shares and who wish to sell those shares in the as-tendered market should contact their broker.

The ADVA shares are listed on the Frankfurt Stock Exchange (ISIN DE0005103006) and are quoted, inter alia, on the SDAX stock index. A significant reduction in free float as a result of the exchange of ADVA shares pursuant to the Offer or otherwise may result in the ADVA shares being removed from the SDAX or other stock indexes on one of the next index adjustment dates. Consequently, index funds and other institutional investors whose investments mirror indexes such as the SDAX stock index may sell or reduce their holdings of ADVA shares. This could result in a decrease in liquidity and an oversupply of ADVA shares, adversely affecting the stock exchange price of ADVA shares.

Any person acquiring ADVA shares will assume all rights and obligations arising from the prior acceptance of the Offer.

ADVA shares not tendered will continue to be traded under ISIN DE0005103006.

6.10	Settlement of the Offer

The Acorn HoldCo shares issued pursuant to the Offer to ADVA shareholders who tendered their ADVA shares in the Offer, will be credited to the nominee of DTC, and then to the accounts of DTC’s participants, including Clearstream, who will in turn credit the securities custody accounts of the custodian banks holding tendered shares expectedly no later than eight business days following the later of (i) the publication of the results of the Additional Acceptance Period or (ii) the satisfaction of the Regulatory Conditions. Transfer of the Offer Consideration may be made on a date that is significantly later than the end of the Acceptance Period and the expiration of the Additional Acceptance Period, or may not occur. If the Offer is not completed, shareholders who have tendered their ADVA shares in the Offer will have their shares rebooked into ISIN DE0005103006. The settlement will be a single settlement for all ADVA shares tendered in the Offer. There will be no separate settlements for ADVA shares tendered in the Acceptance Period and ADVA shares tendered in the Additional Acceptance Period, respectively. We refer to the date of the transfer of the Offer Consideration as the “closing date”. On the closing date, Clearstream will deposit the tendered ADVA shares to the account of the settlement agent at Clearstream for the purpose of transferring the ownership of the tendered ADVA shares to Acorn HoldCo.

6.11	Plans for ADVA after the Completion of the Offer

Acorn HoldCo may pursue a post-completion reorganization with respect to ADVA after completion of the Merger and the Offer if the relevant ownership threshold for such a post-completion reorganization has been reached as a result of or following the Offer. In connection therewith, Acorn HoldCo may enter into a DPLTA with ADVA, initiate a delisting of ADVA shares or commence squeeze-out transactions. For further details regarding the post-completion reorganization, see section “4.14 Potential Post-Completion Reorganization Regarding ADVA”.

6.12	Treatment of ADVA Options

The treatment of ADVA equity awards is described in the section “5.2.1 Consideration Offered to ADVA Shareholders”.

6.13	Information on the Acorn HoldCo Shares

The Acorn HoldCo shares that will be issued in connection with the completion of the Business Combination are shares of common stock of Acorn HoldCo with a par value of $0.01 per share.

Following the completion of the Business Combination, the International Securities Identification Number, the German Securities Code and the Ticker Symbol of the Acorn HoldCo shares will be as follows:

International Securities Identification Number (ISIN) US00486H1059 and

Ticker Symbol (expected) ADTN.

6.14	Currency of the Offer

For purposes of the provisions of the WpÜG, the currency in which the Offer is conducted is euros. This means that all relevant calculations for the Offer under the WpÜG, including the value of ADVA shares for purposes of complying with the minimum pricing rules under the WpÜG, are expressed in euros. Acorn HoldCo shares are also expected to be listed on Nasdaq, where they will be expressed in U.S. dollars.

6.15	Publications

Acorn HoldCo will publish all notifications and announcements required pursuant to the WpÜG in German with a non-binding translation into English for convenience on Acorn HoldCo’s website (https://acorn-offer.com/) and in the German language in the German Federal Gazette (Bundesanzeiger). An English version of such notifications and announcements will be distributed via an electronically operated information dissemination system in the United States. Acorn HoldCo will also file such notifications and announcements in English language with the SEC at https://www.sec.gov and otherwise comply with its obligation under U.S. law with respect to informing security holders of any material change in the information published, sent or given to security holders. In addition, Acorn HoldCo will give notice to BaFin as required by applicable law.

In particular, Acorn HoldCo will publish, without undue delay, in the manner described in the immediately preceding paragraph, if (i) a condition to the Offer has been fulfilled, (ii) a condition to the Offer has been validly waived previously, as far as permissible, by Acorn HoldCo, (iii) all conditions to the Offer have been fulfilled or validly waived previously, as far as permissible, or (iv) the Offer will not be completed.

Acorn HoldCo intends to publish results of the Offer without undue delay following the end of the Acceptance Period or the Additional Acceptance Period, as applicable. Notice of when the Additional Acceptance Period will commence will be included in the publication of the results of the Acceptance Period.

6.16	Admission to and Commencement of Trading

Prior to the delivery of the Acorn HoldCo shares to the Tendering Target Shareholders pursuant to the Offer, Acorn HoldCo will apply to admit all its shares to listing and trading on Nasdaq (trading in U.S. dollars) and will apply to admit all its shares to listing and trading on the regulated market (regulierter Markt) of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) (trading in euros).

The listing of the Acorn HoldCo shares on the regulated market of the Frankfurt Stock Exchange and the sub-segment thereof with additional post-admission obligations (Prime Standard) is subject to the admission of the Acorn HoldCo shares on the basis an Exemption Document made available to the public in accordance with the arrangements in accordance in Article 21(2) of the Prospectus Regulation, containing information describing the transaction and its impact on the Issuer.

Acorn HoldCo expects that the Acorn HoldCo shares will have been admitted to trading and listed at the time of delivery to the shareholders of ADVA having accepted the Offer.

Commencement of trading on the Frankfurt Stock Exchange and Nasdaq is expected to occur immediately after completion of the Business Combination.

6.17	Settlement Agent

Acorn HoldCo has appointed BNP Paribas Securities Services S.C.A, Frankfurt Branch, Europa-Allee 12, 60327 Frankfurt am Main, Germany to act as central settlement agent and exchange escrow agent in connection with the Offer.

6.18	Reasons for the Offer and Use of Proceeds

The Offer forms part of the Business Combination, by which ADTRAN and ADVA will be combined under Acorn HoldCo as a holding company. The Business Combination Agreement and the transactions contemplated thereby are described in section “5 The Business Combination Agreement”.

The Acorn HoldCo shares that will be delivered to the shareholders of ADVA who have validly tendered their ADVA shares in the Offer will be issued against contribution in kind comprising such tendered ADVA shares, and Acorn HoldCo will not receive any proceeds from such Offer.

6.19	Costs related to tendering ADVA Shares

ADVA shareholders who hold their ADVA shares in German custody accounts will not incur any expenses and costs in connection with tendering their ADVA shares in the Offer (except for the costs of transmitting the declaration acceptance to their respective custodian bank). For this purpose, Acorn HoldCo pays a customary commission to the custodian banks. However, additional fees and expenses may be charged by custodian banks or foreign investment service providers or otherwise incurred outside the Federal Republic of Germany, which must be paid by the relevant ADVA shareholders.

7.	DIVIDENDS AND DIVIDEND POLICY

7.1	General Provisions Relating to Profit Allocation and Dividend payments under the Delaware General Corporation Law

The shares of Acorn HoldCo common stock will carry full dividend rights following the closing date and grant the same rights as all other shares of Acorn HoldCo common stock. The holders of Acorn HoldCo common stock are entitled to receive such dividends as the Acorn HoldCo board of directors from time to time may declare out of funds legally available. Pursuant to Section 173 of the DGCL, a dividend or distribution may be paid in cash, property, or shares of a corporation. As per Section 170 of the DGCL, directors may declare and pay up dividends out of its surplus, as defined in Section 154, or in case there are no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding year.

Entitlement to dividends is subject to the preferences granted to other classes of securities Acorn HoldCo may have outstanding in the future and may be restricted by the terms of Acorn HoldCo’s debt instruments. In the event of liquidation of Acorn HoldCo, holders of Acorn HoldCo common stock are entitled to share in any assets of Acorn HoldCo remaining after satisfaction in full of its liabilities and satisfaction of such dividend and liquidation preferences as may be possessed by the holders of other classes of securities of Acorn HoldCo.

ADTRAN expects to continue to pay dividends consistent its past practice until the closing date. Independent of the Business Combination, ADVA’s policy has been not to distribute any undistributed earnings, and accordingly did not pay dividends on its shares in 2018, 2019, 2020. As of September 30, 2021, ADVA has not declared a dividend to be paid to its shareholders.

7.2	Dividend History

Acorn HoldCo has been recently incorporated and has not paid any dividends to date. The table below sets forth, for the periods indicated, the dividends declared on ADTRAN shares.

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands, except per share data)	2021	2020	2020	2019	2018
Earnings (loss) per common share – basic	$0.09	$(0.08)	$0.05	$(1.11)	$(0.40)

Earnings (loss) per common share – diluted	$0.09	$(0.08)	$0.05	$(1.11)	$(0.40)

Number of weighted-average shares outstanding
Basic shares	48,470	47,957	47,996	47,836	47,880
Diluted shares	48,470	47,957	48,288	47,836	47,880
Dividends
Common dividends paid	$13,124	$12,993	$17,334	$17,212	$17,267
Common dividends paid per share	$0.27	$0.27	$0.36	$0.36	$0.36

7.3	Dividend Policy

ADTRAN paid dividends of $13.2 million and $12.9 million in both of the nine months ended September 30, 2021 and 2020 respectively. Quarterly dividends were $0.27 per share for both periods. ADTRAN paid dividends of $17.3 million, $17.2 million and $17.3 million in the years ended December 31, 2020, 2019 and 2018, respectively. Annualized dividends per share were $0.36 for each of the years ended December 31, 2020, 2019 and 2018.

ADTRAN expects to continue to pay dividends consistent with its past practice until the closing date. The dividend policy for the Combined Group will be determined following completion of the Business Combination. The Acorn HoldCo certificate of incorporation and bylaws authorizes the directors to declare dividends out of funds lawfully available for the purpose without stockholder approval. The board of directors may also recommend a dividend to be approved and declared by the Acorn HoldCo stockholders at a general meeting. Any dividend paid or changes to dividend policy are within the discretion of the board of directors and will depend upon many factors, including distributions of earnings to Acorn HoldCo by its subsidiaries, the financial condition and results of operations of the Combined Group, legal requirements, including limitations imposed by the DGCL restrictions in any debt agreements that limit its ability to pay dividends to stockholders and other factors the board of directors deems relevant. Acorn HoldCo currently expects to pay dividends subject to its ability to do so. Acorn HoldCo has not yet any intention whether Acorn HoldCo will pay annual dividends or quarterly dividends (as ADTRAN currently does) following the completion of the Business Combination. However, it is most probable that, subject to any restrictions under the DGCL, Acorn HoldCo will pay quarterly dividends to its stockholders.

8.	COMPARATIVE PER SHARE MARKET INFORMATION

The following table presents trading information for ADTRAN shares on Nasdaq and ADVA shares on the Frankfurt Stock Exchange on August 27, 2021, the last trading day before the date of the public announcement of the execution of the Business Combination Agreement.

	ADTRAN Shares			ADVA Shares
	High	Low	Close	High	Low	Close	Equivalent Value per ADVA (1)
August 27, 2021	$24.76	$23.71	$24.57	€12.96	€12.68	€12.96	$20.26

(1)	Determined using the related ADTRAN closing price per share multiplied by the proposed Exchange Ratio of 0.8244 Acorn HoldCo shares for one ADVA share.

Potential investors are urged to obtain current market quotations for ADTRAN shares and ADVA shares before making an investment decision.

The market price per share of ADTRAN shares and ADVA shares could change significantly and may not be indicative of the value of Acorn HoldCo shares once they start trading. Because the Exchange Ratio will not be adjusted for changes in the market price of ADTRAN shares and ADVA shares, the value of Acorn HoldCo shares that you will receive at the time of completion of the Business Combination may vary significantly from the market value of the Acorn HoldCo shares that potential investors would have received if the combination had been consummated on the date of the Business Combination Agreement or on the date of this document.

ADTRAN shares trade on Nasdaq, under the symbol “ADTN,” and ADVA shares trade on the Frankfurt Stock Exchange under the symbol “ADV.”

9.	COMPARATIVE HISTORICAL AND ILLUSTRATIVE PER SHARE INFORMATION

The table below summarizes unaudited per share information for ADTRAN and ADVA on a historical basis and on a pro forma combined basis reflecting the proposed Business Combination. The Exchange Ratio for the pro forma computations is one (1) Acorn HoldCo share for each one (1) ADTRAN share and 0.8244 Acorn HoldCo shares for each one (1) ADVA share. You should read the information below together with the financial statements and related notes of ADTRAN and ADVA appearing elsewhere in this document and the pro forma condensed combined financial data included under the section “12 Pro Forma Condensed Combined Financial Information”. Potential investors should not rely on this historical or pro forma information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of Acorn HoldCo. The historical net book value per share is computed by dividing total shareholders’ equity by the number of shares outstanding at the end of the period, excluding any shares held in treasury. The pro forma combined earnings per share value is computed by dividing pro forma earnings from continuing operations available to holders of Acorn HoldCo shares by the pro forma weighted average number of shares outstanding. The pro forma combined net book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period.

	As of and for the Nine Months Ended September 30, 2021	As of and for the Year Ended December 31, 2020
	(unaudited)	(unaudited, unless otherwise indicated)
ADTRAN Historical Per Share Data
Basic earnings per share	$(0.09)	$0.05 *
Diluted earnings per share	$(0.09)	$0.05 *
Cash dividends declared per share	$0.27	$0.36
Net book value per share	$7.49

ADVA Historical Per Share Data (continuing operations) (1)
Basic earnings per share	$0.98	$0.46
Diluted earnings per share	$0.97	$0.46
Cash dividends declared per share	$—	$—
Net book value per share	$7.18	n/a

ADVA Pro Forma Equivalent Per Share Data (2)
Basic earnings (loss) per share	$0.09	$(1.08)
Diluted earnings per share	$0.08	$(1.08)
Cash dividends declared per share (3)	$—	$—
Net book value per share	$9.94

Pro Forma Combined Per Share Data
Basic earnings (loss) per share	$0.10	$(1.31)
Diluted earnings per share	$0.10	$(1.31)
Cash dividends declared per share (3)	n/a	n/a
Net book value per share	$12.05

*	audited.
(1)

Derived from ADVA’s historical financial information. The historical financial information of ADVA and related pro forma adjustments were translated from Euro to USD using the historical exchange rates described in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Information.

(2)	Calculated by multiplying the pro forma combined per share amounts by the offer Exchange Ratio of 0.8244.
(3)	Pro forma combined cash dividends per share is not presented as the dividend policy for the Combined Group will be determined following completion of the Business Combination.

10.	CAPITALIZATION AND INDEBTEDNESS; STATEMENT ON WORKING CAPITAL AND SIGNIFICANT CHANGES

Investors should read this section in conjunction with section “13 Management’s Discussion and Analysis of FInancial Condition and Results of Operations of ADTRAN” and the audited consolidated interim financial statements of Acorn HoldCo for the period ended September 30, 2021, prepared in U.S. GAAP, including the notes thereto, which are included in the section “25 Financial Information” of this Exemption Document.

10.1	Capitalization

The following table sets forth, on an audited† basis and under U.S. GAAP†, Acorn HoldCo’s consolidated capitalization as of September 30, 2021, taken or derived from Acorn HoldCo’s audited consolidated interim financial statements for the period ended September 30, 2021 on an actual basis. For details regarding the reasons and the proceeds from the Offer, see section “6.18 Reasons for the Offer and Use of Proceeds”.

As of September 30, 2021
(in USD)*
(audited)†
Total current debt	—
thereof guaranteed	—
thereof secured	—
thereof unguaranteed/unsecured	—
Total non-current debt	—
thereof guaranteed	—
thereof secured	—
thereof unguaranteed/unsecured	—
Shareholder equity	10
thereof share capital (1)	10
thereof legal reserve(s)	—
thereof other reserves	—
Total	10

(†)	The amounts in the table above were derived from audited consolidated interim financial statements which were prepared in accordance with U.S. GAAP.
(*)	Columns may not add up due to rounding.
(1)	Referred to as “Stockholder’s equity” in Acorn HoldCo’s audited consolidated balance sheet as of September 30, 2021.

10.2	Indebtedness

The following table sets forth, on an audited† basis and under U.S. GAAP†, Acorn HoldCo’s consolidated indebtedness as of September 30, 2021, taken or derived from Acorn HoldCo’s audited consolidated interim financial statements for the period ended September 30, 2021 on an actual basis. For details regarding the reasons and the proceeds from the Offer, see section “6.18 Reasons for the Offer and Use of Proceeds”.

As of September 30, 2021
(in USD)*
(audited)†
A. Cash(1)	10
B. Cash equivalents	—
C. Other current financial assets	—
D. Liquidity (A)+(B)+(C)	10
E. Current financial debt	—
F. Current portion of non-current financial debt	—
G. Current financial indebtedness (E+F))	—
H. Net current financial indebtedness (G-D)	—
I. Non-current financial debt (excluding current portion and debt instruments)	—
J. Debt instruments	—
K. Non-current trade and other payables	—
L. Non-current financial indebtedness (I)+(J)+(K)	—
M. Total financial indebtedness (H)+(L)	—

(†)	The amounts in the table above were derived from audited consolidated interim financial statements which were prepared in accordance with U.S. GAAP.
(*)	Columns may not add up due to rounding.
(1)	Referred to as “Cash and cash equivalents” in Acorn HoldCo’s audited consolidated balance sheet as of September 30, 2021.

10.3	Indirect and Contingent Indebtedness

As of September 30, 2021, Acorn HoldCo had no indirect liabilities and contingent liabilities.

10.4	Working Capital Statement

In Acorn HoldCo’s opinion, the Acorn HoldCo Group has sufficient working capital to meet its present requirements for the next twelve months from the date of the publication of the Offer Document. Acorn HoldCo’s transaction costs are carried solely by ADTRAN and are financed from ADTRAN’s Free Cashflow.

10.5	No Significant Changes

There have been no significant changes in the financial or trading position as well as the operations and principal activities of the Acorn HoldCo Group between September 30, 2021 and the date of the publication of the Offer Document.

11.	DILUTION

There are two distinct aspects to dilution: dilution in participation and dilution in value.

Dilution in participation refers to the effect the issuance of Acorn HoldCo shares has on the individual percentage of shareholding of the existing Acorn HoldCo stockholders who do not proportionately subscribe to the newly issued Acorn HoldCo shares.

Dilution/accretion in value refers to the effect the issuance of Acorn HoldCo shares at a certain issue price has on the value of the stockholders’ equity of Acorn HoldCo per share at a certain point in time.

It is assumed that (1.) 48,679,689 ADTRAN shares are outstanding as of September 30, 2021 and an additional 300 ADTRAN shares have been issued since September 30, 2021, (2.) 2,252,307 additional ADTRAN shares will be issued prior to the effective time of the Merger under the ADTRAN, Inc. 2006 Employee Stock Incentive Plan, the ADTRAN, Inc. 2015 Employee Stock Incentive Plan, the ADTRAN, Inc. 2020 Employee Stock Incentive Plan and the ADTRAN, Inc. 2020 Directors Stock Plan, (3.) all 50,932,296 ADTRAN shares will be converted into Acorn HoldCo shares in the Merger, (4.) 50,097,512 ADVA shares are outstanding as of September 30, 2021 and an additional 7,000 ADVA shares are issued between September 30, 2021 and October 31, 2021 under ADVA’s stock option plans, (5.) assuming the Additional Acceptance Period for the Offer ends as of January 31, 2022 and all vested ADVA stock options are exercised between October 31, 2021 and January 31, 2022, 1,248,247 additional ADVA shares will be issued under ADVA’s stock option plans, (6.) all 52,352,759 ADVA shares (under the assumption that all vested ADVA stock options are exercised) will be tendered and not validly withdrawn in the Offer, and (7.) both the Offer and the Merger are settled whereby ADTRAN and ADVA become wholly-owned subsidiaries of Acorn HoldCo. In that case, a total of 94,091,910 Acorn HoldCo shares will be issued to former equity holders of ADTRAN and ADVA, comprising (A) 50,932,296 Acorn HoldCo shares to former ADTRAN stockholders, and (B) 43,159,614 Acorn HoldCo shares to former ADVA shareholders, in each case taking into account the applicable Exchange Ratio of one Acorn HoldCo share for one (1) ADTRAN share and 0.8244 Acorn HoldCo shares for one (1) ADVA share.

In addition to the ADVA stock options that could be exercised prior to the end of the acceptance period, an additional 2,426,820 stock options are currently outstanding. The holders of ADVA stock options that are outstanding and not exercised immediately prior to the effective time of the Merger will be offered the opportunity to exchange such ADVA stock options for options exercisable into shares of Acorn HoldCo. Assuming that all holders of ADVA stock options elect to participate in the exchange and that the option exercise requirements are met, an additional 2,000,670 Acorn HoldCo shares would be issued to the holders of ADVA stock options, taking into account the applicable Exchange Ratio of 0.8244 Acorn HoldCo shares for one (1) ADVA share.

In addition to the ADTRAN equity awards which could be exercised prior to the effective time of the Merger, ADTRAN has issued ADTRAN RSUs and ADTRAN PSUs exercisable into or settled in 2,364,075 shares in the aggregate and following the Merger will be converted into Acorn HoldCo RSUs exercisable into or settled in 2,364,075 Acorn HoldCo shares in the aggregate.

Furthermore, in accordance with the provisions of the Business Combination Agreement, ADVA is entitled to continue to issue additional stock options in the ordinary course and consistent with past practice and in accordance with ADVA’s articles of association, and ADTRAN is entitled to continue to issue additional ADTRAN RSUs, ADTRAN PSUs, ADTRAN RSAs and ADTRAN stock options in the ordinary course of business and consistent with past practice.

Based on the assumptions above, the completion of the Business Combination will not result in a dilution of ADTRAN stockholders or ADVA shareholders based on the proportionate net book value of equity of an ADTRAN share, ADVA share and Acorn HoldCo share respectively in each company. As of September 30, 2021, the net book value of ADTRAN was USD 363,753,000 and the net book value per ADTRAN share was USD 7.14. The net book value of ADVA as of September 30, 2021 was USD 290,012.000 according to the adjustments to align with U.S. GAAP (see “12.2 Historic Financial Information and Pro-Forma Financial Information”) and the net book value per ADVA share was USD 5.54. The net book value of Acorn HoldCo as of September 30, 2021 was USD 0.00 and the net book value per Acorn HoldCo share was USD 0.01. The Combined Group’s net book value as of September 30, 2021 would be USD 1,222,846.00 according to the pro forma adjustments (see “12.2 Historic Financial Information and Pro-Forma Financial Information”) and the net book value per Acorn HoldCo share would be USD 13.00 (based on the total amount of ADVA and ADTRAN shares based on the proposed Exchange Ratio of 0.8244 Acorn HoldCo shares for one ADVA share). The net book value of a submitted ADVA share would therefore amount to USD 10.71 after the Offer was consummated and taking into account the Exchange Ratio. Based on the assumptions above, the proportionate net book value of equity of an Acorn HoldCo share will exceed the proportionate net book value of equity of an ADTRAN share and – considering the offer Exchange Ratio – the proportionate net book value of equity of an ADVA share.

Upon completion of the Business Combination, former ADTRAN and ADVA equity holders will have a lower ownership and voting interest in Acorn HoldCo than they currently have in ADTRAN and ADVA, respectively. Upon completion of the Business Combination, and based on the assumptions above, former ADTRAN stockholders will own approximately 54% and ADVA shareholders will own approximately 46% of the outstanding Acorn HoldCo shares. Consequently, ADTRAN stockholders, as a group, will have reduced ownership and voting power in the Combined Group compared to their current ownership and voting power in ADTRAN, and ADVA shareholders, as a group, will have reduced ownership and voting power in the Combined Group compared to their current ownership and voting power in ADVA.

The participation quota of the current stockholder of Acorn HoldCo will be diluted from 100% to 0% through the cancellation or repurchase of all currently issued Acorn HoldCo shares in the course of completion of the Business Combination.

12.	PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

12.1	Introduction

The following pro forma condensed combined financial information is based on the historical consolidated financial statements of Acorn HoldCo, Inc. (“Acorn HoldCo”), ADTRAN, Inc. (“ADTRAN”) and the historical consolidated financial statements and financial information of ADVA Optical Networking SE (“ADVA”); and are adjusted to give effect to the proposed business combination. ADTRAN and ADVA have agreed to combine their businesses under Acorn HoldCo. ADTRAN will become a subsidiary of Acorn HoldCo through a merger of Merger Sub, a wholly-owned direct subsidiary of Acorn HoldCo, with and into ADTRAN, with ADTRAN surviving the merger, and ADVA will become a subsidiary of Acorn HoldCo through an exchange offer of ADVA shares for Acorn HoldCo shares. Additionally, at the option of the holder thereof, each ADVA stock option that is outstanding and unexercised immediately prior to the closing of the business combination may be converted at or after the closing of the business combination into an Acorn HoldCo stock option. As a result, ADTRAN and ADVA will become subsidiaries of Acorn HoldCo, a new Delaware corporation. Following the consummation of the proposed business combination, Acorn HoldCo will change its name to “ADTRAN Holdings, Inc”, its ticker symbol will be “ADTN” and shares of ADTRAN Holdings, Inc. common stock will be listed on Nasdaq and the Frankfurt Stock Exchange. The combined group will account for the transaction as a business combination between ADTRAN and ADVA using the acquisition method of accounting with ADTRAN as the accounting acquirer. The historical financial statements of Acorn HoldCo will be those of ADTRAN upon completion of the proposed business combination.

The following pro forma condensed combined balance sheet as of September 30, 2021, and the pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021, are presented herein. The pro forma condensed combined balance sheet combines the unaudited condensed consolidated balance sheets of Acorn HoldCo, ADTRAN, and ADVA as of September 30, 2021 and gives effect to the proposed business combination as if it occurred on September 30, 2021. The pro forma condensed combined statement of operations combines the historical results of Acorn HoldCo, ADTRAN and ADVA for the year ended December 31, 2020 and the nine months ended September 30, 2021 and gives effect to the proposed business combination as if it occurred on January 1, 2020. The historical financial information has been adjusted to give effect to pro forma adjustments deemed to be directly related to the proposed business combination and expected to be incurred either prior to the transaction or post-close, irrespective of whether such adjustment is deemed to be recurring. These pro forma adjustments address differences in reporting currencies, basis of accounting and classification and presentation of certain financial information, as well as reflect the transaction accounting impacts. Any adjustments for differences in basis of accounting are determined before taking into effect the impacts of purchase accounting. The pro forma condensed combined financial statements were prepared in accordance with IDW Accounting Practice Statement: Preparation of Pro Forma Financial Information (IDW AcPS AAB 1.004) (IDW Rechnungslegungshinweis: Erstellung von Pro forma-Finanzinformationen (IDW RH HFA 1.004)), as promulgated by the Institute of Public Auditors in Germany (IDW, Institut der Wirtschaftsprüfer in Deutschland e. V.).

The pro forma adjustments are subject to modification based on the final purchase price which is based on the value of ADTRAN’s common shares and the fair value of the replacement ADTRAN stock options issued on the closing date, the final determination of the fair value of the assets acquired and liabilities assumed and additional information that may become available, which may cause the final adjustments to be materially different from the pro forma condensed combined financial information presented below. Following the consummation of the business combination, ADTRAN management will perform a detailed review of ADVA’s accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of ADVA’s results of operations or assets or liabilities to conform to ADTRAN’s accounting policies and classification. As a result, ADTRAN may subsequently identify additional differences in the accounting policies which could have a material impact on the pro forma condensed combined financial information.

The pro forma condensed combined financial information presented is for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the proposed business combination had been completed on the dates set forth above, nor is it indicative of future results or financial position of the combined company. The final determination of the purchase price will only be known upon the completion of the proposed business combination as it is based on the closing share price of ADTRAN’s common shares and fair value of the replacement Acorn HoldCo stock options issued on the closing date. Additionally, the purchase price allocation will be finalized upon (or soon after) the completion of the business combination, and will be based on ADVA’s fair value of net assets acquired as of that date and will depend on a number of factors that cannot be predicted with certainty at this time. The pro forma condensed combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the proposed business combination. The pro forma adjustments, which ADTRAN believes are reasonable under the circumstances, are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the pro forma condensed combined financial information. Actual results and valuations may differ materially from the assumptions within the accompanying pro forma condensed combined financial information.

12.2	Historic Financial Information

The pro forma condensed combined financial information should be read in conjunction with the following:

•

The historical audited consolidated financial statements of Acorn HoldCo as of September 30, 2021 and for the period between August 10, 2021 (inception) and September 30, 2021 which were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•	The historical audited consolidated financial statements of ADTRAN for the year ended December 31, 2020 which were prepared in accordance with U.S. GAAP;

•	The historical unaudited condensed consolidated financial statements of ADTRAN as of and for the nine months ended September 30, 2021 which were prepared in accordance with U.S. GAAP;

•

ADVA’s audited consolidated financial statements and notes for the year ended December 31, 2020, which were prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”); and

•

ADVA’s unaudited interim condensed consolidated financial information as of and for the nine months ended September 30, 2021, that is derived from ADVA’s unaudited condensed consolidated quarterly statement as of and for the nine months ended September 30, 2021 (“2021 9M Report”), have been prepared based on the recognition and measurement principles of IFRS as adopted by the European Union (“EU”). As of and for the nine months ended September 30, 2021 presented below, there were no significant differences between the financial information prepared in accordance with IFRS as issued by IASB and IFRS as adopted by the EU.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2021

(in thousands of USD)

	Historical
	Acorn HoldCo (US GAAP)	ADTRAN (U.S. GAAP)	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Transaction Adjustments	(Note)	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	—	75,503	116,851	—		116,851	—		192,354
Restricted cash	—	102	163	—		163	—		265
Short-term investments	—	2,610	—	—		—	—		2,610
Accounts receivable, net	—	124,146	104,692	—		104,692	—		228,838
Other receivables	—	9,867	207	—		207	—		10,074
Inventory, net	—	127,241	117,364	(423)	4A	116,941	43,556	6A	287,738
Prepaid expenses and other current assets	—	10,061	14,533	—		14,533	—		24,594
Tax assets	—	—	1,818	—		1,818	—		1,818

Total current assets	—	349,530	355,628	(423)		355,205	43,556		748,291

Property, plant and equipment, net	—	56,556	35,816	—		35,816	6,161	6B	98,533
Deferred tax assets, net	—	8,957	8,770	—		8,770	—		17,727
Goodwill	—	6,968	81,323	—		81,323	222,636	6C	310,927
Intangibles, net	—	20,291	136,459	(113,543)	4B	22,916	465,918	6D	509,125
Other non-current assets	—	31,675	29,487	1,333	4C	30,820	3,315	6E	65,810
Long-term investments	—	83,935	—	—		—	—		83,935

Total assets	—	557,912	647,483	(112,633)		534,850	741,586		1,834,348

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	—	79,074	69,563	—		69,563	—		148,637
Unearned revenue	—	16,394	25,714	—		25,714	(9,253)	6F	32,855
Accrued expenses and other liabilities	—	15,392	63,715	—		63,715	60	6E	107,492
							28,325	6J
Accrued wages and benefits	—	17,270	—	—		—	—		17,270
Income tax payable, net	—	5,914	—	—		—	—		5,914
Current portion of debt	—	—	29,577	—		29,577	—		29,577
Tax liabilities	—	—	1,573	—		1,573	—		1,573

Total current liabilities	—	134,044	190,142	—		190,142	19,132		343,318
Non-current unearned revenue	—	7,426	11,474	—		11,474	(2,533)	6F	16,367
Pension liability	—	16,988	11,052	(2,518)	4D	8,534	—		25,522
Deferred compensation liability	—	28,336	—	—		—	—		28,336

	Historical
	Acorn HoldCo (US GAAP)	ADTRAN (U.S. GAAP)	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Transaction Adjustments	(Note)	Pro Forma Combined
Other non-current liabilities	—	7,365	4,643	—		4,643	—		12,008
Non-current portion of debt	—	—	34,754	—		34,754	—		34,754
Non-current lease liabilities	—	—	21,711	—		21,711	374	6E	22,085
Deferred tax liabilities	—	—	6,615	(33,035)	4E	(26,420)	155,532	6G	129,112

Total liabilities	—	194,159	280,391	(35,553)		244,838	172,505		611,502
Stockholders’ equity:
Common stock	—	797	59,487	—		59,487	421	6H	1,218
							(59,487)	6I
Additional paid-in capital	—	286,923	379,223	—		379,223	886,997	6H	1,173,920
							(379,223)	6I
Accumulated other comprehensive loss	—	(14,466)	(10,351)	—		(10,351)	10,351	6I	(14,466)
Retained earnings	—	760,398	(61,267)	(423)	4A	(138,347)	138,347	6I	732,073
				(113,543)	4B		(28,325)	6J
				1,333	4C
				2,518	4D
				33,035	4E
Treasury stock	—	(669,899)	—	—		—	—		(669,899)

Total stockholders’ equity	—	363,753	367,092	(77,080)		290,012	569,081		1,222,846

Total liabilities and stockholders’ equity	$—	$557,912	$647,483	$(112,633)		$534,850	$741,586		$1,834,348

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2020 (in thousands of USD except per share amounts)

	Historical
	ADTRAN (U.S. GAAP)	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Transaction Adjustments	(Note)	Pro Forma Combined
Revenue
Network Solutions	438,015	551,950	—		551,950	—		989,965
Services & Support	68,495	92,741	—		92,741	(9,070)	6F	152,166

Total Revenue	506,510	644,691	—		644,691	(9,070)		1,142,131

Cost of Revenue
Network Solutions	244,226	404,444	379	4A	362,212	42,694	6A	683,849
			(42,611)	4B		(36)	6B
						34,753	6D
Services & Support	44,733	15,967	—		15,967	140	6H	61,494
						654	6K

Total Cost of Revenue	288,959	420,411	(42,232)		378,179	78,205		745,343

Gross Profit	217,551	224,280	42,232		266,512	(87,275)		396,788

Selling, general and administrative expenses	113,972	111,100	827	4C	111,927	(22)	6B	336,230
						75,150	6D
						64	6E
						1,817	6H
						28,325	6J
						4,997	6K
Research and development expenses	113,287	85,581	45,121	4B	130,702	(93)	6B	253,461
						1,069	6H
						8,496	6K
Asset impairments	65	—	—		—	—		65

Operating Income (Loss)	(9,773)	27,599	(3,716)		23,883	(207,078)		(192,968)

Interest and dividend income	1,936	125	—		125	—		2,061
Interest expense	(5)	(3,101)	(486)	4B	(2,596)	—		(2,601)
			991	4C
Net investment gain (loss)	4,850	—	—		—	—		4,850
Other income (expense), net	(3,254)	3,698	314	4D	4,012	—		758

Income (loss) Before Income Taxes	(6,246)	28,321	(2,897)		25,424	(207,078)		(187,900)
Income tax (expense) benefit	8,624	(5,141)	869	4E	(4,272)	51,826	6G	56,178

Net Income (Loss)	2,378	23,180	(2,028)		21,152	$(155,252)		(131,722)

Weighted average shares outstanding – basic	47,996					42,131	6L	90,127
Weighted average shares outstanding – diluted	48,288					41,839	6L	90,127
Earnings (loss) per common share – basic	0.05							(1.46)
Earnings (loss) per common share – diluted	0.05							(1.46)

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(in thousands of USD except per share amounts)

	Historical
	Acorn HoldCo (US GAAP)	ADTRAN (U.S. GAAP)	ADVA (IFRS) (See Note 3)	ADVA U.S. GAAP Adjustments	(Note)	ADVA (U.S. GAAP)	Transaction Adjustments	(Note)	Pro Forma Combined
Revenue
Network Solutions	—	360,025	462,418	—		462,418	—		822,443
Services & Support	—	48,821	71,935	—		71,935	(2,609)	6F	118,147

Total Revenue	—	408,846	534,353	—		534,353	(2,609)		940,590

Cost of Revenue
Network Solutions	—	216,044	329,999	237	4A	291,898	377	6B	538,736
				(38,338)	4B		30,417	6D
Services & Support	—	28,860	8,805	—		8,805	78	6H	37,743

Total Cost of Revenue	—	244,904	338,804	(38,101)		300,703	30,872		576,479

Gross Profit	—	163,942	195,549	38,101		233,650	(33,481)		364,111

Selling, general and administrative expenses	—	89,273	88,778	710	4C	89,488	224	6B	185,758
							5,735	6D
							337	6E
							701	6H

Research and development expenses	—	82,131	69,508	36,701	4B	106,209	972	6B	188,776
							(954)	6D
							418	6H

Operating Income (Loss)	—	(7,462)	37,263	690		37,953	(40,914)		(10,423)

Interest and dividend income	—	887	111	—		111	—		998
Interest expense	—	(18)	(1,733)	(347)	4B	(1,356)	—		(1,374)
				724	4C
Net investment gain (loss)	—	2,942	—	—		—	—		2,942
Other income (expense), net	—	2,673	5,099	209	4D	5,308	—		7,981

Income (loss) Before Income Taxes	—	(978)	40,740	1,276		42,016	(40,914)		124
Income tax (expense) benefit	—	(3,467)	9,273	(383)	4E	8,890	9,311	6G	14,734

Net Income (Loss)	—	(4,445)	50,013	893		50,906	(31,603)		14,858

Weighted average shares outstanding – basic	—	48,470					42,131	6L	90,601
Weighted average shares outstanding – diluted	—	48,470					44,909	6L	93,379
Earnings (loss) per common share – basic	—	(0.09)							$0.16
Earnings (loss) per common share – diluted	—	(0.09)							$0.16

12.3	Notes to the Pro Forma Financial Information

Note 1 – Proposed business combination of ADTRAN and ADVA, into Acorn HoldCo

In August 2021, the ADTRAN board voted to adopt the Business Combination Agreement (“BCA”) which provided the structure under which ADVA, a European public company which develops, manufactures and sells ethernet-based networking solutions to telecommunications carriers and enterprises to deliver data, storage, voice and video services for consideration will combine its business with ADTRAN under Acorn HoldCo. ADTRAN will become a subsidiary of Acorn HoldCo through a merger of Merger Sub, a wholly-owned direct subsidiary of Acorn HoldCo, with and into ADTRAN, with ADTRAN surviving the merger. Acorn HoldCo will acquire 100% of the equity of ADVA, which has an estimated fair value of approximately $887.4 million. The transaction price will be comprised of shares of Acorn HoldCo common stock and replacement Acorn HoldCo stock options, which is determined based on the closing share price of the ADTRAN common stock of $20.64 on November 4, 2021.

The proposed business combination of ADVA will be accounted for using the acquisition method of accounting as per the provisions of Accounting Standards Codification 805, “Business Combinations” (“ASC 805”). The BCA uses a fixed exchange ratio of Acorn HoldCo shares of common stock for ADVA shares of common stock, which will result in a 46% pro forma equity stake for ADVA stockholders and 54% equity stake for ADTRAN stockholders in the post-closing combined company (calculated on a fully diluted basis and assuming a tender of 100% of ADVA’s current issued and outstanding share capital). Therefore, ADTRAN shareholders will continue to hold a majority interest in the combined company after the proposed business combination is completed. The board of directors will be comprised of six members from ADTRAN and three members from ADVA; the current ADTRAN chief executive officer will act as the chairman of the board. Additionally, the current ADTRAN chief executive officer and ADTRAN chief financial officer will continue to hold these positions within the combined company. Therefore, under ASC 805, ADTRAN represents the accounting acquirer. Additionally, per the terms of the BCA, ADTRAN will be required to replace the historical ADVA stock options outstanding (vested and unvested) with Acorn HoldCo stock options adjusted for the fixed exchange ratio and a revised strike price based on the fixed exchange ratio and translated to U.S. dollars (“USD”).

The pro forma condensed combined financial information was prepared to illustrate the effects of the proposed business combination. For each of the periods presented, the pro forma financial information reflects the combination of historical financial information of Acorn HoldCo, ADTRAN and ADVA, adjusted to give effect to the acquisition method of accounting in accordance with ASC 805 based on a preliminary purchase price allocation and as subsequently described in greater detail below. Furthermore, additional pro forma adjustments have also been reflected to show impacts of differences in reporting currencies, basis of accounting and classification and presentation of certain financial information. For purposes of certain disclosures that follow, for the period before the inception of Acorn HoldCo, August 10, 2021, ADTRAN and ADVA and for the period after the inception of Acorn HoldCo, Acorn HoldCo, ADTRAN and ADVA may be referred to collectively as the combined company.

Note 2 – Basis of presentation

The pro forma condensed financial information was prepared on the basis of IDW Accounting Practice Statement: Preparation of Pro Forma Financial Information (IDW AcPS AAB 1.004) (IDW Rechnungslegungshinweis: Erstellung von Pro forma-Finanzinformationen (IDW RH HFA 1.004)), as promulgated by the IDW. Acorn HoldCo and ADTRAN’s historical financial statements were prepared in accordance with U.S. GAAP and presented in thousands of USD. ADVA’s consolidated income statement for the year ended December 31, 2020 has been prepared in accordance with IFRS as issued by the IASB and presented in thousands of Euros (“Euro”) and translated to thousands of USD for pro forma financial information purposes. The financial information included in ADVA’s 2021 9M Report as of and for the nine months ended September 30, 2021 have been prepared based on the recognition and measurement principles of IFRS as adopted by the EU and presented in thousands of Euro and translated to thousands of USD for pro forma financial information purposes. As of and for the nine months ended September 30, 2021, there were no significant differences between the financial information prepared in accordance with IFRS as issued by IASB and IFRS as adopted by the EU. As such, certain IFRS as issued by the IASB to U.S. GAAP adjustments are included in the pro forma condensed combined financial information as discussed in Note 4 below.

For purposes of preparing the pro forma condensed combined financial information, the historical financial information of ADVA and related pro forma adjustments were translated from Euro to USD using the following historical exchange rates as posted by Oanda:

€ / $
Balance sheet and related adjustments as of September 30, 2021: period end exchange rate at September 30, 2021	1,164
Statement of operations and related adjustments for the year ended December 31, 2020: average exchange rate for that period	1.141
Statement of operations and related adjustments for the nine months ended September 30, 2021: average exchange rate for that period	1,199

Note 3 – Reclassifications

Certain reclassifications were made to align ADVA’s financial statement presentation with that of ADTRAN based on information available to date.

Pro forma condensed combined balance sheet as of September 30, 2021:

Presentation in ADVA’s IFRS financial statements	Presentation in pro forma condensed combined balance sheet	Amount (in millions)
Cash and cash equivalents	Restricted cash	$0.2
Trade accounts receivable	Accounts receivable, less allowance for doubtful accounts	$104.5
Contract assets	Other Receivables	$0.2
Other current assets	Accounts receivable, less allowance for doubtful accounts	$0.2
Inventories	Inventory, net	$117.4
Other current assets	Prepaid expenses and other current assets	$14.5
Right-of-use assets	Other non-current assets	$25.6
Property, plant and equipment	Property, plant and equipment, net	$35.8
Deferred tax assets	Deferred tax assets, net	$8.8
Capitalized development projects	Intangibles, net	$14.8
Intangible assets acquired in business combinations	Intangibles, net	$8.2
Other intangible assets	Intangibles, net	$113.5
Current lease liabilities	Accrued expenses and other liabilities	$7.0
Current liabilities to banks	Current portion of debt	$29.6
Trade accounts payable	Accounts payable	$69.6
Current contract liabilities	Unearned revenue	$25.7
Refund liabilities	Accrued expenses and other liabilities	$0.6
Other current liabilities	Accrued expenses and other liabilities	$25.0
Current provisions	Accrued expenses and other liabilities	$31.0
Provisions for pensions and similar employee benefits	Pension liability	$11.1

Presentation in ADVA’s IFRS financial statements	Presentation in pro forma condensed combined balance sheet	Amount (in millions)
Other non-current provisions	Other non-current liabilities	$2.2
Non-current liabilities to banks	Non-current portion of debt	$34.8
Non-current contract liabilities	Non-current unearned revenue	$11.5
Share capital	Common stock	$59.5
Capital reserve	Additional paid-in capital	$379.2
Accumulated deficit	Retained earnings	$(109.8)
Accumulated other comprehensive income	Accumulated other comprehensive loss	$(10.4)
Net income	Retained earnings	$48.6

Pro forma condensed combined statement of operations for the year ended December 31, 2020:

Presentation in ADVA’s IFRS Financial Statements	Presentation in pro forma condensed combined statement of operations	Amount (in millions)
Revenue	Network Solutions	$552.0
Revenue	Services & Support	$92.7
Cost of Revenue	Network Solutions	$(404.4)
Cost of Revenue	Services & Support	$(16.0)
Selling and marketing expenses	Selling, general and administrative expenses	$(69.4)
General and administrative expenses	Selling, general and administrative expenses	$(41.0)
Other operating income – Government grants received	Other income (expense), net	$1.9
Other operating income – Release of provisions.	Selling, general and administrative expenses	$0.6
Other operating income – Income for the supply of development services	Other income (expense), net	$0.1
Other operating income – Other	Other income (expense), net	$1.8
Other operating expenses – Reduction of outstanding credit notes	Selling, general and administrative expenses	$(0.9)
Other operating expenses – Derecognition of trade accounts receivable	Selling, general and administrative expenses	$(0.1)
Other operating expenses – Other	Selling, general and administrative expenses	$(0.4)
Interest income	Interest and dividend income	$0.1
Foreign currency exchange gains	Other income (expense,) net	$12.3
Foreign currency exchange losses	Other income (expense), net	$(12.4)

Pro forma condensed combined statement of operations for the nine months ended September 30, 2021:

Presentation in ADVA’s IFRS financial statements	Presentation in pro forma condensed combined statement of operations	Amount (in millions)
Revenue	Network Solutions	$462.4
Revenue	Services & Support	$71.9
Cost of Revenue	Network Solutions	$(330.0)
Cost of Revenue	Services & Support	$(8.8)
Selling and marketing expenses	Selling, general and administrative expenses	$(55.7)
General and administrative expenses	Selling, general and administrative expenses	$(33.2)
Other operating income – Government grants received	Other income (expense), net	$1.7
Other operating income – Release of provisions	Selling, general and administrative expenses	$0.9
Other operating income – Income for the supply of development services	Other income (expense), net	$0.3
Other operating income – Release of bad debt allowances	Selling, general and administrative expenses	$0.1

Presentation in ADVA’s IFRS financial statements	Presentation in pro forma condensed combined statement of operations	Amount (in millions)
Other operating income – Other	Other income (expense), net	$1.6
Other operating expenses – Impairment of trade accounts receivable	Selling, general and administrative expenses	$(0.3)
Other operating expenses – Reversal of prepayment	Selling, general and administrative expenses	$(0.3)
Other operating expenses – Other	Selling, general and administrative expenses	$(0.3)
Interest income	Interest and dividend income	$0.1
Foreign currency exchange gains	Other income (expense), net	$9.9
Foreign currency exchange losses	Other income (expense), net	$(8.4)

Note 4 – IFRS to U.S. GAAP adjustments

ADVA’s historical consolidated statement of financial position as of September 30, 2021 and income statements for the year ended December 31, 2020 and for the nine months ended September 30, 2021 have been prepared in accordance with IFRS as adopted by the IASB, which differs in certain material respects from U.S. GAAP. The historical financial statements have been adjusted to align ADVA’s historical accounting policies to accounting policies in accordance with U.S. GAAP. Adjustments are initially calculated in EUR and translated to USD based on the exchange rates detailed in Note 2. Any differences between adjustments impacting the pro forma condensed combined balance sheet and the pro forma condensed combined statements of operations are due to foreign exchange rates.

A.

Represents an adjustment to eliminate ADVA’s inventory impairment reversals that were recorded in accordance with IFRS but are prohibited under U.S. GAAP. The balance sheet impact resulted in a derecognition of $0.4 million of inventory as of September 30, 2021. The net impact to the statement of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 includes an increase to cost of revenue – network solutions of $0.4 million and $0.2 million, respectively.

B.

Represents an adjustment to ADVA’s capitalized development projects, which are capitalized under IFRS; however, these costs would be expensed under U.S. GAAP. The amount expensed is presented as research and development costs as technological feasibility was not met under U.S. GAAP. The reversal of the related amortization expense is eliminated in cost of revenue – network solutions where it was historically recorded under IFRS. The pro forma condensed combined balance sheet impact resulted in a derecognition of capitalized development projects of $113.5 million. The net impact to the pro forma condensed combined statement of operations for the year ended December 31, 2020 includes a $42.6 million reversal of the historical amortization expense, a $45.1 million increase to research and development expenses, and a $0.5 million increase in interest expense that was previously capitalized as part of the development costs. The net impact to the pro forma condensed combined statement of operations for the nine months ended September 30, 2021 involves a $38.3 million reversal of the historical amortization expense, a $36.7 million increase to research and development expenses incurred during the period, and a $0.3 million increase in interest expense that was previously capitalized as part of the development costs.

C.

Represents an adjustment to ADVA’s real estate leases accounted for under IFRS to operating leases under U.S. GAAP, by adjusting the right-of-use assets and related depreciation and interest expense recognized. The pro forma condensed combined balance sheet impact results in an increase to the right-of-use assets, presented in other non-current assets, of $1.3 million. Additionally, expense is adjusted to reflect straight line rent expense by adjusting the historical amortization of the right-of-use asset recorded in selling, general and administrative expenses and reclassifying the historical interest expense to selling, general and administrative expenses. This expense adjustment results in the following (in millions of USD):

	Year ended December 31, 2020	Nine months ended September 30, 2021
Adjustment to historical amortization expense	$(0.2)	$(0.0)
Reclassification of interest expense	1.0	(0.7)

Net adjustment to selling, general and administrative expenses	$0.8	$0.7

See Note 6 adjustment E for the related purchase accounting impacts to the acquired leases.

D.

Represents an adjustment to ADVA’s net pension obligation and return on plan assets due changes in assumptions under U.S. GAAP. The change in assumptions resulted in a $2.5 million decrease to the net pension obligation in the pro forma condensed combined balance sheet. Additionally, adjusted for the increase in expected return on plan assets and the change in interest expense which increased other income (expense), net by $0.3 million and $0.2 million for the year ended December 31, 2020 and September 30, 2021, respectively. No further balance sheet adjustments were made as any changes to other comprehensive income would be eliminated due to the application of purchase accounting; see Note 6 adjustment I.

E.

Represents an adjustment to deferred tax liabilities and tax expense for the tax effects of adjustments reflected herein to align ADVA’s historical accounting policies in accordance with U.S. GAAP (calculated at an estimated statutory rate of 30%). The balance sheet impact resulted in a derecognition of deferred tax liabilities of $33.0 million. The net impact to the statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 resulted in an increase to tax benefit of $0.9 million and an increase to tax expense $0.4 million, respectively

Note 5 – Preliminary purchase price and allocation

Preliminary purchase price

The preliminary purchase price is approximately $887.4 million based on ADVA shareholders receiving 42.1 million shares of Acorn HoldCo common stock at a closing share price of $20.64 for the ADTRAN common stock as of November 4, 2021 and a total of $17.8 million attributable to the purchase price for the fair value of the 2.6 million replacement Acorn HoldCo stock options issued based on a Black-Scholes model. Upon completion of the proposed business combination, ADTRAN will be required to replace the historical ADVA stock options outstanding (vested and unvested) with replacement Acorn HoldCo stock options adjusted for the fixed exchange ratio and a revised strike price based on the fixed exchange ratio and translated to USD. For historical unvested ADVA stock options, option holders are subject to continued employment through the remaining vesting period. As such, of the total fair value of $27.9 million for the replacement Acorn HoldCo stock options granted, $17.8 million is allocated to the purchase price based on the pre-combination services provided by the option holder and the remaining of $10.1 million is allocated to post-combination expense which will be recognized over the remaining vesting period (see Note 6 adjustment H).

The detailed calculation of the preliminary purchase price is as follows (in millions of USD except exchange ratio and share price):

Preliminary purchase price
ADVA shares issued and outstanding as of November 4, 2021	51.1
Fixed exchange ratio	0.8244

Number of Acorn HoldCo shares issued	42.1

Share price at November 4, 2021	$20.64

Preliminary purchase price paid for ADVA shares	$869.6

Fair value of replacement Acorn HoldCo stock options attributable to the purchase price	$17.8

Total Preliminary Purchase Price	$887.4

The preliminary purchase price does not purport to represent the actual value of the total consideration that will be received by ADVA’s shareholders when the proposed business combination is completed. In accordance with U.S. GAAP, the fair value of the shares of Acorn HoldCo common stock issued as part of the consideration will be measured on the closing date at the closing price and the fair value of the replacement Acorn HoldCo stock options will be estimated using a Black-Scholes model on the grant date. These requirements will likely result in a difference in the purchase price and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 10% in the closing price would increase or decrease the fair value of the preliminary purchase price by $90.2 million and $89.6 million, respectively, which would result in an increase or decrease to goodwill. However, a change in the closing share price does not change the number of Acorn HoldCo shares to be issued or replacement Acorn HoldCo stock options to be granted.

(in millions except for per share amounts)	Pro Forma	+10% change	-10% change
Price per share	$20.64	$22.70	$18.58
Preliminary purchase price	$887.4	$977.6	$797.8

Preliminary purchase price allocation

Under the acquisition method of accounting, ADVA’s assets and liabilities will be recorded at fair value at the date of the business combination and combined with the historical carrying amounts of ADTRAN’s assets and liabilities. For this purpose, fair value shall be determined in accordance with the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” (“ASC 820”). Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective and can involve a high degree of estimation. In the pro forma condensed combined balance sheet, the purchase price paid by ADTRAN to acquire ADVA has been allocated to the assets acquired, liabilities assumed, and goodwill based upon management’s preliminary estimate of respective fair values.

ADTRAN’s purchase price allocation for the proposed business combination is preliminary and subject to revision once the proposed business combination is complete and as additional information about the fair value of the assets to be acquired and liabilities to be assumed becomes available. ADTRAN has engaged a third-party valuation company to assist it in completing the valuation of certain assets to be acquired and liabilities to be assumed. However, ADTRAN has not completed a full, detailed valuation analysis. The preliminary valuation performed is limited to inventory, intangible assets, real estate leases, fixed assets, unearned revenue and deferred taxes. The valuation is based on available financial statement information as of September 30, 2021 and current forecasts prepared by ADTRAN. Accordingly, the pro forma condensed combined financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. ADTRAN will continue to refine its identification and valuation of assets to be acquired and liabilities to be assumed as further information becomes available.

The final determination of the purchase price allocation will be completed as soon as practicable and will be based on the fair values of the assets acquired and liabilities assumed as of the closing date. The final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the pro forma condensed combined financial information.

The preliminary purchase price is allocated to the assets to be acquired and liabilities to be assumed based on the estimated fair values, with any excess purchase price allocated to goodwill as follows (in millions of USD):

Cash and cash equivalents	116.9
Accounts receivable	104.7
Other current assets	177.2
Intangible assets	488.8
Other non-current assets	84.8
Accounts payable	(69.6)
Accrued liabilities	(63.8)
Deferred revenue, current	(16.5)
Other short-term liabilities	(31.1)
Deferred revenue, non-current	(8.9)
Other long-term liabilities	(70.0)
Deferred tax liabilities	(129.1)
Goodwill	304.0

Estimated total purchase price	887.4

Note 6 – Transaction accounting adjustments

Adjustments included in the pro forma financial information are represented by the following. Adjustments are initially calculated in EUR and translated to USD based on the exchange rates detailed in Note 2. Any differences between adjustments impacting the pro forma condensed combined balance sheet and the pro forma condensed combined statements of operations are due to foreign exchange rates.

A.

Represents an adjustment to reflect the estimated fair value of inventory. The fair value of the inventory was determined using a top-down approach and accordingly ADTRAN considered the components of ADVA’s inventory, as well as estimated selling prices and selling and distribution costs resulting in an increase of $43.6 million to inventory as of September 30, 2021. Additionally, inventory is expected to turnover during the first-year post-close. Therefore, cost of revenue – network solutions in the pro forma condensed combined statement of operations for the year ended December 31, 2020 has been adjusted to recognize the additional non-recurring expense of $42.7 million. An increase or decrease of 10% in the fair value of the inventory would increase or decrease inventory by $4.4 million with an increase or decrease to deferred tax assets (liabilities) and goodwill; and an increase or decrease to cost of revenue – network solutions for $4.3 million.

B.

Represents an adjustment to reflect the net increase in fair value of the acquired property, plant and equipment, net of $6.2 million to reflect the total fair value of $42.0 million. The fair value was estimated using a cost approach based on the net book value of each asset class adjusted for (i) the current market replacement cost, (ii) the physical and technology attributes of the property, plant and equipment and (iii) the estimated accumulated depreciation as if replacement cost was applied at the original purchase date.

The following table summarizes the estimated fair values for each asset class, the remaining estimated useful life and the impact to depreciation, a recurring expense, reflected in the pro forma condensed combined statements of operations (in millions of USD, except useful lives):

		Remaining Estimated Useful Life (in years)	Pro Forma depreciation expense
	Fair Value		Year Ended December 31, 2020	Nine Months Ended September 30, 2021
Land	$0.8	n/a	n/a	n/a
Buildings and improvements	3.9	23.6	0.2	0.1
Computer hardware, software and networking equipment	3.9	2.1	1.8	1.4
Furniture, fixtures and office equipment	2.1	4.2	0.5	0.4
Leasehold improvements	3.9	4.0	1.0	0.8
Technical machinery and equipment	26.8	2.2	11.9	9.4
Other assets	0.6	n/a	n/a	n/a

Total	$42.0		$15.4	$12.1

Historical depreciation expense			15.6	10.5

Pro forma adjustment			$(0.2)	$1.6

Depreciation expense decreased for the year ended December 31, 2020 due to revisions in the remaining estimated useful lives. The adjustment to decrease depreciation expense of $0.2 million for the year ended December 31, 2020 is presented as follows: $0.04 million in cost of revenue – network solutions, $0.02 million in selling, general and administrative expenses and $0.09 million in research and development expenses. Depreciation expense increased for the nine months ended September 30, 2021.The adjustment to increase depreciation expense of $1.6 million for the nine-months ended September 30, 2021 is presented as follows: $0.4 million in cost of revenue – network solutions, $0.2 million in selling, general and administrative expenses and $1.0 million in research and development expenses.

An increase or decrease of 10% in the estimated fair value of the property, plant and equipment, net would increase or decrease fair value by $4.2 million with an increase or decrease to deferred tax assets (liabilities) and goodwill. With other assumptions held constant, a 10% increase or decrease in the estimated fair value of the property, plant and equipment, net would increase or decrease the estimated depreciation expense by $1.5 million for the year ended December 31, 2020 and $1.2 million for the nine months ended September 30, 2021.

C.	Represents an adjustment to reflect estimated goodwill of $304.0 million recognized from the proposed business combination and the elimination of historical ADVA goodwill of $81.3 million.

D.

Represents an adjustment of $465.9 million to eliminate ADVA’s historical intangible assets recorded and to reflect the acquired identifiable intangible assets consisting of developed technology, customer backlog, customer relationships and the ADVA trade name at the estimated fair value of $488.8 million, which, as noted above, is preliminary and subject to change once the proposed business combination is completed. The fair value of the developed technology, customer backlog and customer relationships is estimated based on a multi-period excess earnings method which calculates the present value of the estimated revenues and net cash flows derived from the developed technology, customer backlog and customer relationships, respectively. The fair value of the trade name is based on the relief from royalty method which estimates the value based on the hypothetical royalty payments that are saved by owning the asset. The following table summarizes the fair values of ADVA’s identifiable intangible assets, their estimated useful lives and the impact to ADTRAN’s amortization, a recurring expense, reflected in the pro forma condensed combined statements of operations (in millions of USD, except for useful lives):

			Pro Forma Amortization Expense
	Fair Value	Estimated Useful Life (in years)	Year Ended December 31, 2020	Nine Months Ended September 30, 2021	Income Statement Classification
Developed technology	$336.9	8	$41.3	$32.5	Cost of revenue – Network Solutions
Backlog	67.5	1	66.2	—	Selling, general and administrative expense
Customer relationships	49.7	11	4.4	3.5	Selling, general and administrative expense
Trade name	34.7	5	6.8	5.4	Selling, general and administrative expense

Total	$488.8		$118.7	$41.4

Historical amortization expense			8.7	6.3

Pro forma adjustment			$110.0	$35.1

The adjustment to amortization expense of $110.0 million for the year ended December 31, 2020, is presented as follows: $34.8 million in cost of revenue – network solutions and $75.2 million in selling, general and administrative expenses. The adjustment to amortization expense of $35.1 million for the nine months ended September 30, 2021, is presented as follows: $30.4 million in cost of revenue – network solutions and $5.7 million in selling, general and administrative expenses; additionally, $1.0 million was removed from research and development expenses for the nine months ended September 30, 2021 in the historical ADVA financial statements.

An increase or decrease of 10% in the fair value of the intangible assets acquired would increase or decrease the fair value by $48.9 million with an increase or decrease to deferred tax assets (liabilities) and goodwill. With other assumptions held constant, a 10% increase or decrease in the fair value of the intangible assets would increase or decrease the estimated amortization expense by $11.9 million for the year ended December 31, 2020 and $4.1 million for the nine months ended September 30, 2021.

E.

Represents an adjustment to the right-of-use assets and lease liabilities for real estate leases acquired as part of the proposed business combination to fair value of $24.2 million. ADTRAN calculated the lease liability based on the remaining lease payments and discount rates at September 30, 2021. This resulted in an increase to the current lease liability of $0.1 million, presented in accrued expenses and other liabilities, and an increase to the noncurrent lease liability of $0.4 million, presented in non-current lease liabilities. The right of use asset is calculated based on the lease liability less lease incentives and the tenant improvement allowance to be received post-close. This resulted in an increase to other non-current assets of $3.3 million. Additionally, the recurring lease expense was increased by $0.1 million for the year ended December 31, 2020 and $0.3 million for the nine months ended September 30, 2021, presented in selling, general, and administrative expenses.

F.

Represents an adjustment to assumed unearned revenue, related to ADVA’s support services, to a total fair value of $25.4 million, resulting in a decrease to current unearned revenue of $9.3 million and to non-current unearned revenue of $2.5 million. Unearned revenue was valued based on the estimated costs to fulfill the remaining performance obligations plus a normal profit margin. Additionally, a non-recurring adjustment to revenue – support and services is included for the year ended December 31, 2020 and the nine months ended September 30, 2021 was decreased by $9.1 million and $2.6 million, respectively.

G.

Represents an adjustment to deferred tax liabilities for the tax effects of recognizing the preliminary purchase price allocation reflected herein (calculated at an estimated statutory rate of 30%). Deferred taxes relating to goodwill for prior ADVA acquisitions have also been removed from the pro forma financial information. This resulted in an adjustment to deferred tax liabilities for $155.5 million as of September 30, 2021. Additionally, represents the income tax impact of the pro forma adjustments, a recurring adjustment, (calculated at an estimated statutory rate of 30%) for an increase to the income tax benefit of $51.8 million for the year ended December 31, 2020 and $9.3 million for the nine months ended September 30, 2021. These adjustments are based on estimates of the fair value of ADVA’s assets to be acquired, liabilities to be assumed, and the related purchase price allocations. These estimates are subject to further review by ADTRAN’s and ADVA’s respective managements, which may result in material adjustments to deferred taxes with an offsetting adjustment to goodwill.

Additionally, the adjustments discussed above include additional tax costs associated with ADVA’s operations within ADTRAN’s structure of approximately $1.8 million and $3.0 million for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively. The effective tax rate of the combined company could be significantly different than what is presented in these pro forma financial statements depending on post-business combination activities, including legal entity restructuring, repatriation decisions, and the geographical mix of taxable income.

H.

Represents the preliminary purchase price of $887.4 million based on the issuance of 42.1 million shares of Acorn HoldCo common stock to ADVA shareholders and 2.6 million replacement Acorn HoldCo stock options granted to ADVA option holders. The fair value of the ADTRAN common stock was based on a closing price at November 4, 2021 of $20.64 per share. The fair value of the replacement Acorn HoldCo stock options is based on a Black-Scholes model with the following weighted average assumptions:

ADTRAN share price at November 4, 2021	$20.64
Strike price	$10.72
Expected term (in years)	5.5
Volatility	43.59%
Dividend rate	1.92%
Risk-free rate	1.15%

ADTRAN will have additional recurring post-close compensation expense of $10.1 million, of which $4.2 million will be recognized during the first year post-close, $2.3 million recognized during the first three quarters of the second year post-close, and the remaining thereon through 2024. As such, an additional pro forma adjustment increases the historical ADVA stock compensation expense for these replacement Acorn HoldCo stock options by $3.0 million for the year ended December 31, 2020 and $1.2 million for the nine months ended September 30, 2021. The $3.0 million is presented as $0.1 million to costs of goods sold – services and support, $1.8 million to selling, general, and administrative expenses, and $1.1 million to research and development expenses for the year ended

December 31, 2020. The additional compensation expense of $1.2 million is presented as $0.1 million to costs of goods sold – services and support, and $0.7 million to selling, general, and administrative expenses, and $0.4 million to research and development expenses for the nine months ended September 30, 2021. With other assumptions held constant, an increase or decrease of 10% in the ADTRAN share price would increase or decrease the post-close compensation expense by $1.9 million or $1.6 million, respectively.

I.	Represents an adjustment to eliminate all of ADVA’s historical shareholders’ equity.

J.

Represents an adjustment to reflect an accrual of $28.3 million of transaction costs expected to be incurred by ADTRAN and ADVA between October 1, 2021 through the close of the proposed business combination that are not reflected in the historical financial statements. This $28.3 million has been recorded as an accrued liability in the pro forma condensed combined balance sheet at September 30, 2021 and a non-recurring expense in the pro forma condensed combined statement of operations for the year ended December 31, 2020.

Additionally, $8.9 million in non-recurring transactions costs have been incurred as of September 30, 2021 and are recorded in ADTRAN’s and ADVA’s historical balance sheet and statement of operations as of and for the nine months ended September 30, 2021.

K.

Represents additional recurring compensation expense related to the modification of the ADTRAN performance stock units (PSUs). Upon completion of the proposed business combination, the ADTRAN PSUs will be modified to remove the performance and/or market conditions; but will continue to require holders to provide services through the remaining vesting period. As such, the ADTRAN PSUs with performance conditions which were not probable of being met historically, are remeasured on the modification date, based on the November 4, 2021 closing share price of $20.64 for a total fair value of $12.3 million. For the PSUs with market conditions, the new fair value was based on (i) the fair value at the grant date plus (ii) an incremental amount (if any), when the fair value immediately before the modification is higher than the fair value upon the modification.

The incremental expense, due to the modification and based on the changes in fair value, is recognized on a straight-line basis over the remaining vesting period. The pro forma adjustment increases the historical ADTRAN stock compensation expense for these modified ADTRAN PSUs by $14.2 million for the year ended December 31, 2020. The additional compensation expense is presented as $0.7 million to costs of goods sold – services and support, and $5.0 million to selling, general, and administrative expenses, and $8.5 million to research and development expenses for the year ended December 31, 2020. The additional expense for the nine months ended September 30, 2021 is not material to the pro forma financial information and therefore, is not included as a pro forma adjustment. With other assumptions held constant, an increase or decrease of 10% in the ADTRAN share price would increase or decrease the post-close compensation expense by $1.7 million or $1.0 million, respectively. This modification also has an impact on the number of PSUs considered in the calculation of pro forma diluted earnings per share because of the removal of the performance and/or market conditions.

L.

Represents an adjustment to the weighted average shares outstanding due to the increase of the number of shares outstanding from the transaction of 42.1 million shares. The 2.6 million replacement Acorn HoldCo stock options issued and an incremental 0.2 million ADTRAN PSUs were included in the calculation of pro forma diluted EPS for the nine months ended September 30, 2021. These replacement Acorn HoldCo stock options of 2.6 million, as well as historical ADTRAN stock options and PSUs, were not included in the pro forma diluted EPS for the year ended December 31, 2020 as their inclusion would be anti-dilutive.

13.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ADTRAN

The following discussion should be read in conjunction with ADTRAN’s unaudited condensed interim consolidated financial statements as of and for the nine months ended September 30, 2021 and for the nine months ended September 30, 2020, the audited consolidated financial statements as of and for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018, the related notes thereto and the section “1.3 Risks Relating to the Business of ADTRAN” included in this Exemption Document.

This discussion is designed to provide information that will assist in understanding ADTRAN’s condensed consolidated financial statements and ADTRAN’s audited consolidated financial statements, the changes in certain key performance indicators in those financial statements from period to period, and the primary factors that accounted for those changes, as well as how certain accounting principles affect ADTRAN’s financial statements. See “1.3 Risks Relating to the Business of ADTRAN” and “2 Forward Looking Statements” in this Exemption Document for a description of important factors that could cause actual results to differ from expected results.

13.1	Overview

ADTRAN considers itself to be one of the leading global providers of networking and communications platforms, systems and services focused on the broadband access market, serving a diverse domestic and international customer base in multiple countries that includes tier-1, -2 and -3 service providers, alternative service providers, such as utilities, municipalities and fiber overbuilders, cable/MSOs, small- to medium-sized businesses (“SMBs”) and distributed enterprises. ADTRAN’s innovative solutions and services enable voice, data, video and internet-communications across a variety of network infrastructures and are currently in use by a multitude of people worldwide. ADTRAN supports its customers through its direct global sales organization and its distribution networks. The success of ADTRAN depends upon its ability to increase unit volume and market share through the introduction of new products and succeeding generations of products having optimal selling prices and increased functionality as compared to both the prior generation of a product and to the products of competitors in order to gain market share. In order to service customers and grow revenue, ADTRAN is continually conducting research and development of new products addressing customer needs and testing those products for the specific requirements of the particular customers. ADTRAN is focused on being a leading global supplier of access infrastructure and related value-added solutions from the cloud edge to the subscriber edge. ADTRAN offers a broad portfolio of flexible software and hardware network solutions and services that enable service providers to meet today’s service demands, while enabling them to transition to the fully-converged, scalable, highly-automated, cloud-controlled voice, data, internet and video network of the future. In addition to ADTRAN’s corporate headquarters in Huntsville, Alabama, ADTRAN has sales and research and development facilities in strategic global locations.

In the nine months ended September 30, 2021 revenue increased by 8.6% compared to the nine months ended September 30, 2020, driven by increased shipments to regional service providers in the United States, alternative network operators in Europe and international tier-1 customers. During the nine months ended September 30, 2021, ADTRAN had two distributors that contributed more than 10% of revenues, one in the United States and one internationally. ADTRAN’s year-over-year domestic revenue growth of 6.5% in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020 was driven primarily by increased shipments to regional service providers through our distribution partner. Internationally, the revenue increased by 13.1% in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, and was driven primarily by increased shipments to alternative network operators in Europe and increased international tier-1 customer revenues. Additionally, fiber access continued to experience revenue growth, and, during 2020 ADTRAN announced multiple long-term tier-1 next-generation fiber access deals in Europe and the U.S., positioning ADTRAN well for the next access network upgrade investment cycle.

In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. COVID-19 (or variants of COVID-19, including the Delta variant) continues to spread throughout the U.S. and the world and has resulted in authorities implementing varying measures to contain the virus, including travel bans and restrictions, quarantines, shelter-in-place orders, and business limitations and shutdowns. Although vaccines have been approved and are being distributed, it cannot be predicted how long it will take before market conditions return to normal and there can be no assurance that the economic recovery will occur or offset the uncertainty and instability triggered by the pandemic. New and potentially more contagious variants of the COVID-19 virus are developing in several countries, including regions in which ADTRAN has significant operations. The COVID-19 variants could further amplify the impact of the pandemic. While ADTRAN is unable to accurately predict the full impact that the COVID-19 global pandemic will have on the results of operations, financial condition, liquidity and cash flows of ADTRAN due to numerous uncertainties, including the duration and severity of the pandemic and containment measures, the compliance with these measures has impacted ADTRAN’s day-to-day operations and could disrupt ADTRAN’s business and operations, as well as that of ADTRAN’s key customers, suppliers and other counterparties, for an indefinite period of time. ADTRAN has experienced a significant impact to ADTRAN’s supply chain given COVID-19 and the related global semiconductor chip shortage, including delays in supply chain deliveries, extended lead times and shortages of some key components, some raw material cost increases and slowdowns at certain production facilities. ADTRAN has also had to increase its volume of inventory to ensure supply continuity during the pandemic. In addition, ADTRAN has experienced significant increases in freight-related costs due to the global shipping crisis. During the third quarter of 2021, ADTRAN incurred supply chain constraint expenses, which lowered the Company’s gross margins and decreased profitability. While throughout the pandemic there has been increased demand in networking requirements and utilization due to social distancing guidelines issued by governments, as well as COVID-19 related reductions in travel and infrastructure expenses, it is possible that ADTRAN could experience some slowdown in demand, further supply chain issues and an increased impact from the ongoing semiconductor shortage and shortages of certain other key components as the pandemic continues. If the impacts of this shortage are more severe than ADTRAN expects, it could result in longer lead times, inventory supply challenges and further increased costs, all of which could result in the deterioration of ADTRAN’s results, potentially for a longer period than currently anticipated. To support the health and well-being of the employees, customers, partners and communities, many of ADTRAN’s employees are working remotely as of the date of the publication of the Offer Document. However, there is risk that a number of ADTRAN’s employees could be infected with COVID-19, including the key personnel. In addition, actions that have been taken and that may be taken by the ADTRAN, ADTRAN’s customers, suppliers and counterparties in response to the pandemic, including the implementation of alternative work arrangements for certain employees, as well as the impacts to ADTRAN’s supply chain, including delays in supply chain deliveries and the related global semiconductor chip shortage, have delayed and may continue to delay the timing of some orders and expected deliveries. Lastly, even after the COVID-19 pandemic has subsided, ADTRAN may continue to experience adverse impacts to its business as a result of any economic recession that has occurred or may occur in the future as a result of the COVID-19 pandemic.

Among its customers, ADTRAN made progress with its fiber, fiber-extension, in-home service delivery platforms and cloud services while also continuing to engage in value-added service opportunities that ADTRAN expects will contribute to sales over the remainder of 2021 and beyond. In addition, ADTRAN believes that ADTRAN is at the beginning of a significant investment cycle for fiber deployment and in-home Wi-Fi connectivity driven by technology advancements and regulatory influences. The transition to next-generation network architectures is beginning, and ADTRAN is seeing demand for its next-generation fiber access and connected home solutions. In 2021, payments to service providers under government funding programs such as the Rural Digital Opportunity Fund (RDOF) initiated by Federal Communications Commissions (FCC) have started.

In addition to classifying its operations into two reportable segments, ADTRAN reports revenue across three categories of products and services – (i) Access & Aggregation, (ii) Subscriber Solutions & Experience and (iii) Traditional & Other Products.

ADTRAN’s “Access & Aggregation” platforms are used by communication service providers to connect their network infrastructure to subscribers. This revenue category includes hardware- and software-based products and services that aggregate and/or originate access technologies. ADTRAN solutions within this category include a wide array of modular or fixed platforms designed to deliver customized technology and economy based on subscriber density and environmental conditions.

ADTRAN’s “Subscriber Solutions & Experience” portfolio is used by service providers to terminate their infrastructure at the customer’s premises while providing an immersive and interactive experience for the subscriber. These solutions include copper and fiber WAN termination, LAN switching, Wi-Fi access, and cloud software services, for both residential and business markets.

ADTRAN’s “Traditional & Other Products” category generally includes a mix of prior-generation technologies’ products and services, as well as other products and services that do not fit within the other revenue categories.

ADTRAN’s operating results have fluctuated, and may continue to fluctuate, on a quarterly basis due to a number of factors, including customer order activity, supply chain constraints, component availability, and backlog. A substantial portion of ADTRAN’s shipments in any fiscal period relates to orders received and shipped within that fiscal period for customers under agreements containing non-binding purchase commitments. Further, a significant percentage of orders requires delivery within a few days requiring ADTRAN to maintain higher inventory levels. These factors normally result in a varying order backlog and limited order flow visibility; however, with the current global supply chain and transportation constraints, and limited availability of semiconductor chips and other components of ADTRAN’s products, ADTRAN has and may continue to experience extended lead times, increased logistics intervals and costs, and lower volume of product deliveries, which has had and may continue to have a material adverse effect on ADTRAN’s operating results and could have a material adverse effect on customer relations and the Company’s financial position. Normal operating expenses are relatively fixed in the short term; therefore, a shortfall in quarterly revenues could significantly impact ADTRAN’s financial results in a given quarter.

ADTRAN continues to support its customer demand for their products by working with their suppliers, contract manufacturers, distributors, and customers to address and to limit the disruption to the Company’s operations and order fulfillment.

ADTRAN’s operating results may also fluctuate as a result of a number of other factors, including a decline in general economic and market conditions, specifically the decline that has resulted from the COVID-19 pandemic, foreign currency exchange rate movements, increased competition, customer order patterns, changes in product and services mix, timing differences between price decreases and product cost reductions, product warranty returns, expediting costs, tariffs and announcements of new products by ADTRAN or its competitors. Additionally, maintaining sufficient inventory levels to assure prompt delivery of the products increases the amount of inventory that may become obsolete and increases the risk that the obsolescence of this inventory may have an adverse effect on the business and operating results of ADTRAN. Also, not maintaining sufficient inventory levels to assure prompt product delivery may cause ADTRAN to incur expediting costs to meet customer delivery requirements, which may negatively impact ADTRAN’s operating results in a given quarter. In recent years, ADTRAN initiated restructuring plans to realign its expense structure with the reduction in revenue experienced and with ADTRAN’s overall objectives. Management assessed the efficiency of ADTRAN’s operations and consolidated locations and personnel, among other things, and implemented certain cost savings initiatives, where possible.

ADTRAN’s historical financial performance is not necessarily a meaningful indicator of future results, and in general, management expects that ADTRAN’s financial results may vary from period to period. Factors that could materially affect ADTRAN’s business, financial condition or operating results are included in this Exemption Document under the section “1.3 Risks Relating to the Business of ADTRAN”.

13.2	Critical Accounting Policies and Estimates

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used or if changes in the accounting estimate that are reasonably likely to occur could materially impact the results of financial operations. Several accounting policies require material subjective or complex judgment and have a significant impact on ADTRAN’s financial condition and results of operations, as applicable. ADTRAN believes the following critical accounting policies affect ADTRAN’s more significant judgments and estimates used in the preparation of ADTRAN’s consolidated financial statements:

13.2.1	Revenue

Revenue is measured based on the consideration expected to be received in exchange for transferring goods or providing services to a customer and as performance obligations under the terms of the contract are satisfied. Generally, this occurs with the transfer of control of a product to the customer. Review of contracts with customers, for both direct customers and distributors, are performed and assessed for principal versus agent considerations to determine primary responsibility for delivery of performance obligation, presumed inventory risk, and discretion in establishing pricing, when applicable. For transactions where there are multiple performance obligations, individual products and services are accounted for separately if they are distinct (if a product or service is separately identifiable from other items and if a customer can benefit from it on its own or with other resources that are readily available to the customer). The consideration, including any discounts, is allocated between separate products and services based on their stand-alone selling prices. Stand-alone selling prices are determined based on the prices at which the separate products and services are sold and are allocated based on each item’s relative value to the total value of the products and services in the arrangement. For items that are not sold separately, ADTRAN estimates stand-alone selling prices primarily using the “expected cost plus a margin” approach. Payment terms are generally 30 days in the U.S. and typically longer in many geographic markets outside the U.S. Shipping fees are recorded as revenue and the related cost is included in cost of revenue. Sales, value-added and other taxes collected concurrently with revenue-producing activities are excluded from revenue. Costs of obtaining a contract, if material, are capitalized and amortized over the period that the related revenue is recognized if greater than one year. ADTRAN has elected to account for shipping fees as a cost of fulfilling the related contract. ADTRAN has also elected to apply the practical expedient related to the incremental costs of obtaining contracts and recognize those costs as an expense when incurred if the amortization period of the assets is one year or less. These costs are included in selling, general and administrative expenses. Capitalized costs with an amortization period greater than one year were immaterial.

Revenue is generated by two reportable segments: (i) Network Solutions and (ii) Services & Support.

(i) Network Solutions Segment – includes hardware products and software defined next-generation virtualized solutions used in service provider or business networks, as well as prior generation products. The majority of the revenue from this segment is from hardware sales.

13.2.1.1	Hardware and Software Revenue

Revenue from hardware sales is recognized when control is transferred to the customer, which is generally when the products are shipped. Shipping terms are generally “Free on Board” shipping point. Revenues from software license sales are recognized at delivery and transfer of control to the customer. Revenue is recorded net of estimated discounts and rebates using historical trends. Customers are typically invoiced when control is transferred and revenue is recognized. ADTRAN’s products generally include assurance-based warranties of 90 days to five years for product defects.

In certain transactions, ADTRAN is also the lessor in sales-type lease arrangements for network equipment that have terms of 18 months to five years. These arrangements typically include network equipment, network implementation services and maintenance services.

(ii) Services & Support Segment – A complete portfolio of maintenance, network implementation and solutions integration and managed services, which include hosted cloud services and subscription services to complement ADTRAN’s Network Solutions segment.

13.2.1.2	Maintenance Revenue

ADTRAN’s maintenance service periods range from one month to five years. Customers are typically invoiced and pay for maintenance services at the beginning of the maintenance period. ADTRAN recognizes revenue for maintenance services on a straight-line basis over the maintenance period as ADTRAN customers benefit evenly throughout the contract term and deferred revenues, when applicable, are recorded in unearned revenue and non-current unearned revenue.

13.2.1.3	Network Implementation Revenue

ADTRAN recognizes revenue for network implementation, which primarily consists of engineering, execution and enablement services at a point in time when each performance obligation is complete. If ADTRAN has recognized revenue but have not billed the customer, the right to consideration is recognized as a contract asset that is included in other receivables on ADTRAN’s consolidated balance sheet. The contract asset is transferred to accounts receivable when the completed performance obligation is invoiced to the customer.

13.2.2	Inventory

ADTRAN carries its inventory at the lower of cost and net realizable value, with cost being determined using the first-in, first-out method. Standard costs for material, labor, and manufacturing overhead are used to value inventory and are updated at least quarterly. Most variances are expensed in the current period; therefore, ADTRAN’s inventory costs approximate actual costs at the end of each reporting period. ADTRAN establishes reserves for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which consider historical usage, known trends, inventory age and marketing conditions. If actual trends and market conditions are less favorable than those projected by management, ADTRAN may be required to make additional inventory write-downs. The reserve for excess and obsolete inventory was 44.3 million at September 30, 2021 and $39.6 million, $34.1 million and $30.0 million at December 31, 2020, 2019 and 2018, respectively. Inventory disposals charged against the reserve were $6.0 million, $1.8 million and $0.4 million for the years ended December 31, 2020, 2019 and 2018, respectively.

13.2.3	Stock-Based Compensation

For purposes of determining the estimated fair value of market-based performance stock unit (PSU) awards on the date of grant, the Monte Carlo Simulation valuation method is used. These PSUs are subject to a market condition based on the relative total shareholder return of ADTRAN against all of the companies in the NASDAQ Telecommunications Index and vest at the end of a three-year performance period. The fair value of performance-based PSUs, restricted stock units (RSUs) and restricted stock is equal to the closing price of ADTRAN’s stock on the business day immediately preceding the grant date. Compensation expense related to unvested performance-based PSUs is recognized over the requisite service period of three years as the achievement of the performance obligation becomes probable. For purposes of determining the estimated fair value of ADTRAN stock option awards on the date of grant, the Black-Scholes Model is used. This model requires the input of certain assumptions that require subjective judgment. These assumptions include, but are not limited to, expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors. Because ADTRAN stock option awards have characteristics significantly different from those of traded options, and because changes in the input assumptions can materially affect the fair value estimate, the existing model may not provide a reliable, single measure of the fair value of ADTRAN stock option awards. Management will continue to assess the assumptions and methodologies used to calculate the estimated fair value of stock-based compensation. Circumstances may change and additional data may become available over time, which could result in changes to these assumptions and methodologies and thereby materially impact ADTRAN’s fair value determination. If factors change in future periods, the compensation expense that ADTRAN records may differ significantly from what ADTRAN has recorded in the current period.

13.2.4	Goodwill

Goodwill represents the excess purchase price over the fair value of net assets acquired. ADTRAN evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. ADTRAN has elected to by-pass a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying amount and, in turn, performed a step-1 analysis of goodwill. No impairment charges on goodwill were recognized during the years ended December 31, 2020, 2019 and 2018.

13.2.5	Income Taxes

ADTRAN estimates its income tax provision or benefit in each of the jurisdictions in which ADTRAN operates, including estimating exposures related to examinations by taxing authorities. ADTRAN also makes judgments regarding the realization of deferred tax assets and establish valuation allowances where ADTRAN believes it is more likely than not that future taxable income in certain jurisdictions will be insufficient to realize these deferred tax assets. ADTRAN’s estimates regarding future taxable income and income tax provision or benefit may vary due to changes in market conditions, changes in tax laws, or other factors. If ADTRAN’s assumptions, and consequently ADTRAN’s estimates, change in the future, the valuation allowances ADTRAN has established may be increased or decreased, impacting future income tax expense. ADTRAN continually reviews the adequacy of its valuation allowance and recognize the benefits of deferred tax assets only as the reassessment indicates that it is more likely than not that the deferred tax assets will be realized in accordance with Accounting Standards Codification (ASC) 740, Income Taxes. Due to a decrease in revenue and profitability for 2019, and all other positive and negative objective evidence considered as part of ADTRAN’s analysis, its ability to consider other subjective evidence such as projections for future growth is limited when evaluating whether ADTRAN’s deferred tax assets will be realized. As such, ADTRAN is no longer able to conclude that it is more likely than not that its domestic deferred tax assets will be realized and a valuation allowance against its domestic deferred tax assets was established in the third quarter of 2019. The amount of the deferred tax assets considered realizable, however, could be adjusted in future periods in the event sufficient evidence is present to support a conclusion that it is more likely than not that all or a portion of ADTRAN’s domestic deferred tax assets will be realized.

ADTRAN establishes reserves to remove some or all of the tax benefit of any of its tax positions at the time ADTRAN determines that the positions become uncertain. ADTRAN adjusts these reserves, including any impact on the related interest and penalties, as facts and circumstances change.

13.2.6	Liability for Warranty

ADTRAN’s products generally include warranties of 90 days to five years for product defects. ADTRAN accrues for warranty returns at the time of product shipment based on its historical return rate and an estimate of the cost to repair or replace the defective products. ADTRAN engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of its component suppliers. ADTRAN’s products continue to become more complex in both size and functionality as many of its product offerings migrate from line card applications to total systems. The increasing complexity of ADTRAN’s products will cause warranty incidences, when they arise, to be more costly. ADTRAN’s estimates regarding future warranty obligations may change due to product failure rates, material usage, and other rework costs incurred in correcting a product failure. In addition, from time to time, specific warranty accruals may be recorded if unforeseen problems arise. Should ADTRAN’s actual experience relative to these factors be worse than its estimates, ADTRAN will be required to record additional warranty expense. The liability for warranty obligations totaled 5.6 million at September 30, 2021 and $7.1 million, $8.4 million and $8.6 million at December 31, 2020, 2019 and 2018, respectively. These liabilities are included in accrued expenses and other liabilities in the accompanying consolidated balance sheets.

13.2.7	Pension Benefit Plan Obligations

Pension benefit plan obligations are based on various assumptions used by ADTRAN’s actuaries in calculating these amounts. These assumptions include discount rates, compensation rate increases, expected return on plan assets, retirement rates and mortality rates. Actual results that differ from the assumptions and changes in assumptions could affect future expenses and obligations. ADTRAN’s net pension liability totaled 17.0 million at September 30, 2021 and $18.7 million, $15.9 million and $13.1 million at December 31, 2020, 2019 and 2018, respectively. This liability is included in pension liability in the accompanying consolidated balance sheets.

13.3	Effect of Recent Accounting Pronouncements

See ADTRAN’s consolidated financial statements included beginning on page F-9 for a full description of recent accounting pronouncements, including the expected dates of adoption and estimated effects on results of operations and financial condition, which is incorporated herein by reference.

13.4	Results of Operations

The following table presents selected financial information derived from ADTRAN’s audited consolidated financial statements of income (loss) and unaudited condensed interim consolidated financial statements of income (loss) expressed as a percentage of revenue for the periods indicated. Amounts may not foot due to rounding.

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands of U.S. dollars, unless otherwise stated)
Revenue
Network Solutions	360,025	323,924	438,015	455,226	458,232
Services & Support	48,821	52,457	68,495	74,835	71,045

Total Revenue	408,846	376,381	506,510	530,061	529,277
Cost of Revenue
Network Solutions	216,044	178,492	244,226	263,677	278,929
Network Solutions cost of revenue as % of Network Solutions Revenue	60.0	55.1	55.8	57.9	60.9
Services & Support	28860	33,855	44,733	47,217	46,783

Services & Support cost of revenue as % of Service & Support Revenue	59.1	64.5	65.3	63.1	8.8

Total Cost of Revenue	244,904	212,347	288,959	310,894	325,712
Total Cost of Revenue as % of Total Revenue	59.9	56.4	57.0	58.7	61.5
Gross Profit	163,942	164,034	217,551	219,167	203,565
Selling, general and administrative expenses	89,273	84,624	113,972	130,288	124,440
Selling, general and administrative expenses as % in Total Revenue	21.8	22.5	22.5	24.6	23.5
Research and development expenses	82,131	85,794	113,287	126,200	124,547
Research and development expenses as % in Total Revenue	20.1	22.8	22.4	23.8	23.5
Asset impairments	0	65	65	3,872	—
Gain on contingency	0	—	—	(1,230)	—

Operating Income (Loss)	(7,462)	(6,449)	(9,773)	(39,963)	(45,422)
Interest and dividend income	887	1,031	1,936	2,765	4,026
Interest expense	(18)	(1)	(5)	(511)	(533)
Net investment gain (loss)	2,942	1,819	4,850	11,434	(4,050)
Other income (expense), net	2,673	(2,307)	(3,254)	1,498	1,286

Gain on bargain purchase of a business	0	—	—	—	11,322

Income (Loss) Before Income Taxes	(978)	(5,907)	(6,246)	(24,777)	(33,371)
Income tax (expense) benefit	(3,467)	2,171	8,624	(28,205)	14,029

Net Income (Loss)	(4,445)	(3,736)	2,378	(52,982)	(19,342)

Net Income (Loss) as % in Total Revenue	(1.1)	(1.0)	0.5	(10.0)	(3.7)

13.4.1	Revenue

13.4.1.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

ADTRAN’s revenue increased by 8.6% from $376.4 million for the nine months ended September 30, 2020 to $408.8 million for the nine months ended September 30, 2021. The increase in revenue for the nine months ended September 30, 2021 was primarily attributable to a $3.8 million and $15.0 million increase in Access & Aggregation revenue, respectively, and a $1.8 million and $21.6 million increase in Subscriber Solutions & Experience revenue, respectively, partially offset by a $0.6 million and $4.2 million decrease in the revenue of Traditional & Other Products, respectively.

Network Solutions segment revenue increased by 11.1% from $323.9 million for the nine months ended September 30, 2020 to $360.0 million for the nine months ended September 30, 2021. The increase in revenue for the nine months ended September 30, 2021 was due primarily to revenue of Subscriber Solutions & Experience and Access & Aggregation products. The increase in Subscriber Solutions & Experience revenue for the nine months ended September 30, 2021 was primarily attributable to an increased volume of network termination and fiber customer-premises equipment (“CPE”). The increase in the Access & Aggregation category for the nine months ended September 30, 2021 was due to an increased volume of fiber access. While the revenue from Traditional & Other Products is expected to decline over time, this revenue may fluctuate and continue for years because of the time required for ADTRAN’s customers to transition to newer technologies.

Services & Support segment revenue decreased by 6.9% from $52.5 million for the nine months ended September 30, 2020 to $48.8 million for the nine months ended September 30, 2021. The decrease in revenue for the nine months ended September 30, 2021 was primarily attributable to decreased network planning and implementation services partially offset by an increase in maintenance services and managed services.

International revenue, which is defined as revenue generated from both the Network Solutions and Services & Support segments and provided to a customer outside of the U.S., increased by 13.1% from $120.1 million for the nine months ended September 30, 2020 to $135.8 million for the nine months ended September 30, 2021. International revenue, as a percentage of total revenue, increased from 31.9% for the nine months ended September 30, 2020 to 33.2% for the nine months ended September 30, 2021. The increase in percentage of international revenue for the nine months ended September 30, 2021, was primarily driven by access network builds in the Asia Pacific region with a focus on Australia, increased shipments to alternative network operators in Europe and revenue from a tier-1 operator in Europe.

ADTRAN’s international revenue is largely focused on broadband infrastructure and is consequently affected by the decisions of ADTRAN’s customers as to timing for installation of new technologies, expansion of their networks and/or network upgrades. The international customers of ADTRAN must make these decisions in the regulatory and political environment in which they operate – both nationally and in some instances, regionally – whether of a multi-country region or a more local region within a country. The competitive landscape in certain international markets is also affected by the increased presence of Asian manufacturers that seek to compete aggressively on price. As a result of ADTRAN’s global regulations, the revenue and operating income of ADTRAN in some international markets can be affected by foreign currency fluctuations. Consequently, while ADTRAN expects the global trend towards deployment of more robust broadband speeds and access to continue creating additional market opportunities, the factors described above may result in pressure on revenue and operating income. However, for the nine months ended September 30, 2021, foreign currency fluctuation did not materially impact ADTRAN’s results of operations.

13.4.1.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

ADTRAN’s revenue decreased by 4.4% from $530.1 million for the year ended December 31, 2019 to $506.5 million for the year ended December 31, 2020. The Services & Support revenue decreased by

$6.3 million compared to 2019 and the Network Solutions revenue decreased by $17.2 million versus the prior year. The decrease in ADTRAN’s 2020 revenue was primarily attributable to a decrease in Access & Aggregation revenue of $35.7 million and Traditional & Other Products revenue of $6.0 million, partially offset by increases in Subscriber Solutions & Experience revenue of $18.2 million.

Network Solutions revenue decreased by 3.8% from $455.2 million in 2019 to $438.0 million in 2020, due primarily to a decrease in sales of ADTRAN’s Access & Aggregation products and Traditional & Other Products, partially offset by increases in Subscriber Solutions & Experience revenue. The decrease in revenue of 9.4% of ADTRAN’s Access & Aggregation products for 2020 was primarily attributable to decreased volume in sales of fiber to the node (“FTTN”) products. The increase of 11.9% in 2020 for sales of ADTRAN’s Subscriber Solutions & Experience products was primarily attributable to an increased volume of network termination and fiber CPE. While ADTRAN expects that revenue from Traditional & Other Products will continue to decline over time, this revenue may fluctuate, and continue to fluctuate, for years because of the time required for ADTRAN’s customers to transition to newer technologies.

Services & Support revenue decreased by 8.5% from $74.8 million in 2019 to $68.5 million in 2020. The decrease in revenue for 2020 was primarily attributable to decreased sales volume of FTTN products for Access & Aggregation.

Domestic revenue increased by 17.0% from $300.9 million in 2019 to $352.1 million in 2020. ADTRAN’s domestic growth was driven by an increase in revenue to the Retail Service Provider (RSP) market segment and additional fiber deployments across all customers. In addition, such growth was driven by an increase in sales to tier-2 and tier-3 customers with diversified business among ADTRAN’s fiber access and CPE, service provider CPE and services.

International revenue decreased by 32.6% from $229.2 million for the year ended December 31, 2019 to $154.4 for the year ended December 31, 2020. International revenue, as a percentage of total revenue, decreased from 43.2% for the year ended December 31, 2019 to 30.5% for the year ended December 31, 2020. The decrease in international revenue for 2020 was primarily attributable to the slowdown in shipments to an international tier-1 customer.

13.4.1.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

ADTRAN’s sales increased by 0.1% from $529.3 million for the year ended December 31, 2018 to $530.1 million for the year ended December 31, 2019. The Services & Support sales increased by $3.8 million compared to 2018 and the Network Solutions sales decreased by $3.0 million versus the prior year. The increase in ADTRAN’s 2019 sales was primarily attributable to an increase in Subscriber Solutions & Experience sales of $18.5 million, partially offset by decreases in Access & Aggregation sales of $10.0 million and Traditional & Other Products sales of $7.7 million.

Network Solutions sales decreased by 0.7% from $458.2 million in 2018 to $455.2 million in 2019, due primarily to a decrease in sales of the Access & Aggregation products and Traditional & Other Products. The decrease in sales of 3.9% of the Access & Aggregation products for 2019 was primarily attributable to a decreased sale of FTTN products, which was slightly offset by an increase in sales of Gfast DPUs. The increase of 12.1% in 2019 for sales of the Subscriber Solutions & Experience products was primarily attributable to increased residential CPE and fiber CPE sales, partially offset by a decrease in sales of SP Business CPE and WiFi access points and infrastructure. While ADTRAN expects that revenues from Traditional & Other Products will continue to decline over time, these revenues may fluctuate and continue for years because of the time required for ADTRAN’s customers to transition to newer technologies.

Services & Support sales increased by 5.3% from $71.0 million in 2018 to $74.8 million in 2019. The increase in sales for 2019 was primarily attributable to an increase in network installation and maintenance services for Access & Aggregation products and Subscriber Solutions & Experience.

Domestic sales increased by 4.2% from $288.8 million in 2018 to $300.9 million in 2019. ADTRAN’s domestic growth was driven by an increase in sales to the RSP market segment and additional fiber deployments across all customers. In addition, such growth was driven by an increase in sales to a tier-1 customer with diversified business among ADTRAN’s fiber access and CPE, service provider CPE and services, as well as increased sales to a tier-2 customer. International sales, which are included in the amounts for the Network Solutions and Services & Support segments amounts discussed above, decreased by 4.7% from $240.4 million for the year ended December 31, 2018 to $229.2 for the year ended December 31, 2019.

International sales, as a percentage of total sales, decreased from 45.4% for the year ended December 31, 2018 to 43.2% for the year ended December 31, 2019. The decrease in international sales for 2019 was primarily attributable to the slowdown in shipments to two international tier-1 customers.

13.4.2	Cost of Revenue

13.4.2.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

Cost of revenue increased by 15.3% from $212.3 million for the nine months ended September 30, 2020 to $244.9 million for the nine months ended September 30, 2021. As a percentage of revenue, cost of revenue increased from 56.4% for the nine months ended September 30, 2020 to 59.9% for the nine months ended September 30, 2021. For the nine months ended September 30, 2021, the increase was primarily attributable supply chain constraint related expenses and to a lesser extent changes in customer and product mix, a regional revenue shift.

Network Solutions cost of revenue increased by 21.0% from $178.5 million for the nine months ended September 30, 2020 to $216.0 million for the nine months ended September 30, 2021. As a percentage of that segment’s revenue, Network Solutions cost of revenue increased from 55.1% for the nine months ended September 30, 2020 to 60.0% for the nine months ended September 30, 2021. The increase in cost of revenue as a percentage of revenue for the nine months ended September 30, 2021 was primarily attributable to supply chain constraint related expenses and to a lesser extent changes in customer and product mix, a regional revenue shift, and the negative impact of supply constraints.

Services & Support cost of revenue decreased by 14.8% from $33.9 million for the nine months ended September 30, 2020 to $28.9 million for the nine months ended September 30, 2021. As a percentage of that segment’s revenue, Services & Support cost of revenue decreased from 64.5% for the nine months ended September 30, 2020 to 59.1% for the nine months ended September 30, 2021. The decrease in cost of revenue as a percentage of revenue for the nine months ended September 30, 2021 was primarily attributable to customer mix, changes in services and support mix.

Services & Support revenue is comprised of network planning and implementation, maintenance, support and cloud-based management services, with network planning and implementation being the largest and fastest growing component in the long-term. Compared to other services, such as maintenance, support and cloud-based management services, ADTRAN’s network planning and implementation services typically utilize a higher percentage of internal and subcontracted engineers, professionals and contractors to perform the work for customers. The additional costs incurred to perform these infrastructure and labor-intensive services inherently result in lower average gross margins as compared to maintenance and support services. Within the Services & Support segment, ADTRAN expects variability in gross margins from quarter-to-quarter based on the mix of the services recognized.

13.4.2.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

Cost of revenue decreased by 7.1% from $310.9 million for the year ended December 31, 2019 to $289.0 million for the year ended December 31, 2020. As a percentage of revenue, cost of revenue decreased from 58.7% for the year ended December 31, 2019 to 57.0% for the year ended December 31, 2020. The decrease was primarily attributable to regional revenue shifts, changes in customer and product mix and a decrease in fixed personnel costs as a result of ADTRAN’s restructuring program initiated in 2019.

Network Solutions cost of revenue decreased by 7.4% from $263.7 million for the year ended December 31, 2019 to $244.2 million for the year ended December 31, 2020. As a percentage of that segment’s revenue, Network Solutions cost of revenue decreased from 57.9% of revenue in 2019 to 55.8% of revenue in 2020. The decrease in Network Solutions cost of revenue as a percentage of that segment’s revenue was primarily attributable to changes in customer and product mix, a regional revenue shift and a decrease in fixed personnel costs as a result of ADTRAN’s restructuring program initiated in 2019.

Services & Support cost of revenue decreased by 5.3% from $47.2 million for the year ended December 31, 2019 to $44.7 million for the year ended December 31, 2020. As a percentage of that segment’s revenue, Services & Support cost of revenue increased from 63.1% of revenue in 2019 to 65.3% of revenue in 2020. The increase in Services & Support cost of revenue as a percentage of that segment’s revenue in 2020 was primarily attributable to changes in services and support mix and volume.

As network planning and implementation revenue grew to become the largest component of ADTRAN’s Services & Support segment business, ADTRAN’s Services & Support segment gross margins decreased versus those reported when maintenance and support comprised the majority of the business. Further, because the growth in ADTRAN’s network planning and implementation services has resulted in the Services & Support segment revenue comprising a larger percentage of ADTRAN’s overall revenue, and because ADTRAN’s Services & Support segment gross margins are generally below those of the Network Solutions segment, ADTRAN’s overall corporate gross margins decline as that business continues to grow.

13.4.2.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

Cost of revenue decreased by 4.5% from $325.7 million for the year ended December 31, 2018 to $310.9 million for the year ended December 31, 2019. As a percentage of sales, cost of revenue decreased from 61.5% for the year ended December 31, 2018 to 58.7% for the year ended December 31, 2019. The decrease was primarily attributable to regional revenue shifts, changes in customer and product mix, changes in services and support mix and a decrease in labor expense as a result of restructuring programs which were initiated in 2018 and continued throughout 2019.

Network Solutions cost of revenue decreased 5.5% from $278.9 million for the year ended December 31, 2018 to $263.7 million for the year ended December 31, 2019 and as a percent of that segment’s sales, decreased from 60.9% of sales in 2018 to 57.9% of sales in 2019. The decrease in Network Solutions cost of revenue as a percentage of that segment’s sales was primarily attributable to regional revenue shifts, changes in customer and product mix and a decrease in labor expense due to restructuring programs which were initiated in 2018 and continued throughout 2019, offset by an increase in freight and shipping charges.

Services & Support cost of revenue increased by 0.9% from $46.8 million for the year ended December 31, 2018 to $47.2 million for the year end December 31, 2019, and as a percent of that segment’s sales, decreased from 65.8% of revenue in 2018 to 63.1% of revenue in 2019. The decrease in Services & Support cost of revenue as a percentage of that segment’s revenue in 2019 was primarily attributable to lower fixed personnel costs due to restructuring programs which were initiated in 2018 and continued throughout 2019, changes in customer mix, changes in services support mix and an increase in volume.

13.4.3	Selling, General and Administrative Expenses

13.4.3.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

Selling, general and administrative expenses increased by 5.5% from $84.6 million for the nine months ended September 30, 2020 to $89.3 million for the nine months ended September 30, 2021. As a percentage of revenue, selling, general and administrative expenses decreased from 22.5% for the nine months ended September 30, 2020 to 21.8% for the nine months ended September 30, 2021. Selling, general and administrative expenses as a percentage of revenue will generally fluctuate whenever there is a significant fluctuation in revenue for the periods being compared as these costs are relatively fixed in the short term.

The increase in selling, general and administrative expenses for the nine months ended September 30, 2021 was primarily attributable to increased acquisition expenses, deferred compensation related costs and insurance expense, partially offset by decreases in restructuring expenses, travel related expense and legal expense.

Selling, general and administrative expenses include personnel costs for management, accounting, information technology, human resources, sales and marketing, as well as accounting, tax and other professional fees, contract services and legal and litigation related costs.

13.4.3.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

Selling, general and administrative expenses decreased by 12.5% from $130.3 million for the year ended December 31, 2019 to $114.0 million for the year ended December 31, 2020. Selling, general and administrative expenses as a percentage of revenue decreased from 24.6% for the year ended December 31, 2019 to 22.5% for the year ended December 31, 2020.

The decrease in selling, general and administrative expenses was primarily attributable to lower travel related expenses, personnel costs due to ADTRAN’s restructuring program initiated in 2019 and the capitalization of certain costs related to ADTRAN’s ongoing enterprise resource planning implementation project as well as marketing related costs, such as trade show expenses, offset by increased contract and professional services mainly related to ADTRAN’s enterprise resource planning implementation project.

13.4.3.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

Selling, general and administrative expenses increased by 4.7% from $124.4 million for the year ended December 31, 2018 to $130.3 million for the year ended December 31, 2019. Selling, general and administrative expenses as a percentage of sales increased from 23.5% for the year ended December 31, 2018 to 24.6% for the year ended December 31, 2019.

The increase in selling, general and administrative expenses was primarily attributable to deferred compensation related costs, incremental expenses as a result of the SmartRG acquisition, IP litigation and other legal related costs, partially offset by decreases in labor expense and use tax expense.

13.4.4	Research and Development Expenses

13.4.4.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

Research and development expenses decreased 4.3% from $85.8 million for the nine months ended September 30, 2020 to $82.1 million for the nine months ended September 30, 2021. As a percentage of revenue, research and development expenses decreased from 22.8% for the nine months ended September 30, 2020 to 20.1% for the nine months ended September 30, 2021. Research and development expenses as a percentage of revenue will fluctuate whenever there are incremental product development activities or significant fluctuations in revenue for the periods being compared as these costs are relatively fixed in the short term.

The decrease in research and development expenses for the nine months ended September 30, 2021 was primarily attributable to lower personnel costs which were mainly the result of ADTRAN’s restructuring programs, partially offset by increased contract services.

ADTRAN expects to continue to incur research and development expenses in connection with its new and existing products. ADTRAN continually evaluates new product opportunities and engage in significant research and product development efforts, which provides for new product development, enhancement of existing products and product cost reductions. ADTRAN may incur significant research and development expenses prior to the receipt of revenue from a major new product group.

13.4.4.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

Research and development expenses decreased by 10.2% from $126.2 million for the year ended December 31, 2019 to $113.3 million for the year ended December 31, 2020. Research and development expenses as a percentage of revenue decreased from 23.8% for the year ended December 31, 2019 to 22.4% for the year ended December 31, 2020.

The decrease in research and development expenses was primarily attributable to lower personnel costs and other expenses, such as operating expenses, which were mainly the result of ADTRAN’s restructuring program initiated in 2019 as well as lower travel related costs, partially offset by increased contract services and restructuring related costs.

13.4.4.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

Research and development expenses increased by 1.3% from $124.5 million for the year ended December 31, 2018 to $126.2 million for the year ended December 31, 2019. Research and development expenses as a percentage of sales increased from 23.5% for the year ended December 31, 2018 to 23.8% for the year ended December 31, 2019.

The increase in research and development expenses was primarily attributable to increases in incremental expenses as a result of the SmartRG acquisition and lease expense offset by a decrease in labor expense, certain material engineering costs and contract services.

13.4.5	Asset Impairments

13.4.5.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

There were no asset impairments recognized for the nine months ended September 30, 2021 and September 30, 2020.

13.4.5.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

Asset impairments, which were $3.9 million and less than $0.1 million for the years ended December 31, 2019 and 2020, respectively, relate to the abandonment of certain information technology implementation projects in which ADTRAN had previously capitalized costs.

13.4.5.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

Asset impairments, which were $3.9 million for the year ended December 31, 2019, relate to the abandonment of certain information technology implementation projects which ADTRAN had previously capitalized costs for these projects. There were no asset impairments recognized during the year ended December 31, 2018.

13.4.6	Gain on Contingency

13.4.6.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

There was no gain on contingency recognized during the nine months ended September 30, 2021 and September 30, 2020.

13.4.6.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

Gain on contingency, which was $1.2 million for the year ended December 31, 2019, relates to the reversal of unearned contingent liabilities which were initially recognized upon the acquisition of SmartRG Inc. in the fourth quarter of 2018. There was no gain on contingency recognized during the year ended December 31, 2020.

13.4.6.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

Gain on contingency, which was $1.2 million for the year ended December 31, 2019, relates to the reversal of contingent liabilities which were initially recognized upon the acquisition of SmartRG in the fourth quarter of 2018.

There was no gain on contingency recognized during the year ended December 31, 2018.

13.4.7	Interest and Dividend Income

13.4.7.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

Interest and dividend income decreased by 14.0% from $1.0 million for the nine months ended September 30, 2020 to $0.9 million for the nine months ended September 30, 2021. The decrease in interest and dividend income was primarily attributable to a decrease in the rate of return on ADTRAN’s investments due to lower interest rates. The total investments of ADTRAN increased from $84.2 million as of September 30, 2020 to $86.5 million as of September 30, 2021.

13.4.7.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

Interest and dividend income decreased by 30.0% from $2.8 million for the year ended December 31, 2019 to $1.9 million for the year ended December 31, 2020. The decrease in interest and dividend income was primarily attributable to a decrease in interest income as a result of a decline in ADTRAN’s investment balances. The investment balances decreased due to the maturity of ADTRAN’s certificate of deposit which served as collateral for ADTRAN’s taxable revenue bonds and the sale of certain equity investments for working capital and other purposes. ADTRAN’s investments decreased from $127.7 million as of December 31, 2019 to $83.3 million as of December 31, 2020.

13.4.7.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

Interest and dividend income decreased by 31.3% from $4.0 million for the year ended December 31, 2018 to $2.8 million for the year ended December 31, 2019. The decrease in interest and dividend income was primarily attributable to a decrease in interest income. ADTRAN’s investments increased from $112.1 million as of December 31, 2018 to $127.7 million as of December 31, 2019.

13.4.8	Interest Expense

13.4.8.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

Interest expense was less than $0.1 million for each of the nine months ended September 30, 2021 and 2020. Interest expense during the nine months ended September 30, 2021 was primarily related to the Revolving Credit Agreement (as defined below) that ADTRAN entered into during the fourth quarter of 2020. Interest expense during the nine-period ended September 30, 2020 was primarily related to certain taxable revenue bonds.

13.4.8.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

Interest expense, which is related to ADTRAN’s taxable revenue bonds, decreased by $0.5 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was due to the outstanding principal balance of the taxable revenue bonds being paid off upon maturity in January 2020.

13.4.8.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

Interest expense, which is primarily related to ADTRAN’s taxable revenue bond, remained constant at $0.5 million for the years ended December 31, 2019 and 2018, as ADTRAN had no substantial change in ADTRAN’s fixed-rate borrowing.

13.4.9	Net Investment Gain (Loss)

13.4.9.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

ADTRAN recognized a net investment gain of $1.8 million and a net investment gain of $2.9 million for the nine months ended September 30, 2020 and September 30, 2021, respectively. The fluctuations in ADTRAN’s net investments were primarily attributable to changes in the fair value of ADTRAN’s securities recognized during the period.

13.4.9.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

ADTRAN recognized a net investment gain of $11.4 million and $4.9 million for the years ended December 31, 2019 and 2020, respectively. The decrease in the net investment gain was primarily attributable to changes in fair value of equity securities recognized during the period and impairment charges related to an equity investment. During the year ended December 31, 2020, ADTRAN’s investments were impacted by varying market conditions, including the COVID-19 pandemic, which resulted in a sharp downturn in the markets during the first quarter of 2020 followed by market improvements and more positive results from a favorable portfolio mix during the remainder of 2020.

13.4.9.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

ADTRAN’s recognized a net investment loss of $4.0 million for the year ended December 31, 2018 and a net investment gain of $11.4 million for the year ended December 31, 2019. The fluctuation in ADTRAN’s net investment gain was primarily attributable to changes in fair value of equity securities recognized during the period.

13.4.10	Other Income (Expense), Net

13.4.10.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

Other income (expense), net, which primarily consisted of gains and losses on foreign currency transactions, improved from expense of $2.3 million for the nine months ended September 30, 2020 to income of $2.7 million for the nine months ended September 30, 2021.

13.4.10.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

Other income (expense), net, decreased from income of $1.5 million for the year ended December 31, 2019 to expense of $3.3 million for the year ended December 31, 2020. For the year ended December 31, 2020, other income (expense), net, is comprised primarily of gains and losses on foreign currency transactions. For the year ended December 31, 2019, other income (expense), net, consisted mainly of the receipt of a one-time insurance proceeds from a life insurance policy.

13.4.10.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

Other income (expense), net, which is comprised primarily of miscellaneous income, gains and losses on foreign currency transactions, net periodic pension costs, investment account management fees and gains and losses on foreign exchange forward contracts, increased 16.5% from income of $1.3 million for the year ended December 31, 2018 to income of $1.5 million for the year ended December 31, 2019. The change was primarily attributable to a gain on a life insurance recovery recognized in 2019 partially offset by losses on foreign exchange contracts and transactions in 2019 as compared to foreign exchange gains in 2018.

13.4.11	Gain on Bargain Purchase of a Business

13.4.11.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

There was no gain on bargain purchase of a business recognized during the nine months ended September 30, 2021 and September 30, 2020.

13.4.11.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

There was no gain on bargain purchase of a business recognized for the year ended December 31, 2020 and December 31, 2019.

13.4.11.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

Gain on bargain purchase of a business is related to ADTRAN’s acquisition of Sumitomo Electric Lightwave Corp.’s North American EPON business and entry into a technology license and supply agreement with Sumitomo Electric Industries, Ltd. in March 2018.

13.4.12	Income Tax Expense (Benefit)

13.4.12.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

ADTRAN’s effective tax rate increased from a benefit of 36.8% for the nine months ended September 30, 2020 to an expense of 354.3% for the nine months ended September 30, 2021. The change in the effective tax rate for the nine months ended September 30, 2021 was primarily driven by a tax benefit of $7.8 million recognized during the nine months ended September 30, 2020 as a result of the enactment of the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act” in March 2020.

13.4.12.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

ADTRAN’s effective tax rate decreased from an expense of 113.8%, for the year ended December 31, 2019 to a benefit of 138.1% for the year ended December 31, 2020. The change in the effective tax rate between the two periods was primarily driven by the establishment of a valuation allowance against ADTRAN’s domestic deferred tax assets in the amount of $42.8 million during the year ended December 31, 2019, and tax benefits generated from loss carrybacks as a result of the passage of the CARES Act, partially offset by tax expense in foreign jurisdictions during the year ended December 31, 2020.

13.4.12.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

ADTRAN’s effective tax rate increased from a benefit of 42.0%, excluding the tax effect of the bargain purchase gain, for the year ended December 31, 2018 to an expense of (113.9%) for the year ended December 31, 2019. The increase in the effective tax rate between the two periods was primarily driven by the establishment of a valuation allowance against ADTRAN’s domestic deferred tax assets in the amount of $42.8 million during the year ended December 31, 2019, offset by a 15.5% rate reduction related to the generation of federal research and development credits, and a 16.7% rate reduction for the generation of foreign tax credits.

13.4.13	Net Income (Loss)

13.4.13.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

As a result of the above factors, net income (loss) decreased from a net loss of $3.7 million for the nine months ended September 30, 2020 to a net loss of $4.4 million for the nine months ended September 30, 2021.

13.4.13.2	Comparison of Years Ended December 31, 2020 and December 31, 2019

As a result of the above factors, ADTRAN’s net income (loss) increased from a net loss of $53.0 million for the year ended December 31, 2019 to net income of $2.4 million for the year ended December 31, 2020. As a percentage of revenue, net loss was 10.0% for the year ended December 31, 2019. As a percentage of revenue, net income was 0.5% for the year ended December 31, 2020.

13.4.13.3	Comparison of Years Ended December 31, 2019 and December 31, 2018

As a result of the above factors, ADTRAN’s net loss increased from $19.3 million for the year ended December 31, 2018 to a net loss of $53.0 million for the year ended December 31, 2019. As a percentage of sales, net loss increased from 3.7% for the year ended December 31, 2018 to 10.0% for the year ended December 31, 2019.

13.5	Financial Position

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands of U.S. dollars)
Current Assets	349,530	329,339	317,418	320,310	355,426
Assets	557,912	531,415	525,679	545,118	628,027
Current Liabilities	134,044	107,012	94,193	112,711	118,010
Liabilities	194,159	161,822	152,735	164,692	181,748
Stockholders’ Equity	363,753	369,593	372,944	380,426	446,279

13.5.1	Total Assets

13.5.1.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

ADTRAN’s total assets increased by $26.5 million from $531.4 million as of September 30, 2020 to $557.9 million as of September 30, 2021. This increase was mainly due to increases in accounts receivable and other assets.

13.5.1.2	Comparison of December 31, 2020 to December 31, 2019

ADTRAN’s total assets decreased by $19.4 million from $545.1 million as of December 31, 2019 to $525.7 million as of December 31, 2020. This decrease was mainly due to a decrease in short-term and long-term investments resulting from a $24.6 million decrease in a certificate of deposit utilized for the payment of a taxable revenue bond that matured January 1, 2020 and support of on-going operations, as well as, a decrease in property, plant and equipment and cash and cash equivalents, which was partly offset by an increase in inventory, other non-current assets.

13.5.1.3	Comparison of December 31, 2019 to December 31, 2018

ADTRAN’s total assets decreased by $82.9 million from $628.0 million as of December 31, 2018 to $545.1 million as of December 31, 2019. This decrease was mainly due to a decrease in other receivables, cash and cash equivalents, long-term investments and deferred taxes, which was partly offset by an increase in short-term investments and other non-current assets.

13.5.2	Total Liabilities

13.5.2.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

ADTRAN’s total liabilities consisted primarily of accounts payable, deferred compensation liability and pension liability.

ADTRAN’s total liabilities increased by $32.3 million and amounted to $194.2 million as of September 30, 2021 and $161.8 million as of September 30, 2020. This increase was mainly due to an increase in accounts payable and deferred compensation liability.

13.5.2.2	Comparison of December 31, 2020 to December 31, 2019

ADTRAN’s total liabilities consisted primarily of accounts payable, deferred compensation liability, and pension liability.

ADTRAN’s total liabilities decreased by $12.0 million and amounted to $152.7 million as of December 31, 2020, compared to $164.7 million as of December 31, 2019. The decrease was mainly due to a decrease in current liabilities by $18.5 million for the payment of a $24.6 million taxable revenue bond that matured on January 1, 2020 that was paid in full. Pension liability as well as deferred compensation liability increased by $2.8 million and $4.2 million, respectively.

13.5.2.3	Comparison of December 31, 2019 to December 31, 2018

ADTRAN’s total liabilities decreased by $17.1 million and amounted to $164.7 million as of December 31, 2019, compared to $181.7 million as of December 31, 2018. The decrease is mainly due to a decrease in accounts payable as well as income tax payable. Pension liability as well as deferred compensation liability increased by $2.8 million and $3.4 million, respectively.

13.5.3	Equity

13.5.3.1	Comparison of Nine Months Ended September 30, 2021 to Nine Months Ended September 30, 2020

ADTRAN’s equity decreased by $5.8 million and amounted to $369.6 million as of September 30, 2020 and $363.8 million as of September 30, 2021. This decrease was mainly due to a decrease in retained earnings by $27.9 million primarily attributable to $17.5 million of dividend payments to shareholders.

13.5.3.2	Comparison of December 31, 2020 to December 31, 2019

ADTRAN’s equity decreased by $7.5 million and amounted to $372.9 million as of December 31, 2020, compared to $380.4 million as of December 31, 2019. The decrease was mainly due to a decrease in retained earnings by $24.9 million primarily attributable to $17.3 million of dividend payments to shareholders.

13.5.3.3	Comparison of December 31, 2019 to December 31, 2018

ADTRAN’s equity decreased by $65.9 million and amounted to $380.4 million as of December 31, 2019, compared to $446.3 million as of December 31, 2018. The decrease is mainly due to a decrease in retained earnings by $77.3 million attributable to a reported net loss of $53.0 million and $17.2 million of dividend payments to shareholders.

13.6	Liquidity and Capital Resources

13.6.1	Liquidity

ADTRAN has historically financed, and ADTRAN currently expects to continue to finance, its ongoing business with existing cash, investments and cash flow from operations. ADTRAN has used, and expects to continue to use, existing cash, investments and cash generated from operations for working capital, business acquisitions, purchases of treasury stock, shareholder dividends and other general corporate purposes, including product development activities to enhance its existing products and develop new products, expand its sales and marketing activities and fund capital expenditures. ADTRAN believes that its cash and cash equivalents, investments and cash generated from operations to be adequate to meet its operating and capital needs for at least the next 12 months.

As of September 30, 2021, cash on hand was $75.5 million and short-term investments were $2.6 million, which resulted in available short-term liquidity of $78.1 million, of which $55.9 million was held by ADTRAN’s foreign subsidiaries. As of December 31, 2020, cash on hand was $60.2 million and short-term investments were $3.1 million, which resulted in available short-term liquidity of $63.3 million, of which $49.7 million was held by ADTRAN’s foreign subsidiaries. As of December 31, 2019, cash on hand was $73.8 million and short-term investments were $33.2 million, which resulted in available short-term liquidity of $107.0 million, of which $52.3 million was held by ADTRAN’s foreign subsidiaries. As of December 31, 2018, cash on hand was $105.5 million and short-term investments were $3.2 million, which resulted in available short-term liquidity of $108.7 million, of which $87.1 million was held by ADTRAN’s foreign subsidiaries. The decrease in short-term liquidity from December 31, 2019 to December 31, 2020 was primarily attributable to the maturity of a certificate of deposit of $25.6 million that served as collateral for ADTRAN’s revenue bond, which matured in January 2020, and the sale of certain equity investments for working capital and other purposes. The decrease in short-term liquidity from December 31, 2018 to December 31, 2019 was primarily attributable to the use of cash for operating, investing and financing activities and income tax payments, offset by the reclassification of ADTRAN’s certificate of deposit from long-term to short-term investments. Generally, ADTRAN intends to permanently reinvest funds held outside the U.S., except to the extent that any of these funds can be repatriated without withholding tax.

During the fourth quarter of 2020, ADTRAN entered into a revolving credit and security agreement (together with the related promissory note, the “Revolving Credit Agreement”) with Cadence Bank, N.A., as lender. The Revolving Credit Agreement provides ADTRAN with a new $10.0 million secured revolving credit facility. Loans under the Revolving Credit Agreement will bear interest at a rate equal to 1.50% over the screen rate as obtained by Reuter’s, Bloomberg or another commercially available source as may be designated by ADTRAN from time to time; provided, however, that in no event shall the applicable rate of interest under the Revolving Credit Agreement be less than 1.50% per annum. Such loans are secured by all of the cash, securities, securities entitlements and investment property in a certain bank account, as outlined in the Revolving Credit Agreement, at a maximum loan-to-value ratio of 75% determined by dividing the full commitment amount under the Revolving Credit Agreement on the date of testing, determined by ADTRAN each fiscal quarter, by the market value of the collateral. Based on the market value of the collateral at September 30, 2021, ADTRAN had $10.0 million of loan availability under the revolving credit facility as of such date. On November 4, 2021, the Company entered into a loan modification agreement and amendment to loan documents to extend the maturity date of the Revolving Credit Agreement through November 3, 2022. ADTRAN entered into the Revolving Credit Agreement in order to increase the flexibility and management of its short-term liquidity. As of the date of the publication of the Offer Document, ADTRAN has not made any draws under the Revolving Credit Agreement. ADTRAN agreed to certain negative covenants that are customary for credit arrangements of this type, including, among other things, restrictions on ADTRAN’s ability to enter into mergers, acquisitions or other business combination transactions, grant liens or suffer a material adverse change in the condition or affairs (financial or otherwise) of ADTRAN, which negative covenants are subject to certain exceptions. ADTRAN must be in compliance with all covenants to be able to draw on the line of credit. As of the date of the publication of the Offer Document, ADTRAN was in compliance with all covenants.

The following table summarizes ADTRAN’s cash flows:

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019	2018
	(In thousands of U.S. dollars)
Net cash provided by (used in)
Operating activities	28,891	(5,317)	(16,518)	(2,472)	55,454
Investing activities	(3,620)	37,899	41,399	(9,791)	285
Financing activities	(7,126)	(37,593)	(42,977)	(17,870)	(32,416)
Net increase (decrease) in cash, cash equivalent and restricted cash	18,145	(5,011)	(18,096)	(30,133)	23,323
Net effect of exchange rate changes	(2,719)	2,641	(4,502)	(1,598)	(4,242)
Cash, cash equivalents, and restricted cash at the end of the period	75,605	71,403	60,179	73,773	105,504

13.6.2	Operating Activities

Net cash provided by operating activities of $28.9 million during the nine months ended September 30, 2021 increased by $34.2 million compared to net cash used in operating activities of $5.3 million during the nine months ended September 30, 2020. This increase was primarily due to net cash inflows from working capital, specifically an increase in the average number days payable to our trade suppliers, a decrease in other receivables and an increase in inventory turnover, and partially offset by an increase in accounts receivable and the average number of days it takes ADTRAN to collect cash payment for sales Additional details related to ADTRAN’s working capital and its drivers are discussed below.

Net cash used in operating activities of $16.5 million during the year ended December 31, 2020 increased by $14.0 million compared to $2.5 million cash used in operating activities during the year ended December 31, 2019. The increase resulted primarily from the decrease in ADTRAN’s net cash inflow from working capital. The decrease in ADTRAN’s net cash inflow from working capital was primarily driven by an increase in payments made to trade suppliers for inventory and a decrease in inventory turnover. Additional details related to ADTRAN’s working capital and its drivers are discussed below. The increase in cash used in operating activities, generated from the change in ADTRAN’s net cash flow from working capital, was partially offset by the $55.4 million improvement in net income, which grew from a net loss position of $53.0 million for the year ended December 31, 2019 to a net income position of $2.4 million in the year ended December 31, 2020. The growth in net income contributed to the increase in net income (loss) adjusted for non-cash items, which increased by $27.0 million from a net loss before non-cash items, which increased by $27.0 million from a net loss before non-cash items of $8.0 million for the year ended December 31, 2019 to a net income before non-cash items of $19.0 million for the year ended December 31, 2020. Net cash used in operating activities of $2.5 million during the year ended December 31, 2019 reflected a decrease by $57.9 million compared to $55.5 million cash provided by operating activities during the year ended December 31, 2018. This resulted primarily from decreases in the outflow of working capital and income tax payable.

ADTRAN’s working capital, defined as current assets less current liabilities, decreased by 12.6% from $237.4 million as of December 31, 2018 to $207.6 million as of December 31, 2019, increased by 7.5% from $207.6 million as of December 31, 2019 to $223.2 million as of December 31, 2020, and further decreased by 3.5% from $223.2 million as of December 31, 2020 to $215.5 million as of September 30, 2021. The current ratio, defined as current assets divided by current liabilities, decreased from 3.01 as of December 31, 2018 to 2.84 as of December 31, 2019, increased from 2.84 as of December 31, 2019 to 3.37 as of December 31, 2020, and decreased from 3.37 as of December 31, 2020 to 2.61 as of September 30, 2021. The decrease in working capital and current ratio during the fiscal year ended December 31, 2019 was primarily attributable to a decrease in cash and cash equivalents, net accounts receivable and other receivables as described below. The increase in working capital and current ratio during the fiscal year ended December 31, 2020 was primarily attributable to an increase in inventory, accounts receivable and other receivables, partially offset by a decrease in cash and short-term investments, which consisted of a certificate of deposit related to ADTRAN’s taxable revenue bond as of December 31, 2019 and the related bonds payable. The decrease in working capital and decrease in ADTRAN’s current ratio during the nine months ended September 30, 2021 were primarily attributable to an increase in accounts payable partially offset by an increase in accounts receivable and cash and cash equivalents.

13.6.3	Investing Activities

13.6.3.1	Investing Activities

Capital expenditures totaled approximately $6.4 million, $9.5 million and $8.1 million for the years ended December 31, 2020, 2019 and 2018, respectively, and approximately $3.6 million for the nine months ended September 30, 2021 (compared to $5.1 million for the nine months ended September 30, 2020). These expenditures were primarily used to purchase manufacturing and test equipment, software, computer hardware and to finance building improvements.

ADTRAN’s combined short-term and long-term investments increased by $15.7 million from $112.1 million as of December 31, 2018 to $127.7 million as of December 31, 2019 and decreased by $44.5 million from $127.7 million as of December 31, 2019 to $83.3 million as of December 31, 2020. As of September 30, 2021, combined short-term and long-term investments amounted to $86.5 million, an increase by $2.3 million from $84.2 million as of September 30, 2020. The increase during the financial year ended December 31, 2019 reflects the increase in fair market value of ADTRAN’s equity investments. The decrease during the financial year ended December 31, 2020 reflects the maturity of a certificate of deposit which served as collateral for ADTRAN’S revenue bond and the sale of certain equity investments for working capital and other purposes. The increase during the nine months ended September 30, 2021 reflects the impact of net realized and unrealized gains and losses on ADTRAN’s investments.

ADTRAN typically invests all available cash not required for immediate use in operations, primarily in securities that ADTRAN believes bear minimal risk of loss. As of September 30, 2021, ADTRAN’s corporate bonds, municipal fixed-rate bonds, asset-backed bonds, mortgage/agency-backed bonds, U.S. government bonds, and foreign government bonds were classified as available-for-sale and had a combined duration of 1.67 years with an average Standard & Poor’s credit rating of AA-. Because ADTRAN’s investment portfolio has a high-quality rating and contractual maturities of short duration, ADTRAN is able to obtain prices for these bonds derived from observable market inputs, or for similar securities traded in an active market, on a daily basis.

ADTRAN’s long-term investments decreased by 16.5% from $108.8 million as of December 31, 2018 to $94.5 million as of December 31, 2019 and decreased by 15.2% from $94.5 million as of December 31, 2019 to $80.1 million as of December 31, 2020. As of September 30, 2021, long-term investments amounted to $83.9 million, an increase by $5.9 million from $78.0 million as of September 30, 2020. ADTRAN’s investments include various marketable equity securities classified as long-term investments with a fair market value of $11.0 million, $35.8 million and $27.0 million, as of December 31, 2020, December 31, 2019 and December 31, 2018, respectively, and a fair market value of $12.1 million and $13.6 million as of September 30, 2021 and September 30, 2020, respectively. Long-term investments as of December 31, 2020, 2019 and 2018 also included $23.9 million, $21.7 million and $18.3 million, respectively, related to ADTRAN’s deferred compensation plan, and $0.2 million, $0.3 million and $0.4 million, respectively, of other investments, consisting of interests in a private equity fund. Long-term investments as of September 30, 2021 and September 30, 2020 also included $25.7 million and $21.6 million, respectively, related to ADTRAN’s deferred compensation plans.

13.6.3.2	Distribution of Investing Activities

The capital expenditures of ADTRAN in the nine months ended September 30, 2021 amounted to $3.6 million and in the financial years ended December 31, 2020, 2019 and 2018 to $6.4 million, $9.5 million and $8.1 million, respectively and were primarily financed through operating cash flow of ADTRAN. The investments mainly related to manufacturing and test equipment, software and computer hardware, and building improvements.

As of the date of this Offer Document, ADTRAN does not have any major current capital expenditures, i.e. which relate to projects that have been initiated but have not been finalized.

As of the date of this Offer Document, the board of directors of ADTRAN has not made firm commitments regarding capital expenditures.

The geographic distribution of the capital expenditures is as follows:

	Nine months ending September 30, 2021	2020	Financial year ending December 31, 2019	2018
	(USD in thousands)
United States	3,254	5,406	8,683	6,970
Outside of the United States	302	1,008	811	1,141
Total	3,556	6,413	9,494	8,110

As at the date of the publication of the Offer Document, ADTRAN does not have any ongoing capital expenditures, i.e. projects which have been commenced but not yet completed as at the date of the Offer Document.

13.6.4	Financing Activities

13.6.4.1	Dividends

In July 2003, ADTRAN’s board of directors elected to begin declaring quarterly dividends on ADTRAN’s common stock considering the tax treatment of dividends and adequate levels of ADTRAN’s liquidity. During each of the nine months ended September 30, 2021 and 2020, ADTRAN paid dividends totaling

$13.1 million and $13.0 million, respectively. During 2020, 2019 and 2018, ADTRAN paid shareholder dividends totaling $17.3 million, $17.2 million and $17.3 million, respectively. The continued payment of dividends is at the discretion of the ADTRAN’s board of directors and is subject to general business conditions and ongoing financial results of ADTRAN.

13.6.4.2	Stock Repurchase Program

Since 1997, ADTRAN’s board of directors has approved multiple share repurchase programs that have authorized open market repurchase transactions of its common stock, which are implemented through open market or private purchases from time to time as conditions warrant. There were no stock repurchases during the nine months ended September 30, 2021 or the year ended December 31, 2020. For the years ended December 31, 2019 and 2018, ADTRAN repurchased less than 0.1 million shares and 1.0 million shares, respectively, for $0.2 million and $15.5 million, respectively, at an average price of $14.06 and $15.52 per share, respectively. ADTRAN currently have authorization to repurchase an additional 2.5 million shares of its common stock under the current authorization of up to 5.0 million shares.

13.6.4.3	Stock Option Exercises

To accommodate employee stock option exercises, ADTRAN issued 0.1 million shares of treasury stock which resulted in proceeds of $2.6 million during the nine months ended September 30, 2021, and less than 0.1 million shares of treasury stock for $0.5 million during the year ended December 31, 2019 and 0.1 million shares of treasury stock for $1.5 million during the year ended December 31, 2018. There were no stock option exercises during the year ended December 31, 2020.

13.7	Off-Balance Sheet Arrangements

ADTRAN does not have off-balance sheet financing arrangements and has not engaged in any related party transactions or arrangements with unconsolidated entities or other persons that are reasonably likely to materially affect liquidity or the availability of or requirements for capital resources.

13.8	Contractual Obligations

ADTRAN has various contractual obligations and commercial commitments. The following table sets forth the annual payments ADTRAN is required to make under contractual cash obligations and other commercial commitments as of December 31, 2020:

	Total	2021	2022	2023	2024	2025	After 2025
	(In thousands)
Pledged collateral (1)	$6,000	$6,000	$—	$—	$—	$—	$—
Purchase obligations (2)	143,944	136,924	2,839	2,123	2,056	2	—
Operating lease obligations (3)	5,554	1,895	1,600	1,251	521	287	—

Totals	$155,498	$144,819	$4,439	$3,374	$2,577	$289	$—

(1)

ADTRAN is required to maintain a pledged collateral amount related to a letter of credit agreement entered into with a bank to guarantee performance obligations under a contract with a certain customer. The obligations under this customer contract will be performed over multiple years. As of December 31, 2020, ADTRAN was required to maintain a minimum collateral value of $9.0 million. The letter of credit was secured by a pledge of a portion of ADTRAN’s fixed-income securities, which totaled $11.2 million as of December 31, 2020. ADTRAN increased its pledged collateral to the maximum value of its minimum collateral requirement of $15.0 million in February 2021 as ADTRAN reached certain milestones as outlined in the customer contract. Any shortfalls in the minimum collateral value are required to be restored by ADTRAN from available cash and cash equivalents, short-term investments and/or long-term investments. The collateral under the letter of credit will be released when all obligations under the customer contract have been met.

(2)

Primarily relates to open purchase orders to ADTRAN’s contract manufacturers, component suppliers, service partners and other vendors, including those assisting with the implementation of ADTRAN’s new ERP system.

(3)	Primarily relates to future minimum rental payments under non-cancelable operating leases, including renewals determined to be reasonably assured, with original maturities of greater than 12 months.

ADTRAN has committed to invest up to an aggregate of $5.0 million in a private equity fund, of which $4.9 million has been applied to these commitments. The additional $0.1 million commitment has been excluded from the table above due to the uncertainty of when it will be applied.

Certain contracts, customers and jurisdictions in which ADTRAN does business require ADTRAN to provide various guarantees of performance such as bid bonds, performance bonds and customs bonds. As of September 30, 2021 and December 31, 2020, ADTRAN had commitments related to these bonds totaling $20.9 million and $15.2 million, respectively, which expire at various dates through August 2024. Although the triggering events vary from contract to contract, in general ADTRAN would only be liable for the amount of these guarantees in the event of default under each contract, the probability of which ADTRAN believes is remote.

ADTRAN also has obligations related to uncertain income tax positions that have been excluded from the table above due to the uncertainty of when the related expense will be recognized.

In September 2020, ADTRAN entered into a letter of credit with a bank to guarantee performance obligations under a contract with a certain customer. The obligations under this customer contract will be performed over multiple years. ADTRAN reached the maximum value of its minimum collateral requirement of $15.0 million during the three months ended March 31, 2021, as ADTRAN reached certain milestones through the first quarter of 2021 as outlined in the customer contract. The letter of credit was secured by a pledge of a portion of ADTRAN’s fixed-income securities, which totaled $18.4 million as of September 30, 2021, of which less than $0.1 million is included in restricted cash and $18.3 million is included in long-term investments on the condensed consolidated balance sheet. This pledged collateral value will fluctuate as ADTRAN changes the mix of the pledged collateral between restricted cash and investments. Any shortfalls in the minimum collateral value are required to be restored by ADTRAN from available cash and cash equivalents, short-term investments and/or long-term investments. The collateral under the letter of credit will be released when all obligations under the customer contract have been met. As of September 30, 2021, ADTRAN was in compliance with all contractual requirements under the letter of credit.

ADTRAN has committed to invest up to an aggregate of $5.0 million in a private equity fund, of which $4.9 million has been invested as of September 30, 2021.

14.	BUSINESS OF ACORN HOLDCO

14.1	Overview

According to the terms of the Business Combination Agreement, ADTRAN and ADVA will combine their businesses under Acorn HoldCo, a new Delaware corporation. Upon the completion of the Business Combination, Acorn HoldCo will become the parent company of ADTRAN and ADVA and will be listed on Nasdaq and the Frankfurt Stock Exchange. Following the Business Combination, ADTRAN expects that Acorn HoldCo will change its name to “ADTRAN Holdings, Inc.” and its ticker symbol will be “ADTN”.

14.2	Information about Acorn HoldCo before the Business Combination

To date, Acorn HoldCo has not conducted any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement, such as the formation of Merger Sub (a wholly-owned subsidiary of Acorn HoldCo) and the preparation of this Exemption Document as well as the relating S-4 Registration Statement.

Acorn HoldCo does not have any material assets and the management of Acorn HoldCo has not resolved to make any future investments other than in relation to the Business Combination.

Other than Thomas R. Stanton and Michael K. Foliano, who currently serve as Acorn HoldCo’s chief executive officer and chief financial officer, respectively, Acorn HoldCo has no officers or employees.

14.3	Information about Acorn HoldCo following the Business Combination

The information provided below pertains to Acorn HoldCo following the completion of the Business Combination. Following the Business Combination, Acorn HoldCo will serve as the holding company for ADTRAN and ADVA, and, therefore, the information contained under the sections “15 Business of ADTRAN” and “16 Business of ADVA” should also be considered in understanding the business and operations of the Combined Group.

14.4	Markets and Geographical Presence

Acorn HoldCo has no operating history. The markets and geographical presence of the Combined Group will be those of ADTRAN and ADVA, along with customary company management and holding company functions based in the U.S. and Germany, respectively. For further information on the markets and geographical presence of ADTRAN and ADVA, see sections “15 Business of ADTRAN” and “16 Business of ADVA”.

14.5	Employees, employee representation and employment conditions

Acorn HoldCo will focus on the activities of a holding company and as such on the management of the Combined Group and expects to only have a limited number of employees. It is not expected that there will be any employee representation on the level of the Acorn HoldCo.

Acorn HoldCo, ADTRAN and ADVA acknowledge that ADTRAN and ADVA have a complementary product and geographic focus, which will offer opportunity for growth and development for the combined employee base. Both companies highly value their employees and Acorn HoldCo believes that the Combined Group will shape the future success of the Combined Group based on the joint foundation of valued, competent, and committed employees around the world. Both Acorn HoldCo and ADTRAN intend to support ADVA’s management board in maintaining and developing an attractive and competitive framework to retain an excellent global employee base.

Pursuant to the Business Combination Agreement, Acorn HoldCo undertakes to ensure the adequate participation of ADVA employees in the Combined Group’s success by incentive schemes. Each option to purchase ADVA shares that is outstanding and unexercised prior to the settlement of the Offer may, at the option of the holder thereof, be converted at or after the settlement of the Offer into an Acorn HoldCo stock option to purchase (i) Acorn HoldCo shares (rounded down to the nearest whole share) equal to the product of (A) the number of ADVA shares subject to such ADVA stock option immediately prior to the settlement of the Offer and (B) the offer Exchange Ratio (ii) at an exercise price per ADVA share (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per ADVA share of such ADVA stock option immediately prior to the settlement of the Offer and (B) the offer Exchange Ratio. Subject to the terms of the Business Combination Agreement, each such Acorn HoldCo option shall be subject to (i) the same vesting and expiration terms as applied to such ADVA stock option immediately prior to the settlement of the Offer and (ii) the same terms and conditions (other than vesting and expiration terms) as applied to the ADTRAN stock options immediately prior to the effective time of the Merger. ADVA’s senior management, Brian Protiva, Ulrich Dopfer, Christoph Glingener and Scott St. John, have each agreed, pursuant to separate agreements with Acorn HoldCo, to convert their respective ADVA stock options into Acorn HoldCo stock options on the same terms as set forth in the Business Combination Agreement, however, the members of the management board are entitled to exercise vested options in accordance with past practice until the settlement of the Offer.

Acorn HoldCo does not intend to cause ADVA to take or initiate any action aiming at the amendment or termination of existing shop agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge) or similar agreements, in particular relating to work conditions of employees of the ADVA Group.

Acorn HoldCo further intends to respect the rights of the employees, works councils (Betriebsräte) and unions (Gewerkschaften) existing within, or with regards to, ADVA and the ADVA Group.

Acorn HoldCo has no further intentions with respect to the Offer regarding employees, employee representation and employment conditions.

14.6	Legal Proceedings

During the period since the incorporation of Acorn HoldCo to the date of the publication of the Offer Document, there were no other governmental, legal or arbitration proceedings (including pending or threatened proceedings that Acorn HoldCo is aware of), which may have, or have had, a significant effect on the financial position or profitability of Acorn HoldCo or the Acorn HoldCo Group.

15.	BUSINESS OF ADTRAN

15.1	Overview

ADTRAN is one of the leading global providers of networking and communications platforms and services focused on the broadband access market. ADTRAN’s products and services are utilized by a diverse global customer base of network operators that range from those having regional or national reach and operating as telephone or cable television network operators to alternative network providers such as municipalities or utilities, as well as managed service providers who serve small- and medium-sized businesses and distributed enterprises.

ADTRAN operates under two reportable segments: (1) Network Solutions, which includes hardware and software products, and (2) Services & Support, which includes a portfolio of services that complement the product portfolio and can be utilized to support other platforms as well.

These two segments span across three revenue categories: (1) Access & Aggregation, (2) Subscriber Solutions & Experience and (3) Traditional & Other Products. These revenue categories are distinguished by the types of products and services offered. Access & Aggregation is focused on solutions that are used by service providers to connect their network infrastructure to subscribers; Subscriber Solutions & Experience is concentrated on subscriber solutions that terminate broadband access in the home and/or business; and Traditional & Other Products encompasses prior-generation technologies, products and services and certain other offerings.

ADTRAN Revenue

ADTRAN’s platforms and services enable voice, data and video communications across a variety of network infrastructures. ADTRAN considers itself to be one of the top suppliers of broadband access solutions in the EMEA and Asia-Pacific (“APAC”) regions. The APAC region includes Australia, New Zealand, China, India, Japan and Southeast Asia.

In the nine-month period ended September 30, 2021, the total revenue of the ADTRAN Group amounted to approximately USD 408.8 million (September 30, 2020: USD 376.4 million). Thereof, approximately USD 273.0 million was generated in the United States (September 30, 2020: USD 256.3) and approximately USD 135.8 million was generated outside of the United States (September 30, 2020: USD 120.1).

In the financial year ended December 31, 2020, the total revenue of the ADTRAN Group amounted to approximately USD 506.5 million (2019: USD 530.1 million; 2018: 529.3 million). Thereof, approximately USD 352.1 million was generated in the United States (2019: USD 300.9 million; 2018: 288.8 million), approximately USD 74.9 million in Germany (2019: USD 78.1 million; 2018: 167.3 million), approximately USD 4.1 million in Mexico (2019: USD 90.8 million; 2018: USD 12.2 million) and approximately USD 75.5 million was generated in other countries (2019: USD 60.4 million; 2018: USD 61.0 million).

ADTRAN considers itself to be one of the top suppliers of communications infrastructure spanning from the cloud edge (data center) to the subscriber edge (customer premise) serving both the residential internet as well as the enterprise cloud services markets. ADTRAN offers a broad portfolio of flexible network infrastructure solutions, customer premises equipment, management and orchestration solutions and global services and support that enable service providers to meet their service demands now and in the future. These products and services enable service providers to transition to a common network supporting the simplified delivery of high-capacity services, regardless of subscriber density, network topology and infrastructure diversity.

15.2	Reportable Segments

ADTRAN’s business operates under two reportable segments: (1) Network Solutions and (2) Services & Support.

15.2.1	Network Solutions Segment

ADTRAN’s Network Solutions segment includes hardware and software products that support fiber, copper, coax and fixed wireless access infrastructures as well as residential and business connectivity solutions. In the fixed broadband access segment, ADTRAN offers traditional chassis-based network solutions, such as the Total Access 5000 and hiX 5600, while also aiming to accelerate the industry’s transition to open, programmable and scalable fiber access solutions with the SDX Series. In the subscriber solutions portion of the Network Solution segments, ADTRAN offers cloud-managed wireless network (“Wi-Fi”) gateways and switches that provide a mix of wired and wireless connectivity at the customer premise. ADTRAN’s complete portfolio of broadband access and subscriber connectivity solutions are managed and orchestrated by the Mosaic software suite. The Mosaic software suite includes a mix of modem orchestration tools that simplify the deployment of open, disaggregated access networks along with cloud-based network and subscriber service optimization tools that make it easy for service providers to deploy high-speed fixed access and managed Wi-Fi networks.

In the nine-month period ended September 30, 2021, revenue in the segment Network Solutions amounted to approximately USD 360.0 million (September 30, 2020: USD 323.9 million). In the financial year ended December 31, 2020, revenue in the segment Network Solutions amounted to approximately USD 438.0 million (2019: USD 455.2 million; 2018: 458.2 million).

15.2.2	Services & Support Segment

In addition to the network connectivity solutions, ADTRAN offers a comprehensive portfolio of network design, implementation and cloud management services to assist operators in the deployment of multi-vendor networks while reducing their cost to maintain these networks. These services are backed by a global support organization that offers on- and off-site support services with varying service level agreements. By pairing the network solutions with the global services and support organization, customers can turn to

ADTRAN as a major partner to assist in the deployment and maintenance of modem fiber access networks to connect homes and businesses.

In the nine-month period ended September 30, 2021, revenue in the segment Services & Support amounted to approximately USD 48.8 million (September 30, 2020: USD 52.5 million). In the financial year ended December 31, 2020, revenue in the segment Services & Support amounted to approximately USD 68.5 million (2019: USD 74.8 million; 2018: 71.0 million).

15.3	Revenue Categories

In addition to classifying operations into two reportable segments, ADTRAN reports revenue across three categories of products and services: (1) Access & Aggregation, (2) Subscriber Solutions & Experience and (3) Traditional & Other Products.

15.3.1	Access & Aggregation

ADTRAN’s Access & Aggregation platforms are used by communications service providers to connect their network infrastructure to subscribers. This revenue category includes hardware- and software-based products and services that aggregate and/or originate access technologies. ADTRAN solutions within this category include a wide array of modular or fixed platforms.

The Access & Aggregation category includes the following product, software and service families:

•	Total Access 5000 Series fiber to the premises and FTTN, multi-service access networks (“MSANs”)

•	hiX 5600 Series fiber aggregation and FTTN MSANs

•	Fiber to the distribution point “G.fast” distribution point units

•	Mosaic-branded network management and subscriber services control and orchestration software within SD-access architectures

•	Planning, engineering, program management, maintenance, installation and commissioning services to implement customer network solutions
•	All technology varieties of passive optical network (“PON”), optical line terminals used in conjunction with the ADTRAN family of optical network terminals (“ONTs”), or select third-party ONTs

•	SDX Series of software defined networking-controlled programmable network elements that form the hardware components within software designed access architectures

•	ADTRAN ONE branded packet optical transport solutions used for broadband and Ethernet services aggregation and/or metro transport

•	IP-based digital subscriber line access multiplexer (Total Access 1100 Series and the hiX 5600 Series)

•	Cabinet and Outside Plant (OSP) enclosures and services

•	Small form-factor pluggable, enhanced small form-factor pluggable, 10-gigabit small form-factor pluggable, quad small form-factor pluggable transceivers, cables and other miscellaneous materials

•	Other products and services that are generally applicable to Access & Aggregation

In the nine-month period ended September 30, 2021, revenue in the revenue category Access & Aggregation amounted to approximately USD 249.2 million (September 30, 2020: USD 234.2 million). In the financial year ended December 31, 2020, revenue in the revenue category Acces & Aggregation amounted to approximately USD 313.1 million (2019: USD 348.9 million; 2018: 358.9 million).

15.3.2	Subscriber Solutions & Experience

ADTRAN’s Subscriber Solutions & Experience portfolio is used by service providers to terminate their access services infrastructure at the customer premises while aiming to provide an immersive and interactive experience for the subscriber. These solutions include copper and fiber Wide Area Network (“WAN”) termination, Local Area Network (“LAN”) switching, Wi-Fi access and cloud software services for both residential and business markets.

The Subscriber Solutions & Experience category includes the following products, software and services:

•

Broadband customer premises solutions, including Gigabit Passive Optical Network (GPON), 10 Gigabit Symmetrical Passive Optical Network (XGS-PON), Next-Generation Passive Optical Network 2 (NG-PON2), Ethernet Passive Optical Network (EPON) and 10 Gbit/s Ethernet Passive Optical Network (10G EPON) and point-to-point Ethernet ONTs

•	NetVanta Ethernet switches for reliable multi-gigabit local area networking

•	SmartOS-branded embedded software licensing for residential gateway and Wi-Fi devices

•	Mosaic One cloud-based SaaS, management platform for service providers to manage residential and enterprise networks

•	RFoG micro-nodes

•	Mosaic cloud-based SaaS management platform for subscriber and network analytics collection used to enhance network operations and customer experience

•	Wi-Fi-enabled residential gateway products and accessories across all types of digital service lines, Ethernet, Data Over Cable Service Interface Specification (DOCSIS), and fiber technologies

•	Managed mesh Wi-Fi solutions for cloud-managed connectivity at the home or business

•	Bluesocket virtual wireless local network area for business-class Wi-Fi and management

•	ProServices pre-sale and post-sale technical support
•	Planning, engineering, program management, maintenance, installation and commissioning services to implement customer devices solutions into consumer, small business and enterprise locations

•	Other products, software and services applicable to Subscriber Solutions & Experience

In the nine-month period ended September 30, 2021, revenue in the revenue category Subscriber Solutions & Experience amounted to approximately USD 147.3 million (September 30, 2020: USD 125.7 million).In the financial year ended December 31, 2020, revenue in the revenue category Subscriber Solutions & Experience amounted to approximately USD 171.1 million (2019: USD 152.9 million; 2018: USD 134.5 million).

15.3.3	Traditional & Other Products

ADTRAN’s Traditional & Other Products category generally includes a mix of prior-generation technologies’ products and services, as well as other products and services that do not fit within the other revenue categories.

The Traditional & Other Products category includes products and services such as:

•	Time-Division Multiplexing (TDM) and Asynchronous Transfer Mode (ATM)-based aggregation systems and customer devices

•

High Data Rate Digital Subscriber Line (HDSL), Asymmetric Digital Subsriber Line (ADSL) and other mature technologies used to deliver business and residential services over service provider access and customer networks

•	Other products and services outside the Access & Aggregation and Subscriber Solutions & Experience categories

In the nine-month period ended September 30, 2021, revenue in the revenue category Traditional & Other Products amounted to approximately USD 12.3 million (September 30, 2020: USD 16.5 million). In the financial year ended December 31, 2020, revenue in the revenue category Traditional & Other Products amounted to approximately USD 22.3 million (2019: USD 28.3 million; 2018: USD 36.0 million).

15.4	Industry Overview

Communications solution providers are investing in their networks for growth in subscriber acquisition and retention, while streamlining their operations to reduce costs and complexity. ADTRAN believes that drivers for this network investment include the evolution of government funding programs, regulatory broadband policies, competition, increasing subscriber demand for broadband and merger obligations.

ADTRAN expects subscriber demand for higher bandwidth to continue to increase due to increasing numbers of connected devices, shifting working arrangements, Over-The-Top (OTT) video, the prevalence of “internet of things” and cloud services and the increasing use of internet applications. Performance is directly related to bandwidth availability. As the demand for high-definition video streaming services, symmetric bandwidth for video conferencing and collaboration tools, low-latency cloud gaming services and smart home video surveillance applications continues to increase, so too does the need for higher bandwidth to the home and business. Working side-by-side with its customers, ADTRAN strives to enable them to glean a high performance from their network, providing a flexible path for their networks to evolve cost effectively, and to further monetize their investments.

15.5	ADTRAN’s Strategy

ADTRAN’s strategy is to provide innovative and cost-effective solutions for service providers that enable them to address their increasing broadband demands. ADTRAN’s solutions therefore focus on technology transformations that are happening in broadband network infrastructure, home and business CPE and software platforms, as well as services needed to help its customers address increasing complexity while scaling to meet increasing consumer demands. ADTRAN’s goal is to be one of the top communication technology players in the world and plans to achieve this goal through innovation in network, home and business technology paired with a customer-focused organizational structure that tailors solutions to meet the needs of its customers. ADTRAN focuses in specific markets where it can offer competitive differentiation and scale while also having enough diversity and breadth in the portfolio to provide end-to-end connectivity solutions that offer value to its customers.

15.6	Customers

ADTRAN has a diverse global customer base that includes tier-1, -2 and -3 service providers, alternative service providers, such as utilities, municipalities and fiber overbuilders, cable/multiple system operators (“MSO”), SMBs, and distributed enterprises. Many network operators require product approval before the purchase or installation of a product. The nature of ADTRAN’s business therefore involves a dynamic process of submitting new and succeeding generations of products for approval prior to orders being placed.

With regard to customer revenue, three customers, CenturyLink, Inc., Deutsche Telekom AG and KGP Logistics, individually comprised more than 10% of ADTRAN’s total revenue in 2020. With regard to revenue per country, revenue in Germany comprised more than 10% of ADTRAN’s total revenue in 2020. The revenue from these customers and country is reported in the Network Solutions and Services & Support segments.

For a discussion of risks associated with customers, service providers and approval processes, see sections “1.3.25 The lengthy sales and approval process required by major and other service providers for new products could result in fluctuations in ADTRAN’s revenue.”, “1.3.25 The lengthy sales and approval process required by major and other service providers for new products could result in fluctuations in ADTRAN’s revenue.” and “1.3.24 Consolidation and deterioration in the CLEC market could result in a significant decrease in ADTRAN’s revenue.” in this Exemption Document.

15.7	Distribution, Sales and Marketing

ADTRAN sells its products through its direct sales organization and its distribution network. The direct sales organization supports major accounts and has offices in domestic and international locations. Sales to most smaller and independent telephone companies are fulfilled through a combination of direct sales and distributors. ADTRAN’s services offerings can be purchased directly or through one of its service providers, channel partners or distribution partners.

Before placing an order, service providers typically require lengthy product qualification and standardization processes that can extend for several months or even years. Once approved, product orders are typically placed under single- or multi-year supply agreements that are generally not subject to minimum volume commitments. Service providers generally prefer having two or more suppliers for most products. Therefore, individual orders are usually subject to competition based on some combination of total value, service, price, delivery and other terms.

Orders for end-user products are fulfilled through a combination of direct sales and distributors. This is supported by a direct sales organization for major accounts and a channel-based sales organization to facilitate sales to ADTRAN’s partners. Managed service providers, VARs and SIs may be affiliated with ADTRAN as channel partners, or they may purchase from a distributor in an unaffiliated fashion. Affiliated partners participate with ADTRAN at various program levels, based on sales volume and other factors, to receive benefits such as product discounts, market development funds, technical support and training.

Outside of the United States, most service provider products are sold through ADTRAN’s direct sales organization and end-user products are sold direct or through distribution arrangements customized for each region. Some regions are supported from a field office that offers sales and support functions, and in some cases, warehousing and manufacturing support. ADTRAN’s field sales organizations, distributors and service provider customers receive support from regional-based marketing, sales and customer support groups.

ADTRAN’s marketing organization promotes all brands associated with ADTRAN to key stakeholders, including customers, partners and prospects throughout the world. Marketing is complemented by product marketing and management teams that work with the engineering teams to develop and promote new products and services as well as product enhancements.

15.8	Research and Development

ADTRAN believes that rapidly changing technologies, evolving industry standards, changing customer requirements and continuing developments in communications service offerings characterize the markets for its products.

ADTRAN’s product development activities are an important part of its strategy. ADTRAN plans to maintain emphasis on product development to enable it to respond to rapidly changing technology and evolving industry standards. Its research and development and engineering functions are global. ADTRAN maintains research and development functions at its Huntsville, Alabama, United States headquarters and in Germany and other locations worldwide. During the years ended December 31, 2020, 2019 and 2018, research and development expenditures totaled USD 113.3 million, USD 126.2 million and USD 124.5 million, respectively. During the nine-month periods ended September 30, 2021 and 2020, research and development expenditures totaled USD 82.1 million and USD 85.8 million, respectively.

ADTRAN develops its products either internally or by leveraging partners. Additionally, in some cases, it licenses intellectual property or acquires technologies. Internal development on advanced technology products gives ADTRAN more control over design and manufacturing issues, while for traditional designs, original design manufacturing (“ODM”) and/or licensed intellectual property provides it with the ability to leverage the economies of scale of its technology partners.

As ADTRAN continues to create more software-based intellectual property, such as SDN / network function virtualization (“NFV”) portfolio, ADTRAN believes that the use of lean agile practices in research and development ensures that it remains responsive and customer-focused. In ADTRAN’s view, such practices enable it to deliver products fast, at high quality and economically to its customers and the market on a continuous basis.

ADTRAN’s efforts to continually reduce product costs, while focusing on delivery and quality, are important parts of its overall business strategy. ADTRAN’s product development efforts are often aimed at entering a market with improved technology, allowing it to offer products at, in its view, competitive prices. ADTRAN then competes for market share. It continually re-engineers successive generations of existing products to improve its product performance, costs and value.

Development activities focus on solutions that support both existing and emerging communications industry technologies in segments that ADTRAN considers viable revenue opportunities. It is actively engaged in developing and refining technologies to support data, voice and video transport primarily over IP/Ethernet network architectures. This includes Ethernet aggregation, fiber-optic transport and access, DSL, access routing, Ethernet switching, wireless local area networks, integrated access, converged services, voice over internet protocol, network management and professional services.

ADTRAN’s research function supports product development efforts throughout the ADTRAN Group. This function guides ADTRAN’s various product design and engineering teams in digital signal processing technologies, computer simulation and modeling, computer-aided design/computer-aided manufacturing toolsets, custom semiconductor design, optical transceiver design, industry standards, technological forecasting, product development methods and emerging networks standards.

Many communication requirements, processes and technologies are governed by standard developing organizations (“SDO”). These SDOs consist of representatives from various manufacturers, service providers and testing laboratories who work to establish specifications and compliance guidelines for emerging communications technologies. ADTRAN is an active participant in several SDOs and has assisted with the development of worldwide standards in many technologies.

ADTRAN’s SDO activities are primarily in the area of broadband access. This includes involvement with the International Telecommunication Union – Telecommunication Standardization Sector (“ITU-T”), Alliance for Telecommunications Industry Solutions, European Telecommunications Standards Institute and the broadband forum (“BBF”). ADTRAN is involved in the evolution of optical access technologies, participating in activities in the ITU-T, full service access network and BBF on next-generation PON. Further, it is involved in standards development efforts related to maximizing the bandwidth potential of the copper pair to enable new applications in the ITU-T. ADTRAN continues to be involved with the industry-wide interoperability, performance-testing and system-level projects related to those standards in the BBF. It is also members of Metro Ethernet Forum, Open Compute Project, Wi-Fi Alliance, Telecommunications Industry Association, CableLabs and Telecom Infra-Project.

For a discussion of risks associated with its research and development activities, see section “1.3.4 ADTRAN must continue to update and improve its products and develop new products to compete and to keep pace with improvements in communications technology.” and “1.3.3 ADTRAN may miss certain market opportunities enjoyed by larger companies with substantially greater research and development efforts and which may focus on more leading-edge development.” in this Exemption Document.

15.9	Manufacturing and Operations

The principal steps in ADTRAN’s manufacturing process include the purchase and management of materials, assembly, testing, final inspection, packing and shipping. ADTRAN purchases parts and components for the assembly of some products from a large number of suppliers through a worldwide sourcing program. Additionally, it manages a process that identifies the components that are best purchased directly by contract manufacturers for use in the assembly of its products to achieve manufacturing efficiency, quality and cost objectives. Certain key components used in its products are currently available from a single source, while other key components are available only from a limited number of sources. In the past, ADTRAN has experienced delays in the receipt of certain key components, which has resulted in delays in related product deliveries. ADTRAN attempts to manage these risks through developing alternative sources, by staging inventories at strategic locations, through engineering efforts designed to prevent the necessity of certain components and by maintaining close contact and building long-term relationships with its suppliers.

ADTRAN relies on subcontractors for assembly and testing of certain printed circuit board assemblies, sub-assemblies, chassis, enclosures and equipment shelves, and to purchase some of the raw materials used in such assemblies. ADTRAN typically manufactures its lower-volume, higher-mix products and build and test product prototypes and many of its initial production units at its manufacturing site in Huntsville, Alabama, U.S. It later transfers the production of higher-volume, lower-mix assemblies to its subcontractors. Subcontract assembly operations can lengthen fulfillment cycle times, but ADTRAN believes it can respond more rapidly to uncertainties in incoming order rates by selecting assembly subcontractors that have significant reserve capacity and flexibility. ADTRAN’s subcontractors have in its experience proven to be flexible and able to meet its quality requirements.

ADTRAN ships the majority of products to its U.S. customers from its facilities in Huntsville, Alabama, United States., although it also fulfills customer orders from other locations near its customers’ sites, when possible. The majority of its products shipped to EMEA customers come from locations in that region. ADTRAN also ships directly from subcontractors to a number of customers in the U.S. and international locations. Most of its facilities are certified pursuant to the most current releases of ISO 9001, TL 9000, ISO 14001 and ISO 27001. ADTRAN’s Huntsville, Alabama, U.S., facilities and many of its key suppliers are certified according to the Customs-Trade Partnership Against Terrorism program (C-TPAT). Its products are also certified to certain other customer, industry and privacy standards, including those relating to emission of electromagnetic energy and safety specifications.

For a discussion of risks associated with manufacturing activities, see “1.3.18 ADTRAN’s strategy of outsourcing a portion of its manufacturing requirements to subcontractors located in various international regions may result in ADTRAN not meeting its cost, quality or performance standards.” and “1.3.2 ADTRAN’s dependence on a limited number of suppliers for certain raw materials and key components, combined with supply chain shortages, may prevent it from delivering its products on a timely basis, which has already negatively affected ADTRAN´s operating results and could have a material adverse effect on customer relations. “ in this Exemption Document.

15.10	Competition

ADTRAN competes in markets for networking and communications services and solutions for service providers, businesses, government agencies and other organizations worldwide. Its products and services provide solutions supporting voice, data and video communications across fiber-, copper-, coaxial- and wireless-based infrastructure, as well as across wide area networks, local area networks and the internet.

ADTRAN competes with a number of companies in the markets it serves. In its Access & Aggregation category, key competitors include Calix, Casa Systems, Ciena, CommScope, DZS, Huawei, Nokia, Vecima Networks and ZTE. In the Subscriber Solutions & Experience category, its primary competitors include Calix, Cisco, CommScope, Hewlett Packard Enterprise, Juniper Networks, Ribbon Communications, Ubiquiti Networks and Zyxel. In addition to these original equipment manufacturer (OEM) vendors, ADTRAN faces increasing competition from various ODM vendors who are being engaged directly by some of its service provider customers. Some of these companies compete in a single product segment, while others compete across multiple product lines. Competitors of ADTRAN’s Services & Support business include Calix, Fujitsu Network Communications and Nokia.

For further discussion of risks associated with its competition, see sections “1.3.4 ADTRAN must continue to update and improve its products and develop new products to compete and to keep pace with improvements in communications technology.” and “1.3.1 ADTRAN competes in markets that have become increasingly competitive, which may result in reduced gross profit margins and market share.” in this Exemption Document.

15.11	Seasonality

ADTRAN has experienced quarterly fluctuations in customer activity due to seasonal considerations. These seasonal effects may continue to vary and do not always correlate to ADTRAN’s operating results.

15.12	Foreign Currency

Transactions with customers that are denominated in foreign currencies are recorded using exchange rates from throughout the year. Assets and liabilities denominated in foreign currencies are remeasured at the balance sheet dates using the closing rates of exchange between those foreign currencies and the functional currency with any transaction gains or losses reported in other income (expense). ADTRAN’s primary exposure to foreign currency exchange rate movements are with its German subsidiary, whose functional currency is the euro, its Australian subsidiary, whose functional currency is the Australian dollar, and its British subsidiary, whose functional currency is the Great British pound. Adjustments resulting from translating financial statements of international subsidiaries are recorded as a component of accumulated other comprehensive income (loss).

15.13	Backlog and Inventory

A substantial portion of ADTRAN’s shipments in any fiscal period relates to orders received and shipped within that fiscal period for customers under agreements containing nonbinding purchase commitments. Further, a significant percentage of orders require delivery within a few days. These factors normally result in very little order backlog or order flow visibility. Additionally, backlog levels may vary because of seasonal trends, the timing of customer projects and other factors that affect customer order lead times. ADTRAN believes that because it fills a substantial portion of customer orders within the fiscal quarter of receipt, backlog is not a meaningful indicator of actual revenue for any succeeding period.

To meet this type of demand, ADTRAN has implemented supply chain management systems to manage the production process. ADTRAN maintains substantial inventories of raw materials for long lead time components to support this demand and avoid expedite fees. It also maintains substantial finished goods inventories. ADTRAN’s practice of maintaining sufficient inventory levels to assure timely delivery of its products and services increases the amount of inventory that may be considered excess and/or obsolete. This excess and obsolete inventory may require ADTRAN to write down the value of the inventory, which may have an adverse effect on its operating results.

For further discussion of risks associated with managing its inventory, see “1.3.10 Managing ADTRAN’s inventory is complex and may include write-downs of excess or obsolete inventory.” in this Exemption Document.

15.14	Employees of ADTRAN

ADTRAN believes that its most valuable asset is its people. To ensure it continues to succeed, ADTRAN’s objective is to be able to recruit, hire and retain top talent. The ability to attract and retain a high-quality workforce is dependent on ADTRAN’s ability to maintain a diverse, equitable and inclusive workplace that provides opportunities for its employees to learn and grow in their careers.

As of September 30, 2021, ADTRAN had 1,370 full-time equivalents (“FTE”) in the U.S. and in its international subsidiaries located in North America, Latin America, EMEA and APAC regions (each as of December 31, 2020: 1403; 2019: 1,838; 2018: 1,900). ADTRAN also utilized contractors and temporary employees domestically and internationally in various manufacturing, engineering, sales and general and administrative capacities, as needed.

As of September 30, 2021 514 FTEs were active in the engineering area (each as of December 31, 2020: 512; 2019: 821 FTEs; 2018: 832 FTEs), 137 FTEs were active in the general administration area (each as of December 31, 2020: 218; 2019: 241 FTEs; 2018: 256 FTEs), 372 FTEs were active in the production area (each as of December 31, 2020: 367; 2019: 451 FTEs; 2018: 439 FTEs), 73 FTEs were active in the marketing area (each as of December 31, 2020: 84; 2019: 89 FTEs; 2018: 110 FTEs), 113 FTEs in the quality control area (each as of December 31, 2020: 54; 2019: 78 FTEs; 2018: 83 FTEs) and 161 FTEs in the sales area (each as of December 31, 2020: 168; 2019: 158 FTEs; 2018: 180 FTEs).

Until December 31, 2020, approximately 258 employees of ADTRAN GmbH were subject to collective bargaining agreements of either the Association of Metal and Electrical Industry in Berlin and Brandenburg e.V. or NORDMETALL Association of Metal and Electrical Industry e.V. Although these collective bargaining agreements expired on December 31, 2020, negotiations with the employees of ADTRAN GmbH for a new collective bargaining agreement are ongoing and ADTRAN has not experienced any work stoppage. None of its other employees are subject to collective bargaining agreements.

ADTRAN continually works to provide a competitive compensation and benefits program as this plays a key role in its ability to attract and retain a highly skilled workforce. In addition to salaries, these programs, which vary by country/region, include long-term equity incentive awards with certain vesting requirements, deferred compensation plans, which are offered to certain of executive management, a 401 (k) plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, paid volunteer time off, employee assistance program and tuition assistance.

15.15	Intellectual Property

ADTRAN develops and owns a significant amount of intellectual property. It holds over 600 patents worldwide related to its products and over 60 additional pending patent applications. ADTRAN’s patents expire at various dates between 2021 and 2038. ADTRAN continues occasionally to seek additional patents related to its research and development activities. ADTRAN does not derive any material amount of revenue from the licensing of its patents.

The ADTRAN corporate logo is a registered trademark of ADTRAN, as are the names “ADTRAN”, “SmartRG” and a number of its product identifiers and names. ADTRAN also claims rights to a number of unregistered trademarks.

ADTRAN protects its intellectual property and proprietary rights in accordance with standard legal and business practices. It believes, however, that its competitive success will not fully depend on the ownership of intellectual property, but instead will depend primarily on the innovative skills, technical competence and marketing abilities of its personnel.

The communications industry is characterized by the existence of an ever-increasing volume of patent litigation and licensing activities. ADTRAN has received, and may continue to receive, notices of claims alleging that it is infringing upon patents or other intellectual property.

For a discussion of risks associated with its intellectual property and proprietary rights, see “1.3.26 ADTRAN’s failure to maintain rights to intellectual property used in its business could adversely affect the development, functionality and commercial value of its products.” in this Exemption Document.

15.16	Certain Relationships and Related Person Transactions

15.16.1	Policies and Procedures for Review and Approval of Related Person Transactions

ADTRAN believes that business decisions and actions taken by its officers, directors and employees should be based on the best interests of ADTRAN, and must not be motivated by personal considerations or relationships. It attempts to analyze all transactions in which ADTRAN participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

Related persons include any of ADTRAN’s directors or executive officers, certain of its stockholders and their immediate family members. A conflict of interest occurs when an individual’s private interest interferes or appears to interfere in any way with the interests of ADTRAN. ADTRAN’s Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit.

Once a personnel supervisor receives notice of a conflict of interest, he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the Audit Committee, and a determination will be made as to whether the activity is permissible.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year ADTRAN’s directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with ADTRAN in which the officer or director or their family members have an interest. A list is then maintained by ADTRAN of all companies known to it that are affiliated with a related person. Any potential transactions with such companies or other related party transactions are reviewed by the CFO and brought to the attention of the Audit Committee as appropriate. The Audit Committee is responsible for reviewing and approving all material transactions with any related person.

15.16.2	Related Person Transactions Entered into by the ADTRAN

Since January 1, 2020, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which ADTRAN was or will be a party in which the amount involved exceeded or will exceed USD 120,000 and in which any related person had or will have a direct or indirect material interest.

15.17	Properties

ADTRAN’s headquarters and principal administrative, engineering and manufacturing facilities are located on an 82-acre campus in Cummings Research Park in Huntsville, Alabama, U.S. Two office buildings serve both the Network Solutions and the Services & Support segments. ADTRAN leases engineering facilities in the U.S. and Europe that are used to develop products sold by the Network Solutions segment. In addition, ADTRAN leases office space in North America, Latin America, EMEA and APAC, providing sales and service support for both of its segments. These cancelable and non-cancelable leases expire at various times through 2025.

ADTRAN also has numerous sales and support staff operating from home-based offices serving both its Network Solutions and ITS Services & Support segments, which are located within the U.S. and abroad.

15.18	Legal Proceedings

Other than as set out below, during the twelve-month period to the date of the publication of the Offer Document, there were no other governmental, legal or arbitration proceedings (including pending or threatened proceedings that ADTRAN is aware of), which may have, or have had, a significant effect on the financial position or profitability of ADTRAN or the ADTRAN Group.

15.18.1	Shareholder Derivative Lawsuit

On March 31, 2020, a shareholder derivative suit, captioned Johnson (derivatively on behalf of ADTRAN) v. Stanton, et al., Case No. 5:20-cv-00447, was filed in the U.S. District Court for the Northern District of Alabama against two of ADTRAN’s current executive officers, one of its former executive officers, and certain current and former members of its board of directors. The derivative suit alleges, among other things, that the defendants made or caused ADTRAN to make materially false and misleading statements regarding, and/or failed to disclose material adverse facts about, ADTRAN’s business, operations and prospects, specifically relating to ADTRAN’s internal control over financial reporting, excess and obsolete inventory reserves, financial results and demand from certain customers. The case was temporarily stayed pending an order on the defendants’ motion to dismiss in a separate securities class action case that included similar factual allegations, Burbridge v. ADTRAN, Inc., et al., Case No. 5:20-cv-00050-LCB (N.D. Ala.). The Burbridge case was dismissed on March 31, 2021, and the time to appeal the dismissal has expired, such that the dismissal is now final. Following the dismissal, the plaintiff in the shareholder derivative suit sent a demand letter dated June 29, 2021 to ADTRAN’s board of directors. The letter contains similar allegations to those made in the plaintiff’s filed complaint and in the now dismissed securities class action, and it demands, among other things, that the board of directors commence an investigation into the alleged wrongdoing. ADTRAN expects that the derivative suit will remain stayed pending the board of directors’ response to the demand. At this time, ADTRAN is unable to predict the outcome of or estimate the possible loss or range of loss, if any, associated with the derivative lawsuit or the demand letter.

15.18.2	Securities Class Action Lawsuit

On October 17, 2019, a purported stockholder class action lawsuit, captioned Burbridge v. ADTRAN, Inc. et al., Docket No. 19-CV-09619, was filed in the United States District Court for the Southern District of New York against ADTRAN, two of its current executive officers and one of its former executive officers. The complaint alleges violations of federal securities laws and seeks unspecified compensatory damages on behalf of purported purchasers of ADTRAN securities between February 28, 2019 and October 9, 2019. The lawsuit claims that the defendants made materially false and misleading statements regarding, and/or failed to disclose material adverse facts about, ADTRAN’s business, operations and prospects, specifically relating to ADTRAN’s internal control over financial reporting, excess and obsolete inventory reserves, financial results and demand from certain customers. The lawsuit was transferred to the U.S. District Court for the Northern District of Alabama on January 7, 2020, and co-lead plaintiffs have been appointed to represent the putative class. The plaintiffs filed an amended complaint on April 30, 2020. The defendants filed a motion to dismiss the amended complaint on June 17, 2020. The plaintiffs filed an opposition brief to the defendants’ motion to dismiss on July 17, 2020. The defendants filed a reply to the plaintiffs’ brief on August 17, 2020. On March 31, 2021, the U.S. District for the Northern District of Alabama dismissed without prejudice this purported stockholder class action lawsuit. This matter has been fully resolved by agreement among the parties, with no further action to be taken by the plaintiffs and each party bearing its own costs.

15.18.3	Other Legal Matters

In addition to the litigation described above, from time to time ADTRAN is subject to or otherwise involved in various lawsuits, claims, investigations and legal proceedings that arise out of or are incidental to the conduct of its business (collectively, “Legal Matters”), including those relating to employment matters, patent rights, regulatory compliance matters, stockholder claims, and contractual and other commercial disputes. Such Legal Matters, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Additionally, an unfavorable outcome in a legal matter, including in a patent dispute, could require ADTRAN to pay damages, entitle claimants to other relief, such as royalties, or could prevent ADTRAN from selling some of its products in certain jurisdictions. While ADTRAN cannot predict with certainty the results of the Legal Matters in which it is currently involved, ADTRAN does not expect that the ultimate outcome of such Legal Matters will individually or in the aggregate have a material adverse effect on its business, results of operations, financial condition or cash flows.

16.	BUSINESS OF ADVA

16.1	Overview

ADVA develops and provides solutions to network operations (private enterprises, communication services providers and internet content providers), focusing on solutions for cloud access, cloud interconnection and network synchronization. ADVA believes that its networking solutions enable its customers to deliver high-speed, secure cloud and mobile services.

16.2	Worldwide Presence

ADVA has a globally-diverse operational presence with products and services sold throughout the Americas, Europe, Middle East and Africa and the Asia-Pacific regions. The map below shows the locations of ADVA’s regional headquarters, facilities and the number of employees in each region across ADVA’s operations as of December 31, 2020.

16.3	Technologies and Product Portfolio

ADVA develops, manufactures and sells networking solutions for a digital future. Its technologies and products are based on three core areas of expertise: (i) fiber-optic transmission technology, (ii) cloud access technology for rapid creation of innovative services and (iii) precise synchronization of networks. All three technology areas are unified by intelligent software for network management.

16.3.1	Optical Networking

Fiber is the optimum physical medium to transmit large amounts of data over long distances. The bandwidth- over-distance capabilities of fiber by far exceed those of any other physical medium such as copper or wireless technologies. Therefore, ADVA believes that fiber-optic transport is the foundation for all high-speed networks.

ADVA’s optical transmission solutions are based on wavelength division multiplexing (“WDM”) technology. With WDM, multiple data streams are transmitted simultaneously over a single optical fiber by assigning each stream to a different wavelength (i.e., color) of laser light. Every wavelength (more than 100 in total) can carry a different application such as voice, video, data or storage traffic. Combining (i.e., multiplexing) these wavelengths at one end of the fiber, transmitting them over distance and then separating (i.e., de-multiplexing) them at the far end multiplies the fiber capacity and makes transmission more efficient. ADVA believes that WDM supports all data protocols and transmission speeds and is a natural foundation for all high-capacity networks.

The ADVA FSP 3000 (the “FSP 3000”) is a WDM-based optical networking system designed to maximize the bandwidth and service flexibility of access, metro and core networks. The modular design is highly scalable and enables high levels of network automation.

The FSP 3000 features high-performance terminals, which bundle data streams and generate transmission rates of up to 600 Gigabits per second (“Gbit/s”) per wavelength and can be optimized for access, metro and long-haul applications through our open optical line system (“OLS”). The combination of the platform’s latest generation terminal and OLS supports transmission capacities of more than 50 Terabits per second (“Tbit/s”) per fiber. The FSP 3000 enables network operators in ADVA’s view to reduce the cost of data transmission and optimize their numerous network scenarios.

For the year ended December 31, 2020, ADVA’s open optical transmission technology and products were an important driver of revenue, representing the majority of ADVA’s total sales revenue, including associated software and services revenue.

16.3.2	Cloud Access and Programmable Cloud Access Solutions

ADVA believes that Ethernet is the dominant data-link protocol for today’s networks supporting a multitude of communication applications. ADVA provides ethernet-optimized transmission solutions for fiber-based networks. Carrier Ethernet (“CE”) is often used at the network edge supporting several important applications. Network operators use the technology to backhaul traffic from mobile base stations and to connect their enterprise customers. Over the years, ethernet has evolved to be the key protocol used to carry applications in high-speed optical networks for data backhaul and the interconnection of routers. The importance of software in networking technology is increasing rapidly. Network operations are increasingly automated by means of intelligent software, which increases user friendliness and simplifies network control and maintenance, and network functions are increasingly virtualized. With the increase in NFV, ADVA believes that hardware has become less important in network elements, as individual network functions can be developed and provided independently of the underlying hardware.

Packet-based data transmission technology and innovative network operating systems to run on open compute and switching platforms are the foundation for ADVA’s cloud access solutions.

ADVA offers a solution set in this space that it believes to be highly competitive. ADVA’s FSP 150 (“FSP 150”) cloud access portfolio enables service providers to provide their customers with intelligent solutions quickly and efficiently in all relevant application scenarios. The portfolio allows the creation of programmable edge cloud solutions, provisioning of virtual network functions and the definition of a universal network termination. In combination with ADVA’s Ensemble software solutions, network functions can be reliably hosted and orchestrated. ADVA believes that in mobile backhaul applications, the FSP 150 excels by delivering and assuring precise synchronization information in addition to powerful data plane performance. The network operating system Ensemble Activator enables the use of standard low-cost hardware as cell site gateways in mobile network infrastructure.

The FSP 150, pictured below, is a programmable, universal networking solution based on CE technology for the network edge.

With the introduction of NFV, ADVA believes that increasingly more network functions will be realized as software applications, independent of application-centric hardware. These software applications can then be deployed centrally in a data center, or alternatively can be installed on a network termination device with integrated server functionality. With the Ensemble software framework, ADVA aims to provide an NFV-optimized infrastructure that enables network operators and IT solution providers to quickly and efficiently generate, deploy and administer value-added services, regardless of the underlying hardware. Functions from higher network levels can therefore also be mapped onto the ADVA portfolio. As a result, ADVA believes that its addressable application space is thereby significantly expanded.

In addition to Ensemble Connector, a network operating system that converts generic servers into high- performance network demarcation devices, ADVA also introduced Ensemble Activator, which runs on bare metal switches that can be turned into feature-rich network elements and used as cell site gateways in mobile network infrastructure, among other applications.

For the year ended December 31, 2020, ADVA’s programmable cloud access solutions were an important driver of revenue and comprised a substantial part of ADVA’s total sales revenue, including associated software and services revenue.

16.3.3	Network Synchronization

Reference sources that deliver stable frequency and time-of-day information are crucial to the effective transmission of digital signals. Especially in mobile networks, ADVA believes that the availability of highly accurate synchronization and timing information is crucial for best end-user experience.

Under the Oscilloquartz brand, ADVA develops, manufactures and distributes a broad product portfolio for the synchronization of distributed systems and network elements. This portfolio includes:

•	Highly accurate, self-contained frequency sources (e.g., cesium clocks)

•	Synchronization supply units (“SSUs”)

•	End-to-end solutions to synchronize 3G, 4G (LTE and LTE-Advanced) and 5G networks via a packet- based infrastructure
•	Global navigation satellite system receivers

•	Network timing protocol solutions (standalone or integrated in SSUs)

•	Network management solutions

In addition to the constantly increasing demands on the precision of time and frequency, ADVA believes that there is also a trend towards miniaturization. Also in this area, ADVA believes that Oscilloquartz has a leading portfolio, including a unique plug-in reference device in the small form-factor pluggable.

For the year ended December 31, 2020, ADVA’s network synchronization products were an important driver of revenue, representing a minor but fast-growing part of ADVA’s total sales revenue, including associated software and services revenue.

16.4	ADVA’s Business Strategy

ADVA’s strategic goals are focused on growth and profitability, innovation, operational excellence, individual development of its employees and customer experience. The strategic goals are reviewed by both the management board and the supervisory board of ADVA on an annual basis and amended where appropriate. Each of these goals are defined in detail and then broken down into specific departmental and individual targets.

ADVA measures the accomplishment of its strategic goals against revenues, pro forma operating income, net debt or net cash and customer experience measured by the Net Promoter Score (as defined below). These metrics represent ADVA’s key performance indicators. The management board sets target values for all four metrics for the coming year and measures actual values against the target values on a monthly basis for revenues and pro forma operating income, on a quarterly basis for net debt and on an annual basis for the Net Promoter Score. This information is summarized and communicated to the management board in monthly, quarterly and annual reports.

16.5	Regions, Sales and Marketing

ADVA sells its products to a broad customer base worldwide, either through distribution partners or its own direct sales force. In 2020, ADVA successfully developed its worldwide customer base and won new customers in all regions.

16.5.1	Regions

In the EMEA region, ADVA has a balanced mix of customers of various sizes and relies on a powerful network of value-added reseller partners to support the sales of the area. For the year ended December 31, 2020, EMEA was again the strongest performing region of ADVA, contributing approximately 54.7% of the ADVA Group’s total revenue.

The Americas region covers North America and Latin America. For the year ended December 31, 2020, the Americas were the second strongest revenue-generating region behind EMEA, delivering approximately 35.7% of the ADVA Group’s total revenue.

APAC includes Australia, New Zealand, China, India, Japan and Southeast Asia. ADVA is focused on select countries and applications in this region and only has a few larger accounts that guarantee sustainable and recurring revenues. The revenue generated from the APAC region accounted for approximately 9.6% of total revenue of the ADVA Group for the year ended December 31, 2020.

The graphic below shows the number of employees and revenue from each of the EMEA, Americas and APAC regions of the ADVA Group as of December 31, 2020:

16.5.2	Sales

ADVA aims to employ a well-balanced sales distribution strategy to maximize customer reach around the world:

16.5.2.1	Direct sales

ADVA continues to focus on its direct-touch initiative as well as its direct sales force to win new customers. ADVA believes that establishing direct contact with enterprises and carriers enables it to work more closely and better understand customers’ specific requirements, which in turn helps to develop the right products and solutions. ADVA believes that a direct sales approach is required in particular to address Internet content providers (“ICPs”) and strategically important communication service providers.

16.5.2.2	Partner sales

Sales partners of ADVA include global system integrators such as IBM, Dell and NEC, OEM partners such as Fujitsu Network Communications and VARs. Especially in the case of large enterprise networks and carriers, ADVA works closely with its sales partners during the planning and consulting phase and aims to develop an optimal solution for the customer. Technical support after commissioning is generally performed by the partners. ADVA’s Partner Ecosphere Program is designed to provide sales partners with intensive training courses for their staff, quick and easy access to equipment engineering and support for projects.

16.5.3	Marketing

Direct-touch efforts are supported by the marketing team to build the ADVA brand and to expand visibility of the entire product portfolio. Specific marketing activities include regular participation in tradeshows and conferences, tactical online advertising, news coverage and bylined articles in trade publications.

The COVID-19-related travel and contact restrictions significantly disrupted ADVA’s 2020 trade show and conference plans. ADVA therefore transitioned to virtual event formats to continue a regular and creative engagement with customers and partners. ADVA supports co-marketing efforts with its partners and delivers regular e-newsletters to its customers and partners. ADVA also maintains a dynamic and active online presence, including an influential, popular blog and social media outreach on multiple platforms.

ADVA’s brand promise can be summarized by three headlines: “Innovation”, “Speed for customers” and “Trusted partner”. With the combination of these three elements, ADVA believes to differentiate itself from other competitors in the industry.

In addition, ADVA has continued to engage in marketing alliances with various global network solution providers. Of particular importance are the numerous interoperability tests, especially in the field of NFV, which ADVA is conducting with its technology partners in order to demonstrate the seamless interaction of the different systems. In the area of NFV, ADVA has established a global network of technology partners around its Harmony program to ensure the seamless operation of virtualized network functions.

16.6	Development and Operations

16.6.1	Organizational Setup

ADVA aims to take an advanced approach to development and operations. In order to further optimize product quality, manufacturability and time to market, these traditionally separate areas are integrated with cross-functional teams working closely across the entire system. Development and Operations (“DevOps”) and the business lifecycle (“BLC”) form the two main units in ADVA’s organizational setup for development and operations.

The DevOps team covers products throughout their lifecycle. Its goal is to ensure consistently high quality and to deliver the right product to the customer in the shortest possible time.

The BLC organization is ADVA’s move into next-generation, automated manufacturing, supply chain management, sales and operations planning, logistics and reverse logistics.

A third unit, the Advanced Technology Team, aims to identify new areas of innovation. It explores research possibilities and potential avenues for feasibility analysis and proofs of concept.

16.6.2	DevOps

DevOps refers to a combined approach to development and operations. ADVA has translated this model, which has originally been used in software development firms, into a combined hardware plus software research and development environment. ADVA believes this model fosters communication, collaboration and shared goals across cross-functional teams in all business areas. With a set of practices and policies being adopted by the whole team, the aim is to improve quality at all stages of the development lifecycle by enabling fast feedback loops and rapidly changing systems.

ADVA’s DevOps model or organization is fully integrated and value-stream oriented, and involves product-line management, research and development and new product introduction – lifecycle engineering and quality management. It also employs a cohesive approach to system verification testing, network engineering and customer application testing. This setup allows a smooth and efficient integration of new products to existing portfolios.

ADVA’s differentiated product offering is the result of its DevOps setup. Innovation ensures ADVA’s position as a global technology leader in important growth markets. ADVA intends to evolve its intellectual property rights portfolio, which as of December 31, 2020, included more than 450 granted individual patents in 197 patent families.

As a member of what ADVA believes to be all key industry standardization groups, ADVA aims to contribute to the development of standards. It also intends to demonstrate technology leadership through multiple publications and presentations. Through new technology trials and the development of early prototypes, ADVA seeks to validate innovative ideas and concepts. Strategies are developed in close cooperation with partners, including suppliers and colleagues in research centers and universities. Various collaborative projects are conducted in conjunction with partner organizations.

The DevOps teams innovate in the areas of optics, Ethernet, network management software, fiber assurance as well as network virtualization and network synchronization. The development processes are designed to be agile and iterative, targeted to reinforce ADVA’s position as a leader in the field of programmable networking on a secure, flexible infrastructure.

ADVA expanded its activities in the photonic integration area and launched development projects for highly integrated optical components and modules with the objective of reducing product cost and increasing product differentiation. In its view, this enables ADVA to tailor solutions more closely to individual customer needs for a more vertically integrated value chain. The MicroMux™ module, for example, is a result of these activities. ADVA believes that the module significantly expands the capabilities of the FSP 3000 and can also be used in third-party devices.

To further enhance ADVA’s capabilities as a supplier for critical infrastructure, ADVA recently created a business unit focused on network security solutions for transporting sensitive data. The business unit is called “ANS”, and has the objective of providing highly secured end-to-end connectivity solutions, including encryption, authentication, and key management solutions.

16.6.3	Intellectual Property

ADVA considers its proprietary technology to be important to the development, manufacture, and sale of its products, software and technologies and seeks to protect such intellectual property assets through a combination of patents, trademarks, and trade secrets.

16.6.4	BLC Organization

ADVA’s BLC organization is customer-oriented: it works to identify the needs and desires of current and potential future customers to determine requirements for product features, delivery and service activities. Project requirements and potential obstacles are reviewed and evaluated prior committing to supply products and/or services to a customer. In AVA’s opinion, this approach ensures that requirements are clearly defined and understood, potential issues are resolved and ADVA is able to meet and exceed customer expectations.

“Speed for customers” is a key promise of the ADVA brand. ADVA believes that this is directly reflected in the way ADVA aligns its supply chain management and sales and operations teams. Intelligent information technology tools are designed to create full transparency along the entire value chain, leading to better forecasting, material planning, shorter delivery times and higher inventory turnover.

16.7	Quality Management

In AVA’s view, quality management is crucial to maintaining ADVA’s reputation as a trusted partner and its position as a quality leader in the marketplace. ADVA’s quality management system is based on carefully controlled business processes and dynamic and continuous improvement. ADVA’s quality management team also deals with cross-functional quality planning and monitoring.

In 2020, ADVA successfully re-certified itself according to the international telecommunications quality management standards TL 9000:R6.2/R5.7, a quality management system defined specifically for the telecommunications industry, which standardizes the quality system requirements for the design, development, delivery, installation and maintenance of telecommunication products and services. In 2020, ADVA also sought and received re-certifications pursuant to the International Organization for Standardization’s (ISO) standards for quality management (ISO 9001), business continuity management (ISO 22301), environmental management (ISO 14001), and energy management (ISO 50001).

Compliance with ADVA’s quality management process is driven by the quality management team, which ADVA believes takes a proactive approach to problem solving as well as to advanced quality planning for new products in development and optimization of business processes across the entire value chain. ADVA is of the opinion that its quality management process is underpinned by strong customer orientation and a clear focus on customer experience. During the fiscal year 2020, ADVA received a Net Promoter Score (“NPS”) of 50%. The NPS is obtained by asking customers a single question on a 0 to 10 rating scale: “How likely is it that you would recommend our company to a friend or a colleague?”. Based on their response, customers are categorized into one of three groups: promoters (9-10 rating), passives (7-8 rating), and detractors (0-6 rating). The percentage of detractors is then subtracted from the percentage of promoters to obtain a net promoter score. Customer Guru is a net promoter score survey and benchmarking tool that provides estimates for ADVA’s peer group. According to Customer Guru, ADVA’s NPS is more than 10 percentage points higher than the best score in its peer group (source: ADVA annual report 2019).

To identify weaknesses and opportunities in order to optimize cross-functional business processes, ADVA reviews outcomes based on Lean Six Sigma methodologies, i.e. project management methodologies to reduce process defects and so-called “waste” and that provide a framework for overall organizational change. This is designed to ensure that all aspects of the business can be measured and analyzed so that “waste” can be eliminated from every process.

16.8	Information Technology Strategy

Since 2017, ADVA has continually invested in new IT services and infrastructure and as a result, ADVA believes that it was well prepared for remote work as a result of the COVID-19 pandemic with a team that was already accustomed to the collaboration tools for remote communication and work.

In addition, ADVA believes that it benefits from its highly integrated and standardized applications landscape, which enables it to integrate acquisitions within a short timeframe.

16.9	Compliance and Sustainability

16.9.1	Corporate ethics and compliance

ADVA considers integrity and ethical decision making to be central requirements for its sustainable success. ADVA recognizes its responsibility to comply with national and international laws and regulations, internal policies and ethical standards. ADVA strives to continuously communicate and reinforce its commitment to compliance not only by the management board but also by the group’s managers. This is reflected in a code of conduct and a range of group-wide policies that govern the ADVA Group’s business operations and are mandatory for all employees to follow.

16.9.2	Sustainability

ADVA’s commitment to ethical decision making extends to the group’s operations and products. To continuously strengthen ADVA’s sustainability record, ADVA created a sustainability department with a direct reporting line to the ADVA Group’s chief technology officer.

ADVA is regularly assessed regarding its sustainability performance by independent bodies such as EcoVadis and the Carbon Disclosure Project (“CDP”). In 2020, ADVA achieved its first “Platinum” ranking in the EcoVadis assessment, following three “Gold” ratings from 2017 to 2019.

In order to further strengthen ADVA’s sustainability strategy and efforts, ADVA joined the Science-Based Targets Initiative (“SBTI”) in 2016 as one of the first 200 companies worldwide and one of the first 10 German companies. SBTI is a joint initiative among CDP, the United Nations Global Compact, the World Resources Institute and the World Wildlife Fund. In 2017, the ADVA Group submitted its emissions-reduction targets, which were accepted in the first half of 2019, making ADVA one of the first German companies with approved SBTI targets. In 2020, ADVA tightened these standards even further, going beyond the original commitment aligned with 2°C maximum global warming, and set new targets aimed at a limit of 1.5°C. The new targets have already been officially adopted.

16.10	Manufacturing and Raw Materials

In the areas of manufacturing, logistics and reverse logistics, ADVA partners with two global electronics manufacturing services (“EMS”) providers. The EMS providers operate the entire value chain from material purchasing, printed circuit board assembly, software loading and functional testing to storage and distribution logistics. Co-located ADVA experts monitor the results of the individual production and testing steps using remote shop floor control systems and striving to ensure efficient communication between ADVA’s development centers and the manufacturing partners. In ADVA’s view, the immediate feedback on the manufacturability of a product results in a shorter time to market and ensures a very high product quality at a competitive cost. As of December 31, 2020, ADVA was able to transfer the production of selected products between manufacturing partners’ various locations within eight weeks. ADVA believes that the manufacturing system can thus react dynamically to intensifying global trade conflicts and minimize tariffs and penalties in the interest of customers. For example, in 2019, manufacturing lines for products sold in the United States were transferred from China to other countries to minimize the negative impact of the U.S. government-imposed import duties.

ADVA continues to increase transactional efficiency through automation and robotics, both in-house and at the EMS sites. ADVA own system integration and staging and/or distribution centers include Meiningen, Germany, Atlanta, Georgia, United States, York, United Kingdom, and Shenzhen, China.

ADVA purchases raw materials and other goods from more than 500 suppliers. In most cases, there are a number of suppliers who can provide the services and produce the parts and components that ADVA utilizes. However, there are some services and components that are purchased from a single supplier, e.g. due to price, quality or technology.

To further mitigate geopolitical risks, ADVA has taken the decision to transfer parts of its optical assembly operations from external manufacturing in Asia to internal manufacturing in Meiningen, Germany. In addition, a significant part of ADVA´s external manufacturing will be consolidated into EMS manufacturing sites that are located within the European Union.

16.11	Investments

As of the date of the publication of the Exemption Document, no material investments have been made by ADVA since June 30, 2021 which are in progress and/or for which firm commitments have already been made.

16.12	Litigation

During the twelve-month period prior to the date of the publication of the Offer Document, there were no other governmental, legal or arbitration proceedings (including pending or threatened proceedings that ADVA is aware of), which may have, or have had in the recent past, significant effects on the financial position or profitability of ADVA or the ADVA Group.

However, legal disputes may arise in the ordinary course of business, for instance, with regard to products supplied and services rendered, product liability, product defects, quality issues, or the infringement of property rights and ordinary course termination related employee disputes.

There can be no guarantee that the outcome of these or other legal disputes will not be detrimental to the business activities or the reputation of ADVA. In addition, despite training programs a system of compliance management, ADVA may be affected by compliance-related infringements (such as antitrust and corruption violations) as well as by regulatory risks arising from ADVA’s international business activities.

17.	MATERIAL CONTRACTS

17.1	Material Contracts of Acorn HoldCo

Besides the Business Combination Agreement described above (see section “5 The Business Combination Agreement”), neither Acorn HoldCo nor any member of the Acorn HoldCo Group have entered into any material contract, other than the contracts entered into in the ordinary course of business, for the two years immediately preceding the publication of the Offer Document.

17.2	Material Contracts of ADTRAN

The Revolving Credit Agreement entered into in the fourth quarter of 2020 provides ADTRAN with a $10.0 million secured revolving credit facility. Loans under the Revolving Credit Agreement will bear interest at a rate equal to 1.50% over the screen rate as obtained by Reuter’s, Bloomberg or another commercially available source as may be designated by ADTRAN from time to time; provided, however, that in no event shall the applicable rate of interest under the Revolving Credit Agreement be less than 1.50% per annum. Such loans are secured by all of the cash, securities, securities entitlements and investment property in a certain bank account, as outlined in the Revolving Credit Agreement, at a maximum loan-to-value ratio of 75% determined by dividing the full commitment amount under the Revolving Credit Agreement on the date of testing, determined by ADTRAN each fiscal quarter, by the market value of the collateral. Based on the market value of the collateral at September 30, 2021, ADTRAN had $10.0 million of loan availability under the revolving credit facility as of such date. On November 4, 2021, the Company entered into a loan modification agreement and amendment to loan documents to extend the maturity date of the Revolving Credit Agreement through November 3, 2022. ADTRAN entered into the Revolving Credit Agreement in order to increase the flexibility and management of its short-term liquidity. As of the date of the publication of the Offer Document, ADTRAN has not made any draws under the Revolving Credit Agreement. ADTRAN agreed to certain negative covenants that are customary for credit arrangements of this type, including, among other things, restrictions on ADTRAN’s ability to enter into mergers, acquisitions or other business combination transactions, grant liens or suffer a material adverse change in the condition or affairs (financial or otherwise) of ADTRAN, which negative covenants are subject to certain exceptions. ADTRAN must be in compliance with all covenants to be able to draw on the line of credit. As of the publication of the Offer Document, ADTRAN was in compliance with all covenants.

Other than that and other than the Business Combination Agreement described above (see “5 The Business Combination Agreement”), neither ADTRAN nor any member of the ADTRAN Group have entered into any material contract, other than the contracts entered into in the ordinary course of business, for the two years immediately preceding the publication of this Exemption Document.

18.	REGULATION

The operations and products of ADTRAN and ADVA are, following completion of the Business Combination the Combined Group will be, subject to a number of regulations imposed by the various jurisdictions in which the companies operate. Specifically, the companies’ operations and products, as well as the activities of their officers, directors, employees, contractors and agents, are and/or will be subject to U.S. federal, state, and local laws and regulations, in addition to laws and regulations of the European Union, Germany, UK and other jurisdictions around the globe. These laws and regulations include environmental laws and regulations, domestic and international tax laws and currency controls, safety, securities laws, trade and import/export restrictions, economic sanctions laws, antitrust matters and global anti-bribery laws. The regulatory requirements applicable to ADTRAN and/or ADVA’s business activities and the requirements that will be applicable to the Combined Group’s business activities following completion of the Business Combination, are subject to change, as they are continuously modified at all levels.

The following contains brief overview of select regulations applicable to ADTRAN, ADVA and, following completion of the Business Combination, the Combined Group. This section should be read together with the section “1.5 Risks Relating to the Regulatory Environment and Legal Risks”, “1.6 Risks Relating to Tax Matters” and “15.18 Legal Proceedings”.

18.1	Data Protection and Privacy Laws

As providers of networking and communications platforms and services focused on the broadband access market, ensuring secure and compliant processing of information and personal data as well as a high standard of cyber security are a priority for ADTRAN and ADVA.

Regulators around the world have adopted or proposed requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals, and these laws are increasing in number, enforcement, fines, and other penalties. The EU General Data Protection Regulation (“GDPR”) went into effect in May 2018, implementing more stringent requirements in relation to companies’ use of personal data relating to individuals (“data subjects”). Under the GDPR, the expanded definition of personal data includes information such as name, identification number, email address, location data, online identifiers such as internet protocol addresses, or any other type of information that can identify a living individual. The GDPR imposes a number of new requirements, which include: a valid ground for processing each instance of personal data; higher standards for organizations to demonstrate that they have obtained valid consent or have another legal basis in place to justify their data processing activities; providing expanded information about how data subjects’ personal data is or will be used; carrying out data protection impact assessments for operations which present specific risks to individuals due to the nature or scope of the processing operation; and obligation to appoint data protection officers in certain circumstances; new rights for individuals to be “forgotten” and rights to data portability, as well as enhanced current rights; the principal of accountability and demonstrating compliance through policies, procedures, training, and audit; profiling restrictions; and a new mandatory data breach reporting regime.

In the United States, California recently adopted the California Consumer Privacy Act (the “CCPA”), which came into effect in January 2020. Similar, in certain respects to the GDPR, the CCPA establishes a new privacy framework for covered businesses, including, among other things, an expanded definition of personal information, as well as a potentially severe statutory damages framework and private rights of action for CCPA violations and failure to implement reasonably security procedures and practices. Also, a new Consumer Data Protection Act (“CDPA”) for the State of Virginia, United States, has been signed into law in spring 2021. The CDPA, which is planned to come into effect in January 2023 will impose obligations on data controllers that are comparable to those under the GDPR and the CCPA.

In Canada, the Personal Information Protection and Electronic Documents Act (“PIPEDA”) enacted on April 13, 2000, sets the ground rules for how private-sector organizations collect, use, and disclose personal information in the course of for-profit, commercial activities across Canada. PIPEDA also applies to the personal information of employees of federally-regulated businesses, inter alia, telecommunications companies. The Office of the Privacy Commissioner (OPC) is responsible for overseeing compliance over PIPEDA by investigating complaints, conducting audits and pursuing court action under Canadian federal laws. In November 2020, the Digital Charter Implementation Act, 2020 (“Bill C-11”) was introduced. Bill C-11 seeks to enact the Consumer Privacy Protection Act (the “CPPA”) while simultaneously repealing corresponding provisions from PIPEDA. The CPPA would create new data privacy obligations and maintain PIPEDA’s principles. In Quebec, the Act Respecting the Protection of Personal Information in the Private Sector (the “Quebec Private Sector Act”) regulates the collection, use, and disclosure of personal information at the provincial level. On September 21, 2021, the Québec National Assembly adopted the Act to modernize legislative provisions as regards the protection of personal information (“Bill 64”), which brings significant changes to Québec private sector privacy law. To comply with Bill 64, companies, that operate in Quebec, must i) establish data governance processes, including ones to assist individuals in exercising new privacy rights, ii) develop corporate data management policies, iii) adopt technological solutions to de-index or transfer personal information upon request; and iv) issue internal guidelines to support staff and service providers in the implementation of the new privacy regime.

Australia regulates data privacy and protection through a mix of federal, state and territory laws. The Australian federal Privacy Act 1988 (the “Privacy Act”) and the Australian Privacy Principles (“APPs”) contained in the Privacy Act apply to private sector entities with an annual turnover of at least 3 million Australian dollars. The Privacy Act regulates the handling of personal information and under the Privacy Act, the Australian Privacy Commissioner has authority to conduct investigations, including own motion investigations, to enforce the Privacy Act and seek civil penalties for serious and egregious breaches or for repeated breaches of the APPs where an entity has failed to implement remedial efforts. Additionally, the state Victoria has its own data protection legislation, i.e. the Privacy and Data Protection Act 2014.

Moreover, the Chinese government has recently adopted a series of privacy laws that amend and supplement the existing Cyber Security Law, in particular the Personal Information Protection Law (“PIPL”). The PIPL is the first dedicated and comprehensive legislation in China addressing the personal data rights of individuals. While the substantive provisions of the PIPL do not depart in very many consequential ways from previous regulations enacted under the Cyber Security Law, the PIPL is the first law that grants directly enforceable rights to individuals and thus represents a new chapter in the protection of personal data in China.

18.2	Cybersecurity

As providers of networking and communications platforms and services, general rules on cybersecurity apply to ADTRAN and ADVA in various jurisdictions where they operate. For example, certain technical and organizational measures must be implemented to protect the security of personal data. These measures may include, inter alia, physical security against unauthorized access and manipulation, password assignment, authorization concepts, logging of subsequent changes of data, reasonable encryption as well as protection against accidental loss, destruction or damage. In addition, according to general corporate laws, companies must implement appropriate risk management systems that also cover the detection and control of IT-related risks.

In the EU, additional compliance burdens have been introduced by EU Directive 2016/1148/EU of the European Parliament and of the Council of July 6, 2016 on Security of Network and Information Systems (the “NIS Directive”) which entered into force on August 8, 2016. The NIS Directive requires “essential service operators” within critical infrastructure sectors, such as the energy, transport or banking sector, as well as “digital service providers”, e.g. online marketplaces, to carefully review existing network security mechanisms, to implement “state of the art” security measures which shall ensure a level of security for their infrastructure appropriate to the risk of the respective entity as well as to establish proper notification measures to promptly notify the competent authority of any incident which has a substantial impact on the services offered in the EU.

18.3	Anti-Bribery and Corruption Laws

ADTRAN and ADVA are subject to the U.S. Foreign Corrupt Practices Act (the “FCPA”), and similar worldwide anti-bribery laws, which generally prohibit companies and their intermediaries from engaging in bribery or making other improper payments foreign officials for the purpose of obtaining or retaining business or gaining an unfair business advantage. The FCPA also requires proper record keeping and characterization of such payments in reports filed with the SEC. The FCPA applies to companies, individual directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by employees, strategic or local partners or other representatives.

Because a significant portion of ADTRAN’s total revenues is generated from sales outside of the U.S., ADTRAN has proactively implemented internally and externally focused measures and controls to address this risk. Despite ADTRAN’s commitment to legal compliance and corporate ethics, neither can ensure that its policies and procedures will always protect it from intentional, reckless or negligent acts committed by employees or agents. Violations of these laws, or allegations of such violations, could disrupt the companies’ business and result in financial penalties, debarment from government contracts and other consequences that may have a material adverse effect on the companies’ reputation, business, financial condition and result of operations. Future changes in anti-bribery or economic sanctions laws and enforcement could also result in increased compliance requirements and related expenses that may also have a material adverse effect on the companies’ business, financial condition or results of operations.

18.4	Other Laws and Regulations

Furthermore, ADTRAN’s and ADVA’s products must comply with various regulations and standards established by communications authorities in various countries, as well as those of certain international bodies. These include, for example, environmental, health and safety regulation governing the manufacture, assembly and testing of our products, including without limitation regulations governing the use of hazardous materials. In particular, environmental legislation within the EU may increase the cost of doing business as the companies amend their products to comply with these requirements. For example, the EU issued the Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment (RoHS) and the Directive 2012/19/EU on waste electrical and electronic equipment (WEEE), which set collection, recycling and recovery targets for all types of electrical goods, as well as the the Regulation (EC) No. 1907/2006 on the Registration, Evaluation, Authorization and Restriction of Chemicals (REACH), which stipulates and extensive regime for the production, import and handling of chemical substances at an EU level. ADTRAN and ADVA continue to implement measures to comply with these directives and other similar directives and regulations from additional countries. In addition, ADTRAN is subject to requirements by the SEC governing the disclosure of the use of “conflict minerals” mined from the Democratic Republic of Congo and adjoining countries and procedures to identify the source of such minerals included in manufactured products. The disclosures will require ADTRAN to verify the origins of the identified minerals used and comply with disclosure requirements.

ADTRAN’s and ADVA’s business activities are also subject to occupational health and safety laws that are aimed at preventing health risks for employees in the workspace and providing protection against accidents and occupational diseases. In the US, for example, the Occupational Safety & Health Administration, under the U.S. Department of Labor has promulgated regulations to develop workplace health and safety standards, which sets and enforces standards to which employers must comply. Under the Occupational Safety and Health Act of 1970, employers are also responsible for providing a safe and healthful workspace. In the EU, Directive 89/391/EEC on the introduction of measures to encourage improvements in the safety and health of workers at work, guarantees minimum safety and health requirements throughout the EU while the member states are allowed to maintain or establish a more stringent system.

ADTRAN strives to deliver innovative network access solutions that lower the total cost and reduce the time of deploying services, increase the level of performance achievable with established infrastructures, reduce operating and capital expenses for its customers, increases network bandwidth and functionality, and extend network reach. ADTRAN’s development process is conducted in accordance with ISO 9001, TL 9000, ISO 14001, and ISO 27001, all of which are international standards for quality and environmental management systems.

19.	GENERAL INFORMATION ON ACORN HOLDCO

19.1	Legal and Commercial Name, Registered Office and LEI

Acorn HoldCo was incorporated as a corporation under the laws of Delaware, United States, on August 10, 2021, and has an issued share capital of $10 comprising 1,000 shares of common stock, par value $0.01 per share. See section “22 Description of Acorn HoldCo Common Stock” for more information regarding Acorn HoldCo’s share capital. Acorn HoldCo has been formed to have perpetual existence.

The legal name of Acorn HoldCo is Acorn HoldCo, Inc. Acorn HoldCo currently does not have a commercial name, but following the consummation of the Business Combination, expects to operate under the commercial name ADTRAN HoldCo.

Acorn HoldCo’s principal executive offices are located at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807, United States (tel: +1 (256) 963-8000). Acorn HoldCo’s registered office is located at Corporation Trust Center, 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801, United States.

Acorn HoldCo is registered with the division of corporations of the state of Delaware, United States, under registration number 6141966. As a corporation incorporated under the laws of Delaware, Acorn HoldCo is subject to the laws of Delaware, United States.

The Legal Entity Identifier (LEI) of Acorn HoldCo is 549300VV36J86CRRWF77.

19.2	Auditors

Acorn HoldCo has appointed PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, United States (“PwC US”), as independent registered public accounting firm of its financial statements for the period from August 10, 2021 (inception) to September 30, 2021. PwC US conducted its audit of Acorn HoldCo’s financial statements for the period from August 10, 2021 (inception) to September 30, 2021 in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issued an English language audit opinion in accordance with PCAOB auditing standards thereon.

PricewaterhouseCoopers LLP is a public accounting firm registered with the PCAOB.

19.3	Financial Year and Duration

Acorn HoldCo’s fiscal year is the calendar year.

19.4	Corporate Purpose

Article 3 of the certificate of incorporation (the “Articles of Association”) defines Acorn HoldCo’s corporate purpose as follows:

“The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.”

19.5	History of the Acorn HoldCo Group

Acorn HoldCo was incorporated as a corporation under the laws of Delaware on August 10, 2021. As of the date of the publication of the Offer Document, Acorn HoldCo has not conducted any material activities other than those incidental to its formation, the matters contemplated by the Business Combination Agreement, such as the formation of Acorn MergeCo, Inc. (a wholly-owned subsidiary of Acorn HoldCo) and the preparation of the Exchange Offer.

According to the terms of the Business Combination Agreement, ADTRAN, Inc. and ADVA will combine their business under Acorn HoldCo. Upon completion of the Business Combination, Acorn HoldCo will become the parent company of both ADTRAN, Inc. and ADVA.

ADTRAN, Inc. was founded in 1985 and commenced operations in 1986, following the breakup and divestiture of the Regional Bell Operating Companies by the AT&T Corporation. Due to restrictions of the Regional Bell Operating Companies that effectively barred their manufacturing of equipment, ADTRAN, Inc. initially supplied network equipment to both the seven Regional Bell Operation Companies as well as to other new and independent telephone companies in the United States.

In the following years, ADTRAN, Inc. adapted telephony technology for use in enterprise-wide area networks and became a supplier of local loop access and deployment products for fiber, DS3, T1/E1, wireless T1/E1, digital subscriber line (HDSL, HDSL2, HDSL4, SDSL, SHDSL), Frame Relay, Asynchronous Transfer Mode, Integrated Services Digital Network, and Digital Data Service digital services. ADTRAN also supplies multi-service access platforms and Integrated Access Devices for converged voice and data networks.

In December 2011, ADTRAN, Inc. announced its plan to acquire the broadband division of Nokia Siemens Networks. The acquisition closed in 2012.

19.6	Corporate Governance Structure of Acorn HoldCo

19.6.1	Overview

Acorn HoldCo is required to comply with the DGCL. Following completion of the Business Combination, Acorn HoldCo will also be subject to the corporate governance frameworks required by virtue of the listing of the Acorn HoldCo shares on Nasdaq and Frankfurt Stock Exchange.

19.6.2	Corporate Governance of Acorn HoldCo before the Business Combination

19.6.2.1	Acorn HoldCo Stockholders

ADTRAN is currently the only stockholder of Acorn HoldCo.

19.6.2.2	Directors and Management

Acorn HoldCo is currently managed by a board of directors with two directors, Thomas R. Stanton and Michael K. Foliano, both of whom are designated by ADTRAN. Decisions of the board prior to the completion of the Business Combination may only be made by a majority of the directors. Under its existing bylaws, the directors of Acorn HoldCo are elected annually. As promptly as reasonably practicable after the closing of the Business Combination, the Acorn HoldCo board of directors will be replaced with the directors determined by ADTRAN and ADVA in accordance with the Business Combination Agreement.

The directors of Acorn HoldCo can be reached at Acorn HoldCo’s principal executive offices: 901 Explorer Boulevard, Huntsville, Alabama 35806-2807 (tel. +1 (256) 963-8000).

19.6.2.3	Certain Information on the Members of the Board of Directors

During the previous five years, no member of the board has been convicted of any fraudulent offenses. No member of the board, acting in the capacity of a member of a management or supervisory entity or as founder of an issuer, has been associated with any bankruptcies and/or insolvencies, receiverships or liquidations. In addition, no member of the board has been publicly incriminated or sanctioned by statutory or regulatory authorities (including professional associations) and no member of the board has ever been deemed by a court to be unfit for membership in a management or supervisory entity of a company or to be unfit to exercise management duties for or manage the business of an issuer during the previous five years. No member of the board holds a service contract with Acorn HoldCo or any of its current subsidiaries providing for benefits upon termination of employment. No family relationships exist among the members of the board.

19.6.2.4	Other interests

In addition to serving as officers and members of the Acorn HoldCo board of directors, Messrs. Stanton and Foliano are employed by ADTRAN. In their capacity as employees of ADTRAN, they receive a salary which comprises, among others, equity awards. For a description of the treatment of outstanding equity awards, refer to “4.16.1.3 Treatment of Outstanding Equity Awards”.

In their capacity as members of the Acorn HoldCo board of directors, Messrs. Stanton and Foliano receive no compensation and none of them holds shares or equity-based instruments in Acorn HoldCo.

Other than stated above, there are no conflicts of interest or potential conflicts of interest of the members of the pre-closing Acorn HoldCo board of directors regarding their duties towards Acorn HoldCo, and their private interests or other duties.

Regarding the interests and potential conflicts of interest of the potential future members of the Acorn HoldCo board of directors, please refer to section “4.16 Interests of Directors, Board Members and Executive Officers of ADTRAN, ADVA and Acorn HoldCo in the Business Combination”.

19.6.2.5	Committees

Acorn HoldCo has not yet established an audit committee, a nomination and governance committee or a compensation committee. For information on Acorn HoldCo’s corporate governance and committees following the completion of the Business Combination, see section “14.3 Information about Acorn HoldCo following the Business Combination”.

19.6.3	Corporate Governance of Acorn HoldCo after the Business Combination

19.6.3.1	Composition of Acorn HoldCo Board of Directors

Upon completion of the Business Combination, the Acorn HoldCo board of directors will consist of nine members, including Thomas R. Stanton, the current CEO and Chairman of the ADTRAN board of directors, and eight other directors, consisting of five non-executive directors to be designated for appointment by ADTRAN and three directors to be designated for appointment by ADVA. Certain biographical information as to those individuals who are currently expected to be the members of the board of directors of Acorn HoldCo upon completion of the Business Combination is set forth in the table below.

The following table sets forth the ages, as well as certain other biographical information, as to those individuals who are currently expected to be the members of the board of directors of Acorn HoldCo upon completion of the Business Combination

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Thomas R. Stanton Age – 56

He was appointed chief executive officer of ADTRAN in September 2005 and named chairman of the ADTRAN board of directors in 2007. Mr. Stanton joined ADTRAN in 1995 as Vice President of Marketing for the Carrier Networks (“CN”), Division. Since that time, he has held a number of senior management positions within ADTRAN, including Senior Vice President and General Manager of the CN Division. Prior to joining ADTRAN, he served as Vice President of Marketing and Engineering at Transcrypt International and held several senior management positions with E. F. Johnson Company. Mr. Stanton has served on the board of directors of a number of technology companies and is a past chairman of the board for both the Federal Reserve Bank of Atlanta’s Birmingham Branch and the Telecommunications Industry Association. He currently serves on the board of the Economic Development Partnership of Alabama and the Huntsville Chamber of Commerce and has served on the board of BancorpSouth Bank (NYSE: BXS) since October 2015. Mr. Stanton holds a Bachelor of Science degree in Computer Engineering from Auburn University.

Mr. Stanton has been a member of the ADTRAN board of directors since September 2005.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
H. Fenwick Huss Age – 71

He has served as the Willem Kooyker Dean of the Zicklin School of Business at Baruch College, a senior college of The City University of New York, since July 2014. He is also a tenured Professor in Baruch’s Stan Ross Department of Accountancy. He previously served as Dean of the J. Mack Robinson College of Business at Georgia State University from 2004 to 2014. Prior to his appointment as Dean, Dr. Huss was Associate Dean from 1998 to 2004 and Director of the School of Accountancy at Georgia State from 1996 to 1998, and on the faculty since 1989. He also served on the faculty of the University of Maryland as an assistant professor from 1983 to 1989 and is a visiting professor at the Université Paris 1 Pantheon-Sorbonne.

Dr. Huss has been a member of the ADTRAN board of directors since October 2002 and has served as its lead director since May 2015.

Gregory McCray Age – 58

He is an experienced executive with more than 30 years of business, marketing, sales, engineering, operations, mergers and acquisitions, management and international experience in the communications technology industry. Since June 2018, Mr. McCray has served as the CEO of FDH Infrastructure Services, or FDH, an engineering and science company that monitors, inspects, designs and performs structural analysis for infrastructure assets utilizing wireless monitoring devices and patented non-destructive testing techniques. During his career, Mr. McCray has served in a number of management and executive roles, including CEO of Access/Google Fiber in 2017; CEO of Aero Communications Inc., which provides installation, services and support to the communications industry, from 2013 to 2016; CEO of Antenova, a developer of antennas and radio frequency modules for mobile devices, from 2003 to 2012; Chairman and CEO of Piping Hot Networks, which brought broadband fixed wireless access equipment to market, from 2001 to 2002; and Senior Vice President of customer operations at Lucent Technologies from 1996 to 2000, where he managed the Customer Technical Operations Group for Europe, the Middle East and Africa. Mr. McCray currently serves on the board of directors of Colony Capital, Inc. (NYSE: CLNY), FDH and FreeWave Technologies. Mr. McCray served as a director of Centurylink, Inc. (NYSE: CTL), from January 2005 to February 2017, where he served as chairman of the Cyber Security & Risk Committee from 2015 to 2017. Mr. McCray holds a Bachelor of Science degree in Computer Engineering from Iowa State University and a Master of Science degree in Industrial & Systems Engineering from Purdue University. He has also completed executive business programs at the University of Illinois, Harvard, and INSEAD.

Mr. McCray has been a member of the ADTRAN board of directors since May 2017.

Balan Nair Age – 55	He has served as President and Chief Executive Officer of Liberty Latin America Ltd. (NASDAQ: LILA) since 2018. Mr. Nair is an experienced executive with more than 20 years in the telecommunications industry. He has been a part of the Liberty family of companies since 2007, when he joined Liberty Global plc (NASDAQ: LBTYA) as its Senior Vice President and Chief

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve

Technology Officer. He most recently served as Executive Vice President and Chief Technology and Innovation Officer from 2007 to 2017. In this role, he was responsible for overseeing Liberty Global’s worldwide network, as well as Technology and Innovation operations, including Product Development, IT, Network Operations, Mobile Operations and Global Supply Chain functions. He was also responsible for Corporate Strategy and Venture Investments. Mr. Nair was an executive officer of Liberty Global and sat on Liberty Global’s Executive Leadership Team and the Investment Committee. Before joining Liberty Global, Mr. Nair served as Chief Technology Officer and Executive Vice President of AOL LLC, a global web services company. Prior to his role at AOL LLC, he spent more than 12 years at Qwest Communications International Inc., most recently as Chief Information Officer and Chief Technology Officer. Mr. Nair has a long history of working in the telephone, web world, and cable and media industries. He has served on the board of directors of Charter Communications, Inc. (NASDAQ: CHTR), a leading cable operator in the United States, since 2013, and on the board of Liberty Latin America since December 2017. He graduated from Iowa State University with a Bachelor of Science degree in Electrical Engineering and a Master of Business Administration degree. Mr. Nair holds a patent in systems development and is a Licensed Professional Engineer in Colorado.

Mr. Nair has been a member of the ADTRAN board of directors since February 2007.

Jacqueline H. (Jackie) Rice Age – 49

She has served as General Counsel and Corporate Secretary of Herman Miller, Inc. (NASDAQ: MLHR), an office furniture, equipment and home furnishings company, since February 2019. Previously, she served as Principal of RH Associates, a global consulting firm providing legal, risk and compliance advisory services for clients across all industries and geographies, from January 2018 to January 2019. From 2014 to 2017, Ms. Rice served as Executive Vice President and Chief Risk and Compliance Officer of Target Corporation (NYSE: TGT) with responsibility for enterprise and vendor risk, corporate security and corporate compliance and ethics. Prior to joining Target, she served as Chief Compliance Officer and legal counsel of General Motors (NYSE: GM) from 2013 to 2014 and Executive Director, Global Ethics and Compliance of General Motors from 2010 to 2013. Ms. Rice has served as the Corporate Secretary of the Herman Miller Cares Foundation since February 2019. Ms. Rice graduated from the University of Detroit Mercy School of Law, where she was editor-in-chief of the Law Review, and she obtained her undergraduate degree from James Madison College at Michigan State University.

Ms. Rice has been a member of the ADTRAN board of directors since August 2016.

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve
Kathryn A. Walker Age – 62

She has more than 30 years of experience in the communications industry. Since 2009, she has served as a managing director for OpenAir Equity Partners, a venture capital firm focusing on the wireless, communications and mobile Internet sectors. In addition, Ms. Walker is serving concurrently as Chief Technology Officer at Main Street Data, an agriculture data science company founded by OpenAir Equity Partners. Prior to joining OpenAir Equity Partners, Ms. Walker worked in a variety of roles at various subsidiaries of Sprint Corporation from 1985 to 2009, culminating in the position of Chief Information and Chief Network Officer at Sprint Nextel Corporation. She currently serves on the Council of Trustees at South Dakota State University, as the President of the Board of Trustees at Missouri University of Science and Technology, and as a member of the board of directors of the Heartland Chapter of the National Association of Corporate Directors.

Ms. Walker has been a member of the ADTRAN board of directors since May 2014.

Brian Protiva Age – 56

He has led ADVA as CEO since co-founding the company in 1994. As the CEO, he is responsible for ADVA’s overall strategy, human resources and quality management.

Prior to co-founding and leading ADVA, Mr. Protiva served as the managing director of AMS Technologies AG, where he co-managed one of its subsidiaries. Mr. Protiva currently serves as a member of the board of directors of AMS Technologies AG.

Nikos Theodosopoulos Age – 59

In September 2012, he founded and currently serves as the managing member of NT Advisors, LLC, a technology consulting firm. Prior to founding NT Advisors, LLC, he was an equity research analyst for 18 years primarily at UBS Group AG, covering the technology sector, where he eventually served as the Global Technology Strategist and the head of U.S. Technology Sector Research. Prior to his career in investment banking, he spent 10 years at AT&T Network Systems International and Bell Laboratories. He holds an Masters in Business Administration from New York University, a Masters of Science from Stanford University and a Bachelor of Science from Columbia University.

Mr. Theodosopoulos became chairman of the supervisory board of ADVA in January 2015. He also currently serves also on the board of directors of Arista Networks Inc., Harmonic, Inc. and the Columbia University Engineering Entrepreneurship Advisory Board.

Johanna Hey Age – 51	Professor Johanna Hey is a professor on tax law in Germany. Since 2006, she has been the director of the Institute for Tax Law at the University of Cologne and has served on the Scientific Advisory Board of the Federal Ministry of Finance of Germany. Since the winter term of 2002/2003, Professor Hey has been the chair of corporate law at the Heinrich Heine University in Düsseldorf, Germany. From 2004 to 2012, Professor Hey was a member of the committee and first Vice President of the German Association of

Name, Term and Age	Position, Principal Occupation, Business Experience and Directorships Last Five Years, and Qualifications to Serve

University Professors. In 2010, she was announced as the head of science of the Berlin Finance and Taxation Institute and, in the same year, was elected to the Permanent Deputation of the Association of German Jurists. From 2011 to 2016, she was head of the Scientific Advisory Board of German Tax Lawyers. Since 2011, Professor Hey has been a member of the Scientific Advisory Board of the Centre for European Economic Research. She also serves on the supervisory board of the Gothaer Versicherungsbank VVaG and the Gothaer Finanzholding AG, as well as the supervisory boards of the University of Cologne Executive School GmbH and Flossbach von Storch AG.

Professor Hey has served on the supervisory board of ADVA since June 2013.

After the Business Combination, the directors of Acorn HoldCo can be reached at Acorn HoldCo’s principal executive offices: 901 Explorer Boulevard, Huntsville, Alabama 35806-2807, United States (tel. +1 (256) 963-8000).

19.6.3.2	Director Indepedence

Listing standards of Nasdaq will require that Acorn HoldCo have a majority of independent directors. Accordingly, because the Acorn HoldCo board of directors is expected to have nine members, Nasdaq will require that five or more of the directors be independent. Nasdaq’s listing standards provide that no director will qualify as “independent” for these purposes unless the Board affirmatively determines that the director has no relationship with Acorn HoldCo that would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director. Additionally, the listing standards set forth a list of relationships that would preclude a finding of independence.

After the consummation of the Business Combination, the Acorn HoldCo board of directors is expected to determine that each of H. Fenwick Huss, Gregory J. McCray, Balan Nair, Jacqueline H. Rice, Kathryn A. Walker, Nikos Theodosopoulos and Johanna Hey have no material relationship with the Acorn HoldCo (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is independent under Acorn HoldCo’s director independence standards, NASDAQ’s director independence standards, and the SEC independence requirements, as applicable.

19.6.3.3	Committees of the Board of Directors

Upon completion of the Business Combination, the Acorn HoldCo board of directors will initially have the following three committees:

•	Audit Committee;

•	Compensation Committee; and

•	Nomination and Governance Committee.

The Acorn HoldCo board of directors may from time to time form other committees as circumstances warrant. Such committees would have the authority and responsibility as delegated by the Acorn HoldCo board of directors. Only members of the Acorn HoldCo board of directors will be able to be members of a committee, and each committee will be required to report its actions to the full Acorn HoldCo board of directors. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee will each operate under a written charter adopted by the Acorn HoldCo board of directors.

19.6.3.3.1	Audit Committee

After the consummation of the Business Combination, the Audit Committee is expected to consist of three directors of the board of directors. The Acorn HoldCo board of directors is expected to determine that each of the Audit Committee members qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence standards under SEC rules. Furthermore, in accordance with SEC rules, the Acorn HoldCo board of directors is expected to determine that at least one member is an “audit committee financial expert” as defined by the applicable SEC rules.

The primary duties of the Audit Committee will be to:

•	Review financial reports and other financial information provided by Acorn HoldCo to the public or any governmental body;

•	Review the qualifications, performance and independence of Acorn HoldCo’s independent registered public accounting firm;

•

Discuss the financial statements and other financial information with Acorn HoldCo’s management and independent auditors and review the integrity of Acorn HoldCo’s internal and external financial reporting process;

•

Review with Acorn HoldCo’s management various reports regarding Acorn HoldCo’s system of internal controls and consult with Acorn HoldCo’s independent auditors regarding internal controls and the accuracy of Acorn HoldCo’s financial statements;

•	Assist Acorn HoldCo’s board of directors in fulfilling its oversight responsibilities with respect to Acorn HoldCo’s compliance with legal and regulatory requirements;

•	Monitor compliance with Acorn HoldCo’s code of conduct and review and approve all requests for waivers of the code of conduct;

•	Establish and maintain procedures for the receipt, retention and treatment of complaints received by Acorn HoldCo regarding accounting, internal accounting controls or auditing matters;

•	Review the activities, organizational structure and qualifications of Acorn HoldCo’s internal audit department; and

•

Review, oversee and approve all related party transactions (as required to be disclosed pursuant to Item 404 of SEC Regulation S-K) in accordance with Acorn HoldCo’s code of conduct and its other policies and procedures.

19.6.3.3.2	Compensation Committee

After the consummation of the Business Combination, the Compensation Committee is expected to consist of three directors of the board of directors. The Acorn HoldCo board of directors is expected to determine that each of the members of the Compensation Committee qualifies as independent under applicable Nasdaq listing standards and satisfies the heightened independence standards under SEC rules.

The primary duties of the Compensation Committee will be to:

•	Administer, review and make recommendations to Acorn HoldCo’s board of directors regarding Acorn HoldCo’s incentive compensation, equity-based and deferred compensation plans;

•	Review Acorn HoldCo’s incentive compensation arrangements to consider whether they encourage excessive risk-taking and evaluate compensation policies and practices that could mitigate any such risk;

•	Review and approve the compensation of Acorn HoldCo’s CEO and all executive officers, including the annual performance goals and objectives relevant to their compensation;

•

Review and make recommendations to Acorn HoldCo’s board of directors regarding any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers;

•	Review and approve all director compensation and benefits for service on Acorn HoldCo’s board and board committees and recommend any changes to Acorn HoldCo’s board as necessary; and

•	Exercise general oversight of Acorn HoldCo’s benefit plans.

19.6.3.3.3	Nominating and Corporate Governance Committee

After the consummation of the Business Combination, the Nominating and Corporate Governance Committee is expected to consist of three directors of the board of directors, each of whom qualifies as independent under applicable Nasdaq listing standards.

The primary duties of the Nominating and Corporate Governance Committee are to:

•	Establish criteria for selecting new board members and for the basic structure and membership of the board;

•	Consider director nominees submitted by stockholders in accordance with procedures adopted by the committee;

•

Make recommendations to Acorn HoldCo’s board of directors regarding director nominees for the next annual meeting of stockholders, directors to serve on various committees of the board and achairperson of each committee;

•

Review the corporate governance guidelines adopted by Acorn HoldCo’s board of directors at least once a year and recommend any changes to the board and oversee Acorn HoldCo’s corporate governance practices and procedures;

•	Monitor and evaluate the independence of directors and make recommendations to Acorn HoldCo’s board of directors regarding the same;

•	Annually administer the performance evaluations of Acorn HoldCo’s board and board committees; and

•	Consult with Acorn HoldCo’s management and board of directors on matters of corporate culture and values.

19.6.3.4	Management of Acorn HoldCo after the Business Combination

Pursuant to the Business Combination Agreement, ADTRAN and ADVA have agreed that Thomas R. Stanton, ADTRAN’s current CEO and chairman of the ADTRAN board of directors, will serve as the CEO of Acorn HoldCo and chairman of the board of directors of Acorn HoldCo. Michael K. Foliano, ADTRAN’s current CFO, will serve as the CFO of Acorn HoldCo. Christoph Glingener is expected to become chief technical officer of Acorn HoldCo.

Name, Age and Title	Other Positions Held Last Five Years
Michael K. Foliano Chief Financial Officer Age – 60	Mr. Foliano has served as ADTRAN’s Senior Vice President of Finance, CFO and Corporate Secretary since 2019. Previously, Mr. Foliano served as ADTRAN’s senior Vice President of Operations from 2006 through 2019.

Christoph Glingener Chief Technical Officer Age – 52	Dr. Glingener joined ADVA in April 2006, assuming responsibility for all global research and development activities. In 2007, Dr. Glingener was appointed Chief Technology Officer of ADVA.

19.6.3.5	Certain Information on the potential future Members of the Board of Directors

During the previous five years, no member of the board has been convicted of any fraudulent offenses. No member of the board, acting in the capacity of a member of a management or supervisory entity or as founder of an issuer, has been associated with any bankruptcies and/or insolvencies, receiverships or liquidations. In addition, no member of the board has been publicly incriminated or sanctioned by statutory or regulatory authorities (including professional associations) and no member of the board has ever been deemed by a court to be unfit for membership in a management or supervisory entity of a company or to be unfit to exercise management duties for or manage the business of an issuer during the previous five years. No member of the board holds a service contract with Acorn HoldCo or any of its current subsidiaries providing for benefits upon termination of employment. No family relationships exist among the members of the board.

19.6.3.6	Other interests

Regarding the interests and potential conflicts of interest of the potential future members of the Acorn HoldCo board of directors, please refer to “4.16 Interests of Directors, Board Members and Executive Officers of ADTRAN, ADVA and Acorn HoldCo in the Business Combination”.

Other than that, there are no conflicts of interest or potential conflicts of interest of the potential future members of Acorn HoldCo board of directors regarding their duties towards Acorn HoldCo, and their private interests or other duties.

19.7	Code of Business Conduct and Ethics

All of the directors, executive officers and employees of Acorn HoldCo will be required to comply with certain policies and protocols concerning business ethics and conduct, or the Code of Business Conduct and Ethics or Code. Acorn HoldCo’s Code of Business Conduct and Ethics will require all directors, officers and employees who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either a personnel supervisor, if applicable, or the Director of Internal Audit. Once a personnel supervisor receives notice of a conflict of interest, he or she will report the relevant facts to the Director of Internal Audit. The Director of Internal Audit will then generally consult with the audit committee, and a determination will be made as to whether the activity is permissible.

19.8	Compensation of Directors and Executive Officers

Acorn HoldCo has not yet paid any compensation to its directors and does not currently have any employees other than the CEO and CFO. The form and amount of the compensation to be paid to each of Acorn HoldCo’s directors, as well as executive officers and other managers of the Combined Group will be determined by the Acorn HoldCo board of directors. However, pursuant to the Business Combination Agreement, to the extent members of the senior management team currently have service contracts with ADVA, such service contracts shall be replaced by contracts with Acorn HoldCo. The new service contracts shall have terms (i) no less favorable in all material respects than the current terms with ADVA (as of the date of the Business Combination Agreement), including term and remuneration elements, up to December 31, 2022 and (ii) no less favorable, with respect to such person’s new role at Acorn HoldCo, than the terms of the service contracts in place between ADTRAN (or its subsidiaries) and those individuals holding corresponding positions at ADTRAN (or its subsidiaries), adjusted for local market norms.

19.9	Security Ownership of Directors and Executive Officers

Based on information available to Acorn HoldCo as of the date of this document, the following table sets forth the beneficial ownership of Acorn HoldCo shares, after giving effect to the Business Combination (subject to certain assumptions described below), of:

•	each member of the post-closing Acorn HoldCo board of directors;

•	each post-closing Acorn HoldCo executive officer; and

•	all members of the post-closing Acorn HoldCo board of directors and all post-closing Acorn HoldCo executive officers, taken together.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. The percentage of beneficial ownership is based on 90,784,706 Acorn HoldCo shares estimated to be outstanding immediately following the Business Combination, assuming all ADVA shares (including those of the beneficial owners below to the extent they own ADVA shares) are exchanged in the Offer and based on ownership of ADTRAN shares as of August 27, 2021 and ownership of ADVA shares as of August 20, 2021.

Name and Relationship to Company After the Business Combination	Number of Shares of Common Stock(1)	Percent of Class
Thomas R. Stanton	571,684	*
Chief Executive Officer and Director
Michael K. Foliano	111,704	*
Chief Financial Officer
Christoph Glingener	—	*
Chief Technical Officer
H. Fenwick Huss	46,229	*
Lead Director
Gregory J. McCray	25,627	*
Director
Balan Nair	59,229	*
Director
Jacqueline H. Rice	29,125	*
Director
Kathryn A. Walker	37,292	*
Director
Brian Protiva	401,030	*
Director
Nikos Theodosopoulos	—	*
Director
Johanna Hey	—	*
Director
All directors and executive officers as a group (11 persons)	1,281,920	1.42%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)

Beneficial ownership as reported in the table has been determined in accordance with applicable Securities and Exchange Commission (“SEC”) regulations and includes shares of our common stock that may be issued upon the exercise of ADTRAN stock options that are exercisable within 60 days of August 20, 2021 as follows: Mr. Stanton – 414,512; Mr. Foliano – 99,342 shares; and all directors and executive officers as a group – 513,854 shares.

19.10	Other Aspects of the Acorn HoldCo Governing Documents

For a description of other aspects of the Acorn HoldCo governing documents that will be in effect as of completion of the Business Combination, see section “22 Description of Acorn HoldCo Common Stock”.

19.11	Information about Acorn HoldCo’s Material Subsidiaries

Acorn HoldCo is the sole stockholder of Merger Sub. At the date of the publication of the Offer Document, Acorn HoldCo does not hold any direct equity interest in any other legal entity. For information regarding any equity interests held after the completion of the Business Combination, see “4.2.2 Post-Completion Structure”.

19.12	Acorn HoldCo Stockholders

As of the date of the publication of the Offer Document, ADTRAN is the only stockholder of Acorn HoldCo.

19.13	Certain Relationships and Related Party Transactions

As of the date of the publication of the Offer Document, there are no related party transactions to which Acorn HoldCo is a party.

20.	GENERAL INFORMATION ON ADTRAN

20.1	Legal and Commercial Name, Registered Office and LEI

ADTRAN, Inc. was incorporated as a corporation under the laws of Delaware, United States, on November 18, 1985, and, as of September 30, 2021, has an issued share capital of $0.01 comprising 48,679,689 shares of common stock, par value $0.01 per share. Acorn HoldCo has been formed to have perpetual existence.

The legal name of ADTRAN is ADTRAN, Inc. The commercial name of ADTRAN is ADTRAN.

ADTRAN’s registered office is located at Corporate Services Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808, United States.

ADTRAN’s principal executive offices are located at 901 Explorer Boulevard, Huntsville, Alabama 35806-2807, United States (Telephone +1 (256) 963-8000). ADTRAN’s internet address is www.adtran.com. The information on the website of ADTRAN does not form part of this Exemption Document unless that information is incorporated into this Exemption Document by reference.

ADTRAN is registered with the division of corporations of the state of Delaware, United States, under registration number 2075972. As a corporation incorporated under the laws of Delaware, ADTRAN is subject to the laws of Delaware, United States.

The Legal Entity Identifier (LEI) of ADTRAN is 549300XWTHXJVGKWU616.

20.2	Financial Year

ADTRAN’s financial year is the calendar year.

20.3	Corporate Purpose

Article 3 of the certificate of incorporation (the “Articles of Association”) defines Acorn HoldCo’s corporate purpose as follows:

“The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.”

20.4	Auditors

ADTRAN has appointed PwC US as independent registered public accounting firm of its consolidated financial statements for the financial year ended December 31, 2020, 2019 and 2018. PwC US conducted its audit of ADTRAN’s consolidated financial statements for each of the financial years ended December 31, 2020, 2019 and 2018 in accordance with standards of the PCAOB and issued an English language audit opinion in accordance with PCAOB auditing standards.

PwC US is a public accounting firm registered with the PCAOB.

20.5	Information on significant Subsidiaries of ADTRAN

ADTRAN is the main operating company and holding company for ADTRAN Group.

The following table shows the significant subsidiaries held directly and indirectly by ADTRAN as of the date of the publication of the Offer Document:

Name of the subsidiary	Seat	Share of capital and voting rights (in %)
ADTRAN Networks Pty. Ltd.	Melbourne, Australia	100.00
ADTRAN GmbH	Berlin, Germany	100.00
ADTRAN Europe Limited	Basingstoke, United Kingdom	100.00

20.6	Major Shareholders of ADTRAN

There is no voting rights notification system comparable to Sections 33 et seq. of WpHG in the United States. Instead, reporting obligations to the SEC exist only in isolated cases (e.g. so-called Schedule 13G notifications, which are generally only made once a year).

As of the date of the publication of the Offer Document and to the knowledge of ADTRAN, the following entities hold 5% or more of the outstanding ADTRAN shares:

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
BlackRock, Inc.	7,934,685	16.30%
55 East 52nd Street New York, NY 10055 United States
The Vanguard Group	5,381,927	11.05%
100 Vanguard Blvd Malvern, PA 19355 United States
The Bank of New York Mellon Corp	3,318,076	6.82%
240 Greenwich Street New York, NY 10007 United States
Dimensional Fund Advisors, L.P.	2,528,643	5.19%
6300 Bee Cave Road Building One Austin, TX 78746 United States

21.	GENERAL INFORMATION ON ADVA

21.1	Legal and Commercial Name, Registered Office and LEI

ADVA is a European stock corporation (Societas Europaea) incorporated under the laws of the European Union and Germany. The legal name of ADVA is ADVA Optical Networking SE. ADVA is registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Jena, Germany, under the registration number HRB 508155.

As a European stock corporation (Societas Europaea), ADVA is subject to the Council Regulation (EC) No 2157/2001, the AktG and other German laws.

ADVA is the parent company of the ADVA Group. ADVA and the ADVA Group operate under the commercial name “ADVA”.

The registered office of ADVA is Maerzenquelle 1, 98617 Meiningen, Germany. The headquarter of ADVA is Campus Martinsried, Fraunhoferstrasse 9a, 82152 Martinsried/Munich, Germany, telephone: +49 (0)89 89 06 65 0, internet address: www.adva.com; the information on the website does not form part of this Exemption Document unless that information is incorporated into this Exemption Document by reference.

The Legal Entity Identifier (LEI) of ADVA is 5299001QZNN0TKI9J120.

21.2	Auditors

ADVA has appointed PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft (“PwC”) as auditor of its consolidated financial statements for the financial year ended December 31, 2020. PwC conducted its audit of the German language consolidated financial statements in accordance with Section 317 of the German Commercial Code (Handelsgesetzbuch) and German generally accepted standards for financial statement audits promulgated by the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer) and issued German language unqualified independent auditor’s reports (uneingeschränkte Bestätigungsvermerke des unabhängigen Abschlussprüfers) thereon.

PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft is a member of the German Chamber of Auditors (deutsche Wirtschaftsprüferkammer) and a member of the Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer).

21.3	Governing Bodies of ADVA

ADVA is the parent company of the ADVA Group. As a European company (Societas Europaea), its corporate bodies are the management board, the supervisory board and the general shareholders’ meeting. ADVA has a two-tier management and control system consisting of the management board and the supervisory board. The powers of these bodies are governed by the Regulation (EC) No. 2157/2001, the German Law on Implementation of the Regulation (EC) No. 2157/2001 (SE-Ausführungsgesetz), the AktG, the Articles of Association and the rules of procedure of the management board and the supervisory board. The two boards work independently of each other. No person is allowed to be a member of both bodies simultaneously.

The management board of ADVA is responsible for managing ADVA’s day-to-day business. The supervisory board of ADVA advises and supervises the management board and is responsible for appointing and removing members of the management board. The supervisory board generally may not exercise any management functions. However, according to the rules of procedure of the management board, certain types of transactions may not be carried out by the management board without the consent of the supervisory board.

21.3.1	Management Board of ADVA

As of the date of the publication of the Offer Document, the management board of ADVA consists of four members. The members of the management board of ADVA are appointed and dismissed by the supervisory board of ADVA.

The rules of procedures of the management board of ADVA assign each member of the board a specific area of responsibility. The members of the management board of ADVA are nevertheless jointly responsible for managing the ADVA Group.

The names of the members of the management board of ADVA as of the date of the the publication of the Offer Document and their areas of responsibility are shown in the table below.

Name	Responsibility
Brian Protiva	Chief executive officer (CEO)

Christoph Glingener	Chief technology officer (CTO)

Ulrich Dopfer	Chief financial officer (CFO)

Scott St. John	Chief marketing and sales officer (CMSO)

The members of the management board of ADVA can be contacted at ADVA’s business address: Frauhoferstrasse 9a, 82152 Martinsried/Munich, Germany.

21.3.2	Supervisory Board of ADVA

As of the date of the the publication of the Offer Document, the supervisory board of ADVA consists of three members. All three members of the supervisory board of ADVA are appointed by the general shareholders’ meeting of ADVA.

Resolutions of the supervisory board of ADVA require a majority of the votes cast, unless otherwise required by mandatory law, the articles of association of ADVA or the rules of procedures of the supervisory board of ADVA. In the case of a parity of votes, the vote of the chairman of the supervisory board shall be decisive. The supervisory board must meet at least twice during each six-month calendar period.

The names of the members of ADVA’s supervisory board as of the date of the the publication of the Offer Document and their positions are shown in the table below:

Name	Responsibility
Nikos Theodosopoulos	Chairman of the supervisory board

Prof. Johanna Hey	Vice chairwoman of the supervisory board

Michael Acquino	Member of the supervisory board

The members of the supervisory board of ADVA can be contacted at ADVA’s business adress: Fraunhoferstrasse 9a, 82152 Martinsried/Munich, Germany.

Acorn HoldCo does not intend to change the size of the ADVA supervisory board, but instead intends to be represented on the supervisory board in a manner which appropriately reflects its shareholding following the consummation of the Business Combination.

21.4	Major Shareholders of ADVA

ADVA’s share capital as of October 31, 2021 amounts to EUR 51.104.512,00 and is divided into 51.104.512,00 ordinary bearer shares (Inhaberaktien) with no-par value (Stückaktien).

The following table sets forth the direct and indirect shareholders of ADVA as of the date of the publication of the Offer Document based on ADVA’s best knowledge and, in particular, on the voting rights notifications received by ADVA in accordance with the WpHG.

The following persons hold more than 3% of ADVA’s shares and/or more than 5% of instruments pursuant to Section 38 WpHG and/or an aggregate of more than 5% of ADVA’s shares and instruments pursuant to Section 39 WpHG as of the date of the publication of the Offer Document:(1)

Name of Shareholder (ultimate controlling person)	Shareholdings(2)	Instruments(3)	Total
EGORA Holding GmbH(4)	14.99%	—	14.99%
ADTRAN, Inc.(5)	—	13.70%	13.70%
DWS Investment GmbH(6)	4.99%	0.07%	5.06%
Janus Henderson Group Plc(7)	4.47%	—	4.47%
Dimensional Holdings, Inc(8)	3.63%	0.76%	4.40%
UBS Group AG(9)	3.31%	0.51%	3.83%

(1)

The percentage of voting rights and instruments is derived from the relevant shareholder notifications and has been calculated on the basis of ADVA’s total number of voting rights (as published pursuant to Section 41 WpHG) as of the date of the relevant shareholder notification.

(2)	Includes direct and indirect shareholdings pursuant to Sections 33 and 34 WpHG.
(3)	Includes directly and indirectly held instruments pursuant to Section 38 WpHG.
(4)	Based on the voting rights notification from EGORA dated December 8, 2017.
(5)

Based on the voting rights notification from ADTRAN Holding GmbH dated September 3, 2021. The voting rights notification refers to an irrevocable undertaking concluded between Acorn HoldCo and EGORA dated August 30, 2021 pursuant to which EGORA and EGORA Investments GmbH irrevocably undertake to validly accept the takeover offer by Acorn HoldCo for 7,000,000 shares in ADVA held by them within 5 business days after the commencement of the acceptance period for such takeover offer.

(6)	Based on the voting rights notification from DWS Investment GmbH dated November 5, 2021.
(7)	Based on the voting rights notification from Janus Henderson Group Plc dated July 7, 2021.
(8)	Based on the voting rights notification from Dimensional Holdings, Inc. dated October 26, 2021.
(9)	Based on the voting rights notification from UBS Group AG dated October 6, 2021.

21.5	Regulatory Disclosure pursuant to Regulation (EU) No 594/2014

21.5.1	Disclosure pursuant to Article 17 of Regulation (EU) No 594/2014

Over the last twelve months from the date of the the publication of the Offer Document, ADVA has made the following disclosures pursuant to Article 17 MAR that are relevant as of the date of the publication of the Offer Document

•

By disclosure of inside information (ad hoc announcement) pursuant to Article 17 MAR, on August 30, 2021, the Target announced that the Target and ADTRAN have signed an agreement on the Business Combination and a public offer by Acorn HoldCo with regard to the ADVA Shares;

•

By disclosure of inside information (ad hoc announcement) pursuant to Article 17 MAR, on July 16, 2021, the Target reported its preliminary financial results for the second quarter of the financial year 2021 and narrowed the outlook for the full financial year 2021;

•

By disclosure of inside information (ad hoc announcement) pursuant to Article 17 MAR, on April 21, 2021, the Target reported the financial results for the first quarter of the financial year 2021 and revised its outlook for the full financial year 2021; and

•

By disclosure of inside information (ad hoc announcement) pursuant to Article 17 MAR, on January 7, 2021, the Target published its preliminary results for the fourth quarter of the financial year 2020 and the financial year 2020.

21.5.2	Disclosure pursuant to Article 19 of Regulation (EU) No 594/2014

Within the last twelve months from the date of the the publication of the Offer Document, the Target has made the following disclosures pursuant to Article 19 MAR with regard to transactions by persons discharging managerial responsibilities and persons closely associated with them (directors’ dealings):

Publication Date	Transaction Date	Name of Person	Transaction Description
October 29, 2021	October 28, 2021	Brian Potiva	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 239,030.00 at a price of EUR 11.155031)

October 29, 2021	October 28, 2021	Brian Potiva	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 186,423.60 at a price of EUR 8.70)

October 28, 2021	October 28, 2021	Ulrich Dopfer	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 172,289.10 at a price of EUR 11.306543)

October 29, 2021	October 28, 2021	Ulrich Dopfer	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 132,570.60 at a price of EUR 8.70)

October 28, 2021	October 28, 2021	Christoph Glingener	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 231,291.53 at a price of EUR 11.165952)

October 28, 2021	October 28, 2021	Christoph Glingener	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 180,211.80 at a price of EUR 8.70)

August 2, 2021	July 30, 2021	Brian Protiva	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 448,947.70 at a price of EUR 12.518060)

Publication Date	Transaction Date	Name of Person	Transaction Description

August 2, 2021	July 30, 2021	Brian Protiva	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 312,016.80 at a price of EUR 8.70)

August 2, 2021	July 30, 2021	Christoph Glingener	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 368,364.85 at a price of EUR 12.515794)

August 2, 2021	July 30, 2021	Christoph Glingener	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 256,058.40 at a price of EUR 8.70)

August 2, 2021	July 29, 2021	Ulrich Dopfer	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 784,179.81 at a price of EUR 12.86553)

August 2, 2021	July 29, 2021	Ulrich Dopfer	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 530,282.40 at a price of EUR 8.70)

August 2, 2021	July 29, 2021	Christoph Glingener	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 684,982.97 at a price of EUR 12.821634)

August 2, 2021	July 29, 2021	Christoph Glingener	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 464,788.80 at a price of EUR 8.70)

August 2, 2021	July 29, 2021	Brian Protiva	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 639,322.93 at a price of EUR 12.825448)

Publication Date	Transaction Date	Name of Person	Transaction Description

August 2, 2021	July 29, 2021	Brian Protiva	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 433,677.60 at a price of EUR 8.70)

July 30, 2021	July 28, 2021	Ulrich Dopfer	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 487,489.19 at a price of EUR 12.9997117)

July 30, 2021	July 28, 2021	Ulrich Dopfer	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 193,125.00 at a price of EUR 5.15)

May 27, 2021	May 26, 2021	Ulrich Dopfer	Disposal of shares resulting from the exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 396,397.50 at a price of EUR 10.5706)

May 27, 2021	May 26, 2021	Ulrich Dopfer	Exercise of a stock option granted to the executive as part of his remuneration package (aggregated volume of EUR 193,125.00 at a price of EUR 5.15)

Except for the disclosures mentioned above, the Target has not made any further publications in accordance with the MAR in the last twelve months that are relevant at the date of the publication of the Offer Document.

22.	DESCRIPTION OF ACORN HOLDCO COMMON STOCK

In connection with the Business Combination, Acorn HoldCo will adopt a new certificate of incorporation and bylaws. The following description is a summary of certain material terms of the capital stock of Acorn HoldCo and is qualified in its entirety by reference to the applicable provisions of the DGCL, and to the certificate of incorporation and the bylaws of Acorn HoldCo.

22.1	Authorized Shares; Outstanding Shares

As of the date of the publication of the Offer Document, Acorn HoldCo has issued 1,000 shares of common stock with a par value of $0.01. The shares are fully drawn. Upon the consummation of the Business Combination, Acorn HoldCo will be authorized to issue 200 million shares of common stock with a par value of $0.01 per share. The corresponding resolution by ADTRAN as the sole shareholder of Acorn HoldCo was already passed at the date of the conclusion of the Business Combination Agreement. Furthermore, Acorn HoldCo is authorized to issue, upon the consummation of the Business Combination, 50 million shares of preferred stock, par value $0.01 per share, of which no preferred stock will be issued in the course of the Business Combination.

22.2	Acorn HoldCo Common Stock

22.2.1	Dividends

Holders of Acorn HoldCo common stock will be entitled to receive proportionately any dividends as may be declared by the Acorn HoldCo board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

22.2.2	Voting Rights; Amendments to the Certificate of incorporation

The holders of Acorn HoldCo common stock will be entitled to one vote for each share upon all matters presented to the shareholders.

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of Acorn HoldCo’s capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Acorn HoldCo’s certificate of incorporation will not alter this default amendment process.

22.2.3	Meetings of Stockholders

The annual meeting of the stockholders of Acorn HoldCo will be held at such place, if any, or by means of remote communication, and on such date and at such time as Acorn HoldCo’s board of directors may fix by resolution and as set forth in the notice of the meeting. Special meetings of stockholders will be held on such date and at such time and at such place, if any, either within or without the State of Delaware, United States, as shall be designated in the notice of meeting or by means of remote communication. Unless otherwise prescribed by law, special meetings of stockholders may only be called at any time by the chairman of the board, CEO, or the president or by order of the board of directors. Except as otherwise required by law, Acorn HoldCo stockholders will not entitled to call special meetings of stockholders.

Except as otherwise prescribed by law, Acorn HoldCo will provide a notice of each meeting of stockholders, in the form of a writing or electronic transmission, not more than sixty (60) nor less than ten (10) days before the date of such meeting. The notice will include the place, if any; date and time of the meeting; the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting; the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting; and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

22.2.4	Conversion Rights

No conversion, redemption or sinking fund provisions will apply to Acorn HoldCo common stock, and the holders of Acorn HoldCo common stock will not be subject to calls or assessments by Acorn HoldCo.

22.2.5	Pre-emtive Rights

Holders of Acorn HoldCo common stock will not entitled to preemptive or subscription rights with respect to any sale, exchange, offering or issuance of shares or other securities of Acorn HoldCo.

22.2.6	Cumulative Voting

Holders of Acorn HoldCo common stock will not be entitled to cumulative voting.

22.2.7	Existing Quotation

Acorn HoldCo shares of common stock are not currently listed or traded on any exchange.

22.2.8	Transferability

Acorn HoldCo common stock will be transferable in accordance with applicable law. As of the consummation of the Offer, and subject to applicable law, trading of Acorn HoldCo common stock will not be subject to any prohibitions on disposals or any restrictions with respect to the transferability of the Acorn HoldCo common stock.

22.2.9	Transfer Agent; Paying Agent and Registrar

The transfer agent and registrar for Acorn HoldCo common stock will be American Stock Transfer and Trust Company, LLC. The address and telephone number of American Stock Transfer and Trust Company, LLC are: 6201 15th Ave Ste 3K, Brooklyn, NY 11219, United States; Tel.: +1 (800) 937-5449.

22.3	Exercise of shareholder rights via the Central Registration Office

In order to facilitate the exercise of shareholders’ rights, in particular voting rights and participation in meetings of stockholders of Acorn HoldCo via Clearstream, Acorn HoldCo has concluded an agreement with ADEUS Aktienregister-Services-GmbH, Königinstrasse 28, 80802 Munich, Germany, which will act as the central registration office (“Central Registration Office”) from the completion of the Business Combination. The tasks of the Central Registration Office will include the publication of all relevant information required by shareholders to exercise their rights in the German Federal Gazette (Bundesanzeiger), as well as the assumption of administrative tasks within the logistics of participation and voting rights at general meetings of shareholders. Acorn HoldCo will maintain the Central Registration Office or a comparable service provider during the entire period of its listing at the Frankfurt Stock exchange.

22.4	General Provisions Governing a Change in Authorized Share Capital; Issuance of Common Stock

The DGCL provides that the authorized number of shares of a Delaware corporation must be set forth in the certificate of incorporation. Under the DGCL, Acorn HoldCo stockholders may authorize an additional number of shares by approving an amendment to the certificate of incorporation as described under “22.2.2 Voting Rights; Amendments to the Certificate of incorporation”.

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply as long as Acorn HoldCo common stock is listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of its common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.

The existence of unissued and unreserved common stock may enable the Acorn HoldCo board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Acorn HoldCo by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of its management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

22.5	General Provisions Governing a Liquidation of Acorn HoldCo; Liquidation and Distributions

Upon the liquidation, dissolution or winding up, any Business Combination or a sale or disposition of all or substantially all of Acorn HoldCo’s assets, the assets legally available for distribution to Acorn HoldCo stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

22.6	Reporting Requirements for Stockholders, Directors and Officers

Holders of Acorn HoldCo common stock shall be subject to certain reporting requirements under the Exchange Act.

Stockholders owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than 5 percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the stockholder is required to file a report on Schedule 13D, such a report must include information on, inter alia, the acquisition of securities by which the stockholder exceeded the 5 percent threshold and be filed within 10 days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than 5 percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than 10 percent of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than 5 percent of the class. A Schedule 13G filer must change to filing Schedule 13D within 10 days after beneficial ownership first equals or exceeds 20 percent of the class and is prohibited from voting or acquiring additional securities of the class until 10 days after the Schedule 13D is filed. Directors and officers of the issuer are not eligible to use Schedule 13G.

Directors and officers of the issuer with a registered class of equity securities, and any person or group that has beneficial ownership of more than 10 percent of such class, face additional requirements regarding the disclosure of ownership and equity trading. Each such director, officer, person or group will be considered an insider under Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Insiders must make an initial filing on Form 3 within 10 days after the filer’s becoming an insider and must disclose beneficial ownership of all securities of the issuer. Insiders must also file Form 4 reports disclosing transactions resulting in a change in beneficial ownership within two business days following the execution date of the transaction, except for limited types of transactions eligible for deferred reporting on Form 5. In addition, insiders are required to report on Form 5 within 45 days after the issuer’s fiscal year-end any transactions or holdings that should have been, but were not, reported on Form 3 or 4 during the issuer’s most recent fiscal year and any transactions eligible for deferred reporting.

If shares of Acorn HoldCo common stock are admitted to trading on the Frankfurt Stock Exchange, Acorn HoldCo will be subject to the provisions of the WpHG applicable to German domestic issuers (Inlandsemittenten) governing disclosure requirements for shareholdings. See the section of this Exemption Document titled “23 Comparison of Equityholders Rights before and after the Business Combination”.

22.7	Anti-Takeover Effects of Delaware Law, Acorn HoldCo’s Certificate of incorporation and Bylaws

Certain provisions of Delaware law, Acorn HoldCo’s certificate of incorporation and bylaws could make the acquisition of Acorn HoldCo more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of its management by making it more difficult for a person to remove or change the incumbent members of its board of directors.

22.7.1	Authorized but unissued preferred stock

Certain provisions of Delaware law, Acorn HoldCo’s certificate of incorporation and bylaws could make the acquisition of Acorn HoldCo more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of its management by making it more difficult for a person to remove or change the incumbent members of its board of directors.

22.7.2	No cumulative voting

Acorn HoldCo’s certificate of incorporation will not permit stockholders to cumulate votes in the election of directors.

22.7.3	Special meetings of stockholders

The bylaws will provide that, except as otherwise required by law, special meetings of stockholders can only be called by the chairman of the board, the chief executive officer, the president or Acorn HoldCo’s board of directors.

22.7.4	Stockholder Action by written Consent

The bylaws will provide that any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken and bearing the dates of the stockholders who signed the consent, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of its stock entitled to vote thereon were present and voted, unless its certificate of incorporation provides otherwise. Such written consent must be delivered by hand or by certified or registered mail, return receipt requested and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent received in accordance with the bylaws, a written consent or consents signed by a sufficient number of holders to take such action are delivered to Acorn HoldCo. Prompt notice of the taking of such action without a meeting and by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

22.7.5	Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

The bylaws will require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice must be properly furnished to Acorn HoldCo, in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the immediately following sentence, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Acorn HoldCo. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude Acorn HoldCo stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at meetings of stockholders. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the potential acquirer’s own slate of directors or otherwise attempting to obtain control of Acorn HoldCo.

22.7.6	Removal of Directors; Vacancies

Subject to Acorn HoldCo’s director resignation policy, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of Acorn HoldCo capital stock then entitled to vote in an election of directors, except as otherwise provided by applicable law. In addition, any newly created directorship on its board of directors that results from an increase in the number of directors and any vacancy occurring in its board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

22.7.7	Director Resignations

Director candidates must agree to tender, promptly following the annual meeting at which they are to be elected or re-elected as director, an irrevocable resignation in writing, which shall become effective only if (i) the director fails to receive a sufficient number of votes for an election in an uncontested election of directors and (ii) the board accepts their resignation in accordance with Acorn HoldCo’s director resignation policy. Once an incumbent director fails to receive a sufficient number of votes for election in an uncontested election, Acorn HoldCo’s Nominating and Corporate Governance Committee will consider on an expedited basis such director’s tendered resignation and make a recommendation to the board concerning the acceptance or rejection of such resignation (or any potential alternatives, including the rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons believed by the Nominating and Corporate Governance Committee in good faith to have substantially resulted in such director failing to receive the requisite votes). The board of directors will then expeditiously take formal action following the certification of the election results from the stockholders’ meeting at which the election occurred.

22.7.8	Delaware Business Combination Statue

Section 203 of the DGCL provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent by the affirmative vote of 66% (2/3) of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is, subject to certain exceptions, any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Acorn HoldCo will not opt out of Section 203 of the DGCL and will be subject to the provisions therein.

22.8	Exclusive Forum

Upon consummation of the business combination, Acorn HoldCo’s certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on Acorn HoldCo’s behalf; (ii) any action asserting a breach of fiduciary duty owed by any of Acorn HoldCo’s directors, officers, other employees or stockholders to it or its stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (iii) any action asserting a claim against Acorn HoldCo or its directors or officers arising pursuant to any provision of the DGCL or Acorn HoldCo’s certificate of incorporation or the bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of Acorn HoldCo’s certificate of incorporation or bylaws (as either may be amended and/or restated from time to time); (v) any action asserting a claim against Acorn HoldCo or its directors or officers that is governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, any other state court of the State of Delaware, or if no state court of the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware, will be the forum.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Acorn HoldCo’s certificate of incorporation will provide that, unless it consents in writing to the selection of an alternative forum, the federal district courts of the U.S. will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws.

Any person or entity that acquires Acorn HoldCo shares shall be deemed to have notice of and to have consented to the forum provisions in the certificate of incorporation.

23.	COMPARISON OF EQUITYHOLDERS RIGHTS BEFORE AND AFTER THE BUSINESS COMBINATION

This section describes the material differences between the rights of ADVA shareholders and ADTRAN stockholders before completion of the Business Combination, and the rights of holders of the Acorn HoldCo after the Business Combination. The differences between the rights of these respective shareholders result from the differences among German and Delaware law and the respective governing documents of ADTRAN, ADVA and Acorn HoldCo.

This section does not include a complete description of all differences among the rights of these respective shareholders, nor does it include a complete description of their specific rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. All ADTRAN stockholders and ADVA shareholders are urged to carefully read the relevant provisions of the DGCL, the German Stock Corporation Act, the Companies Act, the ADTRAN certificate of incorporation and bylaws, the ADVA articles of incorporation, and the form of the Acorn HoldCo certificate of incorporation and bylaws that will be in effect upon completion of the Business Combination. It is possible that the form of the Acorn HoldCo certificate of incorporation will change.

The following discussion of Acorn HoldCo shareholder rights relates to the rights of tendering ADVA shareholders upon completion of the Exchange Offer.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
Authorized Equity Interests
Common Shares. The share capital (Grundkapital) of ADVA amounts to €51,097,512 and is divided into 51,097,512 ordinary bearer shares, with no par value.	Common Stock. ADTRAN is authorized to issue up to 200 million shares of common stock, with a par value of $0.01 per share. As of September 30, 2021, there were 48,679,689	Common Stock. Upon completion of the Business Combination, Acorn HoldCo will be authorized to issue 200 million shares of common stock, par value $0.01 per

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
	shares of ADTRAN common stock outstanding.	share, of which 50 million million are expected to be outstanding upon completion of the Business Combination, assuming that all of the outstanding ADVA shares are validly tendered in the Offer and not properly withdrawn.

Preferred Shares. ADVA has no preferred shares.

The ADVA management board may increase ADVA’s share capital in accordance with the consent of the supervisory board until May 21, 2024, by a total of €24,965,477 against a contribution in cash or in kind for the issuance of 24,965,477 no par value ordinary bearer shares.

As of December 31, 2020, ADVA’s conditional capital 2011/I amounted to €4,703,470. The conditional capital serves exclusively to cover stock options granted to the members of the management board and employees of ADVA as well as members of the management boards and the employees of affiliated companies in accordance with the shareholder authorization granted at ADVA’s annual shareholders’ meetings in the years 2011 through 2021. The conditional capital increase is only implemented if the holders of such stock options exercise their rights.

	Preferred Stock. ADTRAN has no authorized preferred stock.	Preferred Stock. Upon completion of the Business Combination, Acorn HoldCo will be authorized to issue up to 50 million shares of preferred stock, with a par value of $0.01 per share, none of which are expected to be outstanding upon completion of the Business Combination.
Dividends/Distributions
In case any distributable net income within the meaning of the AktG is available, the shareholders may resolve as to the use of such income.

Holders of ADTRAN common stock are entitled to receive proportionately any dividends as may be declared by the ADTRAN board of directors.

Upon the liquidation, dissolution or winding up, any Business Combination or a sale or disposition of all or substantially all of ADTRAN’s

Holders of Acorn HoldCo common stock will be entitled to receive proportionately any dividends as may be declared by the Acorn HoldCo board of directors.

Upon the liquidation, dissolution or winding up, any Business Combination or a sale or disposition of all or

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
	assets, the assets legally available for distribution to ADTRAN stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any.	substantially all of Acorn HoldCo’s assets, the assets legally available for distribution to Acorn HoldCo stockholders will be distributable ratably among the holders of the common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any.
Annual Meeting of Equityholders
The ADVA shareholders have a general meeting of shareholders during the first six months of each fiscal year to vote, inter alia, on the exoneration (Entlastung) of the members of the management board and the supervisory board, on the appropriation of net income (if any), and on the appointment of the statutory auditor. The shareholders’ meeting also appoints the shareholders’ representatives to the supervisory board, when such appointment is due. Only shareholders that have provided timely registration to ADVA are eligible to participate in the meeting.	The annual meeting of the stockholders of ADTRAN are held at such place, if any, or by means of remote communication, and on such date and at such time as ADTRAN’s board of directors may fix by resolution and as set forth in the notice of the meeting.	The annual meeting of the stockholders of Acorn HoldCo will be held at such place, if any, or by means of remote communication, and on such date and at such time as Acorn HoldCo’s board of directors may fix by resolution and as set forth in the notice of the meeting.
	Except as otherwise prescribed by law, ADTRAN must provide a notice of each meeting of stockholders, in the form of a writing or electronic transmission, not more than sixty (60) nor less than ten (10) days before the date of such meeting. The notice is required to include the place, if any; date and time of the meeting; the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting; the record date for determining the	Except as otherwise prescribed by law, Acorn HoldCo must provide a notice of each meeting of stockholders, in the form of a writing or electronic transmission, not more than sixty (60) nor less than ten (10) days before the date of such meeting. The notice is required to include the place, if any; date and time of the meeting; the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting; the record date for determining the

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
	stockholders entitled to vote at the meeting, if such date is different from the record date from determining stockholders entitled to notice of the meeting; and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting; and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

ADVA has to publish the invitation to any shareholders meeting including the agenda in the German Federal Gazette (Bundesanzeiger).		Following listing of Acorn HoldCo common stock on the regulated market segment (Regulierter Markt) of the Frankfurt Stock Exchange, Acorn HoldCo will publish the invitation to any stockholders meeting including the agenda in the German Federal Gazette (Bundesanzeiger).
Special Meeting of Equityholders
Shareholders whose aggregate holding is equal to or exceeds five percent may request that an extraordinary shareholders’ meeting be convened. The request must be in writing and addressed to the management board. It has to state the purpose of and the reasons for such meeting.	Special meetings of stockholders may be held on such date and at such time and at such place, if any, either within or without the State of Delaware, as are designated in the notice of meeting or by means of remote communication. Unless otherwise prescribed by law, special meetings of stockholders may be called at any time by the Chairman of the board, the Chief Executive Officer, the President or by order of the board of directors. Except as otherwise required by law, ADTRAN stockholders are not entitled to call special meetings of stockholders.	Special meetings of stockholders may be held on such date and at such time and at such place, if any, either within or without the State of Delaware, as are designated in the notice of meeting or by means of remote communication. Unless otherwise prescribed by law, special meetings of stockholders may be called at any time by the Chairman of the board, the Chief Executive Officer, the President or by order of the board of directors. Except as otherwise required by law, Acorn HoldCo stockholders are not entitled to call special meetings of stockholders.
Voting Rights — General
Shareholders may only participate in and vote at general meetings if they register with the company by presenting proof of their share ownership at least six days prior to the shareholders meeting. Each	Holders of ADTRAN common stock are entitled to one vote for each share upon all matters presented to the shareholders. Holders of ADTRAN common	Holders of Acorn HoldCo common stock are entitled to one vote for each share upon all matters presented to the shareholders. Holders of Acorn

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

no-par value share gives its holder the right to cast one vote. Resolutions at the shareholders meeting will be adopted with a simple majority of the votes cast, unless applicable mandatory law or, where such deviation is allowed, the articles of association provide differently.

stock are not entitled to cumulative voting.

Under the DGCL, unless the certificate of incorporation requires a greater percentage, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of ADTRAN’s capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. ADTRAN’s certificate of incorporation does not alter this default amendment process.

HoldCo common stock are not entitled to cumulative voting.

Under the DGCL, unless the certificate of incorporation requires a greater percentage, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of Acorn HoldCo’s capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Acorn HoldCo’s certificate of incorporation does not alter this default amendment process.

Quorum
Neither the Regulation (EC) No 2157/2001 of 8 October 2001 on the Statute for a European company (“SE-Regulation”) nor the AktG nor ADVA’s articles of association (Satzung) has any minimum quorum requirement applicable to shareholders meetings.	At any meeting of shareholders, there must be the presence of the holders of record of at least a majority of the outstanding shares of capital stock entitled to vote or act at such meeting to constitute a quorum. If, however, a quorum is not present at any meeting of stockholders, the chair of the meeting or the stockholders entitled to vote thereat have the power, by the affirmative vote	At any meeting of shareholders, there must be the presence of the holders of record of at least a majority of the outstanding shares of capital stock entitled to vote or act at such meeting to constitute a quorum. If, however, a quorum is not present at any meeting of stockholders, the chair of the meeting or the stockholders entitled to vote thereat have the power, by the affirmative vote

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
	of a majority in voting power thereof, to adjourn the meeting until a quorum is present.	of a majority in voting power thereof, to adjourn the meeting until a quorum is present.

	Shares of capital stock owned by ADTRAN or by another corporation, if a majority of the shares of such other corporation entitled to vote in the election of directors is held by ADTRAN, shall not be counted for quorum purposes or entitled to vote.	Shares of capital stock owned by Acorn HoldCo or by another corporation, if a majority of the shares of such other corporation entitled to vote in the election of directors is held by Acorn HoldCo, shall not be counted for quorum purposes or entitled to vote.
Approval of Extraordinary Transactions

According to European and German law together with ADVA’s articles of association, certain resolutions of the meeting of shareholders require a majority of at least 75 percent of the votes cast and/or the share capital represented.

Such resolutions include:

•  amendments to the articles of association;

•  the exclusion of shareholders’ subscription rights in connection with capital increases;

•  entering into a domination and/ or profit and loss transfer agreement;

•  approval of measures of the management board when the supervisory board denied its approval;

•  dissolution of the company; and

•  significant asset disposals (around 80 % of company’s assets — so-called Holzmüller — resolutions after a landmark ruling of the German Federal Court of Justice).

In the case of a merger or consolidation, Section 251(c) of the DGCL requires that a majority of the outstanding stock entitled to vote approve of the merger or consolidation. However, under Section 251(f) of the DGCL, no approval by the stockholders of the surviving corporation in a merger is required if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; and (iii) either no shares of common stock of the surviving corporation are to be issued in the merger or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20 percent.

In the case of a merger or consolidation, Section 251(c) of the DGCL requires that a majority of the outstanding stock entitled to vote approve of the merger or consolidation. However, under Section 251(f) of the DGCL, no approval by the stockholders of the surviving corporation in a merger is required if: (i) the merger agreement does not amend the certificate of incorporation of the surviving corporation; (ii) each share of the surviving corporation’s stock outstanding prior to the merger remains outstanding in identical form after the merger; and (iii) either no shares of common stock of the surviving corporation are to be issued in the merger or, if common stock will be issued, it will not increase the number of shares of common stock outstanding prior to the merger by more than 20 percent.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

According to the Nasdaq listing standards, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company if, among other things:

•  the common stock has or will have upon issuance voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or

•  the number of shares of common stock to be issued is or will be equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the stock or securities.

According to the Nasdaq listing standards, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company if, among other things:

•  the common stock has or will have upon issuance voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock;

•  or the number of shares of common stock to be issued is or will be equal to or in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the stock or securities.

Limits on Ownership Concentration
ADVA’s articles of association (Satzung) do not contain provisions limiting ownership concentration. Further, under European or German law, there are no statutory limitations relating to ownership concentration.	Neither the certificate of incorporation nor the bylaws contain provisions limiting ownership concentration. See “(Anti-)Takeover Legislation” below for a discussion of Delaware law relating to limits on ownership concentration applicable in certain circumstances.	Neither the certificate of incorporation nor the bylaws contain provisions limiting voting concentration. See “(Anti-)Takeover Legislation” below for a discussion of Delaware law relating to limits on voting concentration applicable in certain circumstances.
Limits on Voting Concentration
ADVA’s articles of association (Satzung) do not place any limitations on voting concentration. Under European or German law, there are no statutory limitations relating to	Neither the certificate of incorporation nor the bylaws contain provisions limiting voting concentration. See “(Anti-)Takeover Legislation” below for a discussion of Delaware law relating to limits	Neither the certificate of incorporation nor the bylaws contain provisions limiting voting concentration. See “(Anti-)Takeover Legislation” below for a discussion of Delaware law relating to limits

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
voting concentration that are applicable to ADVA	on voting concentration applicable in certain circumstances.	on voting concentration applicable in certain circumstances.
Transfer Restrictions
ADVA has not imposed any transfer restrictions on its shares.	Shares of ADTRAN common stock are freely transferable in accordance with applicable law.	Shares of Acorn HoldCo common stock are freely transferable in accordance with applicable law.
Equityholder Proposals
Shareholders may request that an item be placed on the agenda if their combined shareholding is equal to or exceeds (i) five percent of the share capital, or (ii) the nominal amount of €500,000. Such requests must (i) be made in writing, (ii) be addressed to the management board, and (iii) state their purpose and their reasons. Requests that were properly made will be published in the German Federal Gazette (Bundesanzeiger). Shareholders may also submit counter proposals to the proposals made by the management and/or the supervisory board, and make election nominations to the supervisory board. Such proposals must, under certain circumstances, be published on the company’s website.	In order to propose business to be considered at an annual meeting, a stockholder must be a stockholder of record at the time notice of the meeting is given and the stockholder must be entitled to vote at that meeting. The stockholder must have provided timely notice to ADTRAN’s secretary setting forth, among other things, a brief description of the business desired to be brought before the meeting; the stockholder’s name and address; the class, series and number of ADTRAN shares owned beneficially or of record, directly or indirectly, by the stockholder; any material interest that they have in such proposed business; and a representation regarding whether the stockholder intends, or is part of a group that intends, to deliver a proxy statement and/or form of proxy to the holders of at least the percentage the voting power of ADTRAN’s outstanding capital stock reasonably believed by the stockholder to be sufficient to approve or adopt the proposal.

In order to propose business to be considered at an annual meeting, a stockholder must be a stockholder of record at the time notice of the meeting is given and the stockholder must be entitled to vote at that meeting. The stockholder must have provided timely notice to Acorn HoldCo’s secretary setting forth, among other things, a brief description of the business desired to be brought before the meeting; the stockholder’s name and address; the class, series and number of Acorn HoldCo shares owned beneficially or of record, directly or indirectly, by the stockholder; any material interest that they have in such proposed business; and a representation regarding whether the stockholder intends, or is part of a group that intends, to deliver a proxy statement and/or form of proxy to the holders of at least the percentage the voting power of Acorn HoldCo’s outstanding capital stock reasonably believed by the stockholder to be sufficient to approve or adopt the proposal.

	ADTRAN will not entertain any business that does not meet the requirements set forth in its bylaws. The bylaws are	Acorn HoldCo will not entertain any business that does not meet the requirements set forth in its bylaws.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
available in the “Corporate Governance” section of ADTRAN’s website at https://investors.adtran.com.
Advance Notice Requirements

For an ADVA shareholder to properly request business to be brought before an annual meeting, the shareholder or the shareholders:

•  must be a shareholder of ADVA at the time of the giving of notice for such annual meeting;

•  do not need to be entitled to vote in the annual meeting (except if voting rights are suspended in exceptional cases in which such shareholders may not issue a valid request);

•  must hold, alone or together with other shareholders supporting the request, shares of at least five percent of the issued share capital, or hold shares with an aggregate attributable value of €500,000;

•  must evidence that such shares (i) were held at least three months prior to the annual meeting to which business is requested to be brought (according to alternative opinions in legal literature, three months prior to receipt by ADVA of the notice of a particular request) and (ii) is continued to be held until the day on which an affirmative decision by ADVA (or a competent court) is reached on the publication of the requested agenda item; and

For business to be properly requested by an ADTRAN stockholder to be brought before an annual meeting, the business must be a proper matter for stockholder action under Delaware law and the stockholder must:

•  be a stockholder of record of ADTRAN at the time of the giving of the notice for such annual meeting and at the time of the meeting;

•  be entitled to vote at such meeting;

•  have given timely notice thereof in writing to the secretary of ADTRAN; and

•  have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of ADTRAN entitled to vote required to approve such business that the stockholder proposes to bring before the annual meeting and included in such materials the proposal solicitation notice, if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided ADTRAN with such a proposal solicitation notice.

For business to be properly requested by an Acorn HoldCo stockholder to be brought before an annual meeting, the business must be a proper matter for stockholder action under Delaware law and the stockholder must:

•  be a stockholder of record of Acorn HoldCo at the time of the giving of the notice for such annual meeting and at the time of the meeting;

•  be entitled to vote at such meeting;

•  have given timely notice thereof in writing to the secretary of Acorn HoldCo; and

•  have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of Acorn HoldCo entitled to vote required to approve such business that the stockholder proposes to bring before the annual meeting and included in such materials the proposal solicitation notice, if the stockholder, or the beneficial owner on whose behalf any business is brought before the meeting, has provided Acorn HoldCo with such a proposal solicitation notice.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
• must have given timely notice thereof in writing to ADVA, including a reason or a draft resolution for business.

Because ADVA is a public company, in order to be timely, a shareholder’s notice must be delivered to or mailed and received at ADVA not less than 30 calendar days prior to the annual meeting. The day of the receipt of the shareholder’s notice is not counted.

	To be timely, a stockholder’s notice must be properly furnished to ADTRAN, in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the immediately following sentence, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by ADTRAN.	To be timely, a stockholder’s notice must be properly furnished to Acorn HoldCo, in the case of an annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the immediately following sentence, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Acorn HoldCo.
Governance
ADVA has a two-tier board system consisting of the management board and the supervisory board. The ADVA management board leads ADVA and manages its business. It currently consists of Brian Protiva, Chief Executive Officer, Christoph Glingener, Chief	ADTRAN has a one-tier governing system. Its primary governing body, the board of directors, sets the policies of ADTRAN and directs its activities in accordance with ADTRAN’s certificate of incorporation, its bylaws, the DGCL, and other applicable	Acorn HoldCo has a one-tier governing system. Its primary governing body, the board of directors, sets the policies of Acorn HoldCo and directs its activities in accordance with Acorn HoldCo’s certificate of incorporation, its bylaws, the DGCL, and other applicable

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

Technology Officer and Chief Operating Officer, Ulrich Dopfer, Chief Financial Officer, and Scott St. John, Chief Marketing and Sales Officer. The supervisory board has authority to alter the number of members on the management board within the limits set by the articles of association which currently stipulate that the management board consists of two members.

The ADVA supervisory board supervises and advises the management board in the management of ADVA. The ADVA management board must obtain the ADVA supervisory board’s prior approval for certain transactions of particular importance as determined by the supervisory board. There are currently 3 members of the ADVA supervisory board, all of which are shareholder representatives and none of which employee representatives.

laws and regulations. The board of directors has delegated certain of its authorities to committees, including ADTRAN’s Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. ADTRAN’s directors are elected by the stockholders of ADTRAN and hold office for a term of one year from the date of the annual meeting of stockholders or until election or qualification of a successor. ADTRAN’s bylaws states that the board of directors shall consist of one or more members, and that the exact number of directors will be fixed from time to time by resolution adopted by a majority of the whole board.

laws and regulations. The board of directors has delegated certain of its authorities to committees, including Acorn HoldCo’s Audit Committee, the Nominating and Corporate Governance Committee and the compensation committee. Acorn HoldCo’s directors are elected by the stockholders of Acorn HoldCo and hold office for a term of one year from the date of the annual meeting of stockholders or until election or qualification of a successor. Acorn HoldCo’s bylaws states that the board of directors shall consist of one or more members, and that the exact number of directors will be fixed from time to time by resolution adopted by a majority of the whole board. Acorn HoldCo intends to increase the size of its board of directors following the closing date as described in the section of this Exemption Document titled “19.6.2 Corporate Governance of Acorn HoldCo before the Business Combination”.

	ADTRAN’s board of directors elects executive officers of ADTRAN from time to time. The term of office of the executive officers is one year and until their respective successors are elected and qualified or until their earlier death, resignation, or removal, except if any such officer is elected to fill a vacancy, in which case they will serve until the first meeting of the board of directors after the next annual meeting of stockholders.	Acorn HoldCo’s board of directors elects executive officers of Acorn HoldCo from time to time. The term of office of the executive officers is one year and until their respective successors are elected and qualified or until their earlier death, resignation, or removal, except if any such officer is elected to fill a vacancy, in which case they will serve until the first meeting of the board of directors after the next annual meeting of stockholders.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
Nomination and Appointment of Directors

The ADVA supervisory board is responsible for the appointment of the members to the ADVA management board and the revocation of such appointment.

The shareholder representatives at the ADVA supervisory board are elected for a term of office ending at the closing of the general meeting of shareholders which votes on the approval for the third fiscal year after the commencement of the term of office, not including such fiscal year in which the term of office has commenced. The general meeting of shareholders may, with regard to the shareholder representatives, set a shorter term of office for one or several shareholder representatives.

Nominations may be made only at an annual stockholder meeting or special meeting called for the purpose of electing directors (1) by or at the direction of the board of directors or (2) by a stockholder of record who has complied with the procedures for submitting a nomination solicitation notice to the corporation and has delivered the nomination solicitation notice and, if such stockholder of record represented that they would do so, a proxy statement and form of proxy to at least the minimum percentage of stockholders required to approve such nomination.

Nominations may be made only at an annual stockholder meeting or special meeting called for the purpose of electing directors (1) by or at the direction of the board of directors or (2) by a stockholder of record who has complied with the procedures for submitting a nomination solicitation notice to the corporation and has delivered the nomination solicitation notice and, if such stockholder of record represented that they would do so, a proxy statement and form of proxy to at least the minimum percentage of stockholders required to approve such nomination.

Directors are elected each year at the annual meeting of stockholders, or at a special meeting in lieu of the annual meeting called for such purpose, by a majority of votes cast; provided, however, that, directors are elected by a plurality of the votes cast at any meeting of stockholders for which (i) ADTRAN has received notice that a stockholder has nominated a person in compliance with its bylaws and (ii) the nomination has not been withdrawn on or prior to the tenth (10th) day preceding the date ADTRAN first mails its notice of meeting for such meeting to the stockholders.

Directors will be elected each year at the annual meeting of stockholders, or at a special meeting in lieu of the annual meeting called for such purpose, by a majority of votes cast; provided, however, that, directors are elected by a plurality of the votes cast at any meeting of stockholders for which (i) Acorn HoldCo has received notice that a stockholder has nominated a person in compliance with its bylaws and (ii) the nomination has not been withdrawn on or prior to the tenth (10th) day preceding the date Acorn HoldCo first mails its notice of meeting for such meeting to the stockholders.

	Directors candidates must agree to tender, promptly following the annual meeting at which they are to be elected or re-elected as director, an	Directors candidates must agree to tender, promptly following the annual meeting at which they are to be elected or re-elected as director, an

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
	irrevocable resignation in writing, which shall become effective only if (i) the director fails to receive a sufficient number of votes for an election in an uncontested election of directors and (ii) the board accepts their resignation in accordance with the Director Resignation Policy. Once an incumbent director fails to receive a sufficient number of votes for election in an uncontested election, ADTRAN’s Nominating and Corporate Governance Committee will consider on an expedited basis such director’s tendered resignation and make a recommendation to the board concerning the acceptance or rejection of such resignation (or any potential alternatives, including the rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons believed by the Nominating and Corporate Governance Committee in good faith to have substantially resulted in such director failing to receive the requisite votes). The board of directors will then expeditiously take formal action following the certification of the election results from the stockholders’ meeting at which the election occurred.	irrevocable resignation in writing, which shall become effective only if (i) the director fails to receive a sufficient number of votes for an election in an uncontested election of directors and (ii) the board accepts their resignation in accordance with the Director Resignation Policy. Once an incumbent director fails to receive a sufficient number of votes for election in an uncontested election, Acorn HoldCo’s Nominating and Corporate Governance Committee will consider on an expedited basis such director’s tendered resignation and make a recommendation to the board concerning the acceptance or rejection of such resignation (or any potential alternatives, including the rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons believed by the Nominating and Corporate Governance Committee in good faith to have substantially resulted in such director failing to receive the requisite votes). The board of directors will then expeditiously take formal action following the certification of the election results from the stockholders’ meeting at which the election occurred.

	Newly created directorships resulting from an increase in the numbers of directors and any vacancies on the board of directors may be filled by majority vote of the remaining directors, even if they constitute less than a quorum, or by a sole remaining director (and not by stockholders). The newly appointed director will	Newly created directorships resulting from an increase in the numbers of directors and any vacancies on the board of directors may be filled by majority vote of the remaining directors, even if they constitute less than a quorum, or by a sole remaining director (and not by stockholders). The newly appointed director will

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
	serve for the unexpired term, or, in the case of a newly created directorship, for a term which expires contemporaneously with the terms of directors then qualified and serving.	serve for the unexpired term, or, in the case of a newly created directorship, for a term which expires contemporaneously with the terms of directors then qualified and serving.
Removal of Directors
Under the provisions of the SE-Regulation and the AktG, the authority to remove members of the management board lies solely with the supervisory board. Dismissal always requires good cause, an example of which is the revocation of confidence at a shareholders’ meeting by a majority of the votes cast on the matter. The members of the supervisory board are removed and/or replaced by the shareholders’ meeting. Such resolution requires 75 % of the votes cast. If a member of supervisory board, for whatever reason, ceases to hold the office, a replacement member will be elected for the remaining term of the replaced member. Any member of the supervisory may, at any time, with or without good cause, resign from office by written letter of resignation.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of ADTRAN capital stock then entitled to vote in an election of directors, except as otherwise provided by applicable law.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of Acorn HoldCo capital stock then entitled to vote in an election of directors, except as otherwise provided by applicable law.
Amendments to Articles of Association and Certificate of Incorporation
Amendments to the articles of association (Satzung) require a shareholders’ resolution passed with a majority of 75% of the share capital participating in the vote. The supervisory board is empowered to make amendments to the articles of association restricted to their wording.	Under the DGCL, unless the certificate of incorporation requires a greater vote, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of ADTRAN’s	Under the DGCL, unless the certificate of incorporation requires a greater vote, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of Acorn

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. ADTRAN’s certificate of incorporation does not alter this default amendment process.

HoldCo’s capital stock will be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Acorn HoldCo’s certificate of incorporation will not alter this default amendment process.

Amendments to Governing Documents
ADVA’s supervisory board may amend the rules of procedure of the management board and of the supervisory board with simple majority of the votes cast.	The ADTRAN bylaws provide that the bylaws may be amended, altered, or repealed, or new bylaws may be adopted, at any meeting of stockholders by the vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat, provided that, in the case of a special meeting, notice that an amendment is to be considered and acted upon shall be inserted in the notice or waiver of notice of said meeting. The ADTRAN bylaws may also be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the whole board of directors.	The Acorn HoldCo bylaws will provide that the bylaws may be amended, altered, or repealed, or new bylaws may be adopted, at any meeting of stockholders by the vote of the holders of not less than a majority of the outstanding shares of stock entitled to vote thereat, provided that, in the case of a special meeting, notice that an amendment is to be considered and acted upon shall be inserted in the notice or waiver of notice of said meeting. The Acorn HoldCo bylaws may also be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the whole board of directors.
Appraisal or Dissenter’s Rights
An appraisal proceeding (Spruchverfahren) is available to ADVA shareholders under the German Appraisal Proceedings Act (Spruchverfahrensgesetz).	Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation.	Under the DGCL, in certain situations, appraisal rights may be available in connection with a merger or a consolidation.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
Under this Act, a court can be asked to determine the adequacy of the consideration or compensation paid to minority shareholders in certain corporate transactions, including (1) the consolidation or merger of companies according to the provisions of the German Transformation Act (Umwandlungsgesetz); (2) the conclusion of a domination and/or profit and loss transfer agreement; and (3) the squeeze-out of minority shareholders pursuant to Sections 327a et seq. of the AktG or Section 62(5) of the German Transformation Act. In each of these circumstances, the shareholder seeking the adequacy determination must comply with the procedural requirements specified in the applicable statutory provision.

Appraisal rights are not available under the DGCL to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger in accordance with Section 251(f) of the DGCL. In addition, no appraisal rights are available under the DGCL to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, the DGCL provides that appraisal rights will be available to the stockholders of a corporation if the stockholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation, or depositary receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts; or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts as described above.

Appraisal rights are not available under the DGCL to stockholders of the surviving corporation when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger in accordance with Section 251(f) of the DGCL. In addition, no appraisal rights are available under the DGCL to holders of shares of any class of or series of stock which is either listed on a national securities exchange or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, the DGCL provides that appraisal rights will be available to the stockholders of a corporation if the stockholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depositary receipts in respect thereof; (ii) shares of stock of any other corporation, or depositary receipts in respect thereof, which shares of stock (or depositary receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depositary receipts; or (iv) any combination of the shares of stock, depositary receipts and cash in lieu of fractional shares or fractional depositary receipts as described above.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
Preemptive Rights
In principle, shareholders must be granted a preferential subscription right to shares newly issued after a capital increase in proportion to the shares they already hold in the company’s share capital. However, such preferential subscription rights can be excluded if the shareholders resolution on the capital increase so authorizes the management board accordingly. An exclusion requires a majority of 75% of the share capital participating in the vote to be in favor of such a resolution. The management board has to report in writing the reasons for the exclusion. Regarding the Authorized Capital 2021/I, the management board may, subject to certain limitations and the supervisory board’s consent, increase the capital without offering subscription rights.	Holders of ADTRAN common stock do not have preemptive or subscription rights to purchase or have offered to them for purchase any shares or other securities of ADTRAN.	Holders of Acorn HoldCo common stock will not have preemptive or subscription rights to purchase or have offered to them for purchase any shares or other securities of Acorn HoldCo.
Rights of Purchase and Reduction of Share Capital
On the basis and within the limits of an authorization granted by the general meeting on May 22, 2019, ADVA may acquire its own shares until May 21, 2024. The acquired shares may not exceed ten percent of the company’s share capital. The authorization sets forth a highest and a lowest possible price. As of the date of the publication of the Offer Document, ADVA has not made use of this authorization.	The board of directors can authorize ADTRAN to purchase or to redeem shares of the corporation at any time and for any reason in exchange for consideration determined by the board of directors and not specifically prohibited by law.	The board of directors will be able to authorize Acorn HoldCo to purchase or to redeem shares of the corporation at any time and for any reason in exchange for
Equityholder Suits
Shareholders may take actions against the company to contest resolutions of the general meeting, if they (i) were present at the meeting, and (ii) have	Under the DGCL, stockholders may bring derivative litigation against a corporation if the corporation does not enforce its own rights. A stockholder must	Under the DGCL, stockholders may bring derivative litigation against a corporation if the corporation does not enforce its own rights. A stockholder must

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
objected to any or all of the resolutions in the minutes (Anfechtungsklage). Such action must be taken within one month after the resolutions were passed in the meeting. There are, however, no class actions under German law. Shareholders are, in principle, not permitted to file derivative suits, not even in the case of a severe breach of duty by the members of the management and/or the supervisory board. Any claims for damages the company might have against the members of the boards may, as a general rule, be asserted only by the company itself. If claims are made against the members of the management board, the company is represented by the supervisory board and vice-versa. In a landmark ruling, the German Federal Court of Justice (Bundesgerichtshof) held that a stock corporation’s supervisory board is, in principle, obliged to assert claims for damages against members of the management board if (i) the claims are likely to be successful, and (ii) no important company interests conflict with such an assertion. Should the supervisory board decide not to pursue such claims, the shareholders may oblige them to by resolution in the general meeting that requires a simple majority of the votes cast. Damages claims must then be brought within six months of the date of the shareholders resolution. The general meeting may also appoint a special representative to assert such claims. Upon the petition of shareholders with a combined holding of (i) at least ten percent of the shared capital, or (ii) €1,000,000, and if such appointment is required to make a demand upon the board before bringing a derivative suit, unless the demand is excused. A stockholder bringing a derivative suit must (i) have been a stockholder at the time of the wrong complained of or the stockholder must have received stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong and (ii) remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action have been met.

make a demand upon the board before bringing a derivative suit, unless the demand is excused. A stockholder bringing a derivative suit must (i) have been a stockholder at the time of the wrong complained of or the stockholder must have received stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong and (ii) remain a stockholder throughout the litigation. There is no requirement under the DGCL to advance the expenses of a lawsuit to a stockholder bringing a derivative suit.

An individual also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action have been met.

Upon consummation of the Business Combination, Acorn HoldCo’s certificate of incorporation will provide for the exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
properly assert the claims, the court must appoint a special representative who is different from the members of the management board, the members of the supervisory board, and the special representatives appointed at the general meeting. Shareholders who jointly hold at least (i) one percent of the share capital, or (ii) €100,000 may, under certain circumstances, file a claim for damages on behalf of the company. They need to establish that (i) they have acquired the shares prior to the alleged breach of duty, (ii) they called on the company to itself bring an action within a reasonable period of time, and (iii) there are facts justifying the suspicion that the company has been damaged by dishonest conduct or gross violations of the law or the articles of association. The court will then only permit the action to be brought if no overriding grounds in terms of the company’s best interest contravene the assertion of the claim.
Rights of Inspection

European and German law does not permit shareholders to inspect corporate books and records. However, Section 131 of the AktG provides each shareholder with a right to information at the general meeting of the shareholders, to the extent that such information is necessary to permit a proper evaluation of the relevant item on the agenda.

The right to information is a right only to oral information at a general meeting of the shareholders. Information may be given in writing to shareholders, but they are neither entitled to

	Under the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the proper purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from, ADTRAN’s stock ledger, its list of stockholders and its other books and records.	Under the DGCL, any stockholder, in person or by attorney or other agent, shall, upon written demand under oath stating the proper purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to make copies and extracts from, Acorn HoldCo’s stock ledger, its list of stockholders and its other books and records.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
receive written information nor to inspect any documents of ADVA. As a practical matter, shareholders may receive certain written information about ADVA through its public filings with the commercial register (Handelsregister) and the German Federal Gazette and other places where documents of ADVA are made publicly available.
Conflict of Interest Transactions

Under European and German law, the members of the ADVA management board are subject to a statutory non-compete provision. If this duty is breached, the member of the ADVA management board is liable for damages or ADVA can demand to receive any profits or compensation the individual has received or will receive through the competing transaction. Other conflicts of interest may have to be disclosed to the ADVA supervisory board, in particular if the member of the management board is unable to perform his fiduciary duties correctly.

Under certain circumstances, transactions with related parties (as defined by IFRS as described in detail in section 111a (1) sentence 2 of the German Stock Corporation Act) require prior approval by the supervisory board and must be made public. Related parties in this context include, among others, the members of the management board and supervisory board, close members of their families and, as a general rule, anyone directly or indirectly holding at least 20 percent of voting rights. The approval and publication requirement is only triggered if the transaction with the related

	Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.	Section 143 of the DGCL provides that a corporation may lend money to, or guarantee any obligation incurred by, its officers or directors if, in the judgment of the board of directors, the loan or guarantee may reasonably be expected to benefit the corporation. Section 144 of the DGCL provides that any other contract or transaction between the corporation and one or more of its directors or officers is neither void nor voidable solely because the interested director or officer was present, participates or votes at the board or board committee meeting that authorizes the contract or transaction, if either: (i) the director’s or officer’s interest is made known to the disinterested directors or the stockholders of the corporation, who thereafter approve the transaction in good faith; or (ii) the contract or transaction is fair to the corporation as of the time it is approved or ratified by either the board of directors, a committee thereof, or the stockholders.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

party concerns transfer of an asset or the granting of a right to use, in each case with or without consideration, and if the economic value of the transaction (individually or together with other transactions with the same related party in the same business year) exceeds 1.5% of the sum of the company’s fixed and current assets as calculated on the basis of the company’s last consolidated annual financial statements. Exemptions exist, inter alia, for transactions in the ordinary business concluded at arm’s length terms.

Any contract according to which a member of the ADVA supervisory board is to provide services to ADVA beyond his or her statutory duties as an ADVA supervisory board member requires approval of the ADVA supervisory board to be valid. Any compensation received for such services must be repaid to ADVA if the ADVA supervisory board did not approve the underlying contract. In all other cases of conflicts of interests an ADVA supervisory board member is obligated to act according to his or her duties of care and loyalty.

Beyond this there is no clear rule under German law for the treatment of such conflicts, but the German Corporate Governance Code stipulates that the conflicts of interest are to be disclosed to the supervisory board and that permanent conflicts of interest will result in the termination of the conflicted board member’s service agreement.

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

Indemnification of Officers and Directors

A European stock corporation may not limit or eliminate the personal liability of the members of its boards for damages due to a breach of duty in their official capacity.

However, they may waive such claims if (i) more than three years have lapsed since the claim arose, and (ii) the general meeting approves of the waiver. However, a minority of shareholders whose combined shares are equivalent to at least 10% of the outstanding share capital may object to the approval of the general meeting of the shareholders and thus render any such waiver null and void.

ADVA may indemnify its officers (Leitende Angestellte). Under certain circumstances, German labor law even requires a stock corporation to provide such indemnification. However, ADVA may not, as a general matter, indemnify members of the ADVA management board or the ADVA supervisory board where such members are liable towards ADVA based on a breach of their fiduciary duties or other obligations towards ADVA.

Within certain limitations set forth by the law, a European stock corporation may purchase directors and officers insurance. Such insurance must include a deductible of at least 10 percent of the damages (capped by 150 percent of the annual fixed salary of the respective member of the management board) to be borne by a member of the management board.

In addition, European and German law may permit a

The certificate of incorporation contains provisions for the indemnification of ADTRAN directors, officers, employees and certain other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from indemnified individuals.

Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding; provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

The certificate of incorporation contains provisions for the indemnification of Acorn HoldCo directors, officers, employees and certain other agents to the fullest extent permitted by the DGCL. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from indemnified individuals.

Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding; provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

corporation to indemnify a member of the ADVA management board or the ADVA supervisory board for attorneys’ fees incurred if such member is the prevailing party in a suit in a country, such as the United States, where prevailing parties are required to bear their own costs, and if European and German law would have required the other party to pay such member’s attorneys’ fees had the suit been brought in Germany.

Additionally, the DGCL provides that a Delaware corporation may indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that to, the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to directly above or in the defense of any claim, issue or matter therein, he or she is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

cause to believe the person’s conduct was unlawful.

Additionally, the DGCL provides that a Delaware corporation may indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that to, the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to directly above or in the defense of any claim, issue or matter therein, he or she is entitled to indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

	Under the DGCL, a Delaware corporation may also purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.	Under the DGCL, a Delaware corporation may also purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.

(Anti-)Takeover Legislation

Public offers to acquire certain market traded equity securities of Germany-based stock corporations are all governed by WpÜG if the stock of those	The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers and from actions following such a	The DGCL contains a business combination statute that protects domestic corporations from hostile takeovers and from actions following such a

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

corporations is admitted to trading on a regulated market in Germany or anywhere within the European Economic Area. This is regardless of whether the consideration be paid in stock, in cash, or in a combination of both an irrespective of the size or the purpose of the acquisition.

Once a party has decided it wants to submit a public offer, it is obliged to announce this intention promptly and publicly. Prior to this announcement, the offeror has to notify BaFin as the competent regulatory authority as well as the management of the stock exchanges where the company’s stock is traded. The offeror has to submit a detailed offer document to BaFin within four weeks of the announcement. In complicated cross-border offers, the offer document can be submitted within eight weeks of the announcement. If, after review, BaFin approves of it, the offer document has to be published without undue delay. It must be posted on the internet and be either (i) published in the German Federal Gazette, or (ii) made available free of charge at a suitable domestic agency. The offer must remain open for no less than four and, in principle, no more than ten weeks. This offer period will automatically be extended (i) if the offer is modified within the offer period’s last two weeks, or (ii) if during this period a third party makes a competing offer.

Under the WpÜG, a shareholder is deemed to have gained control of a company if it holds 30 percent or more of its voting rights. An offer aimed at gaining control of the company (“Takeover Offer”) must be

	takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Subject to certain exceptions, Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may “opt out” of these provisions with an	takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Subject to certain exceptions, Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may “opt out” of these provisions with an

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
extended to all remaining shareholders. Anyone reaching this threshold – outside of a Takeover Offer – is also obliged to offer all other shareholders to acquire their stock (“Mandatory Offer”). In both cases the offer must be made in a nondiscriminatory manner. The consideration – be it in cash, in stock, or in a combination of both – must be adequate. This means that it must be greater than the higher of (i) the weighted average stock exchange price of the target’s shares during the last three months prior to the publication of the intention to launch an offer; or (ii) the highest consideration paid or agreed upon by the offeror for the acquisition of shares in the target company within the last six months prior to the publication of the offer document, including off-market block trades.	express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. ADTRAN has not opted out Section 203 of the DGCL and is subject to the provisions therein.	express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Acorn HoldCo has not opted out Section 203 of the DGCL and is subject to the provisions therein.

Exclusion of Minority Shareholders
A principal shareholder (Hauptaktionär) may commence a squeeze-out transaction with respect to ADVA ordinary shares that the principal shareholder does not already own. A squeeze-out transaction may be effected pursuant to either Sections 327a et seq. of AktG (if the principal shareholder holds at least 95 percent of ADVA’s issued share capital (Grundkapital)), pursuant to Sections39a et seq. of WpÜG (if the principal shareholder holds at least 95 percent of ADVA’s voting share capital (stimmberechtigtes Grundkapital)), or pursuant to Section 62(5) of the German Transformation Act (Umwandlungsgesetz) (if the principal shareholder holds at	Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s stockholders and without the approval of the subsidiary’s board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation or a corporation organized in a domestic or alien jurisdiction that permits a	Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of stock of its subsidiary that are entitled to vote on a merger, the parent’s board of directors is authorized to merge itself into the subsidiary or to merge the subsidiary corporation into the parent without the approval of either corporation’s stockholders and without the approval of the either corporation’s stockholders and without the approval of the subsidiary’s board of directors; provided that one of the companies involved in such merger is a Delaware corporation, while the other is either a Delaware corporation

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
least 90 percent of ADVA’s issued share capital (Grundkapital)), as the result of which ordinary shares of remaining ADVA shareholders would be automatically converted into the right to receive compensation in cash or a combination of stock and cash, as applicable. German law does not allow for a squeeze-out transaction if ADTRAN holds an amount of ADVA ordinary shares that is less than the percentages referred to above.

corporation of such jurisdiction to merge with a corporation of another jurisdiction.

When completing a short form merger under the DGCL, where all of the shares of the subsidiary corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such stockholder’s right to seek appraisal.

or a corporation organized in a domestic or alien jurisdiction that permits a corporation of such jurisdiction to merge with a corporation of another jurisdiction.

When completing a short form merger under the DGCL, where all of the shares of the subsidiary corporation are not owned by the parent corporation, a company has a statutory duty to send the target stockholders a copy of Section 262 of the DGCL, Delaware’s appraisal statute, and a notice informing them about the approval of the merger, the effective date of the merger and such stockholder’s right to seek appraisal.

Disclosure of Significant Ownership of Shares

The WpHG obliges any person to give notification if certain thresholds of voting interest in a German stock corporation are reached, exceeded or fallen below. Those thresholds are 3, 5, 10, 15, 20, 25, 30, 50 and 75 percent. The notification must be given in writing to the issuer and BaFin, as the competent authority, without undue delay, but no later than within four trading days.

The voting interest relevant for the disclosure thresholds also includes attributed shares. Shares will, inter alia, be attributed (i) if a person controls a third party holding the shares, and (ii) if a third party holds shares on behalf of the other person. Further, anyone holding, directly or indirectly, instruments either (i) giving their holder the unconditional right or discretion to acquire already issued shares of

Stockholders of ADTRAN owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than 5 percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the stockholders required to file a report on Schedule 13D, such a report must include information on, inter alia, the acquisition of securities by which the stockholder exceeded the 5 percent threshold and be

Stockholders of Acorn HoldCo owning more than 5 percent of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than 5 percent of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the stockholder is required to file a report on Schedule 13D, such a report must include information on, inter alia, the acquisition of securities by which the stockholder exceeded the 5 percent threshold and be

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders

ADVA to which voting rights are attached, or (ii) relating to such shares and having a similar economic effect, whether or not conferring a right to a physical settlement, must, without undue delay, but in any event within four trading days, simultaneously notify the issuer and BaFin if the above mentioned thresholds have been reached, exceeded or fallen below.

ADVA must publish these notifications without undue delay, but in any event within three trading days of receiving them. ADVA must also, without undue delay but not before publication, file the notification with the companies register (Unternehmensregister) and simultaneously report the publication to BaFin.

Once the issuer receives a notification of the shareholders, it must publish the notification within three trading days. Also, the notification must be filed with the companies register and the publication must be reported to BaFin. Anyone reaching the threshold of 30 percent must, within seven calendar days, publish this fact and make a public Mandatory Offer. See “(Anti-)Takeover Legislation” above.

filed within 10 days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than 5 percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A file must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than 10 percent of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than 5 percent of the class. A Schedule 13G filer must change to filing Schedule 13D within 10 days after the filer’s beneficial ownership first equals or exceeds 20 percent of the class and is prohibited from voting or acquiring additional securities of the class until 10 days after the Schedule 13D is filed. Directors and officers of the issuer are not eligible to use Schedule 13G.

filed within 10 days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13D is often filed in connection with a tender offer. Any material changes in the facts contained in the schedule necessitates the prompt filing of an amendment. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than 5 percent of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than 10 percent of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than 5 percent of the class. A Schedule 13G filer must change to filing Schedule 13D within 10 days after the filer’s beneficial ownership first equals or exceeds 20 percent of the class and is prohibited from voting or acquiring additional securities of the class until 10 days after the Schedule 13D is filed. Directors and officers of the issuer are not eligible to use Schedule 13G.

If Acorn HoldCo common stock is admitted to trading on

ADVA Shareholders	ADTRAN Stockholders	Acorn HoldCo Stockholders
the regulated market segment (Regulierter Markt) of the Frankfurt Stock Exchange, the rules on disclosure of significant ownership of shares as described in the left column under this heading “—Disclosure of Significant Ownership of Shares” that apply to ADVA and its stockholders (except for the referenced provisions of WpÜG) will also apply to Acorn HoldCo and its stockholders.

24.	WARNING ON TAX CONSEQUENCES

The tax legislation of the country of residence of a potential acquirer of shares in Acorn HoldCo or of a jurisdiction in which a potential acquirer is subject to taxation, as well as the tax legislation of the country of residence of Acorn HoldCo, may affect the income received from shares in Acorn HoldCo.

Prospective acquirers of shares in Acorn HoldCo are advised to consult with their own tax advisor regarding the tax consequences of acquiring, holding and disposing of shares.

25.	FINANCIAL INFORMATION

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements of Acorn HoldCo, Inc.

as of September 30, 2021 and for the Period from August 10, 2021 (Inception) through September 30, 2021

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Acorn HoldCo, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Acorn HoldCo, Inc. and its subsidiary (the “Company”) as of September 30, 2021, and the related consolidated statements of operations and comprehensive income, of changes in stockholder’s equity and of cash flows for the period from August 10, 2021 (inception) through September 30, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021, and the results of its operations and its cash flows for the period from August 10, 2021 (inception) through September 30, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that (i) relate to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. We determined there are no critical audit matters.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

November 8, 2021

We have served as the Company’s auditor since 2021.

ACORN HOLDCO, INC.

CONSOLIDATED BALANCE SHEET

(dollars, share and per share data in actuals)

As of September 30, 2021
Assets
Current assets:
Cash and cash equivalents	$10

Total current assets	$10

Total assets	$10

Liabilities and stockholder’s equity

Total liabilities	$—
Stockholder’s equity:
Common stock, $0.01 par value, 1,000 shares authorized, issued and outstanding	10

Total stockholder’s equity	$10

Total liabilities and stockholder’s equity	$10

See accompanying notes to consolidated financial statements.

ACORN HOLDCO, INC.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

(dollars in actuals)

August 10, 2021 (Inception) through September 30, 2021
Revenue	$—
Cost of Revenue	—

Gross Profit	$—

Operating Income	$—

Income Before Income Taxes	—

Net Income and Comprehensive Income	$—

See accompanying notes to consolidated financial statements.

ACORN HOLDCO, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

(dollars and shares in actuals)

	Common Shares	Common Stock	Total Stockholder’s Equity
Balance as of August 10, 2021 (Inception)	—	$—	—
Issuance of shares	1,000	$10	$10

Balance as of September 30, 2021	1,000	$10	$10

See accompanying notes to consolidated financial statements.

ACORN HOLDCO, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in actuals)

August 10, 2021 (Inception) through September 30, 2021
Net cash provided by operating activities	$—
Net cash provided by investing activities	$—
Cash flows from financing activities:	—
Proceeds from issuance of common shares	10
Net cash provided by financing activities	$10
Net increase (decrease) in cash and cash equivalents	10
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$10

See accompanying notes to consolidated financial statements.

ACORN HOLDCO, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Nature of Business and Basis of Presentation

Acorn HoldCo, Inc., (“Acorn HoldCo” or the “Company”), was incorporated as a corporation under the laws of Delaware on August 10, 2021. Acorn HoldCo was formed for the purposes of effecting the proposed business combination between ADTRAN, Inc. (“ADTRAN”) and ADVA Optical Networking SE (“ADVA”). ADTRAN and ADVA entered into a business combination agreement on August 30, 2021, still subject to shareholder approval, agreeing to combine their businesses through a merger and exchange offer, respectively, and become subsidiaries of Acorn HoldCo. Following the consummation of the proposed business combination ADTRAN will become a subsidiary of Acorn HoldCo through a merger of Acorn MergeCo, Inc., a wholly-owned direct subsidiary of Acorn HoldCo, and ADTRAN, with ADTRAN surviving the merger, and ADVA will become a subsidiary of Acorn HoldCo through an exchange offer of ADVA shares for Acorn HoldCo shares. As a result, ADTRAN and ADVA will become subsidiaries of Acorn HoldCo.

Acorn HoldCo has no operating history and to date, Acorn HoldCo has not conducted any material activities other than those incidental to its formation and the matters contemplated by the business combination agreement of ADTRAN and ADVA. Acorn HoldCo does not have any material assets and the management of Acorn HoldCo has not resolved to make any future investments other than in relation to the proposed business combination. ADTRAN is currently the only stockholder of Acorn HoldCo.

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as set forth in the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). The consolidated financial statements include the accounts of Acorn HoldCo and its wholly-owned direct subsidiary. All intercompany accounts and transactions have been eliminated.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

All cash as of the balance sheet date was cash on hand, held in deposit.

Income Taxes

Acorn HoldCo is treated as a subchapter C corporation, and therefore, is subject to both federal and state income taxes. The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from the difference between financial and tax bases of our assets and liabilities and are adjusted for changes in tax rates and tax laws when such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the positions become uncertain. We adjust these reserves, including any impact on the related interest and penalties, as facts and circumstances change.

Note 3: Stockholder’s Equity

On August 10, 2021, Acorn HoldCo was authorized and issued 1,000 shares of common stock at a $0.01 par value. As of September 30, 2021, Acorn HoldCo had 1,000 common shares issued and outstanding, all of which are owned by ADTRAN.

Note 4: Commitments and contingencies

As of September 30, 2021, Acorn HoldCo has no commitments and contingencies.

Note 5: Income taxes

Acorn HoldCo has no income tax expense for the period ended September 30, 2021. Acorn HoldCo has no foreign operations and therefore, has not provided for any foreign taxes. As of September 30, 2021, the Company did not have a liability for unrecognized tax benefits and has no accrued interest or penalties related to uncertain tax positions. The Company is subject to examination by taxing authorities in the U.S. federal and state jurisdictions. For federal and state income tax, the Company remains subject to examination for 2021.

Note 6: Subsequent Events

Acorn HoldCo concluded that there were no subsequent events that require adjustment to the consolidated financial statements or disclosure in the notes to the consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	September 30, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$75,503	$60,161
Restricted cash	102	18
Short-term investments (includes $1,210 and $1,731 of available-for-sale securities as of September 30, 2021 and December 31, 2020, respectively, reported at fair value)	2,610	3,131
Accounts receivable, less allowance for expected credit losses of $0 as of September 30, 2021 and $38 as of December 31, 2020	124,146	98,827
Other receivables	9,867	21,531
Inventory, net	127,241	125,457
Prepaid expenses and other current assets	10,061	8,293

Total Current Assets	349,530	317,418
Property, plant and equipment, net	56,556	62,399
Deferred tax assets, net	8,957	9,869
Goodwill	6,968	6,968
Intangibles, net	20,291	23,470
Other assets	31,675	25,425
Long-term investments (includes $44,305 and $43,385 of available-for-sale securities as of September 30, 2021 and December 31, 2020, respectively, reported at fair value)	83,935	80,130

Total Assets	$557,912	$525,679

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$79,074	$49,929
Unearned revenue	16,394	14,092
Accrued expenses and other liabilities	15,392	13,609
Accrued wages and benefits	17,270	15,262
Income tax payable, net	5,914	1,301

Total Current Liabilities	134,044	94,193
Non-current unearned revenue	7,426	6,888
Pension liability	16,988	18,664
Deferred compensation liability	28,336	25,866
Other non-current liabilities	7,365	7,124

Total Liabilities	194,159	152,735
Commitments and contingencies (see Note 18)
Stockholders’ Equity
Common stock, par value $0.01 per share; 200,000 shares authorized; 79,652 shares issued and 48,680 shares outstanding as of September 30, 2021 and 79,652 shares issued and 48,241 shares outstanding as of December 31, 2020	797	797
Additional paid-in capital	286,923	281,466
Accumulated other comprehensive loss	(14,466)	(11,639)
Retained earnings	760,398	781,813
Treasury stock at cost: 30,973 and 31,280 shares at September 30, 2021 and December 31, 2020, respectively	(669,899)	(679,493)

Total Stockholders’ Equity	363,753	372,944

Total Liabilities and Stockholders’ Equity	$557,912	$525,679

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue
Network Solutions	$120,767	$115,229	$360,025	$323,924
Services & Support	17,314	17,914	48,821	52,457

Total Revenue	138,081	133,143	408,846	376,381
Cost of Revenue
Network Solutions	81,029	62,795	216,044	178,492
Services & Support	9,379	11,386	28,860	33,855

Total Cost of Revenue	90,408	74,181	244,904	212,347
Gross Profit	47,673	58,962	163,942	164,034
Selling, general and administrative expenses	30,972	27,205	89,273	84,624
Research and development expenses	26,759	27,223	82,131	85,794
Asset impairments	—	—	—	65

Operating Income (Loss)	(10,058)	4,534	(7,462)	(6,449)
Interest and dividend income	344	344	887	1,031
Interest expense	(6)	—	(18)	(1)
Net investment gain (loss)	(63)	2,844	2,942	1,819
Other income (expense), net	648	(1,679)	2,673	(2,307)

Income (Loss) Before Income Taxes	(9,135)	6,043	(978)	(5,907)
Income tax (expense) benefit	(1,292)	(562)	(3,467)	2,171

Net Income (Loss)	$(10,427)	$5,481	$(4,445)	$(3,736)

Weighted average shares outstanding – basic	48,609	47,957	48,470	47,957
Weighted average shares outstanding – diluted	48,609	48,424	48,470	47,957

Earnings (loss) per common share – basic	$(0.21)	$0.11	$(0.09)	$(0.08)
Earnings (loss) per common share – diluted	$(0.21)	$0.11	$(0.09)	$(0.08)

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Income (Loss)	$(10,427)	$5,481	$(4,445)	$(3,736)

Other Comprehensive Income (Loss), net of tax
Net unrealized gain (loss) on available-for-sale securities	(61)	(45)	(348)	445
Defined benefit plan adjustments	124	244	435	576
Foreign currency translation	(1,389)	2,469	(2,914)	2,718

Other Comprehensive Income (Loss), net of tax	(1,326)	2,668	(2,827)	3,739

Comprehensive Income (Loss), net of tax	$(11,753)	$8,149	$(7,272)	$3

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(In thousands, except per share amounts)

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance as of December 31, 2020	79,652	$797	$281,466	$781,813	$(679,493)	$(11,639)	$372,944
Net income	—	—	—	896	—	—	896
Other comprehensive loss, net of tax	—	—	—	—	—	(1,956)	(1,956)
Dividend payments ($0.09 per share)	—	—	—	(4,361)	—	—	(4,361)
Dividends accrued on unvested RSUs	—	—	—	(68)	—	—	(68)
Deferred compensation adjustments, net of tax	—	—	—	—	(50)	—	(50)
PSUs, RSUs and restricted stock vested	—	—	—	(1,683)	1,602	—	(81)
Stock options exercised	—	—	—	(476)	1,720	—	1,244
Stock-based compensation expense	—	—	1,807	—	—	—	1,807

Balance as of March 31, 2021	79,652	$797	$283,273	$776,121	$(676,221)	$(13,595)	$370,375

Net income	—	—	—	5,086	—	—	5,086
Other comprehensive income, net of tax	—	—	—	—	—	455	455
Dividend payments ($0.09 per share)	—	—	—	(4,374)	—	—	(4,374)
Dividends accrued on unvested RSUs	—	—	—	(128)	—	—	(128)
Deferred compensation adjustments, net of tax	—	—	—	—	(12)	—	(12)
PSUs, RSUs and restricted stock vested	—	—	—	(32)	29	—	(3)
Stock options exercised	—	—	—	(619)	2,927	—	2,308
Stock-based compensation expense	—	—	1,808	—	—	—	1,808

Balance as of June 30, 2021	79,652	$797	$285,081	$776,054	$(673,277)	$(13,140)	$375,515

Net loss	—	—	—	(10,427)	—	—	(10,427)
Other comprehensive loss, net of tax	—	—	—	—	—	(1,326)	(1,326)
Dividend payments ($0.09 per share)	—	—	—	(4,389)	—	—	(4,389)
Dividends accrued on unvested RSUs	—	—	—	2	—	—	2
Deferred compensation adjustments, net of tax	—	—	—	—	(12)	—	(12)
PSUs, RSUs and restricted stock vested	—	—	—	(185)	174	—	(11)
Stock options exercised	—	—	—	(657)	3,216	—	2,559
Stock-based compensation expense	—	—	1,842	—	—	—	1,842

Balance as of September 30, 2021	79,652	$797	$286,923	$760,398	$(669,899)	$(14,466)	$363,753

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

(In thousands, except per share amounts)

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance as of December 31, 2019	79,652	$797	$274,632	$806,702	$(685,288)	$(16,417)	$380,426
Net loss	—	—	—	(9,969)	—	—	(9,969)
Other comprehensive loss, net of tax	—	—	—	—	—	(1,392)	(1,392)
Dividend payments ($0.09 per share)	—	—	—	(4,328)	—	—	(4,328)
Dividends accrued on unvested RSUs	—	—	—	(32)	—	—	(32)
Deferred compensation adjustments, net of tax	—	—	—	—	(2,758)	—	(2,758)
PSUs, RSUs and restricted stock vested	—	—	—	(1,524)	1,501	—	(23)
Stock-based compensation expense	—	—	1,791	—	—	—	1,791

Balance as of March 31, 2020	79,652	$797	$276,423	$790,849	$(686,545)	$(17,809)	$363,715

Net income	—	—	—	752	—	—	752
Other comprehensive income, net of tax	—	—	—	—	—	2,463	2,463
Dividend payments ($0.09 per share)	—	—	—	(4,337)	—	—	(4,337)
Dividends accrued on unvested RSUs	—	—	—	(28)	—	—	(28)
Deferred compensation adjustments, net of tax	—	—	—	—	(24)	—	(24)
PSUs, RSUs and restricted stock vested	—	—	—	(16)	14	—	(2)
Stock-based compensation expense	—	—	1,655	—	—	—	1,655

Balance as of June 30, 2020	79,652	$797	$278,078	$787,220	$(686,555)	$(15,346)	$364,194

Net income	—	—	—	5,481	—	—	5,481
Other comprehensive income, net of tax	—	—	—	—	—	2,668	2,668
Dividend payments ($0.09 per share)	—	—	—	(4,328)	—	—	(4,328)
Dividends accrued on unvested RSUs	—	—	—	(12)	—	—	(12)
Deferred compensation adjustments, net of tax	—	—	—	—	(12)	—	(12)
PSUs, RSUs and restricted stock vested	—	—	—	(67)	59	—	(8)
Stock-based compensation expense	—	—	1,610	—	—	—	1,610

Balance as of September 30, 2020	79,652	$797	$279,688	$788,294	$(686,508)	$(12,678)	$369,593

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(4,445)	$(3,736)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	12,246	12,525
Gain on investments	(3,320)	(1,819)
Stock-based compensation expense	5,457	5,056
Deferred income taxes	437	(1)
Other	89	195
Asset impairments	—	65
Changes in operating assets and liabilities:
Accounts receivable, net	(26,346)	(9,131)
Other receivables	11,152	(6,224)
Inventory, net	(2,669)	(21,170)
Prepaid expenses, other current assets and other assets	(8,514)	(672)
Accounts payable	29,614	14,204
Accrued expenses and other liabilities	10,392	5,618
Income taxes payable, net	4,798	(227)

Net cash provided by (used in) operating activities	28,891	(5,317)

Cash flows from investing activities:
Purchases of property, plant and equipment	(3,572)	(5,082)
Proceeds from sales and maturities of available-for-sale investments	28,305	86,145
Purchases of available-for-sale investments	(28,853)	(42,641)
Acquisition of note receivable	—	(523)
Insurance proceeds received	500	—

Net cash (used in) provided by investing activities	(3,620)	37,899

Cash flows from financing activities:
Proceeds from stock option exercises	6,111	—
Tax withholdings related to stock-based compensation settlements	(113)	—
Dividend payments	(13,124)	(12,993)
Repayment of bonds payable	—	(24,600)

Net cash used in financing activities	(7,126)	(37,593)

Net increase (decrease) in cash, cash equivalents and restricted cash	18,145	(5,011)
Effect of exchange rate changes	(2,719)	2,641
Cash, cash equivalents and restricted cash, beginning of period	60,179	73,773

Cash, cash equivalents and restricted cash, end of period	$75,605	$71,403

Supplemental disclosure of non-cash investing activities:
Right-of-use assets obtained in exchange for lease obligations	$1,833	$231
Purchases of property, plant and equipment included in accounts payable	$100	$442

See accompanying notes to condensed consolidated financial statements.

ADTRAN, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of ADTRAN®, Inc. and its subsidiaries (“ADTRAN”, the “Company”, “we”, “our” or “us”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to interim financial information presented in Quarterly Reports on Form 10-Q. Accordingly, certain information and notes required by generally accepted accounting principles in the United States of America (“U.S. GAAP”) for complete financial statements are not included herein. The December 31, 2020 Condensed Consolidated Balance Sheet is derived from audited financial statements but does not include all disclosures required by U.S. GAAP.

In the opinion of management, all adjustments necessary to fairly state these interim statements have been recorded and are of a normal and recurring nature. The results of operations for an interim period are not necessarily indicative of the results for the full year. The interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in ADTRAN’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. The more significant estimates include excess and obsolete inventory reserves, warranty reserves, customer rebates, determination and accrual of deferred revenue components of multi-element sales agreements, estimated costs to complete obligations associated with deferred and accrued revenues and network installations, estimated income tax provision and income tax contingencies, fair value of stock-based compensation, assessment of goodwill and other intangibles for impairment, estimated lives of intangible assets, estimated pension liability and fair value of investments. Actual amounts could differ significantly from these estimates.

We assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to us and the unknown future impacts of the SARS-CoV-2 coronavirus/COVID-19 global pandemic (or variants of the SARS-CoV-2 coronavirus, including the Delta variant) as well as supply chain constraints as of September 30, 2021 and through the date of this report. The accounting matters assessed included, but were not limited to, the allowance for expected credit losses, stock-based compensation, carrying value of goodwill, intangibles and other long-lived assets, financial assets, valuation allowances for tax assets, revenue recognition and costs of revenue. Future conditions related to the magnitude and duration of the COVID-19 pandemic, as well as other factors, including supply chain constraints, could result in further impacts to our consolidated financial statements in future reporting periods.

Correction of an Immaterial Misstatement

During the three months ended March 31, 2020, it was determined that certain investments held in the Company’s stock for a deferred compensation plan accounted for as a Rabbi trust were incorrectly classified as long-term investments with the fair value of such investments incorrectly marked to market at each period end rather than classified as Treasury stock held at historical cost. This plan has been in existence since 2011. The Company corrected this misstatement as an out-of-period adjustment in the three months ended March 31, 2020 by remeasuring the investment assets to their historical cost basis through the recording of a net investment gain of $1.5 million in the unaudited Condensed Consolidated Statement of Income (Loss) and then correcting the classification by decreasing the long-term investment balance at its remeasured cost basis of $2.8 million to Treasury stock in the unaudited Condensed Consolidated Balance Sheet as of March 31, 2020. Management has determined that this misstatement was not material to any of its previously issued financial statements and that the correction of the misstatement was not material to the Company’s 2020 annual financial results on either a quantitative or qualitative basis.

Recently Adopted Accounting Pronouncements

We recently adopted the following accounting standards, which had the following impacts on our condensed consolidated financial statements:

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-14, Compensation – Retirement Benefits – Defined Benefit Plans – General (Subtopic 715-20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans, which makes changes to and clarifies the disclosure requirements related to defined benefit pension and other postretirement plans. ASU 2018-14 requires additional disclosures related to the reasons for significant gains and losses affecting the benefit obligation and an explanation of any other significant changes in the benefit obligation or plan assets that are not otherwise apparent in other disclosures required by Accounting Standards Codification (“ASC”) 715. ASU 2018-14 also clarifies the guidance in ASC 715 to require disclosure of the projected benefit obligation (“PBO”) and fair value of plan assets for pension plans with PBOs in excess of plan assets and the accumulated benefit obligation (“ABO”) and fair value of plan assets for pension plans with ABOs in excess of plan assets. ASU 2018-14 became effective for public business entities for fiscal years ending after December 15, 2020. The adoption of this standard did not have a material effect on the disclosures in the condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing various exceptions, such as the exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income or a gain from other items. The amendments in this update also simplify the accounting for income taxes related to income-based franchise taxes and require that an entity reflect enacted tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The Company early adopted ASU 2019-12 on April 1, 2020, which was applied on a prospective basis as if the Company adopted the standard on January 1, 2020. The Company early adopted the standard to take advantage of the simplification of rules for income taxes on intra-period tax allocations. Specifically, the adoption of this standard resulted in the recognition of approximately $0.1 million of tax benefit in other comprehensive income (loss) for the three months ended March 31, 2020, that otherwise would have been recognized in continuing operations had the intra-period tax allocation been completed. There were no other impacts from this standard on the condensed consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In August 2021, the FASB issued ASU 2021-06, Presentation of Financial Statements (Topic 205), Financial Services – Depository and Lending (Topic 942), and Financial Services – Investment Companies (Topic 946): Amendments to SEC Paragraphs Pursuant to SEC Final Rule Releases No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, and No. 33-10835, Update of Statistical Disclosures for Bank and Savings and Loan Registrants, which amend SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses, and No. 33-10835, Update of Statistical Disclosures for Bank and Savings and Loan Registrants. As it relates to the Company, the amendments update the significance tests used in SEC Release No. 33-10786 to generally improve their application and assist registrants in making more meaningful significance determinations and improve disclosures related to acquired and disposed businesses. ASU 2021-06 is effective for public business entities for fiscal years ending after December 15, 2021. The Company is currently evaluating the impact this guidance will have on our disclosures.

2. CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows:

	As of	As of
(In thousands)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$75,503	$60,161
Restricted cash	102	18

Cash, cash equivalents and restricted cash	$75,605	$60,179

See Note 18 for additional information regarding restricted cash.

3. REVENUE

The following is a description of the principal activities from which revenue is generated by reportable segment:

Network Solutions Segment - Includes hardware products and software-defined next-generation virtualized solutions used in service provider or business networks, as well as prior generation products.

Services & Support Segment - Includes maintenance, network implementation, solutions integration and managed services, which include hosted cloud services and subscription services.

Revenue by Category

In addition to our reportable segments, revenue is also reported for the following three categories – Access & Aggregation, Subscriber Solutions & Experience and Traditional & Other Products.

The following tables disaggregate revenue by reportable segment and revenue category:

	Three Months Ended
	September 30, 2021			September 30, 2020
(In thousands)	Network Solutions	Services & Support	Total	Network Solutions	Services & Support	Total
Access & Aggregation	$77,104	$12,069	$89,173	$71,919	$13,504	$85,423
Subscriber Solutions & Experience	42,093	2,819	44,912	40,843	2,282	43,125
Traditional & Other Products	1,570	2,426	3,996	2,467	2,128	4,595

Total	$120,767	$17,314	$138,081	$115,229	$17,914	$133,143

	Nine Months Ended
	September 30, 2021			September 30, 2020
(In thousands)	Network Solutions	Services & Support	Total	Network Solutions	Services & Support	Total
Access & Aggregation	$215,464	$33,747	$249,211	$194,695	$39,470	$234,165
Subscriber Solutions & Experience	139,459	7,832	147,291	118,907	6,790	125,697
Traditional & Other Products	5,102	7,242	12,344	10,322	6,197	16,519

Total	$360,025	$48,821	$408,846	$323,924	$52,457	$376,381

Revenue allocated to remaining performance obligations represents contract revenue that has not yet been recognized for contracts with a duration of greater than one year. As of September 30, 2021, we did not have any significant performance obligations related to customer contracts that had an original expected duration of one year or more, other than maintenance services, which are satisfied over time. As a practical expedient, for certain contracts we recognize revenue equal to the amounts that we are entitled to invoice, which correspond to the value of completed performance obligations to date. The amount related to these performance obligations was $20.7 million and $17.7 million as of September 30, 2021 and December 31, 2020, respectively. The Company expects to recognize 64% of the $20.7 million as of September 30, 2021 over the next 12 months, with the remainder to be recognized thereafter.

The following table provides information about receivables, contract assets and unearned revenue from contracts with customers:

(In thousands)	As of September 30, 2021	As of December 31, 2020
Accounts receivable, net	$124,146	$98,827
Contract assets(1)	$999	$63
Unearned revenue	$16,394	$14,092
Non-current unearned revenue	$7,426	$6,888

(1)	Included in other receivables on the Condensed Consolidated Balance Sheets.

Of the outstanding unearned revenue balances as of December 31, 2020, $2.0 million and $9.8 million were recognized as revenue during the three and nine months ended September 30, 2021, respectively.

4. INCOME TAXES

Our effective tax rate increased from an expense of 9.3% of pre-tax income for the three months ended September 30, 2020, to an expense of 14.1% of pre-tax loss for the three months ended September 30, 2021 and increased from a benefit of 36.8% of pre-tax loss for the nine months ended September 30, 2020 to an expense of 354.5% of pre-tax loss for the nine months ended September 30, 2021. The change in the effective tax rate for the three months ended September 30, 2021 was driven by tax expense in our international operations and additional changes in the valuation allowance related to our domestic operations. The change in the effective tax rate for the nine months ended September 30, 2021 was primarily driven by a tax benefit of $7.8 million recognized during the nine months ended September 30, 2020 as a result of the passing of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) on March 27, 2020, which allowed for the carryback of federal net operating losses, partially offset with tax expense in our international operations in the current quarter.

On February 12, 2021, the Alabama Business Tax Competitiveness Act (the “Act”) was signed into law. As a result of the Act, we recognized an expense of $1.6 million in the first quarter of 2021 related to the revaluation of our deferred tax assets, which was offset by changes in our valuation allowance previously recorded against our domestic deferred tax assets.

During the third quarter of 2021, management pursued a claim for refund related to the revocation of the IRC Section 59(e) election that was made on our originally filed 2018 U.S. federal tax return. The Company filed a related carryback claim of net operating losses generated in 2018 to prior years as allowed under the CARES Act that was passed in the first quarter of 2020. An IRS Section 59(e) election is generally non-revocable except in cases for which IRS Commissioner’s approval is given. Approval is granted only in rare and unusual circumstances. The Company filed a private letter ruling (the “PLR”) request to revoke our election. To date, a response to the PLR has not been published. As a result of these filings, and management’s position to pursue them through appeals, if necessary, we have established a receivable in the amount of $15.2 million and a deferred tax asset related to our additional research and development credit carryforward in the amount of $1.8 million that would be available if our revocation request is successful, offset with an uncertain tax liability of $17.0 million within our financials as of September 30, 2021.

The Company continually reviews the adequacy of its valuation allowance and recognizes the benefits of deferred tax assets only as the assessment indicates that it is more likely than not that the deferred tax assets will be recognized in accordance with ASC 740, Income Taxes. As of September 30, 2021, the Company had deferred tax assets totaling $59.2 million, and a valuation allowance totaling $50.2 million against those deferred tax assets. The remaining $9.0 million in deferred tax assets not offset by a valuation allowance are located in various foreign jurisdictions where the Company believes it is more likely than not we will realize these deferred tax assets. During the nine months ended September 30, 2021, the total increase in the valuation allowance against our domestic and international deferred tax assets was recorded in the amount of $4.0 million and $0.4 million, respectively. Our assessment of the realizability of our deferred tax assets includes the evaluation of historical operating results as well as the evaluation of evidence which requires significant judgement, including the evaluation of our three-year cumulative income position, future taxable income projections and tax planning strategies. Should management’s conclusion change in the future and an additional valuation allowance or a partial or full release of the valuation allowance becomes necessary, it may have a material effect on our consolidated financial statements.

Supplemental balance sheet information related to deferred tax assets is as follows:

	As of September 30, 2021
(In thousands)	Deferred Tax Assets	Valuation Allowance	Deferred Tax Assets, net
Domestic	$47,839	$(47,839)	$—
International	11,350	(2,393)	8,957

Total	$59,189	$(50,232)	$8,957

	As of December 31, 2020
(In thousands)	Deferred Tax Assets	Valuation Allowance	Deferred Tax Assets, net
Domestic	$43,791	$(43,791)	$—
International	11,896	(2,027)	9,869

Total	$55,687	$(45,818)	$9,869

The change in the unrecognized income tax benefits for the nine months ended September 30, 2021 and year ended December 31, 2020, is reconciled below:

(In thousands)	For the Nine Months Ended September 30, 2021	For the Year Ended December 31, 2020
Balance at beginning of period	$1,078	$1,487
Increases for tax position related to:
Prior years	17,025	4
Current year	102	165
Decreases for tax positions related to:
Prior years	(27)	—
Expiration of applicable statute of limitations	—	(578)

Balance at end of period	$18,178	$1,078

As of September 30, 2021 and December 31, 2020, the liability for unrecognized tax benefit was $18.2 million and $1.1 million, respectively, of which $18.1 million and $1.0 million, respectively, would reduce the effective tax rate if we were successful in upholding all of the uncertain positions and recognized the amounts recorded. We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense. As of September 30, 2021 and December 31, 2020, the balances of accrued interest and penalties were $0.3 million and $0.3 million, respectively.

We do not anticipate a single tax position generating a significant increase or decrease in our liability for unrecognized tax benefits within 12 months of this reporting date, unless a resolution is reached regarding the item noted above. We file income tax returns in the U.S. for federal and various state jurisdictions and several foreign jurisdictions. We are not currently under audit by the Internal Revenue Service. Generally, we are not subject to changes in income taxes by any taxing jurisdiction for the years prior to 2017.

5. STOCK-BASED COMPENSATION

The following table summarizes stock-based compensation expense related to stock options, performance stock units (“PSUs”), restricted stock units (“RSUs”) and restricted stock:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Stock-based compensation expense included in cost of revenue	$133	$101	$389	$303
Selling, general and administrative expense	1,116	953	3,312	2,999
Research and development expense	593	556	1,756	1,754

Stock-based compensation expense included in operating expenses	1,709	1,509	5,068	4,753

Total stock-based compensation expense	1,842	1,610	5,457	5,056
Tax benefit for expense associated with stock options, PSUs, RSUs and restricted stock	(460)	(384)	(1,343)	(1,205)

Total stock-based compensation expense, net of tax	$1,382	$1,226	$4,114	$3,851

PSUs, RSUs and Restricted Stock

The following table summarizes PSUs, RSUs and restricted stock outstanding as of December 31, 2020 and September 30, 2021 and the changes that occurred during the nine months ended September 30, 2021:

	Number of Shares (in thousands)	Weighted Avg. Grant Date Fair Value (per share)
Unvested PSUs, RSUs and restricted stock outstanding, December 31, 2020	1,846	$11.49
PSUs, RSUs and restricted stock granted	359	$16.75
PSUs, RSUs and restricted stock vested	(21)	$13.00
PSUs, RSUs and restricted stock forfeited	(65)	$11.93

Unvested PSUs, RSUs and restricted stock outstanding, September 30, 2021	2,119	$12.40

During each of the nine month periods ended September 30, 2021 and 2020, the Company granted 0.3 million performance-based PSUs to its executive officers and certain employees. The grant-date fair value of these performance-based awards was based on the closing price of the Company’s stock on the date of grant. These awards vest over two-year and three-year periods, respectively, subject to the grantee’s continued employment, with the ability to earn shares in a range of 0% to 142.8% of the awarded number of PSUs based on the achievement of defined performance targets. Equity-based compensation expense with respect to these awards may be adjusted over the vesting period to reflect the probability of achievement of performance targets defined in the award agreements.

The fair value of RSUs and restricted stock is equal to the closing price of our stock on the date of grant. The fair value of PSUs with market conditions is calculated using a Monte Carlo simulation valuation method.

As of September 30, 2021, total unrecognized compensation expense related to non-vested market-based PSUs, RSUs and restricted stock was approximately $11.3 million, which will be recognized over the remaining weighted-average period of 2.3 years. In addition, there was $7.5 million of unrecognized compensation expense related to unvested 2020 and 2021 performance-based PSUs, which will be recognized over the remaining requisite service period of 1.3 years if achievement of the performance obligation becomes probable. Unrecognized compensation expense will be adjusted for actual forfeitures.

As of September 30, 2021, 4.0 million shares were available for issuance under stockholder-approved equity plans.

Stock Options

The following table summarizes stock options outstanding as of December 31, 2020 and September 30, 2021 and the changes that occurred during the nine months ended September 30, 2021:

	Number of Stock Options (in thousands)	Weighted Avg. Exercise Price (per share)	Weighted Avg. Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in thousands)
Stock options outstanding, December 31, 2020	2,718	$21.17	2.9	$—
Stock options exercised	(363)	$16.81		1,411
Stock options expired	(607)	$28.93		18

Stock options outstanding, September 30, 2021	1,748	$19.37	2.7	$2,060

Stock options exercisable, September 30, 2021	1,748	$19.37	2.7	$2,060

As of September 30, 2021, there was no unrecognized compensation expense related to stock options as all awards vested in prior periods.

There were no stock options granted during the nine months ended September 30, 2021 and 2020. All of the options were previously issued at exercise prices that approximated fair market value at the date of grant.

The aggregate intrinsic value of stock options represents the total pre-tax intrinsic value (the difference between ADTRAN’s closing stock price on the last trading day of the quarter and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2021. The amount of aggregate intrinsic value was $2.1 million as of September 30, 2021 and will change based on the fair market value of ADTRAN’s stock. The total pre-tax intrinsic value of options exercised during the nine months ended September 30, 2021 was $1.4 million.

6. INVESTMENTS

Debt Securities and Other Investments

The following debt securities and other investments were included on the Condensed Consolidated Balance Sheet and recorded at fair value:

	As of September 30, 2021
	Amortized Cost	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
Corporate bonds	$13,381	$39	$(6)	$13,414
Municipal fixed-rate bonds	2,236	13	(1)	2,248
Asset-backed bonds	3,497	17	(1)	3,513
Mortgage/Agency-backed bonds	9,194	35	(17)	9,212
U.S. government bonds	16,031	34	(13)	16,052
Foreign government bonds	544	1	(2)	543
Other	533	—	—	533

Available-for-sale debt securities held at fair value	$45,416	$139	$(40)	$45,515

	As of December 31, 2020
	Amortized Cost	Gross Unrealized		Fair Value
(In thousands)		Gains	Losses
Corporate bonds	$11,762	$123	$—	$11,885
Municipal fixed-rate bonds	2,854	30	—	2,884
Asset-backed bonds	6,634	74	—	6,708
Mortgage/Agency-backed bonds	11,536	114	(6)	11,644
U.S. government bonds	9,763	112	—	9,875
Foreign government bonds	1,334	4	(1)	1,337
Commercial Paper	250	—	—	250
Other	533	—	—	533

Available-for-sale debt securities held at fair value	$44,666	$457	$(7)	$45,116

The contractual maturities related to debt securities and other investments were as follows:

	As of September 30, 2021
(In thousands)	Corporate bonds	Municipal fixed-rate bonds	Asset- backed bonds	Mortgage/ Agency- backed bonds	U.S. government bonds	Foreign government bonds	Other
Less than one year	$275	$652	$—	$638	$2,593	$—	$533
One to two years	4,494	534	—	1,005	4,021	246	—
Two to three years	6,616	761	93	1,102	5,810	297	—
Three to five years	2,029	301	1,573	235	3,628	—	—
Five to ten years	—	—	785	1,322	—	—	—
More than ten years	—	—	1,062	4,910	—	—	—

Total	$13,414	$2,248	$3,513	$9,212	$16,052	$543	$533

Actual maturities may differ from contractual maturities as some borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Realized gains and losses on sales of debt securities are computed under the specific identification method. The following table presents the gross realized gains and losses related to our debt securities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Gross realized gain on debt securities	$22	$70	$206	$303
Gross realized loss on debt securities	(17)	(6)	(53)	(45)

Total gain recognized, net	$5	$64	$153	$258

Income generated from available-for-sale debt securities was recorded as interest and dividend income in the Condensed Consolidated Statements of Income (Loss). No allowance for credit loss was recorded for the nine months ended September 30, 2021 and 2020 related to available-for-sale debt securities. The Company’s investment policy provides limitations for issuer concentration, which limits, at the time of purchase, the concentration in any one issuer to 5% of the market value of our total investment portfolio. The Company did not purchase any available-for-sale debt security with credit deterioration during the nine months ended September 30, 2021.

Marketable Equity Securities

Our marketable equity securities consist of publicly traded stock, interests in funds and certain other investments measured at fair value or cost (where appropriate).

In March 2019, an outstanding note receivable of $4.3 million owed to the Company was repaid and reissued in the form of debt and equity. Of the outstanding $4.3 million, $3.4 million was issued as an equity investment. The Company elected to record this equity investment that does not have a readily determinable fair value using the measurement alternative. Under the measurement alternative, equity investments that do not have a readily determinable fair value can be recorded at cost less impairment, if any, adjusted for observable price changes for an identical or similar investment. During the year ended December 31, 2020, impairment charges totaling $2.6 million were recorded related to this equity investment, which was included in net investment gain (loss) on the Condensed Consolidated Statement of Income (Loss). As a result, the carrying value of this investment was $0.8 million as of September 30, 2021 and December 31, 2020. The remaining amount, $0.9 million of the original $4.3 million note receivable, was reissued as a new note receivable, which is included in long-term investments on the Condensed Consolidated Balance Sheets as of September 30, 2021 and December 31, 2020. No impairment charge was recognized related to the note receivable as it is a secured loan.

Realized and unrealized gains and losses related to marketable equity securities were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Realized gain (loss) on equity securities sold	$—	$623	$(55)	$(1,485)
Unrealized (loss) gain on equity securities held	(68)	2,157	2,844	3,046

Total gain (loss) recognized, net	$(68)	$2,780	$2,789	$1,561

Income generated from marketable equity securities was recorded as interest and dividend income in the Condensed Consolidated Statements of Income (Loss). U.S. GAAP establishes a three-level valuation hierarchy based upon observable and unobservable inputs for fair value measurement of financial instruments:

•	Level 1 – Observable outputs; values based on unadjusted quoted prices for identical assets or liabilities in an active market;

•	Level 2 – Significant inputs that are observable; values based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly;

•

Level 3 – Significant unobservable inputs; values based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs could include information supplied by investees.

The Company’s cash equivalents and investments held at fair value are categorized into this hierarchy as follows:

		Fair Value Measurements as of September 30, 2021 Using
(In thousands)	Fair Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$532	$532	$—	$—
Commercial paper	400	—	400	—
Available-for-sale debt securities
Corporate bonds	13,414	—	13,414	—
Municipal fixed-rate bonds	2,248	—	2,248	—
Asset-backed bonds	3,513	—	3,513	—
Mortgage/Agency-backed bonds	9,212	—	9,212	—
U.S. government bonds	16,052	16,052	—	—
Foreign government securities	543	—	543	—
Other	533	—	—	533
Marketable equity securities
Marketable equity securities – various industries	12,144	12,144	—	—
Deferred compensation plan assets	25,733	25,733	—	—
Other investments	1,400	1,400	—	—

Total	$85,724	$55,861	$29,330	$533

		Fair Value Measurements as of December 31, 2020 Using
(In thousands)	Fair Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$497	$497	$—	$—
U.S. government bonds	350	350	—	—
Available-for-sale debt securities
Corporate bonds	11,885	—	11,885	—
Municipal fixed-rate bonds	2,884	—	2,884	—
Asset-backed bonds	6,708	—	6,708	—
Mortgage/Agency-backed bonds	11,644	—	11,644	—
U.S. government bonds	9,875	9,875	—	—
Foreign government bonds	1,337	—	1,337	—
Commercial paper	250	—	250	—
Other	533	—	—	533
Marketable equity securities
Marketable equity securities – various industries	10,963	10,963	—	—
Deferred compensation plan assets	23,891	23,891	—	—
Other investments	1,400	1,400	—	—

Total	$82,217	$46,976	$34,708	$533

The fair value of our Level 2 securities is calculated using a weighted average market price for each security. Market prices are obtained from a variety of industry standard data providers, large financial institutions and other third-party sources. These multiple market prices are used as inputs into a distribution-curve-based algorithm to determine the daily market value of each security.

The fair value of Level 3 securities is calculated based on unobservable inputs. Quantitative information with respect to unobservable inputs consists of third-party valuations performed in accordance with ASC 820 – Fair Value Measurement. Inputs used in preparing the third-party valuation included the following assumptions, among others: estimated discount rates and fair market yields.

7. INVENTORY

Inventory consisted of the following:

(In thousands)	As of September 30, 2021	As of December 31, 2020
Raw materials	$66,777	$47,026
Work in process	1,202	776
Finished goods	59,262	77,655

Total inventory, net	$127,241	$125,457

Inventory reserves are established for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which considers historical usage, known trends, inventory age and market conditions. As of September 30, 2021 and December 31, 2020, inventory reserves were $44.3 million and $39.6 million, respectively.

8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

(In thousands)	As of September 30, 2021	As of December 31, 2020
Land	$4,575	$4,575
Building and land improvements	34,995	35,142
Building	68,156	68,169
Furniture and fixtures	19,925	19,965
Computer hardware and software	71,615	70,942
Engineering and other equipment	134,689	132,920

Total property, plant and equipment	333,955	331,713
Less: accumulated depreciation	(277,399)	(269,314)

Total property, plant and equipment, net	$56,556	$62,399

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. Due to the current economic environment, particularly related to COVID-19, the Company assessed impairment triggers related to long-lived assets during the third quarters of 2021 and 2020. As a result, no impairment test of long-lived assets was performed as of September 30, 2021 and 2020, and no impairment losses of long-lived assets were recorded during the three or nine months ended September 30, 2021 and 2020.

Depreciation expense was $3.0 million and $3.1 million for the three months ended September 30, 2021 and 2020 respectively, and $9.1 million for both the nine months ended September 30, 2021 and 2020, which is recorded in cost of revenue, selling, general and administrative expenses and research and development expenses in the Condensed Consolidated Statements of Income (Loss).

9. GOODWILL

Goodwill was $7.0 million as of September 30, 2021 and December 31, 2020, of which $6.6 million and $0.4 million was allocated to our Network Solutions and Services & Support reportable segments, respectively.

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that could more likely than not reduce the fair value of the reporting unit below its carrying amount. We assess qualitative factors to determine whether the fair value of the reporting unit to which the goodwill is assigned is less than its carrying amount and recognize an impairment charge for the amount by which the carrying value exceeds the fair value of the reporting unit. No interim impairment test of goodwill was performed as of September 30, 2021 and 2020, and no impairment of goodwill was recorded during the three or nine months ended September 30, 2021 and 2020.

10. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	As of September 30, 2021			As of December 31, 2020
(In thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	$20,876	$(9,483)	$11,393	$21,123	$(8,055)	$13,068
Developed technology	8,200	(3,399)	4,801	8,200	(2,546)	5,654
Licensed technology	5,900	(2,322)	3,578	5,900	(1,830)	4,070
Supplier relationships	—	—	—	2,800	(2,800)	—
Licensing agreements	560	(207)	353	560	(152)	408
Patents	500	(346)	154	500	(294)	206
Trade names	210	(198)	12	210	(146)	64

Total	$36,246	$(15,955)	$20,291	$39,293	$(15,823)	$23,470

The Company evaluates the carrying value of intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. Due to the current economic environment, particularly related to COVID-19, the Company assessed impairment triggers related to intangible assets during the third quarters of 2021 and 2020. As a result, no impairment test of long-lived assets was performed as of September 30, 2021 and 2020, and no impairment losses of intangible assets were recorded during the three and nine months ended September 30, 2021 and 2020.

Amortization expense was $1.0 million in each of the three months ended September 30, 2021 and 2020, and $3.1 million and $3.4 million for the nine months ended September 30, 2021 and 2020, respectively, and was included in cost of revenue, selling, general and administrative expenses and research and development expenses in the Condensed Consolidated Statements of Income (Loss).

Estimated future amortization expense of intangible assets was as follows:

(In thousands)	As of September 30, 2021
2021	$984
2022	3,479
2023	3,327
2024	3,233
2025	3,027
Thereafter	6,241

Total	$20,291

11. LEASES

Net Investment in Sales-Type Leases

We are the lessor in sales-type lease arrangements for network equipment, which consisted of the following:

(In thousands)	As of September 30, 2021	As of December 31, 2020
Current minimum lease payments receivable(1)	$129	$702
Non-current minimum lease payments receivable(2)	7	347

Total minimum lease payments receivable	136	1,049
Less: Current unearned revenue	98	218
Less: Non-current unearned revenue	1	50

Net investment in sales-type leases	$37	$781

(1)	Included in other receivables on the Condensed Consolidated Balance Sheets.
(2)	Included in other assets on the Condensed Consolidated Balance Sheets.

12. REVOLVING CREDIT AGREEMENT

On November 4, 2020, the Company, as borrower, entered into a Revolving Credit and Security Agreement and related Promissory Note (together, the “Revolving Credit Agreement”) with Cadence Bank, N.A., as lender (the “Lender”). The Revolving Credit Agreement provides the Company with a new $10.0 million secured revolving credit facility. Loans under the Revolving Credit Agreement will bear interest at a rate equal to 1.50% over the screen rate as obtained by Reuter’s, Bloomberg or another commercially available source as may be designated by the Lender from time to time; provided, however, that in no event shall the applicable rate of interest under the Revolving Credit Agreement be less than 1.50% per annum. Such loans are secured by all of the cash, securities, securities entitlements and investment property in a certain bank account, as outlined in the Revolving Credit Agreement, at a maximum loan-to-value ratio of 75% determined by dividing the full commitment amount under the Revolving Credit Agreement on the date of testing, determined by the Lender each fiscal quarter, by the market value of the collateral. The Revolving Credit Agreement matures on November 4, 2021, subject to earlier termination upon the occurrence of certain events of default. The Company had not made any draws under the Revolving Credit Agreement as of September 30, 2021.

13. ALABAMA STATE INDUSTRIAL DEVELOPMENT AUTHORITY FINANCING AND ECONOMIC INCENTIVES

In conjunction with the 1995 expansion of our Huntsville, Alabama facility, we were approved for participation in an incentive program offered by the State of Alabama Industrial Development Authority (the “Authority”). Pursuant to the program, in January 1995, the Authority issued $20.0 million of its taxable revenue bonds (the “Taxable Revenue Bonds”) and loaned the proceeds from the sale of the Taxable Revenue Bonds to the Company. Further advances on the Taxable Revenue Bonds were made by the Authority, bringing the total amount to $50.0 million. The Taxable Revenue Bonds bore interest, payable monthly with an interest rate of 2% per annum. The Taxable Revenue Bonds aggregate principal amount of $24.6 million matured on January 1, 2020 and was repaid in full on January 2, 2020, using the funds held in a certificate of deposit by the Company.

14. STOCKHOLDERS’ EQUITY

Stock Repurchase Program

Since 1997, the Company’s Board of Directors has approved multiple share repurchase programs that have authorized repurchases of its common stock, which are implemented through open market or private purchases from time to time as conditions warrant. During the nine months ended September 30, 2021, we did not repurchase any shares of our common stock. As of September 30, 2021, we had the authority to purchase an additional 2.5 million shares of our common stock under the current authorization of up to 5.0 million shares.

Accumulated Other Comprehensive Income (Loss)

The following tables present the changes in accumulated other comprehensive loss, net of tax, by component:

	Three Months Ended September 30, 2021
(In thousands)	Unrealized Losses on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption	Total
As of June 30, 2021	$(255)	$(9,310)	$(3,960)	$385	$(13,140)
Other comprehensive loss before reclassifications	(29)	—	(1,389)	—	(1,418)
Amounts reclassified from accumulated other comprehensive income (loss)	(32)	124	—	—	92

Net current period other comprehensive income (loss)	(61)	124	(1,389)	—	(1,326)

As of September 30, 2021	$(316)	$(9,186)	$(5,349)	$385	$(14,466)

	Three Months Ended September 30, 2020
(In thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption	Total
As of June 30, 2020	$206	$(8,894)	$(7,043)	$385	$(15,346)
Other comprehensive income before reclassifications	494	—	2,469	—	2,963
Amounts reclassified from accumulated other comprehensive income (loss)	(539)	244	—	—	(295)

Net current period other comprehensive income (loss)	(45)	244	2,469	—	2,668

As of September 30, 2020	$161	$(8,650)	$(4,574)	$385	$(12,678)

	Nine Months Ended September 30, 2021
(In thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption	Total
As of December 31, 2020	$32	$(9,621)	$(2,435)	$385	$(11,639)
Other comprehensive loss before reclassifications	(358)	—	(2,914)	—	(3,272)
Amounts reclassified from accumulated other comprehensive income	10	435	—	—	445

Net current period other comprehensive income (loss)	(348)	435	(2,914)	—	(2,827)

As of September 30, 2021	$(316)	$(9,186)	$(5,349)	$385	$(14,466)

	Nine Months Ended September 30, 2020
(In thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption	Total
As of December 31, 2019	$(284)	$(9,226)	$(7,292)	$385	$(16,417)
Other comprehensive income before reclassifications	444	—	2,718	—	3,162
Amounts reclassified from accumulated other comprehensive income	1	576	—	—	577

Net current period other comprehensive income	445	576	2,718	—	3,739

As of September 30, 2020	$161	$(8,650)	$(4,574)	$385	$(12,678)

The following tables present the details of reclassifications out of accumulated other comprehensive income (loss):

	Three Months Ended September 30, 2021
(In thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gain (loss) on available-for-sale securities:
Net realized loss on sales of securities	$42		Net investment gain (loss)
Defined benefit plan adjustments – actuarial gain	(180	) (1)

Total reclassifications for the period, before tax	(138)
Tax expense	46

Total reclassifications for the period, net of tax	$(92)

(1)	A part of the computation of net periodic pension cost, which is included in other income (expense), net in the Condensed Consolidated Statements of Income (Loss).

	Three Months Ended September 30, 2020
(In thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gain (loss) on available-for-sale securities:
Net realized loss on sales of securities	$728		Net investment gain (loss)
Defined benefit plan adjustments – actuarial gain	(354	) (1)

Total reclassifications for the period, before tax	374
Tax benefit	(79)

Total reclassifications for the period, net of tax	$295

(1)	A part of the computation of net periodic pension cost, which is included in other income (expense), net in the Condensed Consolidated Statements of Income (Loss).

	Nine Months Ended September 30, 2021
(In thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gain (loss) on available-for-sale securities:
Net realized gain on sales of securities	$(13)		Net investment gain (loss)
Defined benefit plan adjustments – actuarial gain	(630	) (1)

Total reclassifications for the period, before tax	(643)
Tax expense	198

Total reclassifications for the period, net of tax	$(445)

(1)	A part of the computation of net periodic pension cost, which is included in other income (expense), net in the Condensed Consolidated Statements of Income (Loss).

	Nine Months Ended September 30, 2020
(In thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gain (loss) on available-for-sale securities:
Net realized gain on sales of securities	$(1)		Net investment gain (loss)
Defined benefit plan adjustments – actuarial gain	(835	) (1)

Total reclassifications for the period, before tax	(836)
Tax expense	259

Total reclassifications for the period, net of tax	$(577)

(1)	A part of the computation of net periodic pension cost, which is included in other income (expense), net in the Condensed Consolidated Statements of Income (Loss).

The following tables present the tax effects related to the change in each component of other comprehensive income (loss):

	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
(In thousands)	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount
Unrealized gain (loss) on available-for-sale securities	$(38)	$9	$(29)	$668	$(174)	$494
Reclassification adjustment for amounts related to available-for-sale investments included in net income (loss)	(42)	10	(32)	(728)	189	(539)
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net income (loss)	180	(56)	124	354	(110)	244
Foreign currency translation adjustment	(1,389)	—	(1,389)	2,469	—	2,469

Total Other Comprehensive Income (Loss)	$(1,289)	$(37)	$(1,326)	$2,763	$(95)	$2,668

	Nine Months Ended September 30, 2021			Nine Months Ended September 30, 2020
(In thousands)	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount	Before- Tax Amount	Tax (Expense) Benefit	Net-of- Tax Amount
Unrealized gain (loss) on available-for-sale securities	$(471)	$113	$(358)	$600	$(156)	$444
Reclassification adjustment for amounts related to available-for-sale investments included in net income (loss)	13	(3)	10	1	—	1
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net income (loss)	630	(195)	435	835	(259)	576
Foreign currency translation adjustment	(2,914)	—	(2,914)	2,718	—	2,718

Total Other Comprehensive Income (Loss)	$(2,742)	$(85)	$(2,827)	$4,154	$(415)	$3,739

15. EARNINGS (LOSS) PER SHARE

The calculation of basic and diluted earnings (loss) per share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2021	2020	2021	2020
Numerator
Net income (loss)	$(10,427)	$5,481	$(4,445)	$(3,736)

Denominator
Weighted average number of shares – basic	48,609	47,957	48,470	47,957
Effect of dilutive securities
PSUs, RSUs and restricted stock	—	467	—	—

Weighted average number of shares – diluted	48,609	48,424	48,470	47,957

Earnings (loss) per share – basic	$(0.21)	$0.11	$(0.09)	$(0.08)
Earnings (loss) per share – diluted	$(0.21)	$0.11	$(0.09)	$(0.08)

For the three months ended September 30, 2021 and 2020, 0.2 million and 3.4 million stock options, respectively, and for the nine months ended September 30, 2021 and 2020, 0.4 million and 4.3 million stock options, respectively, were outstanding but were not included in the computation of diluted earnings per share. These stock options were excluded because their exercise prices were greater than the average market price of the common shares during the applicable period, making them anti-dilutive under the treasury stock method.

For the three months ended September 30, 2021 and 2020, less than one thousand and eighteen thousand shares, respectively, and for the nine months ended September 30, 2021 and 2020, four thousand and 0.1 million shares, respectively, of unvested PSUs, RSUs and restricted stock were excluded from the calculation of diluted earnings per share due to their anti-dilutive effect.

16. SEGMENT INFORMATION

The chief operating decision maker regularly reviews the Company’s financial performance based on two reportable segments: (1) Network Solutions and (2) Services & Support. Network Solutions includes hardware and software products and next-generation virtualized solutions used in service provider or business networks, as well as prior-generation products. Services & Support includes a portfolio of maintenance, network installation and solution integration services, which include hosted cloud services and subscription services.

The performance of these segments is evaluated based on gross profit; therefore, selling, general and administrative expenses, research and development expenses, interest and dividend income, interest expense, net investment gain (loss), other income (expense), net and income tax benefit (expense) are reported on a Company-wide basis only. There is no inter-segment revenue. Asset information by reportable segment is not produced and, therefore, is not reported.

The following tables present information about the revenue and gross profit of our reportable segments:

	Three Months Ended
	September 30, 2021		September 30, 2020
(In thousands)	Revenue	Gross Profit	Revenue	Gross Profit
Network Solutions	$120,767	$39,738	$115,229	$52,434
Services & Support	17,314	7,935	17,914	6,528

Total	$138,081	$47,673	$133,143	$58,962

	Nine Months Ended
	September 30, 2021		September 30, 2020
(In thousands)	Revenue	Gross Profit	Revenue	Gross Profit
Network Solutions	$360,025	$143,981	$323,924	$145,432
Services & Support	48,821	19,961	52,457	18,602

Total	$408,846	$163,942	$376,381	$164,034

Revenue by Category

In addition to our reportable segments, revenue is also reported for the following three categories – Access & Aggregation, Subscriber Solutions & Experience and Traditional & Other Products.

The table below presents revenue information by category:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Access & Aggregation	$89,173	$85,423	$249,211	$234,165
Subscriber Solutions & Experience	44,912	43,125	147,291	125,697
Traditional & Other Products	3,996	4,595	12,344	16,519

Total	$138,081	$133,143	$408,846	$376,381

Revenue by Geographic Area

The following table presents revenue information by geographic area:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
United States	$91,868	$92,838	$273,009	$256,287
International	46,213	40,305	135,837	120,094

Total	$138,081	$133,143	$408,846	$376,381

17. LIABILITY FOR WARRANTY RETURNS

Our products generally include warranties of 90 days to five years for product defects. We accrue for warranty returns at the time of product shipment based on our historical return rate and estimate of the cost to repair or replace the defective products. We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. The increasing complexity of our products may cause warranty incidences, when they arise, to be more costly. Estimates regarding future warranty obligations may change due to product failure rates, material usage and other rework costs incurred in correcting a product failure. In addition, from time to time, specific warranty accruals may be recorded if unforeseen problems arise. Should our actual experience relative to these factors be worse than our estimates, we will be required to record additional warranty expense. The liability for warranty obligations totaled $5.6 million and $7.1 million as of September 30, 2021 and December 31, 2020, respectively, and is included in accrued expenses and other liabilities in the Condensed Consolidated Balance Sheets. During the three and nine months ended September 30, 2021 and 2020, we had a net reversal of prior provisions related to warranty expirations, the impact of which is reflected in the table below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Balance at beginning of period	$5,997	$7,294	$7,146	$8,394
Plus: Amounts charged to cost and expenses	472	632	253	970
Less: Deductions	(822)	(734)	(1,752)	(2,172)

Balance at end of period	$5,647	$7,192	$5,647	$7,192

18. COMMITMENTS AND CONTINGENCIES

Shareholder Derivative Lawsuit

On March 31, 2020, a shareholder derivative suit, captioned Johnson (Derivatively on behalf of ADTRAN) v. Stanton, et al., Case No. 5:20-cv-00447, was filed in the U.S. District Court for the Northern District of Alabama

against two of the Company’s current executive officers, one of its former executive officers, and certain current and former members of its Board of Directors. The derivative suit alleges, among other things, that the defendants made or caused the Company to make materially false and misleading statements regarding, and/or failed to disclose material adverse facts about, the Company’s business, operations and prospects, specifically relating to the Company’s internal control over financial reporting, excess and obsolete inventory reserves, financial results and demand from certain customers. The case was temporarily stayed pending an order on the defendants’ motion to dismiss in a separate securities class action case that included similar factual allegations, Burbridge v. ADTRAN, Inc., et al., Case No. 5:20-cv-00050-LCB (N.D. Ala.). The Burbridge case was dismissed on March 31, 2021, and the time to appeal the dismissal has expired, such that the dismissal is now final. Following the dismissal, the plaintiff in the shareholder derivative suit sent a demand letter dated June 29, 2021 to ADTRAN’s Board of Directors. The letter contains similar allegations to those made in the plaintiff’s filed complaint and in the now dismissed securities class action, and it demands, among other things, that the Board commence an investigation into the alleged wrongdoing. We expect that the derivative suit will remain stayed pending the Board’s response to the demand. At this time, we are unable to predict the outcome of or estimate the possible loss or range of loss, if any, associated with the derivative lawsuit or the demand letter.

Other Legal Matters

In addition to the litigation described above, from time to time we are subject to or otherwise involved in various lawsuits, claims, investigations and legal proceedings that arise out of or are incidental to the conduct of our business (collectively, “Legal Matters”), including those relating to patent rights, employment matters, regulatory compliance matters, stockholder claims, and contractual and other commercial disputes. Such Legal Matters, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Additionally, an unfavorable outcome in any legal matter, including in a patent dispute, could require the Company to pay damages, entitle claimants to other relief, such as royalties, or could prevent the Company from selling some of its products in certain jurisdictions. While the Company cannot predict with certainty the results of the Legal Matters in which it is currently involved, the Company does not expect that the ultimate outcome of such Legal Matters will individually or in the aggregate have a material adverse effect on its business, results of operations, financial condition or cash flows.

Business Combination Agreement

On August 30, 2021, the Company, and ADVA Optical Networking SE, a European stock corporation incorporated under the laws of the European Union and Germany (“ADVA”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which both companies agreed to combine their respective businesses and each become subsidiaries of a new holding company, Acorn HoldCo, Inc. (the “surviving corporation”), a Delaware corporation and currently a wholly-owned direct subsidiary of the Company.

Under the terms of the Business Combination Agreement, Acorn MergeCo, Inc., a newly formed Delaware corporation and wholly-owned direct subsidiary of Acorn HoldCo (“Merger Sub”), will merge with and into ADTRAN, with ADTRAN surviving the merger (the “Merger”) as a wholly-owned direct subsidiary of Acorn HoldCo. Pursuant to the Merger, each outstanding share of common stock of the Company will be converted into the right to receive one share of common stock of Acorn HoldCo. Acorn HoldCo will also make a public exchange offer to exchange each issued and outstanding no-par value bearer share of ADVA, pursuant to which each ADVA share tendered and accepted for exchange will be exchanged for 0.8244 shares of common stock of Acorn HoldCo (the “Exchange Offer”, and together with the Merger, the “Business Combination”). Upon completion of the Business Combination, and assuming that all of the outstanding ADVA shares are exchanged in the Exchange Offer, former ADTRAN stockholders and former ADVA shareholders will own approximately 54% and 46%, respectively, of the outstanding Acorn HoldCo shares.

The Business Combination Agreement was unanimously approved by the Board of Directors of the Company and by the supervisory board and management board of ADVA. The Company anticipates consummation of the

Business Combination during mid-2022, subject to customary closing conditions as well as regulatory and shareholder approvals.

Acorn HoldCo has entered into an irrevocable undertaking agreement (the “Irrevocable Undertaking”) with EGORA Holding GmbH and Egora Investments GmbH (collectively, the “Supporting Shareholders”) to validly accept the public exchange offer with respect to 7,000,000 shares held by them, representing 13.7% of the share capital of ADVA. The Irrevocable Undertaking includes other customary provisions, including certain restrictions on the Supporting Shareholders from disposing of the relevant shares.

Additional information about the Business Combination Agreement and proposed Business Combination is set forth in the Company’s filings with the SEC, as well as in the registration statement on Form S-4 that Acorn HoldCo filed with the SEC, which has not yet become effective.

Performance Bonds

Certain contracts, customers and jurisdictions in which we do business require us to provide various guarantees of performance such as bid bonds, performance bonds and customs bonds. As of September 30, 2021 and December 31, 2020, we had commitments related to these bonds totaling $20.9 million and $15.2 million, respectively, which expire at various dates through August 2024. In general we would only be liable for the amount of these guarantees in the event of default under each contract, the probability of which we believe is remote.

In June 2020, the Company entered into a letter of credit with a bank to guarantee performance obligations under a contract with a certain customer. The obligations under this customer contract will be performed over multiple years. We reached the maximum value of our minimum collateral requirement of $15.0 million during the three months ended March 31, 2021 as the Company reached certain milestones through the first quarter of 2021 as outlined in the customer contract. The letter of credit was secured by a pledge of a portion of the Company’s fixed-income securities, which totaled $18.4 million as of September 30, 2021, of which $0.1 million is included in restricted cash and $18.3 million is included in long-term investments on the Condensed Consolidated Balance Sheets. This pledged collateral value will fluctuate as the Company changes the mix of the pledged collateral between restricted cash and investments. Any shortfalls in the minimum collateral value are required to be restored by the Company from available cash and cash equivalents, short-term investments and/or long-term investments. The collateral under the letter of credit will be released when all obligations under the customer contract have been met. As of September 30, 2021, the Company was in compliance with all contractual requirements under the letter of credit.

Investment Commitment

We have committed to invest up to an aggregate of $5.0 million in a private equity fund, of which $4.9 million has been invested as of September 30, 2021.

19. RESTRUCTURING

During the second half of 2019, the Company initiated a restructuring plan to realign its expense structure with the reduction in revenue experienced in recent years and overall Company objectives. As part of this restructuring plan, the Company announced plans to reduce its overall operating expenses, both in the U.S. and internationally. Management continued to assess the efficiency of operations during 2020 and the first nine months of 2021 and, in turn, consolidated locations and personnel, among other things, where possible.

In February 2019, the Company announced the restructuring of a certain portion of its workforce predominantly in Germany, which included the closure of the Company’s office location in Munich, Germany accompanied by relocation or severance benefits for the affected employees. Voluntary early retirement was offered to certain other employees and was announced in March 2019 and again in August 2020.

The cumulative amount of restructuring expenses incurred as of September 30, 2021 for the restructuring plans was $12.5 million.

A reconciliation of the beginning and ending restructuring liability, which is included in accrued wages and benefits in the Condensed Consolidated Balance Sheets is as follows:

(In thousands)	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Balance at beginning of period	$1,521	$4,186
Plus: Amounts charged to cost and expense	—	309
Less: Amounts paid	(42)	(3,016)

Balance as of September 30, 2021	$1,479	$1,479

(In thousands)	For the Year Ended December 31, 2020
Balance as of December 31, 2019	$1,568
Plus: Amounts charged to cost and expense	6,229
Less: Amounts paid	(3,611)

Balance as of December 31, 2020	$4,186

Restructuring expenses included in the Condensed Consolidated Statements of Income (Loss) were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
Network Solutions – Cost of revenue	$—	$187	$12	$220
Services & Support – Cost of revenue	—	45	3	68
Cost of revenue	$—	$232	$15	$288
Selling, general and administrative expenses (1)	—	1,050	145	1,622
Research and development expenses (1)	—	621	149	1,738

Total restructuring expenses	$—	$1,903	$309	$3,648

(1)	The Company does not allocate selling, general and administrative expense and research and development expense to the segment level.

Components of restructuring expense by geographic area were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2021	2020	2021	2020
United States	$—	$448	$212	$2,191
International	—	1,455	97	1,457

Total restructuring expenses	$—	$1,903	$309	$3,648

20. SUBSEQUENT EVENTS

On November 1, 2021, we announced that our Board of Directors declared a quarterly cash dividend of $0.09 per common share to be paid to the Company’s stockholders of record as of the close of business on November 16, 2021. The payment date will be November 30, 2021 in the aggregate amount of approximately $4.4 million.

On November 4, 2021, the Company entered into a loan modification agreement and amendment to loan documents to extend the maturity date of the Revolving Credit Agreement through November 3, 2022.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of ADTRAN, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of ADTRAN, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of income (loss), of comprehensive income (loss), of changes in stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2020, including the related notes and financial statement schedule listed in the index appearing on page F-9 (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Excess and Obsolete Inventory Reserve

As described in Note 7 to the consolidated financial statements, the Company’s consolidated net inventory and inventory reserve as of December 31, 2020 were $125.5 million and $39.6 million, respectively. Management establishes reserves for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which consider historical usage, known trends, inventory age, and market conditions.

The principal considerations for our determination that performing procedures relating to the excess and obsolete inventory reserve is a critical audit matter are (i) the significant judgment by management in estimating the excess and obsolete inventory reserve, which in turn led to (ii) a high degree of auditor judgment, subjectivity and effort in performing procedures and evaluating management’s significant assumptions related to the estimated reserve percentages.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the excess and obsolete inventory reserve. These procedures also included, among others, testing management’s process for developing the excess and obsolete inventory reserve; evaluating the appropriateness of the approach; testing the completeness and accuracy of underlying data used in the approach, including historical usage and inventory age; and evaluating the reasonableness of the estimated reserve percentages used by management to determine the excess and obsolete inventory reserve. Evaluating the reasonableness of the estimated reserve percentages involved assessing whether they were consistent with the historical data and evidence obtained in other areas of the audit.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

February 26, 2021

We have served as the Company’s auditor since 1986.

Financial Statements

ADTRAN, INC.

Consolidated Balance Sheets

(In thousands, except per share amount)

December 31, 2020 and 2019

ASSETS	2020	2019
Current Assets
Cash and cash equivalents	$60,161	$73,773
Restricted cash	18	—
Short-term investments (includes $1,731 and $5,201 of available-for-sale securities as of December 31, 2020 and 2019, respectively, reported at fair value)	3,131	33,243
Accounts receivable, less allowance for doubtful accounts of $38 as of December 31, 2020 and 2019	98,827	90,531
Other receivables	21,531	16,566
Inventory, net	125,457	98,305
Prepaid expenses and other current assets	8,293	7,892

Total Current Assets	317,418	320,310
Property, plant and equipment, net	62,399	68,086
Deferred tax assets, net	9,869	7,561
Goodwill	6,968	6,968
Intangibles, net	23,470	27,821
Other non-current assets	25,425	19,883
Long-term investments (includes $43,385 and $32,459 of available-for-sale securities as of December 31, 2020 and 2019, respectively, reported at fair value)	80,130	94,489

Total Assets	$525,679	$545,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$49,929	$44,870
Bonds payable	—	24,600
Unearned revenue	14,092	11,963
Accrued expenses and other liabilities	13,609	13,876
Accrued wages and benefits	15,262	13,890
Income tax payable, net	1,301	3,512

Total Current Liabilities	94,193	112,711
Non-current unearned revenue	6,888	6,012
Pension liability	18,664	15,886
Deferred compensation liability	25,866	21,698
Other non-current liabilities	7,124	8,385

Total Liabilities	152,735	164,692
Commitments and contingencies (see Note 17)
Stockholders’ Equity
Common stock, par value $0.01 per share; 200,000 shares authorized; 79,652 shares issued and 48,241 shares outstanding as of December 31, 2020 and 79,652 shares issued and 48,020 shares outstanding as of December 31, 2019	797	797
Additional paid-in capital	281,466	274,632
Accumulated other comprehensive loss	(11,639)	(16,417)
Retained earnings	781,813	806,702
Less treasury stock at cost: 31,280 and 31,638 shares as of December 31, 2020 and 2019, respectively	(679,493)	(685,288)

Total Stockholders’ Equity	372,944	380,426

Total Liabilities and Stockholders’ Equity	$525,679	$545,118

See accompanying notes to consolidated financial statements.

ADTRAN, INC.

Consolidated Statements of Income (Loss)

(In thousands, except per share amounts)

Years ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Sales
Network Solutions	$438,015	$455,226	$458,232
Services & Support	68,495	74,835	71,045

Total Sales	506,510	530,061	529,277
Cost of Sales
Network Solutions	244,226	263,677	278,929
Services & Support	44,733	47,217	46,783

Total Cost of Sales	288,959	310,894	325,712
Gross Profit	217,551	219,167	203,565
Selling, general and administrative expenses	113,972	130,288	124,440
Research and development expenses	113,287	126,200	124,547
Asset impairments	65	3,872	—
Gain on contingency	—	(1,230)	—

Operating Loss	(9,773)	(39,963)	(45,422)
Interest and dividend income	1,936	2,765	4,026
Interest expense	(5)	(511)	(533)
Net investment gain (loss)	4,850	11,434	(4,050)
Other income (expense), net	(3,254)	1,498	1,286
Gain on bargain purchase of a business	—	—	11,322

Loss Before Income Taxes	(6,246)	(24,777)	(33,371)
Income tax (expense) benefit	8,624	(28,205)	14,029

Net Income (Loss)	$2,378	$(52,982)	$(19,342)

Weighted average shares outstanding - basic	47,996	47,836	47,880
Weighted average shares outstanding - diluted	48,288	47,836	47,880
Earnings (loss) per common share - basic	$0.05	$(1.11)	$(0.40)
Earnings (loss) per common share - diluted	$0.05	$(1.11)	$(0.40)

See accompanying notes to consolidated financial statements.

ADTRAN, INC.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

Years ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Net Income (Loss)	$2,378	$(52,982)	$(19,342)

Other Comprehensive Income (Loss), net of tax
Net unrealized gains (losses) on available-for-sale securities	316	279	(3,130)
Defined benefit plan adjustments	(395)	(1,185)	(3,755)
Foreign currency translation	4,857	(1,480)	(4,236)

Other Comprehensive Income (Loss), net of tax	4,778	(2,386)	(11,121)

Comprehensive Income (Loss), net of tax	$7,156	$(55,368)	$(30,463)

See accompanying notes to consolidated financial statements.

ADTRAN, INC.

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands, except per share amounts)

Years ended December 31, 2020, 2019 and 2018

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance as of December 31, 2017	79,652	$797	$260,515	$922,178	$(682,284)	$(3,295)	$497,911
Net loss	—	—	—	(19,342)	—	—	(19,342)
ASU 2014-09 adoption	—	—	—	278	—	—	278
ASU 2016-01 adoption	—	—	—	3,220	—	—	3,220
Other comprehensive loss, net of tax	—	—	—	—	—	(11,121)	(11,121)
Dividend payments ($0.09 per share)	—	—	—	(17,267)	—	—	(17,267)
Dividends accrued on unvested restricted stock units	—	—	—	(7)	—	—	(7)
Stock options exercised	—	—	—	(603)	2,086	—	1,483
PSUs, RSUs and restricted stock vested	—	—	—	(4,482)	3,983	—	(499)
Purchase of treasury stock	—	—	—	—	(15,532)	—	(15,532)
Stock-based compensation expense	—	—	7,155	—	—	—	7,155

Balance as of December 31, 2018	79,652	797	267,670	883,975	(691,747)	(14,416)	446,279
Net loss	—	—	—	(52,982)	—	—	(52,982)
ASU 2016-02 adoption	—	—	—	4	—	—	4
ASU 2018-02 adoption	—	—	—	(385)	—	385	—
Other comprehensive loss, net of tax	—	—	—	—	—	(2,386)	(2,386)
Dividend payments ($0.09 per share)	—	—	—	(17,212)	—	—	(17,212)
Dividends accrued on unvested restricted stock units	—	—	—	(10)	—	—	(10)
Stock options exercised	—	—	—	(208)	734	—	526
PSUs, RSUs and restricted stock vested	—	—	—	(6,480)	5,909	—	(571)
Purchase of treasury stock	—	—	—	—	(184)	—	(184)
Stock-based compensation expense	—	—	6,962	—	—	—	6,962

Balance as of December 31, 2019	79,652	797	274,632	806,702	(685,288)	(16,417)	380,426
Net income	—	—	—	2,378	—	—	2,378
Other comprehensive income, net of tax	—	—	—	—	—	4,778	4,778
Dividend payments ($0.09 per share)	—	—	—	(17,334)	—	—	(17,334)
Dividends accrued on unvested restricted stock units	—	—	—	(180)	—	—	(180)
Deferred compensation adjustments, net of tax	—	—	—	—	(2,806)	—	(2,806)
PSUs, RSUs and restricted stock vested	—	—	—	(9,753)	8,601	—	(1,152)
Stock-based compensation expense	—	—	6,834	—	—	—	6,834

Balance as of December 31, 2020	79,652	$797	$281,466	$781,813	$(679,493)	$(11,639)	$372,944

See accompanying notes to consolidated financial statements.

ADTRAN, INC.

Consolidated Statements of Cash Flows

(In thousands)

Years ended December 31, 2020, 2019 and 2018

	2020	2019	2018
Cash flows from operating activities:
Net Income (Loss)	$2,378	$(52,982)	$(19,342)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	16,627	17,771	15,891
Asset impairments	65	3,872	—
(Gain) loss on investments	(5,802)	(11,434)	4,050
Stock-based compensation expense	6,834	6,962	7,155
Deferred income taxes	(1,356)	30,070	(17,257)
Gain on contingency payment	—	(1,230)	—
Gain on life insurance proceeds	—	(1,000)	—
Gain on bargain purchase of a business	—	—	(11,322)
Other	216	(33)	17
Change in operating assets and liabilities:
Accounts receivable, net	(7,269)	8,282	49,200
Other receivables	(4,732)	20,046	(8,522)
Inventory, net	(25,582)	1,252	24,192
Prepaid expenses and other assets	(5,239)	2,749	10,727
Accounts payable, net	4,543	(13,494)	(3,799)
Accrued expenses and other liabilities	5,093	(4,598)	(3,226)
Income taxes payable	(2,294)	(8,705)	7,690

Net cash provided by (used in) operating activities	(16,518)	(2,472)	55,454

Cash flows from investing activities:
Purchases of property, plant and equipment	(6,413)	(9,494)	(8,110)
Proceeds from disposals of property, plant and equipment	2	—	—
Proceeds from sales and maturities of available-for-sale investments	105,100	47,268	153,649
Purchases of available-for-sale investments	(56,767)	(48,578)	(123,209)
Acquisition of note receivable	(523)	—	—
Life insurance proceeds received	—	1,000	—
Acquisition of business	—	13	(22,045)

Net cash provided by (used in) investing activities	41,399	(9,791)	285

Cash flows from financing activities:
Dividend payments	(17,334)	(17,212)	(17,267)
Repayment of bonds payable	(24,600)	—	—
Tax withholdings related to stock-based compensation settlements	(1,043)	—	—
Proceeds from stock option exercises	—	526	1,483
Purchases of treasury stock	—	(184)	(15,532)
Payments on long-term debt	—	(1,000)	(1,100)

Net cash used in financing activities	(42,977)	(17,870)	(32,416)

Net increase (decrease) in cash and cash equivalents	(18,096)	(30,133)	23,323
Effect of exchange rate changes	4,502	(1,598)	(4,252)
Cash, cash equivalents and restricted cash, beginning of year	73,773	105,504	86,433

Cash, cash equivalents and restricted cash, end of year	$60,179	$73,773	$105,504

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$24	$512	$534
Cash paid during the year for income taxes	$7,609	$9,357	$4,104
Supplemental disclosure of non-cash investing activities
Purchases of property, plant and equipment included in accounts payable	$108	$90	$62
Contingent payment	$—	$—	$1,230

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements

Note 1 - Nature of Business

ADTRAN, Inc. (“ADTRAN” or the “Company”) is a leading global provider of networking and communications platforms and services focused on the broadband access market. Our vision is to enable a fully connected world where the power to communicate is available to everyone, everywhere. Our unique approach, unmatched industry expertise and innovative solutions enable us to address almost any customer need. Our products and services are utilized by a diverse global customer base of network operators that range from those having regional or national reach and operating as telephone or cable television network operators to alternative network providers such as municipalities or utilities, as well as, managed service providers who serve small- and medium-sized businesses and distributed enterprises.

Principles of Consolidation

The accompanying Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and include the financial position, results of operations, comprehensive income (loss), changes in equity and cash flows of ADTRAN and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Our more significant estimates include excess and obsolete inventory reserves, warranty reserves, customer rebates, determination and accrual of the deferred revenue components of multiple element sales agreements, estimated costs to complete obligations associated with deferred revenues and network installations, estimated income tax provision and income tax contingencies, fair value of stock-based compensation, assessment of goodwill and other intangibles for impairment, estimated lives of intangible assets, estimated pension liability, fair value of investments, evaluation of other-than-temporary declines in the value of investments and our allowance for current expected credit losses. Actual amounts could differ significantly from these estimates.

We assessed certain accounting matters that generally require consideration of forecasted financial information in context with the information reasonably available to us and the unknown future impacts of the novel coronavirus (“COVID-19”) as of December 31, 2020 and through the date of this report. The accounting matters assessed included, but were not limited to, the allowance for doubtful accounts, current estimated credit losses, stock-based compensation, excess and obsolete inventory reserves, carrying value of goodwill, intangibles and other long-lived assets, financial assets, valuation allowances for tax assets and revenue recognition. While there was not a material impact to our consolidated financial statements as of and for the year ended December 31, 2020 resulting from these assessments, future conditions related to the magnitude and duration of the COVID-19 pandemic, as well as other factors, could result in material impacts to our consolidated financial statements in future reporting periods.

Correction of Immaterial Misstatement

During the three months ended June 30, 2019, the Company determined that there was an immaterial misstatement of its excess and obsolete inventory reserves in its previously issued annual and interim financial statements. The Company corrected this misstatement by recognizing a $0.8 million out-of-period adjustment during the three months ended June 30, 2019, which increased its excess and obsolete inventory reserve and cost of goods sold for the period. For the six and twelve months ended June 30, 2019 and December 31, 2019, respectively, the out-of-period adjustment was a cumulative $0.2 million reduction in its excess and obsolete inventory reserve and cost of goods sold. Management determined that the correction of this misstatement was not material to any of its previously issued financial statements on both a quantitative and qualitative basis.

During the first quarter of 2020, it was determined that certain investments held in the Company’s stock for a deferred compensation plan accounted for as a Rabbi trust were incorrectly classified as long-term investments with the fair value of such investments incorrectly marked to market at each period end rather than classified as treasury stock held at historical cost. This plan has been in existence since 2011. The Company corrected this misstatement as an out-of- period adjustment in the three months ended March 31, 2020 and the twelve months ended December 31, 2020, by remeasuring the investment assets to their historical cost basis through the recording of a net investment gain of $1.5 million in the Consolidated Statement of Income (Loss) and then correcting the classification by decreasing the long-term investment balance at its remeasured cost basis of $2.8 million to treasury stock in the Consolidated 2020 Balance Sheet. Management has determined that this misstatement was not material to any of its previously issued financial statements and that correction of the misstatement was not material to the 2020 annual financial results on either a quantitative or qualitative basis.

Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents represent demand deposits, money market funds and short-term investments classified as available-for-sale with original maturities of three months or less. We maintain depository investments with certain financial institutions. As of December 31, 2020, $56.3 million of our cash and cash equivalents, primarily certain domestic money market funds and foreign depository accounts, were in excess of government provided insured depository limits. Although these depository investments may exceed government insured depository limits, we have evaluated the credit worthiness of these applicable financial institutions and determined the risk of material financial loss due to the exposure of such credit risk to be minimal.

Restricted Cash

Restricted cash consists of certain collateral which secures the Company’s performance obligation under a contract with a certain customer.

Financial Instruments

The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the immediate or short-term maturity of these financial instruments. The carrying amount reported for bonds payable was $24.6 million, which was its fair value as of December 31, 2019.

Investments with contractual maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. Despite the long-term nature of their stated contractual maturities, we routinely buy and sell these securities and we believe we have the ability to quickly sell them to the remarketing agent, tender agent or issuer at par value plus accrued interest in the event we decide to liquidate our investment in a particular variable rate demand note. All income generated from these investments is recorded as interest income. We have not recorded any losses relating to variable rate demand notes.

Long-term investments are comprised of deferred compensation plan assets, corporate bonds, municipal fixed-rate bonds, asset-backed bonds, mortgage/agency-backed bonds, U.S. and foreign government bonds, marketable equity securities and other equity investments. Marketable equity securities are reported at fair value as determined by the most recently traded price of the securities at the balance sheet date, although the securities may not be readily marketable due to the size of the available market. Any changes in fair value are recognized in net investment gain (loss). Realized gains and losses on sales of debt securities are computed under the specific identification method and are included in other income (expense). See Note 6 for additional information.

Accounts Receivable

We record accounts receivable at net realizable value. Prior to establishing payment terms for a new customer, we evaluate the credit risk of the customer. Credit limits and payment terms established for new customers are re-evaluated periodically based on customer collection experience and other financial factors. As of December 31, 2020, single customers comprising more than 10% of our total accounts receivable balance included three customers, which accounted for 41.5% of our total accounts receivable. As of December 31, 2019, single customers comprising more than 10% of our total accounts receivable balance included four customers, which accounted for 53.2% of our total accounts receivable.

On January 1, 2020, we adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

Accounting Policy Under Topic 326

We regularly review the need for an allowance for credit losses related to our outstanding accounts receivable balances using the historical loss-rate method as well as assessing asset-specific risks. The assessment of asset-specific risks included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect a customer’s ability to pay, such as the customer’s current financial condition or credit rating by geographic location, as provided by a third party and/or by customer, if needed, and overall macro-economic conditions in which the customer operates. Based on this assessment, an allowance for credit loss would be recorded if the Company determined that, based on our historical write-offs, which have been immaterial, and such asset specific risks, there was risk in collectability of the full amount of any accounts receivable.

Accounting Policy Prior to Adoption of Topic 326

Prior to adoption of Topic 326 on January 1, 2020, we regularly reviewed the need to maintain an allowance for doubtful accounts and considered factors such as the age of accounts receivable balances, the current economic conditions that may affect a customer’s ability to pay, significant one-time events impacting these customers and our historical experience. If the financial condition of a customer deteriorated, resulting in an impairment of their ability to make payments, we may have been required to record an allowance for doubtful accounts.

Inventory

Inventory is carried at the lower of cost and estimated net realizable value, with cost being determined using the first-in, first-out method. Standard costs for material, labor and manufacturing overhead are used to value inventory and are updated at least quarterly. We establish reserves for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which consider historical usage, known trends, inventory age and market conditions. When we dispose of excess and obsolete inventories, the related disposals are charged against the inventory reserve. See Note 7 for additional information.

Property, Plant and Equipment

Property, plant and equipment, which is stated at cost, is depreciated using the straight-line method over the estimated useful lives of the assets. We depreciate building and land improvements from five to 39 years, office machinery and equipment from three to seven years, engineering machinery and equipment from three to seven years, and computer software from three to five years. Expenditures for repairs and maintenance are charged to expense as incurred. Major improvements that materially prolong the lives of the assets are capitalized. Gains and losses on the disposal of property, plant and equipment are recorded in operating income (loss). See Note 8 for additional information.

Intangible Assets

Purchased intangible assets with finite lives are carried at cost less accumulated amortization. Amortization is recorded over the estimated useful lives of the respective assets, which is two to 14 years. See Note 11 for additional information.

Impairment of Long-Lived Assets and Intangibles

Long-lived assets used in operations and intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. During the years ended December 31, 2020 and December 31, 2019, we recognized an impairment loss of less than $0.1 million and $3.9 million, respectively, related to the abandonment of certain information technology implementation projects for which we had previously capitalized expenses. There were no impairment losses for long-lived assets during the year ended December 31, 2018, or for intangible assets recognized during the years ended December 31, 2020, 2019 or 2018.

Goodwill

Goodwill represents the excess purchase price over the fair value of net assets acquired. We evaluate the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. We have elected to by-pass a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying amount and, in turn, performed a step-1 analysis of goodwill. No impairment charges related to goodwill were recognized during the years ended December 31, 2020, 2019 and 2018.

Liability for Warranty

Our products generally include warranties of 90 days to five years for product defects. We accrue for warranty returns at the time of product shipment based on our historical return rate and estimate of the cost to repair or replace the defective products. We engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers. The increasing complexity of our products will cause warranty incidences, when they arise, to be more costly. Our estimates regarding future warranty obligations may change due to product failure rates, material usage and other rework costs incurred in correcting a product failure. In addition, from time to time, specific warranty accruals may be recorded if unforeseen problems arise. Should our actual experience relative to these factors be worse than our estimates, we will be required to record additional warranty expense. The liability for warranty obligations totaled $7.1 million and $8.4 million as of December 31, 2020 and 2019, respectively. These liabilities are included in accrued expenses and other liabilities in the accompanying Consolidated Balance Sheets.

A summary of warranty expense and write-off activity for the years ended December 31, 2020, 2019 and 2018 is as follows:

	Year Ended December 31,
(In thousands)	2020	2019	2018
Balance at beginning of period	$8,394	$8,623	$9,724
Plus: Amounts charged to cost and expenses	1,538	4,569	7,392
Less: Deductions	(2,786)	(4,798)	(8,493)

Balance at end of period	$7,146	$8,394	$8,623

Pension Benefit Plan Obligations

We maintain a defined benefit pension plan covering employees in certain foreign countries. Pension benefit plan obligations are based on various assumptions used by our actuaries in calculating these amounts. These assumptions include discount rates, compensation rate increases, expected return on plan assets, retirement rates and mortality rates. Actual results that differ from the assumptions and changes in assumptions could affect future expenses and obligations. Our net pension liability totaled $18.7 million and $15.9 million as of December 31, 2020 and 2019, respectively.

Stock-Based Compensation

We have two stock incentive plans from which stock options, performance stock units (“PSUs”), restricted stock units (“RSUs”) and restricted stock are available for grant to employees and directors. Costs related to these awards are recognized over their vesting periods. All employee and director stock options granted under our stock option plans have an exercise price equal to the fair market value of the award, as defined in the plan, of the underlying common stock on the grant date. All of our outstanding stock option awards are classified as equity awards and therefore are measured at fair value on their grant date.

Stock-based compensation expense recognized for the years ended December 31, 2020, 2019 and 2018 was approximately $6.8 million, $7.0 million and $7.2 million, respectively. As of December 31, 2020, total unrecognized compensation cost related to non-vested stock options, PSUs, RSUs and restricted stock was approximately $16.7 million, which is expected to be recognized over an average remaining recognition period of 2.9 years. See Note 5 for additional information.

Research and Development Costs

Research and development costs include compensation for engineers and support personnel, contracted services, depreciation and material costs associated with new product development, enhancement of current products and product cost reductions. We continually evaluate new product opportunities and engage in intensive research and product development efforts. Research and development costs totaled $113.3 million, $126.2 million and $124.5 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Other Comprehensive Income (Loss)

The following table presents changes in accumulated other comprehensive income (loss), net of tax, by components of accumulated other comprehensive income (loss) for the years ended December 31, 2020 2019 and 2018:

(In thousands)	Unrealized Gains (Losses) on Available- for-Sale Securities	Defined Benefit Plan Adjustments	Foreign Currency Adjustments	ASU 2018-02 Adoption (2)	Total
Balance as of December 31, 2017	$2,567	$(4,286)	$(1,576)	$—	$(3,295)
Other comprehensive loss before reclassifications	685	(3,890)	(4,236)	—	(7,441)
Amounts reclassified to retained earnings (1)	(3,220)	—	—	—	(3,220)
Amounts reclassified from accumulated other comprehensive loss	(595)	135	—	—	(460)

Balance as of December 31, 2018	(563)	(8,041)	(5,812)	—	(14,416)
Other comprehensive loss before reclassifications	573	(1,717)	(1,480)	—	(2,624)
Amounts reclassified to retained earnings (1)	—	—	—	385	385
Amounts reclassified from accumulated other comprehensive loss	(294)	532	—	—	238

Balance as of December 31, 2019	(284)	(9,226)	(7,292)	385	(16,417)
Other comprehensive loss before reclassifications	749	(1,231)	4,857	—	4,375
Amounts reclassified from accumulated other comprehensive loss	(433)	836	—	—	403

Balance as of December 31, 2020	$32	$(9,621)	$(2,435)	$385	$(11,639)

(1)	With the adoption of ASU 2016-01, the unrealized gains on our equity investments were reclassified to retained earnings.
(2)	With the adoption of ASU 2018-02 on January 1, 2019, stranded tax effects related to the Tax Cuts and Jobs Act of 2017 were reclassified to retained earnings. See Note 14 for additional information.

The following tables present the details of reclassifications out of accumulated other comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	For the year ended December 31,
Details about Accumulated Other Comprehensive Income Components	2020	2019	2018	Affected Line Item in the Statement Where Net Income Is Presented
Unrealized gains on available-for-sale securities:
Net realized gain on sales of securities	$585	$397	$804	Net investment gain (loss)
Defined benefit plan adjustments - actuarial losses	(1,212)	(771)	(196)	(1)

Total reclassifications for the period, before tax	(627)	(374)	608
Tax benefit	224	136	(148)

Total reclassifications for the period, net of tax	$(403)	$(238)	$460

(1)	Included in the computation of net periodic pension cost. See Note 15 for additional information.

The following tables present the tax effects related to the change in each component of other comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018:

	2020
(In thousands)	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Unrealized gains (losses) on available-for-sale securities	$1,012	$(263)	$749
Reclassification adjustment for amounts related to available-for-sale investments included in net income	(585)	152	(433)
Defined benefit plan adjustments	(1,784)	553	(1,231)
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net income	1,212	(376)	836
Foreign currency translation adjustment	4,857	—	4,857

Total Other Comprehensive Income (Loss)	$4,712	$66	$4,778

	2019
(In thousands)	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Unrealized gains (losses) on available-for-sale securities	$774	$(201)	$573
Reclassification adjustment for amounts related to available-for-sale investments included in net loss	(397)	103	(294)
Defined benefit plan adjustments	(2,488)	771	(1,717)
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net loss	771	(239)	532
Foreign currency translation adjustment	(1,480)	—	(1,480)

Total Other Comprehensive Income (Loss)	$(2,820)	$434	$(2,386)

	2018
(In thousands)	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Unrealized gains (losses) on available-for-sale securities	$926	$(241)	$685
Reclassification adjustment for amounts related to available-for-sale investments included in net loss	(804)	209	(595)
Reclassification adjustment for amounts reclassed to retained earnings related to the adoption of ASU 2016-01	(4,351)	1,131	(3,220)
Defined benefit plan adjustments	(5,638)	1,748	(3,890)
Reclassification adjustment for amounts related to defined benefit plan adjustments included in net loss	196	(61)	135
Foreign currency translation adjustment	(4,236)	—	(4,236)

Total Other Comprehensive Income (Loss)	$(13,907)	$2,786	$(11,121)

Income Taxes

The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from the difference between financial and tax bases of our assets and liabilities and are adjusted for changes in tax rates and tax laws when such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

We establish reserves to remove some or all of the tax benefit of any of our tax positions at the time we determine that the positions become uncertain. We adjust these reserves, including any impact on the related interest and penalties, as facts and circumstances change.

Foreign Currency

Transactions with customers that are denominated in foreign currencies are recorded using the appropriate exchange rates from throughout the year. Assets and liabilities denominated in foreign currencies are remeasured at the balance sheet dates using the closing rates of exchange between those foreign currencies and the functional currency with any transaction gains or losses reported in other income (expense). Our primary exposures to foreign currency exchange rate movements are with our German subsidiary, whose functional currency is the Euro, our Australian subsidiary, whose functional currency is the Australian dollar and our British subsidiary, whose functional currency is the Great British pound. Adjustments resulting from translating financial statements of international subsidiaries are recorded as a component of accumulated other comprehensive income (loss).

Revenue

On January 1, 2018, we adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition.

Accounting Policy under Topic 606

Revenue is measured based on the consideration expected to be received in exchange for transferring goods or providing services to a customer and as performance obligations under the terms of the contract are satisfied. Generally, this occurs with the transfer of control of a product to the customer. Review of contracts with customers, for both direct customers and distributors, are performed and assessment made regarding principal versus agent considerations to determine primary responsibility for delivery of performance obligation, presumed inventory risk, and discretion in establishing pricing, when applicable. For transactions where there are multiple performance obligations, individual products and services are accounted for separately if they are distinct (if a product or service is separately identifiable from other items and if a customer can benefit from it on its own or with other resources that are readily available to the customer). The consideration, including any discounts, is allocated between separate products and services based on their stand-alone selling prices. Stand-alone selling prices are determined based on the prices at which the separate products and services are sold and are allocated based on each item’s relative value to the total value of the products and services in the arrangement. For items that are not sold separately, we estimate stand-alone selling prices primarily using the “expected cost plus a margin” approach. Payment terms are generally 30 days in the U.S. and typically longer in many geographic markets outside the U.S. Shipping fees are recorded as revenue and the related cost is included in cost of sales. Sales, value-added and other taxes collected concurrently with revenue-producing activities are excluded from revenue. Costs of obtaining a contract, if material, are capitalized and amortized over the period that the related revenue is recognized if greater than one year. We have elected to account for shipping fees as a cost of fulfilling the related contract. We have also elected to apply the practical expedient related to the incremental costs of obtaining contracts and recognize those costs as an expense when incurred if the amortization period of the assets is one year or less. These costs are included in selling, general and administrative expenses. Capitalized costs with an amortization period greater than one year were immaterial.

Revenue is generated by two reportable segments: Network Solutions and Services & Support.

Network Solutions Segment - Includes hardware products and software defined next-generation virtualized solutions used in service provider or business networks, as well as prior generation products. The majority of the revenue from this segment is from hardware revenue.

Hardware and Software Revenue

Revenue from hardware sales is recognized when control is transferred to the customer, which is generally when the products are shipped. Shipping terms are generally FOB shipping point. Revenue from software license sales are recognized at delivery and transfer of control to the customer. Revenue is recorded net of estimated discounts and rebates using historical trends. Customers are typically invoiced when control is transferred and revenue is recognized. Our products generally include assurance-based warranties of 90 days to five years for product defects, which are accrued at the time products are delivered.

Services & Support Segment - A complete portfolio of maintenance, network implementation and solutions integration and managed services, which include hosted cloud services and subscription services to complement our Network Solutions segment.

Maintenance Revenue

Our maintenance service periods range from one month to five years. Customers are typically invoiced and pay for maintenance services at the beginning of the maintenance period. We recognize revenue for maintenance services on a straight-line basis over the maintenance period as our customers benefit evenly throughout the contract term and deferred revenues, when applicable, are recorded in current and non-current unearned revenue.

Network Implementation Revenue

We recognize revenue for network implementation, which primarily consists of engineering, execution and enablement services at a point in time when each performance obligation is complete. If we have recognized revenue but have not billed the customer, the right to consideration is recognized as a contract asset that is included in other receivables on the Consolidated Balance Sheet. The contract asset is transferred to accounts receivable when the completed performance obligation is invoiced to the customer.

See Notes 4 and 16 for additional information on reportable segments.

Unearned Revenue

Unearned revenue primarily represents customer billings on maintenance service programs and unearned revenues related to multiple element contracts where we still have contractual obligations to our customers. We currently offer maintenance contracts ranging from one month to five years. Revenue attributable to maintenance contracts is recognized on a straight-line basis over the related contract term. In addition, we provide software maintenance and a variety of hardware maintenance services to customers under contracts with terms up to ten years. When we defer revenue related to multiple performance obligations where we still have contractual obligations, we also defer the related costs. Current deferred costs are included in prepaid expenses and other current assets on the accompanying Consolidated Balance Sheets and totaled $1.1 million and $1.6 million as of December 31, 2020 and 2019, respectively. Non-current deferred costs are included in other non-current assets on the accompanying Consolidated Balance Sheets and totaled less than $0.1 million and $0.1 million as of December 31, 2020 and 2019, respectively.

Earnings (Loss) per Share

Earnings (loss) per common share and earnings (loss) per common share assuming dilution, are based on the weighted average number of common shares and, when dilutive, common equivalent shares outstanding during the year. See Note 19 for additional information.

Business Combinations

The Company records assets acquired, liabilities assumed, contractual contingencies, when applicable, and intangible assets recognized as part of business combinations based on their fair values on the date of acquisition. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets and liabilities assumed or acquired is recorded as goodwill. If the estimated fair values of net tangible and intangible assets acquired and liabilities assumed exceed the purchase price, a bargain purchase gain is recorded. The Company’s estimates of fair value are based on historical experience, industry knowledge, certain information obtained from the management of the acquired company and, in some cases, valuations performed by independent third-party firms. The results of operations of acquired companies are included in the accompanying Consolidated Statements of Income (Loss) since their dates of acquisition. Costs incurred to complete the business combination, such as legal, accounting or other professional fees are charged to selling, general and administrative expenses as incurred.

Recently Adopted Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-14, Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans, which makes changes to and clarifies the disclosure requirements related to defined benefit pension and other postretirement plans. ASU 2018-14 requires additional disclosures related to the reasons for significant gains and losses affecting the benefit obligation and an explanation of any other significant changes in the benefit obligation or plan assets that are not otherwise apparent in other disclosures required by ASC 715. ASU 2018-14 also clarifies the guidance in ASC 715 to require disclosure of the projected benefit obligation (“PBO”) and fair value of plan assets for pension plans with PBOs in excess of plan assets and the accumulated benefit obligation (“ABO”) and fair value of plan assets for pension plans with ABOs in excess of plan assets. ASU 2018-14 was effective for public business entities for fiscal years ending after December 15, 2020. The adoption of this standard did not have a material effect on the disclosures in the consolidation financial statements. See Note 15 for additional information.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement, which changes the fair value measurement disclosure requirements of ASC 820, Fair Value Measurement. The amendments in this ASU are the result of a broader disclosure project, Concepts Statement No. 8 - Conceptual Framework for Financial Reporting - Chapter 8 - Notes to Financial Statements, which the FASB finalized on August 28, 2018. The FASB used the guidance in the Concepts Statement to improve the effectiveness of ASC 820’s disclosure requirements. ASU 2018-13 provides users of financial statements with information about assets and liabilities measured at fair value in the statement of financial position or disclosed in the notes to the financial statements. More specifically, ASU 2018-13 requires disclosures about the valuation techniques and inputs that are used to arrive at measures of fair value, including judgments and assumptions that are made in determining fair value. In addition, ASU 2018-13 requires disclosures regarding the uncertainty in the fair value measurements as of the reporting date and how changes in fair value measurements affect performance and cash flows. The Company adopted ASU 2018-13 on January 1, 2020, and the adoption of this standard did not have a material effect on our consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. ASU 2018-15 clarifies certain aspects of ASU 2015-05, Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. Specifically, ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementations costs incurred to develop or obtain internal use software. The Company adopted ASU 2018-15 on January 1, 2020, retrospectively. The adoption of this standard resulted in a reclassification of $5.6 million from property, plant and equipment to other non-current assets for certain previously capitalized costs related to information technology implementation projects that had not yet been placed in service on the Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019. There was no impact to previously reported net cash provided by (used in) operations on the statement of cash flows and no impact to the statements of income (loss) as no portion of the capitalized asset was depreciated in prior periods.

The following table illustrates the impact of adoption of ASU 2018-15 on the Consolidated Balance Sheet as of December 31, 2019:

	As of December 31, 2019
(In thousands)	Pre-Adoption	Effect of Adoption	As Presented Now
Consolidated Balance Sheet
Property, plant and equipment, net	$73,708	$(5,622)	$68,086
Other non-current assets	$14,261	$5,622	$19,883

There was no impact upon adoption of ASU 2018-15 on the Consolidated Statement of Income (Loss) for the year ended December 31, 2019 and the Consolidated Statement of Cash Flows for the year ended December 31, 2019 as outlined in the following tables:

	For the year ended December 31, 2019
(In thousands)	Pre-Adoption	Effect of Adoption	As Presented Now
Consolidated Statement of Income (Loss)
Net income (loss)	$(52,982)	$—	$(52,982)
Consolidated Statement of Cash Flows
Net cash provided by (used in) operating activities	$(2,472)	$—	$(2,472)

The following table presents the capitalized implementation costs incurred with hosting arrangements, included in other non-current assets on the Consolidated Balance Sheet, as of December 31, 2020:

(In thousands)	December 31, 2020
Implementation costs - hosting arrangements	$13,515
Less: accumulated amortization	—

Implementation costs - hosting arrangements, net	$13,515

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing various exceptions, such as the exception to the incremental approach for intra-period tax allocation when there is a loss from continuing operations and income or a gain from other items. The amendments in this update also simplify the accounting for income taxes related to income-based franchise taxes and require that an entity reflect enacted tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The

Company early adopted ASU 2019-12 on April 1, 2020, which was applied on a prospective basis as if the Company adopted the standard on January 1, 2020. The Company early adopted the standard to take advantage of the simplification of rules for income taxes on intra-period tax allocations. Specifically, the adoption of this standard resulted in the recognition of approximately $0.1 million of tax benefit in other comprehensive income (loss), that otherwise would have been recognized in continuing operations had the intra-period tax allocation been completed. There were no other impacts from this standard on the Consolidated Balance Sheets, Consolidated Statements of Income (Loss) or Consolidated Statements of Cash Flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires the measurement and recognition of expected credit losses for financial instruments held at amortized cost. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326 Financial Instruments - Credit Losses, which clarifies that receivables arising from operating leases are not within the scope of the credit losses standard, but rather should be accounted for in accordance with the standard for leases. In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, which clarifies the accounting for transfers between classifications of debt securities and clarifies that entities should include expected recoveries on financial assets in the calculation of the current expected credit loss allowance. In addition, renewal options that are not unconditionally cancelable should be considered in the determination of expected credit losses. In May 2019, the FASB issued ASU 2019-05, Financial Instruments - Credit Losses (Topic 326): Targeted Transition Relief, which amends ASU 2016-13 to allow companies, upon adoption, to elect the fair value option on financial instruments that were previously recorded at amortized cost if they meet certain criteria. In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which makes various narrow-scope amendments to the new credit losses standard, such as providing disclosure relief for accrued interest receivables. In March 2020, the FASB issued ASU 2020-03, Codification Improvements to financial instruments, which clarifies various issues related to the new credit losses standard, such as the contractual term used to measure expected credit losses for leases and when to record an allowance for credit losses for financial assets that fall under the scope of ASC 860-20, Transfers and Servicing - Sales of Financial Assets. All of these ASUs were codified as part of Accounting Standards Codifications (“ASC”) Topic 326 and were effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company adopted this standard on January 1, 2020, using a modified-retrospective approach and, therefore, elected to carry forward legacy disclosures for comparative periods and did not adjust the comparative period financial information. Additionally, the Company made an accounting policy election, at the class of financing receivable, not to measure the allowance for credit losses for accrued interest receivables, as the Company writes off the uncollectable accrued interest receivable by reversing any previously recorded interest income in a timely manner (as soon as these amounts are determined to be uncollectable). The adoption of this standard did not have a material effect on our consolidated financial statements. See Note 18 for additional information.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 simplifies the measurement of goodwill by eliminating step 2 of the goodwill impairment test. Under ASU 2017-04, entities are required to compare the fair value of a reporting unit to its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. ASU 2017-04 was effective for annual or interim impairment tests performed in fiscal years beginning after December 15, 2019.

The Company adopted ASU 2017-04 on January 1, 2020, and the amendments were applied prospectively. The adoption of this standard did not have a material effect on our consolidated financial statements.

Note 2 - Cash, Cash Equivalents and Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheet that sum to the total of the same such amounts shown in the Consolidated Statement of Cash Flows:

(In thousands)	December 31, 2020
Cash and cash equivalents	$60,161
Restricted cash	18

Cash, cash equivalents and restricted cash	$60,179

The Company did not have any restricted cash as of December 31, 2019 and 2018. See Note 17 for additional information regarding restricted cash.

Note 3 - Business Combinations

In November 2018, we acquired SmartRG, Inc., for cash consideration. This transaction was accounted for as a business combination. We recorded goodwill of $3.5 million as a result of this acquisition, which represents the excess of the purchase price over the fair value of net assets acquired and liabilities assumed. The financial results of this acquisition are included in the consolidated financial statements since the date of acquisition. The revenues are included in the Subscriber Solutions & Experience category within the Network Solutions and Services & Support reportable segments.

Contingent liabilities with a fair value totaling $1.2 million were recognized at the acquisition date. The required milestones were not achieved and therefore, a gain of $1.2 million was recognized upon the reversal of these liabilities during the second quarter of 2019.

An escrow in the amount of $2.8 million was set up at the acquisition date to fund post-closing working capital settlements and to satisfy indemnity obligations to the Company arising from any inaccuracy or breach of representations, warranties, covenants, agreements or obligations of the sellers. The escrow was subject to arbitration. In December 2019, $1.3 million of the $2.8 million was released from the escrow account pursuant to the agreement and the remaining balance was released in December 2020.

In March 2018, we acquired Sumitomo Electric Lightwave Corp.’s (SEL) North American EPON business and entered into a technology license and OEM supply agreement with Sumitomo Electric Industries, Ltd. (SEI). We recorded a bargain purchase gain of $11.3 million during the first quarter of 2018, net of income taxes, which was subject to customary working capital adjustments between the parties. This transaction was accounted for as a business combination. The financial results of this acquisition are included in the consolidated financial statements since the date of acquisition. The revenues are included in the Access & Aggregation and Subscriber Solutions & Experience categories within the Network Solutions and Services & Support reportable segments.

The Consolidated Statement of Income for the year ended December 31, 2018 includes the following revenue and net loss attributable to SmartRG and Sumitomo since the date of acquisition:

(In thousands)	March 19, 2018 to December 31, 2018
Revenue	$9,186
Net loss	$(1,297)

The following unaudited supplemental pro forma information presents the financial results as if the acquisition of SmartRG and Sumitomo had occurred on January 1, 2017. This unaudited supplemental pro forma information does not purport to be indicative of what would have occurred had the acquisition been completed on January 1, 2018, nor is it indicative of any future results. There were no material, non-recurring adjustments to this unaudited pro forma information.

(In thousands)	2018
Pro forma revenue	$559,050
Pro forma net loss	$(33,862)

For the years ended December 31, 2020, 2019 and 2018, we incurred acquisition and integration related expenses and amortization of acquired intangibles of $3.8 million, $5.0 million and $2.9 million, respectively, related to the SmartRG and Sumitomo acquisitions.

Note 4 - Revenue

The following is a description of the principal activities from which revenue is generated by reportable segment:

Network Solutions - Includes hardware products and software-defined next-generation virtualized solutions used in service provider or business networks, as well as prior generation products.

Services & Support - Includes maintenance, network implementation, solutions integration and managed services, which include hosted cloud services and subscription services.

Revenue by Category

In addition to reportable segments, revenue is also reported for the following three categories - Access & Aggregation, Subscriber Solutions & Experience and Traditional & Other Products.

The following table disaggregates revenue by reportable segment and revenue category for the year ended December 31, 2020:

(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$262,578	$50,560	$313,138
Subscriber Solutions & Experience	161,824	9,263	171,087
Traditional & Other Products	13,613	8,672	22,285

Total	$438,015	$68,495	$506,510

The following table disaggregates revenue by reportable segment and revenue category for the year ended December 31, 2019:

(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$289,980	$58,894	$348,874
Subscriber Solutions & Experience	144,651	8,269	152,920
Traditional & Other Products	20,595	7,672	28,267

Total	$455,226	$74,835	$530,061

The following table disaggregates revenue by reportable segment and revenue category for the year ended December 31, 2018:

(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$301,801	$57,069	$358,870
Subscriber Solutions & Experience	129,067	5,393	134,460
Traditional & Other Products	27,364	8,583	35,947

Total	$458,232	$71,045	$529,277

Revenue allocated to remaining performance obligations represents contract revenues that have not yet been recognized for contracts with a duration greater than one year. As of December 31, 2020, we did not have any significant performance obligations related to customer contracts that had an original expected duration of one year or more, other than maintenance services, which are satisfied over time. As a practical expedient, for certain contracts we recognize revenue equal to the amounts we are entitled to invoice, which correspond to the value of completed performance obligations to date. The amount related to these performance obligations was $17.7 million and $13.6 million as of December 31, 2020 and December 31, 2019, respectively. The Company expects to recognize 61% of the $17.7 million as of December 31, 2020 over the next 12 months, with the remainder to be recognized thereafter.

The following table provides information about accounts receivable, contract assets and unearned revenue from contracts with customers:

(In thousands)	December 31, 2020	December 31, 2019
Accounts receivable	$98,827	$90,531
Contract assets(1)	$63	$2,812
Unearned revenue	$14,092	$11,963
Non-current unearned revenue	$6,888	$6,012

(1)	Included in other receivables on the Consolidated Balance Sheets.

Of the outstanding unearned revenue balance as of December 31, 2019 and December 31, 2018, $11.0 million and $12.7 million were recognized as revenue during the years ended December 31, 2020 and 2019, respectively.

Note 5 - Stock-Based Compensation

The following table summarizes stock-based compensation expense related to stock options, PSUs, RSUs and restricted stock for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
Stock-based compensation expense included in cost of sales	$426	$369	$418

Selling, general and administrative expenses	4,036	3,889	3,989
Research and development expenses	2,372	2,704	2,748

Stock-based compensation expense included in operating expenses	6,408	6,593	6,737

Total stock-based compensation expense	6,834	6,962	7,155
Tax benefit for expense associated with non-qualified stock options, PSUs, RSUs and restricted stock	(1,629)	(1,659)	(1,432)

Total stock-based compensation expense, net of tax	$5,205	$5,303	$5,723

Stock Incentive Program Descriptions

2020 Stock Incentive Plans

At the annual meeting of stockholders held on May 13, 2020, the Company’s stockholders approved, upon recommendation of the Board of Directors, the adoption of the ADTRAN, Inc. 2020 Employee Stock Incentive Plan (the “2020 Employee Plan”) as well as the ADTRAN, Inc. 2020 Directors Stock Plan (the “2020 Directors Plan”). No additional awards will be granted under the Company’s previous stock incentive plans, the ADTRAN, Inc. 2015 Employee Stock Incentive Plan (the “2015 Employee Plan”) or the 2010 Directors Stock Plan (the “2010 Directors Plan”) subsequent to the stockholders’ approval of these new stock plans. Outstanding awards granted under the 2015 Employee Plan and the 2010 Directors Plan will remain subject to the terms of such plans, and shares underlying awards granted under such plans that are cancelled or forfeited will be available for issuance under the 2020 Employee Plan or the 2020 Directors Plan, as applicable.

Under the 2020 Employee Plan, the Company is authorized to issue 2.8 million shares of common stock to certain employees, key service providers and advisors through incentive stock options and non-qualified stock options, stock appreciation rights, RSUs and restricted stock, any of which may be subject to performance-based conditions. RSUs and restricted stock granted under the 2020 Employee Plan will typically vest pursuant to a four-year vesting schedule beginning on the first anniversary of the grant date. Stock options granted under the 2020 Employee Plan will typically become exercisable beginning after one year of continued employment, normally pursuant to a four-year vesting schedule beginning on the first anniversary of the grant date and have a ten-year contractual term. Stock options, RSUs and restricted stock granted under the 2020 Employee Plan reduce the shares authorized for issuance under the 2020 Employee Plan by one share of common stock for each share underlying the award. Forfeitures, cancellations or expirations of awards granted under the 2015 Employee Plan increase the shares authorized for issuance under the 2020 Employee Plan, with forfeitures, cancellations or expirations of RSUs and restricted stock increasing the shares authorized for issuance by 2.5 shares of common stock for each share underlying the award. Forfeitures, cancellations or expirations of stock options from the 2015 Employee Plan increase the shares authorized for issuance under the 2020 Employee Plan by one share of common stock for each share underlying the award.

Under the 2020 Directors Plan, the Company is authorized to issue 0.4 million shares of common stock through stock options, restricted stock and RSUs to non-employee directors. Stock awards issued under the 2020 Directors Plan typically will become vested in full on the first anniversary of the grant date. Stock options issued under the 2020 Directors Plan will have a ten-year contractual term. Stock options, restricted stock and RSUs granted under the 2020 Directors Plan reduce the shares authorized for issuance under the 2020 Directors Plan by one share of common stock for each share underlying the award. Forfeitures, cancellations and expirations of awards granted under the 2010 Directors Stock Plan increase the shares authorized for issuance under the 2020 Directors Plan by one share of common stock for each share underlying the award.

Previous Stock Incentive Plans

In January 2015, the Board of Directors adopted the 2015 Employee Plan, which authorized 7.7 million shares of common stock for issuance to certain employees and officers through incentive stock options and non-qualified stock options, stock appreciation rights, PSUs, RSUs and restricted stock. The 2015 Employee Plan was adopted by stockholder approval at our annual meeting of stockholders held in May 2015. PSUs, RSUs and restricted stock granted under the 2015 Plan reduce the shares authorized for issuance under the 2015 Employee Plan by 2.5 shares of common stock for each share underlying the award. Options granted under the 2015 Employee Plan typically become exercisable beginning after one year of continued employment, normally pursuant to a four-year vesting schedule beginning on the first anniversary of the grant date and have a ten-year contractual term. Expiration dates of options outstanding as of December 31, 2020 under the 2015 Employee Plan range from 2025 to 2026.

In January 2006, the Board of Directors adopted the ADTRAN, Inc. 2006 Employee Stock Incentive Plan (the “2006 Plan”), which authorized 13.0 million shares of common stock for issuance to certain employees and officers through incentive stock options and non-qualified stock options, stock appreciation rights, RSUs and restricted stock. Options granted under the 2006 Plan typically become exercisable beginning after one year of continued employment, normally pursuant to a four-year vesting schedule beginning on the first anniversary of the grant date and had a ten-year contractual term. The 2006 Plan was replaced in May 2015 by the 2015 Employee Plan. Expiration dates of options outstanding as of December 31, 2020 under the 2006 Plan range from 2021 to 2024.

In May 2010, the Company’s stockholders approved the 2010 Directors Plan, under which 0.5 million shares of common stock have been reserved for issuance. This plan replaced the 2005 Directors Stock Option Plan. Under the 2010 Directors Plan, the Company may issue stock options, restricted stock and RSUs to our non-employee directors. Stock awards issued under the 2010 Directors Plan become vested in full on the first anniversary of the grant date. Options issued under the 2010 Directors Plan had a ten-year contractual term. All remaining options under the 2010 Directors Plan expired in 2019.

PSUs, RSUs and restricted stock

The following table is a summary of our PSUs, RSUs and restricted stock outstanding as of December 31, 2019 and 2020 and the changes that occurred during 2020:

	Number of shares (In thousands)	Weighted Average Grant Date Fair Value
Unvested PSUs, RSUs and restricted stock outstanding, December 31, 2019	1,891	$14.58

PSUs, RSUs and restricted stock granted	1,029	$11.02
PSUs, RSUs and restricted stock vested	(453)	$14.26
PSUs, RSUs and restricted stock forfeited	(621)	$18.14

Unvested PSUs, RSUs and restricted stock outstanding, December 31, 2020	1,846	$11.49

The following table details the significant assumptions that impact the fair value estimate of the market-based PSUs:

	2020	2019	2018
Estimated fair value per share	$14.43	$9.53 to $18.05	$16.59
Expected volatility	51.88%	32.7% to 38.9%	27.98% to 31.58%
Risk-free interest rate	0.24%	1.6% to 2.46%	2.11% to 2.99%
Expected dividend yield	2.85%	2.3% to 4.09%	1.83% to 2.49%

For market-based PSUs, the number of shares of common stock earned by a recipient is subject to a market condition based on ADTRAN’s relative total shareholder return against all companies in the NASDAQ Telecommunications Index at the end of a three-year performance period. Depending on the relative total shareholder return over the performance period, the recipient may earn from 0% to 150% of the shares underlying the PSUs, with the shares earned distributed upon the vesting. The fair value of the award is based on the market price of our common stock on the date of grant, adjusted for the expected outcome of the impact of market conditions using a Monte Carlo Simulation valuation method. A portion of the granted PSUs vests and the underlying shares become deliverable upon the death or disability of the recipient or upon a change of control of ADTRAN, as defined by the 2020 Employee Plan. The recipients of the PSUs receive dividend credits based on the shares of common stock underlying the PSUs. The dividend credits vest and are earned in the same manner as the PSUs and are paid in cash upon the issuance of common stock for the PSUs.

During the first quarter of 2020, the Company issued 0.3 million performance-based PSUs under the 2015 Employee Plan to its executive officers. The grant-date fair value of these performance-based awards is based on the closing price of the Company’s stock on the date of grant. Subject to the grantee’s continued employment, the grantee has the ability to earn shares in a range of 0% to 142.8% of the awarded number of PSUs based on the achievement of a defined performance target at the end of a three-year period. If the Company achieves the performance target at the end of the first or second year during the vesting period, the grantee will be entitled to the target number of performance shares, which will be issued at the end of the three-year period. Equity-based compensation expense with respect to these awards will be adjusted over the vesting period to reflect the probability of achievement of the performance target defined in the award agreements.

The fair value of RSUs and restricted stock is equal to the closing price of our stock on the grant date. RSUs and restricted stock vest ratably over four-year and one-year periods, respectively.

We will continue to assess the assumptions and methodologies used to calculate the estimated fair value of stock-based compensation. If circumstances change, and additional data becomes available over time, we may change our assumptions and methodologies, which may materially impact our fair value determination.

As of December 31, 2020, total unrecognized compensation expense related to the non-vested portion of market-based PSUs, RSUs and restricted stock was approximately $16.7 million, which is expected to be recognized over an average remaining recognition period of 2.9 years and will be adjusted for actual forfeitures as they occur.

As of December 31, 2020, 3.6 million shares were available for issuance under shareholder-approved equity plans in connection with the grant and exercise of stock options, PSU’s, RSU’s or restricted stock.

Stock Options

The following table is a summary of stock options outstanding as of December 31, 2020 and 2019 and the changes that occurred during 2020:

	Number of Options (In thousands)	Weighted Average Exercise Price (Per share)	Weighted Avg. Remaining Contractual Life in Years	Aggregate Intrinsic Value (In thousands)
Stock options outstanding, December 31, 2019	3,572	$22.88	3.40	$—

Stock options granted	—	$—
Stock options exercised	—	$—
Stock options forfeited	—	$—
Stock options expired	(854)	$28.00

Stock options outstanding, December 31, 2020	2,718	$21.17	2.86	$—

Stock options exercisable, December 31, 2020	2,718	$21.17	2.86	$—

All of these stock options were issued at exercise prices that approximated fair market value at the date of grant. As of December 31, 2020, there was no unrecognized compensation expense related to non-vested stock options.

The aggregate intrinsic values represent the total pre-tax intrinsic value (the difference between ADTRAN’s closing stock price on the last trading day of 2020 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2020. The amount of aggregate intrinsic value will change based on the fair market value of ADTRAN’s stock and was $0 as of December 31, 2020.

The total pre-tax intrinsic value of options exercised during 2020, 2019 and 2018 was $0, $0.1 million and $0.2 million, respectively. The fair value of options fully vesting during 2020, 2019 and 2018 was less than $0.1 million, $0.9 million and $2.5 million, respectively.

The following table further describes our stock options outstanding as of December 31, 2020:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding at December 31, 2020 (In thousands)	Weighted Avg. Remaining Contractual Life in Years	Weighted Average Exercise Price	Options Exercisable at December 31, 2020 (In thousands)	Weighted Average Exercise Price
$15.33 - $18.96	1,007	3.69	$15.91	1,007	$15.91
$18.97 - $23.45	588	3.68	$18.97	588	$18.97
$23.46 - $30.35	603	2.55	$24.11	603	$24.11
$30.36 - $41.92	520	0.64	$30.40	520	$30.40

	2,718			2,718

The Black-Scholes option pricing model (the “Black-Scholes Model”) is used to determine the estimated fair value of stock option awards on the date of grant. The Black-Scholes Model requires the input of certain assumptions that involve judgment. Because our stock options have characteristics significantly different from those of traded options, and because changes in the input assumptions can materially affect the fair value estimate, existing models may not provide reliable measures of fair value of our stock options. The stock option pricing model requires the use of several assumptions that impact the fair value estimate. These variables include, but are not limited to, the volatility of our stock price and employee exercise behaviors.

There were no stock options granted in during the years ended December 31, 2020, 2019 or 2018.

Note 6 - Investments

Debt Securities and Other Investments

As of December 31, 2020, the following debt securities and other investments were included in short-term investments and long-term investments on the Consolidated Balance Sheet and recorded at fair value:

(In thousands)	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Corporate bonds	$11,762	$123	$—	$11,885
Municipal fixed-rate bonds	2,854	30	—	2,884
Asset-backed bonds	6,634	74	—	6,708
Mortgage/Agency-backed bonds	11,536	114	(6)	11,644
U.S. government bonds	9,763	112	—	9,875
Foreign government bonds	1,334	4	(1)	1,337
Commercial Paper	250	—	—	250
Other	533	—	—	533

Available-for-sale debt securities held at fair value	$44,666	$457	$(7)	$45,116

As of December 31, 2019, the following debt securities and other investments were included in short-term investments and long-term investments on the Consolidated Balance Sheet and recorded at fair value:

(In thousands)	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Corporate bonds	$9,304	$80	$—	$9,384
Municipal fixed-rate bonds	930	—	—	930
Asset-backed bonds	6,867	26	(3)	6,890
Mortgage/Agency-backed bonds	6,944	26	(8)	6,962
U.S. government bonds	12,311	21	(9)	12,323
Foreign government bonds	372	—	(1)	371
Variable rate demand notes	800	—	—	800

Available-for-sale debt securities held at fair value	$37,528	$153	$(21)	$37,660

As of December 31, 2020, our debt securities had the following contractual maturities:

(In thousands)	Corporate bonds	Municipal fixed-rate bonds	Asset- backed bonds	Mortgage/ Agency- backed bonds	U.S. government bonds	Foreign government bonds	Commercial paper	Other
Less than one year	$1,477	$96	$144	$63	$—	$75	$250	$533
One to two years	2,007	1,245	300	2,129	5,122	462	—	—
Two to three years	7,013	1,246	622	2,940	4,526	498	—	—
Three to five years	1,388	297	3,658	183	227	302	—	—
Five to ten years	—	—	1,241	2,095	—	—	—	—
More than ten years	—	—	743	4,234	—	—	—	—

Total	$11,885	$2,884	$6,708	$11,644	$9,875	$1,337	$250	$533

Actual maturities may differ from contractual maturities as some borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

Realized gains and losses on sales of securities are computed under the specific identification method. The following table presents gross realized gains and losses related to our debt securities for the years ended December 31, 2020, 2019 and 2018:

	For the year ended December 31,
(In thousands)	2020	2019	2018
Gross realized gains on debt securities	$459	$108	$57
Gross realized losses on debt securities	(58)	(50)	(592)

Total gain (loss) recognized, net	$401	$58	$(535)

The Company’s investment policy provides limitations for issuer concentration, which limits, at the time of purchase, the concentration in any one issuer to 5% of the market value of the total investment portfolio. The Company did not purchase any available-for-sale debt with credit deterioration during the years ended December 31, 2020, 2019 and 2018.

The following table presents the breakdown of debt securities and other investments with unrealized losses as of December 31, 2020:

	Continuous Unrealized Loss Position for Less than 12 Months		Continuous Unrealized Loss Position for 12 Months or Greater		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds	$336	$—	$—	$—	$336	$—
Municipal fixed-rate bonds	310	—	—	—	310	—
Asset-backed bonds	2	—	—	—	2	—
Mortgage/Agency-backed bonds	2,078	(6)	—	—	2,078	(6)
U.S. government bonds	350	—	—	—	350	—
Foreign government bonds	302	(1)	—	—	302	(1)

Total	$3,378	$(7)	$—	$—	$3,378	$(7)

The following table presents the breakdown of debt securities and other investments with unrealized losses as of December 31, 2019:

	Continuous Unrealized Loss Position for Less than 12 Months		Continuous Unrealized Loss Position for 12 Months or Greater		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Corporate bonds	$203	$—	$—	$—	$203	$—
Municipal fixed-rate bonds	930	—	—	—	930	—
Asset-backed bonds	797	(3)	—	—	797	(3)
Mortgage/Agency-backed bonds	2,594	(6)	136	(2)	2,730	(8)
U.S. government bonds	4,070	(9)	—	—	4,070	(9)
Foreign government bonds	371	(1)	—	—	371	(1)

Total	$8,965	$(19)	$136	$(2)	$9,101	$(21)

The decrease in unrealized losses during 2020 resulted from changes in market positions associated with our fixed income portfolio.

Marketable Equity Securities

Marketable equity securities consist of publicly traded stock, funds and certain other investments measured at fair value or cost, where appropriate.

During the three months ended March 31, 2019, an outstanding note receivable of $4.3 million was repaid and reissued in the form of debt and equity. Of the outstanding $4.3 million, $3.4 million was issued as an equity investment, which represented a non-cash investing activity. This equity investment, which does not have a readily determinable fair value, was recorded using the measurement alternative. Under the measurement alternative, equity investments that do not have a readily determinable fair value can be recorded at cost less impairment, if any, adjusted for observable price changes for an identical or similar investment. The carrying value of this investment under the measurement alternative was $3.4 million as of December 31, 2019. During the year ended December 31, 2020, impairment charges totaling $2.6 million were recorded related to this equity investment and are included in net investment gain (loss) on the Consolidated Statement of Income (Loss). As a result, the carrying value of this investment was $0.8 million as of December 31, 2020. The remaining amount, $0.9 million of the original $4.3 million note receivable, was reissued as a new note receivable, which is included in long-term investments on the Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019, and represented a non-cash investing activity during the year ended December 31, 2019. No impairment charge was recognized related to the note receivable as it is a secured loan.

Realized and unrealized gains and losses for our marketable equity securities for the year ended December 31, 2020, 2019 and 2018 were as follows:

	For the year ended December 31,
(In thousands)	2020	2019	2018
Realized losses on equity securities sold	$(2,382)	$(96)	$1,306
Unrealized gains on equity securities held	6,831	11,472	(4,821)

Total gain (loss) recognized, net	$4,449	$11,376	$(3,515)

As of December 31, 2020 and 2019, gross unrealized losses related to individual investments in a continuous loss position for twelve months or longer were not material.

U.S. GAAP establishes a three-level valuation hierarchy based upon observable and unobservable inputs for fair value measurement of financial instruments:

•	Level 1 - Observable outputs; values based on unadjusted quoted prices for identical assets or liabilities in an active market;

•	Level 2 - Significant inputs that are observable; values based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly;

•

Level 3 - Significant unobservable inputs; values based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement; inputs could include information supplied by investees.

The Company’s cash equivalents and investments held at fair value are categorized into this hierarchy as follows:

	Fair Value Measurements as of December 31, 2020 Using
(In thousands)	Fair Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$497	$497	$—	$—
U.S. government bonds	350	350	—	—
Available-for-sale debt securities
Corporate bonds	11,885	—	11,885	—
Municipal fixed-rate bonds	2,884	—	2,884	—
Asset-backed bonds	6,708	—	6,708	—
Mortgage/Agency-backed bonds	11,644	—	11,644	—
U.S. government bonds	9,875	9,875	—	—
Foreign government bonds	1,337	—	1,337	—
Commercial paper	250	—	250	—
Other investments	533	—	—	533
Marketable equity securities
Marketable equity securities - various industries	10,963	10,963	—	—
Deferred compensation plan assets	23,891	23,891	—	—
Other investments	1,400	1,400	—	—

Total	$82,217	$46,976	$34,708	$533

	Fair Value Measurements as of December 31, 2019 Using
(In thousands)	Fair Value	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents
Money market funds	$1,309	$1,309	$—	$—
Available-for-sale debt securities
Corporate bonds	9,384	—	9,384	—
Municipal fixed-rate bonds	930	—	930	—
Asset-backed bonds	6,890	—	6,890	—
Mortgage/Agency-backed bonds	6,962	—	6,962	—
U.S. government bonds	12,323	12,323	—	—
Foreign government bonds	371	—	371	—
Variable rate demand notes	800	—	800	—
Marketable equity securities
Marketable equity securities - various industries	35,501	35,501	—	—
Equity in escrow	298	298	—	—
Deferred compensation plan assets	21,698	21,698	—	—
Other investments	2,442	2,442	—	—

Total	$98,908	$73,571	$25,337	$—

The fair value of our Level 2 securities is calculated using a weighted average market price for each security. Market prices are obtained from a variety of industry standard data providers, large financial institutions and other third-party sources. These multiple market prices are used as inputs into a distribution-curve-based algorithm to determine the daily market value of each security.

The fair value of Level 3 securities is calculated based on unobservable inputs. Quantitative information with respect to unobservable inputs consisted of third-party valuations performed in accordance with ASC 820 - Fair Value Measurement. Inputs used in preparing the third-party valuation included the following assumptions, among others: estimated discount rates and fair market yields.

Our variable rate demand notes have a structure that implies a standard expected market price. The frequent interest rate resets make it reasonable to expect the price to stay at par. These securities are priced at the expected market price.

Note 7 - Inventory

As of December 31, 2020 and 2019, inventory, net was comprised of the following:

(In thousands)	2020	2019
Raw materials	$47,026	$36,987
Work in process	776	1,085
Finished goods	77,655	60,233

Total Inventory, net	$125,457	$98,305

Inventory reserves are established for estimated excess and obsolete inventory equal to the difference between the cost of the inventory and the estimated net realizable value of the inventory based on estimated reserve percentages, which consider historical usage, known trends, inventory age and market conditions. As of December 31, 2020 and 2019, our inventory reserve was $39.6 million and $34.1 million, respectively.

Note 8 – Property, Plant and Equipment

As of December 31, 2020 and 2019, property, plant and equipment, net was comprised of the following:

(In thousands)	2020	2019
Land	$4,575	$4,575
Building and land improvements	35,142	34,797
Building	68,169	68,157
Furniture and fixtures	19,965	19,959
Computer hardware and software	70,942	68,777
Engineering and other equipment	132,920	130,430

Total Property, Plant and Equipment	331,713	326,695
Less: accumulated depreciation	(269,314)	(258,609)

Total Property, Plant and Equipment, net	$62,399	$68,086

Long-lived assets used in operations are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. During the years ended December 31, 2020 and December 31, 2019, the Company recognized impairment charges of $0.1 million and $3.9 million, respectively, related to the abandonment of certain information technology projects in which we had previously capitalized expenses related to these projects. The impairment charges were determined based on actual costs incurred as part of the projects. No impairment charges were recognized during the year ended December 31, 2018.

Depreciation expense was $12.2 million, $12.5 million and $12.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, which is recorded in cost of sales, selling, general and administrative expenses and research and development expenses in the Consolidated Statements of Income (Loss).

Note 9 - Leases

We have operating leases for office space, automobiles and various other equipment in the U.S. and in certain international locations. Other contracts, such as manufacturing agreements and service agreements, are reviewed to determine if they contain potential embedded leases. These other contracts are specifically reviewed to determine whether we have the right to substantially all of the economic benefit from the use of any specified assets or the right to direct the use of any specified assets, either of which would indicate the existence of a lease.

As of December 31, 2020, our operating leases had remaining lease terms of two months to 55 months, some of which included options to extend the leases for up to two years, and some of which included options to terminate the leases within three months. For those leases that are reasonably assured to be renewed, we have included the option to extend as part of our right of use asset and lease liability. Supplemental balance sheet information related to operating leases is as follows:

(In thousands)	Classification	December 31, 2020	December 31, 2019
Assets
Operating lease assets	Other non-current assets	$5,309	$8,452

Total lease asset		$5,309	$8,452

Liabilities
Current operating lease liability	Accrued expenses and other liabilities	$1,806	$2,676
Non-current operating lease liability	Other non-current liabilities	3,574	5,818

Total lease liability		$5,380	$8,494

Leases with an initial term of 12 months or less are not recorded on the balance sheet and lease expense for these leases is recognized on a straight-line basis over the lease term. Lease expense related to these short-term leases was less than $0.1 million and $0.4 million for the year ended December 31, 2020 and 2019, respectively, and is included in cost of sales, selling, general and administrative expenses and research and development expenses in the Consolidated Statements of Income (Loss). Lease expense related to variable lease payments that do not depend on an index or rate, such as real estate taxes and insurance reimbursements, was $0.7 million and $0.9 million for the year ended December 31, 2020 and 2019, respectively. For lease agreements entered into or reassessed after the adoption of Topic 842, we elected to not separate lease and non-lease components. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

The components of lease expense included in the Consolidated Statements of Income (Loss) were as follows:

	For the year ended December 31,
(In thousands)	2020	2019
Cost of sales	$113	$64
Selling, general and administrative expenses	1,311	1,400
Research and development expenses	1,121	2,417

Total operating lease expense	$2,545	$3,881

As of December 31, 2020, operating lease liabilities included on the Consolidated Balance Sheet by future maturity were as follows:

(In thousands)	Amount
2021	$1,895
2022	1,600
2023	1,251
2024	521
2025	287
Thereafter	—

Total lease payments	5,554
Less: Interest	(174)

Present value of lease liabilities	$5,380

Future operating lease payments include $0.3 million related to options to extend lease terms that are reasonably certain of being exercised. There are no legally binding leases that have not yet commenced.

An incremental borrowing rate is used based on information available at the commencement date in determining the present value of lease payments. The incremental borrowing rate is determined on a portfolio basis by grouping leases with similar terms as well as grouping leases based on a U.S. dollar or Euro functional currency. The actual rate is then determined based on a credit spread over LIBOR as well as the Bloomberg Curve Matrix for the U.S. Communications section. The following table provides information about our weighted average lease terms and weighted average discount rates:

	As of December 31,
	2020	2019
Weighted average remaining lease term (years)
Operating leases with USD functional currency	2.4	2.6
Operating leases with Euro functional currency	3.6	4.4
Weighted average discount rate
Operating leases with USD functional currency	4.47%	4.02%
Operating leases with Euro functional currency	1.37%	1.84%

Supplemental cash flow information related to operating leases is as follows:

	As of December 31,
(In thousands)	2020	2019
Cash paid for amounts included in the measurement of operating lease assets/liabilities
Cash used in operating activities related to operating leases	$2,632	$3,439
Right-of-use assets obtained in exchange for operating lease obligations	$324	$11,615

Sales-Type Leases

We are the lessor in sales-type lease arrangements for network equipment, which have initial terms of up to five years. Our sales-type lease arrangements contain either a provision whereby the network equipment reverts back to us upon the expiration of the lease or a provision that allows the lessee to purchase the network equipment at a bargain purchase amount at the end of the lease. In addition, our sales-type lease arrangements do not contain any residual value guarantees or material restrictive covenants. The allocation of the consideration between lease and non-lease components is determined by stand-alone selling price by component. The net investment in sales-type leases consists of lease receivables less unearned income. Collectability of sales-type leases is evaluated periodically at an individual customer level. The Company has elected to exclude taxes related to sales-type leases from revenue and the associated expense of such taxes. As of December 31, 2020 and 2019, we did not have an allowance for credit losses for our net investment in sales-type leases. As of December 31, 2020 and 2019, the components of the net investment in sales-type leases were as follows:

	As of December 31,
(In thousands)	2020	2019
Current minimum lease payments receivable(1)	$702	$1,201
Non-current minimum lease payments receivable(2)	347	889

Total minimum lease payments receivable	1,049	2,090
Less: Current unearned revenue(1)	218	365
Less: Non-current unearned revenue(2)	50	163

Net investment in sales-type leases	$781	$1,562

(1)	Included in other receivables on the Consolidated Balance Sheets.
(2)	Included in other non-current assets on the Consolidated Balance Sheets.

Components of gross profit related to sales-type lease recognized at the lease commencement date and interest and dividend income, included in the Consolidated Statements of Income (Loss) for the year ended December 31, 2020 and 2019 were as follows:

	For the year ended December 31,
(In thousands)	2020	2019
Revenue – Network Solutions	$78	$1,723
Cost of sales – Network Solutions	32	675

Gross profit	$46	$1,048

Interest and dividend income	$42	$357

As of December 31, 2020 future minimum lease payments to be received from sales-type leases were as follows:

(In thousands)	Amount
2021	$703
2022	250
2023	88
2024	7
2025	1

Total	$1,049

Note 10 - Goodwill

Goodwill, all of which relates to our acquisitions of Bluesocket, Inc. in 2011 and SmartRG in 2018, was $7.0 million as of December 31, 2020 and December 31, 2019 of which $6.6 million and $0.4 million was allocated to our Network Solutions and Services & Support reportable segments, respectively.

The Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that could more likely than not reduce the fair value of the reporting unit below its carrying amount. We have elected to by-pass a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit to which the goodwill is assigned is less than its carrying amount. No impairment charges related to goodwill were recognized during the years ended December 31, 2020, 2019 and 2018.

Note 11 - Intangible Assets

Intangible assets as of December 31, 2020 and 2019, consisted of the following:

	2020			2019
(In thousands)	Gross Value	Accumulated Amortization	Net Value	Gross Value	Accumulated Amortization	Net Value
Customer relationships	$21,123	$(8,055)	$13,068	$22,356	$(7,233)	$15,123
Developed technology	8,200	(2,546)	5,654	10,170	(3,379)	6,791
Licensed technology	5,900	(1,830)	4,070	5,900	(1,174)	4,726
Supplier relationships	2,800	(2,800)	—	2,800	(2,508)	292
Licensing agreements	560	(152)	408	560	(79)	481
Patents	500	(294)	206	500	(226)	274
Trade names	210	(146)	64	310	(176)	134

Total	$39,293	$(15,823)	$23,470	$42,596	$(14,775)	$27,821

The Company evaluates the carrying value of intangible assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and the undiscounted cash flows estimated to be generated by the asset are less than the asset’s carrying value. No impairment losses of intangible assets were recorded during the year ended December 31, 2020, 2019 or 2018.

Amortization expense was $4.4 million, $5.3 million and $2.3 million for the years ended December 31, 2020, 2019 and 2018, respectively, and was included in cost of sales, selling, general and administrative expenses and research and development expenses in the Consolidated Statements of Income (Loss).

As of December 31, 2020, estimated future amortization expense of intangible assets was as follows:

(In thousands)	Amount
2021	$4,119
2022	3,494
2023	3,340
2024	3,245
2025	3,031
Thereafter	6,241

Total	$23,470

Note 12 - Revolving Credit Agreement

On November 4, 2020, the Company, as borrower, entered into a Revolving Credit and Security Agreement and related Promissory Note (together, the “Revolving Credit Agreement”) with Cadence Bank, N.A., as lender (the “Lender”). The Revolving Credit Agreement provides the Company with a new $10.0 million secured revolving credit facility. Loans under the Revolving Credit Agreement will bear interest at a rate equal to 1.50% over the screen rate as obtained by Reuter’s, Bloomberg or another commercially available source as may be designated by the Lender from time to time; provided, however, that in no event shall the applicable rate of interest under the Revolving Credit Agreement be less than 1.50% per annum. Such loans are secured by all of the cash, securities, securities entitlements and investment property in a certain bank account, as outlined in the Revolving Credit Agreement, at a maximum loan-to-value ratio of 75% determined by dividing the full commitment amount under the Revolving Credit Agreement on the date of testing, determined by the Lender each fiscal quarter, by the market value of the collateral. The Revolving Credit Agreement matures on November 4, 2021, subject to earlier termination upon the occurrence of certain events of default. The Company had not made any draws under the Revolving Credit Agreement as of December 31, 2020.

Note 13 - Alabama State Industrial Development Authority Financing and Economic Incentives

In conjunction with the 1995 expansion of our Huntsville, Alabama facility, we were approved for participation in an incentive program offered by the State of Alabama Industrial Development Authority (the “Authority”). Pursuant to the program, in January 1995, the Authority issued $20.0 million of its taxable revenue bonds (the “Taxable Revenue Bonds”) and loaned the proceeds from the sale of the Taxable Revenue Bonds to the Company. Further advances on the Taxable Revenue Bonds were made by the Authority, bringing the total amount outstanding to $50.0 million. The Taxable Revenue Bonds bore interest, payable monthly with an interest rate of 2% per annum. The Taxable Revenue Bonds’ aggregate principal amount outstanding of $24.6 million matured on January 1, 2020 and was repaid in full on January 2, 2020, using the funds held in a certificate of deposit by the Company. This certificate of deposit, which totaled $25.6 million, was included in short-term investments on the Consolidated Balance Sheet as of December 31, 2019. We made a principal payment of $1.0 million for the year ended December 31, 2019.

In conjunction with this program, we were eligible to receive certain economic incentives from the state of Alabama that reduce the amount of payroll withholdings that we were required to remit to the state for those employment positions that qualify under the program. Economic incentives realized related to payroll withholdings totaled $0, $1.2 million and $1.4 million for the years ended December 31, 2020, 2019 and 2018, respectively. This program concluded on January 2, 2020 following the maturity of the Taxable Revenue Bonds.

Note 14 - Income Taxes

The components of income tax expense (benefit) for the years ended December 31, 2020, 2019 and 2018 are as follows:

(In thousands)	2020	2019	2018
Current
Federal	$(10,574)	$(518)	$(8,001)
State	(329)	(1,065)	(476)
International	3,635	(282)	11,705

Total Current	(7,268)	(1,865)	3,228
Deferred
Federal	—	24,801	(14,448)
State	—	5,815	(3,390)
International	(1,356)	(546)	581

Total Deferred	(1,356)	30,070	(17,257)

Total Income Tax Expense (Benefit)	$(8,624)	$28,205	$(14,029)

The effective income tax rate differs from the federal statutory rate due to the following:

	2020	2019	2018
Tax provision computed at the federal statutory rate	21.00%	21.00%	21.00%
State income tax provision, net of federal benefit	11.10	6.97	14.53
Federal research credits	57.63	15.53	14.23
Foreign taxes	(17.83)	2.83	(11.45)
Tax-exempt income	1.93	0.49	0.45
State tax incentives	—	3.85	3.15
Change in valuation allowance	44.79	(172.82)	—
Foreign tax credits	17.90	16.69	—
Stock-based compensation	(23.36)	(6.01)	(2.87)
Withholding taxes	(20.83)	—	—
Bargain purchase	—	—	8.82
Impact of CARES Act	45.65	—	—
Impact of U.S. tax reform	—	—	12.00
Global intangible low-taxed income (“GILTI”)	(0.49)	(1.87)	(17.48)
Other, net	0.56	(0.49)	(0.34)

Effective Tax Rate	138.05%	(113.83)%	42.04%

Income (loss) before expense (benefit) for income taxes for the years ended December 31, 2020, 2019 and 2018 is as follows:

(In thousands)	2020	2019	2018
U.S. entities	$(12,833)	$(29,829)	$(74,131)
International entities	6,587	5,052	40,760

Total	$(6,246)	$(24,777)	$(33,371)

Income (loss) before expense (benefit) for income taxes for international entities reflects income (loss) based on statutory transfer pricing agreements. This amount does not correlate to consolidated international revenue, which occurs from our U.S. entity.

Deferred income taxes on the Consolidated Balance Sheets result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The significant components of current and non-current deferred taxes as of December 31, 2020 and 2019 consist of the following:

(In thousands)	2020	2019
Deferred tax assets:
Inventory	$8,882	$7,144
Accrued expenses	2,331	2,330
Deferred compensation	6,714	5,660
Stock-based compensation	1,971	2,451
Uncertain tax positions related to state taxes and related interest	149	241
Pensions	8,554	7,074
Foreign losses	2,590	2,925
State losses and credit carry-forwards	5,509	3,995
Federal loss and research carry-forwards	17,323	12,171
Lease liabilities	1,588	2,496
Capitalized research and development expenditures	11,832	22,230
Valuation allowance	(45,818)	(48,616)

Total Deferred Tax Assets	21,625	20,101

Deferred tax liabilities:
Property, plant and equipment	(4,546)	(2,815)
Intellectual property	(4,375)	(5,337)
Right of use lease assets	(1,585)	(2,496)
Investments	(1,250)	(1,892)

Total Deferred Tax Liabilities	(11,756)	(12,540)

Net Deferred Tax Assets	$9,869	$7,561

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. Subsequently, the Internal Revenue Service (“IRS”) released its final Global Intangible Low Tax Income (“GILTI”) regulations on July 9, 2020. The passage of the CARES Act and subsequent issuance of the GILTI final regulations together resulted in the Company’s recognition of a tax benefit in the amount of $10.8 million during 2020, $7.9 million of which related to the utilization of deferred tax assets which had previously been offset with a valuation allowance and $2.9 million primarily related to the tax rate differential on carrying back losses from 2018 and 2019 tax years to prior years in which the U.S. Corporate tax rate was 35% versus the current 21% federal tax rate.

As of December 31, 2020 and 2019, non-current deferred taxes reflect deferred taxes on net unrealized gains and losses on available-for-sale investments and deferred taxes on unrealized losses in our pension plan. The net change in non-current deferred taxes associated with these items, which resulted in a deferred tax benefit of $0.1 million and $0.4 million in 2020 and 2019, respectively, was recorded as an adjustment to other comprehensive income (loss), presented in the Consolidated Statements of Comprehensive Income (Loss).

The Company continually reviews the adequacy of its valuation allowance and recognizes the benefits of deferred tax assets only as the reassessment indicates that it is more likely than not that the deferred tax assets will be recognized in accordance with ASC 740, Income Taxes. Our assessment of the realizability of our deferred tax assets includes the evaluation of evidence, some of which requires significant judgement, including historical operating results, the evaluation of a three-year cumulative income position, future taxable income projections and tax planning strategies. Should management’s conclusion change in the future and additional valuation allowance or a partial or full release of the valuation allowance is necessary, it could have a material effect on our consolidated financial statements.

As of December 31, 2020 and 2019, the Company had gross deferred tax assets totaling $55.7 million offset by a valuation allowance totaling $45.8 million and gross deferred tax assets totaling $56.2 million offset by a valuation allowance of $48.6 million, respectively. Of the current valuation allowance, $43.8 million has been established against our domestic deferred tax assets and the remaining $2.0 million is related to foreign net operating loss and research and development credit carryforwards where we lack sufficient activity to realize those deferred tax assets. The change in our valuation allowance for the year ending December 31, 2020 was a decrease of $2.8 million. The change in the valuation allowance was primarily related to increases in our deferred tax assets during the year, offset with the impact of monetizing deferred tax assets through net operating loss carryback claims related to the CARES Act of $7.9 million. As of December 31, 2020, the remaining $9.9 million in deferred tax assets that were not offset by a valuation allowance are located in various foreign jurisdictions where the Company believes it is more likely than not we will realize these deferred tax assets.

Supplemental balance sheet information related to deferred tax assets as of December 31, 2020 and 2019 is as follows:

	December 31, 2020
(In thousands)	Deferred Tax Assets	Valuation Allowance	Deferred Tax Assets, net
Domestic	$43,791	$(43,791)	$—
International	11,896	(2,027)	9,869

Total	$55,687	$(45,818)	$9,869

	December 31, 2019
(In thousands)	Deferred Tax Assets	Valuation Allowance	Deferred Tax Assets, net
Domestic	$46,266	$(46,266)	$—
International	9,911	(2,350)	7,561

Total	$56,177	$(48,616)	$7,561

As of December 31, 2020 and 2019, the deferred tax assets for foreign and domestic loss carry-forwards, research and development tax credits, unamortized research and development costs and state credit carry-forwards totaled $37.3 million and $41.3 million, respectively. As of December 31, 2020, $25.1 million of these deferred tax assets will expire at various times between 2021 and 2040. The remaining deferred tax assets will either amortize through 2029 or carryforward indefinitely.

As of December 31, 2020 and 2019, respectively, our cash and cash equivalents were $60.2 million and $73.8 million and short-term investments were $3.1 million and $33.2 million, which provided available short-term liquidity of $63.3 million and $107.0 million. Of these amounts, our foreign subsidiaries held cash of $49.7 million and $52.3 million, respectively, representing approximately 78.5% and 48.9% of available short-term liquidity, which is used to fund ongoing liquidity needs of these subsidiaries. As part of our restructuring plan, the Company’s assertion on being indefinitely reinvested changed in a particular jurisdiction during the current year resulting in the accrual of $0.7 million in withholding tax liabilities. The Company maintains its assertion in all other jurisdictions that it is indefinitely reinvesting its funds held in foreign jurisdictions outside of the U.S., except to the extent any of these funds can be repatriated without withholding tax. However, if all of these funds were repatriated to the U.S., or used for U.S. operations, certain amounts could be subject to tax. Due to the timing and circumstances of repatriation of such earnings, if any, it is not practicable to determine the amount of funds subject to unrecognized deferred tax liability.

During 2020, 2019 and 2018, no income tax benefit or expense was recorded for stock options exercised as an adjustment to equity.

The change in the unrecognized income tax benefits for the years ended December 31, 2020, 2019 and 2018 is reconciled below:

(In thousands)	2020	2019	2018
Balance at beginning of period	$1,487	$1,868	$2,366
Increases for tax position related to:
Prior years	4	—	3
Current year	165	161	254
Decreases for tax positions related to:
Prior years	—	(71)	—
Expiration of applicable statute of limitations	(578)	(471)	(755)

Balance at end of period	$1,078	$1,487	$1,868

As of December 31, 2020, 2019 and 2018, our total liability for unrecognized tax benefits was $1.1 million, $1.5 million and $1.9 million, respectively, of which $1.0 million, $1.4 million and $1.7 million, respectively, would reduce our effective tax rate if we were successful in upholding all of the uncertain positions and recognized the amounts recorded. We classify interest and penalties recognized on the liability for unrecognized tax benefits as income tax expense. As of December 31, 2020, 2019 and 2018, the balances of accrued interest and penalties were $0.3 million, $0.5 million and $0.7 million, respectively.

We do not anticipate a single tax position generating a significant increase or decrease in our liability for unrecognized tax benefits within 12 months of this reporting date. We file income tax returns in the U.S. for federal and various state jurisdictions and several foreign jurisdictions. We are not currently under audit by the Internal Revenue Service. Generally, we are not subject to changes in income taxes by any taxing jurisdiction for the years prior to 2017.

Note 15 - Employee Benefit Plans

Pension Benefit Plan

We maintain a defined benefit pension plan covering employees in certain foreign countries.

The pension benefit plan obligations and funded status as of December 31, 2020 and 2019, were as follows:

(In thousands)	2020	2019
Change in projected benefit obligation:
Projected benefit obligation at beginning of period	$43,902	$37,245
Service cost	1,270	1,471
Interest cost	444	634
Actuarial (gain) loss - experience	(744)	453
Actuarial loss - assumptions	2,458	5,091
Benefit payments	(509)	(166)
Effects of foreign currency exchange rate changes	4,106	(826)

Projected benefit obligation at end of period	50,927	43,902

(In thousands)	2020	2019
Change in plan assets:
Fair value of plan assets at beginning of period	28,016	24,159
Actual gain on plan assets	1,744	4,392
Contributions	24	—
Effects of foreign currency exchange rate changes	2,479	(535)

Fair value of plan assets at end of period	32,263	28,016

Unfunded status at end of period	$(18,664)	$(15,886)

The accumulated benefit obligation was $50.9 million and $43.9 million as of December 31, 2020 and 2019, respectively. The increase in the accumulated benefit obligation, projected benefit obligation and the actuarial loss was primarily attributable to a decrease in the discount rate during 2020.

The net amounts recognized in the Consolidated Balance Sheets for the unfunded pension liability as of December 31, 2020 and 2019 were as follows:

(In thousands)	2020	2019
Current liability	$—	$—
Pension liability	18,664	15,886

Total	$18,664	$15,886

The components of net periodic pension cost, other than the service cost component, are included in other income (expense), net in the Consolidated Statements of Income (Loss). The components of net periodic pension cost and amounts recognized in other comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018 were as follows:

(In thousands)	2020	2019	2018
Net periodic benefit cost:
Service cost	$1,270	$1,471	$1,193
Interest cost	444	634	727
Expected return on plan assets	(1,679)	(1,392)	(1,548)
Amortization of actuarial losses	970	795	247

Net periodic benefit cost	1,005	1,508	619

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net actuarial (gain) loss	1,784	2,488	5,638
Amortization of actuarial losses	(1,212)	(771)	(196)

Amount recognized in other comprehensive income (loss)	572	1,717	5,442

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$1,577	$3,225	$6,061

The amounts recognized in accumulated other comprehensive income (loss) as of December 31, 2020 and 2019 were as follows:

(In thousands)	2020	2019
Net actuarial loss	$(13,545)	$(12,973)

The defined benefit pension plan is accounted for on an actuarial basis, which requires the use of various assumptions, including an expected rate of return on plan assets and a discount rate. The expected return on our German plan assets that is utilized in determining the benefit obligation and net periodic benefit cost is derived from periodic studies, which include a review of asset allocation strategies, anticipated future long-term performance of individual asset classes, risks using standard deviations and correlations of returns among the asset classes that comprise the plans’ asset mix. While the studies give appropriate consideration to recent plan performance and historical returns, the assumptions are primarily long-term, prospective rates of return. The discount rate has been derived from the returns of high-quality, corporate bonds denominated in Euro currency with durations close to the duration of our pension obligations.

The weighted-average assumptions that were used to determine the net periodic benefit cost for the years ended December 31, 2020, 2019 and 2018 were as follows:

	2020	2019	2018
Discount rate	1.00%	1.75%	2.13%
Rate of compensation increase	2.00%	2.00%	2.00%
Expected long-term rates of return	5.90%	5.90%	5.90%

The weighted-average assumptions that were used to determine the benefit obligation as of December 31, 2020 and 2019:

	2020	2019
Discount rate	0.69%	1.00%
Rate of compensation increase	2.00%	2.00%

Actuarial gains and losses are recorded in accumulated other comprehensive income (loss). To the extent unamortized gains and losses exceed 10% of the higher of the market-related value of assets or the projected benefit obligation, the excess is amortized as a component of net periodic pension cost over the remaining service period of active participants.

We do not anticipate making any contributions to the pension plan in 2021.

The following pension benefit payments, which reflect expected future service, as appropriate, are expected to be paid to participants:

(In thousands)
2021	$714
2022	1,048
2023	1,348
2024	1,657
2025	1,621
2026 - 2030	7,615

Total	$14,003

U.S. GAAP establishes a three-level valuation hierarchy based upon observable and unobservable inputs for fair value measurement of financial instruments:

•	Level 1 - Observable outputs; values based on unadjusted quoted prices for identical assets or liabilities in an active market;

•	Level 2 - Significant inputs that are observable; values based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly;

•

Level 3 - Significant unobservable inputs; values based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs could include information supplied by investees.

We have categorized our cash equivalents and our investments held at fair value into this hierarchy as follows:

	Fair Value Measurements at December 31, 2020 Using
(In thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$1,935	$1,935	$—	$—

Available-for-sale securities
Bond funds:
Corporate bonds	6,746	6,746	—	—
Government bonds	5,971	5,971	—	—
Emerging markets bonds	307	307	—	—
Equity funds:
Global equity	11,638	11,638	—	—
Balanced fund	2,515	2,515	—	—
Emerging markets	1,848	1,848	—	—
Large cap value	198	198	—	—
Global real estate fund	799	799	—	—
Managed futures fund	306	306	—	—

Available-for-sale securities	30,328	30,328	—	—

Total	$32,263	$32,263	$—	$—

	Fair Value Measurements at December 31, 2019 Using
(In thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$691	$691	$—	$—

Available-for-sale securities
Bond funds:
Government bonds	6,645	6,645	—	—
Corporate bonds	5,514	5,514	—	—
Emerging markets bonds	531	531	—	—
Equity funds:
Global equity	11,071	11,071	—	—
Emerging markets	956	956	—	—
Balanced fund	863	863	—	—
Large cap value	312	312	—	—
Global real estate fund	902	902	—	—
Managed futures fund	531	531	—	—

Available-for-sale securities	27,325	27,325	—	—

Total	$28,016	$28,016	$—	$—

Our investment policy includes various guidelines and procedures designed to ensure assets are invested in a manner necessary to meet expected future benefits earned by participants and consider a broad range of economic conditions. Central to the policy are target allocation ranges by asset class, which is currently 50% for bond funds, 40% for equity funds and 10% for cash, real estate and managed futures. The objectives of the target allocations are to maintain investment portfolios that diversify risk through prudent asset allocation parameters, achieve asset returns that meet or exceed the plans’ actuarial assumptions and achieve asset returns that are competitive with like institutions employing similar investment strategies.

The investment policy is periodically reviewed by us and a designated third-party fiduciary for investment matters. The policy is established and administered in a manner that is compliant at all times with applicable government regulations.

401(k) Savings Plan

We maintain the ADTRAN, Inc. 401(k) Retirement Plan (the “Savings Plan”) for the benefit of eligible employees. The Savings Plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and is intended to be a “safe harbor” 401(k) plan under Code Section 401(k)(12). The Savings Plan allows employees to save for retirement by contributing part of their compensation to the plan on a tax-deferred basis. The Savings Plan also requires us to contribute a “safe harbor” amount each year. We match up to 4% of employee contributions (100% of an employee’s first 3% of contributions and 50% of their next 2% of contributions), beginning on the employee’s one-year anniversary date. In calculating our matching contribution, compensation up to the statutory maximum under the Code is used ($285,000 for 2020). All matching contributions under the Savings Plan vest immediately. Employer contribution expense and plan administration costs for the Savings Plan amounted to approximately $4.0 million, $4.4 million and $4.4 million in 2020, 2019 and 2018, respectively.

Deferred Compensation Plans

We maintain four deferred compensation programs for certain executive management employees and our Board of Directors.

The ADTRAN, Inc. Deferred Compensation Program for Employees is offered as a supplement to our tax-qualified 401(k) plan and is available to certain executive management employees who have been designated by our Board of Directors. This deferred compensation plan allows participants to defer all or a portion of certain specified bonuses and up to 25% of remaining cash compensation and permits us to make matching contributions on a discretionary basis without the limitations that apply to the 401(k) plan. To date, we have not made any matching contributions under this plan. We also maintain the ADTRAN, Inc. Equity Deferral Program for Employees. Under this plan, participants may elect to defer all or a portion of their vested PSUs and RSUs to the plan. Such deferrals shall continue to be held and deemed to be invested in shares of ADTRAN stock unless and until the amounts are distributed or such deferrals are moved to another deemed investment pursuant to an election made by the participant.

For our Board of Directors, we maintain the ADTRAN, Inc. Deferred Compensation Program for Directors. This program allows our Board of Directors to defer all or a portion of monetary remuneration paid to the Director, including, but not limited to, meeting fees and annual retainers. We also maintain the ADTRAN, Inc. Equity Deferral Program for Directors. Under this plan, participants may elect to defer all or a portion of their vested restricted stock awards. Such deferrals shall continue to be held and deemed to be invested in shares of ADTRAN stock unless and until the amounts are distributed or such deferrals are moved to another deemed investment pursuant to an election made by the director.

We have set aside the plan assets for all plans in a rabbi trust (the “Trust”) and all contributions are credited to bookkeeping accounts for the participants. The Trust assets are subject to the claims of our creditors in the event of bankruptcy or insolvency. The assets of the Trust are deemed to be invested in pre-approved mutual funds as directed by each participant and the participant’s bookkeeping account is credited with the earnings and losses attributable to those investments. Benefits are scheduled to be distributed six months after termination of employment in a single lump sum payment or annual installments paid over a three or ten-year term based on the participant’s election. Distributions will be made on a pro-rata basis from each of the hypothetical investments of the participant’s account in cash. Any whole shares of ADTRAN, Inc. common stock that are distributed will be distributed in-kind.

Assets of the Trust are deemed invested in mutual funds that cover an investment spectrum ranging from equities to money market instruments. These mutual funds are publicly quoted and reported at fair value. The fair value of the assets held by the Trust and the amounts payable to the plan participants as of December 31, 2020 and 2019 were as follows:

(In thousands)	2020	2019
Fair Value of Plan Assets
Long-term investments	$23,891	$21,698

Total Fair Value of Plan Assets	$23,891	$21,698

Amounts Payable to Plan Participants
Deferred compensation liability	$25,866	$21,698

Total Amounts Payable to Plan Participants	$25,866	$21,698

The Trust held $2.8 million of common stock in the Company as of December 31, 2020. Shares of the Company held by the Trust are recorded at cost and classified as treasury stock on the Consolidated Balance Sheet.

Interest and dividend income of the Trust are included in interest and dividend income in the accompanying 2020, 2019 and 2018 Consolidated Statements of Income (Loss). Changes in the fair value of the plan assets held by the Trust have been included in other income (expense) in the accompanying 2020, 2019 and 2018 Consolidated Statements of Income (Loss). Changes in the fair value of the deferred compensation liability are included as selling, general and administrative expense in the accompanying 2020, 2019 and 2018 Consolidated Statements of Income (Loss). Based on the changes in the total fair value of the Trust’s assets, we recorded deferred compensation income (expense) in 2020, 2019 and 2018 of $4.3 million, $3.6 million and $(2.1) million, respectively.

Retiree Medical Coverage

Medical, dental and prescription drug coverage is provided to certain spouses and former spouses of current and former officers on the same terms as provided to our active officers for up to 30 years. As of December 31, 2020 and 2019, this liability totaled $0.2 million and $0.1 million, respectively.

Note 16 - Segment Information and Major Customers

The chief operating decision maker regularly reviews the Company’s financial performance based on two reportable segments: (1) Network Solutions and (2) Services & Support. Network Solutions includes hardware products and software defined next-generation virtualized solutions used in service provider or business networks, as well as prior-generation products. Services & Support includes a portfolio of maintenance, network implementation and solutions integration and managed services, which include hosted cloud services and subscription services.

The performance of each segment is evaluated based on gross profit; therefore, selling, general and administrative expenses, research and development expenses, interest and dividend income, interest expense, net investment gain (loss), other income (expense) and income tax (expense) benefit are reported on a Company-wide basis only. There is no inter-segment revenue. Asset information by reportable segment is not produced and, therefore, is not reported.

The following table presents information about revenue and gross profit of our reportable segments for each of the years ended December 31, 2020, 2019 and 2018:

	2020		2019		2018
(In thousands)	Revenue	Gross Profit	Revenue	Gross Profit	Revenue	Gross Profit
Network Solutions	$438,015	$193,789	$455,226	$191,549	$458,232	$179,303
Services & Support	68,495	23,762	74,835	27,618	71,045	24,262

Total	$506,510	$217,551	$530,061	$219,167	$529,277	$203,565

Revenue by Category

In addition to our reportable segments, revenue is also reported for the following three categories - (1) Access & Aggregation, (2) Subscriber Solutions & Experience and (3) Traditional & Other Products.

The following tables disaggregate our revenue by category for the years ended December 31, 2020, 2019 and 2018:

	2020
(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$262,578	$50,560	$313,138
Subscriber Solutions & Experience	161,824	9,263	171,087
Traditional & Other Products	13,613	8,672	22,285

Total	$438,015	$68,495	$506,510

	2019
(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$289,980	$58,894	$348,874
Subscriber Solutions & Experience	144,651	8,269	152,920
Traditional & Other Products	20,595	7,672	28,267

Total	$455,226	$74,835	$530,061

	2018
(In thousands)	Network Solutions	Services & Support	Total
Access & Aggregation	$301,801	$57,069	$358,870
Subscriber Solutions & Experience	129,067	5,393	134,460
Traditional & Other Products	27,364	8,583	35,947

Total	$458,232	$71,045	$529,277

Additional Information

The following table presents revenue information by geographic area for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
United States	$352,079	$300,853	$288,843
Germany	74,882	78,062	167,251
Mexico	4,087	90,795	12,186
Other international	75,462	60,351	60,997

Total	$506,510	$530,061	$529,277

Customers comprising more than 10% of revenue can change from year to year. Single customers comprising more than 10% of revenue in 2020 included three customers, at 15%, 12% and 10%, of which one was a distributor. Single customers comprising more than 10% of revenue in 2019 included three customers at 19%, 17% and 13%. Single customers comprising more than 10% of revenue in 2018 included two customers at 27% and 17%. Other than those with more than 10% of revenues disclosed above, and excluding distributors, our next five largest customers can change, and have historically changed, from year-to-year. The next five largest customers combined represented 19%, 15% and 18% of total revenue in 2020, 2019 and 2018, respectively.

As of December 31, 2020, property, plant and equipment, net totaled $62.4 million, which included $58.4 million held in the U.S. and $4.0 million held outside the U.S. As of December 31, 2019, property, plant and equipment, net totaled $68.1 million, which included $64.2 million held in the U.S. and $3.9 million held outside the U.S. Property, plant and equipment, net is reported on a Company-wide, functional basis only.

Note 17 - Commitments and Contingencies

Securities Class Action Lawsuit

On October 17, 2019, a purported stockholder class action lawsuit, captioned Burbridge v. ADTRAN, Inc. et al., Docket No. 19-cv-09619, was filed in the United States District Court for the Southern District of New York against the Company, two of its current executive officers and one of its former executive officers. The complaint alleges violations of federal securities laws and seeks unspecified compensatory damages on behalf of purported purchasers of ADTRAN securities between February 28, 2019 and October 9, 2019. The lawsuit claims that the defendants made materially false and misleading statements regarding, and/or failed to disclose material adverse facts about, the Company’s business, operations and prospects, specifically relating to the Company’s internal control over financial reporting, excess and obsolete inventory reserves, financial results and demand from certain customers. The lawsuit was transferred to the U.S. District Court for the Northern District of Alabama on January 7, 2020, and co-lead plaintiffs have been appointed to represent the putative class. The plaintiffs filed an amended complaint on April 30, 2020. The defendants filed a motion to dismiss the amended complaint on June 17, 2020. The plaintiffs filed an opposition brief to the defendants’ motion to dismiss on July 17, 2020. The defendants filed a reply to the plaintiffs’ brief on August 17, 2020. The motion to dismiss remains under review by the Court. We deny the allegations in the complaint, as amended, and intend to vigorously defend against this lawsuit. At this time, we are unable to predict the outcome of or estimate the possible loss or range of loss, if any, associated with this lawsuit.

Shareholder Derivative Lawsuit

On March 31, 2020, a shareholder derivative suit, captioned Johnson (Derivatively on behalf of ADTRAN) v. T. Stanton, M. Foliano, R. Shannon, and Board of Directors, case no. 5:20-cv-00447, was filed in the U.S. District Court of Northern Alabama against two of the Company’s current executive officers, one of its former executive officers and its Board of Directors. The derivative suit, which is purportedly brought on behalf of

ADTRAN, makes similar allegations as the stockholder class action lawsuit and accuses the directors and officers of breaches of fiduciary duty in connection with those allegations. On June 7, 2020, the Court entered an order staying the derivative litigation pending resolution of the motion to dismiss in the securities class action. The Company and its defendants disagree with the claims made in the complaint, and the defendants intend to vigorously defend against this lawsuit. At this time, we are unable to predict the outcome of or estimate the possible loss or range of loss, if any, associated with this lawsuit.

Other Legal Matters

In addition to the litigation described above, from time to time we are subject to or otherwise involved in various lawsuits, claims, investigations and legal proceedings that arise out of or are incidental to the conduct of our business (collectively, “Legal Matters”), including those relating to employment matters, patent rights, regulatory compliance matters, stockholder claims, and contractual and other commercial disputes. Such Legal Matters, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Additionally, an unfavorable outcome in any legal matter, including in a patent dispute, could require the Company to pay damages, entitle claimants to other relief, such as royalties, or could prevent the Company from selling some of its products in certain jurisdictions. While the Company cannot predict with certainty the results of the Legal Matters in which it is currently involved, the Company does not expect that the ultimate outcome of such Legal Matters will individually or in the aggregate have a material adverse effect on its business, results of operations, financial condition or cash flows.

Performance Bonds

Certain contracts, customers and/or jurisdictions in which we do business require us to provide various guarantees of performance such as bid bonds, performance bonds and customs bonds. As of December 31, 2020, we had commitments related to these bonds totaling $15.2 million which expire at various dates through August 2024. As of December 31, 2019, we had commitments related to these bonds totaling $9.3 million. Although the triggering events vary from contract to contract, in general we would only be liable for the amount of these guarantees in the event of default under each contract, the probability of which we believe is remote.

In June 2020, the Company entered into a letter of credit with a bank to guarantee performance obligations under a contract with a certain customer. The obligations under this customer contract will be performed over multiple years. As of December 31, 2020, the Company was required to maintain a minimum collateral value of $9.0 million. The letter of credit was secured by a pledge of a portion of the Company’s fixed-income securities, which totaled $11.2 million as of December 31, 2020, of which less than $0.1 million is included in restricted cash and $11.2 million is included in long-term investments on the Consolidated Balance Sheet. This pledged collateral value will fluctuate as the Company changes the mix of the pledged collateral between restricted cash and investments. We expect to reach the maximum value of our minimum collateral requirement of $15.0 million in the first quarter of 2021 as the Company reaches certain milestones through the first quarter of 2021 as outlined in the customer contract. Any shortfalls in the minimum collateral value are required to be restored by the Company from available cash and cash equivalents, short-term investments and/or long-term investments. The collateral under the letter of credit will be released when all obligations under the customer contract have been met. As of December 31, 2020, the Company was in compliance with all contractual requirements under the letter of credit.

Investment Commitment

We have committed to invest up to an aggregate of $5.0 million in a private equity fund, of which $4.9 million has been applied to these commitments as of December 31, 2020.

Note 18 - Current Expected Credit Losses

Under ASC 326 - Financial Instruments - Credit Losses, the Company estimates credit losses for the contractual life of assets that are measured at amortized cost and are within the scope of this guidance, which includes accounts receivable, net investment in sales-type leases, contract assets under the revenue recognition model and outstanding notes receivable. Where appropriate, the Company pools assets if similar risk characteristics exist. Additionally, the Company analyzes its available-for-sale debt securities for impairment and records a credit loss allowance as needed.

Assets Measured at Amortized Cost

Accounts Receivable

The Company records accounts receivable in the normal course of business as products are shipped or services are performed and invoiced, but payment has not yet been remitted by the customer. Accounts receivable balances are considered past due when payment has not been received by the date indicated on the relevant invoice or based on agreed upon terms between the customer and the Company.

As of December 31, 2020 and January 1, 2020 (the “implementation date”), the Company’s net outstanding accounts receivable balance was $98.8 million and $90.5 million, respectively. The Company assessed the need for an allowance for credit losses related to its outstanding accounts receivable as of December 31, 2020 and January 1, 2020 using the historical loss-rate method as well as assessing asset-specific risks. The Company’s historical losses related to accounts receivable have been immaterial as evidenced by its historical allowance and write-offs due to uncollectability. The assessment of asset-specific risks included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect a customer’s ability to pay, such as the customer’s current financial condition, credit rating by geographic location, as provided by a third party and/or by customer, if needed, and overall macro-economic conditions in which the customer operates. The Company pooled assets by geographic location to determine if an allowance should be applied to its accounts receivable balance, assessing the specific country risk rating and overall economics of that particular country. If elevated risk existed, or customer specific risk indicated the accounts receivable balance was at risk, the Company further analyzed the need for an allowance related to specific accounts receivable balances. Additionally, the Company determined that significant changes to customer country risk rating from period-to-period and from the end of the prior year to the end of the current quarter would require further review and analysis by the Company.

No allowance for credit loss was recorded for the year ended December 31, 2020 or on January 1, 2020 related to accounts receivable. The Company’s allowance for credit losses related to accounts receivable was less than $0.1 million as of December 31, 2020 and December 31, 2019, all of which was expensed prior to January 1, 2020.

Contract Assets

The Company records contract assets when it has recognized revenue but has not yet billed the customer. As of December 31, 2020 and January 1, 2020, the Company’s outstanding contract asset balance was $0.1 million and $2.8 million, respectively, which is included in other receivables on the Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019. The Company assessed the need for an allowance for credit losses related to its outstanding contract assets as of December 31, 2020 and January 1, 2020 using the historical loss-rate method as well as asset-specific risks. The Company’s historical losses related to contract assets receivable have been immaterial as evidenced by historical write-offs due to uncollectability. Asset-specific risk included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect a customer’s ability to pay once invoiced, such as the customer’s financial condition, credit rating by geographic location as provided by a third party and/or by customer, if needed, and overall macro-economic conditions in which the customer operates. The Company pooled assets by geographic location to determine if an allowance should be applied to its contract asset balance, assessing the specific country risk rating and overall economics of that particular country. If elevated risk existed, or customer specific risk indicated the contract balance was at risk, the Company further analyzed the need for an allowance related to specific customer balances. Additionally, the Company determined that significant changes to customer country risk rating from period-to-period and from the end of the prior year to the end of the current quarter would be subject to further review and analysis by the Company.

No allowance for credit loss was recorded for the year ended December 31, 2020 or on the implementation date related to contract assets.

Net Investment in Sales-Type Leases

The Company is the lessor in sales-type lease arrangements for network equipment. As of December 31, 2020 and January 1, 2020, the Company’s outstanding net investment in sales-type leases was $0.8 million and $1.6 million, respectively, which is included in other receivables and other non-current assets on the Consolidated Balance Sheets as of December 31, 2020 and 2019. The Company assessed the need for an allowance for credit losses related to future receivables under its outstanding sales-type leases as of December 31, 2020 and January 1, 2020 using the historical loss-rate method as well as asset-specific risks. The Company’s historical losses related to contract assets receivable have been immaterial as evidenced by historical write-offs due to uncollectability. Asset-specific risk included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect a customer’s ability to pay once invoiced, such as the customer’s financial condition, credit rating by geographic location as provided by a third party and/or by customer, if needed, and overall macro-economic conditions in which the customer operates.

The following table presents amortized cost basis in sales-type leases based on payment activity:

	Sales-Type Leases Amortized Cost Basis by Origination Year
(In thousands)	2020	2019	2018	2017	2016	Prior	Total
Payment performance
Performing	$55	$192	$354	$128	$52	$—	$781
Non-performing	—	—	—	—	—	—	—

Total	$55	$192	$354	$128	$52	$—	$781

Sales-type lease receivables are considered past due when payment has not been received based on agreed upon terms between the customer and the Company. No allowance for credit loss was recorded for the year ended December 31, 2020 or on the implementation date related to sales-type leases.

Secured Loan Receivable

The Company has a secured loan receivable totaling $0.9 million as of December 31, 2020 and January 1, 2020, which originated in February 2019, and is included in long-term investments on the Consolidated Balance Sheets as of December 31, 2020 and 2019. The Company assessed the need for an allowance for credit loss related to its secured loan receivable as of December 31, 2020 and January 1, 2020 using the historical loss-rate method as well as asset-specific risks. There have been no historical losses related to this receivable. Asset-specific risks included the evaluation of relevant available information, from internal and external sources, relating to current conditions that may affect the customer’s ability to repay the loan upon maturity, such as the customer’s current financial condition, credit rating specific to the customer as determined by a third party and current overall economic conditions, as well as a Company valuation prepared by a third party which was based on reasonable and supportable forecasts as provided by management. Accrued interest receivable on the secured loan receivable, which is included in other receivables on the Consolidated Balance Sheets totaled less than $0.1 million as of December 31, 2020 and January 1, 2020, and was excluded from the estimate of credit losses for both periods based on the Company’s accounting policy election.

No allowance for credit loss was recorded for the year ended December 31, 2020 or on the implementation date related to the secured loan receivable.

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements as of December 31, 2020 or January 1, 2020.

Available-for-Sale Debt Securities

As of December 31, 2020 and January 1, 2020, the Company’s available-for-sale debt securities totaled $45.1 million and $37.7 million, respectively. These securities were analyzed at the individual investment level, by Committee on Uniform Securities Identification Procedures (“CUSIP”), to limit credit losses, if applicable, to reflect only the amount by which the fair value of the security was less than its amortized cost. The Company noted that, as of December 31, 2020 and January 1, 2020, there was no intent to sell any of its available-for-sale debt securities before maturity, and, therefore, the Company assessed the need for an allowance for each of its available-for-sale debt securities in which the fair value was less than its amortized cost as of December 31, 2020 and January 1, 2020. Accrued interest receivable on available-for-sale debt securities, which is included in other receivables on the Consolidated Balance Sheets as of December 31, 2020 and 2019, totaled $0.1 million as of December 31, 2020 and January 1, 2020, and was excluded from the estimate of credit losses for both periods based on the Company’s accounting policy election. Income generated from available-for-sale debt securities was recorded as interest and dividend income in the Consolidated Statements of Income (Loss).

The Company had 42 positions in available-for-sale debt securities that were in an unrealized loss position as of December 31, 2020. See Note 6 for additional information.

For those available-for-sale debt securities whose fair value was less than its amortized cost basis, the Company analyzed additional criteria such as adverse conditions specifically related to the security, an industry or geographic area, failure of the issuer of the security to make scheduled interest or principal payments, if applicable, and any changes to the rating of the security by a rating agency to determine if a credit loss existed. The Company used information provided by its investment manager to determine if any scheduled interest or principal payments had not been received and used a third party to determine if any changes to credit ratings had occurred. The Company noted that all principal and interest payments had been received as scheduled and that there had been no changes in credit ratings year-over-year or period-over-period that warranted further review.

No allowance for credit loss was recorded for the year ended December 31, 2020 or on the implementation date related to the Company’s available-for-sale debt securities.

Note 19 - Earnings (Loss) per Share

The calculations of basic and diluted earnings (loss) per share for the years ended December 31, 2020, 2019 and 2018 are as follows:

(In thousands, except for per share amounts)	2020	2019	2018
Numerator
Net Income (Loss)	$2,378	$(52,982)	$(19,342)

Denominator
Weighted average number of shares - basic	47,996	47,836	47,880
Effect of dilutive securities:
Stock options	—	—	—
PSUs, RSUs and restricted stock	292	—	—

Weighted average number of shares - diluted	48,288	47,836	47,880

Earnings (loss) per share - basic	$0.05	$(1.11)	$(0.40)
Earnings (loss) per share - diluted	$0.05	$(1.11)	$(0.40)

For the years ended December 31, 2020 and 2019, 0.1 million and 0.5 million shares, respectively, of unvested or unearned, as applicable, PSUs, RSUs and restricted stock were excluded from the calculation of diluted earnings per share due to their anti-dilutive effect.

For the year ended December 31, 2020 and 2019, 3.6 million and 5.2 million stock options were outstanding but were not included in the computation of diluted earnings per share due to the fact that their exercise prices were greater than the average market price of the common shares during the quarter, making them anti-dilutive under the treasury stock method.

Note 20 - Restructuring

During the second half of 2019, the Company initiated a restructuring plan to realign its expense structure with the reduction in revenue experienced in recent years and overall Company objectives. As part of this restructuring plan, the Company announced plans to reduce its overall operating expenses, both in the U.S. and internationally. Management continued to assess the efficiency of operations during 2020 and, in turn, consolidated locations and personnel, among other things, where possible.

In February 2019, the Company announced the restructuring of a certain portion of its workforce predominantly in Germany, which included the closure of the Company’s office location in Munich, Germany accompanied by relocation or severance benefits for the affected employees. Voluntary early retirement was offered to certain other employees and was announced in March 2019 and again in August 2020.

The cumulative amount of restructuring expenses incurred as of December 31, 2020 for the restructuring plans announced in the second half of 2019 and continuing in 2020 was $12.2 million.

In January 2018, the Company announced an early retirement incentive program for employees that met certain defined requirements. The cumulative amount incurred during the year ended December 31, 2018 related to this restructuring program was $7.3 million. We did not incur any additional expenses related to this restructuring program during the year ended December 31, 2019 or 2020.

A reconciliation of the beginning and ending restructuring liability, which is included in accrued wages and benefits in the Consolidated Balance Sheets as of December 31, 2020 and 2019, is as follows:

(In thousands)	2020	2019
Balance at beginning of period	$1,568	$185
Plus: Amounts charged to cost and expense	6,229	6,014
Less: Amounts paid	(3,611)	(4,631)

Balance at end of period	$4,186	$1,568

Restructuring expenses included in the Consolidated Statements of Income (Loss) are for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
Cost of sales	$455	$785	$2,775
Selling, general and administrative expenses	1,832	2,360	2,655
Research and development expenses	3,942	2,869	1,831

Total restructuring expenses	$6,229	$6,014	$7,261

The following table represents the components of restructuring expense by geographic area for the years ended December 31, 2020, 2019 and 2018:

(In thousands)	2020	2019	2018
United States	$2,234	$3,336	$7,120
International	3,995	2,678	141

Total restructuring expenses	$6,229	$6,014	$7,261

Note 21 - Summarized Quarterly Financial Data (Unaudited)

The following table presents unaudited quarterly operating results for each of the last eight fiscal quarters. This information has been prepared on a basis consistent with the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the data.

Unaudited Quarterly Operating Results

	Three Months Ended
(In thousands, except for per share amounts)	March 31, 2020(2)		June 30, 2020		September 30, 2020	December 31, 2020
Total Sales	$114,523		$128,715		$133,143	$130,129
Gross Profit	$51,600		$53,472		$58,962	$53,517
Operating Income (Loss)	$(4,944)		$(6,039)		$4,534	$(3,324)
Net Income (Loss)	$(9,969)		$752		$5,481	$6,114
Earnings (loss) per common share - basic	$(0.21)		$0.02		$0.11	$0.13
Earnings (loss) per common share - diluted	$(0.21)		$0.02	(1)	$0.11 (1)	$0.13 (1)

	Three Months Ended
(In thousands, except for per share amounts)	March 31, 2019		June 30, 2019(2)		September 30, 2019	December 31, 2019
Total Sales	$143,791		$156,391		$114,092	$115,787
Gross Profit	$60,612		$65,015		$46,331	$47,209
Operating Income (Loss)	$(6,167)		$562		$(20,288)	$(14,070)
Net Income (Loss)	$770		$3,995		$(46,123)	$(11,624)
Earnings (loss) per common share - basic	$0.02		$0.08		$(0.96)	$(0.25)
Earnings (loss) per common share - diluted	$0.02	(1)	$0.08	(1)	$(0.96)	$(0.25)

(1)	Assumes exercise of dilutive securities calculated under the treasury stock method.
(2)	See footnote 1 for discussion on out of period disclosures impacting these quarterly operating results.

Note 22 - Subsequent Events

On February 3, 2021, the Company announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share to be paid to the Company’s stockholders of record at the close of business on February 18, 2021. The payment date will be March 4, 2021 in the aggregate amount of approximately $4.4 million.

As part of our required pledged collateral related to a letter for credit agreement entered into with a bank to guarantee performance obligations under a contract with a certain customer, the Company increased its pledged collateral to $15.0 million as of February 2021. We do not anticipate any additional increases in the collateral value at this time as we have reached the maximum amount of the letter of credit required under our contract with the customer. The collateral under the letter of credit will be released when all obligations under the customer contract have been met.

ADTRAN, INC.

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(In thousands)	Balance at Beginning of Period	Charged to Costs & Expenses	Deductions	Balance at End of Period
Year ended December 31, 2020
Allowance for Doubtful Accounts	$38	—	—	$38
Inventory Reserve	$34,162	11,404	6,005	$39,561
Warranty Liability	$8,394	1,538	2,786	$7,146
Deferred Tax Asset Valuation Allowance	$48,616	5,120	7,918	$45,818
Year ended December 31, 2019
Allowance for Doubtful Accounts	$128	38	128	$38
Inventory Reserve	$30,009	5,893	1,740	$34,162
Warranty Liability	$8,623	4,569	4,798	$8,394
Deferred Tax Asset Valuation Allowance	$5,816	43,560	760	$48,616
Year ended December 31, 2018
Allowance for Doubtful Accounts	$—	128	—	$128
Inventory Reserve	$23,355	7,006	352	$30,009
Warranty Liability	$9,724	7,392	8,493	$8,623
Deferred Tax Asset Valuation Allowance	$6,006	—	190	$5,816

ADVA OPTICAL NETWORKING SE

SIX-MONTH IFRS CONSOLIDATED FINANCIAL STATEMENTS

Consolidated statements of financial position

(in thousands of EUR)	Note	Jun. 30, 2021	Dec. 31, 2020
Assets
Current assets
Cash and cash equivalents	(6)	85,023	64,881
Trade accounts receivable	(7)	95,108	83,880
Contract assets	(8)	241	442
Inventories	(9)	97,739	90,124
Tax assets		1,301	390
Other current assets	(10)	11,311	7,858

Total current assets		290,723	247,575

Non-current assets
Right-of-use assets	(11)	23,268	25,386
Property, plant and equipment	(12)	30,633	31,235
Goodwill		68,831	67,036
Capitalized development projects	(13)	100,568	98,607
Intangible assets acquired in business combinations	(13)	13,439	15,004
Other intangible assets	(13)	4,123	5,302
Deferred tax asset		7,402	7,233
Other non-current assets	(10)	3,408	2,594

Total non-current assets		251,672	252,397

Total assets		542,395	499,972

The notes are an integral part of these consolidated financial statements.

(in thousands of EUR)	Note	Jun. 30, 2021	Dec. 31, 2020
Equity and liabilities
Current liabilities
Current lease liabilities	(14)	6,032	5,807
Current liabilities to banks	(15)	15,390	15,492
Trade accounts payable	(16)	60,080	44,151
Current provisions	(17)	25,608	14,407
Tax liabilities		1,324	1,808
Current contract liabilities	(18)	21,793	16,377
Refund liabilities	(18)	464	633
Other current liabilities	(16)	22,394	31,963

Total current liabilities		153,085	130,638

Non-current liabilities
Non-current lease liabilities	(14)	19,878	21,998
Non-current liabilities to banks	(15)	39,847	47,129
Provisions for pensions and similar employee benefits	(17)	9,230	8,545
Other non-current provisions	(17)	1,801	1,593
Deferred tax liabilities		14,534	13,522
Non-current contract liabilities	(18)	10,271	10,551
Other non-current liabilities	(16)	2,099	2,813

Total non-current liabilities		97,660	106,151

Total liabilities		250,745	236,789

Stockholders’ equity entitled to the owners of the parent company	(19)
Share capital		50,655	50,497
Capital reserve		321,923	320,680
Accumulated deficit		-94,334	-114,648
Net income		23,229	20,314
Accumulated other comprehensive income		-9,823	-13,660

Total stockholders’ equity		291,650	263,183

Total equity and liabilities		542,395	499,972

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated income statements

(in thousands of EUR, except earnings per share and number of shares)	Note	Q2 2021	Q2 2020	6M 2021	6M 2020
Revenues	(20)	149,354	145,024	293,827	277,710
Cost of goods sold		-92,645	-95,458	-182,328	-186,620

Gross profit		56,709	49,566	111,499	91,090

Selling and marketing expenses	(21)	-15,866	-14,754	-31,535	-32,194
Thereof net impairment results on financial assets		-160	195	-78	1,094
General and administrative expenses	(21)	-9,195	-8,423	-17,691	-17,044
Research and development expenses	(21)	-19,442	-18,157	-39,160	-37,646
Other operating income	(22)	980	720	2,174	1,889
Other operating expenses	(22)	-150	-294	-678	-1,475

Operating income		13,036	8,658	24,609	4,620

Interest income	(23)	3	9	89	34
Interest expenses	(23)	-542	-590	-976	-1,164
Foreign currency exchange gains	(24)	2,901	2,010	5,505	4,448
Foreign currency exchange losses	(24)	-3,031	-1,312	-4,918	-5,008

Income before tax		12,367	8,774	24,309	2,929

Income tax (expense) benefit, net	(25)	-366	-1,145	-1,080	-2,535

Net income entitled to the owners of the parent company		12,001	7,629	23,229	394

Earnings per share in EUR
basic		0.24	0.15	0.46	0.01
diluted		0.23	0.15	0.45	0.01
Weighted average number of shares for calculation of earnings per share
basic		50,551,596	50,183,219	50,524,296	50,182,592
diluted		51,097,328	50,303,093	51,070,028	50,302,466

The notes are an integral part of these consolidated financial statements.

Consolidated statements of comprehensive income

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Net income entitled to the owners of the parent company	12,001	7,629	23,229	394

Items that may be reclassified to profit or loss in future periods
Exchange differences on translation of foreign operations	-1,072	-4,047	3,837	-3,839
Items that do not get reclassified to profit or loss in future periods
Remeasurement of defined benefit plans	—	172	—	172

Total comprehensive income (loss) entitled to the owners of the parent company	10,929	3,754	27,066	-3,273

Remeasurement of defined benefit plans is regularly done at year-end. In 6M 2020, a reassessment of the pension obligation in Israel considering the Covid-19 impact resulted in recognition of remeasurement effects.

In 6M 2021 and 6M 2020 no items were reclassified (recycled) from comprehensive income to profit or loss.

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated cash flow statements

(in thousands of EUR)	Note	Q2 2021	Q2 2020	6M 2021	6M 2020
Cash flow from operating activities

Income before tax		12,367	8,774	24,309	2,929

Adjustments to reconcile income before tax to net cash provided by operating activities

Non-cash adjustments
Amortization of non-current assets		17,654	16,355	34,632	32,738
Loss from disposal of property, plant and equipment and intangible assets		24	247	90	411
Stock compensation expenses		377	309	665	677
Other non-cash expenses		400	181	800	511

Foreign currency exchange differences		-260	-2,074	363	-2,003

Changes in assets and liabilities
Decrease (increase) in trade accounts receivable		-6,862	-4,500	-11,027	3,540
Decrease (increase) in inventories		-3,838	-1,184	-7,615	12,671
Decrease (increase) in other assets		-1,585	2,926	-4,301	2,275
Increase (decrease) in trade accounts payable		3,991	12,059	15,929	-15,887
Increase (decrease) in provisions		5,235	6,828	11,380	11,236
Increase (decrease) in other liabilities		5,513	-1,784	-4,769	673

Income tax paid		-1,332	-341	-1,328	-655

Net cash provided by operating activities		31,684	37,796	59,128	49,116

Cash flow from investing activities

Investments in property, plant and equipment	(12)	-3,610	-2,845	-6,021	-5,853
Investments in intangible assets	(13)	-13,517	-11,606	-23,468	-26,122
Interest received		0	9	34	34

Net cash used for investing activities		-17,127	-14,442	-29,455	-31,941

Cash flow from financing activities

Proceeds from capital increase and exercise of stock options	(19)	798	25	798	25
Repayment of lease liabilities	(14)	-1,267	-1,716	-1,883	-3,494
Proceeds from liabilities to banks	(15)	—	—	—	10,000
Cash repayment of liabilities to banks	(15)	-7,500	-6,125	-7,500	-9,250
Interest paid		-473	-647	-923	-1,161

Net cash used in financing activities		-8,442	-8,463	-9,508	-3,880
Net effect of foreign currency translation on cash and cash equivalents		-152	-58	-23	28

Net change in cash and cash equivalents		5,963	14,833	20,142	13,323
Cash and cash equivalents at the beginning of the period		79,060	52,753	64,881	54,263

Cash and cash equivalents at the end of the period		85,023	67,586	85,023	67,586

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated statements of changes in stockholders’ equity

(in thousands of EUR, except number of shares)	Share capital		Capital reserve	Net income (loss) and accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders’ equity entitled to the owners of the parent company
	Number of shares	Par value
Balance on January 1, 2020	50,181,966	50,182	318,568	-114,648	1,690	255,792

Capital increase, including exercise of stock options	6,000	6	19			25
Stock options outstanding			677			677

Net income				394		394
Exchange differences on translation of foreign operations					-3,839	-3,839
Remeasurement of defined benefit plans					172	172

Total comprehensive income				394	-3,667	-3,273

Balance on June 30, 2020	50,187,966	50,188	319,264	-114,254	-1,977	253,221

Balance on January 1, 2021	50,496,692	50,497	320,680	-94,334	-13,660	263,183

Capital increase, including exercise of stock options	158,500	158	640			798
Stock options outstanding			603			603

Net income				23,229		23,229
Exchange differences on translation of foreign operations					3,837	3,837
Remeasurement of defined benefit plans					—	—

Total comprehensive income				23,229	3,837	27,066

Balance on June 30, 2021	50,655,192	50,655	321,923	-71,105	-9,823	291,650

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Notes to the condensed interim consolidated financial statements

(1)	Information about the company and the group

ADVA Optical Networking SE (hereinafter also referred to as the “company” or “ADVA SE”) is a Societas Europaea domiciled in Meiningen, Germany, with its registered office at Märzenquelle 1-3, 98617 Meiningen, and is registered as HRB 508155 at the commercial register in Jena. The company’s headquarters are in Fraunhoferstrasse 9a, 82152 Martinsried/Munich, Germany. The management board authorized the condensed interim consolidated financial statements as of June 30, 2021 and for the three and six month periods ended June 30, 2021 and 2020 were authorized for inclusion in the SEC filing on September 1, 2021.

The ADVA Optical Networking group (hereinafter referred to as “ADVA”, “the group” or “ADVA group”) develops, manufactures and sells optical and Ethernet-based networking solutions to telecommunications carriers and enterprises to deliver data, storage, voice and video services.

Telecommunications service providers, private companies, universities and government agencies worldwide use the group’s systems. ADVA sells its product portfolio both directly and through an international network of distribution partners.

(2)	Basis of preparation and accounting policies

The group’s condensed interim consolidated financial statements as of June 30, 2021 and for the three and six month periods ended June 30, 2021 and 2020, are prepared in accordance with IAS 34 in light of a potential corporate transaction and are intended to be included in the relevant SEC filing. The condensed interim consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read in conjunction with the group’s annual financial statements per December 31, 2020.

The condensed interim consolidated financial statements are presented in EUR. Unless otherwise stated, all amounts quoted are in thousands of EUR. The balance sheet is broken down into current and non-current assets and liabilities. The classification of income and expenses in the income statement is based on their function within the entity. Where items on the consolidated statement of financial position and in the consolidated income statement are summarized in the interest of clarity, this is explained in the notes to the consolidated financial statements.

The interim financial statements of the individual subsidiaries of the holding company ADVA SE, as subsumed in the condensed interim consolidated financial statements, are all prepared using the same accounting and valuation policies and the same balance sheet date.

The result of the six-month period through June 30, 2021, cannot be extrapolated to the result of the full year 2021.

(3)	Effects of new standards and interpretations

The accounting policies followed are consistent with those of the prior financial year, except for the adoption of new and amended IFRSs and interpretations (IFRICs) during 6M 2021.

STANDARDS, AMENDMENTS AND INTERPRETATIONS APPLICABLE FOR THE FIRST TIME IN 2021

In 6M 2021, following standards and interpretations have been adopted for the first time.

Standard	Topic	First-time adoption*	IASB effective date	Expected impact on the financial position and performance
Amendments to IFRS 9, IAS 39 and IFRS 7	Reform of interest rate benchmarks (IBOR reform - phase 2)	Jan. 1, 2021	Jan 1, 2021	none

*	To be applied in the first reporting period of a financial year beginning on or after this date.

NEW ACCOUNTING REQUIREMENTS NOT YET APPLIED

The IASB and the IFRIC have issued further Standards and Interpretations in 2021 and previous years that are not applicable for the financial year 2021.

Standard	Topic	First-time adoption*	IASB effective date	Expected impact on the financial position and performance
Amendments to IAS 16	Property, plant and equipment - revenue before intended use	Jan. 1, 2022	Jan. 1, 2022	under review

Amendments to IAS 37	Onerous contracts - costs of contract performance	Jan. 1, 2022	Jan. 1, 2022	under review

Amendments to IFRS 3	Reference to the IFRS framework	Jan. 1, 2022	Jan. 1, 2022	under review

Yearly improvements 2018 - 2020	IFRS 1, IFRS 9, IFRS 16 and IAS 41	Jan. 1, 2022	Jan. 1, 2022	under review

IFRS 17	Insurance contracts	Jan. 1, 2023	Jan. 1, 2023	none

Amendments to IAS 1	Classification of liabilities as current or non-current	Jan. 1, 2023	Jan. 1, 2023	under review

*	To be applied in the first reporting period of a financial year beginning on or after this date.

(4)	Significant accounting judgments, estimates and assumptions

The preparation of the group’s interim financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities on the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future.

Discussed below are the key judgments and assumptions concerning the future and other key sources of estimation of uncertainty on the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the current financial year.

DEVELOPMENT EXPENSES

Initial capitalization of costs is based on management’s judgment that technological and economic feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the assets, discount rates to be applied and the expected period of benefits. See note (13) for the carrying amounts involved.

IMPAIRMENT OF NON-FINANCIAL ASSETS

The group assesses whether there are any indicators of impairment for all non-financial assets on each reporting date. Goodwill and other indefinite life intangibles are tested for impairment annually and at other times when such indicators exist. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. When value-in-use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash generating unit and choose a suitable discount rate to calculate the present value of these cash flows. See note (12) and (13) for the carrying amounts involved.

EMPLOYEE BENEFITS

Pension and similar post-employment obligations as well as the related expenses are recognized based on actuarial calculations. The actuarial valuation of the present value of pension obligations depends on several assumptions regarding the discount rate, the expected salary increase rate, the expected pension trend, and life expectancy. If changes in the assumptions regarding the valuation parameters are required, the future amounts of the pension obligations as well as the pension benefit costs may be affected materially.

SHARE-BASED COMPENSATION TRANSACTIONS

The group measures the cost of equity-settled and cash-settled transactions with employees by reference to the fair value of the equity instruments on the date at which they are granted or on the balance sheet date. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the expected life of the option, volatility and dividend yield, as well as further assumptions.

PROVISIONS

Significant estimates are involved in the determination of provisions related to warranty costs and legal proceedings. The estimate of warranty claims is based on historic data and is extrapolated into the future. Legal proceedings often involve complex legal issues and are subject to substantial uncertainties. Accordingly, management exercises considerable judgment in determining whether there is a present obligation as a result of a past event at the end of the reporting period, whether it is more likely than not that such a proceeding will result in an outflow of resources and whether the amount of the obligation can be reliably estimated. Other provisions are described in note (17).

TRANSACTION PRICE FOR CUSTOMER LOYALTY PROGRAMS

Points accumulated for purchases provide a material right to customers that they would not receive without entering into a contract. The transaction price is allocated to the product and the points on a relative stand-alone selling price basis. Management estimates the selling price per point on the basis of the discount granted when the points are redeemed and on the basis of the likelihood of redemption, based on past experience.

LEASES

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

TAXES

Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expenses already recorded. The group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective group company’s domicile.

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available to utilize these losses. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies.

(5)	Covid-19 effects

Against the background of the ongoing crisis in connection with the global spreading of the corona virus, ADVA management has again dealt in detail with the resulting risks and the relevant effects on accounting in the first half of 2021.

In the opinion of the management, there is no sign of an increased default risk for trade receivables and contract assets. Therefore, no impact on the expected credit losses pursuant to IFRS 9 has been considered.

In first half of 2021, ADVA did not use economic stimulus measures and other bridging measures to overcome the corona crisis that have been set up from the federal government and governments of other countries.

ADVA calculates the income tax expense during the year on the basis of the estimated expected tax rate. The consequences of the Covid-19 crisis and the resulting government tax measures should not have a significant impact on this estimate and on the valuation of deferred taxes. According to the management’s assessment there is no indication for impairment of deferred tax assets recognized at the end of the prior year.

(6)	Cash and cash equivalents

Cash and cash equivalents include current funds as well as current financial assets with an original remaining maturity that does not exceed three months and that are readily convertible to a known amount of cash and only subject to an insignificant risk of change in value.

On June 30, 2021, cash of EUR 1,499 thousand (December 31, 2020: EUR 1,472 thousand) is held in China and is subject to local exchange control regulations. These local exchange control regulations provide for restrictions on exporting capital from the country, other than through normal dividends.

Cash at banks earns interest at floating rates based on daily bank deposit rates.

(7)	Trade accounts receivable

Trade accounts receivable are non-interest-bearing and are due within 30 to 120 days in general. For specific projects, other payment terms may be agreed.

Gross and net trade accounts receivable and the reconciliation of the risk provision for trade accounts receivable carried at amortized cost are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Gross trade accounts receivable	97,769	86,593
Allowance for expected credit losses	-2,661	-2,713

Net trade accounts receivable	95,108	83,880

(in thousands of EUR)	2021	2020
Jan. 1	2,713	1,691
Addition/release of risk provision according to IFRS 9	-78	82
Addition of specific allowances	—	1,012
Usage	-31	-9
Foreign currency translation effects	57	-22

Jun. 30	2,661	2,754

The group has a supplier finance agreement, which entitles the transfer of trade receivables from a specific customer. Credit risks and settlement risks are transferred to the financing institution. The group paid an annual fee amounting to LIBOR plus 0.75% on the volume of receivables transferred. The group fully derecognizes sold trade receivables as all risks and rewards are transferred.

In Q2 2020, the group concluded another revolving factoring agreement with a maximum annual volume of EUR 20,000 thousand. The contract entitles to transfer uninsured trade receivables with certain customers. The agreement has no maturity date. The risks relevant to the risk assessment in relation to the receivables sold are the default risk and the late payment risk. The group accounts for the sold trade receivables from the revolving factoring agreement in the amount of their continuing involvement. As of June 30, 2021, no receivables amounts were sold.

On June 30, 2021, trade accounts receivable include receivables of EUR 27,151 thousand related to both agreements described above for which no transfer had taken place (December 31, 2020: EUR 24,559 thousand). These receivables are classified as fair value through profit and loss (FVTPL) all other trade receivables are measured at amortized cost (AC).

In 6M 2021, interest expenses of EUR 26 thousand (6M 2020: EUR 28 thousand) were incurred from the existing agreements.

(8)	Contract assets

The contract assets amounting to EUR 241 thousand (December 31, 2020: EUR 442 thousand) mainly relate to claims from return deliveries. Prior year relate to claims from a service contract with a customer in the USA. Contract assets are subject to the impairment requirements of IFRS 9, however the identified impairment losses were insignificant.

(9)	Inventories

In 6M 2021, write-downs amounting to EUR 2,017 thousand (6M 2020: EUR 2,206 thousand) were recognized as expense within costs of goods sold. This amount includes reversals of earlier write-downs in the amount of EUR 365 thousand (6M 2020: EUR 384 thousand) due to higher selling prices and changed customer demand.

In 6M 2021 and 6M 2020, material costs of EUR 129,696 thousand and EUR 131,213 thousand, respectively, have been recognized.

(10)	Other current and non-current assets

Other current assets are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Non-financial assets
Prepaid expenses	5,104	2,289
Receivables due from tax authorities	1,529	1,147
Other	643	696

Total current non-financial assets	7,276	4,132

Financial assets
Government grant allowances for research projects	3,251	2,178
Positive fair values of derivative financial instruments	200	0
Other	584	1,548

Total current financial assets	4,035	3,726

Total other current assets	11,311	7,858

Other current assets are non-interest-bearing and are generally due within 0 to 60 days.

On June 30, 2021, and December 31, 2020, other non-current assets only include financial assets. They are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Financial assets
Investments	0	0
Government grant allowances for research projects	1,791	1,093
Rent deposits	1,411	1,397
Other	206	104

Total non-current financial assets	3,408	2,594

On June 30, 2021, and December 31, 2020, no impairment on current and non-current financial assets has been recognized.

The measurement of the assets and liabilities at fair value through profit or loss is based on fair values of Level 2 and Level 3. Forward rate agreements are measured using quoted forward exchange rates and yield curves derived from quoted interest rates according to the maturities of the contract.

For all other financial assets included in the balance sheet on June 30, 2021, the fair value corresponds with the book value of the respective positions. The classification of financial assets and liabilities is in line with the disclosure in the group’s annual financial statements per December 31, 2020.

On June 30, 2021 and December 31, 2020, government grants for 18 and 19 research projects are recognized, respectively. These public grants relate to programs promoted by the EU and national governments.

(11)	Right-of-use assets

Right-of-use assets can be analyzed as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Leased cars	1,795	1,986
Leased premises	21,473	23,400

Total right-of-use assets	23,268	25,386

From January 1, 2019, lease terms of between 36 and 120 months were applied taking into account the minimum rental periods and contractual extension options. In 6M 2021, depreciation of EUR 564 thousand (6M 2020: EUR 569 thousand) for vehicles and EUR 2,386 thousand for office and building rentals are included in operating profit (6M 2020: EUR 2,602 thousand).

An amount of EUR 227 thousand, which mainly relates to short-term leases continues to be recognized in operating profit (6M 2020: EUR 291 thousand). In addition, variable lease payments of EUR 1,054 thousand were not included in the measurement of lease liabilities and are also recognized in operating profit (6M 2020: EUR 1,159 thousand). There are no major lease payments related to low value contracts. In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities. In 6M 2021 and 6M 2020 no impairment of right-of-use assets was recognized. Information on the respective lease liabilities is provided in note (14).

(12)	Property, plant and equipment

Property, plant and equipment can be analyzed as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Land and buildings	5,801	6,211
Technical equipment and machinery	22,199	22,323
Factory and office equipment	2,380	2,513
Assets under construction	253	188

Total property, plant and equipment	30,633	31,235

In 6M 2021 and 6M 2020, there were neither impairments nor write-backs of property, plant and equipment impaired in prior years.

In 6M 2021, the group has not received any cash payments for government grants related to purchases (6M 2020: none). Based on grant notifications no historical costs have been deducted in 6M 2021 (6M 2020: none).

(13)	Intangible assets

Capitalized development projects include expenses related to the development of technologies and products for connectivity solutions for cloud and mobile services, network functions virtualization (NFV) and synchronization technology.

In Q2 2021, ADVA entered into a contract regarding the joint development of specified software components. Two instalments of USD 1,800 thousand each came due for payment prior to the end of June 2021. A total intangible asset of EUR 3,027 thousand has been reported regarding this development.

In 6M 2021, borrowing costs of EUR 187 thousand (6M 2020: EUR 188 thousand) were capitalized related to development projects with an expected duration of more than 12 months. Borrowing costs were capitalized at the weighted average rate of the financial liabilities of 1.7% (prior year: 1.7%).

Intangible assets acquired in business combinations can be analyzed as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Purchased technology FiSEC	—	—
Purchased hardware technology Overture	—	—
Purchased software technology Overture	803	1,149
Purchased technology MRV	3,102	3,724
Brand Ensemble	—	—
Purchased customer relationships Overture	1,662	1,925
Purchased customer relationship MRV	7,872	8,206

Total intangible assets acquired in business combinations	13,439	15,004

Amortization of intangible assets with a finite useful life comprises:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Capitalized development projects	10,933	9,451	21,344	18,822
Intangible assets acquired in business combinations	1,002	1,139	2,001	2,387
Other intangible assets	712	829	1,435	1,661

Total amortization of intangible assets	12,647	11,419	24,780	22,870

Amortization of intangible assets acquired in business combinations can be analyzed as follows:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Purchased technology FiSEC	—	48	—	121
Purchased hardware technology Overture	—	—	—	88
Purchased software technology Overture	173	173	346	346
Purchased technology MRV	368	403	735	804
Brand Ensemble	—	11	—	21
Purchased customer relationships Overture	162	176	323	353
Purchased customer relationships MRV	299	328	597	654

Total amortization of intangible assets acquired in business combinations	1,002	1,139	2,001	2,387

At initial recognition the useful lives of intangible assets acquired in business combinations were as follows:

Purchased technology FiSEC	4 years, 6 months
Purchased hardware technology Overture	3 years, 7 months
Purchased software technology Overture	5 years, 7 months
Purchased technology MRV	7 years
Brand Ensemble	4 years, 6 months
Purchased customer relationships Overture	8 years
Purchased customer relationship MRV	9 years, 9 months

In 6M 2021 and 6M 2020 no impairment of intangible assets was recognized.

In the consolidated income statement, amortization and impairment of capitalized development projects and amortization of purchased technology is included in cost of goods sold. Amortization of purchased customer relationship assets is included in selling and marketing expenses.

(14)	Lease liabilities

Variable lease payments of EUR 1,054 thousand have not been included in the measurement of lease liabilities and were recognized in the operating result (6M 2020: EUR 1,159 thousand). In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities.

The interest expense of EUR 376 thousand is included in the financial result (6M 2020: EUR 515 thousand).

The lease liabilities are classified by maturity as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Up to one year	6,032	5,807
One to three years	9,338	10,215
More than three years	10,540	11,783

Total lease liabilities	25,910	27,805

(15)	Liabilities to banks

On June 31, 2021, the group had undrawn committed borrowing facilities of EUR 10,000 thousand available. On December 31, 2020, the undrawn committed borrowing facilities amounted to EUR 50,000 thousand.

Liabilities to banks are measured at amortized cost (FLAC). On June 30, 2021, the net book value amounted to EUR 55,237 thousand. The fair value of liabilities to banks is included in note (29).

(16)	Trade accounts payable and other current and non-current liabilities

The trade accounts payable are non-interest-bearing and generally due within 30 to 90 days.

Other current liabilities are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Non-financial liabilities
Liabilities to employees for variable compensation and payroll	4,867	19,209
Liabilities to employees for vacation	5,436	1,570
Liabilities due to withheld wage income tax and social security contribution	3,028	2,980
Liabilities due to tax authorities	2,373	2,689
Obligations from subsidized research projects	3,657	2,548

Total current non-financial liabilities	19,361	28,996

Financial liabilities

Negative fair values of derivative financial instruments	5	396
Other	3,028	2,571

Total current financial liabilities	3,033	2,967

Total other current liabilities	22,394	31,963

Non-current liabilities include the following:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Non-financial liabilities
Obligations from subsidized research projects	1,771	1,347
Other	18	17

Total non-current non-financial liabilities	1,789	1,364

Financial liabilities
Other	310	1,449

Total non-current financial liabilities	310	1,449

Total other non-current liabilities	2,099	2,813

Forward rate agreements are measured using quoted forward exchange rates and yield curves derived from quoted interest rates according to the maturities of the contract.

For all financial liabilities the fair value also corresponds with the book value of the respective positions on June 30, 2021 The classification is in line with the disclosure in the group’s annual financial statements per December 31, 2020.

(17)	Pension obligations and other provisions

Additions to pension provisions are made during the year on the basis of a forecast value determined as part of the actuarial valuation as of December 31, 2020.

Other provisions are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Current provisions
Warranty provision	600	598
Personnel provisions	11,948	1,061
Consulting fees	3,026	3,348
Supplier obligations	9,166	8,821
Other short-term provisions	868	579

Total current provisions	25,608	14,407

Non-current provisions
Warranty provision	1,260	1,261
Personnel provisions	498	289
Other long-term provisions	43	43

Total non-current provisions	1,801	1,593

Total provisions	27,409	16,000

The estimated expenses related to warranty claims reflect both past experience and current developments and are based on a percentage of sales revenues. Any differences between actual amounts and anticipated amounts are treated as changes in accounting estimates and affect earnings in the period in which the change occurs.

Current personnel provisions mainly include variable compensation payments, expenses for employee’s accident insurance and other expenses resulting from legal requirements. For year-end reporting, variable compensation payments are reclassified to other liabilities.

Other current provisions primarily include provisions for outstanding invoices of uncertain amount and timing.

(18)	Contract liabilities and refund liabilities

Contract and refund liabilities are as follows:

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Current contract liabilities
Advance payments received	698	81
Current contract liabilities related to customer loyalty programs	718	839
Current deferred revenues related to service level agreements	20,377	15,457

Total current contract liabilities	21,793	16,377

Current refund liabilities	464	633

Non-current contract liabilities
Non-current deferred revenues related to service level agreements	10,271	10,551

Total non-current contract liabilities	10,271	10,551

	32,528	27,561

Current contract liabilities related to customer loyalty programs include mainly expected volume discounts and refunds to customers

The revenues generated in the reporting period from contract liabilities existing at the beginning of the period amounted to EUR 12,919 thousand (previous year: EUR 8,093 thousand).

Management expects that 67% of the outstanding (or partially outstanding) benefit obligations as of December 31, 2020, will be recognized as revenue in the 2021financial year. The remaining 33% are expected to be recognized as sales in 2022 mainly.

The above amount does not include variable compensation components which are limited.

(19)	Stockholders’ equity

On June 30, 2020, the share capital amounts to EUR 50,655,192 (on December 31, 2020: EUR 50,496,692).

In connection with the exercise of stock options, 158,500 shares were issued to employees and management board of the company and its group companies out of conditional capital in 6M 2021. The par value of EUR 158 thousand was appropriated to the share capital, whereas the premium of EUR 640 thousand was recognized as capital reserve.

The annual shareholder´s meeting on May 19, 2021, resolved the increase of conditional capital 2011/I by EUR 346 thousand to EUR 5,049 thousand. The resolution was registered in the commercial register on May 27, 2021.

Considering the above-described capital transactions, the total conditional capital on June 30, 2021 amounts to EUR 4,891 thousand.

The changes in share capital, authorized and conditional capital are summarized below:

(in thousands of EUR)	Share capital	Authorized capital 2019/I	Conditional capital 2011/I
Jan. 1, 2021	50,497	24,965	4,703
Changes due to Annual Shareholders’ Meeting resolutions	—	—	346
Stock options exercised	158	—	-158

Jun. 30, 2021	50,655	24,965	4,891

Further details on stockholders’ equity are included in the consolidated statement of changes in stockholders’ equity.

(20)	Revenues

In 6M 2021 and 6M 2020, revenues included EUR 40,360 thousand and EUR 40,676 thousand for services, respectively. The remaining revenues relate mainly to product sales.

In 6M 2021, revenues related to customer loyalty programs amounting to EUR 216 thousand (6M 2020: EUR 84 thousand) have been recognized.

In 6M 2021, revenues of EUR 264,338 thousand relate to performance obligations that were performed at a specific point in time, and revenues of EUR 29,487 thousand relate to performance obligations that were delivered over a period of time (6M 2020: EUR 248,944 thousand and EUR 28,766 thousand).

A summary of revenues by geographic region is provided in the section on segment reporting under note (28).

(21)	Selling and marketing, general and administration and research and development expenses

Selling and marketing, general and administration and research and development expenses mainly include personnel expenses relating to wages and salaries and social security costs.

In addition, general and administration expenses include expenses for external services provided for legal, accounting and tax purposes as well as expenses regarding rented office space and leased cars.

Research and development expenses additionally include external service expenses mainly for research and development services, calibration and certification and legal fees as well as depreciation expenses for equipment and cost of material used for research and development.

(22)	Other operating income and expenses

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Other operating income
Government grants received	429	308	879	631
Income for the supply of development services	221	—	273	35
Release of bad debt allowances	39	12	39	12
Release of provisions	131	557	216	622
Other	160	-157	767	589

Total other operating income	980	720	2,174	1,889

Other operating expenses
Impairment of trade accounts receivable	-133	—	-210	-33
Reversal of prepayment	—	—	-226	—
Other	-17	-294	-242	-1,442

Total other operating expenses	-150	-294	-678	-1,475

Other operating income and expenses, net	830	426	1,496	414

(23)	Interest income and expenses

Interest income primarily includes interest from daily bank deposits and from other short-term deposits with maturities between one day and three months.

Interest expenses are primarily incurred on financial liabilities and on the sale of receivables. In addition, this item also includes net interest expenses from the measurement of defined benefit pension plans and interest expenses from leasing in accordance with IFRS 16.

(24)	Foreign currency exchange gains and losses

Foreign currency exchange gains and losses are as follows:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Foreign currency exchange gains	2,901	2,010	5,505	4,448
thereof gains from forward rate agreements	79	113	339	927
Foreign currency exchange losses	-3,031	-1,312	-4,918	-5,008
thereof losses from forward rate agreements	-133	-143	-282	-242

Other financial gains and losses, net	-130	698	587	-560

(25)	Income taxes

The tax expenses in 6M 2021 and 2020 result from the application of the expected tax rate of the group to the current IFRS result. The expected tax rate is calculated based on a tax planning for the financial year.

(26)	Restructuring expenses

In 6M 2021, no restructuring expenses have been recognized (6M 2020: EUR 752 thousand). In

6M 2020, restructuring expenses included severance payments as well as related legal costs.

(27)	Consolidated cash flow statement

The consolidated cash flow statement has been prepared in accordance with IAS 7.

Cash and cash equivalents include short-term cash and short-term financial assets whose original remaining maturity does not exceed three months. Bank overdrafts are reported in financial liabilities.

Cash flows from investing and financing activities are determined directly, whereas the cash flow from operating activities is derived indirectly from the consolidated income before tax. When cash flow from operating activities is calculated, the changes in assets and liabilities are adjusted for the effects of currency translation. As a result, it is not possible to reconcile the figures to the differences in the published consolidated statement of financial position.

The movements of liabilities from financing activities are as follows:

(in thousands of EUR)	Lease liabilities	Liabilities to banks	Total liabilities from financing activities
Jan. 1, 2020	34,430	80,979	115,409
Cashflow	-3,476	750	-4,226
Non-cash changes	250	114	364
Foreign currency exchange effects	-533	—	-533

Jun. 30, 2020	30,671	81,843	112,514

Jan. 1, 2021	27,805	62,621	90,426
Cashflow	-2,764	-7,500	-10,264
Non-cash changes	364	116	480
Foreign currency exchange effects	505	—	505

Jun. 30, 2021	25,910	55,237	81,147

Actual interest payments for liabilities to banks amounting to EUR 547 thousand (6M 2020: EUR 646 thousand) and interest related to lease liabilities of EUR 376 thousand (6M 2020: EUR 515 thousand) are included in cash flow from financing activities.

Cash and cash equivalents to which the group only has restricted access are explained in note (6).

(28)	Segment reporting

In accordance with IFRS 8, operating segments are identified based on the way information is reported internally to the chief operating decision maker, i.e. the management board, and regularly reviewed to make decisions about resources to be assigned to the segment and assess its performance. The internal organizational and management structure and the structure of internal financial reporting activities are the key factors in determining what information is reported. For making decisions about resource allocation and performance assessment, management does not monitor the operating results separately on the level of business units. Therefore, the reporting on individual business segment does not apply.

Within the ADVA group, management decisions are based on pro forma operating income. Pro forma financial information excludes non-cash charges related to share-based compensation plans and amortization and impairment of goodwill and acquisition-related intangible assets. Additionally, expenses related to restructuring measures are not included. Income from capitalization of development expenses is shown as a separate line item and not deducted from research and development expenses.

Reconciliation of key performance measures to the consolidated financial information on June 30, 2021, is analyzed as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring	Disclosure of R&D expenses	Consolidated financial information
Revenues	293,827	—	—	—	—	—	293,827
Cost of goods sold	-181,208	-1,081	—	-39	—	—	-182,328

Gross profit	112,619	-1,081	—	-39	—	—	111,499
Gross margin	38.3%						37.9%

Selling and marketing expenses	-30,311	-920	—	-304	—	—	-31,535
General and administrative expenses	-17,595	—	—	-96	—	—	-17,691
Research and development expenses	-59,212	—	—	-226	—	20,278	-39,160
Income from capitalization of development expenses	20,278	—	—	—	—	-20,278	—
Other operating income	2,174	—	—	—	—	—	2,174
Other operating expenses	-678	—	—	—	—	—	-678

Operating income	27,275	-2,001	—	-665	—	—	24,609
Operating margin	9.3%						8.4%

Segment assets	460,125	13,439	68,831	—	—	—	542,395

Reconciliation of key performance measures to the consolidated financial information on June 30, 2020, is analyzed as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring	Disclosure of R&D expenses	Consolidated financial information
Revenues	277,710	—	—	—	—	—	277,710
Cost of goods sold	-185,231	-1,359	—	-30	—	—	-186,620

Gross profit	92,479	-1,359	—	-30	—	—	91,090
Gross margin	33.3%	—	—	—	—	—	32.8%

Selling and marketing expenses	-30,721	-1,028	—	-271	-174	—	-32,194
General and administrative expenses	-16,829	—	—	-124	-91	—	-17,044
Research and development expenses	-58,730	—	—	-252	-487	21,823	-37,646
Income from capitalization of development expenses	21,823	—	—	—	—	-21,823	—
Other operating income	1,889	—	—	—	—	—	1,889
Other operating expenses	-1,475	—	—	—	—	—	-1,475

Operating income	8,436	-2,387	—	-677	-752	—	4,620
Operating margin	3.0%						1.7%

Segment assets	438,322	18,363	71,309	—	—	—	527,994

Additional information by geographical regions:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Revenues
Germany	39,085	34,456	84,285	53,932
Rest of Europe, Middle East and Africa	57,245	42,715	108,265	88,533
Americas	41,658	54,700	78,348	110,185
Asia-Pacific	11,366	13,153	22,929	25,060

Total revenues	149,354	145,024	293,827	277,710

(in thousands of EUR)	Jun. 30, 2021	Dec. 31, 2020
Non-current assets
Germany	131,908	131,682
Rest of Europe, Middle East and Africa	27,156	28,235
Americas	77,929	78,312
Asia-Pacific	3,869	4,341

Total non-current assets for segment reporting	240,862	242,570

Revenue information is based on the shipment location of the customers.

In 6M 2021, two major customers exceeded 10% of total revenues (6M 2020: two major customers). In 6M 2021, the share of revenues allocated to major end customers was EUR 73,885 thousand (6M 2020: EUR 75,144 thousand); thereof revenues with the bigger customer was EUR 41,956 thousand (6M 2020: EUR 38,815 thousand) and with the second biggest customer was EUR 31,929 (6M 2020: EUR 36,329)

Non-current assets are attributed based on the location of the respective group company. Non-current assets for the purpose of segment reporting consist of property, plant and equipment, intangible assets and right-of-use assets.

(29)	Financial instruments

The following tables analyze carrying amounts and fair values according to measurement categories. Only assets and liabilities, which fall into the categories defined by IFRS 7, are presented, so that the total amounts disclosed do not correspond to the balance sheet totals of each year.

(in thousands of EUR, on Jun. 30, 2021)			Categories recognized according to IFRS 9
	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value		Hierarchy of fair values
Assets
Cash and cash equivalents	AC	85,023	85,023	—	n/a	*	n/a	*
Trade accounts receivable without underlying factoring agreement	AC	67,957	67,957	—	n/a	*	n/a	*
Trade accounts receivable with underlying factoring agreement	FVTPL	27,151	—	27,151	27,151		Level 2
Other current financial assets	AC	3,835	3,835	—	n/a	*	n/a	*
Other non-current financial assets	AC	3,408	3,408	—	3,408		Level 2
Derivatives	FVTPL	200	—	200	200		Level 2
Investments	FVTPL	0	—	—	0		Level 3

Total financial assets		187,574	160,223	27,351	30,759

Liabilities
Current lease liabilities	n/a	6,032	6,032	—	n/a		n/a
Non-current lease liabilities	n/a	19,878	19,878	—	n/a		n/a
Current liabilities to banks	FLAC	15,390	15,390	—	15,339		Level 2
Non-current liabilities to banks	FLAC	39,847	39,847	—	39,926		Level 2
Trade accounts payable	FLAC	60,080	60,080	—	n/a	*	n/a	*
Other current financial liabilities	FLAC	3,028	3,028	—	n/a	*	n/a	*
Other non-current financial liabilities	FLAC	310	310	—	310		Level 2
Derivatives	FVTPL	5	—	5	5		Level 2

Total financial liabilities		144,570	144,565	5	55,580

*	Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

(in thousands of EUR, on Dec. 31, 2020)			Categories recognized according to IFRS 9
	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value		Hierarchy of fair values
Assets
Cash and cash equivalents	AC	64,881	64,881	—	n/a	*	n/a	*
Trade accounts receivable without underlying factoring agreement	AC	59,321	59,321	—	n/a	*	n/a	*
Trade accounts receivable with underlying factoring agreement	FVTPL	24,559	—	24,559	24,559		Level 2
Other current financial assets	AC	3,726	3,726	—	n/a	*	n/a	*
Other non-current financial assets	AC	2,594	2,594	—	2,594		Level 2
Derivatives	FVTPL	0	—	0	0		Level 2
Investments	FVTPL	0	—	—	0		Level 3

Total financial assets		155,081	130,522	24,559	27,153

Liabilities
Current lease liabilities	n/a	5,807	5,807	—	n/a		n/a
Non-current lease liabilities	n/a	21,998	21,998	—	n/a		n/a
Current liabilities to banks	FLAC	15,492	15,492	—	15,543		Level 2
Non-current liabilities to banks	FLAC	47,129	47,129	—	47,531		Level 2
Trade accounts payable	FLAC	44,151	44,151	—	n/a	*	n/a	*
Other current financial liabilities	FLAC	2,571	2,571	—	n/a	*	n/a	*
Other non-current financial liabilities	FLAC	1,449	1,449	—	1,449		Level 2
Derivatives	FVTPL	396	—	396	396		Level 2

Total financial liabilities		138,993	158,597	396	64,919

*	Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

The group uses the following hierarchy for determining the fair value of financial instruments:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly.

Level 3: Techniques, which use inputs that are not based on observable market data.

At the end of the reporting period it is analyzed whether transfers between the hierarchy levels need to be considered. In 6M 2021 and during the financial year 2020, there were no such transfers.

In the case of cash and cash equivalents, trade receivables measured at amortized cost, other current financial assets and liabilities as well as trade accounts payable, the carrying amounts represent reasonable approximations for the fair values.

Forward rate agreements are measured using the discounted cash flow method based on quoted forward rates and yield curves derived from quoted interest rates according to the maturities of the contract.

Moreover, ADVA SE has an investment in equity instruments of Saguna Networks Ltd. with no quoted prices in active markets. Input factors for the valuation are share prices from past investment rounds and current purchase price offers from other investors in Saguna Networks Ltd. The fair value of the investment amounts to zero as the entity is in an ongoing loss situation.

The fair values of financial liabilities as well as other non-current financial assets and liabilities have been calculated based on future cash flows by using arm’s length, risk-adjusted interest rates.

The fair value of the balance sheet items measured at Level 3 on June 30, 2021, totaled nil (December 31, 2020: in total nil).

(30)	Other financial obligations and financial commitments

On June 30, 2021, the group had purchase commitments totaling EUR 115,577 thousand in respect to suppliers (December 31, 2020: EUR 57,128 thousand).

Group entities have issued guarantees in favor of customers. On June 30, 2021, performance bonds with a maximum guaranteed amount of EUR 312 thousand were issued (December 31, 2020: EUR 414 thousand). At the end of 6M 2021, ADVA does not expect claims from these guarantees.

(31)	Contingent liabilities

In the normal course of business, claims may be asserted, or lawsuits filed against the company and its subsidiaries from time to time. On June 30, 2021, ADVA does not expect that potential titles or litigations in detail or in total will have a material impact on its financial position or operating performance.

(32)	Stock option programs

Changes in the number of options rights outstanding and similar rights are detailed in the table below:

	Stock Option Program 2011	Stock Option Program 2011 for the Management Board	Stock Option Program 2020 for the Management Board

	Plan XIV	Plan XIVa	Plan XVIa
Options outstanding at Jan. 1, 2020	2,234,900	1,066,667	—
Granted options	107,500	—	100,000
Exercised options	-49,726	-265,000	—
Forfeited options	-143,100	—	—
Expired options	-3,674	—	—

Options outstanding at Dec. 31, 2020	2,145,900	801,667	100,000

Granted options	556,000	265,000	—
Exercised options	-121,000	-37,500	—
Forfeited options	-28,000	—	—

Options outstanding at Jun. 30, 2021	2,552,900	1,029,167	100,000
Of which exercisable	528,400	439,167	—

Compensation expenses arising from share-based compensation programs included in operating income were as follows:

(in thousands of EUR)	Q2 2021	Q2 2020	6M 2021	6M 2020
Plan XIV	286	231	517	490
Plan XIVa	76	74	120	183
Plan XVIa	14	4	27	4

Total	376	309	664	677

(33)	Related party transactions

Apart from key management personnel there are no related parties within the meaning of IAS 24.

See note (34) for detailed information about transactions with the management board and the supervisory board.

(34)	Governing boards

Management board

On June 30, 2021, the members of the management board held 401,530 shares (December 31, 2020: 401,530 shares) and 1,129,167 stock options (December 31, 2020: 901,667 stock options.

The options to members of the management board were granted out of Plan XIVa and Plan XVIa. The grants to two members of the management board under Plan XVIa in the financial year 2020 are accounted for as cash-settled share-based payments. A provision of EUR 62 thousand was recognized. The option rights authorize the management board to purchase the said number of common shares in the company once the qualifying period has elapsed. Both plans include a profit limit of EUR 20.00 per option.

The strike price for these option rights is

•	EUR 5.15 for 37,500 options granted on May 15, 2015,

•	EUR 8.70 for 401,667 options granted on May 15, 2016,

•	EUR 4.98 for 150,000 options granted on November 15, 2017,

•	EUR 5.79 for 175,000 options granted on May 15, 2018,

•	EUR 5.76 for 100,000 options granted on May 15, 2020,

•	EUR 10.00 for 265,000 options granted on May 15, 2021, respectively.

Supervisory board

On June 30, 2021, no shares or stock options were held by members of the supervisory board (December 31, 2020: none).

On June 30, 2021, trade accounts payable to the supervisory board for the pro rata compensation for Q2 2021 with an amount of EUR 59 thousand were recognized (December 31, 2020: EUR 59 thousand). The pay-out of these payables was carried out in July 2021 (January 2021).

(35)	Events after the balance sheet date

ADVA is currently negotiating a corporate transaction.

US loss corporations that experience a change in ownership as a part of a transaction may have a limitation placed on the go-forward use of tax attributes (e.g., net operating losses, capital losses, tax credits, excess interest deduction carryforwards, etc.). Further analysis is required to determine if an (indirect) ownership change with regard to shares in ADVA Optical Networking North America Inc. may occur as part of the proposed transaction.

Potential other impacts on the net assets, financial position and financial performance of the group are still under review.

Report of Independent Auditors

To the board of directors of ADVA Optical Networking SE, Meiningen

We have audited the accompanying consolidated financial statements of ADVA Optical Networking SE, and its subsidiaries (the “Company”), which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the related consolidated income statements, statements of comprehensive income, statements of changes in stockholders’ equity and cash flow statements for the years ended December 31, 2020, 2019 and 2018.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADVA Optical Networking SE and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years ended December 31, 2020, 2019 and 2018 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Emphasis of Matter

As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for leases in 2019. Our opinion is not modified with respect to this matter.

Munich, Germany

September 1, 2021

PricewaterhouseCoopers GmbH

Wirtschaftsprüfungsgesellschaft

/s/Jürgen Schumann Jürgen Schumann Wirtschaftsprüfer (German Public Auditor)	/s/ppa. Sonja Knösch ppa. Sonja Knösch Wirtschaftsprüferin (German Public Auditor)

ADVA OPTICAL NETWORKING SE

IFRS CONSOLIDATED FINANCIAL STATEMENTS

Consolidated statements of financial position

(in thousands of EUR)	Note	Dec. 31, 2020	Dec. 31, 2019

Assets
Current assets
Cash and cash equivalents	(9)	64,881	54,263
Trade accounts receivable	(10)	83,880	96,193
Contract assets	(12)	442	654
Inventories	(11)	90,124	104,445
Tax assets	(27)	390	1,857
Other current assets	(13)	7,858	10,918

Total current assets		247,575	268,330

Non-current assets
Right-of-use assets	(14)	25,386	31,985
Property, plant and equipment	(14)	31,235	32,622
Goodwill	(14)	67,036	72,023
Capitalized development projects	(14)	98,607	96,169
Intangible assets acquired in business combinations	(14)	15,004	20,864
Other intangible assets	(14)	5,302	3,704
Deferred tax asset	(27)	7,233	6,336
Other non-current assets	(13)	2,594	3,419

Total non-current assets		252,397	267,122

Total assets		499,972	535,452

The notes are an integral part of these consolidated financial statements.

(in thousands of EUR)	Note	Dec. 31, 2020	Dec. 31, 2019

Equity and liabilities
Current liabilities
Current lease liabilities	(15)	5,807	6,082
Current liabilities to banks	(16)	15,492	19,221
Trade accounts payable	(17)	44,151	73,398
Current provisions	(19)	14,407	13,469
Tax liabilities	(27)	1,808	1,686
Current contract liabilities	(20)	16,377	12,448
Refund liabilities	(20)	633	709
Other current liabilities	(17)	31,963	31,217

Total current liabilities		130,638	158,230

Non-current liabilities
Non-current lease liabilities	(15)	21,998	28,348
Non-current liabilities to banks	(16)	47,129	61,758
Provisions for pensions and similar employee benefits	(18)	8,545	7,756
Other non-current provisions	(19)	1,593	1,380
Deferred tax liabilities	(27)	13,522	12,307
Non-current contract liabilities	(20)	10,551	7,070
Other non-current liabilities	(17)	2,813	2,811

Total non-current liabilities		106,151	121,430

Total liabilities		236,789	279,660

Stockholders’ equity entitled to the owners of the parent company	(21)
Share capital		50,497	50,182
Capital reserve		320,680	318,568
Accumulated deficit		-114,648	-121,693
Net income		20,314	7,045
Accumulated other comprehensive income		-13,660	1,690

Total stockholders’ equity		263,183	255,792

Total equity and liabilities		499,972	535,452

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated income statements

(in thousands of EUR, except earnings per share and number of shares)	Note	2020	2019	2018
Revenues	(22)	564,958	556,821	501,981
Cost of goods sold		-368,416	-365,908	-320,253

Gross profit		196,542	190,913	181,728

Selling and marketing expenses	(23)	-60,803	-72,828	-63,569
Thereof net impairment results on financial assets	(10)	-1,192	-1,131	356
General and administrative expenses	(23)	-35,897	-35,126	-35,024
Research and development expenses	(23)	-74,997	-75,186	-76,588
Other operating income	(24)	3,800	4,764	8,949
Other operating expenses	(24)	-1,172	-534	-507

Operating income		27,473	12,003	14,989

Interest income	(25)	110	372	219
Interest expenses	(25)	-2,717	-2,676	-1,627
Foreign currency exchange gains	(26)	10,779	8,217	12,405
Foreign currency exchange losses	(26)	-10,826	-7,613	-13,882
Other financial gains	(26)	—	—	381
Other financial losses	(26)	—	-1,374	—

Income before tax		24,819	8,929	12,485
Income tax benefit (expense), net	(27)	-4,505	-1,884	-2,807

Net income entitled to the owners of the parent company		20,314	7,045	9,678

Earnings per share in EUR	(31)
basic		0.40	0.14	0.19
diluted		0.40	0.14	0.19

Weighted average number of shares for calculation of earnings per share
basic		50,278,336	50,031,396	49,810,321
diluted		50,556,185	50,520,571	50,234,216

The notes are an integral part of these consolidated financial statements.

Consolidated statements of comprehensive income

(in thousands of EUR)	Note	2020	2019	2018
Net income entitled to the owners of the parent company		20,314	7,045	9,678
Items that may be reclassified to profit or loss in future periods
Exchange differences on translation of foreign operations		-14,922	4,483	7,860
Items that will not get reclassified to profit or loss in future periods
Revaluation of defined benefit plans	(18)	-428	-3,124	-1,993

Comprehensive income entitled to the owners of the parent company	(21)	4,964	8,404	15,545

Items in the statement above are disclosed net of tax. The income tax relating to each component of other comprehensive income is disclosed in note (21).

In 2020 an amount of EUR 255 thousand were reclassified (recycled) from comprehensive income to profit or loss due to deconsolidation (2019 and 2018: no recycling).

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated cash flow statements

(in thousands of EUR)	Note	2020	2019	2018
Cash flow from operating activities

Income before tax		24,819	8,929	12,485

Adjustments to reconcile income before tax to net cash provided by operating activities

Non-cash adjustments
Amortization of non-current assets	(14)	65,061	62,191	49,367
Loss from disposal of property, plant and equipment and intangible assets	(14)	351	1,223	410
Stock compensation expenses	(38)	1,189	1,490	1,413
Other non-cash income and expenses		517	923	-37

Foreign currency exchange differences		-4,843	-2,665	1,280

Changes in assets and liabilities
Decrease (increase) in trade accounts receivable		12,525	1,409	-16,819
Decrease (increase) in inventories		15,231	-19,621	-4,040
Decrease (increase) in other assets		3,851	-2,502	1,334
Increase (decrease) in trade accounts payable		-29,247	10,203	24,002
Increase (decrease) in provisions		91	1,423	-6,163
Increase (decrease) in other liabilities		9,697	5,485	-521

Income tax paid and refunded		-2,099	-1,684	-2,351

Net cash provided by operating activities		97,143	66,804	60,360

The notes are an integral part of these consolidated financial statements.

(in thousands of EUR)	Note	2020	2019	2018
Cash flow from investing activities

Investments in property, plant and equipment	(14)	-13,648	-16,888	-14,029
Investments in intangible assets	(14)	-44,740	-43,584	-34,239
Interest received		34	169	207

Net cash used in investing activities		-58,354	-60,303	-48,061

Cash flow from financing activities

Proceeds from capital increase and exercise of stock options	(21)	1,273	1,257	810
Repayment of lease liabilities		-6,986	-4,401	n/a
Proceeds from liabilities to banks	(16)	—	10,000	75,730
Cash repayment of liabilities to banks	(16)	-18,500	-18,500	-82,813
Interest paid		-2,553	-2,801	-1,953

Net cash used in financing activities		-26,766	-14,445	-8,226

Net effect of foreign currency translation on cash and cash equivalents		-1,405	-445	203

Net change in cash and cash equivalents		10,618	-8,389	4,276

Cash and cash equivalents on January 1		54,263	62,652	58,376

Cash and cash equivalents on December 31		64,881	54,263	62,652

Details on the preparation of the consolidated cash flow statement are included in note (30).

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Consolidated statements of changes in stockholders’ equity

	Share capital
(in thousands of EUR, except number of shares)	Number of shares	Par value	Capital reserve	Net income (loss) and accumulated deficit	Accumulated other comprehensive income (loss)	Total stockholders’ equity entitled to the owners of the parent company
Balance on January 1, 2018	49,735,549	49,736	314,019	-131,371	-5,536	226,848
Capital increase, including exercise of stock options	195,406	195	615			810
Stock options outstanding			1,438			1,438
Net income				9,678		9,678
Exchange differences on translation of foreign operations					7,860	7,860
Remeasurement of defined benefit plans					-1,993	-1,993

Comprehensive income				9,678	5,867	15,545

Balance on December 31, 2018	49,930,955	49,931	316,072	-121,693	331	244,641
Capital increase, including exercise of stock options	251,011	251	1,006			1,257
Stock options outstanding			1,490			1,490
Net income				7,045		7,045
Exchange differences on translation of foreign operations					4,483	4,483
Remeasurement of defined benefit plans					-3,124	-3,124

Comprehensive income				7,045	1,359	8,404

Balance on December 31, 2019	50,181,966	50,182	318,568	-114,648	1,690	255,792
Capital increase, including exercise of stock options	314,726	315	958			1,273
Stock options outstanding			1,154			1,154
Net income				20,314		20,314
Exchange differences on translation of foreign operations					-14,922	-14,922
Remeasurement of defined benefit plans					-428	-428

Comprehensive income				20,314	-15,350	4.964

Balance on December 31, 2020	50,496,692	50,497	320,680	-94,334	-13,660	263,183

Details on changes in stockholders’ equity are presented in note (21).

The notes are an integral part of these consolidated financial statements.

ADVA OPTICAL NETWORKING SE

Notes to the consolidated financial statements

General information

(1)	Information about the company and the group

ADVA Optical Networking SE (hereinafter also referred to as the “company” or “ADVA SE”) is a Societas Europaea domiciled in Meiningen, Germany, with its registered office at Märzenquelle 1-3, 98617 Meiningen, and is registered as HRB 508155 at the commercial register in Jena. The management board authorized the consolidated financial statements for the financial year ended December 31, 2020, with prior year comparable numbers as well as a three-year comparison of the consolidated income statement and the consolidated cash flow statement as well as the consolidated statement of changes in stockholders’ equity for the periods 2018, 2019 and 2020, for inclusion in the SEC filing on September 1, 2021.

The ADVA Optical Networking group (hereinafter also referred to as “ADVA Optical Networking”, “the group” or “ADVA”) develops, manufactures and sells optical and Ethernet-based networking solutions to telecommunications carriers and enterprises to deliver data, storage, voice and video services.

Telecommunications service providers, private companies, universities and government agencies worldwide use the group’s systems. ADVA sells its product portfolio both directly and through an international network of distribution partners.

Significant accounting policies

(2)	Basic principles for the preparation of the consolidated annual financial statements

The group’s consolidated annual financial are prepared in light of a potential corporate transaction and are intended to be included in the relevant SEC filing. They include a consolidated statement of financial position for the financial year ended December 31, 2020, with prior year comparable numbers as well as a three-year comparison of the consolidated income statement and the consolidated cash flow statement as well as the consolidated statement of changes in stockholders’ equity for the periods 2018, 2019 and 2020. The consolidated financials statements are prepared in accordance with the International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) and related interpretations of IFRS Interpretations Committee (IFRIC). The consolidated financial statements have been prepared on a historical cost basis, except for the fair value measurement through profit or loss of certain financial instruments and share-based payments.

The financial year correlates with the calendar year. The consolidated annual financial statements are presented in euro. Unless otherwise stated, all amounts quoted are in thousands of euros. The balance sheet is separated into current and non-current assets and liabilities. The classification of income and expenses in the income statement is based on their function within the entity. When items on the balance sheet and in the income statement are summarized in the interest of clarity, this is explained in the notes to the consolidated financial statements.

The annual financial statements of the individual subsidiaries of the holding company ADVA Optical Networking SE, as subsumed in the consolidated annual financial statements, are all prepared using the same accounting and valuation policies and the same balance sheet date.

(3)	Effects of new standards and interpretations

The accounting policies followed are consistent with these of the prior financial year, except for the adoption of new and amended IFRSs and interpretations (IFRICs) during the year.

STANDARDS, AMENDMENTS AND INTERPRETATIONS APPLICABLE FOR THE FIRST TIME IN 2020

In 2020, following standards and interpretations have been adopted for the first time.

Standard	Topic	First-time adoption*	IASB effective date	Expected impact on the financial position and performance

IFRS Framework	Revision of the IFRS Framework	Jan. 1, 2020	Jan. 1, 2020	none

Amendments to IFRS 3	Definition of a business	Jan. 1, 2020	Jan. 1, 2020	none

Amendments to IAS 1 and IAS 8	Definition of materiality	Jan. 1, 2020	Jan. 1, 2020	none

Amendments to IFRS 9, IAS 39 and IFRS 7	Reform of interest rate benchmarks (IBOR reform - phase 1)	Jan. 1, 2020	Jan. 1, 2020	none

Amendments to IFRS 16	Leases - Covid-19-related rent concessions	Jun. 1, 2020	Jun 1, 2020	none

*	To be applied in the first reporting period of a financial year beginning on or after this date.

NEW ACCOUNTING REQUIREMENTS NOT YET APPLICABLE FOR FIRST-TIME ADOPTION

The IASB and the IFRIC have issued further Standards and Interpretations in 2020 and previous years that were not applicable for the financial year 2020.

Standard	Topic	First-time adoption*	IASB effective dated	Expected impact on the financial position and performance

Amendments to IFRS 9, IAS 39 and IFRS 7	Reform of interest rate benchmarks (IBOR reform - phase 2)	Jan. 1, 2021	Jan 1, 2021	none

Amendments to IAS 16	Property, plant and equipment - revenue before intended use	Jan. 1, 2022	Jan. 1, 2022	under review

Amendments to IAS 37	Onerous contracts - costs of contract performance	Jan. 1, 2022	Jan. 1, 2022	under review

Amendments to IFRS 3	Reference to the IFRS framework	Jan. 1, 2022	Jan. 1, 2022	under review

Yearly improvements 2018 - 2020	IFRS 1, IFRS 9, IFRS 16 and IAS 41	Jan. 1, 2022	Jan. 1, 2022	under review

IFRS 17	Insurance contracts	Jan. 1, 2023	Jan 1, 2023	none

Amendments to IAS 1	Classification of liabilities as current or non-current	Jan. 1, 2023	Jan 1, 2023	under review

*	To be applied in the first reporting period of a financial year beginning on or after this date.

(4)	Recognition and measurement

INVENTORIES

Inventories are valued at the lower of cost or net realizable value. The cost of purchase is determined by the average method. Production costs include direct unit costs, an appropriate portion of necessary manufacturing overheads and production-related depreciation that can be directly assigned to the production process. Administrative and social insurance charges that can be assigned to production are also considered. Financing charges are not classified as part of the at-cost base. The net realizable value is the estimated selling price that could be realized on the closing date in the context of ordinary business activity, less estimated costs of completion and costs necessary to make the sale.

Inventory depreciation covers risks relating to slow-moving items or technical obsolescence based on applicable net realizable value test. Where the reasons for previous write-downs no longer apply, these write-downs are reversed.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is stated at historic cost less accumulated depreciation and accumulated impairment losses, if any. The present value of the expected cost for the decommissioning of the asset after its use is included in the cost of the respective asset if the recognition criteria for a provision are met.

Subsequent costs are included in the asset’s carrying amount or recognized as separate asset only when it is probable that future economic benefits associated with this item will flow to the group and the cost can be measured reliably. All other repairs and maintenance costs are charged to the income statement during the financial period in which they are incurred.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows:

• Buildings	20 to 25 years
• Technical equipment and machinery	3 to 4 years
• Factory and office equipment	3 to 10 years

No regular depreciation applies for land.

Leasehold improvements are capitalized and depreciated over the expected useful life on a straight-line basis.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement when the asset is derecognized.

The assets’ residual values, useful economic lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

INTANGIBLE ASSETS

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value on the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized, and expenditure is reflected in profit or loss in the year in which the expenditure is incurred.

The useful economic lives of intangible assets are assessed to be either finite or indefinite.

Intangible assets with finite lives are amortized on a straight-line basis over the expected useful lives of the assets as follows:

• Capitalized development projects	3 to 5 years
• Intangible assets acquired in business combinations	3 to 10 years
• Software and other intangible assets	3 to 6 years

Intangible assets with finite useful economic lives are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at each financial year-end. The amortization expense on intangible assets with finite lives is recognized in profit or loss in the expense category consistent with the function of the intangible asset.

Intangible assets with an indefinite useful life are not amortized. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. The useful life of an intangible asset with an indefinite life is reviewed at least annually to determine whether the indefinite life assessment continues to be applicable. If not, the change in the useful life assessment from indefinite to finite is made on a prospective basis. Apart from goodwill and development projects in progress all intangible assets are amortized over their useful lives.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between their disposal proceeds and the carrying amount of the asset, and they are recognized in the income statement when the asset is derecognized.

Goodwill

An indefinite useful life is assumed for goodwill acquired in the context of business combinations. Impairment reviews are performed at the cash generating unit level on the balance sheet date or when there is an indication that the goodwill may be impaired in accordance with IAS 36. Impairment losses on goodwill recognized in prior periods are not reversed. See note (14).

Intangible assets acquired in business combinations

Intangible assets acquired in business combinations have a finite useful life. They are recognized at fair value at the acquisition date and amortized on a straight-line basis over estimated useful economic lives of five to nine years. They are tested for impairment if an indication exists that the recoverable amount of the asset may have decreased.

The breakdown of intangible assets into individual items is included in note (14).

Capitalized development projects

Development expenses for new products are capitalized as development projects if

•	they can be unambiguously assigned to these products,

•	the products under development are technically feasible and can be marketed,

•	there is reasonable certainty that the development activity will result in future cash inflows,

•	ADVA intends and is able to complete and use the development project and

•	there is the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset.

Capitalized development projects include all costs that can be directly assigned to the development process. Financing charges are capitalized if the development project represents a qualifying asset in the sense of IAS 23.

After initial recognition of a development project as an asset, measurement is at historical cost, less accumulated amortization and impairment. The straight-line method of amortization is used from the start of production through the estimated selling periods for the products developed (generally between three and five years). Ongoing development projects are tested for impairment on level of the smallest cash generating unit on the balance sheet date or when there is an indication of potential impairment. Completed development projects are tested for impairment if there is an indication of potential impairment. Impairment losses are recognized if appropriate.

Research costs are expensed as incurred according to IAS 38.

Impairment of non-financial assets

Intangible assets with indefinite useful economic lives are tested for impairment annually and whenever there is an indication for potential impairment, either individually or at the cash generating unit level. Intangible assets with finite and useful economic lives are tested for impairment whenever there is an indication for potential impairment. Intangible assets are tested either individually or at the cash generating unit level.

If there is any indication that an asset may be impaired, the recoverable amount is estimated for the individual asset. If it is not possible to estimate the recoverable amount of the individual asset, the recoverable amount of the cash-generating unit to which the asset belongs is determined.

An impairment loss is only recognized if the carrying amount of the asset or respective cash generating unit exceeds its recoverable amount. The recoverable amount is the higher of the fair value less costs of disposal and value in use of the respective asset or cash generating unit. Prior impairments of non-financial assets (other than goodwill) are reviewed for possible reversal at each reporting date.

GOVERNMENT GRANTS

ADVA recognizes government grants for fixed assets as well as for grants related to research projects.

Government grants are recognized where there is reasonable assurance that the grant will be received, and all attached conditions will be met. When the grant relates to an expense item, it is recognized as income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate. Where the grant relates to fixed assets, it is recognized as a reduction of purchase costs and released as a reduction of depreciation expense over the expected useful life of the related asset.

Grants related to research projects are recognized as other assets if the grant is approved and certified but the payment still outstanding. A respective liability is recorded in the amount of the grant which has been approved at initial recognition and is released through the income statement when the defined research tasks have been completed.

BORROWING COSTS

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period to get ready for its intended use or sale (qualifying asset) are capitalized as part of the cost of the respective assets. If borrowing costs cannot be directly attributed to the acquisition, construction or production of an asset, an assessment is made on whether general borrowing costs should be recognized that would have been avoided if the asset was not acquired, constructed or produced. All other borrowing costs are expensed in the period they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

LEASING

Leasing according to IAS 17 (until December 31, 2018)

Leasing contracts are classified as finance leases if substantially all risks and rewards, and with it the economic ownership, are transferred to the lessee. All other leasing transactions are classified as operating leases.

Property, plant and equipment acquired by ADVA Optical Networking through finance lease contracts is stated at the fair value of the leased property or, if lower, the present value of the future minimum lease payments when the contract commences. Finance lease contracts are then amortized using the straight-line method over the shorter of the leasing period or the estimated useful life of the assets. The correspondent liability is shown as finance lease obligation. The lease payment to the lessor is apportioned between finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term to produce a constant periodic rate of interest on the remaining liability.

Operating lease payments are recognized as an expense in the income statement on a straight-line basis over the lease term.

Leasing according to IFRS 16 (from January 1, 2019)

The group leases various properties and cars. Rental contracts are typically made for fixed periods of 3 to 5 years but may have extension options as described below. Lease terms are negotiated on an individual basis and contain a wide range of different terms and conditions. The lease agreements do not impose any covenants, but leased assets may not be used as security for borrowing purposes.

Leases are recognized as a right-of-use asset and a corresponding liability at the date at which the leased asset is available for use by the group. Each lease payment is allocated between the liability and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The right-of-use asset is depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If a purchase option is considered reasonably certain, the amortization period corresponds to the useful life.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•	fixed payments (including in-substance fixed payments), less any lease incentives receivable

•	variable lease payment that are based on an index or a rate

•	amounts expected to be payable by the lessee under residual value guarantees

•	the exercise price of a purchase option if the lessee is reasonably certain to exercise that option, and

•	payments of penalties for early termination of the lease if the exercise of a termination option is considered reasonably certain.

The lease payments are discounted using the interest rate implicit in the lease, if that rate can be determined, or the group’s incremental borrowing rate.

Right-of-use assets are measured at cost comprising the following:

•	the amount of the initial measurement of lease liability

•	any lease payments made at or before the commencement date less any lease incentives received

•	any initial direct costs, and

•	restoration costs.

Payments associated with short-term leases and leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less. Low-value assets comprise IT-equipment and small items of office furniture.

Extension and termination options are included in a number of property and equipment leases across the group. These terms are used to maximize operational flexibility in terms of managing contracts. The majority of extension and termination options held are exercisable only by the group and not by the respective lessor.

To optimize lease costs during the contract period, the group sometimes provides residual value guarantees in relation to car leases. The group initially estimates and recognizes amounts expected to be payable under residual value guarantees as part of the lease liability. The amounts are reviewed, and adjusted if appropriate, at the end of each reporting period.

First-time adoption of IFRS 16

Upon first-time adoption, ADVA capitalized right-of-use assets for leases using the modified retrospective method and recognized corresponding financial liabilities. The simplification options were used to exclude current and low-value leases from capitalization as right-of-use assets.

Upon initial recognition, the right-of-use assets were adjusted for the lease payments made in advance and deferred in the consolidated balance sheet as of December 31, 2018.

Compared to the previous accounting treatment under IAS 17 the application of IFRS 16 resulted in a decline of EUR 1,209 thousand in net profit for 2019. At the same time, earnings before interest and taxes (EBIT) decreased by EUR 48 thousand and the financial result decreased by EUR 1,161 thousand.

In the consolidated cash flow statement for 2019, payments from IFRS 16 amounting to EUR 4,488 thousand were reported as cash outflows from financing activities, which would have been reported as cash outflows from operating activities previously in accordance with IAS 17.

A weighted average interest rate of 3.2% was applied for the valuation of lease liabilities.

The previous information on future lease obligations can be reconciled to the lease liabilities recognized as of January 1, 2019, as follows:

(in thousands of EUR)
Commitments for operating leases reported on Dec. 31, 2018	28,117
Short-term and low-value leases recognized as expenses on a straight-line basis	-336
Changes due to the consideration of prolongation options of lease contracts	11,474
Interest share considering country-specific marginal interest rate	-2,204

Lease liabilities recognized as of Jan. 1, 2019	37,051
thereof: current	5,366
thereof: non-current	31,685

POST-EMPLOYMENT BENEFITS

ADVA maintains defined benefit plans in three countries based on the pensionable compensation of its employees and their length of service. Some of these pension plans are financed through external pension funds. Provisions for pensions are actuarially measured using the projected unit credit method for defined benefit pension plans, considering not only the pension obligations and vested pension rights known at the reporting date, but also expected future salary and benefit increases. The interest rate used to determine the present value of the obligations is generally set based on the yields on high-quality corporate bonds or government bonds in the respective currency area. The return on existing plan assets and expenses for interest added to obligations are reported in finance costs. Service cost is classified as operating expenses. Past service cost not recognized due to a change in the pension plan shall immediately be recognized in the period in which the change took effect. Gains and losses arising from adjustments and changes in actuarial assumptions are recognized immediately and in full in the period in which they occur within other comprehensive income. Further details on recognition and measurement of employee benefits are included in note (18).

In addition, ADVA grants defined contribution plans to employees of some group entities in accordance with statutory or contractual requirements. The payments are made to state or private pension insurance funds. Under defined contribution plans, the employer does not assume any other obligations beyond the payment of contributions to an external fund. The amount of the future pension payments will exclusively depend on the contribution made by the employer (and their employees, if applicable) to the external fund, including income from the investment of such contributions. The amounts payable are expensed when the obligation to pay the amounts is established and classified as operating expenses.

SHARE-BASED COMPENSATION TRANSACTIONS

Employees (including senior executives) of ADVA receive remuneration in the form of share-based compensation transactions, whereby employees render services as consideration for equity instruments (equity-settled transactions) or they are granted stock appreciation rights, which are settled in cash (cash-settled transactions). Share-based compensation transactions are reported and valued in accordance with IFRS 2.

Equity-settled transactions

The cost of equity-settled transactions with employees is measured by reference to the fair value on the grant date. The fair value is determined by an external expert using an appropriate pricing model. See note (38) for further details.

The cost of equity-settled transactions is recognized, together with the corresponding increase in equity, straight-line over the period in which the relevant employees become fully entitled to the award (vesting date). Vesting period ends with the first exercise possibility. From that day, the employee is entitled to benefit. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon market condition, which are treated as vesting irrespective of whether or not market condition is satisfied if all other performance conditions are satisfied.

Where the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based compensation transaction or is otherwise beneficial to the employee as measured on the date of modification.

Where an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled transactions are treated equally.

The dilutive effect of outstanding options is reflected in the computation of earnings per share. See note (31).

Cash-Settled transactions

The cost of cash-settled transactions is measured initially at fair value on the grant date. The fair value is expensed straight-line over the vesting period with recognition of a corresponding provision. The provision is re-measured on each balance sheet date up to and including the settlement date, with changes in the fair value recognized in profit or loss.

PROVISIONS

Provisions are recognized when the group has a present obligation (legal or constructive) as a result of a past event, when it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision represents the best estimate of the expenditure required to settle the present obligation.

Where the group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense related to any provision is presented in profit or loss, net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision over time is recognized in other financial gains and losses, net.

COMMON STOCK

Common stock is disclosed in stockholder’s equity.

Incremental costs directly attributable to the issuance of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Where any group company purchases the company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs, is deducted from equity until the shares are cancelled or reissued. Where such shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs, is included in equity.

FINANCIAL INSTRUMENTS

Financial instruments are contracts that give rise to a financial asset in one entity and a financial liability or equity instrument in another entity. ADVA recognizes financial assets and financial liabilities in the balance sheet when a company in the group becomes a contractual party to the financial instrument.

All customary purchases and sales of financial assets are recognized on the trading date, i.e. the date on which ADVA enters into the obligation to purchase the asset.

Financial assets and financial liabilities are generally reported at gross value. Netting only applies if the offsetting of the amounts is legally enforceable and it is intended to actually offset them. In general, ADVA does not intend to offset any amounts.

Financial assets

ADVA’s financial assets include, in addition to trade receivables, cash and cash equivalents, other receivables, other investments and derivative financial instruments.

Classification

Financial assets are initially allocated to one of the following measurement categories in accordance with IFRS 9:

1.	measured at amortized cost

2.	measured at fair value through profit or loss

3.	measured at fair value through other comprehensive income (debt instruments)

4.	measured at fair value through other comprehensive income (equity instruments)

Financial assets that are debt instruments according to IAS 32 are classified based on the business model for managing the financial assets and the contractually agreed cash flows. Debt instruments are classified as amortized cost if the business model “hold to collect” applies and contractual cash flows solely consist of principal and interest on the outstanding redemption. If the business model is based on the collection of contractual cash flows as well as on the sale of the instruments and the cash flows only consist of principal and interest, the financial assets are classified at fair value through other comprehensive income (FVOCI). Financial assets held for sale and derivative financial instruments that are not designated as hedges, and financial assets that do not consist solely of payments of principal and interest, are classified as at fair value through profit or loss (FVTPL).

Debt instruments are reclassified if the business model for managing those assets changes.

Financial assets with embedded derivatives are considered at their entirety when determining whether their cash flows are solely repayment of the principal and interest.

For investments in equity instruments that are not held for trading, an irrevocable option to account for the equity investments at fair value through comprehensive income (FVOCI) at the time of initial recognition is available. ADVA has not made use of this option.

ADVA classifies receivables that are not subject to factoring, cash and cash equivalents, and rent deposits as financial assets, which are carried at amortized cost. Trade receivables for which a factoring agreement is in place are classified as financial assets at fair value through profit or loss.

The group has not made use of the option to classify financial assets at fair value through profit or loss upon initial recognition.

Initial measurement

At initial recognition, the group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transactions costs that are directly attributable to the acquisition of the financial asset except for trade receivables that are initially measured at its transaction price in accordance to IFRS 15. Transaction costs of financial assets carried at fair value through profit or loss are expensed immediately.

Subsequent measurement

The subsequent measurement of ADVA’s financial assets is based on their classification:

1.

at amortized cost: Interest income from these financial assets is reported in the financial income using the effective interest method. Gains and losses on derecognition as well as impairment gains and losses are recorded in the income statement and reported under other operating income and expenses,

2.

at fair value through profit or loss: Gains or losses on debt instruments, which are subsequently measured at fair value through profit or loss, are included in the income statement as other operating income or expenses in the period in which they arise. Gains and losses on derivatives are recognized in other financial income in the income statement.

The group subsequently measures all equity instruments at fair value. Changes in fair value are recognized in other gains (losses) in the income statement as applicable.

Impairment

The group assesses expected future credit losses associated with its debt instruments measured at amortized cost based on future expectations. A respective risk provision or, in case of an actual loss that already occurred, an impairment loss is recognized.

Financial assets are in default or credit impaired if there is an objective evidence of impairment. This applies in case of bankruptcy, knowledge of impending insolvency proceedings or if financial assets are overdue more than one year.

Financial assets are considered to be impacted by credit worthiness and are written off if there is no reasonable expectation recovering the financial asset. This could be, inter alia, if debtor payments are delayed more than two years or if the debtor fails to commit to a repayment plan.

General approach

Generally, financial assets are considered as having a low default risk at initial recognition resulting in a 12-month expected credit loss provision. In case of a significant increase in credit risk, the lifetime expected credit losses are recognized. Amongst others debtor’s payment delays of more than 30 days or the decrease of the rating are considered an indicator for increase in default risk.

ADVA assesses expected credit losses using the general approach for cash and cash equivalents and material other financial assets, except for trade receivables. Further details are described in note (34) on financial risk management.

Simplified approach

For trade receivables and contract assets with no significant financing component the group applies the simplified approach, which requires lifetime expected credit losses to be recognized from initial recognition of the receivables.

In order to measure expected credit losses, trade receivables are summarized on the basis of common credit risk characteristics considering the region of business and overdue days. The expected credit losses are based on customers’ historical payment behavior for a period of three years as well as on historical defaults. These are reviewed once a year and adjusted to take current and future information on macroeconomic elements (e.g. geopolitical events, currency fluctuations, inflation, trade wars, state subsidies) into account, that have an influence on customers’ ability to meet their financial obligations.

Contract assets relate to work in progress that has not been invoiced and bears essentially the same risk characteristics as trade receivables. The group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss ratios for contract assets.

Derecognition

ADVA derecognizes financial assets (or parts of their financial assets where applicable) when the rights to receive cash flows from the financial asset have expired or have been transferred and the group substantially transferred all opportunities and risks associated with the ownership.

In the case of sales of trade receivables the requirements for a receivable transfer according to IFRS 9.3.2.4 (a).are met. Receivables are derecognized if substantially all risks and rewards are transferred. If the receivables are transferred in accordance to IFRS 9.3.2.4 (a) and the review of IFRS 9.3.2.6 shows that neither substantially all risks and rewards have been transferred nor retained, ADVA recognizes the remaining continuing involvement in accordance with IFRS 9.3.2.16. ADVA continues to manage the receivables sold (servicing). ADVA retains control of disposal over the receivables sold.

Financial liabilities

The financial liabilities of ADVA include trade payables and other liabilities, bank overdrafts, loans and derivative financial instruments. The accounting treatment of lease liabilities is dealt with separately as presented in the section “Leasing”.

Classification

Financial liabilities are initially assigned to one of the following valuation categories in accordance with IFRS 9:

1.	measured at amortized cost

2.	measured at fair value through profit or loss.

The group has not used the option to designate financial liabilities as “at fair value through profit or loss” on initial recognition of financial liabilities.

Initial measurement

At initial recognition, the group measures a financial liability at its fair value less, in the case of a financial liability not at fair value through profit or loss, transactions costs that are directly attributable to the acquisition of the financial liability.

Subsequent measurement

The measurement of financial liabilities of ADVA depends on their classification as follows:

1.

Financial liabilities at fair value through profit or loss: This category includes derivative financial instruments that are not designated as hedging instruments in accordance with IFRS 9 hedge accounting rules. Gains and losses are recognized in financial income in the income statement.

2.

Financial liabilities measured at amortized cost: This category includes trade payables and interest-bearing loans. After initial recognition, these are measured at amortized cost using the effective interest method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as in case of amortization using the effective interest method. Amortization according to the effective interest method is included in interest expenses in the profit and loss account.

Derecognition

A financial liability is derecognized when the obligation under the liability is settled, cancelled or expired. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, this exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability. In case of minor changes in conditions a change in the present value will be considered in profit or loss.

Derivative financial instruments and hedging activities

The group entered into forward rate agreements to hedge foreign currency exposure of expected future cash flows in foreign currency.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured to their fair value at the end of each reporting period. The accounting for subsequent changes in the fair value depend on whether the derivative is designated as a hedging instrument.

The group did not apply hedge accounting rules according to IFRS 9 during the years ended December 31, 2020, 2019 and 2018. Thus, changes in fair value of the derivatives are recognized in profit or loss immediately.

CONTRACTS WITH CUSTOMERS

Revenue recognition

Revenue is recognized when a performance obligation is satisfied, i.e. when control of the goods or services is transferred to the customer. Control is passed either at a point in time or over time.

When hardware is sold control is transferred at a point in time depending on the delivery terms. Software licenses are either sold together with the hardware or sold separately. Control in case of software is transferred when the customer is able to use the software.

In case of service level agreements or maintenance contracts as well as period-related software licenses revenue is recognized over a period of time provided that further services are to be rendered during the term of the contract. The customer receives and uses all services at the same time as they are provided by the company.

Bill-and-hold arrangements or consignment stores are recognized when the performance obligation to transfer a product are met and the customer obtains control.

Transaction price

In general, the transaction price is the price from the order further considering the specific arrangements of the underlying contract. For contracts that contain multiple performance obligations, the transaction price is allocated to the individual performance obligations based on the relative individual selling price. A consideration to be paid to a customer is recorded as a reduction in the transaction price, hence reducing revenues, unless the payment relates to a specific delivery of goods by the customer or service provided by the customer.

The transaction price from a contract may contain fixed and/or variable components.

With regard to financial components, the practical remedy of not considering the effects of a financing component is applied if the maximum duration of the period between transfer of goods or services and payment by the customer does not exceed one year.

The group does not adjust any of the transaction prices for the time value of money.

Contract assets and liabilities

A contract asset is recognized when ADVA has transferred the goods or services. The contract asset is recognized as a receivable if an unconditional payment entitlement of the company exists.

A contract liability is recognized if the company receives the consideration before it has delivered the goods or services. This applies in particular to advance payments for service level agreements and maintenance contracts.

Contract assets and liabilities related to one contract are netted and shown as either contract assets or contract liability.

In addition, certain customers have the benefit of customer loyalty programs which result in the recognition of a contract liability and reduction of revenues based on the relative individual selling price.

Volume rebates can be identified as incentive programs where the company makes a payment to the customer once a specified sales volume has been achieved with the customer. Volume rebates are not related to separate performance obligations but are considered as a variable component of the transaction price.

Customers right of return are considered in the transaction price based on past experience.

The company has made use of the option to recognize all costs in relation to conclude and extend a contract which would be amortized over a period of maximum one year upon activation, directly in profit and loss. This concerns all such costs.

Warranties

Exclusively all warranties are so-called “assurance type” warranties and therefore do not form separate performance obligations. For these essentially legal warranties, accruals according to IAS 37 are considered.

COST OF GOODS SOLD

The cost of goods sold comprises the costs incurred in the production and rendering of services. This item subsumes both the direct cost of materials and production directly assignable to a product and indirect (overhead) costs, including the depreciation of production equipment, amortization of production related intangible assets and write-downs on inventories. The cost of goods sold also includes appropriation to the warranty provision and amortization of purchased technologies. Income from the reversal of write-downs on inventories reduces the cost of goods sold.

INTEREST INCOME AND EXPENSES

For all financial instruments measured at amortized cost, interest income or expenses are recorded using the effective interest rate, which is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability.

TAXES

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are these that are enacted or substantively enacted on the respective balance sheet date.

Deferred income tax

Deferred tax is provided using the liability method on temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•	where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•	in respect to taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the near future.

Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

•	where the deferred tax asset related to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and
•	in respect of deductible temporary differences associated with investments in subsidiaries, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will not reverse in the foreseeable future and no taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed on each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed on each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted on the balance sheet date. Future changes in tax rates are recognized on the balance sheet date if their impact is materially certain as part of the tax legislation process.

According to IAS 12.74 deferred tax assets and liabilities have been set off in 2020 insofar as offsetting qualifications apply.

The best estimate for any uncertain current and deferred income tax items to be recognized is the expected tax payment.

EARNINGS PER SHARE

The group calculates basic and diluted earnings per share in accordance with IAS 33. Basic earnings per share are calculated based on the weighted average number of no- par value shares outstanding during the reporting period. Diluted earnings per share are calculated based on the weighted average number of no-par value shares outstanding during the reporting period, but also including the number of no-par value shares that could come into existence if all stock options that are in the money were exercised on the balance sheet date.

(5)	Significant accounting judgments, estimates and assumptions

The preparation of the group’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent liabilities on the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future. Assumptions used to make estimates are regularly reviewed. Changes in estimates only affecting one accounting period are only considered in that accounting period. In the case of changes in estimates that affect the current and future accounting periods, these are considered appropriately in the current and subsequent accounting periods.

Discussed below are the key judgments and assumptions concerning the future and other key sources of estimation and uncertainty on the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

DEVELOPMENT EXPENSES

Development expenses are capitalized in accordance with the accounting policy described in note (4). Initial capitalization of costs is based on management’s judgment that technological and economic feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the assets, discount rates to be applied and the expected period of benefits. See note (14) for the carrying amounts involved.

IMPAIRMENT OF NON-FINANCIAL ASSETS

The group assesses whether there are any indicators of impairment for all non-financial assets on each reporting date. Goodwill and other indefinite life intangibles are tested for impairment annually and at other times when such indicators exist. Other non-financial assets are tested for impairment when there are indicators that the carrying amounts may not be recoverable. When value-in-use calculations are undertaken, management must estimate the expected future cash flows from the asset or cash generating unit and choose a suitable discount rate in order to calculate the present value of these cash flows. See note (14) for the carrying amounts involved.

PENSION OBLIGATIONS

Pension and similar post-employment obligations as well as the related expenses are recognized based on actuarial calculations. The actuarial valuation of the present value of pension obligations depends on a number of assumptions regarding the discount rate, the expected salary increase rate, the expected pension trend, and life expectancy. In the event that changes in the assumptions regarding the valuation parameters are required, the future amounts of the pension obligations as well as the pension benefit costs may be affected materially. For further details on the valuation of pension obligations, see note (18).

SHARE-BASED COMPENSATION TRANSACTIONS

The group measures the cost of equity-settled and cash-settled transactions with employees by reference to the fair value of the equity instruments on the date at which they are granted or on the balance sheet date. Estimating fair value requires determining the most appropriate valuation model for a grant of equity instruments, which is dependent on the terms and conditions of the grant. This also requires determining the expected life of the option, volatility and dividend yield, as well as further assumptions. See note (38) for the carrying amounts involved.

PROVISIONS

Significant estimates are involved in the determination of provisions related to warranty costs and legal proceedings. The estimate of warranty claims is based on historic data and is extrapolated into the future. Legal proceedings often involve complex legal issues and are subject to substantial uncertainties. Accordingly, management exercises considerable judgment in determining whether there is a present obligation as a result of a past event at the end of the reporting period, whether it is more likely than not that such a proceeding will result in an outflow of resources and whether the amount of the obligation can be reliably estimated. Other provisions are described in note (19).

TRANSACTION PRICE FOR CUSTOMER LOYALTY PROGRAMS

Points accumulated for purchases provide a material right to customers that they would not receive without entering into a contract. The transaction price is allocated to the product and the points on a relative stand-alone selling price basis. Management estimates the selling price per point on the basis of the discount granted when the points are redeemed and on the basis of the likelihood of redemption, based on past experience.

LEASES

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

TAXES

Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. Given the wide range of international business relationships and the long-term nature and complexity of existing contractual agreements, differences arising between the actual results and the assumptions made, or future changes to such assumptions, could necessitate future adjustments to tax income and expenses already recorded. The group establishes provisions, based on reasonable estimates, for possible consequences of audits by the tax authorities of the respective countries in which it operates. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority. Such differences of interpretation may arise on a wide variety of issues depending on the conditions prevailing in the respective group company’s domicile.

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available to utilize these losses. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits together with future tax planning strategies. See note (27) for the carrying amounts involved.

(6)	Covid-19 effects

Against the background of the continuing crisis in connection with the global spreading of the Covid-19 virus, ADVA management has dealt in detail with the resulting risks and the relevant effects on accounting in 2020.

In the opinion of the management, there is no sign of an increased default risk for trade receivables and contract assets. Therefore, no impact on the expected credit losses pursuant to IFRS 9 has been considered.

The current crisis constitutes an indication for potential impairment in accordance with IAS 36.12. In accordance with the usual procedure, an impairment test was carried out at the end of 2020, considering the current cost of capital and a current 4-year plan. As of December 31, 2020, no impairment of goodwill or other non-current non-financial assets was required.

The German federal government as well as governments of other countries in which ADVA operates or maintains subsidiaries or branches have introduced economic stimulus measures and other bridging measures to overcome the Covid-19 crisis. ADVA makes use of such measures as far as possible and reasonable.

A key measure was the raising of a EUR 40 million KfW backup line under the “KfW Entrepreneur Loan” special program 2020. The contract was signed on July 21, 2020. So far, the borrowing facilities have not been used. In January 2021, the group decided to early terminate the KfW credit line.

The utilization of other government support measures in connection with Covid-19, such as the waiver of social security contributions and the postponement of tax payments and the payment of social security contributions, resulted in positive liquidity effects over the financial year which reduced to zero by the end of the year. Furthermore individual activities led to a slight improvement in earnings in 2020.

Deferred tax assets in respect of unused tax losses and other deductible temporary differences at the level of ADVA Optical Networking SE are recognized only to the extent that sufficient taxable temporary differences are available. The value of the deferred tax assets at the level of ADVA SE should therefore be largely independent from potential future fluctuations of the profit. Deferred tax assets at the level of further subsidiaries, insofar no sufficient deferred tax liabilities are available, are also recognized based on forecasts of the future taxable income, which can be used for offsetting deductible temporary differences and tax loss carry forwards. Such forecasts are prepared based on the business plan of the Group and considering a limited forecast period. Taking into account current tax forecasts we do not expect any adverse impact on the future utilization of tax loss carry forwards and deductible temporary differences of ADVA subsidiaries within the forecasted period. Therefore, at the moment we do not anticipate any need for impairment of deferred tax assets to be caused by current global situation.

(7)	Principles of consolidation, scope of consolidation and shareholdings

Subsidiaries are all entities over which ADVA Optical Networking SE directly or indirectly has control. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated at the date when the control ends. ADVA Optical Networking SE controls an entity when it is exposed to or has the rights to variable returns from its involvement and has the ability to affect those returns through its power to direct the activities of the entity.

Intercompany revenues, expenses, income, receivables and payables within the group are eliminated.

Intercompany profits that arise from deliveries of products and services provided within the group are eliminated.

BUSINESS COMBINATIONS

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred are expensed.

When a group company acquires a business, it assesses the financial assets and liabilities acquired for appropriate classification and designation in accordance with the contractual terms, economic circumstances and relevant conditions on the acquisition date. This includes the separation of embedded derivatives in host contracts by the acquiree.

If the business combination is achieved in stages, the acquisition date fair value of the acquirer’s previously held equity interest in the acquiree is re-measured to fair value on the acquisition date through profit and loss.

Any contingent consideration to be transferred by the acquirer will be recognized at fair value on the acquisition date. Subsequent changes to the fair value of the contingent consideration that is deemed an asset or liability will be recognized in accordance with IAS 39 either in profit or loss or as a change to other comprehensive income. Subsequent changes in the fair value of contingent considerations that represent an asset or liability are recognized in the income statement in accordance with IFRS 9.

Goodwill is initially measured at cost being the excess of the consideration transferred over the group’s net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the company acquired, the difference is recognized in profit or loss after reassessment.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the group’s cash generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a cash-generating unit and where part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

SCOPE OF CONSOLIDATION

The consolidated financial statements for the year ended December 31, 2020, include the financial statements of ADVA Optical Networking SE plus all of the 19 (prior year: 24) wholly owned subsidiaries listed below (hereafter collectively referred to as “the group companies”):

(in thousands)			Equity	Net income/(loss)	Share in equity
					owned directly	owned indirectly
ADVA Optical Networking North America, Inc., Norcross/Atlanta (Georgia), USA (ADVA Optical Networking North America)	USD	*	99,273	15,045	—	100%
ADVA Optical Networking Ltd., York, United Kingdom (ADVA Optical Networking York)	GBP		14,664	1,111	100%	—
Oscilloquartz SA, Saint-Blaise, Switzerland (OSA Switzerland)	CHF	*	3,806	828	100%	—
ADVA Optical Networking sp. z o.o., Gdynia, Poland (ADVA Optical Networking Poland)	PLN		33,949	3,338	100%	—
ADVA Optical Networking Israel Ltd., Ra’anana/Tel Aviv, Israel (ADVA Optical Networking Israel)	ILS	*	-82,425	10,061	100%	—
ADVA Optical Networking (Shenzhen) Ltd., Shenzhen, China (ADVA Optical Networking Shenzhen)	CNY		65,710	5,691	100%	—
Oscilloquartz Finland Oy, Espoo, Finland (OSA Finland)	EUR	*	141	37	100%	—
ADVA IT Solutions Pvt. Ltd., Bangalore, India (ADVA IT Solutions)	INR	*	66,175	-630	—	100%
ADVA Optical Networking Trading (Shenzhen) Ltd., Shenzhen, China (ADVA Optical Networking Trading)	USD	*	1,479	208	—	100%
ADVA Optical Networking Singapore Pte. Ltd., Singapore (ADVA Optical Networking Singapore)	SGD		3,945	181	100%	—
ADVA Optical Networking Hong Kong Ltd., Hong Kong, China (ADVA Optical Networking Hong Kong)	HKD		5,955	786	—	100%
ADVA Optical Networking (India) Private Ltd., Gurgaon, India (ADVA Optical Networking India)	INR	*	149,433	13,585	1%	99%
ADVA Optical Networking Serviços Brazil Ltda., São Paulo, Brazil (ADVA Optical Networking São Paulo)	BRL	*	2,126	259	99%	1%
ADVA Optical Networking Corp., Tokyo, Japan (ADVA Optical Networking Tokyo)	JPY	*	88,856	1,975	100%	—
ADVA Optical Networking AB, Kista/Stockholm, Sweden (ADVA Optical Networking Stockholm)	SEK		2,208	142	100%	—
ADVA NA Holdings Inc., Norcross/Atlanta (Georgia), USA (ADVA NA Holdings)	USD	*	60,715	49,999	100%	—
ADVA Optical Networking Pty Ltd., Sydney (New South Wales), Australia (ADVA Australia)	AUD	*	1,553	24	—	100%
ADVA Optical Networking B.V., LA Etten-Leur, Netherlands (ADVA Netherlands)	EUR	*	272	15	100%	—
ADVA Canada Inc., Ottawa, Canada (ADVA Canada)	CAD	*	148	148	100%	—

*	Prepared in accordance with the International Financial Reporting Standards (IFRS) for the financial year ended December 31, 2020.

CHANGES IN THE SCOPE OF CONSOLIDATION

In November 2019, ADVA Canada Inc. in Ottawa, Canada has been incorporated. There was no operating activity in this entity in 2019.

In August 2020, the liquidation of MRV Communications GmbH was completed and the company was deleted from the commercial register.

In November 2020, the liquidation of Charlotte’s Web Ltd., NBase Communications Ltd., Jolt Ltd. and NBase Fibronics Ltd., in Israel, four entities that have been inactive since 2017, was started. As these companies do not show any relations to companies or persons outside the ADVA group, the management assumes that the liquidation will take place without further adjustments. The companies were therefore deconsolidated in Q4 2020.

The deconsolidation resulted in reclassifications in the amount of EUR 255 thousand from other comprehensive income to the financial result in the income statement. No other material effects on earnings and in the balance sheet were recognized.

In 2020, there were no other changes in the scope of consolidation.

(8)	Foreign currency translation

The functional currency of each group company is the currency of the main economic environment in which the company operates. The reporting currency of ADVA Optical Networking’s consolidated financial statements is the functional currency of the parent company, ADVA Optical Networking SE (euro).

Transactions in foreign currencies are initially recorded by the group entities at their respective functional currency rates prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange ruling on the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates on the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates on the date when the fair value is determined. The exchange differences arising from the translation are recognized in profit or loss in financial income/expense.

The assets and liabilities of foreign operations are translated into euro at the rate of exchange prevailing on the reporting date, and their income statements are translated at the average rate for the reporting period. The exchange differences arising from the translation are recognized in accumulated other comprehensive income. On disposal of a foreign operation, the component of accumulated other comprehensive income related to that particular foreign operation is recognized in the income statement.

Any goodwill arising on the acquisition of a foreign operation and any fair value adjustments to the carrying amount of assets and liabilities arising on acquisition are treated as assets and liabilities of the foreign operation and translated at the closing rate.

The relevant currency translation rates to euro are listed below:

	Closing rate Dec. 31, 2020	Closing rate Dec. 31, 2019	Average rate Jan. 1 to Dec. 31, 2020	Average rate Jan. 1 to Dec. 31, 2019	Average rate Jan. 1 to Dec. 31, 2018
AUD	1.6025	1.5992	1.6555	1.6104	1.5798
BRL	6.3574	4.5128	5.8810	4.4147	4.3068
CAD	1.5701	1.4621	1.5291	1.4860	n/a
CHF	1.0857	1.0871	1.0704	1.1127	1.1551
CNY	8.0134	7.8175	7.8692	7.7329	7.8063
GBP	0.9031	0.8521	0.8892	0.8775	0.8848
HKD	9.5210	8.7133	8.8496	8.7717	9.2574
ILS	3.9429	3.8749	3.9233	3.9913	4.2425
INR	89.8824	79.8120	84.5604	78.8157	80.6685
JPY	126.5700	122.1900	121.7478	122.0648	130.3944
PLN	4.5565	4.2567	4.4431	4.2970	4.2609
SEK	10.0568	10.4400	10.4902	10.5851	10.2603
SGD	1.6257	1.5088	1.5731	1.5272	1.5925
USD	1.2281	1.1189	1.1410	1.1196	1.1812

Notes to the consolidated statement of financial position

(9)	Cash and cash equivalents

Cash and cash equivalents include current funds as well as current financial assets with an original remaining maturity that does not exceed three months and that are readily convertible to a known amount of cash and only subject to an insignificant risk of changes in value.

On December 31, 2020, cash of EUR 1,472 thousand (December 31, 2019: EUR 1,763 thousand) is held in China and is subject to local exchange control regulations. These local exchange control regulations provide for restrictions on exporting capital from the country, other than through normal dividends.

Cash at banks earns interest at floating rates based on daily bank deposit rates.

Cash equivalents are invested for varying periods of between one day and three months, depending on the immediate cash requirements of the group, and earn interest at the respective short-term deposit rates.

(10)	Trade accounts receivable

Trade accounts receivable are non-interest-bearing and are due within 30 to 120 days in general. For specific projects, other payment terms may be agreed.

Gross and net trade accounts receivable are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Gross trade accounts receivable	86,593	97,884
Allowance for expected credit losses	-2,713	-1,691

Net trade accounts receivable	83,880	96,193

A reconciliation of the risk provision for trade accounts receivable carried at amortized cost is included in the table below:

(in thousands of EUR)	2020	2019
Jan. 1	1,691	638
Increase of risk provision	73	—
Release of risk provision	—	-204
Addition of specific allowances	1,119	1,335
Usage	-7	-89
Foreign currency translation effects	-163	11

Dec. 31	2,713	1,691

Further information on default risk from trade accounts receivable is included in note (34) on financial risk management.

The group has a supplier finance agreement, which entitles the transfer of trade receivables from a specific customer. Credit risks and settlement risks are transferred to the financing institution. The group fully derecognizes sold trade receivables as all risks and rewards are transferred. ADVA paid an annual fee amounting to LIBOR plus 0.75% on the volume of receivables transferred. In 2020, the group incurred interest expenses of EUR 30 thousand pertaining to this arrangement (prior year: EUR 303 thousand).

In Q2 2020, the group concluded another revolving factoring agreement with a maximum annual volume of EUR 20,000 thousand. The contract entitles to transfer uninsured trade receivables with certain customers. The agreement has no maturity date. The risks relevant to the risk assessment in relation to the receivables sold are the default risk and the late payment risk. As of December 31, 2020, receivables amounting to EUR 10,622 thousand were sold, of which EUR 891 thousand was not paid out as reserve. These reserves are recognized in other assets.

The group accounts for the sold trade receivables from the revolving factoring agreement in the amount of their continuing involvement. On December 31, 2020, the continuing involvement asset in the amount of EUR 391 thousand was recognized as a liability and includes the maximum loss for the default and late payment risk for ADVA. The fair value of these guarantees or the interest payments to be made were recognized in the profit and loss statement and also recognized as other liabilities in the amount of EUR 71 thousand.

On December 31, 2020, trade accounts receivable include receivables of EUR 24,559 thousand related to the existing sale of receivables agreement (December 31, 2019: EUR 10,321 thousand), for which no transfer had taken place as of year-end 2020.

(11)	Inventories

The table below summarizes the composition of inventories:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Raw materials and supplies	16,303	20,547
Work in progress	3,428	3,385
Finished goods	70,393	80,513

	90,124	104,445

In 2020, impairment of inventories amounting to EUR 5,420 thousand (2019 and 2018: EUR 5,761 thousand and EUR 4,751 thousand) was recognized as an expense within cost of goods sold. This amount includes reversals of earlier write-downs amounting to EUR 332 thousand (2019 and 2018: EUR 541 thousand and EUR 300 thousand) due to higher selling and input prices.

In 2020, provisions for advance replacements of defective parts amounting to EUR 1,237 thousand were reclassified to impairment of inventories in order to present them as an inventory write-down. The prior year disclosure has been adjusted according in an amount of EUR 910 thousand,

In 2020, 2019 and 2018, material costs of EUR 259,938 thousand, EUR 262,633 thousand and EUR 231,385 thousand, respectively, have been recognized.

(12)	Contract assets

Contract assets amounting to EUR 442 thousand (prior year: EUR 654 thousand) relate to claims from return deliveries and corrective billing with customers and claims from a service contract with a customer in the USA in 2019. Contract assets are subject to the impairment requirements of IFRS 9, however the identified impairment losses were insignificant.

(13)	Other current and non-current assets

Other current assets are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Non-financial assets
Prepaid expenses	2,289	3,578
Receivables due from tax authorities	1,147	2,231
Other	696	2,203

Total current non-financial assets	4,132	8,012
Financial assets
Government grant allowances for research projects	2,178	1,920
Positive fair values of derivative financial instruments	0	0
Reserves related to a revolving factoring agreement	891	—
Other	657	986

Total current financial assets	3,726	2,906

	7,858	10,918

Other current assets are non-interest-bearing and are generally due within 0 to 60 days.

Further disclosures on derivative financial instruments are given in note (33).

Other non-current assets are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Financial assets
Investments	0	0
Government grant allowances for research projects	1,093	1,882
Rent deposits	1,397	1,476
Other	104	61

Total non-current assets	2,594	3,419

The fair value of the investment of 7.1% (previous year: 7.1%) of the shares in Saguna Networks Ltd., Nesher, Israel, amounted to zero at year-end 2019 as the entity is in an ongoing loss situation.

On December 31, 2020, government grants for 19 research projects are recognized (December 31, 2019: 17 research projects). These public grants relate to programs promoted by the EU and national governments. ADVA does not expect any defaults based on high credit rankings.

The rent deposits are mainly assets held in trust. ADVA does not expect any defaults.

On December 31, 2020, and 2019, no non-financial non-current assets have been reported.

The classification of financial instruments according to IFRS 9 is included in note (33).

(14)	Fixed assets

The following changes in fixed assets were recorded in 2020 and 2019:

(in thousands of EUR)	Historical cost							Accumulated depreciation								Net book values
	Jan. 1, 2020	Additions	Disposals/ retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2020	Jan. 1, 2020	Depreciation of the period	Impairment of the period	Depreciation on disposals/ retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2020	Dec. 31, 2020	Dec. 31, 2019
Right-of-use assets
Leased cars	2,838	1,286	-424	—	-25	—	3,675	964	1,160	—	-424	—	-11	—	1,689	1,986	1,874
Leased premises	35,434	—	-920	—	-1,909	—	32,605	5,323	4,919	332	-905	—	-464	—	9,205	23,400	30,111

	38,272	1,286	-1,344	—	-1,934	—	36,280	6,287	6,079	332	-1,329	—	-475	—	10,894	25,386	31,985

Property, plant and equipment
Land and buildings	18,173	219	-21	307	-433	—	18,245	11,200	1,179	—	-21	—	-324	—	12,034	6,211	6,973
Technical equipment and machinery	97,064	12,064	-579	31	-4,385	—	104,195	74,960	10,970	—	-376	—	-3,682	—	81,872	22,323	22,104
Factory and office equipment	16,369	1,191	-452	0	-741	0	16,367	13,486	1,454	—	-443	—	-643	0	13,854	2,513	2,883
Assets under construction	662	174	-3	-611	-34	—	188	—	—	—	—	—	—	—	—	188	662

	132,268	13,648	-1,055	-273	-5,593	0	138,995	99,646	13,603	—	-840	—	-4,649	0	107,760	31,235	32,622

Intangible assets
Goodwill	119,522	—	—	—	-6,715	—	112,807	47,499	—	—	—	—	-1,728	—	45,771	67,036	72,023
Capitalized development projects	220,790	39,967	—	—	—	—	260,757	124,621	37,341	—	—	—	188	—	162,150	98,607	96,169
Thereof capitalized development projects in progress	24,994	19,124	—	-9,792	—	—	34,326	—	—	—	—	—	—	—	—	34,326	24,994
Intangible assets acquired in business combinations	76,447	—	—	—	-4,927	—	71,520	55,583	4,439	—	—	—	-3,506	—	56,516	15,004	20,864
Other intangible assets	64,115	4,773	-3,094	273	-430	—	65,637	60,411	3,267	—	-2,985	—	-358	—	60,335	5,302	3,704

	480,874	44,740	-3,094	273	-12,072	—	510,721	288,114	45,047	—	-2,985	—	-5,404	—	324,772	185,949	192,760

	651,414	59,674	-5,493	—	-19,599	0	685,996	394,047	64,729	332	-5,154	—	-10,528	0	443,426	242,570	257,367

(in thousands of EUR)	Historical cost							Accumulated depreciation								Net book values
	Jan. 1, 2019	Additions	Disposals/ retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2019	Jan. 1, 2019	Depreciation of the period	Impairment of the period	Depreciation on disposals/ retirements	Reclassifications	Currency translation adjustments	Change in scope of consolidation	Dec. 31, 2019	Dec. 31, 2019	Dec. 31, 2018
Right-of-use assets
Leased cars	1,057	1,798	-43	—	26	—	2,838	—	963	—	-10	—	11	—	964	1,874	n/a
Leased premises	35,070	695	-1,344	—	1,013	—	35,434	—	5,558	—	-270	—	35	—	5,323	30,111	n/a

	36,127	2,493	-1,387	—	1,039	—	38,272	—	6,521	—	-280	—	46	—	6,287	31,985	n/a

Property, plant and equipment
Land and buildings	16,065	1,637	-37	352	156	—	18,173	9,869	1,229	—	-12	—	114	—	11,200	6,973	6,196
Technical equipment and machinery	88,710	12,578	-5,924	267	1,433	—	97,064	69,094	10,502	—	-5,712	—	1,076	—	74,960	22,104	19,616
Factory and office equipment	15,622	1,861	-1,487	20	353	—	16,369	13,065	1,590	—	-1,467	—	298	—	13,486	2,883	2,557
Assets under construction	683	812	-2	-833	2	—	662	—	—	—	—	—	—	—	—	662	683

	121,080	16,888	-7,450	-194	1,944	—	132,268	92,028	13,321	—	-7,191	—	1,488	—	99,646	32,622	29,052

Intangible assets
Goodwill	116,362	—	—	—	3,160	—	119,522	45,962	—	—	—	—	1,537	—	47,499	72,023	70,400
Capitalized development projects	292,720	42,443	-115,247	—	874	—	220,790	204,794	33,484	—	-114,531	—	874	—	124,621	96,169	87,926
Thereof capitalized development projects in progress	31,670	13,699	—	-20,375	—	—	24,994	—	—	—	—	—	—	—	—	24,994	31,670
Intangible assets acquired in business combinations	75,097	—	—	—	1,350	—	76,447	49,085	5,663	—	—	—	835	—	55,583	20,864	26,012
Other intangible assets	62,681	1,141	-51	194	150	—	64,115	57,169	3,202	—	-51	—	91	—	60,411	3,704	5,512

	546,860	43,584	-115,298	194	5,534	—	480,874	357,010	42,349	—	-114,582	—	3,337	—	288,114	192,760	189,850

	704,067	62,965	-124,135	—	8,517	—	651,414	449,038	62,191	—	-122,053	—	4,871	—	394,047	257,367	218,902

Right-of-use assets

From January 1, 2020, lease terms of between 36 and 120 months were applied considering the minimum rental periods and contractual extension options. In 2020, depreciation of EUR 1,160 thousand for vehicles (2019: EUR 963 thousand) and EUR 4,919 thousand for office and building rentals (2019: EUR 5,558 thousand) are included in operating profit. Further an impairment of EUR 332 thousand for reduced usage of the office in Bangalore, as well as the related leasehold improvements, is included in operating profit in 2020.

In 2020 an amount of EUR 476 thousand, which mainly relates to short-term leases is recognized in profit and loss (2019: EUR 728 thousand). In addition, in 2020 variable lease payments of EUR 2,345 thousand were not included in the measurement of lease liabilities and are also recognized in profit and loss (2019: EUR 2,560 thousand). There are no major lease payments related to low value contracts. In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities.

Further information on the corresponding lease liabilities is provided in note (15).

Property, plant and equipment

The classification and changes in property, plant and equipment are shown in the analysis of changes in fixed assets.

In 2020 and 2019, there were neither impairments nor write-backs of property, plant and equipment impaired in prior years.

Goodwill

The table below shows the composition of goodwill allocated to cash-generating units:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
ADVA Optical Networking SE plus	42,491	38,566
ADVA Optical Networking York	4,382	4,644
ADVA Optical Networking North America	17,025	25,679
OSA Switzerland	3,138	3,134

	67,036	72,023

Impairment of goodwill

In 2020, 2019 and 2018, no impairment of goodwill was recognized.

Key assumptions used in impairment testing

All entities, which are largely capable to generate revenues independently based on own customer relationships and own distribution channels are considered as separate cash-generating units. All dependent development service providing and sales service providing entities are considered together with the ADVA Optical Networking SE in one combined cash-generating unit (ADVA Optical Networking SE plus). This as ADVA Optical Networking SE as owner of all technologies is responsible for future developments and utilization. For impairment test purposes goodwill is generally allocated to the cash-generating unit in which the subsidiary is included, on which acquisition the goodwill has been recognized. Therefore, 61% of the goodwill recognized in the course of the acquisition of Overture Networks Inc. has been allocated to ADVA Optical Networking SE plus and 39% has been allocated to ADVA Optical Networking North America based on fair value of technology and customer relationship at the date of the acquisition. 40% of customer relationships recognized in the purchase price allocation related to the acquisition of MRV group have been allocated to ADVA Optical Networking North America. Compared to the prior year due to changes in internal license agreements, the allocation of the technology from the acquisition of the MRV Communications group was adjusted from 50% to 0% and accordingly the allocation of the relevant goodwill from 45% to 23% in cash generating unit ADVA Optical Networking North America. Unchanged from prior years, the cash-generating units, to which the corporate assets are allocated, are ADVA Optical Networking SE plus, ADVA Optical Networking York, ADVA Optical Networking North America and OSA Switzerland.

On December 31, 2020, and 2019, the value in use of the goodwill was calculated based on future cash flows (discounted-cash-flow-method). The calculation is most sensitive to the following assumptions:

•	Gross margins

•	Discount rates

•	Raw material prices

•	Market share expected

Cash flows include the projected cash flows for the four subsequent years as per the approved budget and four-year planning for gross margins, market share and raw material prices. For further periods, a perpetual income is estimated based on nil growth with inflation offset. The discount rate used for the calculation is a pre-tax rate. It considers the specific risk of each group company and is calculated according to the Capital Asset Pricing Model (CAPM). The cost of equity is composed of a risk-free interest rate and a specific risk mark-up calculated as the difference of the average market rate of return and the risk-free interest rate multiplied with the specific risk related to the company (beta coefficient). The beta coefficient is calculated on a peer group basis. The calculation uses pre-tax discount rates depending on the different cash generating units.

Following pre-tax discount rates have been assumed:

(in %)	2020	2019
ADVA Optical Networking SE plus	11.60	10.88
ADVA Optical Networking York	12.37	11.81
ADVA Optical Networking North America	14.17	12.85
OSA Switzerland	10.17	9.71

Sensitivity analysis

No disclosures on sensitivities are provided, as an impairment is unlikely to occur as of the balance sheet date. Only an increase in the discount rates by 2.3 percentage points and above results in a need for impairment.

Capitalized development projects, intangible assets acquired in business combinations and other intangible assets

The table below summarizes the carrying amounts:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Capitalized development projects	98,607	96,169
Intangible assets acquired in business combinations	15,004	20,864
Other intangible assets	5,302	3,704

	118,913	120,737

Capitalized development projects include expenses related to the development of technologies and products for connectivity solutions for cloud and mobile services, network functions virtualization and synchronization.

In 2020, borrowing costs of EUR 426 thousand (2019: EUR 437 thousand) were capitalized related to development projects with an expected duration of more than 12 months. Borrowing costs were capitalized at the weighted average rate of the financial liabilities of 1.8%.

Other intangibles assets mainly include licenses and software.

Intangible assets acquired in business combinations are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Purchased technology FiSEC	—	121
Purchased hardware technology Overture	—	88
Purchased software technology Overture	1,149	1,841
Purchased technology MRV	3,724	5,670
Brand Ensemble	—	43
Purchased customer relationships Overture	1,925	2,808
Purchased customer relationship MRV	8,206	10,293

	15,004	20,864

The acquired technology FiSEC, hardware technology Overture and brand Ensemble were fully amortized in 2020.

Amortization of intangible assets with a finite useful life comprises:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2018
Capitalized development projects	37,341	33,484	29,124
Intangible assets acquired in business combinations	4,439	5,663	5,526
Other intangible assets	3,267	3,202	3,216

	45,047	42,349	37,866

Amortization of intangible assets acquired in business combinations are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2018
Purchased technology FiSEC	121	291	290
Purchased hardware technology Overture	88	1,057	1,057
Purchased software technology Overture	692	693	693
Purchased technology MRV	1,552	1,581	1,496
Brand Ensemble	43	43	43
Purchased customer relationships OSA	—	18	69
Purchased customer relationships Overture	681	694	658
Purchased customer relationship MRV	1,262	1,286	1,220

	4,439	5,663	5,526

At initial recognition the useful lives of intangible assets acquired in business combinations were as follows:

Purchased technology FiSEC	4 years, 6 months
Purchased hardware technology Overture	3 years, 7 months
Purchased software technology Overture	5 years, 7 months
Purchased technology MRV	7 years
Brand Ensemble	4 years, 6 months
Purchased customer relationships OSA	5 years
Purchased customer relationships Overture	8 years
Purchased customer relationship MRV	9 years, 9 months

In 2020, 2019 and 2018, no impairment for capitalized development projects as well as purchased technologies was recognized.

In the consolidated income statement, amortization and impairment of capitalized development projects and amortization of purchased technology is included in cost of goods sold. Amortization of purchased customer relationship assets is included in selling and marketing expenses.

The methodology for calculating impairment is the same as the one used for goodwill impairment testing. The key assumptions and key sensitivities are also the same.

(15)	Lease liabilities

Variable lease payments of EUR 2,345 thousand have not been included in the measurement of lease liabilities and were recognized in profit and loss (2019: EUR 2,560 thousand). In the cash flow statement, the cash outflows resulting from these items are included in the cash flow from operating activities.

The interest expense of EUR 938 thousand is included in the financial result (2019: EUR 1,161 thousand).

The maturity of lease liabilities is as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Up to 1 year	5,807	6,082
One to three years	10,215	16,772
More than three years	11,783	11,576

	27,805	34,430

(16)	Liabilities to banks

The tables below show details on liabilities to banks and their maturity:

(in thousands of EUR)	Dec. 31, 2020	Maturity
		≤ 12 months	13 to 36 months	> 36 months
Syndicated loan	52,621	15,492	37,129	—
Deutsche Bank bullet loan	10,000	—	10,000	—

Total liabilities to banks	62,621	15,492	47,129	—

(in thousands of EUR)	Dec. 31, 2019	Maturity
		≤ 12 months	13 to 36 months	> 36 months
IKB Deutsche Industriebank loans	6,250	6,250	—	—
	2,500	2,500	—	—
	3,750	3,750	—	—
Syndicated loan	58,479	6,721	30,019	21,739
Deutsche Bank bullet loan	10,000	—	10,000	—

Total liabilities to banks	80,979	19,221	40,019	21,739

All IKB loans have been fully repaid in 2020.

In September 2018, ADVA contracted a syndicated loan amounting to EUR 75,000 thousand with a banking syndicate. The syndicated loan consists of two tranches with a total maturity of five years including a redeemable loan amounting to EUR 65,000 thousand as well as a revolving credit line of EUR 10,000 thousand. The interest rate for the redeemable loan amounts currently to EURIBOR plus 1.4% p.a., linked to the leverage of the group. Due to an improvement of the leverage the interest will be reduced to EURIBOR plus 1.35% p.a. from 2021. Repayment in bi-annual instalments started from June 2019. The redeemable loan has been accounted for applying the effective interest method.

In October 2019, ADVA entered into a EUR 10,000 thousand bullet loan with Deutsche Bank. The loan is due for repayment in one amount in September 2022 and bears interest at EURIBOR plus 1.1% p.a.

In July 2020, the group extended its existing syndicated loan agreement by a new KfW credit line of the “KfW Unternehmerkredit” special program 2020 in the amount of EUR 40,000 thousand, which can be drawn in case of Covid-19-related liquidity needs. In January 2021, the group decided to early terminate the KfW credit line.

On December 31, 2020, the group had unused borrowing facilities totaling EUR 50,000 thousand available (December 31, 2019: EUR 10,000 thousand).

In 2020, the interest on liabilities to banks recognized at year-end was 1.1% and 1.4% p.a., respectively.

The fair value of the liabilities to banks is stated in note (33).

(17)	Trade accounts payable and other current and non-current liabilities

The trade accounts payable are non-interest-bearing and generally due within 30 to 90 days. The increase in trade accounts payable mainly results from demand-oriented purchases of materials.

Other current liabilities are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Non-financial liabilities
Liabilities to employees for variable compensation and payroll	19,209	18,290
Liabilities to employees for vacation	1,570	2,459
Liabilities due to withheld wage income tax and social security contribution	2,980	2,954
Liabilities due to tax authorities	2,689	2,630
Obligations from subsidized research projects	2,548	2,211

Total current non-financial liabilities	28,996	28,544
Financial liabilities
Negative fair value of derivatives	396	336
Other	2,571	2,337

Total current financial liabilities	2,967	2,673

	31,963	31,217

Other non-current liabilities include:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Non-financial liabilities
Obligations from subsidized research projects	1,347	2,289
Other	17	17

Total non-current non-financial liabilities	1,364	2,306
Financial liabilities
Other	1,449	505

Total non-current financial liabilities	1,449	505

	2,813	2,811

On December 31, 2020, other non-current financial liabilities mainly include accrued software license contracts.

The classification of financial instruments according to IFRS 9 is included in note (33).

(18)	Provisions for pensions and similar employee benefits

Post-employment benefit plans are classified as either defined contribution or defined benefit plans.

Plan assets related to defined contribution plans are managed separately from the assets of the relevant company by a trustee. For such plans, the company pays fixed contributions into a separate entity or a fund and does not assume any other obligations. Payment obligations to defined contribution plans are recognized in profit or loss when they occur. Payment to government managed pension plans with fixed contributions are considered as defined contribution plans. ADVA group maintains defined contribution plans in different group companies. In 2020, total expenses related to defined contribution plans amount to EUR 8,346 thousand (prior year: EUR 8,197 thousand).

Under defined benefit plans the company is required to pay agreed benefits granted to present and past employees. Defined benefit plans may be funded or unfunded. The group maintains defined benefit plans in Switzerland, Italy, India and Israel.

The defined benefit plans in Switzerland and Israel are final salary related plans which in the case of Switzerland include a guaranteed minimum rate of return additionally. Benefits paid in conjunction with these plans comprise old-age retirement pensions as well as invalidity and surviving dependents’ benefits. Trustees according to local statutory regulations administer the assets of these pension plans. The Italian and Indian defined benefit plans are unfunded and consider final salary assumptions. In Switzerland, in addition to the regular case pension payments on reaching retirement age, vested benefits and payments in connection with the use of home ownership incentives may also be paid out from the pension fund. In Italy, Israel and India, a one-time lump-sum payment is usually made upon retirement.

On December 31, 2020, ADVA reports provisions for pensions amounting to EUR 8,545 thousand (December 31, 2019: EUR 7,756 thousand).

At year-end, the carrying amount are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Present value of defined benefit obligations	26,846	24,448
Fair value of plan assets	-18,301	-16,692

Provisions for pensions and similar employee benefits	8,545	7,756

The change in the net defined benefit liability for pension plans derives as follows:

(in thousands of EUR)	Defined benefit obligations	Fair value of plan assets	Total
Jan. 1, 2019	19,515	-13,984	5,531
Expenses and income
Current service cost	834	—	834
Interest expense (+)/income (-)	356	-243	113
Remeasurements
Gains (-)/losses (+) arising from changes in financial assumptions	2,646	—	2,646
Gains (-)/losses (+) arising from experience	-272	—	-272
Gains (-)/losses (+) on plan assets, excluding amounts included in interest income		-618	-618
Employee contributions	272	-272	—
Transfers to funds	—	-643	-643
Assets distributed on settlements	—	47	47
Benefits paid through plan assets and payments made to plan assets, net	202	-202	—
Disbursements of ADVA	-207	—	-207
Exchange rate differences and other changes	1,102	-777	325

Dec. 31, 2019	24,448	-16,692	7,756
Expenses and income
Current service cost	1,018	—	1,018
Interest expense (+)/income (-)	183	-121	62
Remeasurements
Gains (-)/losses (+) arising from changes in financial assumptions	309	—	309
Gains (-)/losses (+) arising from experience	877	—	877
Gains (-)/losses (+) on plan assets, excluding amounts included in interest income	—	-689	-689
Employee contributions	283	-283	—
Transfers to funds	—	-641	-641
Assets distributed on settlements	—	14	14
Benefits paid through plan assets and payments made to plan assets, net	-10	10	—
Disbursements of ADVA	-131	—	-131
Exchange rate differences and other changes	-131	101	-30

Dec. 31, 2020	26,846	-18,301	8,545

The payments made to plan assets result in particular from vested benefits brought in by joining the company as well as from other payments and repayments of benefits drawn in advance to top up the pension fund.

On December 31, 2020, EUR 22,974 thousand of the defined benefit obligations relate to active employees and EUR 3,871 thousand relate to pensioners (prior year: EUR 23,069 thousand and EUR 1,379 thousand, respectively).

The average remaining period of service for employees and the weighted average duration of the obligations as of December 31, 2020, are as follows:

(in years)	Switzerland	Italy	India	Israel
Average remaining period of service	10.3	14.4	n/a	n/a
Weighted average duration	18.5	10.5	8.0	10.5

On December 31, 2019, the average remaining period of service and the weighted average duration are as follows:

(in years)	Switzerland	Italy	India	Israel
Average remaining period of service	10.3	15.4	n/a	n/a
Weighted average duration	18.4	10.6	6.8	12.2

In general, the monthly payment of pensions starts if an employee in Switzerland or Israel reaches the retirement age, while in Italy and India a lump sum payment of the relevant accrued amount applies with retirement or resignation of an employee.

Employer contributions in 2021 are expected to amount to EUR 886 thousand (2019 expected for 2020: EUR 671 thousand). The expected pension payments for 2021 amount to EUR 868 thousand. In 2019 pension payments of EUR 841 thousand had been expected for 2020.

In 2020, the projected units credit method is used to calculate the defined benefit obligations considering the following material assumptions for valuation parameters:

	Switzerland	Italy	India	Israel
Discount rate	0.20%	0.16%	6.00%	2.10%
Inflation rate	1.00%	1.75%	n/a	1.40%
Salary level trend	1.00%	2.00%	7.00%	2.00%
Pension level trend	0,00%	n/a	n/a	n/a

In 2019, the following valuation parameters have been assumed:

	Switzerland	Italy	India	Israel
Discount rate	0.30%	0.60%	6.75%	2.00%
Inflation rate	1.00%	1.75%	n/a	1.40%
Salary level trend	1.00%	2.00%	7.00%	2.00%
Pension level trend	0,00%	n/a	n/a	n/a

Discount rates have been determined considering the weighted average duration of the obligations. The evaluation for Switzerland, Italy and Israel is based on high-quality corporate bonds with AA-rating. For India, the discount rate is based on government bond rates.

ADVA is exposed to risks arising from defined benefit plans. Changes in actuarial parameters, especially in discount rates, may have significant influence on the pension obligations.

The sensitivity analysis provided below shows the extent to which the defined benefit obligation would have been affected by changes in the relevant assumptions in 2020:

(in thousands of EUR)		Change in defined benefit obligation
Discount rate	Increase by 0.25%	-981
	Decrease by 0.25%	1,041

Salary level trend	Increase by 0.25%	166
	Decrease by 0.25%	-164

Pension level trend	Increase by 0.10%	196

The sensitivity analysis in prior year were as follows:

(in thousands of EUR)		Change in defined benefit obligation
Discount rate	Increase by 0.25%	-885
	Decrease by 0.25%	942

Salary level trend	Increase by 0.25%	167
	Decrease by 0.25%	-168

Sensitivities for discount rate, salary level and pension trend have been considered in turn disregarding any potential dependencies between these assumptions. Separate actuarial computations have been performed for increase and decrease of the assumptions. A sensitivity was determined for the pension level trend for the first time in 2020. Due to the structure of the pension plans, no sensitivity was determined for the case of falling pensions.

ADVA assumes inflation rate to have minor impact on the amount of defined benefit obligations.

On December 31, 2020, plan assets split to major asset categories as follows:

	Quoted market prices	Other than quoted market prices
Equity instruments	20.37%	—
Bonds	24.59%	—
Real estate	19.73%	—
Alternative investments	7.39%	—
Qualified insurance policies	—	16.40%
Cash and cash equivalents	—	3.64%
Other	—	7.88%

On December 31, 2019, plan assets split to major asset categories as follows:

	Quoted market prices	Other than quoted market prices
Equity instruments	20.68%	—
Bonds	22.26%	—
Real estate	20.34%	—
Alternative investments	6.97%	—
Qualified insurance policies	—	17.75%
Cash and cash equivalents	—	3.24%
Other	—	8.76%

Pension fund assets are monitored continuously and managed from a risk-and-yield perspective by the external trustees.

(19)	Other provisions

The tables below list changes in the composition of the group’s other provisions in the reporting and the prior period:

(in thousands of EUR)	Jan. 1, 2020	Usage	Release	Appropriation	Currency translation difference	Changes of scope of consolidation	Dec. 31, 2020
Current provisions
Warranty provision	636	-109	—	78	-7	—	598
Personnel provisions	1,452	-1,243	-53	941	-36	—	1,061
Consulting fees	2,975	-309	-282	1,184	-220	—	3,348
Supplier obligations	7,913	-6,981	-163	8,270	-215	-3	8,821
Other short-term provisions	493	-473	-2	571	-7	-3	579

	13,469	-9,115	-500	11,044	-485	-6	14,407
Non-current provisions
Warranty provision	1,337	-249	—	179	-6	—	1,261
Personnel provisions	—	—	—	296	-7	—	289
Other long-term provisions	43	—	—	—	—	—	43

	1,380	-249	—	475	-13	—	1,593
Total provisions	14,849	-9,364	-500	11,519	-498	-6	16,000

(in thousands of EUR)	Jan. 1, 2019	Usage	Release	Appropriation	Currency translation difference	Reclassifications	Dec. 31, 2019
Current provisions
Warranty provision	2,122	-1,271	-45	736	4	-910	636
Personnel provisions	885	-641	-145	1,352	1	—	1,452
Consulting fees	3,551	-333	-668	365	60	—	2,975
Supplier obligations	7,959	-6,802	-377	7,105	28	—	7,913
Other short-term provisions	488	-447	-18	467	3	—	493

	15,005	-9,494	-1,253	10,025	96	-910	13,469
Non-current provisions
Warranty provision	1,425	-105	-78	88	7	—	1,337
Other long-term provisions	28	—	—	15	—	—	43

	1,453	-105	-78	103	7	—	1,380
Total provisions	16,458	-9,599	-1,331	10,128	103	-910	14,849

The estimated expenses related to warranty claims reflect both past experience and current developments and are based on a percentage of sales revenues. Any differences between actual amounts and anticipated amounts are treated as changes in accounting estimates and affect earnings in the period in which the change occurs.

Current personnel provisions in 2019 mainly include expenses for severance payments. Moreover, current personnel provisions include employee’s accident insurance and other expenses resulting from legal requirements.

In 2020, provisions for the advance replacement of non-functioning parts amounting to EUR 1,237 thousand. The prior year disclosure as been adjusted accordingly considering provisions for the advance replacement of non-functioning parts amounting to EUR 910 thousand.

(20)	Contract liabilities and refund liabilities

Contract and refund liabilities are as follows:

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Current contract liabilities
Outstanding credit notes	—	—
Advance payments received	81	185
Current contract liabilities related to customer loyalty programs	839	481
Current deferred revenues related to service level agreements	15,457	11,782

	16,377	12,448
Current refund liabilities	633	709

	633	709
Non-current contract liabilities
Non-current deferred revenues related to service level agreements	10,551	7,070

	10,551	7,070

	27,561	20,227

Current contract liabilities related to customer loyalty programs include mainly expected volume discounts and refunds to customers.

The revenues generated in the reporting period from contract liabilities existing at the beginning of the period amounted to EUR 11,782 thousand (previous year: EUR 14,061 thousand).

Management expects that 61% of the outstanding or partially outstanding benefit obligations as of December 31, 2020, will be recognized as revenue in the 2021 financial year. The remaining 39% is expected to be recognized as sales in the financial year 2022. The amount stated does not include variable compensation components which are limited.

(21)	Stockholders’ equity

Common stock and share capital

On December 31, 2020, ADVA Optical Networking SE had issued 50,496,692 (prior year: 50,181,966) no par value bearer shares (hereinafter “common shares”), each representing a notional amount of share capital of EUR 1.00.

The common shares entitle the holder to vote at the annual general meeting and to receive dividends in case of a distribution. No restrictions are attached to the common shares.

Capital transactions

In connection with the exercise of stock options, 314,726 shares were issued to employees of the company and its affiliates out of conditional capital in 2020 (in 2019 in connection with the exercise of stock options 251,011 shares). The par value of EUR 315 thousand (prior year: EUR 251 thousand) was appropriated to share capital, whereas the premium resulting from the exercise of stock options of EUR 958 thousand (prior year: EUR 1,006 thousand) was recognized within capital reserve.

Other information on the share option programs is included in note (38).

Authorized capital

According to the company’s articles of association, the management board is authorized, subject to the consent of the supervisory board, to increase subscribed capital until May 21, 2024, only once or in successive tranches by a maximum of EUR 24,965 thousand by issuing new common shares in return for cash or non-cash contributions (conditional capital 2019/I). Subject to the consent of the supervisory board, the management board is further authorized to decide whether to exclude stockholders’ subscription rights. Stockholders’ subscription rights can be excluded for capital increases for cash contributions as well as contributions in kind if during the term of this authorization and in exclusion of shareholder subscription rights, the shares issued against contributions in cash or in kind do not exceed 20% of the share capital.

Conditional capital

The annual shareholder´s meeting on May 13, 2020, resolved the increase of conditional capital 2011/I by EUR 276 thousand to EUR 5,018 thousand. The resolution was registered in the commercial register on May 28, 2020.

Considering the above-described capital transactions, the total conditional capital on December 31, 2020, amounts to EUR 4,703 thousand.

The changes in share capital, authorized and conditional capital are summarized below:

(in thousands of EUR)	Share capital	Authorized capital 2019/I	Conditional capital 2011/I
Jan. 1, 2020	50,182	24,965	4,742
Changes due to Annual Shareholders’ Meeting resolutions	—	—	276
Stock options exercised	315	—	-315

Dec. 31, 2020	50,497	24,965	4,703

Capital reserve

The capital reserve includes premium payments from the issuance of shares, as well as additional contributions to the company’s equity associated with the exercise of stock options. Additionally, the capital reserve contains the correspondent accumulated compensation expenses related to equity-settled stock option rights issued amounting to EUR 23,538 thousand (prior year: EUR 22,384 thousand).

Accumulated other comprehensive income/ (loss)

Accumulated other comprehensive income/ (loss) is used to record exchange differences arising from the translation of the financial statements of foreign operations. In addition, the result from remeasurement of defined benefit obligations is included in this line item.

The tax effect related to components of other comprehensive income/ (loss) is as follows:

(in thousands of EUR)	2020
	pre-tax	tax effect	after tax
Remeasurement of defined benefit obligations	-4,328	776	-3,552

	-4,328	776	-3,552

(in thousands of EUR)	2019
	pre-tax	tax effect	after tax
Remeasurement of defined benefit obligations	-3,837	713	-3,124

	-3,837	713	-3,124

Changes in stockholders’ equity are summarized in the consolidated statement of changes in stockholders’ equity.

Notes to the consolidated income statement

(22)	Revenues

In 2020, 2019 and 2018, revenues included EUR 81,271 thousand, EUR 75,541 thousand and EUR 64,323 thousand for services, respectively. The remaining revenues relate mainly to product sales.

In 2020, revenues related to customer loyalty programs amounting to EUR 125 thousand have been recognized (2019 and 2018: EUR 134 thousand and EUR 142 thousand).

In 2020, revenues amounting to EUR 507,962 thousand (2019 and 2018: EUR 497,759 thousand and EUR 452,267 thousand) relate to performance obligations that were performed at a specific point in time, and revenues of EUR 56,996 thousand (2019 and 2018: EUR 59,062 thousand and EUR 49,714 thousand) relate to performance obligations that were delivered over a period of time.

A segmentation of revenues by geographic region is provided in the section on segment reporting under note (32).

(23)	Selling and marketing, general and administration and research and development expenses

Selling and marketing, general and administration and research and development expenses mainly include personnel expenses relating to wages and salaries and social security costs.

In addition, general and administration expenses include expenses for external services provided for legal, accounting and tax purposes as well as expenses regarding rented office space and leased cars.

Research and development expenses additionally include external service expenses mainly for research and development services, calibration and certification and legal fees as well as depreciation expenses for equipment and cost of material used for research and development.

(24)	Other operating income and expenses

Other operating income and expenses are as follows:

(in thousands of EUR)	2020	2019	2018
Other operating income
Government grants received	1,649	1,878	2,222
Release of provisions	500	1,331	4,291
Income for the supply of development services	91	—	195
Income from payments received on receivables written off in previous periods	12	55	67
Income from deconsolidation	10	—	—
Other	1,538	1,500	2,174

	3,800	4,764	8,949
Other operating expenses
Reduction of outstanding credit notes	-781	—	—
Derecognition of trade accounts receivable	-57	-219	-80
Other	-334	-315	-427

	-1,172	-534	-507

Other operating income and expenses, net	2,628	4,230	8,442

(25)	Interest income and expenses

Interest income primarily includes interest from daily bank deposits and from other short-term deposits with maturities between one day and three months.

Interest expenses are primarily incurred on financial liabilities and on the sale of receivables. In addition, net interest expenses from valuation of defined benefit plans and interest expenses related to leases according to IFRS 16 are included. For further details, refer to notes (10), (15), (16), (18) and (33).

(26)	Other financial gains and losses, net

Other financial gains and losses, net, comprise the following:

(in thousands of EUR)	2020	2019	2018
Foreign currency exchange gains	10,779	8,217	12,405
Thereof: gains from forward rate agreements	877	612	675
Foreign currency exchange losses	-10,826	-7,613	-13,882
Thereof: losses from forward rate agreements	-1,697	-943	-289
Income from investments available for sale	—	—	381
Fair value adjustment for investments	—	-1,374	—

Total other financial gains and losses, net	-47	-770	-1,096

Further information on the foreign currency derivatives is contained in note (33).

(27)	Income taxes

Income taxes in Germany consist of corporate income tax, the solidarity surcharge and trade taxes. The tax calculation in foreign countries is based on the applicable local tax rates. They vary between 13.56% and 34.00% (prior years: between 15.00% and 31.00%).

The table below shows the components of the group’s total income tax expenses:

(in thousands of EUR)	2020	2019	2018
Current taxes
Current income tax charge	-4,246	-2,328	-1,180
Adjustments in respect of current income tax for prior years	-365	3,707	88

	-4,611	1,379	-1,092
Deferred taxes
Temporary differences and tax loss carry-forwards	146	-3,166	-1,700
Changes in tax rates	-40	-97	-15

	106	-3,263	-1,715

Income tax benefit (expense), net	-4,505	-1,884	-2,807

A reconciliation of income taxes based on the accounting profit (loss) and the expected domestic income tax rate for the parent company of 28.88% (prior year: 28.88%) to effective income tax benefit (expense), net, is presented below:

(in thousands of EUR)	2020	2019	2018
Accounting income before tax	24,819	8,929	12,485

Expected statutory tax benefit (expense)	-7,168	-2,579	-3,567
Tax rate adjustments	-40	-97	-15
Tax for prior periods	-365	3,707	88
Foreign tax rate differential	532	-74	782
Non-tax-deductible stock option expenses	-343	-430	-411
Differences from foreign branch offices	-283	-90	-147
Non-taxable income and other non-tax-deductible expenses	-715	250	137
Other adjustments to recognition of deferred tax assets	—	9	—
Permanent differences	56	165	229
Utilization of tax loss carry forwards	3,821	—	—
Not capitalized deferred tax assets for temporary differences and tax losses	—	-2,745	142
Other differences	0	0	-45

Income tax benefit (expense), net	-4,505	-1,884	-2,807
Effective tax rate	-18.15%	-21.09%	-22.49%

In 2020, the tax expense for prior periods in the amount of EUR 365 thousand increased compared to 2019 (2019: tax income in the amount of EUR 3,707 thousand; 2018: EUR 88 thousand). In 2019, the income resulted from the release of an accrual for tax risks.

The tax effect resulting from the tax rate changes in the amount of EUR 40 thousand relates to the changes in the local tax rate of Oscilloquartz SA as well as of ADVA Optical Networking India Private Ltd. (2019 and 2018: EUR 97 thousand and EUR 15 thousand).

The effect with the regard to the utilization of tax loss carryforwards relates mainly ADVA Optical Networking SE (EUR 1,703 thousand) as well as ADVA Optical Networking North America Inc. (EUR 2,146 thousand).

The deferred tax assets and deferred tax liabilities relate to the following:

(in thousands of EUR)	Dec. 31, 2020		Dec. 31, 2019
	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Current assets
Cash and cash equivalents	—	—	1	—
Trade accounts receivable	325	—	97	—
Inventories	1,665	-2,142	2,205	-1,753
Other current assets	—	-333	—	-113

Total current assets	1,990	-2,475	2,303	-1,866

Non-current assets
Right-of-use assets	—	-5,028	—	-6,903
Property, plant and equipment	160	-219	158	-144
Goodwill	—	-3,057	—	-2,861
Capitalized development projects	—	-29,207	—	-28,448
Intangible assets acquired in business combinations	1,172	-4,261	1,125	-4,232
Other intangible assets	—	-5	—	-2
Other non-current assets	812	—	821	-868

Total non-current assets	2,144	-41,777	2,104	-43,458

(in thousands of EUR)	Dec. 31, 2020		Dec. 31, 2019
	Deferred tax assets	Deferred tax liabilities	Deferred tax assets	Deferred tax liabilities
Current liabilities
Lease Liabilities	1,080	—	1,194	—
Trade accounts payable	5	-102	2	-124
Provisions	2,977	—	2,288	—
Deferred revenues	684	—	740	—
Other current liabilities	1,091	—	810	—

Total current liabilities	5,837	-102	5,034	-124

Non-current liabilities
Lease Liabilities	4,552	—	5,891	—
Other non-current liabilities	1,245	-13	991	—

Total non-current liabilities	5,797	-13	6,882	—

Tax loss carry-forwards
German tax loss carry-forwards	19,588	—	19,917	—
thereof: current	—	—	—	—
thereof: non-current	19,588	—	19,917	—
Foreign tax loss carry-forwards	2,722	—	3,237	—
thereof: current	2,722	—	3,237	—
thereof: non-current	—	—	—	—

Total tax loss carry-forwards	22,310	—	23,154	—

Total deferred tax assets and liabilities	38,078	-44,367	39,477	-45,448
thereof: current	10,549	-2,577	10,574	-1,990
thereof: non-current	27,529	-41,790	28,903	-43,458

Netting	-30,845	30,845	-33,141	33,141
Deferred tax net	7,233	-13,522	6,336	-12,307

Temporary differences are differences between the carrying amount of an asset or liability in the balance sheet according to IFRS and its tax base.

Deferred tax assets have been recognized for German and foreign tax loss carry-forwards since net deferred tax liabilities arising from temporary differences as well as a positive tax planning, which are relevant for the recognition of tax loss carry-forwards as reported, exist.

The German and foreign tax loss carry-forwards comprise as follows:

(in thousands of EUR)	Dec. 31, 2020	De. 31, 2019
ADVA Optical Networking SE	177,992	184,175
ADVA Optical Networking North America	70,948	87,622
OSA Switzerland	7,637	15,711
ADVA Optical Networking Israel	18,459	19,609
ADVA NA Holdings	57	61
ADVA IT Solutions	9	11

	275,102	307,189

As of December 31, 2020, tax loss carry-forwards of OSA Switzerland expired in the amount of EUR 6,876 thousand.

Deferred tax assets have been recognized in respect of tax losses in ADVA Optical Networking SE amounting to EUR 67,827 thousand (prior year: EUR 68,966 thousand) due to a reasonable assurance that taxable profits will be recognized in the near future that can be offset against tax loss carry-forwards.

ADVA Optical Networking North America reports further tax income over an aggregated four-year-period and considering the following restrictions there is a reasonable assurance that taxable profits will be recognized in the near future that can be offset against tax loss carry-forwards.

Pursuant to the U.S. Tax Act, federal tax loss carry-forwards in the U.S. expire after twenty years. Furthermore, the utilization of a portion of tax loss carry-forwards is subject to annual limitations. Consequently, deferred tax assets have not been recognized in respect of tax loss carry-forwards in ADVA Optical Networking North America in the amount of EUR 60,059 thousand (prior year: EUR 74,674 thousand).

Furthermore, deferred tax assets for tax loss carry-forwards for state and local purposes expire in between five and twenty years. Deferred tax assets in respect of these tax loss carry-forwards have been recognized in the amount of EUR 144 thousand (prior year: EUR 381 thousand).

The total tax loss carry-forwards of the group, for which no deferred tax assets were recognized at the end of 2020, expire within the following periods:

(in thousands of EUR)
1 year	7,546
2 years	—
3 years	1,307
4 years	5,217
5 years	4,614
after 5 years	49,012
Carried forward for unlimited period	128,691

Total tax loss carry-forwards	196,387

The overview of tax loss carry-forwards with the statement of expiring amounts and periods is presented in 2020 for the first time.

Whether or not deferred tax assets are realized depends on the generation of future taxable income during periods in which these temporary differences are deductible. The group has considered the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment.

Currently no tax audits covering corporate income tax take place at ADVA. Potential tax risks which could trigger tax payments in the future tax audits are continuously monitored by management and assessed at a most likely value. Tax risks which were assessed by ADVA as likely are accounted for with an appropriate amount.

On December 31, 2020, and 2019, no deferred tax liabilities on retained earnings of group companies have been recognized. ADVA committed that there will be no distribution of currently undistributed earnings from the company’s major subsidiaries in the near future. The amount of temporary differences for which no deferred tax liabilities have been recognized totals to EUR 6,066 thousand (prior year: EUR 12,049 thousand).

Deferred tax assets for pensions and similar employee benefits in the amount of EUR 776 thousand are recognized in accumulated other comprehensive loss (prior year: EUR 713 thousand).

(28)	Employees and personnel expenses

In 2020, 2019 and 2018, respectively, the ADVA group had an average of 1,860, 1,884 and 1,831 permanent employees and an average of 22, 25 and 26 apprentices on its payroll, respectively in the following departments:

	2020	2019	2018
Purchasing and Operations	402	392	379
Sales and Marketing	359	368	343
General and Administration	170	166	164
Research and Development	929	958	945
Apprentices	22	25	26

	1,882	1,909	1,857

Furthermore, ADVA employs 39, 35 and 24 people on a temporary basis effective December 31, 2020, 2019 and 2018, respectively.

Personnel expenses for 2020, 2019 and 2018 totaled EUR 181,877 thousand, EUR 187,785 thousand and EUR 173,024 thousand, respectively:

(in thousands of EUR)	2020	2019	2018
Wages and salaries	152,228	157,227	144,231
Social security costs	19,803	22,326	21,398
Expenses for post-employment benefits	8,657	6,742	5,982
Share-based compensation expenses	1,189	1,490	1,413

	181,877	187,785	173,024

Expenses for retirement benefits include expenses related to defined contribution plans as well as service costs for defined obligation plans.

Further details on expenses for post-employment benefits are included in note (18).

Details regarding share-based compensation expenses are shown in note (38).

(29)	Restructuring expenses

In 2020, restructuring expenses including severance payments as well as related legal costs amounting to EUR 731 thousand have been recognized (2019: EUR 5,655 thousand; 2018: EUR 1,338 thousand). The allocation to functional areas in the consolidated income statement is included in note (32).

Other disclosures

(30)	Consolidated cash flow statement

The consolidated cash flow statement has been prepared in accordance with IAS 7.

Cash and cash equivalents include short-term cash and short-term financial assets whose original remaining maturity does not exceed three months. Bank overdrafts are reported in financial liabilities.

Cash flows from investing and financing activities are determined directly, whereas the cash flow from operating activities is derived indirectly from the consolidated income before tax. When cash flow from operating activities is calculated, the changes in assets and liabilities are adjusted for the effects of currency translation. As a result, it is not possible to reconcile the figures to the differences in the published consolidated statement of financial position.

The movements of liabilities from financing activities are as follows:

(in thousands of EUR)	Lease liabilities	Liabilities to banks	Total liabilities from financing activities
Jan. 1, 2018	n/a	96,561	96,561
Cash flows	n/a	-7,083	-7,083
Non-cash changes	n/a	6	6

Dec. 31, 2018	n/a	89,484	89,484
Recognized on adoption of IFRS 16	37,051	—	37,051
Repayments	-5,562	-8,500	-14,062
Non-cash changes	1,625	-5	1,620
Foreign currency exchange effects	1,316	—	1,316

Dec. 31, 2019	34,430	80,979	115,409
Repayments	-6,266	-18,500	-24,766
Non-cash changes	1,299	142	1,441
Foreign currency exchanges effects	-1,658	—	-1,658

Dec. 31, 2020	27,805	62,621	90,426

Actual interest payments for liabilities to banks amounting to EUR 1,615 thousand (2019 and 2018: EUR 1,640 thousand and EUR 1,953) and interest related to lease liabilities of EUR 938 thousand (2019: EUR 1,161 thousand; 2018: n/a) are included in cash flow from financing activities.

Non-cash changes include effective interest rate changes on liabilities to banks as well as non-cash effective increases or decreases in lease liabilities due to consideration of new lease contracts or disposal of lease contracts.

Cash and cash equivalents to which the group only has restricted access are explained in note (9).

(31)	Earnings per share

In accordance with IAS 33, basic earnings per share are calculated by dividing consolidated net income by the weighted average number of shares outstanding.

There were no material dilution effects in the current fiscal year. Diluted earnings per share are calculated by adjusting the weighted average number of shares outstanding by the number of potential shares arising from granted and exercisable stock options on the balance sheet date.

No effects of dilution had to be considered in net income in 2020 and 2019.

The following table reflects the number of shares used in the computation of basic and diluted earnings per share:

	2020	2019	2018
Weighted average number of shares (basic)	50,278,336	50,031,396	49,810,321
Effect of dilution from stock options	277,849	489,175	423,895

Weighted average number of shares (diluted)	50,556,185	50,520,571	50,234,216

There have been no other material transactions involving ordinary shares or potential shares between the balance sheet date and the date of authorization for issue of these financial statements.

(32)	Segment reporting

In accordance with IFRS 8, operating segments are identified based on the way information is reported internally to the chief operating decision maker, i.e. the management board, and regularly reviewed to make decisions about resources to be assigned to the segment and assess its performance. The internal organizational and management structure and the structure of internal financial reporting activities are the key factors in determining what information is reported. For making decisions about resource allocation and performance assessment, management does not monitor the operating results separately on the level of business units. Therefore the reporting on individual business segment does not apply.

Within the ADVA group, management decisions are based on pro forma operating income. Pro forma financial information excludes non-cash charges related to share-based compensation plans and amortization and impairment of goodwill and acquisition-related intangible assets. Additionally, expenses related to restructuring measures are not included. Income from capitalization of development expenses is shown as a separate line item and not deducted from research and development expenses.

Reconciliation of key performance measures to the consolidated financial information on December 31, 2020, presents as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring expenses	Disclosure of R&D expenses	Consolidated financial information
Revenues	564,958	—	—	—	—	—	564,958
Cost of goods sold	-365,908	-2,453	—	-55	—	—	-368,416

Gross profit	199,050	-2,453	—	-55	—	—	196,542
Gross margin	35.2%						34.8%
Selling and marketing expenses	-58,130	-1,986	—	-519	-168	—	-60,803
General and administrative expenses	-35,611	—	—	-195	-91	—	-35,897
Research and development expenses	-114,072	—	—	-420	-472	39,967	-74,997
Income from capitalization of development expenses	39,967	—	—	—	—	-39,967	—
Other operating income	3,800	—	—	—	—	—	3,800
Other operating expenses	-1,172	—	—	—	—	—	-1,172

Operating income	33,832	-4,439	—	-1,189	-731	—	27,473
Operating margin	6.0%						4.9%
Segment assets	417,932	15,004	67,036	—	—	—	499,972

Reconciliation of key performance measures to the consolidated financial information on December 31, 2019, presents as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring expenses	Disclosure of R&D expenses	Consolidated financial information
Revenues	556,821	—	—	—	—	—	556,821
Cost of goods sold	-361,457	-3,622	—	-71	-758	—	-365,908

Gross profit	195,364	-3,622	—	-71	-758	—	190,913
Gross margin	35.1%						34.3%
Selling and marketing expenses	-68,318	-2,041	—	-561	-1,908	—	-72,828
General and administrative expenses	-33,851	—	—	-322	-953	—	-35,126
Research and development expenses	-115,057	—	—	-536	-2,036	42,443	-75,186
Income from capitalization of development expenses	42,443	—	—	—	—	-42,443	—
Other operating income	4,764	—	—	—	—	—	4,764
Other operating expenses	-534	—	—	—	—	—	-534

Operating income	24,811	-5,663	—	-1,490	-5,655	—	12,003
Operating margin	4.5%						2.2%
Segment assets	443,475	20,864	72,023	—	—	—	536,362

Reconciliation of key performance measures to the consolidated financial information on December 31, 2018, presents as follows:

(in thousands of EUR)	Pro forma financial information	Intangible assets from acquisitions	Goodwill	Compensation expenses	Restructuring expenses	Disclosure of R&D expenses	Consolidated financial information
Revenues	501,981	—	—	—	—	—	501,981
Cost of goods sold	-316,360	-3,536	—	-58	-299	—	-320,253

Gross profit	185,621	-3,536	—	-58	-299	—	181,728
Gross margin	37.0%						36.2%
Selling and marketing expenses	-61,010	-1,990	—	-438	-131	—	-63,569
General and administrative expenses	-34,494	—	—	-346	-184	—	-35,024
Research and development expenses	-107,165	—	—	-571	-724	31,872	-76,588
Income from capitalization of development expenses	31,872	—	—	—	—	-31,872	—
Other operating income	8,949	—	—	—	—	—	8,949
Other operating expenses	-507	—	—	—	—	—	-507

Operating income	23,266	-5,526	—	-1,413	-1,338	—	14,989
Operating margin	4.6%						3.0%
Segment assets	390,126	26,012	70,400	—	—	—	486.538

Additional information by geographical regions:

(in thousands of EUR)	2020	2019	2018
Revenues
Germany	115,249	102,691	113,082
Rest of Europe, Middle East and Africa	193,550	196,263	136,109
Americas	201,552	213,793	192,087
Asia-Pacific	54,607	44,074	60,703

	564,958	556,821	501,981

(in thousands of EUR)	Dec. 31, 2020	Dec. 31, 2019
Non-current assets
Germany	131,682	129,055
Rest of Europe, Middle East and Africa	28,235	30,294
Americas	78,312	91,714
Asia-Pacific	4,341	6,304

	242,570	257,367

Revenue information is based on the shipment location of the customers.

In 2020, revenues with two major customers exceeded 10% of total revenues (2019: two major customers; 2018: none). In 2020, the share of revenues allocated to major customers was EUR 139,799 thousand (2019: EUR 137,728 thousand); thereof revenue with the biggest customer was EUR 77,906 thousand (2019: EUR 77,710 thousand) and with the second biggest customer was EUR 61,893 thousand (2019: EUR 60,018 thousand).

Non-current assets including property, plant and equipment, intangible assets and finance lease equipment are attributed based on the location of the respective group company.

(33)	Financial instruments

The following tables analyze carrying amounts and fair values according to measurement categories. Only assets and liabilities, which fall into the categories defined by IFRS 7, are presented, so that the total amounts disclosed do not correspond to the balance sheet totals of each year.

			Categories recognized according to IFRS 9
(in thousands of EUR, on Dec. 31, 2020)	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value		Hierarchy of fair values
Assets
Cash and cash equivalents	AC	64,881	64,881	—	n/a	*	n/a	*
Trade accounts receivable without underlying factoring agreement	AC	59,321	59,321	—	n/a	*	n/a	*
Trade accounts receivable with underlying factoring agreement	FVTPL	24,559	—	24,559	24,559		Level 2
Other current financial assets	AC	3,726	3,726	—	n/a	*	n/a	*
Other non-current financial assets	AC	2,594	2,594	—	2,594		Level 2
Derivatives	FVTPL	0	—	0	0		Level 2
Investments	FVTPL	0	—	—	0		Level 3

Total financial assets		155,081	130,522	24,559	27,153

Liabilities
Current lease liabilities	n/a	5,807	5,807	—	n/a		n/a
Non-current lease liabilities	n/a	21,998	21,998	—	n/a		n/a
Current liabilities to banks	FLAC	15,492	15,492	—	15,543		Level 2
Non-current liabilities to banks	FLAC	47,129	47,129	—	47,531		Level 2
Trade accounts payable	FLAC	44,151	44,151	—	n/a	*	n/a	*
Other current financial liabilities	FLAC	2,571	2,571	—	n/a	*	n/a	*
Other non-current financial liabilities	FLAC	1,449	1,449	—	1,449		Level 2
Derivatives	FVTPL	396	—	396	396		Level 2

Total financial liabilities		138,993	158,597	396	64,919

*	Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

			Amounts recognized according to IFRS 9
(in thousands of EUR, on Dec. 31, 2019)	Measurement category in accordance with IFRS 9	Carrying amount	Amortized cost	Fair value recognized in profit and loss	Fair value		Hierarchy of fair values
Assets
Cash and cash equivalents	AC	54,263	54,263	—	n/a	*	n/a	*
Trade accounts receivable without underlying factoring agreement	AC	85,872	85,872	—	n/a	*	n/a	*
Trade accounts receivable with underlying factoring agreement	FVTPL	10,321	—	10,321	10,321		Level 2
Other current financial assets	AC	2,906	2,906	—	n/a	*	n/a	*
Other non-current financial assets	AC	3,419	3,419	—	3,419		Level 2
Derivatives	FVTPL	0	—	0	0		Level 2
Investments	FVTPL	0	—	—	0		Level 3

Total financial assets		156,781	146,460	10,321	13,740

Liabilities
Current lease liabilities	n/a	6,082	n/a	—	n/a		n/a
Non-current lease liabilities	n/a	28,348	n/a	—	n/a		n/a
Current liabilities to banks	FLAC	19,221	19,221	—	19,269		Level 2
Non-current liabilities to banks	FLAC	61,758	61,758	—	63,075		Level 2
Trade accounts payable	FLAC	73,398	73,398	—	n/a	*	n/a	*
Other current financial liabilities	FLAC	2,337	2,337	—	n/a	*	n/a	*
Other non-current financial liabilities	FLAC	505	505	—	505		Level 2
Derivatives	FVTPL	336	—	336	336		Level 2

Total financial liabilities		191,985	157,219	336	83,185

*	Due to the short-term nature, it was assumed that the book value as of the reporting date approximates the fair value.

The group uses the following hierarchy for determining the fair value of financial instruments:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly.

Level 3: Techniques, which use inputs that are not based on observable market data.

At the end of the reporting period it is analyzed whether transfers between the hierarchy levels need to be considered. In 2020 and 2019, there were no such transfers.

In the case of cash and cash equivalents, trade receivables measured at amortized cost, other current financial assets and liabilities as well as trade accounts payable, the carrying amounts represent reasonable approximations for the fair values.

Forward rate agreements are measured using the discounted cash flow method based on quoted forward rates and yield curves derived from quoted interest rates according to the maturities of the contract.

Moreover, ADVA SE has an investment in equity instruments of Saguna Networks Ltd. with no quoted prices in active markets. Input factors for the valuation are share prices from past investment rounds and current purchase price offers from other investors in Saguna Networks Ltd. At the end of 2019, the fair value of the investment amounted to zero as the entity is in an ongoing loss situation.

The fair values of financial liabilities as well as other non-current financial assets and liabilities have been calculated based on future cash flows by using arm’s length, risk-adjusted interest rates.

The fair value of the balance sheet items measured at Level 3 on December 31, 2020, totaled nil (December 31, 2019: in total nil).

The following table shows the net results per measurement category according to IFRS 9:

(in thousands of EUR)	Note	2020	2019	2018
Financial assets measured at amortized cost	(13), (25)	-1,082	-759	575
Financial liabilities measured at amortized cost	(16)	-2,008	-1,514	-1,774
Financial assets and liabilities measured at fair value through profit or loss	(26)	-820	-1,705	386

Net result		-3,910	-3,978	-813

In 2019, the net result from financial assets measured at amortized cost included the impairment loss and interest income recognized in the current period on the relevant assets. The net result of financial instruments at fair value through profit or loss consist of changes in the fair value of derivative financial instruments, trade receivables subject to factoring agreements and equity investments. The net result from financial liabilities at amortized cost includes interest for bank liabilities (drawn and undrawn) and other financial liabilities as well as amortization according to effective interest method.

Total interest income and expenses from financial assets and liabilities are as follows:

(in thousands of EUR)	2020	2019	2018
Financial assets measured at amortized cost
Total interest income	110	372	219

Financial liabilities measured at amortized cost
Total interest expense	-2,008	-1,514	-1,774

As the necessary prerequisites have not been fulfilled, no financial assets and liabilities are offset in the balance sheet. Master netting agreements exist with the contractual partners of the derivatives, according to which a set-off can be made in the event of insolvency. As of the balance sheet date, there were only insignificant offsetting potentials from derivative financial instruments.

(34)	Financial risk management

The following section describes the group’s position with regard to risks arising from financial instruments and their potential future impact on the net assets, financial position and operational results. The classification into material and immaterial financial risks considered in the risk and opportunity report has been disregarded.

Goals, guidelines and processes of the group’s risk management system are discussed in detail in the risk and opportunity report within the management report. ADVA’s capital management is described in note (35).

The management board establishes principles for overall risk management and decides on the use of derivative financial instruments and the investment of excess liquidity. The compliance department is responsible for group-wide monitoring of observance of the processes and guidelines of the risk management system defined by the ADVA management board.

Foreign currency risks

Risk exposure

ADVA is exposed to foreign currency risks as investments, financing and operations are carried out in several currencies. This results in foreign currency risks from future transactions as well as from recognized assets and liabilities denominated in a currency other than the functional currency of the respective group company. As part of the reporting date analysis of balance sheet exposures and exchange rate sensitivities, the currency pairs USD/ILS, EUR/USD, EUR/CHF and USD/SGD were identified as relevant. The risks from the currency pairs EUR/ILS, and EUR/CNY considered in 2019 are insignificant on the balance sheet date. The relevance of the different currencies can vary depending on the reporting date.

The foreign currency risk of ADVA on the basis of the underlying operating activities at the end of 2020 in the major currencies is as follows:

(in thousands)	USD
Trade accounts receivable	16,174
Trade accounts payable	19,213

There were no receivables from or liabilities to third parties in ILS, CHF and SGD on the reporting date.

At the end of 2019, the foreign currency risk in the major currencies was as follows:

(in thousands)	USD
Trade accounts receivable	8,062
Trade accounts payable	35,110

The group’s risk with regard to other currency fluctuations was insignificant at the reporting date.

Risk management

ADVA’s risk management framework considers operational business risks to the business that affect the income statement. Specific hedging transactions are only concluded if larger non-recurring foreign exchange risks are expected (e.g. due to a planned M&A transaction). Regarding intercompany payments, the treasury department is closely involved in order to optimize the cash flows with regard to currencies and separate hedging considerations. Foreign currency risks from recognized financial assets and liabilities are only considered by ADVA’s risk management in specific cases.

In 2019 and 2020, the group recorded significant external net cash inflows in GBP and significant external net cash outflows in USD. In order to mitigate these material risks from operating activities and as a means to offset cash flow fluctuations, ADVA’s Treasury Department has been hedging some of its net cash flows in USD versus GBP through the use of forward foreign exchange agreements in GBP already in 2019. These transactions became due in the current year and resulted in a net loss of EUR 424 thousand (2019: net gain of EUR 5 thousand).

To hedge exchange rate risks from future cash flows, the group entered into derivatives that will mature in the first quarter of 2021. The fair value of these foreign exchange agreements is recognized in other current assets or other current liabilities. The related fair values amounted to positive EUR 0 thousand and negative EUR 396 thousand, respectively (December 31, 2019: positive EUR 0 thousand and negative EUR 336 thousand). As of December 31, 2020, the nominal value of these derivatives amounted to EUR 13,745 thousand (December 31, 2019: EUR 14,951 thousand). The nominal value is the accounting value from which payments are derived.

Sensitivity analysis

The foreign exchange rate sensitivity of the most relevant currency pairs with respect to balance sheet risks on earnings after tax at the end of the reporting period is illustrated below. The analysis does not consider effects from the translation of the financial statements of the group`s foreign subsidiaries into euro the company’s reporting currency.

If, at the balance sheet date, the relevant exchange rates would have appreciated or depreciated by 10% relative to the base currency in the relevant currency relations (base currency/spot currency), the following impact on earnings after tax from the currency translation of reported primary financial instruments would have to be considered:

(in thousands of EUR)	Dec. 31, 2020
	+10%	-10%
USD/ILS	2,185	-2,671
EUR/USD	389	-476
EUR/CHF	-345	422
EUR/SGD	-290	354

As described in the section on foreign currency risk positions, the relevant currency pairs have changed in 2020 compared to 2019. In the previous year, the following sensitivities were reported for the currency relations relevant in 2019:

(in thousands of EUR)	Dec. 31, 2019
	+10%	-10%
USD/ILS	2,036	-2,489
EUR/USD	-1,483	1,813
EUR/ILS	-387	473
EUR/CNY	-353	432

In addition, the currency pair USD/GBP is relevant for risk management considerations. The currency pairs USD/GBP and USD/EUR are hedged by using forward contracts. If, at the balance sheet date, the spot currency GBP had appreciated or depreciated by 10% against the base currency USD, the following effects would have been recognized in profit or loss:

(in thousands of EUR)	Dec. 31, 2020
	GBP+10%	GBP-10%
USD/GBP	1,001	-820
	EUR+10%	EUR-10%
USD/EUR	-122	-525

The following sensitivities have been reported in 2019:

(in thousands of EUR)	Dec. 31, 2019
	GBP+10%	GBP-10%
USD/GBP	1,142	-934
	EUR+10%	EUR-10%
USD/EUR	-462	444

Interest rate risk

Risk exposure

The interest rate risk is the risk that fair values or future interest payments on existing and future interest-bearing financial instruments will fluctuate due to changes in market interest rates. ADVA increased its cash position from EUR 54,263 thousand in 2019 to EUR 64,881 thousand in 2020. With increasing liquidity, the risk of having to pay negative interest on bank balances also increases.

At year-end 2020, ADVA Optical Networking SE has a variable rate loan of nominal EUR 53,000 thousand as well as another variable-interest bullet loan of EUR 10,000 thousand to finance its investments, which fundamentally results in an interest rate risk. Additionally, there are two outstanding credit lines of EUR 10,000 thousand and EUR 40,000 thousand, respectively, which have not been drawn as of December 31, 2020. The interest on a loan drawn under these credit lines is also dependent on EURIBOR. Further information on existing financial liabilities can be found in note (16).

Risk management

The treasury department regularly analyzes the existing interest rate risk and, in the event of a material risk, makes proposals for the use of appropriate hedging instruments. As part of risk management to limit interest rate risks, derivative financial instruments such as interest rate caps and interest rate swaps can be used. Due to the continued expansive interest rate policy of the European Central Bank, the EURIBOR interest rate is negative at the reporting date. Due to low economic forecasts and low core inflation, ADVA does not expect any significant interest rate spreads change in the euro area and thus rates the interest rate risk as low as at December 31, 2020.

Sensitivity analysis

The interest rate sensitivity of the result after taxes is shown below. As of December 31, 2020, the 3-month EURIBOR was negative. Due to the floor agreed in the loan agreement, a reduction in EURIBOR as of December 31, 2020, would have had no effect on the interest rate. An EURIBOR increase of 0.5% would also have had no effect on the interest expense. (prior year: EUR 54 thousand).

Default risk

Risk exposure

The default risk arising from financial assets involves the risk of the default of a contractual partner and thus includes at maximum the amount of the related recognized carrying amounts. At ADVA default risks arise from cash at banks, contract assets and contractual cash flows from debt instruments that are measured at amortized cost or at fair value through profit or loss, including outstanding trade receivables.

Risk management

All default risks are managed at group level. The default risk is mitigated by various measures, depending on the class of financial assets. In addition, the credit risk from non-derivative financial assets is considered by means of risk provisioning and bad debt allowances.

ADVA enters into transactions with creditworthy banks and financial institutions. To assess the creditworthiness of banks, financial institutions and other financial assets, ADVA uses current credit ratings from rating agencies (S&P, Moody’s or Fitch) as well as current default rates (credit default swaps). Based on the capital market ratings, ADVA divided the banks and other financial assets into three internal rating classes, determining their exposure at default and calculating the expected loss at default as of December 31, 2020, and 2019. Rating class 1 means investment grade assets, rating class means non-investment grade assets and rating class 3 includes assets in default. Due to immateriality, no risk provisions were recognized at the balance sheet date.

The gross carrying amounts (risk positions) by rating class on 31 December, 2020 and 2019 re as follows:

(in thousands of EUR)	Rating class 1	Rating class 2	Rating class 3	Total
Cash and cash equivalents	64,623	258	0	64,881
Other current financial assets	3,726	—	—	3,726
Other non-current financial assets	2,594	—	—	2,594

(in thousands of EUR)	Rating class 1	Rating class 2	Rating class 3	Total
Cash and cash equivalents	54,209	12	42	54,263
Other current financial assets	2,906	—	—	2,906
Other non-current financial assets	3,419	—	—	3,419

ADVA has distributed its investments to more than 10 international credit institutions. As of December 31, 2020, one bank was responsible for approximately 87% of all investments (as of December 31, 2019: for approximately 91%). This results in a risk exposure of EUR 56,558 thousand. (2019: EUR 49,345 thousand).

When concluding contracts with clients, the creditworthiness and credit quality of the client is assessed on the basis of independent ratings (e.g. Duns & Bradstreet), audited financial statements, or historical experience. Depending on the risk assessment, deliveries are made solely only under reasonable payment terms, which may include down payments or advance payments.

ADVA applies the general expected credit loss model for significant financial assets. To measure the expected credit losses on trade receivables carried at amortized cost and contract assets the simplified approach under IFRS 9 is used. Trade receivables are summarized on the basis of common credit risk characteristics and overdue days.

As of December 31, 2020, and 2019, the expected loss ratios are based on historical payment profiles of receivables and the corresponding historical defaults. There are adjusted to reflect up-to-date and forward-looking information on macroeconomic factors (such as geopolitical events, currency fluctuations, inflation, trade conflicts, state subsidies) that may affect clients’ solvency. Contract assets relate to work that has not yet been invoiced, and accordingly have the same risk characteristics as trade receivables of the underlying contracts.

In addition, ADVA applies a specified valuation if certain criteria are met.

Regarding major other financial assets ADVA reviews the risk on a case-by-case basis considering the counterparty-specific credit default swaps or assumptions regarding the expected creditworthiness of the contractual partners.

The following table shows the overdue structure of gross carrying amounts of trade accounts receivable and contract assets by as of December 31, 2020:

(in thousands of EUR)	Not yet due	Overdue up to 90 days	90 - 180 days overdue	180 days to 1 year overdue	credit impaired	Total
Trade accounts receivable (simplified approach)	71,098	10,824	1,231	643	2,797	86,593
Contract assets	442	—	—	—	—	442

As of 31 December 2019, the overdue structure of gross carrying amounts of trade receivables and contract assets were as follows:

(in thousands of EUR)	Not yet due	Overdue up to 90 days	90 - 180 days overdue	180 days to 1 year overdue	credit impaired	Total
Trade accounts receivable	83,346	9,779	744	1,170	2,845	97,884
Contract assets	654	—	—	—	—	654

Due to immateriality, no valuation allowances were recognized relating to contract assets as of December 31, 2020, and 2019. The reconciliation of risk provisions for trade receivables is shown in note (10).

For other financial assets carried at amortized cost with a total carrying amount of EUR 6,320 thousand (prior year: EUR 6,325 thousand), the group analyzes the risk on a case-by-case basis. As of December 31, 2020 and 2019, there were no significant default risks. Therefore, no valuation allowances were recognized.

Liquidity risk

Risk exposure

In general, the inability to meet its financial obligations, such as servicing its debts, composes the liquidity risk of ADVA.

Risk management

Management uses rolling forecasts to monitor the group’s liquidity reserves, consisting of cash and cash equivalents based on expected cash flows and unused credit lines. To manage liquidity, ADVA considers compliance with internally defined operating liquidity at all times.

The group’s liquidity management policies include the forecast of cash flows in the major currencies and the assessment of required cash in these currencies, the monitoring of balance sheet liquidity ratios and the management of debt financing plans. In general, ADVA pursues a conservative and risk-avoiding strategy.

Financing agreements

The loan agreements contain restrictions and covenants that restrict the financial and operating scope of ADVA. A breach of these agreements would result in a compulsory early repayment of the loans. The company estimates this risk as low as at the reporting date and the prior year-end, as all agreements have been complied in the reporting period.

At the end of the reporting period, ADVA had financing agreements with various banks. This includes a syndicated loan of a nominal amount of EUR 53,000 thousand with maturity in September 2023 and a bilateral bullet term loan of EUR 10,000 thousand due in September 2022. In addition, the syndicated loan has two undrawn revolving credit facilities over EUR 10,000 thousand and EUR 40,000 thousand, respectively. See also note (16) on liabilities to banks.

Maturities of financial liabilities

The table below analyzes the group’s undiscounted cash outflows for non-derivative financial liabilities according to their maturity based on the remaining time at the balance sheet date to the contractual maturity date:

	Note		Future cash flows
		Carrying value	≤ 12 months		13 – 36 months		> 36 months
(in thousands of EUR, on Dec. 31, 2020)			Redemption	Interest	Redemption	Interest	Redemption	Interest
Lease liabilities	(15)	27,805	5,807	794	10,215	1,143	11,783	1,107
Liabilities to banks	(16)	62,621	15,492	785	47,129	759	—	—
Trade accounts payable	(17)	44,151	44,151	—	—	—	—	—
Other financial liabilities	(17)	23,625	22,176	—	1,449	—	—	—

		158,202	87,626	1,579	58,793	1,902	11,783	1,107

	Note		Future cash flows
		Carrying value	≤ 12 months		13 – 36 months		> 36 months
(in thousands of EUR, on Dec. 31, 2019)			Redemption	Interest	Redemption	Interest	Redemption	Interest
Lease liabilities	(15)	34,430	6,082	1,058	16,772	2,033	11,576	1,074
Liabilities to banks	(16)	80,979	19,221	1,038	40,019	1,379	21,739	215
Trade accounts payable	(17)	73,398	73,398	—	—	—	—	—
Other financial liabilities	(17)	21,468	20,963	—	447	—	58	—

		210,275	119,664	2,096	57,238	3,412	33,373	1,289

(35)	Capital management

Risk management

ADVA’s capital management aims to ensure the continued existence of the company and optimization of its capital structure to reduce its cost of capital.

The group defines capital as the sum of equity and financial liabilities. On December 31, 2020, financial debt amounted to EUR 90,426 thousand (prior year: EUR 115,412 thousand). Equity on December 31, 2020, amounted to EUR 263,218 thousand or 52.6% of the balance sheet total (previous year: EUR 255,792 thousand or 47.7% of the balance sheet total). For liabilities to banks of EUR 62,621 thousand as of December 31, 2020 (previous year: EUR 80,979 thousand), the term usually exceeds the life of the assets financed. ADVA aims for an equity ratio of at least 30% and a ratio of gross debt to EBITDA of a maximum of 2.5x. Both financial ratios were met in the past financial year.

Financial covenants

The loan agreements include compliance with certain financial covenants that should be guaranteed at all time within the scope of capital management. As of December 31, 2020, ADVA needs to comply with a gross leverage (proportion of gross debt to EBITDA for the last 12 months). A breach of the commitment clauses may lead to early repayment of the borrowed funds. ADVA minimizes risk through ongoing monitoring of financial metrics.

Within the scope of capital management, ADVA seeks to minimize interest expenses, provided that the availability of funds is not jeopardized. Excess funds are usually used to pay off debt. For USD bank accounts, a so-called cash pooling is implemented. Under this agreement, the funds will be transferred daily to a collective account. The interest is calculated on the basis of the combined balances.

(36)	Other financial obligations and financial commitments

On December 31, 2020, the group had purchase commitments totaling EUR 57,128 thousand (on December 31, 2019: EUR 45,473 thousand) in respect to suppliers.

Group entities have issued guarantees in favor of customers. On December 31, 2020, performance bonds with a maximum guaranteed amount of EUR 414 thousand were issued (on December 31, 2019: EUR 2,422 thousand). At year-end 2020, ADVA does not expect claims from these guarantees.

With respect to various financing agreements there are certain guarantee obligations from ADVA North America Inc. and ADVA Ltd. to ADVA Optical Networking SE.

Lease commitments (prior to IFRS 16)

In 2018, the group had non-cancellable operating leases, primarily for buildings and cars. There were no sub-lease agreements.

The future minimum lease payments due on operating leases were as follows:

(in thousands of EUR)	Dec. 31, 2018
Up to one year	6,671
One to five years	14,959
More than five years	6,487

28,117

Lease payments for buildings including parking spaces amounted to EUR 5,994 thousand in 2018. Lease payments for cars consisting of monthly installments plus servicing charges and road tax totaled EUR 1,628 thousand in 2018.

(37)	Contingent liabilities

In the normal course of business, claims may be asserted, or lawsuits filed against the company and its subsidiaries from time to time. On December 31, 2020, ADVA does not expect potential titles or litigations in detail or in total that will have a material impact on its financial position or operating performance.

(38)	Stock option programs

To date, the company has issued stock options for employees (Plan XIV) and for management board (Plan XIVa and Plan XVIa). The new Plan XVIa results from a decision of the Supervisory Board of ADVA SE on February 18, 2020. Generally, Plan XIV and Plan XVIa are still available for issuance of share-based compensation instruments.

All contracts stipulate a general four-year vesting period and a total contractual life of seven years for the respective rights issue. The rights may only be exercised if the volume weighted average of the company share closing prices on the ten stock exchange trading days before the first day of each exercise period in which the option is exercised is at least 120% of the purchase price. In addition, options issued to the management board from Plan XIVa and from the new Plan XVIa introduced in 2020 include a profit limitation.

All option rights are non-transferable. They may only be exercised as long as the entitled person is employed on a permanent contract by the company or by a company in which ADVA Optical Networking SE has direct or indirect interest. Option rights issued to apprentices may only be exercised if the apprentices are hired by the company or by an affiliated company on a permanent contract. All option rights expire upon termination of the employment contract. In the event that the person entitled dies, becomes unable to work or retires, special provisions come into force.

The group of people to whom option rights can be issued is defined separately for each stock option program. According to the resolution on May 13, 2020, 35.0% of option rights – in total 1,756,369 options rights – authorized pursuant to Plan XIV and Plan XIVa could be issued to members of the management board, 5.0% – in total 250,910 options rights – to the management of affiliated companies, 22.5% – in total 1,129,094 options rights – to company employees, and 37.5% – in total 1,881,823 options rights – to employees of affiliated companies. The management board specifies the exact group of people entitled to exercise rights and the scope of each offer. Options rights awarded to the management board are approved by supervisory board.

Subject to the conditions under which option rights are issued, each option right entitles the individual to purchase one common share in the company. The conditions of issue specify the term, the exercise price (strike price), any qualifying periods and the defined exercise periods.

Exercise periods are regularly linked to key business events in the company’s calendar and each have a defined term. Certain other business events can lead to blocking periods, during which option rights cannot be exercised. Insofar as regular exercise periods overlap with such blocking periods, the exercise deadline shall be extended by the corresponding number of exercise days immediately after the end of such a blocking period. Option rights may be exercised only on days on which commercial banks are open in Frankfurt am Main, Germany.

The new Plan XVIa for the management board introduced in 2020 considers an automated exercise process. Furthermore, the new Plan XVIa includes an automatic sale of the shares received via the stock exchange (“exersale”) immediately after the automated exercise process. Due to the automatic sale under Plan XVIa, it is classified as a cash-settled share-based payment plan. The process of automated exercise of the option rights includes an immediate sale of the shares received via the stock exchange (“exersale”). The automated exercise and the immediate sale take place after the expiration of the general vesting period of 4 years in eight regularly equal tranches, distributed over eight consecutive exercise windows on days determined or determinable in advance. The specific waiting period depends on the respective tranche. In the event that stock options cannot be exercised during the exercise window, the exersales are postponed to the respective subsequent exercise window. If they cannot be exercised within the term of the agreement, the options forfeit at the end of the last available exercise window. The purpose of the automated exercise and sale process is to simplify the disposal of exercised options and reduce administrative expenses due to insider trading rules.

With the introduction of the new Plan XVIa, the supervisory board also decided to amend Plan XIVa and include the automated exercise process. Independent from the plan amendment of the equity-settled share-based payment plan, the management board gave a revocable ermission to an immediate sale of their exercised options on a voluntary basis. The amendment became effective on July 1, 2020, for all outstanding options and resulted in modification of the actual vesting period for stock options already issued before 2020. The modification resulted in a revaluation of these expenses. If the newly determined fair values per tranche exceed the fair value at the modification date, the additional fair value is accrued over the remaining vesting period (see IFRS 2.27).

The fair value of stock options was valued using a Monte Carlo simulation. For the calculation of the fair value of options, ADVA assumed that no dividends will be paid to stockholders.

The following computation parameters apply for option rights issued in 2020:

	Plan XIV	Plan XVIa
Weighted average share price (in EUR)	5.73	5.52
Weighted average strike price (in EUR)	5.91	5.76
Weighted expected volatility (in % per year)	47.88%	46.99%
Term (in years)	7	7
Weighted risk-free interest rate (in % per year)	-0.72%	-0.74%

The volatility is specified as fluctuation of the share price compared to the average share price of the period. In each case, expected volatility is calculated based on historic share prices (historic volatility). The risk-free interest rate is based on information on risk-free investments with corresponding terms.

The tables below present changes in the number of option rights outstanding.

Stock option program 2011 (Plan XIV)

	Number of options	Weighted average strike price (in EUR)
Options outstanding on Jan. 1, 2019	2,165,212	6.91
Granted options	436,000	7.07
Exercised options	-151,011	4.98
Forfeited options	-212,300	7.41
Expired options	-3,001	5.05

Options outstanding on Dec. 31, 2019	2,234,900	7.03
Granted options	107,500	5.91
Exercised options	-49,726	3.78
Forfeited options	-143,100	7.49
Expired options	-3,674	3.90

Options outstanding on Dec. 31, 2020	2,145,900	7.02
Of which exercisable	650,400	8.58

The weighted average remaining contractual life for option rights outstanding on December 31, 2020, is 4.06 years (December 31, 2019: 4.82 years). The strike price for these options is between EUR 2.87 and EUR 10.16 (2019: between EUR 2.87 and EUR 10.16).

Stock options exercised in 2020 had an average share price of EUR 7.14 on the exercise date.

The average fair value of option rights granted in 2020 is EUR 2.37 (December 31, 2019: EUR 3.14).

Stock option program 2011 for the management board (Plan XIVa)

	Number of options	Weighted average strike price (in EUR)
Options outstanding on Jan. 1, 2019	1,166,667	6.20
Granted options	—	—
Exercised options	-100,000	5.05
Forfeited options	—	—
Expired options	—	—

Options outstanding on Dec. 31, 2019	1,066,667	6.31
Granted options	—	—
Exercised options	-265,000	4.09
Forfeited options	—	—
Expired options	—	—

Options outstanding on Dec. 31, 2020	801,667	7.04
Of which exercisable	476,667	8.14

The weighted average remaining contractual life for option rights outstanding on December 31, 2020, is 3.10 years (December 31, 2019: 3.46 years). The strike price for these options is between EUR 4.98 and EUR 8.70 (2019: between EUR 3.19 and EUR 8.70).

Stock options exercised in 2020 had an average share price of EUR 6.68 on the exercise date.

The revaluation due to the modification of the plan as of July 1, 2020, resulted in an additional weighted average fair value of the affected stock options of EUR 0.17 (incremental fair value).

Cash-settled stock option program 2020 for the management board (Plan XVIa)

	Number of options	Weighted average strike price (in EUR)
Options outstanding on Dec. 31, 2019	—	—
Granted options	100,000	5.76
Exercised options	—	—
Forfeited options	—	—
Expired options	—	—

Options outstanding on Dec. 31, 2020	100,000	5.76
Of which exercisable	—	—

The weighted average remaining contractual life for option rights outstanding on December 31, 2020, is 6.47 years. The strike price for these options is at EUR 5.76.

The average fair value of option rights granted in 2020 is EUR 2.82.

Compensation expenses arising from share-based compensation programs included in operating income were as follows:

(in thousands of EUR)	2020	2019	2018
Plan XIV	878	1,023	945
Plan XIVa	276	467	493
thereof expense from modification	16	—	—
Plan XV	—	—	-25
Plan XVIa	35	—	—

	1,189	1,490	1,413

(39)	Related party transactions

There are no related parties within the meaning of IAS 24. Key management personnel compensation is disclosed in Note(40).

(40)	Governing boards and compensation

Management board

	Resident in	External mandates
Brian Protiva Chief executive officer	Berg, Germany	Member of the board of directors of AMS Technologies AG, Martinsried, Germany

Christoph Glingener Chief technology officer & chief operating officer	Jade, Germany	Member of the board of trustees of Fraunhofer Heinrich-Hertz-Institute, Berlin, Germany

Ulrich Dopfer Chief financial officer	Alpharetta, Georgia, USA	—

Scott St. John Chief marketing & sales officer	Raleigh, North Carolina, USA	—

Supervisory board

	Resident in	Occupation	External mandates
Nikos Theodosopoulos Chairman	Manhasset, New York, USA	Founder and managing member, NT Advisors LLC, Manhasset, New York, USA

Member of the board of directors of Arista Networks, Inc., Santa Clara, CA, USA

Member of the advisory board of Columbia Engineering Entrepreneurship, New York, NY, USA

Member of the board of directors of Harmonic, Inc., San Jose, CA, USA

Board member of Driving Management Systems, Inc., Colorado Springs, CO, USA

Johanna Hey Vice chairwoman	Cologne, Germany	Professor for tax law, University of Cologne, Cologne, Germany

Director of the Institut Finanzen und Steuern e.V., Berlin, Germany

Member of the supervisory board of Gothaer Versicherungsbank VVaG, Cologne, Germany

Member of the supervisory board of Gothaer Finanzholding AG, Cologne, Germany

Member of the supervisory board of Cologne Executive School GmbH, Cologne, Germany

Member of the supervisory board of Flossbach von Storch AG, Cologne, Germany

Michael Aquino	Peachtree City, Georgia, USA	Consultant	—

Compensation of the management board

The total management board compensation according to section 314 paragraph 1 no. 6a HGB was EUR 2,224 thousand in 2020, EUR 1,695 thousand in 2019 and EUR 2,099 thousand in 2018, respectively.

The fixed compensation amounting to EUR 1,057 thousand (2019: EUR 1,065 thousand and 2018: EUR 1,077 thousand) includes non-performance-based considerations and fringe benefits (company car allowances). The variable compensation considers components related to short-term performance goals that are reported as current liabilities on December 31, 2020, amounting to EUR 1,029 thousand (2019: EUR 630 thousand and 2018: EUR 655 thousand) as well as components based on long-term performance goals (in 2020: EUR 138 thousand; 2019 and 2018: none).

The total management board compensation according to IFRS amounts to EUR 2,684 thousand (2019: EUR 2,179 thousand and 2018: EUR 2,242 thousand) and includes current considerations (fixed compensation, fringe benefits and current variable compensation) totaling EUR 2,103 thousand (2019: EUR 1,712 thousand and 2018: EUR 1,749 thousand) as well as long-term incentive components amounting to EUR 580 thousand (2019: EUR 467 thousand and 2018: EUR 493 thousand) which relate to remuneration components in connection with stock options and long term bonus.

The long-term variable compensation amounting to EUR 808 thousand in total (prior years: nil) focusses on the sustainable development of the company and will be paid to the members of the management board after three years, provided that a year-by-year increased minimum group pro forma operating income is met for each of the three years.

In 2020, 2019 and 2018, no loans were granted to the members of the management board. As of December 31, 2020, there was a receivable from one member of the management board in the amount of EUR 6 thousand (previous year: none). There were no receivables from the other members of the management board in the three reporting periods.

On December 31, 2020, the members of the management board held 401,530 shares (December 31, 2019: 401,530 shares) and 901,667 stock options (December 31, 2019: 1,066,667 stock options).

On December 31, 2020, and 2019, the options to members of the management board were granted out of Plan XIVa and Plan XVIa. The grants to two members of the management board under Plan XVIa in the financial year 2020 are accounted for as cash-settled share-based payments. A provision of EUR 35 thousand was recognized. The option rights authorize the management board to purchase the said number of common shares in the company once the qualifying period has elapsed. Both plans include a profit limit of EUR 20.00 per option.

The strike price for these option rights is

•	EUR 5.15 for 75,000 options granted on May 15, 2015,

•	EUR 8.70 for 401,667 options granted on May 15, 2016,

•	EUR 4.98 for 150,000 options granted on November 15, 2017,

•	EUR 5.79 for 175,000 options granted on May 15, 2018, and

•	EUR 5.76 for 100,000 options granted on May 15, 2020, respectively.

The management board received cash inflows of EUR 687 thousand from the exercise of stock options in 2020 (2019: EUR 118 thousand and 2018: EUR 9 thousand).

Compensation of the supervisory board

The fixed compensation to be paid to the supervisory board for 2020, 2019 and 2018 totaled EUR 235 thousand, respectively.

The compensation for the supervisory board of ADVA Optical Networking SE is paid out in quarterly installments. The fixed compensation for Q4 2020 amounting to EUR 59 thousand was paid out in January 2021. In the consolidated financial statements, this amount is recognized in other current liabilities.

On December 31, 2020, no shares or stock options were held by members of the supervisory board (December 31, 2019, and 2018: none).

(41)	Events after the balance sheet date

ADVA is currently negotiating a corporate transaction.

US loss corporations that experience a change in ownership as a part of a transaction may have a limitation placed on the go-forward use of tax attributes (e.g., net operating losses, capital losses, tax credits, excess interest deduction carryforwards, etc.). Further analysis is required to determine if an (indirect) ownership change with regard to shares in ADVA Optical Networking North Amerika Inc. may occur as part of the proposed transaction.

Potential other impacts on the net assets, financial position and financial performance of the group are still under review.

26.	RECENT DEVELOPMENTS

26.1	Formation of Certain Companies in Preparation of the Business Combination

On August 10, 2021, ADTRAN formed Acorn HoldCo under the laws of Delaware, United States as its wholly-owned subsidiary. Immediately following its formation, Acorn HoldCo formed Merger Sub, a Delaware corporation, as a wholly-owned subsidiary on August 10, 2021. Upon effectiveness of the Merger, Merger Sub will merge with and into ADTRAN, with ADTRAN surviving the Merger as a direct wholly-owned subsidiary of Acorn HoldCo. Following the consummation of the Business Combination, Acorn HoldCo will change its legal name to ADTRAN Holdings, Inc.

As of the date of the publication of the Offer Document, neither Acorn HoldCo nor Merger Sub has conducted any material activities other than those incidental to their formation and the matters contemplated by the Business Combination Agreement. Therefore, there have been no other significant changes in the financial condition, results of operations or general course of business of Acorn HoldCo and Merger Sub since the date of their incorporation.

26.2	Business Combination Agreement

On August 30, 2021, Acorn HoldCo, ADTRAN, Merger Sub and ADVA entered into the Business Combination Agreement, pursuant to which ADTRAN and ADVA have agreed to combine their businesses under Acorn HoldCo. The effect of the Business Combination will be that ADTRAN will become a direct wholly-owned subsidiary of Acorn HoldCo through the merger of Merger Sub, with and into ADTRAN, and ADVA will become a direct subsidiary of Acorn HoldCo through the Offer contemplated by this Exemption Document. Immediately after the signing of the Business Combination Agreement, Acorn HoldCo published in Germany its decision regarding the launch of the Offer, ADTRAN published the offer announcement in the U.S. on a press release, which was attached as an exhibit to ADTRAN’s Form 8-K filed with the SEC on August 30, 2021, ADVA published an ad hoc announcement pursuant to Article 17 para. 1 of the Regulation (EU) 596/2014 and ADVA, Acorn HoldCo and ADTRAN published a joint press release in respect of the transaction.

26.3	Recent Developments Relating to ADTRAN

Since September 30, 2021 until the date of the publication of the Offer Document, no material changes of the financial condition and results of operations of the ADTRAN Group have occurred.

For a description of developments during the nine-month period ended September 30, 2021, see section “13 Management’s Discussion and Analysis of FInancial Condition and Results of Operations of ADTRAN”.

26.4	Recent Developments Relating to ADVA

Other than changes described above, there have been no significant changes having an impact on the operations and principal activities of ADVA since December 31, 2020.

Other than the publication of the interim statements as of September 30, 2021, there have been no significant changes in the financial position of ADVA since June 30, 2021 until the date of the publication of the Offer Document.

O-1

Annex 4

ADTRAN Trading Data

Company Name: ADTRAN, Inc.

Period: 30 May 2021 – 9 November 2021

Outstanding shares as of 31 October 2021: 48,679,989

Trading Data (USD)			Trading Data (EUR)
Date	Daily Share Price (in USD)[1]	Volume[2]	Number of Trades[3]	EUR / USD exchange ratio[4]	Daily Share Price (in EUR)	Daily Value Traded (in EUR)[5]
30 May 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
31 May 2021[6]	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
1 Jun 2021	20.09	194,654	2,534	0,817x	16.41	3,192,060.00
2 Jun 2021	20.08	111,501	2,101	0,819x	16.45	1,831,639.00
3 Jun 2021	20.12	215,417	2,685	0,824x	16.58	3,577,546.00
4 Jun 2021	20.52	206,308	2,568	0,822x	16.87	3,461,139.00
5 Jun 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
6 Jun 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
7 Jun 2021	21.44	282,823	3,575	0,821x	17.59	4,910,536.00
8 Jun 2021	21.20	506,178	7,666	0,821x	17.40	8,969,379.00
9 Jun 2021	20.89	208,409	2,167	0,821x	17.14	3,577,338.00
10 Jun 2021	20.93	136,215	2,067	0,822x	17.20	2,330,934.00
11 Jun 2021	21.35	76,212	1,363	0,826x	17.63	1,338,027.00
12 Jun 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
13 Jun 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
14 Jun 2021	21.59	230,827	3,477	0,825x	17.81	4,101,969.00
15 Jun 2021	21.43	227,010	2,904	0,825x	17.67	4,026,952.00
16 Jun 2021	21.34	202,168	2,653	0,825x	17.61	3,551,059.00
17 Jun 2021	20.90	159,569	2,741	0,837x	17.50	2,809,008.00
18 Jun 2021	20.05	507,758	3,454	0,843x	16.91	8,613,154.00
19 Jun 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
20 Jun 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
21 Jun 2021	20.50	162,698	2,339	0,840x	17.21	2,793,056.00
22 Jun 2021	20.94	153,787	3,402	0,840x	17.60	2,671,243.00
23 Jun 2021	20.71	128,958	2,017	0,837x	17.33	2,244,928.00
24 Jun 2021	21.04	87,197	1,419	0,838x	17.64	1,529,140.00
25 Jun 2021	21.22	631,877	3,065	0,837x	17.76	11,255,060.00
26 Jun 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
27 Jun 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
28 Jun 2021	21.63	348,818	4,052	0,838x	18.14	6,302,878.00
29 Jun 2021	20.67	182,452	2,788	0,840x	17.36	3,196,539.00
30 Jun 2021	20.65	174,861	2,438	0,843x	17.41	3,033,573.00

[1]	Source: FactSet.
[2]	Source: Bloomberg.
[3]	Source: FactSet.
[4]	Source: Bloomberg.
[5]

Source: Bloomberg. The figures for daily trading value are provided by Bloomberg as full EUR amounts rounded in accordance with standard commercial practice. There is no indication of decimal places there.

[6]	31 May 2021 was a public holiday in the U.S.A. (no trading activity).

Trading Data (USD)			Trading Data (EUR)
Date	Daily Share Price (in USD)[1]	Volume[2]	Number of Trades[3]	EUR / USD exchange ratio[4]	Daily Share Price (in EUR)	Daily Value Traded (in EUR)[5]
1 Jul 2021	20.71	115,353	3,365	0,843x	17.45	2,009,746.00
2 Jul 2021	20.32	129,749	2,112	0,844x	17.16	2,236,028.00
3 Jul 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
4 Jul 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
5 Jul 2021[7]	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
6 Jul 2021	20.11	350,347	4,035	0,845x	17.00	5,943,570.00
7 Jul 2021	19.42	270,035	3,043	0,847x	16.46	4,478,914.00
8 Jul 2021	19.18	190,327	2,694	0,844x	16.18	3,056,841.00
9 Jul 2021	19.70	114,901	1,649	0,843x	16.60	1,901,200.00
10 Jul 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
11 Jul 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
12 Jul 2021	19.48	129,507	1,677	0,843x	16.41	2,129,757.00
13 Jul 2021	19.21	185,538	2,484	0,846x	16.25	3,016,770.00
14 Jul 2021	19.67	371,948	3,658	0,846x	16.64	6,199,319.00
15 Jul 2021	19.15	145,862	1,914	0,846x	16.20	2,367,257.00
16 Jul 2021	18.46	151,770	1,754	0,847x	15.63	2,399,341.00
17 Jul 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
18 Jul 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
19 Jul 2021	19.19	479,801	5,221	0,847x	16.26	7,661,359.00
20 Jul 2021	20.43	517,430	6,499	0,850x	17.37	8,896,969.00
21 Jul 2021	21.43	386,071	4,328	0,848x	18.18	6,922,493.00
22 Jul 2021	21.29	438,347	5,056	0,848x	18.05	7,873,582.00
23 Jul 2021	22.15	305,092	4,111	0,850x	18.83	5,680,998.00
24 Jul 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
25 Jul 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
26 Jul 2021	22.76	484,495	5,059	0,847x	19.28	9,311,886.00
27 Jul 2021	22.31	576,315	5,512	0,846x	18.87	10,928,510.00
28 Jul 2021	22.05	327,409	4,304	0,847x	18.69	6,104,086.00
29 Jul 2021	22.60	200,253	2,973	0,841x	19.02	3,801,207.00
30 Jul 2021	22.41	291,205	2,656	0,843x	18.90	5,500,415.00
31 Jul 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
1 Aug 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
2 Aug 2021	21.71	313,269	4,756	0,842x	18.27	5,793,351.00
3 Aug 2021	22.13	419,366	4,382	0,843x	18.66	7,735,95.00
4 Aug 2021	21.99	344,959	4,496	0,844x	18.56	6,457,130.00
5 Aug 2021	21.70	559,943	6,511	0,845x	18.33	10,085,830.00
6 Aug 2021	23.53	579,516	7,210	0,850x	20.01	11,474,580.00
7 Aug 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
8 Aug 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
9 Aug 2021	23.61	465,550	5,378	0,851x	20.10	9,451,967.00
10 Aug 2021	23.47	233,594	3,391	0,853x	20.03	4,671,710.00
11 Aug 2021	23.35	237,370	3,575	0,852x	19.89	4,698,511.00
12 Aug 2021	23.44	252,608	3,051	0,853x	19.98	5,002,341.00
13 Aug 2021	23.41	221,661	3,036	0,848x	19.85	4,371,960.00
14 Aug 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
15 Aug 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
16 Aug 2021	23.80	275,106	4,636	0,848x	20.19	5,522,800.00

[7]	5 July 2021 was a public holiday in the U.S.A. (no trading activity).

Trading Data (USD)			Trading Data (EUR)
Date	Daily Share Price (in USD)[1]	Volume[2]	Number of Trades[3]	EUR / USD exchange ratio[4]	Daily Share Price (in EUR)	Daily Value Traded (in EUR)[5]
17 Aug 2021	23.19	215,484	2,796	0,853x	19.79	4,275,846.00
18 Aug 2021	23.03	220,014	2,928	0,854x	19.66	4,341,654.00
19 Aug 2021	22.88	323,021	4,623	0,856x	19.58	6,320,832.00
20 Aug 2021	22.80	252,758	3,236	0,856x	19.52	4,916,215.00
21 Aug 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
22 Aug 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
23 Aug 2021	23.48	309,278	3,997	0,852x	20.00	6,194,015.00
24 Aug 2021	23.51	215,640	2,838	0,850x	19.99	4,319,046.00
25 Aug 2021	23.57	234,494	2,222	0,851x	20.06	4,713,520.00
26 Aug 2021	23.75	207,237	2,879	0,851x	20.21	4,185,188.00
27 Aug 2021	24.57	340,224	3,941	0,848x	20.85	7,057,966.00
28 Aug 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
29 Aug 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
30 Aug 2021	20.51	2,670,836	21,892	0,848x	17.38	47,638,520.00
31 Aug 2021	20.66	1,559,225	16,802	0,847x	17.50	27,675,480.00
1 Sep 2021	20.71	786,410	9,436	0,844x	17.47	13,805,220.00
2 Sep 2021	20.72	611,585	6,566	0,843x	17.46	10,621,200.00
3 Sep 2021	20.55	312,597	3,817	0,842x	17.30	5,404,986.00
4 Sep 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
5 Sep 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
6 Sep 2021[8]	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
7 Sep 2021	20.08	327,911	4,559	0,844x	16.95	5,586,557.00
8 Sep 2021	20.00	364,415	4,542	0,847x	16.93	6,145,645.00
9 Sep 2021	20.14	265,905	3,528	0,846x	17.04	4,529,146.00
10 Sep 2021	19.60	220,895	3,572	0,845x	16.56	3,696,231.00
11 Sep 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
12 Sep 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
13 Sep 2021	19.72	242,044	4,338	0,847x	16.70	4,026,142.00
14 Sep 2021	19.35	404,184	4,142	0,846x	16.37	6,618,589.00
15 Sep 2021	19.53	324,612	4,360	0,846x	16.52	5,302,923.00
16 Sep 2021	19.44	201,411	3,428	0,850x	16.53	3,320,001.00
17 Sep 2021	19.05	950,817	4,391	0,852x	16.23	15,457,573.00
18 Sep 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
19 Sep 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
20 Sep 2021	18.94	360,563	4,505	0,853x	16.15	5,776,290.00
21 Sep 2021	18.67	264,838	3,089	0,853x	15.92	4,236,566.00
22 Sep 2021	19.02	198,388	3,625	0,852x	16.21	3,223,576.00
23 Sep 2021	19.52	207,375	3,812	0,851x	16.61	3,441,222.00
24 Sep 2021	19.54	266,641	3,788	0,854x	16.68	4,433,586.00
25 Sep 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
26 Sep 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
27 Sep 2021	19.61	274,375	3,364	0,855x	16.76	4,607,618.00
28 Sep 2021	18.55	492,167	6,251	0,857x	15.89	7,913,856.00
29 Sep 2021	18.42	487,644	5,310	0,861x	15.86	7,758,529.00
30 Sep 2021	18.76	359,788	4,677	0,863x	16.19	5,782,422.00
1 Oct 2021	18.81	293,306	4,253	0,862x	16.22	4,753,736.00
2 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.

[8]	6 September 2021 was a public holiday in the U.S.A. (no trading activity).

Trading Data (USD)			Trading Data (EUR)
Date	Daily Share Price (in USD)[1]	Volume[2]	Number of Trades[3]	EUR / USD exchange ratio[4]	Daily Share Price (in EUR)	Daily Value Traded (in EUR)[5]
3 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
4 Oct 2021	18.59	191,226	2,736	0,860x	15.99	3,056,347.00
5 Oct 2021	18.69	192,175	2,619	0,863x	16.12	3,111,506.00
6 Oct 2021	18.70	199,770	3,870	0,866x	16.20	3,219,490.00
7 Oct 2021	19.02	347,337	3,766	0,865x	16.45	5,715,397.00
8 Oct 2021	18.95	167,684	2,329	0,864x	16.37	2,752,413.00
9 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
10 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
11 Oct 2021	18.69	150,216	2,065	0,864x	16.15	2,440,661.00
12 Oct 2021	18.83	285,490	3,303	0,866x	16.30	4,671,791.00
13 Oct 2021	18.77	156,918	2,283	0,864x	16.22	2,546,987.00
14 Oct 2021	19.10	265,560	3,823	0,863x	16.48	4,363,312.00
15 Oct 2021	18.19	434,828	4,758	0,862x	15.67	6,946,031.00
16 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
17 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
18 Oct 2021	18.19	476,369	5,394	0,862x	15.68	7,475,974.00
19 Oct 2021	17.50	376,509	5,219	0,859x	15.03	5,690,214.00
20 Oct 2021	17.86	263,851	3,996	0,859x	15.33	4,052,805.00
21 Oct 2021	18.05	232,973	3,361	0,859x	15.50	3,598,384.00
22 Oct 2021	17.79	263,349	4,386	0,859x	15.27	4,017,368.00
23 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
24 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
25 Oct 2021	17.59	532,586	5,890	0,861x	15.15	8,136,475.00
26 Oct 2021	17.58	520,556	7,373	0,863x	15.16	7,953,854.00
27 Oct 2021	18.00	280,612	4,223	0,862x	15.52	4,336,464.00
28 Oct 2021	18.21	151,532	3,129	0,856x	15.60	2,361,588.00
29 Oct 2021	18.48	317,877	4,272	0,864x	15.97	5,079,640.00
30 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
31 Oct 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
1 Nov 2021	19.06	278,418	5,633	0,863x	16.44	4,565,868.00
2 Nov 2021	19.26	474,440	6,562	0,864x	16.63	7,952,233.00
3 Nov 2021	20.27	413,870	6,221	0,863x	17.50	7,159,006.00
4 Nov 2021	20.64	489,356	5,351	0,866x	17.88	8,768,676.00
5 Nov 2021	20.69	377,043	5,141	0,865x	17.91	6,792,008.00
6 Nov 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
7 Nov 2021	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.
8 Nov 2021	20.75	223,255	3,699	0,863x	17.90	4,018,359.00
9 Nov 2021	20.91	270,530	4,489	0,863x	18.05	4,883,104.00
AVERAGE		335,972	4,135			5,848,679.00